Exhibit 15.2

BT Group plc

Annual Report

& Form 20-F

2017

Welcome to BT Group plc’s Annual Report and Form-20F for 2017

Where to find more information

www.btplc.com	www.bt.com/annualreport

Delivering our Purpose Report We’re using the power of communications to make a better world. That’s our purpose. Read our annual update. www.btplc.com/purposefulbusiness

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Contents

This is the BT Annual Report for the year ended 31 March 2017. It complies with UK regulations and comprises part of the Annual Report and Form 20-F for the US Securities and Exchange Commission to meet US regulations.

This is the third year that we’ve applied an Integrated Reporting (IR) approach to how we structure and present our Annual Report.

IR is an initiative led by the International Integrated Reporting Council (IIRC). Its principles and aims are consistent with UK regulatory developments in financial and corporate reporting. We’ve reflected guiding principles and content elements from the IIRC’s IR Framework in preparing our Annual Report. This is most obvious in the representation of our business model. This year, we’ve focused on the resources and relationships that set us apart and the outcomes we generate for our stakeholders. Icons provide a mapping to the IIRC’s ‘capitals’.

Throughout the

report look out

for these.

Reference to other

pages within the report

Reference to further

reading online

Critical accounting

estimates and key

judgements

Please see the cautionary statement regarding

forward-looking statements on page 260.

Pages 2 to 102 form the Strategic Report. It includes

Our strategy, Our business model, Our risks, Our lines of business and the Group performance section. The Governance section on pages 103 to 152 forms the Report of the Directors.

Annual Report 2017	BT Group plc	1

The strategic report

“This has been a challenging year for BT. We’ve faced headwinds in the UK public sector and international corporate markets and must learn from what we found in our Italian business. Openreach also received a fine from Ofcom after an investigation into historical Deemed Consent practices revealed it fell short of the high standards we expect. We take these issues extremely seriously and are putting in place new measures, controls and people to prevent them happening again. Learning from the challenges of this year will make BT a stronger company for the future.

 However, we’ve also made good progress in a number of areas. Our integration of EE is going well, our UK consumer, SME and corporate businesses are performing strongly, and we’ve made significant progress in improving customer experience across the group. Our agreement with Ofcom on Openreach governance brings to an end a period of uncertainty. And securing exclusive rights to top-flight European football until 2021 puts our consumer businesses in a strong position.

 BT is well positioned for the future, and we’ll continue to seek business cases to invest more in the UK’s digital infrastructure.”

This Strategic Report was approved by the Board on 11 May 2017
/s/ Gavin Patterson Gavin Patterson Chief Executive	By order of the Board Dan Fitz Group General Counsel & Company Secretary 11 May 2017

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Review of the year

We announced that Jan du Plessis will join our Board on 1 June 2017 and become chairman of BT Group with effect from 1 November 2017. PG106 to read more about our Board

Strategic progress

–  Focused on improving customer experience across the group.

–  EE integration is going well, we’re ahead of target on first-year cost synergies.

–  Restructuring announced, accelerating our cost transformation.

–  Continued investment for growth and aspiration to become the UK’s digital champion.

PG16 to read more about our strategy

Openreach

–  Enduring and comprehensive agreement reached with Ofcom on future Openreach governance.

–  Openreach board created with Mike McTighe appointed as Openreach chairman.

–  Ofcom’s investigation into the historical use of Deemed Consent by Openreach resulted in a £42m fine and c£300m of compensation payments that will be paid in 2017/18.

  PG83 to read more about Openreach

Annual Report 2017	BT Group plc	3

Review of the year continued

Our investigation into our Italian business £268m prior years’ adjustments £260m specific item charge

Adjustments relating to the investigation of our Italian business amount to £268m for errors in prior years, for which we’ve revised prior periods, and a specific item charge of £245m for changes in accounting estimates and investigation costs of £15m.

To respond, our actions have included:

–   detailed balance sheet reviews in seven selected country operations in Global Services. Issue isolated to Italy;

–   appointed a new CEO and CFO of our Italian business, as well as a new president of European operations; and

–   reviewed and improved financial processes, systems and controls across the group.

  PG6 to read more

Market environment	Headwinds in the UK public sector and international corporate markets.	Low interest rate environment increasing our IAS 19 pension deficit by £2.4bn net of tax.

EE integration

Cross-selling opportunities being realised

–  Business mobile net adds up strongly over the year.

–  Hundreds of thousands of EE customers taking BT Sport.

–  Trial of selling BT products in EE stores has gone well.

c£150m per annum run-rate cost synergies achieved in first year

–  Ahead of £100m target due to synergies being realised early.

–  Early focus on renegotiating supplier terms, insourcing and estate rationalisation.

Taking the best of both cultures

PG93 to read more about the EE integration

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

100% 100% of EE calls now handled in UK and Ireland contact centres, and Consumer now at 86%

7.7m premises connected to fibre broadband, 29% of those passed

53% of retail broadband customers now on fibre

500,000 premises now built to with ultrafast broadband

30m mobile customers using our network

18.6m mobile customers using 4G

80% UK’s land mass now covered by 4G

Global Services

strategic review

We have undertaken a strategic review of Global Services, with the objectives of improving its market and financial performance, its risk profile, and the long-term value that it delivers to BT. Global Services is most differentiated with large, multinational customers, who demand high-quality, secure communications. Its product portfolio is industry-leading across a range of areas, including networking, security, cloud collaboration and contact centres.

Technology trends mean that we are now less dependent on owning physical local network access assets around the world, creating the opportunity to reposition Global Services as a more focused digital business. We will prioritise innovation of cloud-based platforms that deliver our products and services, with BT’s global network at the core, to support the digital transformation of our customers. As we implement this strategy, we will ensure that we optimise the value of our global and our local network assets.

To enable this strategic repositioning, we are restructuring our Global Services organisation to a simpler operating model. This will involve a two-year restructuring of our operations, the costs of which will be treated as a specific item.

Annual Report 2017	BT Group plc	5

Review of the year continued

Our investigation into our Italian business

What we found

In the summer of 2016 we received a whistle-blower report of inappropriate behaviours in our Italian business. We instigated an investigation, which included an independent review by KPMG LLP, with support and oversight from our Legal, Governance & Compliance function and Freshfields Bruckhaus Deringer, reporting directly to both the chair of the Audit & Risk Committee and BT Group chairman, and our own comprehensive balance sheet review, which revealed improper accounting practices and a complex set of improper sales, purchase, factoring and leasing transactions in our Italian business. The investigation identified collusion, circumvention and override of controls within our Italian business that was not identified by our monitoring controls thereby resulting in the misstatement of results going undetected for a number of years.

These activities resulted in the overstatement of profits amounting to £268m in our Italian business over a number of years. We concluded that the errors were not individually material to any of the group’s previously issued financial statements; however, we did conclude that the correction of the full £268m in the current year would materially misstate the current year. To avoid this we corrected the errors by revising prior year income statements, balance sheets and cash flow statements. The effect of these revisions is set out in note 1 to the financial statements.

The findings from the investigation in Italy led us to review the carrying value of the assets and liabilities on the balance sheet, taking into account changes in facts or circumstances since 31 March 2016 and whether additional exposures had arisen due to events in the current year. This exercise required a level of judgement, in many cases taking a more cautious view based on our current understanding of circumstances surrounding each item. This exercise concluded that it was appropriate to write-down the value of our balance sheet assets and increase our balance sheet liabilities. The resulting charge of £245m is presented as a specific item in the current year.

Changes in facts or circumstance of items arising in the current year have been recorded in Global Services’ current year trading results.

How we responded

The inappropriate behaviour in our Italian business is an extremely serious matter. It has no place in BT and we took immediate steps to improve the financial processes and controls in that business. We suspended a number of BT Italy’s senior management team who have now left the business. The president of our European operations has also left the business.

We have appointed a new president of our European operations and a new CEO and CFO of BT Italy, from outside the Italian executive management team, and they are working hard to reposition and restructure the business for the future including implementing improvements to the governance, compliance and control culture and the capabilities of our people in the organisation.

To ensure independence, KPMG and our internal investigation team, with support and oversight from the Legal, Governance & Compliance function and Freshfields Bruckhaus Deringer, reporting directly to both the chair of the Audit & Risk Committee and

BT Group chairman, conducted an investigation of the systems and controls relating to our Italian business. We also conducted a broader review of financial processes, systems and controls across the group. We are acting on both the recommendations of KPMG and our own observations and have taken steps to improve our controls within Italy. We have also taken steps to enhance the wider controls that monitor our overseas operations in our shared service centres, Global Services and at a group level.

Beyond Italy, we have completed detailed balance sheet reviews in seven selected country operations in Global Services outside of the UK. These thorough reviews were supported by EY. Together with the investigation in Italy these covered around two-thirds by asset value of the operations outside the UK, representing 4% of the group’s total assets. Our review did not identify any similar issues or areas of concern elsewhere giving us comfort that the inappropriate behaviours were isolated to Italy. This along with other additional substantive assurance activities that we have undertaken enables us to conclude that the financial results and balance sheet as of 31 March 2017 position give a true and fair view of the group.

As a result of our US listing we are required to make certain assessments of our controls as of 31 March 2017 for the purposes of the US Sarbanes-Oxley Act 2002 (Sarbanes-Oxley). Despite the remediation steps we took, the controls had not operated for sufficient time to allow assurance testing to confirm their effectiveness under Sarbanes-Oxley. We have therefore concluded for these purposes that our controls were ineffective as of 31 March 2017 due to a material weakness with regards to our Italian business.

The BT Group Remuneration Committee has also considered the wider implications of the BT Italy investigation; see page 122 for further details.

What we will do going forward

While we have taken steps to improve our control environment, we recognise we have more to do. We will continue to take steps to improve further our control, governance and compliance environment. These steps include increasing the resources and improving the capabilities of the controlling function and the audit function outside the UK, and further developing our integrated risk and assurance reporting processes. We are also enhancing our controls and compliance programme to strengthen awareness of the standards we expect, the capabilities of our people, and to reinforce the importance of doing business in an ethical, disciplined and standardised way.

The new CEO and CFO of BT Italy will continue to review the Italian management and finance teams and work with BT Group Ethics and Compliance to improve the governance, compliance and financial safeguards. Going forward, we will also continue to rotate senior management among countries to ensure an independently governed and rigorously controlled organisation throughout all parts of Global Services.

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Deemed Consent

On 26 March 2017, Ofcom published the findings of its investigation into the historical use of Deemed Consent by Openreach. Deemed Consent is an agreed process between Openreach and its Communications Provider (CP) customers, which allows Openreach to halt the installation and reschedule the delivery date for providing dedicated business services (known as Ethernet) in a number of specific circumstances which are beyond its control. Ofcom found that Openreach had breached its contractual and regulatory obligations by inadequately and retrospectively applying Deemed Consent to reduce compensation payments to CPs between January 2013 and December 2014.

As a result of the findings, Openreach has agreed to compensate CPs and Ofcom has imposed a fine of £42m, reflecting the seriousness of the failings. This includes a 30% maximum discount for BT admitting its liabilities and agreeing to compensate the affected CPs in full. The precise amount of these compensation payments will result from discussions with the affected parties and is currently estimated at £300m. The fine and associated compensation payments are treated as a specific item charge in this year’s income statement, with the cash expected to be paid in 2017/18.

We take this matter very seriously and we’ve put in place additional controls to safeguard against this happening again and to make sure that we’re providing the highest standards in serving our customers.

Financial results

Proposed final dividend of 10.55p, up 10%, giving a full year dividend of 15.40p, also up 10%	Year to 31 March 2017 £m	Change[a,b]

Reported measures
Revenue	24,062	27%
Profit before tax	2,354	(19)%
Basic earnings per share	19.2p	(33)%

Adjusted measures
Change in underlying revenue[c] excluding transit adjusted for the acquisition of EE	(0.2)%
Adjusted[d] EBITDA	7,645	18%
Change in underlying EBITDA[c] adjusted for the acquisition of EE	(2.9)%
Adjusted[d] profit before tax	3,532	5%
Adjusted[d] basic earnings per share	28.9p	(9)%
Normalised free cash flow[e]	2,782	£(316)m
Net debt	8,932	£(906)m

PG91 to read the Group Performance	PG20 to read our KPIs

Performance against 2016/17 outlook

In January we revised our outlook as a result of the pressures in the UK public sector and international corporate markets and the outcome of the investigation into our Italian business.

Outlook Our outlook for 2017/18 is now as follows:

	2016/17 initial outlook	2016/17 revised outlook	2016/17 performance	2017/18 outlook

Change in underlying revenue[c] excluding transit	Growth	Broadly flat	(0.2)%	Broadly flat
Adjusted[d] EBITDA	c£7.9bn	c£7.6bn	£7,645m	£7.5bn - £7.6bn
Normalised free cash flow[e]	£3.1bn - £3.2bn	c£2.5bn	£2,782m	£2.7bn - £2.9bn
Dividend per share	≥10% growth	≥10% growth	15.40p, +10%	Progressive
Share buyback	c£200m	£206m	£206m	c£100m

[a]	The results for the period include EE which we acquired on 29 January 2016. Unless referred to as underlying adjusted for the acquisition of EE, comparatives only include EE from the date of acquisition.
[b]	Certain prior year results have been revised to reflect the outcome of the investigation into our Italian business. See note 1.
[c]	Excludes specific items, foreign exchange movements and disposals and is calculated as though EE had been part of the group from 1 April 2015. This differs from how we usually adjust for acquisitions as explained on page 252.
[d]	Before specific items, which are defined on page 252.
[e]	Before specific items, pension deficit payments and the cash tax benefit of pension deficit payments.

Annual Report 2017	BT Group plc	7

How we’re organised

We have six customer-facing lines of business: Consumer, EE, Business and Public Sector, Global Services, Wholesale and Ventures, and Openreach.

They’re supported by our internal service unit, Technology, Service and Operations as well as Group Functions.

PG56-90 to read more about our lines of business

Employees by division

Consumer

We’re the largest provider of consumer fixed-line voice and broadband services in the UK.

We’re also the second-largest provider of pay-TV sports channels in the UK and a leading innovator in broadcasting technology. During the year we secured an extension to our broadcast rights for the UEFA Champions League and the UEFA Europa League until 2021 which puts our business in a strong position.

2nd largest provider of pay-TV sports channels in the UK

Openreach

We build the network that connects Britain’s homes and businesses to the future.

We’re responsible for providing services over the local access network, sometimes referred to as ‘the last mile’, as well as installing and maintaining the fibre and copper communications networks that connect homes and businesses.

26.5m premises passed by our fibre network

Business and Public Sector

We sell communications and IT services in the UK and the Republic of Ireland.

We’ve around 1.2m business and public sector customers and lead the field in fixed-voice, networking and broadband. We have three customer-facing units providing communications solutions and IT services to SMEs, corporates and public sector customers.

c1.2m customers

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Adjusted revenuea by line of business

Year ended 31 March 2017

a Before specific items.

Adjusted EBITDAa by line of business

Year ended 31 March 2017

a Before specific items.

EE

We’re the UK’s largest mobile network operator and we also offer fixed broadband and TV.

We employ 9,000 people with 67% directly helping customers through our shops and contact centres. Our 4G mobile network is the biggest and fastest in the UK.

80% 4G geographic coverage (99% population coverage)

Global Services

We’re a leading global business communications provider, supplying ICT services to 5,500 multinational companies in 180 countries.

Our performance for the year has been impacted by the challenges in the international corporate markets and the outcome of our investigation into our Italian business. We will be implementing a new operating model in response to these challenges, explained on page 70.

180 countries served

Wholesale and Ventures

We help other companies provide fixed or mobile telephony services, as well as running a number of BT’s specialist business units.

We provide wholesale fixed network services to over 1,400 customers. We support 30 mobile virtual network operators. And our ventures provide mass market services such as directory enquiries and payphones, as well as enterprise services.

1,400 wholesale customers

Technology, Service and Operations

We’re the internal technology unit responsible for creating and operating our global networks, platforms and IT systems.

We work closely with each of our lines of business, creating new products for them and making sure that services evolve to reflect the changing needs of their customers. And we make sure that BT’s networks and systems are reliable and resilient. We also manage BT’s research and development and our worldwide patent portfolio.

4,900 worldwide portfolio of patents and applications

Annual Report 2017	BT Group plc	9

An introduction from our Chairman

As I write my tenth and final chairman’s letter,

I look back at the progress BT has made over

the past decade.

Investing in the UK’s digital future

As we look ahead to the UK’s exit from the European Union, it is more important than ever that we have strong British companies investing in our country’s future. We invested around £2bn in the UK’s fixed and mobile communications networks this year, taking fibre broadband further and vastly expanding 4G mobile network coverage. Looking ahead, we have bold ambitions to reach 12 million premises with ultrafast broadband by the end of 2020, as well as covering 95% of the UK’s landmass with 4G.

We also take seriously our responsibility to invest in the UK’s workforce. We hired 900 apprentices this year, with plans to increase this to over 2,000 next year. And our investment in people is leading to better outcomes for our customers. We hired 1,500 people into Openreach this year, mostly engineers, helping to halve the number of missed customer appointments in the fourth quarter, year on year. Meanwhile, we have also hired more than 5,000 new people into customer-facing roles at our contact centres in the UK and Ireland, meaning that 100% of EE’s contact centre calls are now handled in the UK and Ireland, with considerable onshoring progress also made at Consumer this year.

We are also investing in innovative technologies, continuing BT’s proud history in this area. We have been the UK’s third largest investor in research and development over the past decade, and this year launched the Tommy Flowers Institute, a new Higher Education ICT training institute at our research laboratories at Adastral Park.

We are also using technology to support communities. This year we helped generate £95m towards good causes. We also continue to train teachers in tech literacy, giving more than a million children the skills they will need for the future, with an aim to reach five million by 2020.

As I write my tenth and final chairman’s letter, I look back at the progress BT has made over the past decade. It has been a privilege to oversee a period in which BT took the decision in 2008, at a time of great macroeconomic uncertainty, to begin a rollout that has now passed over 26.5 million premises with fibre broadband. Other highlights include launching BT Sport in 2013 and acquiring EE in 2016. Over the past decade, we have also returned over £1 per share to shareholders in the form of dividends. I am pleased to say that BT is an immensely stronger company than it was ten years ago.

However, 2017 has presented its challenges. While we have made significant progress in many areas, concluding the Ofcom Openreach review and successfully integrating EE into the BT Group, we have also had to address some significant issues. In particular the fraud in our Italian business, trading in the UK public sector and international corporates, and the fine that we received from Ofcom for historical process failures in Openreach are very disappointing.

This report includes further information on these matters, as well as details of the measures we have put in place to resolve them. The Board takes them very seriously and has extensively investigated the causes to ensure that they cannot happen again.

Changes to the Board

In March, we announced that Jan du Plessis will join the Board on 1 June 2017, before becoming chairman on 1 November 2017, when I retire. I am delighted Jan has been chosen to succeed me as chairman. He brings great experience, having been chairman of British American Tobacco, SABMiller and Rio Tinto. I wish him every success as he leads BT at this important time.

Simon Lowth joined the Board on 12 July 2016 as group finance director. Simon brings a wealth of knowledge having previously been CFO of BG Group, AstraZeneca and ScottishPower.

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Investigation into BT Italy

Following allegations of inappropriate behaviours in our Italian business, we conducted an investigation, including an independent review by KPMG LLP. I am very disappointed by what we discovered, including extensive improper accounting practices and a complex set of improper sales, purchase, factoring and leasing transactions. These activities led to the overstatement of earnings and assets in our Italian business. We have detailed on page 6 the issues that arose and the steps that we have taken in relation to these matters.

Agreement with Ofcom on Openreach governance

An important step this year was the agreement reached in March with Ofcom on the future governance of Openreach. This agreement comes after two years of discussions, and will see Openreach become a distinct, legally separate company within the BT Group. It will see Openreach assume greater independence under its own board. We appointed Mike McTighe as Openreach chairman in November 2016. Sir Brendan Barber, Edward Astle and Liz Benison then joined the new Openreach board as independent members in early 2017. Clive Selley, the Openreach CEO, will report into Mike McTighe, with accountability to the BT Group, as the CEO of a wholly-owned subsidiary. This includes accountability to the BT Group chief executive with regards to certain legal and fiduciary duties that are consistent with BT’s responsibilities as a listed company.

Rewarding our shareholders

Our goal remains to deliver sustainable, profitable revenue growth. Together with our cost transformation activities, this will support long-term cash flow growth and therefore create value for our shareholders.

The strength of our business means that despite some difficulties this year, we can still fulfil our policy of paying a progressive dividend. The Board is proposing a final dividend of 10.55p, up 10%. This gives a full year dividend of 15.40p, also up 10%. However, given the importance of maintaining flexibility for investment, dividend growth in 2017/18 will be lower than the 10% previously anticipated. The rate of future dividend growth will reflect a number of factors, including underlying medium-term earnings growth, the level of investment spending and other cash commitments. The Board believes that this dividend policy appropriately balances the interests of all stakeholders and provides a solid foundation for future growth, underpinned by an ongoing commitment to investment that delivers sustainable long-term value for customers and shareholders.

Whilst we have undoubtedly faced challenges this year, we must not lose sight of the people, infrastructure and services that make BT a great company, with an important role to play in the future of how people in the UK and around the world live their lives.

As I leave BT I would like to thank my colleagues on the Board, Gavin Patterson, our CEO and the management team whose support I have valued highly over the years.

In my first chairman’s message ten years ago, I closed by saying there was every reason for optimism. Looking forward, I have great confidence that remains the case today.

/s/ Sir Michael Rake

Sir Michael Rake

Chairman

11 May 2017

Annual Report 2017	BT Group plc	11

A message from our Chief Executive

Whilst we’ve continued to bring new services to our customers, invested in our digital infrastructure and made significant improvements to the customer experience, I’d be the first to say that 2016/17 has been a challenging year, and one that has been humbling for us all at BT.

The behaviours and practices we found in our Italian business, as well as Ofcom’s findings around Openreach’s use of the Deemed Consent process a number of years ago, have no place in BT. We take these extremely seriously and have reviewed all aspects of our governance, putting in place new measures and controls to prevent them from happening again. In addition, we’ve also faced difficult market conditions in both the UK public sector and international corporate markets.

Despite these challenges though, I believe we’ve made good progress in many areas across the business.

After a two-year negotiation, we reached a comprehensive and enduring agreement with Ofcom on the long-term governance of Openreach. This brings to a close a period of uncertainty; protects the interests of millions of UK households, businesses and service providers who rely on our infrastructure, and it’s good news for pensioners and colleagues too.

We’ve continued to invest in the UK’s digital future. We’ve now passed over 26.5 million premises with our superfast fibre broadband network. Our ultrafast deployment, which provides speeds of 100Mbps and above, is also making great progress, with 500,000 homes and businesses now passed – using a mix of fibre-to-the-premises and G.fast technologies.

Our mobile investment is also performing strongly. Our 4G coverage now reaches 80% of the UK’s geographical coverage, the largest of any UK operator. And we’re on track to reach 92% by September 2017. The integration of EE into the BT family continues to go well, and we have delivered cost synergies earlier than originally planned in our first year.

We believe online usage through mobile devices is set to increase in the future. And we also believe that everyone in the UK should be able to access superfast broadband, wherever they are and as fast as it can be. That’s why in May 2016 we committed to invest £6bn in our wireless and fixed networks over the next three years. This investment will enable the UK to make social and economic progress, consolidate our position as the UK’s digital champion and create growth over the long-term for our stakeholders.

This year, through our continued innovation, we’ve also launched a range of new products, services and content.

Our new BT Call Protect service is proving popular, helping two million customers avoid nuisance calls.

We’ve secured exclusive rights to the UEFA Champions League and UEFA Europa League until the end of the 2020/21 season, covering double-header nights during the group stages and free-to-air broadcast. These rights are in addition to FA Cup and Premier League football, live rugby, cricket, UFC and now boxing. And we’ve brought BT Sport content to millions of additional sport fans through digital channels such as BT Sport’s YouTube channel, where we will show this year’s UEFA Champions League

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

and UEFA Europa League finals. We’re also pleased to be the first operator to offer Dolby Atmos sound.

We’re working with local authorities to launch our next generation of payphone kiosks, which you’ll start to see shortly.

And we’ve built a unique security platform that integrates best-in-class technology from our partners, with our own award-winning innovation – to protect our multinational customers and the UK’s critical national infrastructure.

Customer experience remains our top priority. We’ve listened to criticism and have a well-developed improvement plan in place. Our efforts are starting to bear fruit and customers are benefiting – with significantly more calls answered onshore, shorter call waiting times, faster repair times, fewer missed appointments, and our best Right First Time performance this decade. All of this is showing in our Group Customer Perception Score, the way we measure customer experience, which has improved for the last ten consecutive months. While we’re making progress, we know our service must continue to get better and our focus will remain on delivering further improvements in the coming year.

We’ve also significantly invested in our people – recruiting thousands into engineering and customer-facing roles, and providing thousands of hours of training and development. We’ve also created more than 1,700 new apprenticeship and graduate jobs and provided 2,000 vocational training and work experience placements, mainly for out-of-work youngsters. For so many people, BT is a source of pride and honour and we want that to always be the case.

We remain committed to our strategy of broadening and deepening customer relationships and to using the power of communications to make a better world.

This year has presented us with challenges and we’ve learnt from them. I know we have the ability to emerge stronger and better, whatever challenge we face.

We take our role as the leading investor in the UK’s digital infrastructure very seriously. I’m determined to make sure that we remain at the heart of what’s to come and that we continue to add value for our customers and employees and for shareholders and society as a whole.

We’re excited about the opportunities we’ll create to use our unique set of assets and capabilities; the innovative new products and services we’ll bring to customers and the new skills and career possibilities we’ll provide for our people.

/s/ Gavin Patterson

Gavin Patterson

Chief Executive

11 May 2017

Annual Report 2017	BT Group plc	13

Operating Committee

This is our key management committee. It meets weekly and is chaired by the chief executive.

The Operating Committee has collective responsibility for running our business and executing our strategy. It monitors the group’s financial, operational and customer service performance, and has cross-business oversight of all our lines of business. It also reviews the group’s principal risks and considers potential opportunities.

More specifically the Operating Committee:

–	develops BT’s strategy and budgets for the Board’s approval;
–	recommends to the Board capital expenditure and investment budgets;
–	allocates resources across BT within plans agreed by the Board;
–	prepares and delivers major programmes; and
–	reviews the senior talent base and succession arrangements.

The Operating Committee can approve, up to certain limits set by the Board, capital expenditure, disposals of fixed assets, investments and divestments. Some of these approvals are passed to sub-committees such as the Design Council (page 25) and to senior executives.

Tony Chanmugam, formerly group finance director, left during the year.

Gavin Patterson

Chief Executive

Appointed as chief executive in September 2013 and on the Board since June 2008. Gavin was previously CEO, BT Retail and from 2004 to 2008 was managing director, BT Consumer (BT Retail). Before joining BT, Gavin was managing director of the consumer division of Telewest (now Virgin Media). Prior to that, he spent nine years at Procter & Gamble, rising to become European marketing director.

Simon Lowth

Group Finance Director

Appointed to the Board as group finance director in July 2016. Simon was CFO and executive director of BG Group before the takeover by Royal Dutch Shell in February 2016. Previously Simon was CFO and an executive director of both AstraZeneca and ScottishPower. Prior to that, Simon was a director at McKinsey & Company.

Ed Petter

Group Corporate Affairs Director

Appointed November 2016. Ed was previously deputy director of corporate affairs at Lloyds Banking Group and prior to that had held corporate affairs roles at McDonald’s Europe, McKinsey & Company and the Blue Rubicon communications consultancy, having previously worked as a news producer and editor at the BBC.

John Petter

CEO, Consumer

Appointed September 2013. John was formerly managing director, BT Consumer (BT Retail) and prior to that, chief operating officer in BT Consumer. John was appointed chairman of the Plusnet Board in 2008 and has overseen its development as a key part of BT’s strategy. Prior to joining BT, John held roles as marketing and commercial director at Telewest (now Virgin Media) and brand manager at Procter & Gamble.

Sean Williams

Chief Strategy Officer

Appointed June 2016. Sean has led BT’s Group strategy, product portfolio, regulation and policy since 2011 and previously for BT Retail. Before joining BT in 2008, Sean was an executive director on the board of the OFT, of Ofcom, a partner of the strategy consulting firm LEK Consulting LLP and a non-executive director of Williams Lea Group.

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Marc Allera

CEO, EE

Appointed February 2016. Marc was formerly chief commercial officer for EE from 2011 to 2015. Prior to EE, Marc spent ten years at Three UK where he held a number of senior positions, including chief commercial officer and sales and marketing director. Prior to his 16 years’ experience in the mobile industry Marc was GM for Sega UK and Europe.

Luis Alvarez

CEO, Global Services

Appointed October 2012. Luis was formerly president of the Europe, Middle East, Africa and Latin America operations of BT Global Services serving some of our biggest global customers. Luis also led BT Global Services Telecom Markets unit, managing business with carriers and operators outside the UK. Before joining BT, Luis worked at Ericsson, IBM and Grupo Santander. Luis has a telecommunications engineering degree.

Gerry McQuade

CEO, Wholesale and Ventures

Appointed March 2016. Gerry was formerly chief sales and marketing officer at EE responsible for the Business, Wholesale Product and development areas which he had overseen since the merger in 2010 of Orange and T-Mobile. He joined the board of Orange in January 2008, and prior to Orange he was founding director of Virgin Mobile.

Graham Sutherland

CEO, Business and Public Sector

Appointed September 2013. Graham was formerly managing director, BT Business, responsible for the small and medium-sized enterprises unit within BT Retail and prior to that, CEO of BT Ireland.

Before joining BT, Graham held a number of senior management positions including managing director of NTL in the Republic of Ireland. Graham is qualified as a chartered management accountant.

Howard Watson

CEO, Technology, Service & Operations Appointed February 2016. Howard was formerly chief architect and managing director global IT systems and led the technical teams behind the launch of BT Sport in 2013. Howard joined BT in 2011 and has 30 years of telecoms experience having spent time at Telewest (now Virgin Media) and Cartesian, a telecommunications consultancy and software company.

Alison Wilcox

Group HR Director

Appointed July 2015. Alison was formerly regional HR director for Vodafone Europe and prior to that, regional HR director for Vodafone’s Africa, Middle East and Asia Pacific footprint. Alison joined Vodafone in 2006 as group director of leadership following a career in consulting.

Dan Fitz

Company Secretary

Dan is the group general counsel & company secretary of BT Group plc. He joined BT in April 2010 as its group general counsel and was appointed company secretary in November 2012. Dan previously spent six years at Misys and 12 years at Cable & Wireless. Dan attends all Operating Committee meetings.

Clive Selley

Invitee, CEO, Openreach

Clive was appointed CEO, Openreach in February 2016. He was formerly CEO, BT Technology, Service & Operations, CEO BT Innovate & Design and before that president, BT Global Services Portfolio & Service Design. He is an ‘invitee’ because the CEO of Openreach cannot be a member of the Operating Committee under the provisions of the Undertakings.

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Our strategy

Our strategy has evolved since last year. The three main pillars are broadly the same but we’ve placed more emphasis on the overall customer experience (rather than just on customer service). Following the acquisition of EE, our investment areas have evolved to focus on having the best network in the UK and being a fully converged service provider.

In order to achieve our purpose and reach our goal we’ve adopted a strategy based on broadening and deepening our customer relationships.

To create sustainable profitable revenue growth, we need stronger relationships with our customers.

The three pillars of our strategy help us build these relationships, providing great customer experience, transforming our costs and enabling us to invest for growth in the process. They work together: the better our customers’ experience, the more we’ll sell and the less time and money we’ll spend putting things right. And the better we manage our costs, the more we can invest in improving our customers’ experience and in products and services that will create growth.

Our strategy in a nutshell

The diagram below shows the main elements of our strategy and how they work together to support our purpose and goal. More details on our purpose and goal, in the context of our business model, can be found on page 24.

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How we’re doing

Delivering great customer experience

Everything we do influences our customers’ opinion of BT. Whether it’s fixing a fault, marketing a new product or fulfilling a new contract, it’s the total customer experience that matters. That’s why it’s so important we work together across our entire business to improve our customers’ experience. As a result our strategy now emphasises the importance of improving every aspect of the customer experience.

Customer service is at the heart of this goal. We’ve really improved our service levels this year, but we can do more. Our focus on customer experience means that everyone in BT, from marketing to contact centre, and front-line engineer to senior executive, has a role to play – and this includes the digital experience offered by online, apps and social media.

We believe that improving our customers’ experience will create more growth. That’s why it’s such an important part of how we judge the group’s performance. Our key measures of customer experience include customer perception (based mainly on the industry standard of Net Promoter Score) and getting things done Right First Time.

How we did in the year

We’ve seen a steady improvement in our customers’ perception of us, increasing by five points since last year, with improvements across all lines of business.

Our Right First Time performance has also improved, by 6.4% compared to -3.0% last year. EE and our corporate businesses performed particularly well and we’ve prepared and responded much better to difficult weather conditions in the UK.

What difference did our customers see?

Customers judge us on their day-to-day interaction with BT. They want a consistent, reliable service, a network that offers a great experience and products that improve their lives. It’s in these three areas – service, network and products – where we can most clearly see the progress we’re making, progress we’re committed to continuing over the coming year.

a New sites with over 30 plots registered from 10 November 2016.

Deliver a consistent and reliable service

–	All our Consumer customers have been given an improved level of care and on average, have landline faults fixed 24 hours quicker than last year.
–	Consumer has created more than 2,200 new roles to help answer 90% of customer calls in the UK and Ireland by Spring of 2017. They are on track to meet this target, with around 86% of calls now answered in the UK and Ireland.
–	EE now handles 100% of its customer service calls in the UK and Ireland.
–	Openreach achieved or is on track to achieve all of Ofcom’s copper Minimum Service Levels (MSLs).
–	There’s been a material improvement in how we deliver Ethernet with Openreach achieving five of the six Ofcom MSL targets.
–	Openreach has recruited over 1,500 people, mostly engineers. It also halved its number of missed customer appointments by the end of the financial year.
–	We’ve made it even easier to interact with us online, for example 9m customers have signed up to ‘My EE’ via the app or online.

A great customer experience from our network

–	We’ve improved the weather proofing of our networks. This year we’ve halted the growth in network faults following six consecutive years of increasing faults.
–	Global Services is enabling better monitoring of network, IT and applications.
–	Openreach is offering to connect fibre-to-the-premises for free to all developments of new sites with over 30 plots[a].

Products that improve customer experience

–	Consumer upgraded all its superfast broadband (Infinity 1) customers from 38Mbps to 52Mbps where available.
–	Business and Public Sector upgraded over 80,000 UK Business Fibre broadband customers from up to 38Mbps to speeds of up to 76Mbps.
–	We launched BT Call Protect to divert nuisance and unwanted calls to junk voicemail. It’s free to all our customers.

Our top priorities

Looking ahead, we’re focused on:

–	improving every interaction between our contact centre advisers and customers, with further investment in skills and tools;
–	developing all our digital channels to enable more customers to adopt online as the best method of interacting with us;
–	extending the reach of our fibre and mobile networks, and reducing network faults;
–	improving our Ethernet delivery processes, enhancing the experience for our business and corporate customers; and
–	enabling all our people to put customers’ needs at the heart of their decision making.

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How we’re doing continued

Investing for growth

We’re putting money and resources in five strategic areas that we believe will deliver sustainable, profitable revenue growth. They underpin our strategy and our operational and financial performance, which in turn contribute to our KPIs (on page 20).

Differentiated content, services and applications	Best network in the UK	Fully converged service provider	Market leadership in all UK segments	Focus on multinational companies globally

Launch of BT Smart Hub	26.5m premises passed with fibre PG88	£150m cost synergies in the first year of EE integration PG93	37% retail broadband share PG56	180 countries PG70

Launch of BT Family SIM	G.fast pilots in 17 locations PG88	made available to EE customers	29% mobile market share PG62	Cloud of Clouds PG71

BT Sport daily viewing up 12%	80% of UK landmass now covered by 4G PG63	£1.6bn target Net Present Value of revenue synergies from EE acquisition	W&V W&V named Best Wholesale Operator[a] PG76	NFV Network Function Virtualisation PG71

My BT, My EE app improvements	5G research with a range of partners PG33	Trial of selling BT products in EE shops	3.8m mobile customers of Mobile Virtual Network Operators we support PG75	SDN Software Defined Networking PG71

[a]	MVNO World Congress 2016.

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Transforming our costs

Our approach to cost transformation

Operating as cost efficiently as possible is at the heart of our strategy. We’ve honed our approach and methodology over the past decade. It’s focused on simultaneously driving customer experience improvement and cost transformation, and it’s underpinned by rigorous analysis, operating management leadership and strong governance.

We still benchmark our cost of doing business against other companies inside and outside our sector to see where we can do even better.

Our largest programmes span multiple lines of business or complex changes within a single line of business. Continuous Improvement (CI) provides a complementary ‘bottom-up’ approach, empowering our people to make small but significant changes to how we do things every day. The result improves customer service and employee engagement while reducing the cost of failure.

Training is an important part of our approach, led by our in-house Cost Transformation Faculty, part of the BT Academy (page 53). The faculty is responsible for the continued development of both our change methodology and our ‘change professionals’.

This year alone we trained and coached more than 1,000 people. BT is the only UK organisation licensed by the British Quality Foundation to certify qualifications on such a scale at the most advanced levels in Leana, Six Sigmab and Change & Project Management methodologies. We’re now sharing our approach with other organisations.

How we did in the year

We’ve continued to pursue opportunities to further transform our costs. Despite this, our underlying operating costs excluding transit were up 1%, reflecting our investments in mobile, BT Sport and customer experience.

You can read about cost transformation within Our lines of business from page 56, and the group’s operating costs on page 94.

[a]	Lean is a methodology for achieving small, incremental changes in processes in order to eliminate waste and improve efficiency and quality.
[b]	Six Sigma is a data-driven methodology for eliminating defects in processes.

Programmes this year included:

–	realising the cost synergies created by bringing together BT and EE, including buying synergies, rationalising our property estate, insourcing roles in both IT and networks, and creating a shared call centre planning function for the group;
–	re-engineering important processes to improve our delivery of Ethernet, which has led to shorter lead times, higher output and improved quality of delivery;
–	reducing our network costs in the UK and overseas by consolidating our technical facilities and deploying tools to better manage third-party costs; and
–	reviewing the operating model for main areas of our business, see pages 70 and 93.

Our top priorities

Looking ahead, we’re focused on:

–	establishing a new unit that brings together our customer experience and our group transformation teams. The new unit will enable us to make investments and take decisions about business performance that are more clearly aligned with our customer experience and productivity priorities;
–	continuing to create synergies from the integration of BT and EE by sharing best practice on cost transformation;
–	gaining greater efficiency from our shared service functions and operating model in the UK and internationally; and
–	addressing the customer experience and cost of failure impacts in our consumer and business products.

Restructuring

We are also expanding and accelerating areas of our cost transformation programme. We are simplifying our central Group Functions and our internal service unit, Technology, Service & Operations to improve the effectiveness and efficiency of the services and infrastructure delivered to our lines of business. We are also restructuring the Global Services organisation and accelerating ongoing transformation programmes in other lines of business. We anticipate that these transformation programmes will save in total around £300m over two years, with a restructuring charge of around £300m over the next two years, with most of this being incurred in 2017/18. This restructuring cost will be treated as a specific item. These changes will clarify accountabilities, remove duplication and improve efficiencies, removing around 4,000 roles mainly from managerial and back-office areas. The cost savings will provide headroom to offset market and regulatory pressures and support increased investment in delivering great customer experience and leading networks.

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Key performance indicators

We’ve achieved our customer service performance goal for the year, but need to do better. We hit our revised financial guidance set in January 2017, but fell short of our financial targets set at the start of the year due to the issues in our Italian business and headwinds in UK public sector and international corporate markets.

Progress against our KPIs

We use four key performance indicators (KPIs) to measure how we’re doing against our strategy. Our financial KPIs include: the trend in underlying revenue excluding transit adjusted for the acquisition of EE; our adjusted earnings per share; and normalised free cash flow. Customer service improvement is the key non-financial KPI for us.

Our KPIs are chosen because they reflect the key elements of our strategy. We use these to measure the variable elements of our senior executives’ pay each year, as we’ve explained in the Report on Directors’ Remuneration (see page 122).

We’ve outlined our performance against each KPI here, together with an explanation of how we define each measure.

You can find reconciliations of the financial measures to the closest IFRS measure in the Additional information section on pages 252 to 254.

Our key measure of the group’s revenue trend, underlying revenue excluding transit adjusted for the acquisition of EE, was down 0.2% (2015/16: up 1.9%c) which is broadly consistent with our revised outlook.

Trend in underlying revenue excluding transit

Year ended 31 March

Performance

Our revenue performance has been heavily impacted by the challenging conditions we’ve seen in the UK public sector and international corporate markets. This was offset by strong performance in our customer-facing lines of business driven by EE and Consumer. We explain more about the performance of our lines of business from page 56.

Definition

Underlying revenue reflects the overall performance of the group that will contribute to sustainable profitable revenue growth. We exclude the impact of specific items, foreign exchange movements and disposals and from 2016/17 this measure is calculated as though EE had been part of the group from 1 April 2015. This differs from how we usually adjust for acquisitions as explained on page 252. We focus on the trend in underlying revenue excluding transit because transit traffic is low margin and is affected by reductions in mobile termination rates, which are outside our control.

Our customer service measure Right First Time was up 6.4% compared with down 3.0% last year.

Customer service improvement

At 31 March

Cumulative improvement from 1 April 2009.

Performance

Improving the service we deliver is key. Our Right First Time measure was up 6.4% (2015/16: down 3.0%). We’re making good progress in some areas. Openreach achieved or is on track for all 60 of the minimum service levels (MSLs) set by Ofcom for copper, but disappointingly we missed one of the six MSLs for Ethernet. Despite these improvements, we’re not where we want to be, across all of our lines of business. You can read more about our customer service on page 17.

Definition

Right First Time is our key measure of customer service. This tracks how often we keep the promises we make to our customers. This could be about keeping to appointment times, completing orders when we agreed or fixing faults within an agreed period. As well as improving service and the customer experience, keeping our promises should mean that there is less work to do to correct our mistakes, and so reduces our costs.

[a]	Calculated as though EE was not part of the group until 1 April 2016.
[b]	Calculated as through EE had been part of the group from 1 April 2015.
[c]	Certain prior year results have been revised to reflect the outcome of the investigation into our Italian business. See note 1 to the consolidated financial statements.

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Outlook for 2017/18

For 2017/18, we continue to expect underlying revenue excluding transit to be broadly flat year on year. Adjusted EBITDA is expected to be £7.5bn – £7.6bn.

Our outlook for normalised free cash flow over the cumulative two-year period 2016/17 and 2017/18 remains broadly unchanged. However, normalised free cash flow in 2016/17 of £2,782m was almost £300m above our outlook of around £2.5bn, due to early customer collections that will reverse in 2017/18. As such, normalised free cash flow in 2017/18 is now expected to be £2.7bn – £2.9bn, from £3.0bn – £3.2bn previously.

This outlook is provided on the basis of our existing investment plans. However, we continue to evaluate a range of additional investment opportunities. Our decision on whether to move forward with these will be affected by a number of factors, including the outcome of Ofcom’s Wholesale Local Access Market Review, responses to Openreach’s consultations and the results of any future spectrum auctions.

Our underlying dividend policy remains unchanged: to deliver progressive dividends while balancing the need to invest in the business, support the pension fund and maintain a strong balance sheet. The Board has concluded that a dividend increase of 10% in 2016/17 remains appropriate. However, given the importance of maintaining flexibility for additional investment and the range of potential outcomes, dividend growth in 2017/18 will be lower than the 10% previously anticipated. The rate of future dividend growth will reflect a number of factors, including underlying medium-term earnings growth, the level of investment spending and other cash commitments. The Board believes that this dividend policy appropriately balances the interests of all stakeholders and provides a solid foundation for future growth, underpinned by an ongoing commitment to investment that delivers sustainable long-term value for customers and shareholders.

We expect to buy back around £100m of shares in 2017/18 to help counteract the dilutive effect of all-employee share option plans maturing in the year. This is below the £206m buyback we completed in 2016/17 reflecting the lower number of shares that are expected to be required for our share option plans.

Adjusted earnings per share decreased 9% to 28.9p.

Adjusted earnings per share

Year ended 31 March

Performance

Adjusted profit after tax grew 5% to £2,869m this year reflecting the impact of the acquisition of EE.

Adjusted earnings per share decreased 9% to 28.9p. The weighted average number of shares in the market increased 15%.

Definition

Adjusted earnings per share is the adjusted profit after tax attributable to our shareholders, divided by the weighted average number of shares in issue. Being an ‘adjusted’ measure, it excludes the impact of specific items and as such it is a consistent way to measure the performance of our business over time.

We generated normalised free cash flow of £2,782m. This was down £316m compared with last year, but is above our revised outlook of around £2.5bn due to earlier than expected customer collections which will reverse next year.

Normalised free cash flow

Year ended 31 March

Performance

The decrease of £316m or 10% in our normalised free cash flow primarily reflects the impact of cash outflows in our Italian business as we unwound the effects of inappropriate working capital practices, as well as higher capital expenditure in relation to Emergency Services Network (ESN) and EE integration, partially offset by the benefit of an additional ten months of EE.

Definition

Free cash flow is the cash we generate from our operations, less capital expenditure and finance costs. It represents the cash available to invest in the business, repay debt, support the pension scheme and pay dividends to our shareholders.

Normalised free cash flow excludes significant non-operational payments and receipts that distort the trend in our cash flow. So in calculating normalised free cash flow we take out the impact of specific items, purchases of telecommunications licences, pension deficit payments and the tax benefit from pension deficit payments.

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Our business model

We create value for our stakeholders by developing and selling products and services that are an essential part of modern life.

Who we are

We’re one of the world’s leading communications services companies. We’re based in the UK but we serve customers across 180 countries (see page 70).

IIRC Capitals

This key provides a mapping to the ‘capitals’ of the IIRC’s Integrated Reporting (IR) Framework.

You can find out more at: www.theiirc.org

Financial

Human

Manufactured

Intellectual

Social

Natural

Our strategy

The main elements of our strategy are outlined on page 16.

Our principal risks

Our approach to risk management and our principal risks are described on page 45.

Our viability statement

Our directors’ assessment of the prospects and viability of the group is on page 55.

Governance

How we govern the group is described from page 103.

Remuneration

The report on directors’ remuneration can be found on page 122.

The resources and relationships that set us apart

Financial strength We’re focused on growing our cash flow over the long term.	£2,782m normalised free cash flow generated in 2016/17

Our people Their commitment, expertise and diversity are key to our success.	106,400 employees

Networks and physical assets We continue to invest in these to improve the experience we offer our customers.	26.5m premises passed by our fibre footprint 5.6m BT Wi-fi hotspots

Research and development We’re one of the largest investors in research and development in the UK.	c£520m R&D spend 102 patents filed

Stakeholders and relationships Key stakeholders include our customers, communities, shareholders,lenders, our pension schemes,suppliers, government and regulators.	790,000 shareholders

Our brand Our brands are a key asset.	$18.6bn Millward Brown valuation of the BT brand

Natural resources We use some natural resources in doing business.	82% of the worldwide electricity we buy comes from renewable sources

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What we do	Stakeholder outcomes

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What we do

In this section, we provide more details on our purpose, goal and strategy in the context of our business model. It shows how we create value for our stakeholders over the short, medium and long term.

Our purpose, goal

and strategy

Our purpose

Our purpose is as simple as it is ambitious: to use the power of communications to make a better world.

The world is changing. Political upheaval, social and demographical changes, increasing economic inequality and worsening environmental impacts are becoming the new norm. We believe that technology has an important part to play in addressing these challenges and creating opportunities.

Our goal

Our goal is growth, in particular the creation of sustainable, profitable, revenue growth. We aim to achieve profitable revenue growth by delivering both a great experience and valued products and services to our customers. Profitable revenue growth, combined with continued transformation of our cost base and productivity, will drive strong, sustainable operating cash flow.

We will reinvest a significant proportion of our operating cash flow in networks, products and services that will drive long-term growth and value for our customers and shareholders. We will use the residual cash flow to fund our pensions, pay dividends to shareholders and maintain a strong balance sheet.

Our strategy

In order to achieve our purpose and deliver our goal we’ve adopted a strategy based on broadening and deepening our customer relationships. To create sustainable profitable revenue growth, we need stronger relationships with our customers.

The three pillars of our strategy help us build these relationships, providing a great customer experience, transforming our costs and enabling us to invest for growth in the process. They work together: the better our customers’ experience, the more we’ll sell and the less time and money we’ll spend putting things right. And the better we manage our costs, the more we can invest in improving our customers’ experience and in products and services that will create growth.

Investing in

what sets us apart

We invest in building and maintaining communications networks in the UK and overseas, as well as developing products and services that run over those networks.

Some investments, such as TV sports rights (page 58), have a lifespan of just a few years. Other investments, such as our fibre broadband network, are much longer term, with a pay-back period that lasts more than a decade.

We have a strong combination of people, technology, networks and other physical assets that sets us apart from our competitors. Importantly, we also have the financial strength to continue to invest in these areas.

Our most important resources and relationships are described from page 26.

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Selling services

integral to modern life

We sell fixed-voice, broadband, mobile and TV products and services to individuals and households in the UK. For businesses we offer a variety of communications services ranging from phone and broadband through to complex managed networks and IT services and cyber security protection. Many public services rely on our technologies and in the UK we help other communications providers to service their own customers.

We see growing demand for many of our products and services because they play such an integral role in modern life.

We sell our products and services through our customer-facing lines of business, and continuously improve our costs and productivity to drive revenue, margins and strong operating cash flow. We reinvest a significant proportion of this operating cash flow in the business, creating a virtuous circle that delivers value for our stakeholders over the short, medium and long term.

We use a range of channels to sell our products and services, including online, contact centres and account managers. We also have around 570 EE shops in the UK.

Our revenue is mostly subscription or contract-based. Individuals, households and SMEs pay for standalone or bundled services, typically on 12- to 24-month contracts. Large corporate and public sector customers usually buy managed networked IT services on contracts spanning several years. Our wholesale customer contracts range from one month for regulated products, to five years or more for major managed services deals.

Creating value for

all our stakeholders

Generating strong cash flow enables us to invest in the business, reduce net debt, support our pension fund and pay progressive dividends (see page 26).

But there’s much more to what we do than just making money. What we do matters. It helps millions of people communicate, enjoy entertainment, do business and generally live their lives. We help our customers reduce their carbon footprint and we contribute directly to communities and the health of the UK by providing jobs, supporting suppliers, paying tax and encouraging our employees’ volunteering activities.

All of which contribute to the strength of our brands – which in turn influences whether a potential customer buys from us or one of our competitors.

Oversight

and governance

Communications markets are dynamic and very competitive, particularly in the UK. There are multiple risks and opportunities, so it’s important our business model is flexible and sustainable. To help us we:

–	have a framework to identify and mitigate the challenges we face (see page 44);
–	use ‘insight’ teams to make sure we stay in tune with market opportunities and customer expectations;
–	undertake an annual materiality review to understand the social and environmental issues that are important to our stakeholders; and
–	use governance committees, such as our Design Council, to make sure we’re making the right investments.

Together, these help us anticipate and respond to changes in our markets including ‘macro events’ like Brexit and the prospect of the UK leaving the single European market. That’s why we’re confident we can deliver value over the short, medium and long term. It’s this confidence that underpins our assessment of the future prospects and viability of the group (see page 55).

Design Council

The Design Council is a sub-committee of the Operating Committee (page 14). It normally meets monthly and is responsible for aligning our capital investments in our networks, systems, platforms and products so that they reflect our strategy, serve the needs of our customers and are delivered cost-effectively.

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Resources, relationships and sustainability

In this section we describe the key resources and relationships that underpin our business model. We also report on how our

purpose can help to protect the environment.

Financial strength

Our financial strength means we can take a long-term view of investments.

Our goal is to deliver sustainable profitable revenue growth. Together with further cost transformation, we aim to grow our EBITDA and cash flow over the long term.

Our financial strategy has been consistent for a number of years:

We have a prudent financial policy and strong governance, both of which help us make the right decisions in terms of planning investments, managing our debt and growing our business.

Strategic investment, based on our financial strength, will ensure the long-term growth and health of our business. At the same time, we’re working hard to reduce our net debt, support our pension fund in a responsible way and pay progressive dividends to our shareholders.

Our financial strength also means we can support the business in other ways, for example by making sure we continue to innovate and stay at the forefront of a rapidly-changing industry, and by investing in the training, development and support of our people.

Our people

Our people help shape the modern world. The products and services they create and manage underpin everything from global trade and industry, to economic growth and social infrastructure.

Our people are a vital part of our ambition to deliver a great customer experience and sustainable, profitable revenue growth. Our people strategy supports this ambition by creating an environment where great people can do brilliant things as part of a dynamic business.

How our people make a difference

Our success isn’t just about what we do; it’s how we do things that really makes the difference.

We want great people to work for BT. We want them to feel engaged and inspired to be the best they can be. Together we create a high-performing, thriving organisation, where difference is celebrated and innovation is a big part of who we are.

At the heart of this are our people values. They’re aspirational, but realistic, capturing the spirit of BT at our best and reflecting how our customers want us to understand their needs, be easy to deal with and show we care.

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This led us to three words:

Personal Simple Brilliant

Everyone in BT has a role to play in bringing these values to life. That’s how we’ll deliver on our purpose and use the power of communications to make the world a better place, every single day.

This year we were deeply disappointed with the improper practices of a few individuals in our Italian business and the investigation into historical Deemed Consent which identified poor processes at Openreach. We know the vast majority of our people want to do, and will do the right thing, but this highlights the necessity to live our new values and work in an ethical way at all times.

Our workforce

At 31 March 2017 we had 106,400 full-time equivalent (FTE) employees in 63 countries, with 82,800 based in the UK.

Like any successful business, we continually redeploy our people to meet the needs of our customers and ensure they get a first-class experience long into the future. Last year in the UK we redeployed 1,070 people, avoiding the need for redundancy.

An integrated workforce

Following the acquisition of EE we’re harmonising our policies, cultures and working practices to achieve our goal of becoming a truly integrated organisation. We’ve identified examples of best practice from both organisations that will act as building blocks for our ‘better than both’ ambition. Our new values reflect this.

Recruiting talented people

In December 2016 we launched an exciting new career website, showing the world what makes BT such a great place to work.

This year, excluding acquisitions, we recruited nearly 17,500 people, almost 10,500 of whom are UK-based.

A customer-connected workforce

Improving the quality of our customer relationships remains central to our people strategy.

We’ve recruited more than 1,500 people into Openreach and 3,600 new people into customer-facing roles at our BT UK contact centres. We’ve also hired 1,400 people into EE stores and filled more than 1,700 positions in EE contact centres. Allowing for people leaving, the result is a net increase of 200 FTE employees across EE.

Finally, we continue to recognise the importance of retaining experience by converting almost 1,600 skilled agency workers to permanent employees.

Hiring more graduates

In 2016/17 we hired 300 graduates globally. We have plans to hire more than 450 in 2017/18 – our highest-ever intake.

Once again we’re in the top half of The Times Top 100 Graduate Employers. We’re one of only five companies in the IT and telecoms sector to feature in the top 100.

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Resources, relationships and sustainability continued

Investing for growth

At BT, we never stop learning – whether that’s on the job, with colleagues or in a formal training environment. It’s how we adapt to a changing world and rise to the challenges of tomorrow.

Around 25,000 of our people use our interactive Academy website every month and 7,000 of our EE employees used the EE Digital Academy this year. It’s a great way to build online learning communities where learning materials and events can be easily shared.

Awards won this year

Our Academy won a Silver Award at this year’s Learning Awards for its social and collaborative learning.

EE won a Princess Royal Training Award in 2016, training 358 employees over eight days following our takeover of 58 stores.

EE’s Priority Launch programme which is dedicated to improving employee performance won another Princess Royal Training Award in 2016.

Leadership

We’re still investing in our leadership capability, developing effective leaders at all levels and in all parts of our business. Our main leadership programmes, Challenging Leadership in Action and Pioneers have reached 1,400 leaders globally over 2016/17.

As well as welcoming EE to the BT family and introducing our new values, we’ve created two new leadership development programmes: Future Leaders and Connected Leaders.

FUTURE LEADERS	CONNECTED LEADERS

Develops high-potential people, enabling them to become leaders for the first time.	Launching in 2017/18, Connected Leaders emphasises the importance of connection with our customers, our people and different parts of our organisation as the key to creating a truly aligned BT.

Engaging our people

During the year we revised our employee survey and approach; the result (called Your Say) is shorter and features questions clearly linked to our strategy and values. We’ve made our report simpler for managers and their teams to understand so they can take action on the key priorities that will improve levels of engagement and better serve our customers.

–	The first full Your Say survey using the revised format attracted over 85,000 responses, representing around 80% of our people.
–	Almost 93,400 people (86%) responded to the January 2017 Your Say survey.
–	The result has generated momentum in every engagement driver category, with 18 of the 20 driver items starting to move in the right direction; the following table provides a snapshot of this:

	SCORE	PERCENTAGE CHANGE SINCE PREVIOUS SURVEY

Engagement outcome	71%	-1%

Leading our people	53%	-1%

Managing our people	78%	+3%

Empowering and equipping our people	58%	+3%

Enabling outstanding customer experience	59%	+3%

Working together	60%	+4%

Personal growth	69%	+3%

We keep our people informed about company results, major business decisions and other things that affect them using a variety of digital channels. Leaders regularly connect with their teams through roundtable meetings, town hall debates, site visits, webcasts and blogs.

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Volunteering

Our people can use up to three working days a year for volunteering activities. Some choose to help charities with particular challenges that need their expert input and knowledge. Others use their energy and enthusiasm to make a practical difference in their local communities.

This year more than 31% of our people spent over 39,000 days volunteering their time, with more than 2,000 people helping children and young adults improve their skills through our Tech Literacy and Work Ready programmes (see page 35).

Diversity at work

Diversifying the mix of our people continues to be a priority within our people strategy. We’re particularly keen to encourage women into technology careers through our Tech Women programme.

We’ve run recruitment campaigns for graduates and apprentices that aim to attract more women and black and minority ethnic background (BAME) candidates. We’ve also rolled out unconscious bias training for all those involved in recruitment.

We’re proud that BT was named in The Times’ Top 50 Employers for Women awards 2017. Over 27,000 women now work for us, that’s 25% of our entire workforce. Our management team includes more than 10,000 women, representing 26% of the total, while our Board is now 27% female, with women accounting for three out of 11 Board members.

We want to create an environment where our people can feel open about being themselves at work. As part of this, our LGBT+ employee network is asking people across the business to stand by LGBT+ colleagues to create a respectful and supportive working environment. The LGBT+ Allies programme calls on them to be visible and vocal in their support, and take an active interest in LGBT+ topics.

We’re a founder member of the Equality & Human Rights Commission Working Forward initiative, and our maternity handbook is being widely used as an example of best practice. Our maternity return rate continues to improve and currently stands well above the industry average at 88%, measured one year after women returned.

Along with Business in the Community, we sponsored The Race at Work reporta that informs the development of our diversity initiatives. We’ve also appointed a Race Champion to oversee this work and have seen a rise in BAME employees to 12%.

We are a ‘Disability Confident’b employer and we actively encourage the recruitment, development and retention of disabled people. We’ll automatically put an applicant with a disability or long-term health condition, who meets the minimum criteria for a vacancy, through to the first stage of a recruitment process.

An inclusive culture is fundamental to ensuring our diverse workforce can develop and thrive. We’ve focused on embedding themes of inclusivity within all our leadership development programmes for senior management teams, with a specific focus on developing diverse future talent.

Promoting wellbeing

We recognise that the wellbeing of our people feeds directly into our customers’ experience of BT and helps ensure the ongoing profitability of our business. We’ve looked at what we can do to increase wellbeing through our refreshed people strategy, drawing on the latest scientific evidence.

We’re working hard to eliminate all avoidable health and safety incidents by investing in improved training and equipment. A safe work environment is fundamental to our success, and we’re pleased to say we’ve cut our accident rate even further this year by 18%.

Our sickness absence rate was rising but we’ve turned that around this year and it’s now dropped by 6%. We’ve made particular progress in reducing mental ill health, which is down by 13% (excluding EE). Our other main sickness area is musculoskeletal disorders; in response we’ve developed a major initiative to help people avoid strains that’s part of our wider Fit for Life campaign. We’re pleased to say that in January we hit our five-year target of getting 10,000 people more active three years early.

[a] http://race.bitc.org.uk/all-resources/research-articles/race-work-report

b Disability Confident is an accreditation which includes Two Ticks that is given to organisations that are committed to employing disabled people.

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Resources, relationships and sustainability continued

We’ve extended our programmes to EE which has already helped bring sickness absence down across the group. We’re always looking for ways to improve, and have introduced prehabilitation - designed to shorten recovery time for our people undergoing surgery. In short, we know that keeping our people healthy and happy is good for them, good for business and good for society.

Pay and benefits

We regularly review our pay and benefits to make sure our remuneration is competitive when compared to other companies of a similar size and complexity.

Most of our UK-based engineering and support people are paid using terms and conditions negotiated through collective bargaining with our recognised trade unions, ensuring fairness for all. Our managers’ pay ranges are also set at competitive levels. Bonuses are determined through a combination of business performance and their personal contribution to the company.

Our executives may also get long-term share awards to reward the creation of shareholder value. The value they ultimately get is determined by the group’s performance over a three-year period. Executive directors must retain incentive shares for a further two-year period.

In line with regulatory obligations, incentives for people in Openreach are tied to a combination of personal contribution and Openreach’s performance, rather than that of the wider group. These incentives are paid in cash, as opposed to BT shares.

We support our people by providing a range of retirement savings plans and country-specific benefits. In the UK, our main defined benefit scheme is the BT Pension Scheme, while our main defined contribution scheme is the BT Retirement Saving Scheme. You can read more about these on page 101.

Sharing in success

Around 52% of our people take part in one or more of our savings-related share option plans (known as saveshare), which operate in over 25 countries. In August 2016 almost 9,000 people in our 2011 saveshare plan were able to buy shares at 156p, representing an average gain of around £5,000 each.

Our networks and physical assets

Our network, service and IT platforms support the products our customers rely on around the world.

Network platforms

Our UK fixed-line network is one of our most valuable assets and our investment in fibre broadband is key to providing services to UK consumers. Our fibre broadband network now passes more than 26.5m UK premises, and we provide FTTP to more customers than any other UK service provider. To meet the demand from businesses, we’re continuing to expand the availability of Ethernet.

This year we’ve had record levels of traffic across our UK network, yet the investments we’ve made in broadband technology mean that more customers continue to get faster speeds over our network.

Our global reach

Our global network is supported by in-country networks and infrastructure. We offer our widest range of network services, access technologies and coverage in the UK, with extensive networks in Germany, Italy, the Netherlands, the Republic of Ireland and Spain.

The scale and reach of our global multi-protocol label switching (MPLS) network is a key competitive differentiator, and we’ve enhanced it this year with the launch of a software-defined wide area network capability.

We’re selectively expanding the reach of our network to support multinational companies in other regions. Virtual private network (VPN) services are integral to our ‘Cloud of Clouds’ vision (see page 71). They provide the convenience and security of a private network but over the public internet. We use our MPLS network together with a combination of owned and leased fibre connections to connect our points of presence (PoPs) around the world. For the final connection into the customers’ premises, we either use our own circuits, or lease connections from telecoms operators in that country. Where we need to serve customers in very remote locations, we make use of our extensive satellite connections.

Security is an important part of our business. The expertise we’ve gained from protecting our own networks helps us secure our customers’ networks.

The EE network is the UK’s largest 4G network, now covering 80% of the UK’s geography and reaching over 99% of the population

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Mobile network

We’ll keep investing in 4G geographic coverage and capability, consolidating the EE network’s position as the biggest and fastest in the UK. Specifically we aim to expand 4G to reach 95% of the UK’s geography by the end of 2020. EE customers already enjoy the fastest 4G speeds in the UK, while technology such as LTE Advanced Pro gives them much greater capacity.

We have 120MHz of paired mobile spectrum. This means we’re able to offer speeds of up to 360Mbps in areas served by our 4G+ network.

We have access to over 18,500 basestation sites including those via the MBNL joint operation between EE and Hutchison 3G UK.

And we’ve improved the way we maintain and manage key mobile sites. By insourcing work and integrating the EE and BT engineering workforce we’ve achieved real service and productivity improvements.

Wi-fi

We run one of the world’s biggest wi-fi networks, with around 5.6m BT Wi-fi hotspots.

Progress this year

This year we’ve:

–	upgraded almost 500 mobile basestations to offer up to 360Mbps. We’ve also switched on our first Gigabit-enabled basestations in London, with Cardiff following in April 2017;
–	addressed the growing demand for digital transformation through the introduction of a cloud-based unified communications service for business customers offering voice, messaging, conferencing and presence;
–	demonstrated a world-record speed of 2Tbps over a 700km live network fibre between London and Dublin. This gives us confidence that our core network will be able to cope with the growth of data traffic; and
–	demonstrated the first live customer trial in Europe delivering increased capacity by using three different passive optical network technologies over the same fibre.

Service platforms

We run a number of service platforms that combine our network and IT resources. They underpin many of the key products we offer.

Our BT TV platform supports a growing number of customers and we’re increasing the range of services it delivers. We support BT Mobile, Plusnet Mobile and EE with our Mobile platform; it also underpins the Emergency Services Network (ESN).

Progress this year

This year we’ve:

–	extended our BT Sport app to provide extra features during Premier League and FA Cup matches;
–	added Dolby Atmos surround sound to Ultra HD football matches; and
–	carried over one billion minutes per month on our BT Conferencing service platform.

IT systems platforms

Our IT systems let us manage our processes, handle customer information and deliver our products and services. They’re critical to serving our customers and running our business.

We’ve been simplifying the different technologies we use across BT. For example we’ve been migrating EE people to BT systems so we can all benefit from using a single, consistent set of applications.

Progress this year

This year we’ve:

–	introduced systems and processes that mean we can sell BT products to EE customers; and
–	delivered the technology behind the new BT Call Protect Service (page 57).

Properties

We have around 7,000 properties in the UK and 1,700 across the rest of the world.

We lease the majority of our UK properties from Telereal Trillium, part of the William Pears group, as part of a sale and leaseback arrangement we signed with them in 2001. 88% of our UK properties are operational sites housing fixed and mobile telecoms and broadband equipment. The rest are retail outlets, offices, contact centres, depots and data centres. We also have our BT Sport TV studios in London.

In the UK, we’ve been busy rationalising office space, vacating offices in Belfast, Darlington, Langley, Leeds, Newcastle-under-Lyme and the former EE headquarters building in Paddington.

Outside the UK, we’ve consolidated a number of our key office locations in Amsterdam, Hong Kong, Madrid and Sydney to improve operational efficiency.

BT property portfolio (UK)a

[a]	Excludes leased cell sites, retail concessions within other retailers’ premises and franchisee-owned leases.

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Resources, relationships and sustainability continued

Research and development

Commercial success increasingly depends on innovation – that’s why we invest so much in research and development (R&D). The result is a track record of scientific breakthroughs, engineering successes and commercial progress.

Our proud history of innovation

We can trace our origins back to 1837, when Sir William Fothergill Cooke and Sir Charles Wheatstone filed a patent for the world’s first practical electric telegraph. From this they founded The Electric Telegraph Company, the seed business that eventually grew into BT. And we’ve kept innovating ever since – you can read more about our innovation story here:

www.btplc.com/Innovation/Innovationstory/index.htm

You can also see some of our past innovations in the Science Museum, including Cooke and Wheatstone’s electric telegraph and parts from Colossus, the world’s first programmable computer.

This year we invested around £520m (2015/16: around £470m) in R&D. Over the last ten years we’ve been one of the largest investors in R&D both in the UK, and globally in the telecoms sectora.

Our research activities keep producing new inventions. In 2016/17 we filed patent applications for 102 inventions (2015/16: 97), and as of 31 March 2017 had a worldwide portfolio of more than 4,900 patents and applications.

Open innovation

No-one has a monopoly on good ideas. That’s why we’re always keen to work with partners, universities and customers from around the world. We call it our open innovation model.

We have eight global development centres including Adastral Park, our UK technology headquarters. It’s an innovation campus we share with over 90 high-tech companies, and is a workplace for around 3,800 people. This year we continued to grow our development centres in India.

We’ve extensive, long-standing, joint-research programmes with Cambridge University (UK), Massachusetts Institute of Technology (US), Tsinghua University (China), Khalifa University (UAE) and over 30 other universities globally.

102	4,900
patent applications for inventions filed in 2016/17	patents and applications in our worldwide portfolio

Innovation milestones

[a]	Comparison based on total R&D spend 2006/07 to 2015/16.
Source: EU Industrial R&D Investment Scoreboard, http://iri.jrc.ec.europa.eu/scoreboard.html

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Tommy Flowers Institute

This year we launched the Tommy Flowers Institute, a new Higher Education ICT training institute at Adastral Park.

Working with partners from across the ICT sector, we’ve designed the Institute to create world-class research leaders who can collaborate across multiple academic disciplines. They’ll focus on solving some of the challenges facing UK businesses, exploring areas such as cyber-security, ‘Big Data’, autonomics and converged networks.

Examples of our R&D activities this year include:

Long-reach VDSL trial

Building on last year’s lab tests, we’re trialling long-reach VDSL in Isfield, Sussex and on the Isle of Lewis.

EAD Rapid

Ethernet Access Direct (EAD) is Openreach’s Ethernet product, offering data rates from 100Mbps to 10Gbps on a single fibre (see page 86).

We’ve developed EAD Rapid, a method to quickly provision a second EAD circuit where one already exists using the same fibre. This means that customers don’t have to wait for a second fibre to be installed before their new service will work.

Self-organising networks interworking

Self-organising network (SON) technology automates the planning, set up, management and repair of mobile networks. We’ve established a test lab at Adastral Park to test SON equipment. This led to a world-first demonstration of SON interoperation between different vendors’ 4G products.

5G We’re working with a range of partners to deliver our 5G service ambitions, conducting trials of 5G-ready radio equipment at BT labs.

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Resources, relationships and sustainability continued

Brand and reputation

Our organisation is made up of three strong brands: BT, EE and Plusnet. Between them, they cover UK and global markets for consumers, businesses and the public sector. We’ve worked hard to position all three so they maximise their reach while minimising overlap with each other. This multi-brand approach gives us greater agility in the market and increases our overall consideration.

BT

BT is the biggest of our three brands in terms of overall brand value. It stretches across consumer, business and public sector markets and operates in 180 countries.

This year, BT Sport continued to grow its viewership and win awards. These included the best TV or media innovation award for the BT Sport app at the Broadband World Forum.

In the UK business market, BT has the highest awareness of any telecoms, networks and IT services brand. We kept up the pace with strong business wins such as network and ICT services for Royal Mail Group and network infrastructure for the Co-operative Group. BT was also positioned by Gartner, Inc, as a Leader in the Magic Quadrant for Network Services, Global for the 13th consecutive time (see page 72).

Research company Millward Brown valued the BT brand at $18.6 billion in 2016. It’s possible that the impact of our Italian investigation may cause this to decline when the 2017 valuation is published. We describe what we’re doing to redress this on page 6.

EE

EE is the UK’s biggest mobile operator, positioned firmly at the cutting edge of technology. EE is also number one for spontaneous brand awareness, despite being almost a decade younger than any other major UK mobile brand.

Plusnet

Plusnet has a distinctive market position, offering UK consumers brilliant service at a great price.

This year, Plusnet won 21 awards, including the uSwitch awards for Best Customer Service and Best Home Broadband, and a Silver at the IPA Effectiveness Awards for effective advertising and brand-building.

Working together

We’re working on synergies and opportunities for our three big brands to support each other wherever possible. You can read more about this in the Consumer and EE sections on pages 56 and 62.

Stakeholders

As well as our own people, BT’s main stakeholders are our customers, communities, shareholders, lenders, pension schemes, suppliers, government and regulatory authorities.

Our customers

Our customers include individuals, households, businesses of all sizes and public sector organisations.

You can read about our markets, customers and the services we offer them in our Lines of Business section, from page 56.

Interestingly, some of our customers are also our competitors. That’s because we sell wholesale products and services to other communications providers in the UK and overseas.

Communities and society

Our purpose influences our decisions and actions. This year we invested £35.6m to help a number of initiatives that deliver social and environmental benefits, as well as stimulating economic growth.

This investment is a mixture of cash, time volunteered, and in-kind contributions. Over the past five years we’ve invested over £157m, an average of 1.08% of our adjusted profit before tax.

Total investment in society

Year ended 31 March

Connecting society

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Providing access to fast broadband

We recognise how important it is for everyone to have access to fast broadband. We continue to progress towards our 2020 ambition, with 88% of UK premises now able to access our fibre-based products and services. The acquisition of EE gives us the opportunity to extend our reach even further through mobile broadband.

Promoting digital inclusion

Digital transformation has the power to improve our quality of life, boost the economy and protect the environment. Research we published last year suggests that access to e-health applications could provide better healthcare for nearly 20m more people in the UK by 2030a.

It’s always been our aim to make sure no-one is left out, especially vulnerable groups like the elderly, disabled or financially disadvantaged. We continue to develop products and services to help people overcome barriers to inclusion, such as BT Basic + Broadband, 4GEE WiFi, and our social housing proposition.

We also create awareness and collaboration through our presence on the UK Government’s Council for Digital Inclusion. Our partnership with Doteveryone is offering skills training to homeless people in the London Borough of Croydon. The ‘BT and Barclays Wi-Fi in our community’ programme now supports 100 libraries and community centres across the UK. The Tech4Good awards that we co-founded are now in their sixth year and still recognise organisations and individuals who use technology to improve the lives of others.

Our EE stores run Techy Tea Parties to help boost people’s confidence in going online. And because we want to make sure children use the internet safely, we’re working with partners like Internet Matters and Unicef UK through our programme The Right Click: Internet Safety Matters.

Outside the UK, we’ve completed the implementation of the healthcare management system within our Connecting Africa programme, winning the ‘Changing Lives’ award at the Broadband World Forum. Our insight is helping shape the World Economic Forum’s Internet4All initiative in Sub-Saharan Africa. As a partner in One Million Community Health Workers (1mCHW), we’re providing mobile health tools in Ghana. And we’ve helped provide IT training in India that’s reached over 700,000 people. We’ve also delivered wi-fi connectivity and services to refugee centres in Serbia, reaching 317,000 people.

Building a culture of tech literacy for the next generation

Today the UK faces a major challenge. The next generation are great tech consumers, but few are active creators. In a world where so much of our life and work depends on technology, that may be the difference between getting ahead or being left behind. The answer is to build a culture of tech literacy, so that young people grow up with the tech know-how to step up to the jobs of the future and to shape a more inclusive society that works for them. We’re helping to do that by championing tech literacy as a new cornerstone of modern education in primary schools, and by connecting to popular culture to inspire young people about the relevance of tech.

We believe that tech literacy is a fundamental skill for young minds, as important as reading and writing. That’s why the Barefoot Computing Project helps primary school teachers get confident with tech literacy concepts such as computational thinking which provides the building blocks of the digital world; like logic, sequencing, abstraction and programming. We’ve been providing a combination of free teaching materials and volunteer-led, face-to-face training. We’ve now reached more than 39,000 teachers, and through them more than a million children. And we know it’s having a positive impact:

Teachers are more confident after using Barefoot resources:

Teachers who use computational thinking in lessons see positive impacts on pupils’ learning:

99%	82%
say it helps pupils solve problems	say it helps pupils work together more collaboratively

96%	69%
say it improves pupils’ numeracy skills	say it improves pupils’ literacy skills

[a]	The role of ICT in Reducing Carbon Emissions in the UK, BT, 2016 – available at www.bt.com/deliveringourpurpose

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We’re also focusing on the transition to work, so that the next generation can fulfil future job needs. Work Ready gives 16-24 year olds, particularly from disadvantaged backgrounds, skills development and hands-on work experience of what it takes to thrive in a world of work powered by tech. So far more than 2,000 young people have taken part in this initiative.

Supporting charities and communities

This year we helped generate £95m towards good causes, in support of our £1bn target. £62.6m of this was raised via MyDonate, our commission-free online fundraising and donations platform. That means we’ve now helped to generate £422m for good causes since we set ourselves this ambition in 2012.

As well as creating scaleable opportunities to put something back into the community, this can also provide great content for our TV channels and improve public perception of our company.

We again used MyDonate and our communications technology – with help from our volunteers – to support various large telethons. These included Stand Up To Cancer, Comic Relief and Children in Need.

In the UK, we supported a number of smaller charities by providing discounted calls and line rental charges to members of The Charities Club, saving those charities almost £1.3m on their phone bills.

We see sport as a positive vehicle for change in young people’s lives. This year we launched a new programme, in partnership with the Premier League, to help disabled people become more active in the sport of their choice, creating opportunities for them to develop the skills and build the confidence needed to realise their potential.

Our shareholders

We have more than 790,000 shareholders. As well as the Annual Report and Annual General Meeting, we keep our shareholders up to date with how we’re doing through regular mailings. These often include offers on our products and services that are only available to shareholders. Our website includes press releases, newsletters, presentations and webcasts that also keep our shareholders informed.

Most of our shares are held by institutional investors. We have an extensive investor relations programme aimed at keeping existing investors informed and attracting new ones. This programme includes:

–	reporting quarterly results, accompanied by a conference call or presentation from senior management;
–	site visits and ‘teach-ins’ on key topics; and
–	meetings and conference calls with investors both in the UK and around the world.

In 2016/17, we held 507 meetings or events with institutional investors. This compares with 353 in 2015/16.

We were voted the best company for investor relations in England for the third year running in the Extel Survey 2016. We also maintained our second place in the European telecoms sector of the same survey.

Our lenders

Our lenders, mainly banking institutions and bondholders, play an important role in our treasury and funding strategy.

These relationships are vital for funding our business and meeting our liquidity needs. You can find out more about this on page 97.

Our pension schemes

We operate defined benefit and defined contribution pension schemes. The largest by membership is the BT Pension Scheme (BTPS) which has around 300,000 members. You can read more about this on page 204.

[a]	www.techliteracy.co.uk

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Our suppliers

Our suppliers provide the products and services that are so important in executing our strategy. We source from across the world and currently have suppliers in over 150 countries. We spent around £14.1bn with our suppliers this year (2015/16: £10.2bn). Around 65% of our spend is with our top 100 suppliers.

This year we consolidated the EE and BT supplier base. As part of the EE integration, we’ve combined the best practices and processes from both procurement teams to remove duplication and support synergies.

Our approach to procurement

We have around 360 BT people in 27 countries working with suppliers. As part of our cost transformation activities we aim to make the most of our relationships with our largest suppliers, demonstrating our commitment to them by establishing a specialist in-life contract management team. In-life contract management of our top 130 suppliers has helped us save around £10m.

Our Central Business Services Centre reviewed around 80,000 purchase orders accounting for £3.8bn of spend, helping us save more than £15m.

We’ve worked with other companies through our membership of an industry-recognised thought-leadership organisation. This gives us the peer benchmarking support, market insight and innovative techniques we need to optimise our procurement strategy.

Choosing our suppliers

We want to know who we’re doing business with and who’s acting on our behalf. So we:

–	choose suppliers using principles that make sure we act ethically and responsibly;
–	check that the goods and services we buy are made, delivered and disposed of in a socially and environmentally responsible way; and
–	measure things like suppliers’ energy use, environmental impact and labour standards, as well as working with them to improve these.

You can find out more at: www.selling2bt.bt.com

Ethical standards in our supply chain

We want our suppliers’ employees to experience working conditions that are safe and fair. To help us assess the risks, we send an ethical standards questionnaire to suppliers of higher and medium-risk products and services. We follow up with suppliers identified as high or medium risk, based on their responses. This year we met our target of 100% follow-up within three months. We also visit supplier sites to make sure they meet our standards. This year we visited 63 sites (2015/16: 47 sites) around the world.

We published our first Modern Slavery Act Statement this year. We conducted a detailed risk assessment of our categories of spend, and as a result, engaged with more than 500 suppliers to improve our understanding of forced labour and human trafficking in our supply chains.

Number of on-site supplier assessments

We continued our compliance with the Dodd-Frank Act and our Security and Exchange Commission (SEC) obligations by asking suppliers whether their products contained certain minerals that may have been sourced from conflict areas. In June 2016 we filed a report covering 2015 with the SEC, which described our conflict minerals approach and reflected the responses we got from our suppliers.

Paying our suppliers

This year the average time between invoice date and supplier payment was 67 days globally (2015/16: 62 days) with 50 days for UK invoices.

Suppliers can choose to use the BT Supplier Finance scheme which offers contracted suppliers the chance to be paid early. This cuts financing costs for participating suppliers, large or small, and is particularly attractive for SMEs (who make up around 48% of our supply base). We remain a signatory of the UK Prompt Payment Code, and are supporting Government initiatives to encourage small business growth.

Human rights

We’re committed to respecting human rights. We’re steered by the UN Guiding Principles on Business and Human Rights (UN Guiding Principles).

We believe our communications services have a positive impact on society, empowering people to exercise their rights and freedoms. At the same time we recognise that as a global company our work could adversely impact human rights, either directly or through our wider business relationships.

The importance of privacy and free expression

Privacy and free expression are still the rights most at risk from communication services. The Investigatory Powers Act 2016 (IPA) made significant changes to the investigatory powers regime in the UK, in a way that could have a considerable impact on the privacy of customer communications. We want our customers to know they can trust us with their information, which is why we played a central role in lobbying for changes to the IPA before it became law. To enhance our own processes, we’ve created a formal board committee (the Investigatory Powers Governance Committee), chaired by Sir Michael Rake, to oversee the role we play in the use of investigatory powers.

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What we’ve been doing

We’ve continued to champion free expression through our discussions with the Government on the Digital Economy Act. We’ve also reviewed our Acceptable Use Policya to make it easier for customers to understand how they should use our online services to express themselves.

We continue to review our processes, including our approach to human rights in our global activities. We’ve launched our enhanced human rights due diligence tool. And we’re leading the broadcast element of an international initiative looking at the impact of large-scale sporting events on human rightsb. We’ve also joined The Global Network Initiative on privacy and free expression as an observer.

Our first Modern Slavery Act statementc describes our approach to preventing modern slavery in our supply chain and our business. We want to play our part in tackling this so we’re proud to be partnering with the charity Unseen to set up and resource the Modern Slavery Helpline and Resource Centred.

Our relationship with HM Government

We’re one of the largest suppliers of networked IT services to the UK public sector. We work with almost 1,800 organisations across central, local and devolved government, supporting some of the UK’s most vital services including health and social care, police and defence.

One of our most important contributions is helping organisations deliver better public services while keeping data secure.

For example:

–	in Islington we’re linking up information systems to improve health and social care for the borough’s residents in a way that enables them to access their personal electronic health record.
–	in Essex, thanks to new smartphones supplied by BT, police are spending more time fighting crime and being visible in their communities.

Another aspect of our relationship with government is that we can be required by law to do certain things and provide certain services. For example, under the Communications Act, we (and others) can be required to provide or restore services during disasters. The Civil Contingencies Act 2004 also states that the Government can impose obligations on us (and others) at times of emergency or in connection with civil contingency planning.

The Secretary of State for the Home Department can also require us to take certain actions in the interests of national security.

Regulation

Communications and TV services are regulated in the UK and around the world. This is to make sure that CPs and broadcasters comply with common standards and rules, and that nobody is disadvantaged by providers with strong positions in their markets.

European Union (EU) regulation

In EU countries, electronic communications networks and services are governed by directives and regulations set by the European Commission (EC). These create a Europe-wide framework (known as the European Common Regulatory Framework) covering services such as fixed and mobile voice, broadband, cable and satellite transmission.

The directives include rules covering:

–	access and interconnection;
–	universal service obligations; and
–	a requirement for national regulators to review markets for significant market power (SMP) every three years and to put appropriate and proportionate SMP remedies in place.

Companies with SMP typically have a market share of 40% or more and could, without regulation, be able to do things such as increase prices without losing business to competitors (as would happen in a fully competitive market).

Review of the European Common Regulatory Framework	In September 2016, the EC published proposals for its review of the European Common Regulatory Framework. As part of this review, the EC will assess how to encourage investment in infrastructure and how to make current telecoms and media rules fit for new challenges and new types of service provider. The EC is also reviewing copyright and content policy. A directive embodying the new code is expected to be adopted in mid- 2018, taking effect mid- to late-2019.

The UK’s exit from the EU	When the UK leaves the EU, depending on the nature of any trade agreement reached, the UK may no longer be required to abide by the EU Regulatory Framework and other relevant EU rules. The existing regulations are widely recognised as having helped make the UK communications market one of the most competitive in the world, providing consumers with low prices and the best coverage of superfast broadband in the major EU countries. Therefore, while the existing regulations could be fine-tuned to suit specific UK market conditions, we do not expect fundamental changes.

UK regulation

The UK telecoms and broadcasting industries are regulated primarily by Ofcom (the UK’s independent regulator) within the framework set by the various European directives, the Communications Act 2003 (the Communications Act) and other UK and EU regulations and recommendations.

The Communications Act and Ofcom

The Communications Act gives Ofcom legal powers and sets out how electronic communications and broadcasting services should be regulated in the UK. It includes the conditions set by the European directives.

Under the powers of the Communications Act, Ofcom sets conditions that CPs must comply with. Some conditions, known as General Conditions, apply to all CPs. These mainly deal with issues such as protecting consumers, access and interconnection, and allocating and transferring phone numbers.

[a]	www.productsandservices.bt.com/products/static/terms/
[b]	www.ihrb.org/programmes/mega-sporting-events/white-paper-3.2-broadcasters
[c]	www.btplc.com/Thegroup/Ourcompany/Ourvalues/ModernSlaveryAct/ModernSlaverystatement.pdf
[d]	www.modernslaveryhelpline.org/

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Ofcom’s main duties	– To further the interests of citizens in relation to communications matters. – To further the interests of consumers in relevant markets, where appropriate, by promoting competition.

Other conditions apply to certain companies that are universal service providers or which Ofcom has decided have SMP in a particular market. We’re the designated universal service provider for the UK (except for the Hull area where that role is taken by KCOM Group) and so we have certain obligations. The main one is to make sure that basic fixed-line services are available at an affordable price to all consumers. We’re also obliged to provide public payphones. We have SMP in a number of markets including Business Connectivity (such as Ethernet and backhaul), Fixed Access (including LLU, GEA and WLR) and Wholesale Narrowband (such as Call Origination). That’s why Ofcom’s market reviews are so important for us.

Following a market review, if Ofcom decides that a CP has SMP, it can put controls in place, typically on the prices which the CP can charge.

CPs affected by Ofcom decisions can appeal them through a number of routes, including the Competition Appeal Tribunal (CAT) and the High Court.

BT’s Undertakings

In response to Ofcom’s 2005 Strategic Review of Telecommunications we gave some legally-binding undertakings under the Enterprise Act 2002. These Undertakings (which included the creation of Openreach) began in September 2005. They aim to give the UK telecoms industry clarity and certainty about the way we provide wholesale regulated products. This in turn supports effective and fair competition in related retail markets. Ofcom has published a consultation proposing to release BT from the Undertakings in light of the new Commitments we made to Ofcom on 10 March 2017.

Overseas regulation

The degree of regulation in international markets varies widely. This can hinder our ability to compete and provide the services our customers require. We keep pressing incumbent operators around the world, and their national regulatory authorities, for fairer, cost-related wholesale access to their networks.

Ofcom’s Strategic review of Digital Communications

In March 2015 Ofcom announced it would carry out a strategic review of the digital communications industry, looking at ways to improve investment, innovation and competition across fixed-line, broadband and mobile markets.

In February 2016 Ofcom published its initial conclusions. These covered the wide range of issues originally flagged by Ofcom, as well as a conclusion that BT’s model of functional separation should be strengthened to allow Openreach to take its own decisions on budget, investment and strategy, in consultation with its communications provider customers. This became the focus of the review, with the other issues taken forward through separate Ofcom initiatives.

In July 2016 Ofcom consulted on proposed reforms of Openreach, including Openreach becoming a distinct legal entity. Also in July

2016, we announced that we intended to implement changes to address Ofcom’s concerns, including:

–  a new Openreach board as a board committee of BT plc, with a majority of independent members including the chairman;

–  greater delegation of strategic, operational and budgetary responsibilities to Openreach; and

–  an enhanced process for industry consultation on large investment plans.

On 29 November 2016 Ofcom announced it was planning to make a formal notification to the European Commission in 2017 seeking approval to mandate legal separation of Openreach, stating that the changes we announced in July would not fully address its concerns.

At the same time, we announced that as the first step in the delivery of our changes, we had appointed Mike McTighe as the first chairman of the Openreach board. We said we were also continuing to seek to reach a voluntary agreement with Ofcom that would avoid the lengthy and complex processes involved in a notification to the Commission.

Following further discussions, BT and Ofcom agreed a new settlement, announced on 10 March 2017. This agreement, based on voluntary commitments by BT, will see Openreach become a distinct, legally separate company within the BT Group. We will consult all Openreach employees on the transfer of their employment to Openreach Limited once all the necessary pensions’ protections and arrangements have been put in place. Once the agreement is implemented:

–  Openreach Limited will have its own branding, which will not feature the BT logo.

–  The Openreach CEO will report to the Openreach chairman with accountability to the BT Group, as the CEO of a wholly-owned subsidiary. This includes accountability to the BT Group chief executive with regards to certain legal and fiduciary duties that are consistent with BT’s responsibilities as a listed company.

The agreement is intended to be comprehensive and enduring. It will provide BT and other companies with greater regulatory clarity and certainty which is vital for investment. This will help the UK retain its position as a leading digital economy, with the largest superfast network among major European nations.

Annual Report 2017	BT Group plc	39

Resources, relationships and sustainability continued

Price regulation of our main wholesale products

The following table shows the main wholesale products provided to CPs which are subject to price controls in markets where we’ve been found to have SMP.

Product	Annual charge control	Current charge control ends
Fixed call origination[a]	RPI–3.6%	30 September 2016
Fixed call termination[a]	RPI–3.1%	30 September 2016
Mobile call termination	CPI–3.1%	31 March 2018
Wholesale Line Rental[a] (WLR)	CPI–3.0%	31 March 2017
IPStream[a] rental in Market Ab only	CPI–10.7%	31 March 2017
Metallic Path Facility rental[a] (MPF)	CPI+0.3%	31 March 2017
Shared Metallic Path Facility rental[a] (SMPF)	CPI–33.4%	31 March 2017
Ethernet[c]	CPI–13.5%	31 March 2019
Partial Private Circuits (PPCs)[d]	CPI–3.5%	31 March 2019

[a]	See WLA, WBA and Narrowband market reviews in the next section ‘Other regulatory decisions and activities’.
[b]	Wholesale broadband services are regulated in Market A which covers 9.5% of UK premises. Market B covers the remaining premises and is competitive and unregulated.
[c]	Outside central London and ≤1Gbps.
[d]	<8Mbps.

Other regulatory decisions and activities

Business connectivity market and cost attribution

In April 2016 Ofcom published its Final Statement on its Business Connectivity Market Review, Leased Lines Charge Control and Cost Attribution Review. This broadly confirmed Ofcom’s proposals set out in its Draft Statement published in March, including:

–	the charge controls that apply from 1 May 2016 until 31 March 2019;
–	the introduction of minimum service levels for Openreach relating to the installation and repair of Ethernet services; and
–	a requirement for Openreach to provide access to its fibre network for providers of high-speed services to businesses (known as ‘dark fibre’) from 1 October 2017.

We disagree with some aspects of Ofcom’s BCMR statement, including Ofcom’s proposals on Dark Fibre and have appealed these points to the Competition Appeal Tribunal (CAT). We expect Ofcom’s Cost Attribution Review assessment to also have an effect on other future price controls.

Wholesale local access market review

The current charge control set by Ofcom for the WLA market (ie MPF and SMPF) expired on 31 March 2017. Ofcom is currently undertaking a review of this market, but was not able to complete it by that date. As a result, we gave Ofcom a commitment to maintain a cap on the relevant price baskets of CPI-CPI until 31 December 2017, or the conclusion of Ofcom’s review if earlier. Generic Ethernet Access (GEA) rental has not previously been subject to price regulation but Ofcom’s consultation proposals, published on 31 March 2017, include introducing price regulation on the lower speed GEA 40/10 service. Ofcom expects to publish its final decision in early 2018 with new measures taking effect from 1 April 2018. On 31 March 2017, Ofcom also published a consultation on a new fair and reasonable charge for MPF rental at service level 1 for the period 1 April 2017 to 31 March 2018.

Wholesale broadband access (WBA) market review

The current control set by Ofcom for the WBA market (ie IPStream) expired on 31 March 2017. Ofcom is expected to undertake a review of this market in calendar Q2 2017. Meanwhile we gave Ofcom a commitment to maintain a cap on the relevant price baskets of CPI-CPI until 31 December 2017, or the conclusion of Ofcom’s review if earlier.

Narrowband market review

Ofcom is currently reviewing the narrowband market that covers fixed call origination, call termination and WLR, and published a consultation in December 2016. This review was delayed and had not been completed by the time the existing charge control was due to end. We gave Ofcom a commitment to maintain a cap on the relevant price baskets of CPI-CPI until 31 December 2017, or the conclusion of Ofcom’s review if earlier.

Mobile regulation

The current charge control on mobile call termination applies until 31 March 2018 and Ofcom intends to review the market again in the coming year and will set new regulation, if required. We are also subject to regulation when our customers travel within the European Union, for the retail prices we charge our customers and the wholesale prices between operators. The EU regulations cover voice, text and data prices, with a cut to the retail price caps on 30 April 2016. From 15 June 2017, under EU regulations, customers will be able to ‘Roam like home’ within the EU, paying domestic prices when travelling with no extra fees. At the wholesale level, price caps will remain in place, on an agreed glide path, reducing to 1 January 2022.

Standalone landline telephone services

On 1 December 2016 Ofcom announced a review of the retail market for consumers who buy telephone services in a standalone contract and not part of a bundle with other services such as broadband or pay-TV. This affects around 2.9m UK households. Ofcom has provisionally concluded that this is a separate retail market in which BT has SMP. Ofcom has consulted on a number of possible remedies including requiring us to cut the line rental charge by between £5 and £7 per month for customers taking these services in a standalone contract.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Margin squeeze test

In May 2015 we made an appeal to the CAT on Ofcom’s decision to introduce the VULA margin squeeze test. In March 2016 the CAT found that Ofcom was entitled to impose a regulatory margin squeeze test. In June 2016 the CMA published its determination on the remaining pricing grounds. It agreed with us that Ofcom had made an error in setting the relevant compliance period and determined that this should be extended to six months from the current one month. It dismissed our other grounds. On 25 July 2016 the CAT completed its appeals process by issuing directions to Ofcom to amend the VULA margin squeeze test in line with the CMA determination.

Broadband USO

The UK Government has continued with its plans for a broadband Universal Service Obligation (USO) that includes a minimum line speed. The Digital Economy Act – which includes the provisions for the USO – gained Royal Assent on 27 April 2017. We’ve proposed an alternative approach to achieving universal 10Mbps broadband coverage and continue to discuss this with the UK Government.

Deemed Consent

On 26 March 2017 Ofcom published the findings of its investigation into the historical use of Deemed Consent by Openreach. Deemed Consent is an agreed process between Openreach and its communications provider (CP) customers, which allows Openreach to halt the installation and reschedule the delivery date for providing dedicated business services (known as Ethernet) in a number of specific circumstances which are beyond its control. Ofcom found that Openreach had breached its contractual and regulatory obligations by inadequately and retrospectively applying Deemed Consent to reduce compensation payments to CPs between January 2013 and December 2014.

As a result of the findings, Openreach has agreed to compensate CPs and Ofcom has imposed a fine of £42m, reflecting the seriousness of the failings. This includes a 30% maximum discount for BT admitting its liabilities and agreeing to compensate the affected CPs in full. The precise amount of these compensation payments will result from discussions with the affected parties and is currently estimated at £300m. The fine and associated compensation payments are treated as a specific item charge in this year’s income statement, with the cash expected to be paid in 2017/18.

We take this matter very seriously and we’ve put in place additional controls to safeguard against this happening again and to make sure that we’re providing the highest standards in serving our customers.

Protecting the environment

We believe that the Information and Communications Technology (ICT) industry plays a vital and ever-growing role in tackling climate changea. We continue to participate in UN climate negotiations (eg COP22 in Marrakech), sharing our research and highlighting that investment in ICT can cut carbon emissions while creating social and economic value.

Our #go100percent campaign aims to inspire people to act more sustainably. In partnership with Sir Ben Ainslie and Land Rover BAR, we encouraged spectators at the America’s Cup World Series sailing event in Portsmouth to make pledges and to share their stories on sustainable ways of living, working and playing.

3:1 ambition	2015/16	2016/17
Customer savings (Mt CO2e)	7.6	10.0
Our impact (Mt CO2e)	4.8	5.5
Ratio	1.6:1	1.8:1

Reducing our customers’ carbon footprint

Adding EE to our carbon footprint has impacted progress towards our 2020 ambition (see below); nevertheless our underlying performance is still strong. Revenue from products contributing to carbon abatement totalled £5.3bn this year. This represents 22% of our total revenue.

Reducing our own carbon footprint

We report all the greenhouse gas (GHG) emission sources required under UK regulations. The following chart shows the increase this year in our total operational worldwide CO2 equivalent (CO2e) emissions due to the inclusion of EE.

[a]	As a signatory to the Climate Disclosure Standards Board’s (CDSB) fiduciary duty and climate change disclosure, we summarise our response to climate change through this Annual Report with more details in our Delivering our Purpose report, available at www.bt.com/deliveringourpurpose

Annual Report 2017	BT Group plc	41

Resources, relationships and sustainability continued

Last year we reported the early achievement of our science-based climate stabilisation intensity (CSI) target: that by 2020 we’d cut our operational worldwide carbon emissions per unit of value-added (our contribution to GDP) by 80% compared to 1996/97. We’re currently exploring a new target that includes EE.

On our second intensity measure, our scope 1 & 2 emissions this year totalled 12.3 tonnes CO2 e per £m revenue. This is a decrease of 1.5% from last year, and of 86% since our base year of 1996/97.

Our worldwide greenhouse gas emissionsa

Year ended 31 March

Figures exclude third-party consumption. Scope 2 data uses market-based calculation.

For full methodology, see www.bt.com/deliveringourpurpose

Reducing our energy use

We estimate that our energy savings programme has saved nearly £25m on our overall energy bill this year, contributing a total of £221m savings since 2009/10. This has helped us cut consumption by 2.7% this year, but is offset by the addition of EE’s energy use: overall, our consumption has risen by 12.5%. In Great Britain, we spent around £341m on energy and fuel (2015/16: £307m).

We maintain our commitment to buy our electricity from 100% renewable sources, in the UK and globally, where markets allow. This year, our acquisition of EE has reduced the figure from 100% to 84% and our worldwide figure from 95% to 82%. We’ve plans in place to move over 98% of EE’s directly-billed electricity supply onto renewables during 2017 and have increased our renewable contracts outside of the UK.

Our worldwide energy usea

Year ended 31 March

Conserving natural resourcesa

Reducing water usage

Most of our direct water usage is for office and catering facilities, or to cool equipment (for example, in telephone exchanges). We ask all our suppliers what actions they’re taking to cut water usage, as one of the improvement areas we look for through the Better Future Supplier Forum. We continue to target and reduce leaks, using half-hourly meter readings through our automatic monitoring and reporting programme. This has reduced our water consumption by more than 5% compared to last year but, including EE, our overall consumption has risen by nearly 17% compared to last year.

Managing waste products

Supporting the principles of the circular economy, we work with our suppliers to minimise the materials we use, and we reuse or recycle equipment and materials wherever possible. We also offer take-back schemes, both for consumer products like our BT Hub, and for mobile handsets. We’ve achieved our UK target, to send zero qualifying waste directly to landfill by year-end. We use specialist contractors to manage hazardous waste responsibly, complying with relevant regulations.

[a]	We restate previous years’ data when subsequent information is deemed to be materially significant, such as replacing previous estimates with measured figues.

42	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Our performance as a sustainable

and responsible business

The first table below demonstrates our performance against our six 2020 ambitions. Below that, we report progress against seven foundation measures. Next year, we aim to maintain or improve on each of our ambitions and measures.

Target met Target failed Ongoing

	Our 2020 ambitions	2015/16 performance	2016/17 performance	Status	Page

Supporting charities and communities	Use our skills and technology to help generate more than £1bn for good causes	£94m raised for good causes Cumulative total: £327m since 2012	£95m raised for good causes Cumulative total: £422m since 2012		36

	Inspire 66% (two-thirds) of our people to volunteer	27% of BT people volunteering	31% of BT people volunteering		29

Creating a connected society	More than 9/10 people in the UK will have access to our fibre-based products and services	8.5 out of 10 UK premises passed	8.8 out of 10 UK premises passed		34

	Help 10m people overcome social disadvantage through the benefits our products and services can bring	2.6m people reached	3.9m people reached		34

Creating a culture of tech literacy	Help 5m children to receive better teaching in computer skills	344,000 children reached	1.1m children reached		35

Delivering environmental benefits	Enable customers to reduce their carbon emissions by at least three times the end-to-end carbon impact of our business	1.6:1 achieved	1.8:1 achieved		41

	Our foundation measures	2015/16 performance	2016/17 performance	Status	Page
Our investment	Investment to accelerate our purposeful business approach; to be more than 1% of adjusted profit before tax (PBT)	1.10% of PBT invested	1.03% of PBT invested		34

Our customers	Customer service: to consistently improve RFT across our entire customer base	3.0% reduction	6.4% improvement		17

Our employees	Employee engagement index: to maintain or improve our relationship with our employees	3.81/5 achieved	71% favourable[a]		28

	Sickness absence rate: to maintain or reduce % of calendar days lost to sickness	2.33% calendar days lost to sickness	2.32% calendar days lost to sickness		29

	Ethical performance: to maintain or improve our employees’ perception	4.31/5 achieved	76% favourable[a]		45

Our suppliers	Ethical trading: across our supply chain, with focus on human rights. Achieve 100% follow-up within three months, for all suppliers identified as high or medium risk, through our ethical standards questionnaire	100% follow-up within three months	100% follow-up within three months		37

Our environmental impact	CO2e emissions: a measure of our climate change impact. We’ll reduce our worldwide CO2e emission intensity by 80% by December 2020[b]	81% reduction in net CO2e emission intensity vs base levels (1996/97)	n/a (new target being developed)		41

To find out more about our 2020 ambitions, our methodologies and how our results are calculated, take a look at www.bt.com/deliveringourpurpose a From our new employee survey (January 2017); not comparable with last year’s result.

b After achieving our 2020 target last year, we’re currently developing a new target to include EE.

Annual Report 2017	BT Group plc	43

Our approach to risk management

Like any business, we face a number of risks and uncertainties. Some come from outside our organisation, others from within. Some we can’t control, some we can. Many of our risks are similar to those felt by similar businesses.

Principal risks and uncertainties

The principal risks and uncertainties that affect us could have an impact on our business, brand, assets, revenue, profits, liquidity or capital resources. The principal risks we described last year have evolved, and so has our response to them.

Our Enterprise Risk Management framework gives reasonable (but cannot give absolute) assurance that we’ve identified and addressed our biggest risks. However, there may be some risks that are either currently unknown, or currently seen as less important but with the potential to become more so in the future.

Events outside BT present both risks and opportunities. We focus our efforts on predicting and reducing risks while aiming to take advantage of any opportunities that may emerge.

We’ve also seen more interaction between our risks. For example increased costs of regulation, coupled with the risk of increased pension deficit payments, could impact our ability to invest to improve customer experience and drive revenue growth. We’ve also seen a growing interplay between our regulation and political risks.

In the section below, we explain what we’re doing to prevent our main risks from materialising, or to limit their impact if they’re unavoidable. Our biggest risks and uncertainties should be considered alongside the risk management process, the forward-looking statements in this document and the associated cautionary statement (see page 260).

How we manage risk

To meet our objectives, build shareholder value and promote our stakeholders’ interests, it’s essential we manage risk. To help us we’ve developed a group-wide risk management process with four stages:

Changes over the year

In 2015/16 we improved the way we manage risk through our response to the changes to the UK Corporate Governance Code, trialling the use of risk modelling software, and providing risk management training to colleagues. Specific improvements for 2016/17 included:

Investment cases

We’ve been helping our colleagues understand the risks linked to their investment cases. In doing so, we’re helping our investment committees make better decisions on where to invest and how we can keep any risks linked to those investments to a minimum.

Root cause analysis

This year we’ve trialled a new way of learning from incidents and ‘near misses’. We believe it will help us learn some important risk management lessons, which we can then use to stop other risks materialising in the future.

Sharing good practice

In May we held a conference for everybody involved in the BT risk management process, introduced by Gavin Patterson. We’re now exploring other ways of sharing good practice across our risk community.

Enterprise risk framework

Line of business and TSO audit and risk committees	Audit and Risk Committee

Line of business and TSO leadership teams

Our lines of business and TSO follow our process for managing risk as part of our Enterprise Risk Management framework. That means identifying and responding to the key risks affecting their business. They record the risks for their leadership teams to review. Audit & risk committees in each line of business, TSO and our group functions, make sure this process is effective.

Group Risk Panel

The Group Risk Panel supports the Board and the Operating Committee. Every three months it reviews the Group Risk Register (which summarises those risks of greatest significance across our business), considers the inclusion of new or emerging risks, and recommends ways to tackle them. It also oversees the work of the group risk management function. Geo-political risks are reviewed by a sub-committee of the Panel.

Operating Committee

The Operating Committee identifies, evaluates, responds to and monitors risks. Significant risks are reported and monitored through the Group Risk Register. The Operating Committee assigns a management owner to take charge of monitoring and managing each risk. It monitors risks through regular, detailed reviews as well as six-monthly reviews of the Group Risk Register.

Board

The Board has overall responsibility for making sure we manage risks appropriately. It regularly reviews, either directly or through the Audit & Risk Committee, how we’re doing across the group, in our lines of business and in TSO.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Our principal risks

Compliance risks

Trend indicates our perception	^ Increasing/worsening
of pre-mitigation risk	v Lessening/improving
> At a similar level

Ethical culture and controls

It’s crucial that we maintain high ethical standards. We don’t tolerate fraud, bribery, any form of corruption or any illegal or unethical activity.

We follow local and international law, including anti-corruption and bribery laws. The UK Bribery Act and US Foreign Corrupt Practices Act (FCPA) have extraterritorial reach, so cover our global operations. As we expand globally, we’re increasingly operating in countries seen as having a higher risk of bribery and corruption. We also have to make sure we follow trade sanctions and import and export controls.

We also face the risks associated with inappropriate and unethical behaviour in local and other markets by our people or associates, such as suppliers or agents, which can be difficult to detect as well as facing the risks that our controls are designed to prevent, detect and correct such behaviour may be circumvented. Controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and there can be no assurance that any design will succeed in achieving its stated goals under all potential conditions, regardless of how remote.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Impact

If our people, or associates like suppliers or agents, breach anti- corruption, bribery, sanctions or other legislation there could be significant penalties, criminal prosecution and damage to our brand. This could have an impact on future revenue and cash flow depending on the nature of the breach, the legislation concerned and any penalties. If we were accused of corruption, bribery, violating sanctions regulations or other laws, that could lead to reputational damage with investors, regulators and customers. If fraud is committed, there is a risk of financial misstatement which if undetected can have a material financial impact and potential litigation and regulatory consequences.

Financial and other controls play an important part in our ability to prevent and detect inappropriate and unethical behaviour. This includes fraud, deliberate financial misstatement and improper accounting practices, as well as breaches of anti-corruption, bribery, or sanctions legislation. If the design, operation or the assurance over these controls is ineffective or they are circumvented, there is a greater risk that the impacts described above may materialise, as they did this year with respect to our Italian business.

What’s changed over the last year?

During the year we identified inappropriate behaviour in our Italian business. Our investigation identified collusion and override of controls within our Italian business and that our monitoring controls did not identify the circumvention and override, resulting in the misstatement of results going undetected for a number of years. As a result of our US listing we are required to make certain assessments of our controls as of 31 March 2017 for the purposes of Sarbanes-Oxley. Despite the remediation steps we took, the controls had not operated for sufficient time to allow assurance testing to confirm their effectiveness under Sarbanes-Oxley. We have therefore concluded for these purposes that our controls were ineffective as of 31 March 2017 due to a material control weakness with regard to our Italian business.

For further details of what we found, how we’ve responded, and what our ongoing plans are, see page 6.

Our acquisition of EE has grown our UK business, and we’ve made EE a part of our ACB compliance programme and financial and disclosure control environment. In terms of ACB enforcement generally, we’ve seen the first significant cases stemming from the UK Bribery Act, and in the US 27 companies paid about $2.5 billion to resolve FCPA cases. 2016 was the biggest enforcement year in FCPA history – both the number of enforcement actions and the overall amounts paid to resolve them.

How we’re mitigating the risks

We’ve put a number of controls in place to address risk in this area. These include the steps we have taken to improve our controls within Italy. We have also taken steps to enhance our wider controls that monitor our overseas operations in our shared service centres, Global Services and at a group level. While we have taken steps to improve our control environment, we recognise we have more to do. Further activities will include increasing and improving the capabilities of the controlling function and the audit function outside the UK, and further developing our integrated risk and assurance reporting processes. We are also enhancing our controls and compliance programme to strengthen awareness of the standards we expect, the capabilities of our people, and to reinforce the importance of doing business in an ethical, disciplined and standardised way.

Our relevant controls include an anti-corruption and bribery programme and ‘The Way We Work’, our ethical code, available in 14 languages. We ask all our people to complete training and sign up to The Way We Work which includes our zero tolerance to bribery and corruption. We have policies covering gifts, hospitality, charitable donations and sponsorship. We run tailored training for people in higher-risk roles like procurement and sales.

We regularly weigh up our business integrity risks to make sure we’ve got the right mitigation in place. All ‘Speak Up’ reports are passed to the director of ethics and compliance for action. Our confidential hotline is operated by a third party and is available to employees and third-party contractors who can remain anonymous if they choose to. Any reports received direct by BT are also dealt with in accordance with our Speak Up procedures.

Our internal audit team regularly runs checks on our business. External providers also assess areas we think are higher risk (such as the use of agents), to make sure people understand our policies and that controls are working. We do due diligence checks on third parties like suppliers, agents, resellers and distributors. Our policy is that procurement contracts include anti-corruption and bribery clauses.

Annual Report 2017	BT Group plc	45

Our principal risks continued

Compliance risks continued

Our sanctions policy helps us keep track of trade sanctions and export controls that apply to us. That means all bids involving a country with sanctions imposed by the EU and/or the US need approval. The policy also mandates everyone in BT must use our internal shipping system to arrange international exports, as it runs compliance checks and flags any orders which need an export licence.

BT Italy – our response

In response to the inappropriate behaviours we identified in our Italian business, we suspended a number of BT Italy’s senior management team who have now left the business. The president of our European operations has also left the business. We have appointed a new president of our European operations and a new CEO and CFO of BT Italy, from outside the Italian executive management team.

We appointed KPMG, with support and oversight from our Legal, Governance and Compliance function and Freshfields Bruckhaus Deringer, reporting directly to both the chair of the Audit & Risk Committee and BT Group chairman, to perform an independent investigation of the systems and controls relating to our Italian business. We also conducted a broader review of financial processes, systems and controls across the group. We are acting on both the recommendations of KPMG and our own observations and have taken steps to improve our controls within Italy. We have also taken steps to enhance our wider controls that monitor our overseas operations in our shared service centres, Global Services and at a group level.

As a result of our US listing we are required to make certain assessments of our controls as of 31 March 2017 for the purposes of Sarbanes-Oxley. Despite the remediation steps we took, the controls had not operated for sufficient time to allow assurance testing to confirm their effectiveness under Sarbanes-Oxley. We have therefore concluded for these purposes that our controls were ineffective as of 31 March 2017 due to a material weakness with regards to our Italian business.

Beyond Italy, we have completed detailed balance sheet reviews in seven selected country operations in Global Services outside of the UK. These thorough reviews were supported by EY, and did not identify any similar issues or areas of concern elsewhere giving us comfort that the inappropriate behaviours were isolated to Italy.

While we have taken steps to improve our control environment, we recognise we have more to do. Further activities will include increasing the resources and improving the capabilities of the controlling function and the audit function outside the UK, and further developing our integrated risk and assurance reporting processes. We are also enhancing our controls and compliance programme to strengthen awareness of the standards we expect, the capabilities of our people, and to reinforce the importance of doing business in an ethical, disciplined and standardised way.

The new CEO and CFO of BT Italy will continue to review the Italian management and finance teams and work with BT Group Ethics and Compliance to improve the governance, compliance and financial safeguards. Going forward, we will also continue to rotate senior management among countries to ensure an independently governed and rigorously controlled organisation throughout all parts of Global Services.

Processing our customers’ data

We control and process huge quantities of customer data around the world, so observing data privacy laws is something we take extremely seriously. It’s essential that individuals and businesses can trust us to do the right thing with their data.

Firstly, we must make sure our customers’ data is secure, and protected against both internal and external threats (eg cyber attacks). Being trusted with our customers’ data goes further than that though. It means preserving the integrity of the personal data we process, and only keeping the things we need to provide customers with the services they’ve signed up for. It also means being transparent around how we use that data, making sure the way we process personal data is legal, fair and in line with customers’ rights and wishes.

As a communications provider we operate under a stringent 24-hour reporting regime to tell the UK Information Commissioner’s Office (ICO) if we become aware of a personal data security breach. We must also tell any affected individuals as quickly as possible.

Different parts of the world approach privacy and data protection differently. An individual’s fundamental right to privacy is reflected in the fact that data privacy laws are in force in over 100 countries. More and more we (and other multinationals) have to show that we’re handling personal data in line with a complex web of national data laws and society’s ethical expectations.

Impact

Failing to stick to data protection and privacy laws could result in regulatory enforcement action, fines, class-action, prison sentences and the regulator telling us to stop processing data.

On top of that, we could see huge reputational damage and big financial losses. Those losses could come from fines and damages if we fail to meet our legal requirements, as well as costs resulting from having to close customer contracts and the subsequent customer churn. Companies who’ve had high profile ‘data incidents’ have seen their share price hit hard, and suffered ongoing costs from their non-compliance.

What’s changed over the last year?

National regulators are more aggressively protecting their citizens’ privacy and data protection rights. They’re especially targeting companies that fail to do due diligence, or who knowingly accept (or ignore) a related risk for too long. This has been brought into sharp focus by the growth of data threats, with several big organisations suffering incidents.

There’s been a general trend toward bigger financial penalties and more frequent public shamings for organisations who break global privacy and data protection laws.

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How we’re mitigating the risks

We’ve introduced governance to clarify responsibilities for data activities across our whole business. People, processes and technology have been our core areas of focus. By embedding this governance, we’re reinforcing our expectations around personal data with our people, our partners and third parties.

The cornerstone of our education and training programme is making sure our people understand our data governance culture and the impact of data risks on our business. Our mandatory data privacy training focuses on the individual’s role, and uses relevant scenarios to highlight the varying data risks of different BT job families. By educating our technical and commercial units we’ve made a step change in understanding data risks across BT Group.

We want to give our people the tools they need to make everyday risk-based decisions around privacy and data protection without it being a burden or making their job more complicated. If we do that, there’s a much better chance of data compliance becoming ‘business as usual’. For example, using Privacy Impact Assessments when we develop new products and services makes sure everyone understands privacy issues from the start and builds in the right controls, without any operational impact.

Supporting the third-line assurance of our Internal Audit team, the Chief Privacy Officer and his team are a second line of defence. They undertake an annual cycle of audit and monitoring.

Our mitigations against cyber attacks are described in our Security and resilience risk (page 52).

Health and safety

Our business – and in particular our UK engineering workforce – does a lot of work where our people could be injured or their health could be damaged. It’s essential we do all we can to keep our people safe; not only is it the law but it also means they’ll be better at their jobs.

Acquiring EE has also raised the exposure of our customers and staff to radio frequency emissions from wireless mobile devices and mobile telecoms sites. Media reports have suggested these emissions may cause health issues, including cancer, and may interfere with some electronic medical devices, including hearing aids and pacemakers. Research and studies are ongoing. According to the World Health Organization’s Fact Sheet Number 193, last reviewed in October 2014, there are no known adverse effects on health from emissions at levels below internationally recognised health and safety standards. Even so, we can’t provide absolute assurance that research in the future won’t establish links between radio frequency emissions and health risks.

Impact

Failure to implement and maintain effective health and safety management could have a huge impact on our people and our finances. It could lead to people getting injured, work-related sickness and service disruption for customers.

It could also result in our people and third parties making compensation claims against us, and fines or other sanctions being issued by regulators. There could even be criminal prosecutions against us, our directors and our people – all of which would harm our brand and business.

And of course an unhappy or unhealthy workforce also leads to higher work absence rates and lower performance levels.

What’s changed over the last year?

The range and complexity of risks has gone up as we’ve offered new services to our customers. Those risks include us doing more construction and electrical engineering work on our own network, as well as new contracts requiring us to maintain and extend the UK’s mobile network. We’ve taken a lot of steps to mitigate these risks – especially around how our people work with electricity or at height.

The integration of EE has introduced new elements such as high street retail and an expansion of existing risks such as operating customer contact centres.

We’re continuing to implement a strategy which embeds effective management of health and safety into all our operations and promotes health and wellbeing to help improve business performance. Two prosecutions against us for past incidents concluded in 2016 resulting in guilty verdicts and fines. Levels of sickness absence rose in the first part of the year but this trend reversed in the second half. Our workforce has also lost less time from injuries as a result of accidents.

How we’re mitigating the risks

We’re implementing the next stage of a Board-endorsed health, safety and wellbeing strategy. As part of this, each year every line of business produces its own health and safety plan with its own targets and programmes.

Our people managers take responsibility for making sure their teams know how to comply with health and safety standards. We monitor compliance using annual licensing, scheduled refresher training, competency assessments and accreditation processes for higher risk groups. All our people undertake training in basic health and safety.

Wherever we do business around the world, we put in place policies and programmes to make sure we adhere to our own standards and that those standards meet or exceed minimum legal requirements. We also work to make sure our products comply with safety regulations, including meeting industry standards for radio frequency emissions.

We provide advice to help management teams understand and control health and safety risks and help everyone feel involved in health, safety and wellbeing. We’ve created interventions to help promote good mental health and physical wellbeing. We also provide support and rehabilitation services for people who have mental or physical health issues. And we complement these measures with strong attendance management processes.

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Our principal risks continued

Strategic and financial risks

Growth in a competitive market

Our markets are characterised by:

–	constant, rapid change;
–	strong, new competition;
–	falling prices and (in some markets) falling revenues;
–	technology changes;
–	market and product convergence;
–	customers moving between providers; and
–	regulation to promote competition and cut wholesale prices.

Potential impact

It’s important we grow our revenue profitably and sustainably to protect our cash flow. Failure to do so could limit our ability to invest in the business or pay dividends. It’s also important that we manage our cost base to be able to invest in growth opportunities.

What’s changed over the last year?

We’ve been executing our strategy by:

–	extending our 4G and fibre broadband coverage;
–	making good progress on integrating EE and hitting our synergy targets; and
–	investing to improve customer experience and the products we offer.

Our leading competitors have also been very active. Important developments included:

–	Virgin Media expanding its UK network;
–	Sky and Gamma launching new mobile services;
–	21st Century Fox’s bidding for the share in Sky it didn’t already own;
–	Sky launching a Now-TV branded triple-play bundle without a contract; and
–	TalkTalk’s continued success at growing its data revenues.

The level of competitive risk facing the business has worsened over the last 12 months. Some of our leading telecoms competitors have taken important steps to grow their revenues. In addition the threat from new competitors, enabled by disruptive technologies, continues to increase. Leading players, operating in adjacent markets, still view telecoms services as an attractive growth opportunity. In particular OTT providers, who already dominate messaging, are now increasingly turning their attention to voice.

There are also economic risks that could threaten revenue growth:

–	Downside risks to the UK and global economy are bigger than they were 12 months ago.
–	It’s unclear how much the UK economy will be impacted by the vote to leave the European Union, nor is it clear what trade arrangements will be agreed after the UK leaves.

How we’re mitigating the risks

We stick to our strategy, which means:

–	broadening and deepening our customer relationships;
–	providing a great customer experience; and
–	investing for growth.

It also means transforming our costs. We take a forensic approach, supported by a team of specialists, to identifying opportunities to better manage our cost base and maximise our ability to invest in customer experience and growth. However, these opportunities are becoming more challenging to identify and deliver as our cost transformation programme matures.

If we do all this, we’ll grow our revenue profitably and sustainably. We’ve been investing in five key areas: providing differentiated content, services and applications, making our UK network the best in the country, becoming a fully converged service provider, securing market leadership in all our UK segments and meeting the needs of multinational customers. Our transformation programmes continue to drive service and productivity improvement. We can also seek changes in regulation to make things fairer.

Communications industry regulation

Regulation affects much of what we do.

In the UK, where Ofcom identifies concerns with the competitiveness of markets, it can set regulatory rules that require us to provide certain services on specified terms to our customers. The rules it imposes are assessed every three years via a series of market reviews focused on the supply of network access services to wholesale customers (for example, the supply of fixed access lines to support the provision of phone or broadband services, or the supply of business connectivity services). Ofcom can extend or remove rules as a result of its findings in a market review. Where controls are placed on our prices, these can be tightened or relaxed following a review of the expected costs of future supply. Ofcom will investigate our compliance with any regulatory rules in place and can impose fines and restitution on us if we don’t comply.

Ofcom also has powers to regulate the terms on which we get supplied with certain services by others – for instance, mobile call termination and wholesale access to certain pay-TV channels. This can increase our costs and affect the scope of services we can provide to customers. Ofcom can also sort out disputes between us and other communications providers about the terms on which services are supplied.

Outside the UK, general licensing requirements can make it tough for us to enter markets and compete. Regulation will also define the terms on which we can buy wholesale services from others.

Potential Impact

Certain of our revenues come from supplying wholesale services to markets where Ofcom has found us to have significant market power. Most of these revenues relate to services where regulatory rules require us to cut average prices each year by a specific, real-term percentage for a three-year period.

Where other telecoms providers ask Ofcom to resolve disputes with us, there’s a risk that Ofcom may set the prices at which we supply services, and/or make us provide additional services. In some circumstances, Ofcom can adjust past prices and make us pay back amounts to wholesale customers.

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Regulation outside the UK can hit our revenue too. For example, overly-restrictive licensing requirements or ineffective regulation of access to other networks mean we might not be able to compete fairly. Regulation can also define and control the terms of access to necessary regulated inputs, which raises our costs.

What’s changed over the last year?

There’s been a lot of regulatory activity in different areas over the last year. Ofcom has started market reviews in relation to wholesale narrowband access, wholesale local access and wholesale broadband access. We’ve summarised this in the Regulation section on page 38.

In March 2017 Ofcom found that Openreach had breached its contractual and regulatory obligations by inadequately and retrospectively applying Deemed Consent between January 2013 and December 2014; and that Openreach then failed to compensate communications providers fully. As a result of the findings, Ofcom imposed a fine on BT and Openreach agreed to compensate communications providers outside of BT in full. See page 41 for further information.

Alongside the standard cycle of market reviews, in March 2015 Ofcom announced an overarching strategic review of the digital communications market. In March 2017 we reached agreement with Ofcom on the legal separation of Openreach, subject to consultation by Ofcom and changes to legislation to retain the Crown Guarantee on Openreach employees. Under this arrangement Openreach will have its own board and make its own investment decisions, within an overall budget set by BT. Although we believe that this is a good solution for BT and the UK communications market, we will face the risks and challenges that come with operating an independent business within BT.

How we’re mitigating the risks

Our team of regulatory specialists includes economists, accountants and lawyers. Together with legal experts and external advisers they check for potential disputes with other CPs and look for opportunities to change regulatory rules. They talk regularly with regulators and other key influencers to understand their outlook and to make our position clear. Their insight also helps us to forecast future regulatory outcomes. We can then build sensible expectations into our financial plans and investment decisions.

We push for fair, proportionate, consistent and evidenced-based regulation everywhere we do business. Whenever there are market reviews, charge controls and disputes or investigations we put forward evidence and analysis. This helps us manage the risks around decisions in any particular year.

We can appeal any regulatory decisions we think are wrong, albeit the basis upon which these appeals are judged in the UK has changed under the Digital Economy Act. We can also raise disputes or complain (under the relevant regulatory framework or competition law) where we have problems getting access to wholesale services – such as wholesale pay-TV channels or to other access networks.

We’re also working hard to deliver a great customer experience, going beyond our minimum regulatory obligations.

Pensions

We have a large funding obligation to our defined benefit (‘DB’) pension schemes. The largest of these, the BT Pension Scheme (BTPS or Scheme), represents over 97% of our pension obligations. The BTPS faces similar risks to other UK DB schemes: things like future low investment returns, high inflation, longer life expectancy and regulatory changes may all mean the BTPS becomes more of a financial burden.

Potential impact

The last funding valuation of the BTPS, as at 30 June 2014, provides certainty over scheme funding until the forthcoming valuation, due to start in June 2017, is concluded.

If there’s an increase in the pension deficit at the next valuation date, we may have to increase deficit payments into the Scheme. Higher deficit payments could mean less money available to invest, pay out as dividends or repay debt as it matures, which could in turn affect our share price and credit rating.

We’re considering a number of options for funding the deficit after the next valuation, as at 30 June 2017. These options include considering whether there are alternative approaches to only making cash payments, including arrangements that would give the BTPS a prior claim over certain BT assets.

What’s changed over the last year?

The pension deficit of the BTPS is calculated as the value of the assets less the value of the liabilities. The deficit at the valuation date will influence the deficit payments we agree.

A number of things affect the liabilities, including expected future investment returns at the valuation date. When considering expected future returns, we review different factors including yields (or returns) on government bonds, which have fallen in the year and have dropped significantly since 30 June 2014. If a lower future investment return is assumed at the next valuation our liabilities would likely go up.

Asset returns have been positive over the year with strong returns from equities and government bonds.

How we’re mitigating the risks

The investment performance and liability experience are regularly reviewed by both us and the Trustee of the BTPS. We also consider the associated risks and possible mitigations. The investment strategy aims to mitigate the impact of increases in the liabilities, for example by investing in assets that will increase in value if future inflation expectations rise. The assets held are also well diversified, softening the impact of sharp drops in the value of individual asset classes. This helps us maintain a reasonable balance of risk and return.

Our financial strength and cash generation provide a level of protection against the impact of changes in the funding position of the BTPS. The funding liabilities also include a buffer against future negative experience, as legislation requires that we calculate liabilities on a prudent basis.

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Our principal risks continued

Strategic and financial risks continued

Political risk

Across our operations we are exposed to the effects of political and geopolitical risks, in particular:

–	In the UK, internet access is increasingly seen as an essential part of people’s lives. As a result, the level of political debate and focus on issues such as quality and speed of service has increased. As well as providing a critical element of the UK’s national infrastructure, we are also engaged in supporting high profile programmes such as BDUK and the Emergency Services Network.
–	The result of the UK referendum to leave the European Union (‘Brexit’) has significantly increased political uncertainty. This has been exacerbated by the possibility of further political change across the United Kingdom, most notably a second referendum that may be held on Scottish independence.
–	Outside the UK, political and geopolitical risk can impact our business through changes in the regulatory and competitive landscape, but also as a direct threat to our people and assets as a result of social unrest or a break down in the rule of law.

Potential impact

Political uncertainty can have direct financial consequences across the economy, impacting for example foreign exchange rates, the availability and cost of capital, interest rates and also resulting in changes in the tax regime. For BT specifically, the most significant impact of political risk is its potential interaction with some of our other Principal Risks. In the UK, we are seeing an increasing overlap between political debate and the regulatory environment, with the potential that our Communications Industry Regulation risk increases as a result.

The impacts of Brexit are still uncertain while the UK’s future relationship with the EU is determined. However, there is the potential for our costs to increase (for example through any changes required to our systems to reflect new taxes or customs duties); regulatory risk to increase as a result of any future divergence with the EU regime, including on data flows; supplier disruption to occur as a result of challenges in suppliers’ own organisations and supply chains; and for delivery of a great customer experience to become more challenging if it becomes harder for us to recruit and retain talent.

Geopolitical risk outside the UK can most clearly impact our Communications Industry Regulation risk, but also our Security and Resilience risks where it poses a threat to the continuity of our operations.

What’s changed over the last year?

The most significant development was the referendum on 23 June 2016 by which the UK voted to leave the EU. That was immediately followed by political change, a fall in sterling, UK bond credit rating downgrades and uncertainty for business and foreign direct investment. On 29 March 2017, Article 50 was triggered initiating a two-year period of negotiation for the UK to leave the EU. In the same month, Scottish First Minister Nicola Sturgeon confirmed she would seek the approval of the Scottish Parliament to open discussions with the UK Government on legislating for a second Scottish independence referendum. UK Prime Minister Theresa May has said that permission would not be forthcoming during Brexit negotiations, potentially opening the possibility of a referendum in 2019 or 2020. Further change may also now follow as a result of the General Election called for 8 June 2017. From a telecoms perspective, this has been played out against the backdrop of the progression of the Digital Economy Act and in particular debate around Ofcom’s Digital Communications Review (see page 39), and of dialogue on the European Electronic Communications Code revisions.

How we’re mitigating the risks

We maintain strong engagement with the UK Government, key departments such as DCMS and BDUK, MPs, peers, the media and with consumer bodies; and with Governments and politicians in Brussels and in our key markets around the world. We seek to inform public debate around telecommunications through fact-based evidence concerning the market and BT’s role within it.

As explained in the case study on page 51, we have set up a programme across the business to help us understand and manage the risks associated with Brexit. This will also consider other potential impacts such as those associated with a second Scottish Independence referendum, and is led by a steering group chaired by the group finance director. We’ve also offered our views to Government and business groups on related policy areas, including responding to Parliamentary inquiries.

Outside the UK, our Public Affairs and regulatory teams work to help support governments and regulators in ensuring that markets work in an open and fair way for the benefit of customers and competition. Geopolitical risks are tracked by a committee, with our security and business continuity teams particularly focused on protecting our people and our assets.

Financial risk

In common with other major international businesses, we are exposed to a variety of financial risks. These include treasury risks, which arise principally from market risk (including interest rate risk and foreign exchange risk), credit risk, and liquidity risk. They also include tax risk, principally that we need to understand fully the current and future tax consequences of business decisions to comply with tax rules and avoid financial and reputational damage.

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Potential impact

If there is an adverse movement in foreign exchange and interest rates there could be a negative impact on the group’s profitability, cash flow, and balance sheet. Sensitivity in the income statement and shareholders’ equity arising from interest rate and foreign exchange volatility is shown in note 27 to the Consolidated Financial Statements.

The failure of Treasury counterparties to honour financial obligations could have an adverse impact on the group’s liquidity (for example from the loss of cash deposits) and profitability (for example from increased finance expenses). A deterioration in liquidity could have an adverse impact on the Board’s assessment of going concern, particularly if combined with an inability to refinance maturing debt.

If we fail to comply with tax rules then we could face financial penalties and reputational damage. Beyond compliance, if we don’t adequately reflect the current and future tax consequences in our business decisions, we might make bad decisions resulting in financial loss and potentially financial misstatements, as well as reputational damage.

What’s changed over the last year?

Following the UK referendum to leave the European Union, we saw increased volatility in foreign exchange rates. However, we continue to face the same treasury risks as in financial year 2015/16.

From a taxation perspective, BT’s business continues to evolve rapidly, creating different tax consequences, for example the acquisition of EE and the DCR. Global tax rules also continue to evolve, for example the OECD’s Base Erosion and Profit Shifting project and the prospect of US tax reform, changing the current and future tax consequences of business decisions.

How we’re mitigating the risks

We have a centralised treasury function whose primary role is to manage liquidity and funding requirements as well as our exposure to associated financial and market risks, including credit risk, interest rate risk and foreign exchange risk in-line with Board approved policies. These risk management policies are described in detail in note 27 to the Consolidated Financial Statements. The Board reviews liquidity and funding requirements of the group on an ongoing basis.

A strong governance framework is also at the heart of our mitigation approach to tax risk. We’ve a framework for managing taxes that is set centrally and agreed by the Board. We employ specialist teams to manage and assure the operation of this framework. We pay tax in accordance with the laws of the countries where we do business. However, in some areas these laws aren’t clear, and it can take many years to agree an outcome with a tax authority or through litigation. Nevertheless, we always seek to deal with tax authorities in an open and constructive manner, engaging specialist external advice where required.

Brexit

Once the Government decided to hold a referendum on the UK’s membership of the European Union, we realised this would create potential uncertainty for BT. The risk of this increased after Britain voted to leave the EU.

How we managed the risk

We decided early on that we needed to understand what risks and opportunities Brexit might create for us, so ahead of the vote we set up a programme bringing together functions across the business.

The results of this work were reported to the Operating Committee. We then ramped up the activity after the vote, forming a steering group chaired by the group finance director. This continues to meet on a regular basis, overseeing work that is being done by our various sub-projects. These are looking at areas such as the tax, people, procurement, systems and commercial impacts of Brexit. We’ve also offered our views to Government on related policy areas, including responding to Parliamentary inquiries.

The result, and what we learnt

We had trialled similar approaches during previous events such as the Eurozone crisis and the Scottish independence referendum.

This experience helped us make sure that senior leaders across BT understand how geopolitical events such as Brexit can impact us. We’ve also been able to explain to Government what we believe their priorities should be for our sector when negotiating with the EU.

More broadly, we’ve recognised that we need to work together as a business to manage such risks. And we also appreciate that our customers can take confidence from us developing plans to get through uncertain times.

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Our principal risks continued

Operational risks

Security and resilience

The security and continuity of our services are critical factors in our commercial success. Our networks and systems are constantly exposed to many different threats, and our customers expect the highest standards of protection and recovery planning to minimise any impact on our services.

Cyber-attacks on our own IT systems and those of our customers are becoming more frequent and sophisticated, and we’re investing heavily to keep pace with this growing threat to steal data or equipment or damage our infrastructure. However, service interruption can result from many other sources. These include physical threats like fire, explosion, flooding, overheating, extreme cold or power failure; logical threats such as equipment failure or problems encountered with software upgrades or major changes; or disruptions in our supply chain.

Potential impact

In the event that our protective measures fail to prevent or contain a major security or continuity incident we might incur major financial loss, long-term damage to reputation and loss of market share. Regulatory sanctions, fines and contract penalties might be applied, contracts might be terminated, and costly concessions might be needed, together with unplanned and rapid improvements to retain business and rebuild trust. We might also miss opportunities to grow revenue and launch new services ahead of the competition.

What’s changed over the last year?

The acquisition of EE has substantially changed our security risk, adding large volumes of bank account and credit card data which are attractive to hackers. The rapidly escalating cyber threat is recognised as a major risk faced by organisations across the world, and we’re clearly seen as a legitimate target for cyber-incidents. We’re also exposed to collateral damage from attacks on our suppliers and customers by highly motivated and well-resourced nation state actors and criminal gangs. We responded to several potentially serious cyber-attacks during the year, and attempts to compromise our systems using known hacking tools have repeatedly failed. We’ve made real progress on improving risk controls, but more needs to be done to make sure we can keep up with the growing threat. The two major data breaches announced by Yahoo in September and December 2016 both included BT mail account records dating from 2013 and 2014. Some of these accounts are still vulnerable because their owners have never changed their passwords. The customers affected were quickly advised to reset their passwords, and forced resetting of passwords will be applied where necessary.

Following the impacts of the winter storms of 2016/17, and the publication of the UK National Flood Resilience Review, it’s clear that the risk of extreme weather events is increasing. In response, our flood preparedness programme has seen major enhancements in our defence and response capabilities.

How we’re mitigating the risks

We’re investing in improvements across the full range of technology, processes and people for both security and continuity risks.

Our cyber defence programme is focused on segmenting our IT estate to enhance access control and limit the spread of attacks. We’ve improved our strategic defences against Denial of Service (DoS) attacks in order to limit the disruption from high volumes of malicious traffic and from slower, more sophisticated attacks that mimic legitimate data flow. We’ve deployed more scanning, monitoring and logging tools to identify intrusions and to detect anomalous data traffic as early as possible. We’ve also invested in the development of cyber security skills that are deployed around the clock to apply threat intelligence to our defences and manage live incidents.

We’ve completely revised the frequency and scope of our vulnerability testing using a risk-based approach to setting priorities, and we’ve increased resources for proactive penetration testing and ethical hacking. We’re adopting a more rigorous approach to auditing our suppliers’ security and are increasingly asking suppliers to substantiate their responses with evidence of compliance with our security policies and contract terms.

Our flood preparedness programme has seen us double the size of our Emergency Response Team and their associated capabilities. We’ve enhanced our extreme weather monitoring processes and our ability to map warnings to specific assets. This, together with the production of specific flood defence plans for our critical sites, allows us to respond more rapidly and appropriately to fast-changing weather-related risks. We’ve also enhanced our ability to provide emergency communications support to local communities should these become isolated following storm damage. We continue to invest in resilience and recovery capabilities in response to a range of threats.

Major contracts

We have a number of complex and high-value national and multinational customer contracts. The revenue and profitability of these contracts are affected by things like: variation in cost; achieving cost savings anticipated in contract pricing (both in terms of scale and time); delays in achieving agreed milestones owing to factors either in or out of our control; changes in customers’ needs, their budgets, strategies or businesses; and our suppliers’ performance. Any of these factors could make a contract less profitable or even loss-making.

The degree of risk varies with the scope and life of the contract and is typically higher in the early stages. Some customer contracts need investment in the early stages, which we then expect to recover over the life of the contract.

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Major contracts often involve implementing new systems and communications networks, transforming legacy networks and developing new technologies. Delays or missed milestones might have an impact on us recovering these upfront costs. There’s a substantial performance risk in some of these highly-complex contracts.

Potential impact

If we don’t manage to meet our commitments under these contracts – or if customers’ needs, budgets, strategies or businesses change – then our expected future revenue, profitability and cash generation may go down. Unexpectedly high costs associated with fulfilling particular transformational contracts could also hit profitability. Earnings may drop. Contracts may even become loss-making through loss of revenue, changes to customers’ businesses (due to, for example, mergers or acquisitions), business failure or contract termination.

One of our largest and highest risk contracts is the delivery of a key element of the UK Emergency Services Network (ESN) on our EE mobile network. The complexities described above all apply to this programme. So far delivery has gone well, but there are still plenty of challenging parts of the programme to be delivered including aspects of the contract that are not in our control.

We’re still delivering contracts with local authorities through regional fibre deployment programmes, including the Broadband Delivery UK programme (BDUK). As with our other major contracts, if we fail to deliver these contracts successfully it might lead to reduced future revenue, profitability and cash generation.

As well as carrying a higher reputational risk, these contracts present specific risks around deployment, delivery and our ability to recover public funding. We also have an obligation to potentially either re-invest or repay grant funding depending on lots of different factors – including how many customers take up a new service.

What’s changed over the last year?

We’ve acquired EE and with it the Emergency Services Network (ESN) programme, which is a high-profile contract delivered with several partners and managed by the Home Office. To date we’ve delivered on our commitments but it’s still a high-risk programme and is being managed as such.

Tough market conditions continue and the impact of the UK voting to leave the EU has meant some customer programmes have been delayed, which has had an impact on the business. Customers are requiring more flexibility in their contracts.

The majority of our first phase of BDUK contracts have now completed deployment, with the remainder closing in 2017/18. We’re now mid-delivery of the second phase of contracts (SEP). Whilst these contracts are smaller in scale and coverage, the deployment challenges are significantly greater in terms of the geography encountered as we reach further into the final 5%.

While our broadband contracts and ESN carry a different risk profile to other major corporate contracts, we apply our governance and reporting processes to make sure we identify risks and mitigation activities and report them to management.

How we’re mitigating the risks

At both group and line of business-level we have governance, risk management and reporting processes in place. Independent audits and the checks and balances in individual contracts provide assurance through an independent review programme. To track progress, we monitor how we’re doing on these risks and mitigation actions, and report the result to senior management. A separate, dedicated team provides assurance for our BDUK and ESN projects.

The BT Academy helps support skills development and learning initiatives. These help our Contract Management Profession to better identify and manage risk. We also update new training collateral whenever we learn something new. The scope and availability of training options continues to improve through BT-wide learning and development initiatives.

In fact we’ve invested in risk training, and assess the management of our contracts against a best practice framework we’ve developed based on our knowledge of running and managing major programmes.

Contract management and automation

Our ability to successfully manage major contracts is critical to maintaining performance and providing a great customer experience.

How we managed the risk

How we handle both contractual obligations and risk is key to success. To help our management community we’ve introduced a ‘contract lifecycle management’ system. This will centralise the storage, access and retention of all contract documents.

The result, and what we learnt

Our ‘contract lifecycle management’ system promises many benefits. Once it’s rolled out across the business, it’ll help us understand our contractual obligations and make sure every contract has a dedicated owner. It’ll also help with allocating work and by providing an online risk register, make sure risks are understood and agreed across the business. Finally, it should make it simpler to develop our expertise as we adopt a single way of working across contract management.

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Our principal risks continued

Operational risks continued

Supply chain

We operate in a global supply market, with a variety of supply chains ranging from simple to very complex. Guaranteeing their integrity and continuity is critical to our operations.

Global markets expose us to global risks, including different standards in labour, environmental and climate change practices. We weigh up the impact and likelihood of external market forces on our suppliers’ ability to support us. A global supply market means better sourcing opportunities, but brings challenges if suppliers become more geographically and culturally remote from our customers – or if governments put barriers in the way of doing business to protect national economic interests.

Our dealings with suppliers – from the way we choose them, to the contracts we sign and how we pay them – follow our trading and ethical policies. For more detail, see Our suppliers on page 37.

Impact

If something goes wrong in our supply chain, the speed and scale of impact can vary. We need to determine the potential damage to customer experience, the likelihood of higher costs and the potential damage to our brand. If losing an important supplier meant that we had to change technologies, it could cost us a lot of money. If we couldn’t find an alternative supplier, it might compromise the commitments we make to our customers, which could in turn lead to breach of contract, lost revenue or penalties.

If any link in our supply chain falls foul of the law, or fails to meet our ethical expectations, that could damage our reputation – possibly leading to legal action and lost revenue.

What’s changed over the last year?

We dedicate time to assessing emerging geo-political threats and the impact they could have on our supply chain. These include the impacts of the UK leaving the EU; economic problems in countries like Venezuela; increasing regulation over the privacy of personal data; and the growing threat of cyber-attacks on networked ICT systems.

We note the continuing trend of mergers and acquisitions in some of the global markets in which we source products and services. It highlights the risk of us becoming too dependent on single or monopolistic suppliers – particularly those less constrained by regulation and who might charge us more than their domestic customers.

How we’re mitigating the risks

We have a few really critical suppliers. We keep a close watch on their performance and ability to meet their obligations. We tell the business when to prepare for the risk of a supplier failing, and our senior leaders continually review how ready we are for such events.

We make sure we exercise the right due diligence when it comes to introducing new suppliers and continuing to do business with existing ones. That includes checks on company finances, business systems, accreditations, media reputation and ethical practices.

We manage our top suppliers according to the contracts they’ve signed. We work with them to find better ways of working, reducing our exposure to risks around poor supplier practices in the process.

The increasing focus on human rights, following legislation like the Modern Slavery Act 2015, means that we must keep examining the potential risk of both modern slavery and human trafficking in our supply chain.

We must also ensure that our products are free of components that could be sourced from areas of armed conflict, or sourced using methods that are unsustainable or ethically questionable.

Employee engagement

Our people are a vital part of our ambition to deliver a positive customer experience and sustainable, profitable revenue growth. Our people strategy supports this ambition by creating an environment where people can thrive as part of a dynamic business. Great employee engagement is necessary to ensure we meet our strategic aims.

Potential impact

If we fail to recruit, retain and engage our workforce it could impact our ability to deliver a great customer experience and continue to grow the business. Furthermore, a failure to develop and retain talent could result in a greater need for external recruitment, which would add cost to the business. Poor engagement also raises the risk of general industrial unrest and action.

What’s changed over the last year?

Following the acquisition of EE we’re working to bring these two businesses together into a truly integrated company. We’ve identified examples of best practice from both organisations that will act as building blocks for our ‘better than both’ ambition. We’ve launched a new set of values to reflect this. We’ve launched a new employee survey and approach which make it easier for managers and their teams to see the key things they need to do to improve levels of engagement and better serve our customers.

How we’re mitigating the risks

As we explain in the Our people section on page 26, we provide comprehensive support and training to help our people deliver to the best of their ability. We regularly review our pay and benefits to make sure our remuneration is competitive when compared to other companies of a similar size and complexity. We seek a positive and enduring relationship with our people and their representatives. We have a very comprehensive global engagement strategy in pursuit of that aim. This involves both our employees and their representatives (Unions, Works Councils and Employee Fora). We also have a comprehensive business continuity function.

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Our viability statement

Assessment of prospects

An understanding of the group’s strategy and business model is central to assessing its prospects, and details can be found on pages 16 and 22.

Our business model provides resilience that is relevant to any consideration of our prospects and viability. In the UK, we benefit from diversification across a number of markets and products, which has increased as we moved into ‘quad play’ through the launch of BT Sport and the acquisition of EE. We also have a broad spread of customers and suppliers across different geographic areas and market sectors, serving the needs of customers in more than 180 countries worldwide.

Our strategy of delivering great customer experience, transforming our cost base and investing for growth is designed to support long-term and sustainable cash flow growth.

We assess our prospects on a regular basis through our financial planning process. Our three year Medium Term Plan forecasts the group’s profitability, cash flows and funding requirements, and is reviewed by the Board during the year. The Medium Term Plan is built from the bottom up forecasts of each of our Lines of Business, supplemented by items managed at a group level and assumptions such as macro-economic activity and exchange rates. The performance of the group and our Lines of Business against these forecasts is monitored monthly and this is supplemented each quarter through a series of deep-dive Business Unit Reviews performed by the Operating Committee.

Beyond our core three-year planning horizon, the group also makes investments that have business cases covering a longer time period, such as our network investments. Significant capital expenditure investment cases are approved by the Design Council, a pan-BT investment board and, where appropriate, the Operating Committee and the Board after taking into account longer-term risks and opportunities such as the economy, technology and regulation.

Finally, our business and financial planning also takes into account our longer-term obligations, including the funding of our defined benefit pension schemes.

Viability statement

In accordance with provision C2.2 of the 2014 revision of the UK Corporate Governance Code, the directors have assessed the prospects and viability of the group.

Although the directors have no reason to believe that the group will not be viable over a longer period, the Board has chosen to conduct this review for a period of three years to 31 March 2020. The Board believes this is an appropriate timeframe as it aligns with the group’s financial planning processes. In addition, a number of our principal risks share a natural three-yearly cycle: for example the BTPS funding valuation and Ofcom’s market review cycle.

In support of this statement we have stress tested our forecast cash flows by assessing, through a probabilistic analysis, the range of potential combined impacts our most significant risks could have on these forecasts. This assessment was informed by our judgements as to the potential financial impact of these risks if they materialise, together with their likelihood of occurrence.

Our stress testing confirmed that existing projected cash flows and cash management activities provide us with a buffer against the impact of our most likely risks. In the most extreme scenarios we tested, where all of our principal risks are assumed to materialise over the three-year period, we have considered the further actions we could take to mitigate the negative cash flow impact and ensure additional liquidity. These actions could include, for example, sale of assets, limiting or delaying discretionary capital expenditure and marketing activities, restricting share buyback programmes and reducing or ceasing dividend payments.

In our viability assessment we have adopted a number of assumptions designed to stress test our resilience. For example, in making our assessments of the impact and likelihood of our risks, we have only taken into account the control activities that we have in place today. We have not factored in any of the extensive future mitigation activity that we are undertaking to address these risks, thereby assuming such activity proves ineffective. Whilst we do not expect this to happen, we have adopted these pessimistic assumptions to add greater stress to our viability testing.

We have also assumed that, should the need arise, we would have both the ability to renew existing debt facilities which mature over the three-year period and be able to raise new debt.

Based on the results of this analysis, the directors have a reasonable expectation that the group will be able to continue in operation and meet its liabilities as they fall due over the three-year period of their assessment.

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Lines of business

Consumer

We’re the largest provider of consumer fixed-line voice and broadband services in the UK. We’re also the second-largest pay-TV sports broadcaster in the UK and a leading innovator in broadcasting technology.

Consumer and Plusnet (our award-winning second brand) connect our customers to information, entertainment, friends and family, both at home and on the move.

We buy access to fixed-line and broadband infrastructure from Openreach, and we use EE’s mobile network to provide mobile phone services.

Consumer, Plusnet and EE all provide home phone, broadband, TV and mobile services.

Our Consumer line of business offers products and services from both BT and Plusnet. Subscriber numbers and market share data for home phone, retail broadband and pay-TV are reported at group level and can be found in this section. Figures for mobile (also reported at group level) can be found in the EE section on page 62.

Consumer sells a range of devices including telephones, baby monitors and wi-fi extenders via high street retailers, the online BT Shop and on our website, BT.com. We work closely with our suppliers to make our products and business operations as sustainable as possible, from the first link in the supply chain through to the end customer.

We also sell services to commercial premises, such as pubs and hotels, so they can access BT Sport or BT Wi-fi.

We employ over 11,000 full-time equivalent employees. Around 10,000 of these directly help our customers through our contact centres.

Markets and customers

Our broadband (copper and fibre) products are available to over 99% of UK premises, and our home phone and mobile services are available to all. Everyone who has a BT internet connection with a sufficient broadband speed can sign up to watch BT TV.

The UK consumer telecoms market is highly competitive. In December 2016, Ofcom found that UK prices for telecoms and TV services compared well to international benchmarks. In 2016 the UK ranked second among six comparator countries (France, Germany, Italy, Spain, UK and the US) for a combination of standalone, bundled and ‘lowest-available’ prices.

Within the UK market, our three consumer brands mean we’re well placed to compete with the likes of Sky, Virgin Media, Talk Talk and Vodafone.

BT retail market share

Source: BT and Ofcom data.

Home phone

According to Ofcom, the number of home phone lines in the UK is 26.4m. The number of minutes of residential fixed line calls made in 2016 fell by 12.8% year on year to 43.5bn, as people increasingly prefer to use mobile phones, voice over IP or instant messaging services instead of landlines.

Broadband

There were 25.3m fixed broadband (residential and SME) connections in 2016, an increase of 2.2% from the previous year. Of these, 46% were fibre broadband connections.

TV and content

There are approximately 18m pay-TV subscriptions in the UK.

[a]	Home phone includes Consumer and EE analogue and ISDN channels (WLR), including customers in Northern Ireland and Plusnet.
[b]	Retail broadband – Consumer (including Plusnet and Northern Ireland), EE, B&Ps, and broadband lines sold by Global Services.
[c]	TV refers to the total number of customers either with a BT Vision, YouView or EE TV box registered and enabled to receive video on demand including YouView from Plusnet.

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Subscription video on demand (SVoD) content providers such as Netflix and Amazon Prime are becoming increasingly popular, although this is largely as a complement to traditional pay-TV rather than as a replacement.

Data published by Ofcom found that 75% of SVoD users also had a subscription to a pay-TV service.

Mobile

We describe the UK mobile market, including BT’s overall position, in the EE section of this report starting on page 62.

Products and services

One size rarely fits all. That’s why we sell home phone, broadband, TV and mobile services to our customers in a variety of packages.

Home phone

We sell a range of home phone products and calling plans which let our customers choose the right service for their particular household needs. We offer unlimited call packages and add-ons such as discounted international calls and calls to mobiles. 82% of all call minutes are made to UK geographic numbers (ie excluding 03, 0845 and 0870 numbers). Of these, 89% are made without an additional charge as they form part of inclusive calling plans.

Consumer home phone services include:

–	BT Basic – discounted line rental and inclusive calls to recipients of certain state benefits. We’re the only company to offer this sort of service in the UK. This year, we improved our BT Basic package by including more types of calls to the services and adding a cap on spend;
–	BT Call Protect – a new, free service, available to all customers, that diverts nuisance calls to a junk voicemail box; and
–	Home Phone Saver 2020 – a telephone-only package offering line rental, unlimited calls and calling features. The price is guaranteed until 2020.

Plusnet and EE also offer a home phone service with a variety of different calling plans.

Broadband

We offer an ADSL broadband service, delivered over copper lines; and BT Infinity, our superfast broadband service which uses fibre to deliver higher speeds and a more reliable service.

Examples of our broadband services include BT Broadband Unlimited, which has speeds of up to 17Mbps, and our premium package, BT Infinity 2 Unlimited, which uses fibre broadband for speeds of up to 76Mbps. Where available, fibre-to-the-premises packages offer download speeds of up to 300Mbps.

In July 2016 we launched the BT Smart Hub. Boasting the UK’s most powerful wi-fi signal versus major broadband providers, it uses the latest technology to help customers enjoy wi-fi in more places in the home.

BT Smart Hub

Our broadband packages also include the following products:

–	BT Wi-fi – free, unlimited wi-fi access at around 5.6m UK hotspots;
–	BT Cloud – secure online and on-the-go access to data and photos; and
–	BT Web Protect – a suite of security services which help to keep our customers and their families safe online.

We offer targeted support to vulnerable customers and work with industry groups, such as Internet Matters, to promote internet safety.

Plusnet broadband is sold in three packages – unlimited, with a download speed of up to 17Mbps; and two fibre broadband packages, fibre unlimited, with download speeds of up to 38Mbps, and unlimited fibre extra, with download speeds of up to 76Mbps.

EE broadband offers three similar products.

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Lines of business continued

Consumer continued

TV

BT TV is available exclusively to our broadband customers. TV content is delivered via a YouView box, which includes content from a number of third parties, including Netflix. Our ambition is to provide a selection of pay content at an attractive price.

BT TV comes in three different packages:

Starter + BT Sport

Over 70 Freeview channels, plus BT Sport channels; AMC; BoxNation and access to BT Store. This package comes with a YouView box which lets people pause and rewind live TV.

Entertainment Plus

Includes 110 channels, as well as a YouView+ box, which lets customers record up to 300 hours of programmes, pause and rewind live TV, and access seven days’ worth of catch-up TV. It also includes access to the BT TV app.

Total Entertainment

Offers 141 channels, including 21 in HD. Also includes additional recording space on the set-top box; BT Sport in 4K Ultra HD and BT Kids TV.

Entertainment Plus and Total Entertainment are only available to BT Infinity broadband customers.

YouView TV on Plusnet is available to Plusnet’s fibre customers. It includes over 70 Freeview channels, plus BT Sport 1, as well as pay-TV channels.

EE TV provides more than 70 Freeview channels, as well as pay-TV channels. The EE TV app works seamlessly on up to four devices.

BT Sport

There are four main live BT Sport channels.

The BT Sport channels are available on BT TV, the BT Sport app (to BT and EE customers), btsport.com. Sky, TalkTalk and Virgin Media TV customers can also purchase a BT Sport subscription. There’s a discount on BT Sport for existing broadband customers, and an even bigger discount for customers who take broadband and BT TV.

BT Sport 4K UHD is the UK’s first Ultra HD TV channel. It has four times the detail of HD and is available exclusively to BT TV Total Entertainment customers with BT Infinity broadband.

BT Sport is the exclusive live broadcaster of the UEFA Champions League and UEFA Europa League in the UK, with the rights secured until the end of the 2020/21 season. We also broadcast games from the Premier League and the FA Cup. As well as football, BT Sport offers coverage of a range of different sports including Aviva Premiership Rugby, MotoGP, Cricket Australia, WTA tennis and most recently, boxing. This year, we broadcast over 11,000 hours of live sport.

Innovation is a key part of our strategy at BT Sport. Over the course of this year, we’ve run trials broadcasting content using virtual reality. We’ve also launched Dolby Atmos sound on our Ultra HD channel. Our BT Sport app and Ultra HD channel have won awards for innovation.

A good example of innovation in action was our coverage of the 2016 UEFA Champions League final. We made this the most social sports broadcast ever by live-streaming the match on BT Sport’s YouTube channel and breaking new ground across social media.

BT Mobile

BT Mobile is available as both SIM-only and a range of service plans with a choice of market-leading handsets. BT broadband customers get a £5/month discount on BT Mobile service plans. This year we launched BT Family SIM – a service plan which lets BT Mobile customers purchase two or more SIM cards at a discounted price.

Plusnet entered the quad-play market in November 2016 with the launch of Plusnet Mobile.

Performance in the year – strategic

Customer experience remains our top priority.

Delivering great customer experience

Last year we made an important investment in customer care. This year we’ve made real progress in this area. Even so, we continue to focus on making improvements.

We’ve added more than 2,200 additional FTE call centre roles in the UK and Ireland. We’ve also made important gains by making sure we’re easy to deal with, a key part of our Net Promoter Score.

Investing in online support

1.4m customers have the My BT app and can use it to get in touch with us, while the percentage of online contacts that reach us via chat has grown from 6% in 2015/16 to 20% today.

Better systems and tools for our agents

We’re in the process of deploying a new system to our frontline agents so they can help customers even more quickly and accurately. This system is now live for more than 4,500 agents.

New diagnostics to help us detect and resolve faults

Diagnostics are still progressing, while on-time repair performance improved by six percentage points over the course of the year. On average, our customers now have landline faults fixed 24 hours quicker than last year.

Simplifying our organisation

We’ve broadened the skillsets of our agents and empowered them to take ownership of customers’ needs.

Even so, work continues in this area

Although a lot of progress has been made in the year on customer experience, the criticism we’ve received from both the media and the regulatory authorities over the year reinforces the need to redouble our efforts. One specific issue we need to address is the growing number of customers contacting us to discuss their monthly package price. The increasing number of contacts offset the progress made in other areas (such as fault resolution and providing services on time) and lowered the Right First Time score achieved by Consumer.

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Investing for growth

This year we continued to focus on sustainable long-term growth, making several investments for the future. The table below summarises the progress made on the top priorities we set out in last year’s report.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d transform customer services.

We’ve invested in systems and process to improve customer experience, and we’ve employed more people to make sure that by spring of 2017, 90% of customer calls are answered in the UK or Ireland. We’re on track to meet this target, with over 86% of calls now answered in the UK and Ireland. We’ve also made it easier for customers to interact with us online.

This year we provided over 800,000 hours of training to our contact centre agents.

We said we’d launch our new Premier League rights and Australian cricket on BT Sport.	This football season we aired 42 Premier League matches and 130 live games from the UEFA Champions League. We also broadcast 16 international Australian cricket games exclusively in the UK.

We said we’d trial and launch ultrafast broadband using Openreach G.fast products.	Following successful trials of G.fast- powered ultrafast broadband, with over 300 customers already connected across two locations in the UK (Gillingham and Cherry Hinton), we’re extending to another 15 sites in our plan prior to our launch.

We said we’d launch mobile handsets to create new market opportunities and synergies with EE.	We launched handsets with BT Mobile and created synergies with EE by consolidating suppliers. We also launched BT Family SIM. In November 2016, we launched Plusnet Mobile.

We said we’d introduce a new YouView user interface.	In February 2017 we started to roll out the new BT TV YouView user interface to our customers, a process that’s now complete.

We said we’d launch our new breakthrough service to help home phone customers avoid nuisance calls.	Known as BT Call Protect, we launched this innovative new service in January 2017.

We said we’d increase the number of ‘revenue generating units’ by 2.5m over the next three years.	We’re making good progress towards this aspiration, but we’re not there yet.

Transforming our costs

Last year our costs went up by 10%, reflecting both our revenue growth and our investment in the mobile market and customer experience.

To partly offset this we cut costs by:

–	consolidating suppliers shared by both Consumer and EE;
–	encouraging customers to adopt a self-service approach – more than 1.4m of them now have the My BT app; and
–	finding production and insourcing efficiencies in our TV business.

Performance in the year – operating

We won several awards for our products and services over the course of the last year.

Organisation/Publication	Award	BT product/service
Mobile Industry Awards	Hottest New MVNO	BT Mobile
PC Pro	Recommended	BT Smart Hub
Expert Reviews	Recommended	BT Smart Hub
Tech Advisor	Recommended	BT Smart Hub
Alphr	Recommended	BT Smart Hub
Expert Reviews	Recommended	BT Halo phone
Mobile Choice Awards	Best Network Deal Under £25	BT Mobile
Mother & Baby	Silver Award	BT 7500 Baby Monitor
Expert Reviews	Best Buy	Whole Home Wi-Fi
Alphr	Recommended	Whole Home Wi-Fi
uSwitch	Most Popular Broadband Provider	BT Broadband
Broadband World Forum	Best TV or media innovation	BT Sport App
TV Connect Awards	Best Content Discovery Service	BT TV YouView interface
The Connies	Contribution to User Experience	YouView on BT TV
The Connies	Best TV/Video Service Update (Silver)	YouView on BT TV
Sports Technology Awards	Most innovative live event	BT Sport
D&AD	Wood pencil	Ultra HD

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Lines of business continued

Consumer continued

Plusnet also won several awards:

Organisation/publication	Award

Broadband Genie Survey Awards 2017	Best broadband provider

Best customer care

Most recommended provider

Best technical support

Most trustworthy provider

Best value provider

uSwitch Broadband and Mobile Awards 2017	Broadband provider of the year

Best provider customer service

Best value broadband provider

Cable.co.uk Awards 2016	Best broadband provider

Best reliability

Best customer service

Best value

Home phone, broadband and TV are reported on a group-wide basis in the section below. Mobile performance is also reported on a group-wide basis and can be found in the EE section on page 62.

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Performance in the year – financial

In 2016/17, our revenue went up by 7%, with a particularly strong growth across broadband, TV and BT Mobile. EBITDA decreased 4%.

Year ended 31 March	2017 £m	2016 £m	2015 £m
Revenue	4,934	4,608	4,293
Operating costs	3,922	3,553	3,249
EBITDA	1,012	1,055	1,044
Depreciation and amortisation	209	207	218
Operating profit	803	848	826
Capital expenditure	237	207	207
Free cash flow	709	781	828

Broadband and TV revenue increased by 13% (2015/16: 17%), reflecting the growth in our customer bases. Our calls and lines revenue increased by 4% (2015/16: 2%), in part reflecting the growth of our BT Mobile business. Other revenue decreased by

6% (2015/16: 8%) reflecting the declining fixed handset market. Consumer 12-month rolling ARPU increased 8% to £39.9 per month driven by broadband, BT Sport and BT Mobile. We’ve also seen growth of 3% in the number of revenue generating units per customera, which is now at 1.95.

Operating costs increased by 10% (2015/16: 9%) as a result of investment in our new mobile handset business and increases in sports rights costs in relation to our UEFA rights and our new Premier League contract, which commenced in August 2016. Our cost base also went up because of our investment in improving customer experience and contact centre onshoring.

Our EBITDA decreased 4% (2015/16: increased 1%) over the year, with a strong performance across voice, broadband and BT Sport more than offset by our investment in contact centre onshoring, increases in sports rights costs and our investment in mobile handsets.

Capital expenditure increased by 14% (2015/16: flat).

a Revenue generating units are voice lines, broadband, TV and mobile.

Priorities for the year ahead

Over the next 12 months we’ll carry on investing for the future and doing everything possible to ensure a great customer experience and sustainable business growth.

Our top priorities for 2017/18 are:

Keeping the household connected
–	we’ll carry on moving customers from copper to fibre broadband and grow our base through customer acquisitions;
–	we’ll also launch an ultrafast broadband product in the form of G.fast and, where possible, via fibre-to-the-premises; and
–	we’ll carry on promoting our BT Mobile proposition to give existing BT customers more for their money.

Enhance sport and TV content
–	exclusive sport is a key point of differentiation, giving potential customers an excellent reason to choose BT; and
–	at the same time we’ll improve the TV viewing experience for our customers.

Transform customer experience
–	we’ll complete the deployment of our new frontline systems and operating structure to simplify the way we work; and
–	we’ll make further investments to cut the time it takes to get through to a contact centre agent.

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Lines of business

EE

We’re the UK’s largest mobile network operator,

and we also offer fixed broadband and TV.

At BT we report mobile customer numbers on a group-wide basis, including those from our other lines of business. We have over 30m connections, 18.6m of which are 4G. In EE, new mobile customers join the EE brand, though we still have a number of customers on legacy Orange and T-Mobile tariffs. We acquire and retain customers through our chain of around 570 shops, our website and contact centres, and through third parties, such as Dixons Carphone. To improve customer experience, all EE customer service calls have been handled in the UK and Ireland since the end of 2016.

We have 9,000 people, with 67% directly helping our customers through our shops and contact centres. And we were named the third best employer in the Sunday Times Best Big Companies to Work For 2017 awards, up from seventh in 2016.

Starting in September 2017 we’ll support the Emergency Services Network contract by providing a resilient 4G network for 300,000 emergency services workers.

Our mobile network has been independently recognised as the fastest network by Ofcom in its Smartphone Cities 2016 report, and best overall network by RootMetrics in its report for the second half of 2016.

From 1 April 2016 we changed how the former EE business was organised to manage it better within the group. Business mobile was transferred to Business and Public Sector, the wholesale operations were transferred to Wholesale and Ventures, and the mobile network was transferred as a distinct business unit into TSO.

Markets and customers

With four mobile network operators and numerous mobile virtual network operators (MVNOs), the UK mobile market is very competitive. Of the UK’s 91m mobile connections, 87% are consumer and 13% business.

Our main competitors are O2, Vodafone, Three, Tesco Mobile, Virgin Media and TalkTalk. Sky also entered the market in January 2017 as an MVNO. Competition for customers is further increased by third-party distributors selling mobile services on behalf of mobile operators, from high street shops and online.

Around 93% of adults in the UK use a mobile phone. Over 70% of adults in the UK use a smartphone, and 59% of homes also have a tablet. Smartphones are now the most widely-used device by UK adults for accessing the internet. Consequently, total mobile data use went up 64% in 2015. According to Ofcom, 63% of mobile connections are on postpaid tariffs.

By September 2016, total UK mobile call volumes were steady at around 37bn minutes per quarter. SMS and MMS messages were down 4% to an average of 24bn messages per quarter. Mobile telephony services generated £3.9bn in retail revenue in the quarter to September 2016, up 1% compared to last year.

According to Akamai’s latest State of the Internet report, the UK has the fastest mobile connection speed of the 61 countries it surveyed around the world.

The market is subject to a number of existing and potential structural changes:

–	rapid adoption of 4G devices as 4G networks are deployed. That means nearly all handsets sold are smartphones;
–	growth of connected devices, including tablets;
–	significant growth in mobile data use;
–	continued decline in the prepaid market as customers move to postpaid tariffs;
–	blurring of postpaid and prepaid customer types with rolling postpaid tariffs and auto-renewing prepaid bundles;
–	popularity of SIM-only tariffs. Smartphones are evolving at a slower pace so people are keeping their mobile phones for longer; and
–	regulatory pressure on the prices charged to customers and other telecoms companies.

BT has a 29% share of the UK mobile market, measured on a subscriber basis.

Mobile subscriber UK market share by operator

At 31 December 2016

Source: EE and market data.

The consumer fixed line voice and broadband market is discussed in the Consumer section of this report on page 56.

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Products and services

We provide mobile services in the UK, now covering up to 99% of the population with 2G, 98% with 3G and over 99% with 4G, or 80% on a geographic basis. We also sell broadband services, fixed-voice and a TV service. The wholesale services previously provided by EE are now managed by Wholesale and Ventures.

Postpaid

New consumer customers, and those who renew their contracts with us, are put on 4G tariffs. If the tariff includes a handset, the contract is typically for 24 months. The tariff will include a bundle of monthly voice, SMS and data use. Prices vary with the size of the bundle, the device type and 4G speed. The tariffs are split into three main groups:

–	4GEE Essentials plans give access to 4G speeds of up to 20Mbps, unlimited texts and tiered bundles of voice and data use;
–	4GEE plans offer unlimited UK minutes and texts and 4G speeds of up to 60Mbps; and
–	4GEE Max plans combine the largest data bundles, inclusive access to the BT Sport App and ‘roam like home’ voice, text and data usage when abroad in the EU.

Prepaid

Prepaid customers buy a phone and then add a ‘pay-as-you-go’ pack of 4G use. The packs are split into three groups:

–	Everything packs for unlimited texts and tiered bundles of voice and data use over a 30-day period;
–	Talk and text packs for tiered bundles of voice and text use over seven to 30-day periods; and
–	Data packs ranging from 100MB to 4GB over seven to 30-day periods.

We also operate a loyalty programme where customers get extra data added to their packs in return for staying with us and topping up.

Devices

We offer a wide range of 4G mobile phones, tablets, connected devices and mobile broadband devices from leading manufacturers including Apple, Samsung and Google. Customers may also choose to use their own device and then connect via a SIM-only plan.

Broadband and TV

We sell fixed-voice, broadband (including superfast fibre broadband) and TV services. To reward loyalty, our postpaid customers get larger data allowances if they also buy EE broadband.

EE TV provides more than 70 free channels simultaneously on up to four devices, as well as access to pay-TV channels. The EE TV set-top box comes with one terabyte of memory and can be controlled from a mobile phone or tablet using the EE TV app.

Emergency Services Network

In December 2015 EE was awarded the network part of the Emergency Services Network (ESN).

Some of the applications that our 4G network will enable include:

–	an ambulance crew sending vital data to a hospital to help staff prepare for a patient’s arrival;
–	a policeman recording an arrest on a body-worn camera and live-streaming to nearby officers for support; and
–	a fire and rescue crew assessing a burning building based on live helicopter camera footage and digital blueprints viewable via tablets.

To deliver the ESN service we’re:

–	building a new, dedicated core network;
–	constructing up to 500 new sites to expand coverage;
–	switching on 800MHz on more than 3,500 sites to improve outdoor and indoor coverage;
–	using new 4G voice services, such as ‘push to talk’;
–	providing a fleet of Rapid Response Vehicles to ensure maximum service availability; and
–	using satellite backhaul for remote sites.

Annual Report 2017	BT Group plc	63

Lines of business continued

EE continued

Performance in the year – strategic

We’ve grown financially, improved customer experience and extended our mobile network while integrating with the group.

Delivering great customer experience

Improving customer service is one of our top priorities. While we’ve made strong progress on mobile services, we believe there’s always more we can do, particularly for our fixed broadband customers.

During the year we worked on projects across four key areas:

–	Call centres – all EE customer service calls are now handled in UK and Ireland contact centres;
–	Self-service – we now have 9m customers using My EE;
–	Shops – we’re improving our service; and
–	IT – we’re enhancing our customer-facing IT systems.

We’ve made real improvements across the business in the way we design, build and communicate our products and services to our customers. We’ve improved the way we engage with them, whether that’s by phone, in store or online, and upgraded the information and tools our advisers use to help them with customer queries.

Together these steps have helped cut the number of customer calls to our contact centres, and cut the number of complaints our postpay customers make to Ofcom by 43%. At the same time our postpaid net promoter score has improved, with many more promoters than detractors.

Investing for growth

We’ve built the UK’s best mobile network and we’re continuing to invest to keep our number one position.

We’ve extended 4G geographic coverage to 80% and plan to increase this to 95% by the end of December 2020. As part of the ESN contract we’ll also increase the resilience of the network, benefiting all of our customers. We’ve also enabled new features like ‘4G calling’ (Voice Over LTE) and some parts of our network now let customers achieve download speeds of up to 360Mbps.

Transforming our costs

Since becoming part of BT we’ve started a cost reduction programme to deliver planned synergies and identify other savings.

We delivered savings this year by:

–	improving customer self-service to cut the volume of calls to our contact centres;
–	answering all EE customer calls in the UK and Ireland, rather than overseas, to resolve more queries first time and cut subsequent calls;
–	improving efficiency within our shops, through better staff planning and reduced facilities costs; and
–	reducing the number of head office employees.

Performance in the year – operating

We report mobile customer numbers on a total BT Group basis, including those from other lines of business.

At 31 March 2017 we had over 30m connections. Here’s how they break down:

Customer base by type

000

Our postpay base grew by 803,000 to 16.9m, supported by growth in the EE and BT brands. The prepay base continued to decline in line with industry trends, partly as a result of customers moving to postpay.

The machine-to-machine base grew 78,000 to 2.4m as the Internet of Things market starts to grow.

Our base of MVNO customers stood at 3.8m, up 40,000, as our MVNO partners continued to do well in the mobile market.

Customer base movements

000

64	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

In last year’s report, we set out our top priorities for this year. In the table below we summarise the progress we’ve made.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d improve the customer experience.	We now answer 100% of EE calls in UK and Ireland contact centres. We’ve cut the rate of postpay complaints to Ofcom by 43%.

We said we’d extend 4G coverage and retain our position as the UK’s best quality mobile network.	We’ve now extended 4G geographic coverage to 80% of the UK. EE is still ranked as the best UK mobile network by RootMetrics.

We said we’d progress the build phase of the ESN contract, working closely with TSO.	We remain on track to deliver our part of the ESN contract by September 2017.

We said we’d launch a range of combined mobile, fixed-line and TV products.	We’ve refreshed the EE mobile tariffs, offered BT Sport to EE customers and trialled the sale of Consumer broadband and TV products in EE shops.

Performance in the year – financial

Revenue for the year was £5,090m and EBITDA was £1,156m. Underlying revenuea and EBITDAa adjusted for the acquisition of EE went up by 1% and 6% respectively.

Year ended 31 March	2017 £m	2016 £m	[b]
Revenue	5,090	841
Underlying revenue excluding transit adjusted for the acquisition of EE	1%	n/a
Operating costs	3,934	668
EBITDA	1,156	173
Depreciation and amortisation	780	146
Operating profit	376	27
Capital expenditure	616	96
Free cash flow	570	238

Revenue was £5,090m which includes postpaid mobile revenue of £4,140m, prepaid mobile revenue of £402m, fixed broadband revenue of £276m and equipment sales of £272m. Our performance for the year benefited from additional revenue from our ‘more for more’ pricing strategy. Monthly mobile ARPUs for the final quarter of the year were £26.3 for postpaid customers, £4.4 for prepaid and £19.8 on a combined basis.

Operating costs were £3,934m giving EBITDA of £1,156m, a margin of 23%.

Capital expenditure was £616m. Adjusted for the acquisition of EEc capital expenditure was up 22% as we extend 4G coverage and as our investment in ESN increased. Preparation for our part of the Emergency Services Network contract continued in line with agreed milestones.

Operating cash flow, which excludes interest and tax, was £570m.

Priorities for the year ahead

Over the next 12 months we’ll continue to invest in the network and further improve the customer experience.

Our top priorities for 2017/18 are:

Maintain network leadership
–	we’ll further extend 4G geographic coverage to 95% of the UK by 2020.

Carry on improving customer experience
–	in the medium term we aim to become the mobile network operator with the best postpaid net promoter score.

Deliver the EE part of the Emergency Services Network contract
–	we’re aiming to finish building and testing by the end of September 2017.

a Excludes specific items, foreign exchange movements and disposals. Calculated as though EE had been part of the group from 1 April 2015.

b Includes EE results from acquisition on 29 January 2016.

c Includes EE’s historical financial information as though it had been part of the group from 1 April 2015, under the new organisational structure.

Annual Report 2017	BT Group plc	65

Lines of business

Business and Public Sector

We sell communications and IT services in the UK and

the Republic of Ireland. We’ve around 1.2m business and

public sector customers and lead the field in fixed voice,

networking and broadband.

We’re passionate about helping all our customers succeed – from large government departments, big household names and public sector organisations right through to small businesses and new start-ups.

We created our Business and Public Sector line of business on 1 April 2016 by combining three organisations into one: the original BT Business organisation, EE’s business division, and parts of Global Services’ UK corporate and public sector teams. Our 10,000 people provide local, regional and national coverage across the UK.

We now have three customer-facing units focused on providing communication solutions and IT services to help create business outcomes for our customers:

TRADING UNIT	CUSTOMERS

Small & Medium Enterprises	–	Businesses in the UK with up to 100 employees, ranging from sole traders through to more complex organisations (including schools and colleges).

Corporate	–	Businesses in the UK with between 100 and 1,000 employees.

Public Sector and Major Business	–	Public sector (central and local government, health, higher education, defence).
	–	Businesses in the UK with over 1,000 employees.
	–	Multinational corporates with majority of BT business in the UK.

	–	Corporates and public sector in Northern Ireland.
	–	Corporates, public sector and wholesale customers in the Republic of Ireland.

Markets and customers

We have around 1.2m customers, including over half of the FTSE 350.

Major customers include:

–	retailers like the Co-Operative Group;
–	utilities like Northumbrian Water;
–	public sector organisations like Norfolk County Council;
–	financial organisations like eSure; and
–	educational institutions like Kingston University.

The telecoms market we serve has revenue of £8bn, and we estimate the adjacent IT services market has revenue of £14.5bn. Convergence of these markets to create more integrated services is already underway, a trend we expect to accelerate.

At £10bn, the public sector market for IT and telecoms is a substantial part of our addressable market. Challenges in the public sector remain substantial as the market continues to change. For example, larger systems integration contracts are being disaggregated and replaced by smaller contracts, while the devolution agenda is increasingly shifting procurement decisions and spend to the regions.

Overall we’re focused on four main product markets: Fixed voice; Mobility; Fibre and connectivity; and Networked IT services.

Fixed voice

For some time the market for fixed voice services has been transitioning from traditional voice to Future / IP Voice. Market analysts such as IDC believe that IP Voice will become the dominant business voice service by 2018.

The fixed voice market is largely fragmented – as the market leader, we compete against more than 950 resellers and fixed network operators, including companies such as Azzurri, Colt Group, Daisy Group, Gamma, KCOM Group, O2 and Unicom.

Mobility

Mobility and mobile device usage continues to grow as a way for customers to cut costs, improve productivity and deliver a richer customer experience. This growth is taking place against a backdrop of increasing risks concerning security, privacy and compliance.

Our main competitors in this area are O2 and Vodafone. Both offer fixed products as well as mobile and are increasingly selling converged services.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Fibre and connectivity

Broadband services are still migrating to fibre in order to meet the need for faster communication speeds. We’re the largest business broadband provider in the UK.

Networking is moving from physical provision to software-based, virtual provision. It’s expanding into the wide area networking space through technologies such as Software Defined Networking (SDN). See page 71 for more details.

Ethernet and dedicated internet access services are growing strongly, with businesses becoming increasingly reliant on connectivity. We’re the leading provider of fixed networking services in the UK.

Networked IT services

The IT services market is diverse, ranging from off-the-shelf hardware sales to large outsourced solutions.

Areas of the market experiencing growth include cloud services, hosting, infrastructure and security, all of which offer attractive opportunities for us to expand our share of the overall market.

Competition is fragmented, with providers often focused on specific customer-types, industries or technologies. Our main competitors are Computacenter, Dimension Data, CDW, Logicalis, SCC and Softcat.

Security is increasingly important for companies as they face an evolving range of cyber security threats.

Products and services

We offer a wide choice of voice, connectivity and IT-related services.

These range from standalone products and converged propositions to managed services and customised solutions. Together these meet the needs of our customer base that varies from small start-ups to large enterprises and public sector organisations.

Fixed voice

Our fixed-voice services range from calls and lines, to fully-managed office phone systems and contact centre solutions across both our traditional and IP Voice portfolio. We’ve a broad Future Voice portfolio of Cloud Unified Communications services, BT Cloud Phone and BT Cloud Voice, aimed at the full spectrum of customers we serve.

Mobility

Our mobile portfolio offers a range of handsets and tablets and a choice of voice and data tariffs.

BT One Phone is a converged proposition combining office switchboard and mobile needs into one cloud-based solution mainly delivered through the customer’s mobile phone.

Fibre and connectivity

We provide a range of internet access options including: BT Business Broadband (over copper connections); BT Business Infinity over fibre-to-the-cabinet (FTTC) and fibre-to-the-premises (FTTP); and BTnet dedicated internet access.

Our networking solutions are ideal for customers who want to connect offices together or connect to the internet over dedicated leased lines. Products include Ethernet, IP Virtual Private Network services, SIP trunking (which transports voice calls over IP networks), leased lines, cabling infrastructure and local area networking solutions.

Networked IT services

Our specialist IT services team provide solution design, delivery, management and in-life support, built around five core product areas:

–	end-user computing;
–	unified communications and collaboration;
–	networking;
–	security; and
–	data centres, cloud and hosting.

These services are supported by partnerships with the likes of Cisco, HP and Microsoft.

Annual Report 2017	BT Group plc	67

Lines of business continued

Business and Public Sector continued

Performance in the year – strategic

Our continued investments in our people and our portfolio has helped improve the customer experience we provide while positioning us to exploit the market move to convergence.

Delivering great customer experience

We’ve made good progress on our journey to become the market leader for customer experience.

Our Net Promoter Score has improved by 12.4 points and our Right First Time measure by 6.1%. We’re resolving complaints 11% more quickly than last year.

This year we’ve:

–	followed up with 20,000 customers on specific ‘pain points’ to improve their end-to-end experience;
–	launched our first Customer Experience Lab in Dundee to trial innovative customer service solutions and new ways of supporting our customers;
–	invested in people with more than 200 new advisers joining our service teams, including new apprentices; and
–	delivered over 30,000 hours of training to our customer service advisers to improve the customer experience.

Investing for growth

We’re still investing to improve and future-proof our products and services. Whatever tomorrow brings, we aim to be ready.

This year we’ve:

–	enriched our Future Voice portfolio by adding new features such as portal and app enhancements;
–	upgraded our Infinity Broadband portfolio to address the demand for higher speeds, offering up to 76Mbps as standard;
–	improved the wi-fi performance and reliability of our Business Hub and expanded our Smart Diagnostics capability to fix issues proactively; and
–	expanded our range of cloud-based services for SME customers, for example Mozy Backup, our new flexible cloud back-up solution.

Transforming our costs

We’ve achieved major cost synergies by integrating EE and Business and Public Sector.

The creation of Business and Public Sector gave us the opportunity to align our customer service operations more effectively. The first stage of this reorganisation brought together around 2,000 of our people into a single centre of excellence for UK and Republic of Ireland managed services.

We’ve brought around 800 engineers from across BT Group into Business and Public Sector. The result is a unified field service team focused on the provision and maintenance of equipment on customers’ premises. These changes will allow us to better serve our customers while driving efficiency and reducing costs.
Performance in the year – operating

Our order intake of £3.4bn was up 7% with the inclusion of EE orders offsetting public sector decline. During the year weaker trading in the public sector, driven by a number of contracts coming to an end, contributed to our revised group outlook.

Business & Public Sector 12-month rolling order intake

Year ended 31 March

Contracts we won or re-signed this year include:

CUSTOMER	CONTRACT

Royal Mail.	A four-year deal for wide-ranging network and ICT services, covering voice, data, and customer contact centres.

Glanbia.	Renewal of existing WAN and managed services deal by adapting our service model to meet Glanbia’s global expansion needs (particularly in the US).

Ardagh Group.	Extension of existing WAN contract, addition of global SIP, completion of a Cisco PBX replacement project and deployment of BT Microsoft One Cloud.

Metropolitan Police.	£100m networking and IT contract to deliver high-speed fixed and wireless networks, together with a range of Cloud and IT services, to help underpin its technology transformation programme.

Surrey County Council.	Our public services network contract was extended for a further two years, growing to 500 sites.

The number of business lines we provide fell by 9% as customers continue to migrate to VoIP. This has been partly offset by growth in the number of IP lines, up 78%. We’re seeing strong take-up of our BT Cloud Voice and BT Cloud Phone services with user numbers up 258% and 94% respectively.

68	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

In last year’s report, we set out our top priorities for this year, the table below summarises the progress we’ve made against them.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d successfully launch our new Business and Public Sector organisation.	We integrated 1,600 people within 60 days of concluding the EE acquisition and the new organisation went live on 1 April 2016. However, lower trading in Public Sector driven by the completion of a number of large contracts led to a decline in underlying profits and a revised performance outlook.

We said we’d introduce our full portfolio of fixed, mobile and IT services to existing BT customers and those acquired with EE.	We’ve made our full range of propositions available across BT and EE.

We said we’d develop and integrate our portfolio of products and managed services.	We’ve upgraded Infinity Broadband to up to 76Mbps as standard, expanded our range of cloud-based services and introduced new features to BT Cloud Voice.

We said we’d carry on improving the customer experience we provide.	Our Net Promoter Score has improved by 12.4 points and our Right First Time measure by 6.1%.

Performance in the year – financial

Revenue was up 11% (2015/16: 1%) while underlying revenue excluding transit adjusted for the acquisition of EE was down 6% (2015/16: 2%). Underlying profits declined in the year, impacted by a number of large public sector contracts coming to an end. The remaining business performed well, led by good growth in mobile.

Year ended 31 March	2017 £m	2016 £m	2015 £m
Revenue	4,758	4,294	4,247
Underlying[a] excluding transit adjusted for the acquisition of EE	(6)%	(2)%	n/a
Operating costs	3,230	2,880	2,867
EBITDA	1,528	1,414	1,380
Depreciation and amortisation	352	284	235
Operating profit	1,176	1,130	1,145
Capital expenditure	275	153	160
Free cash flow	1,293	1,101	1,070

SME revenue was up 37% due to growth in mobile from the addition of EE customers, while also benefiting from an increase in revenue from IP lines, partly offset by a decline in traditional switch revenue.

Corporate revenue was up 37% with growth in mobile revenue driven by EE offset by a reduction in equipment sales.

Public Sector and Major Business revenue was down 12%, with the inclusion of EE revenue more than offset by the decline in public sector revenue. Public sector still faces challenges as we have a small number of large contracts coming to an end.

Foreign exchange movements had a £52m positive impact on Republic of Ireland revenue, where underlying revenuea excluding transit was down 2%.

Operating costs were up 12% (2015/16: 0%) and EBITDA was up 8% (2015/16: 2%) as a result of EE. Underlying EBITDAa adjusted for the acquisition of EE was down 10%, reflecting the revenue decline in public sector. Depreciation and amortisation went up by 24% (2015/16: 21%) reflecting the impact of EE.

Capital expenditure went up by £122m (2015/16: £7m decrease) and adjusted for the acquisition of EEb was up £81m. Operating cash flow went up 17% (2015/16: 3%) reflecting the higher EBITDA and the timing of working capital movements.

Priorities for the year ahead

Over the next 12 months we’ll continue to invest for the future to deliver a great customer experience and sustainable business growth.

Our top priorities for 2017/18 are:

Drive growth from greater sales coverage, acquiring and cross-selling to customers
–	increase the average number of products sold per customer.

Differentiate through an integrated experience and portfolio, delivered on the best network
–	growth in the strategic portfolio areas of IP Voice, Mobile, Networking and IT services.

Continue to improve the customer experience we provide
–	further improvements in NPS.

a Excludes specific items, foreign exchange movements and disposals and from 2016/17 is calculated as though EE had been part of the group from 1 April 2015.

b Includes EE’s historical financial information as though it had been part of one group from 1 April 2015, under the new organisational structure.

Annual Report 2017	BT Group plc	69

Lines of business

Global Services

We’re a leading global business communications provider,

supplying ICT services to 5,500 multinational companies

in 180 countries.

By combining our global strengths in networks, ICT and innovation with our deep expertise and global delivery model we’ve become a trusted partner for our customers. We provide them with the services they need to create the digital transformation of their businesses.

During the year, we identified inappropriate behaviour in our Italian business. This is an extremely serious matter and has no place in BT. For full details of what we found, how we responded and what we will do going forward see page 6.

Global Services serves multinational companies headquartered around the world. We’ve been simplifying how we work to provide a sharper focus on our global customers. We’re structured around four regional operations providing expertise in key industry sectors.

Key industry sectors:
– Financial Services	– Media and Business Services
– Automotive	– Retail and Consumer Goods
– Energy and Resources	– Technology and Telecoms
– Manufacturing	– Travel, Transport and Logistics

Markets and customers

Customers

We work with 5,500 customers across 180 countries worldwide. Our focus is on our major accounts, which generated 78% of our revenue in 2016/17. 72% of revenue was from customers served in multiple geographies.

We also keep focusing on growing our share of customer spend by cross-selling products and services in line with our Cloud of Clouds strategy.

Regions

We’ve over 17,000 people worldwide in 63 countries. Our 20 highest priority countries, including the UK and other key countries where our major customers are based, generate over 90% of our revenue. Continental Europe is our largest region by revenue. We employ around 7,200 people across key European business hubs, and have an extensive network of more than 1,000 PoPs.

In the UK, we serve multinational companies and financial services organisations.

The Americas is important because 70% of our top customers have a presence in the region. We operate in 28 countries in Latin America and the Caribbean, as well as the US and Canada.

In Asia, Middle East and Africa we’re helping multinationals expand into these areas, while supporting local companies as they grow internationally. We help our customers from 26 offices.

Outside the UK, use of the incumbent’s access network under non-discriminatory terms and conditions is important to provide a competitive service to our customers. We still campaign for fair markets as we expand our business.

Global Services revenue by region

Year ended 31 March 2017

Global Services strategic review

We have undertaken a strategic review of Global Services, with the objectives of improving its market and financial performance, its risk profile, and the long-term value that it delivers to BT. Global Services is most differentiated with large, multinational customers, who demand high quality, secure communications. Its product portfolio is industry-leading across a range of areas, including networking, security, cloud collaboration and contact centres.

Technology trends mean that we are now less dependent on owning physical local network access assets around the world, creating the opportunity to reposition Global Services as a more focused digital business. We will prioritise innovation of cloud-based platforms that deliver our products and services, with BT’s global network at the core, to support the digital transformation of our customers. As we implement this strategy, we will ensure that we optimise the value of our global and our local network assets.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

To enable this strategic repositioning, we are restructuring our Global Services organisation to a simpler operating model. This will involve a two-year restructuring of our operations, the costs of which will be treated as a specific item.

Key market trends

Our customers are globalising and transforming their businesses. They’re using services from the cloud to gain competitive advantage by increasing efficiencies and decreasing IT costs. They want:

–	a greater choice of cloud service providers;
–	high performance across their network and IT service;
–	flexible, end-to-end secure service; and
–	a trusted partner to provide ICT services.

The network continues to be the critical infrastructure that connects our customers to their cloud services, their sites, their employees, customers and suppliers. As customers seek more flexible and agile models, they’re increasingly adopting software-based network technologies to achieve the right balance between performance, service, security and cost.

In this market, our main competitors are global telecoms companies such as AT&T, NTT, Orange and Vodafone. We also compete against regional telecoms companies such as Singtel.

Products and services

Our portfolio strategy, known as Cloud of Clouds, brings together our six core product families and a network of partners to support the delivery of global network and IT infrastructure services.

Our six core product families

BT Connect

Network services are at the core of our Cloud of Clouds strategy.

They connect our customers to their people, their own customers and the cloud. We offer a range of flexible, intelligent hybrid and secure IP, Ethernet and internet virtual private network services. These include direct connectivity to third-party cloud services providers and the latest Network Function Virtualisation (NFV) and Software Defined Networking (SDN) solutions – the new generation of networking technologies that are giving us a new way to build and manage corporate networks that are fit for the digital age.

We use a range of access technologies to deliver our network services to over 180 countries.

BT Security

With cyber-attacks a daily event, cyber security is firmly on the boardroom agenda for many companies.

We use the expertise we’ve gained from protecting BT to deliver managed security services, threat intelligence analysis and management, and consultancy services, helping our customers protect their organisations from this growing threat.

BT One

People communicate using technology in many different ways – by phone, instant messaging, email, audio and video conferencing and data-sharing, either at their desks or on mobile devices.

Businesses want these channels to be integrated and to work together easily and reliably.

Our collaboration services help customers improve productivity and cut costs by transforming the way they communicate with their customers, colleagues, partners and suppliers.

BT Contact

Our contact centre services help our customers build stronger relationships with their customers. We offer a number of ways for them to communicate, including email, web chat, video, social media and the phone – either via automated systems or dedicated advisers.

Our cloud contact solutions give companies more control over their costs, allowing them to change capacity in response to demand.

BT Compute

Businesses want reliable but flexible ICT platforms and services for their applications, data storage and security. We provide ICT services across our global network from 48 data centres around the world, with 22 of them supporting our cloud services. Our services range from traditional telehousing and colocation to the latest public, private and hybrid cloud solutions.

BT Advise

Our global team of around 2,000 consultants work closely with customers to understand their business needs and current capabilities so we can create a set of recommendations based on our portfolio. We develop a plan to help customers achieve benefits such as cutting costs, increasing productivity or becoming more agile.

Annual Report 2017	BT Group plc	71

Lines of business continued

Global Services continued

BT for Industries

Our industry-specific solutions help customers overcome particular challenges.

For example:

–	our Digital Consumer solution enables retailers to provide an online experience to shoppers in physical stores;
–	our Field Force Automation solutions provide mobile workers with access to corporate applications regardless of their location; and
–	BT Radianz, the world’s largest secure, financial services cloud community, helps customers cut costs, get to market faster and perform the best trading options.

Supporting our customers’ digital transformation	Our footprint and product portfolio mean we can take the role of leader and trusted partner to our customers, helping them at every stage of their digital transformation journey. We support that journey in three areas:

Digital customer – creating a richer experience for end customers.

Digital business – increasing business agility and innovation through cloud-based solutions.

Digital employee – creating a productive business environment through seamless employee collaboration.

We do this by providing high-performance, integrated and secure network and IT infrastructure services to global customers – our Cloud of Clouds portfolio strategy.

Performance in the year

We’re a global leader for managed networked IT services.

In the last year we’ve been named as:

–	a Leader in Gartner’s February 2017 Magic Quadrant for Network Services, Global[a];
–	a Leader in the August 2016 Gartner Global Magic Quadrant for Unified Communications as a Service, Worldwide[a];
–	a Leader in the October 2016 Gartner Magic Quadrant for Contact Center as a Service, Western Europe[a]; and
–	a Leader in the June 2016 Gartner Magic Quadrant for Managed Hybrid Cloud Hosting, Europe.[a]

We’re also recognised as a Leader in the IDC ITMarketScape: Asia/Pacific Managed Security Services 2016 Vendor Assessment.

Our cloud collaboration portfolio is now being used by more than one million employees of global organisations.

Performance in the year – strategic

Delivering great customer experience

We’re using customer feedback and insight to inform our decisions and enhance our customers’ experience.

–	We implemented the Net Promoter Score (NPS) system in April 2016, so we conduct monthly online surveys to gauge customer loyalty and identify actionable insight.
–	We also use Customer Thermometer, our transactional survey programme, to regularly gauge customer experience at key points of interaction.
–	Finally, we use Right First Time (RFT) measures and operational KPIs, such as speed of delivery and repair, billing and product quality to provide a snapshot of how we’re performing.

During the year we improved:

–	IP Connect Global on-time delivery by 18%;
–	the performance of our complex contracts by 22%;
–	baseline NPS by 13 percentage points: and
–	RFT measures by 3.4%.

At the same time we recognise there’s more to be done, so we’ve put a rigorous plan in place to help us continually improve. This plan addresses key areas of focus, such as lead times, on-time delivery, project management skills and service delivery communications.

Investing for growth

We’ve invested in a new generation of networking technologies, giving us an innovative way to build and manage corporate networks.

Our network

We’re investing in dynamic network services to give our customers greater choice, security, resilience, service and agility in the rollout of high-performance networks. We’re using our expertise in SDN and NFV technology, as well as our global infrastructure, to further improve our portfolio of network services.

We work with a range of organisations to deliver our dynamic network services, including Cisco and Nokia, who will contribute technology to our software-defined WAN service.

[a]	Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organisation and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

   The Gartner Report(s) described herein, (the ‘Gartner Report(s)’) represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (‘Gartner’), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

72	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Our products and services

–	We completed the acquisition of IP Trade SA, a provider of unified communications and collaboration solutions for trading floor environments.
–	We launched a mobile collaboration service in the UK as well as a new mobile roaming service for our global customers, building on our acquisition of EE.
–	We’re accelerating our efforts to be the world’s leading cloud services integrator, and expanded our network of partners to include Oracle, Microsoft and T-Systems.
–	We’re helping our customers understand what digital can mean for their organisation and how best to use it as an enabler for growth and change through an Advise two-day workshop.
–	We introduced Trend Micro’s Deep Security protection for physical, virtual, and cloud servers on our Cloud Compute platform.
–	We also integrated Zscaler cloud security access points into our global network, and Symantec’s latest technology into our managed security services.

High-growth regions

We’re continuing to invest for our customers across Latin America, helping them increase productivity and become more competitive. For example, we’ve opened a contract design hub in Brazil and added a unified communications service node in São Paulo.

Transforming our costs

We’ve continued to focus on reducing our costs, with underlying operating costs excluding transit adjusted for the acquisition of EE down 1%.

Our cost transformation programme uses our tried-and-tested approach to improve process efficiency, reduce the cost of failure, enhance the network and improve the value for money we get from our suppliers. For example:

–	Operating model review in AMEA. We’ve established a consistent and standardised set of principles to improve our performance in countries where we have a low number of resources.
–	Service delivery. We’ve combined our design and delivery functions to enable faster, more consistent delivery of services at lower cost.
–	Contract reviews. We’ve reviewed opportunities across shared services and third-party costs. We’ve also introduced improvements in the delivery and in-life support stages of contracts to improve their profitability.
–	Data centres. We’re evaluating our existing global data centre estate and consolidating our sites to lower our cost base while improving our service offering.

Performance in the year – operating

We achieved a total order intake of £4.6bn, down 10% reflecting challenging international corporate market conditions.

The table below summarises the progress we’ve made on the top priorities we set out in last year’s report.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d grow our share of spending with our Global Accounts by 10% over the next three years.	We’re on track to achieve this ambition. We’ve been focusing on deepening customer relationships and cross-selling our portfolio.

We said we’d achieve double-digit percentage annual growth rates in the revenue we generate from security, cloud unified communications and Cloud Compute over the next three years.	We achieved double-digit growth across cloud unified communications and Cloud Compute. Excluding the delay of milestone-related revenue with a major customer, we also achieved double-digit growth across security.

We said we’d increase our net promoter score by at least ten points over the next three years.	We raised our baseline net promoter score by 13 percentage points in 2016/17.

Contracts we won this year include:

CUSTOMER	CONTRACT

Alstom (BT One).	Unified communications and collaboration services for 30,000 users at 300 locations.

Bridgestone Europe (BT Connect, BT One, BT Contact).	Network infrastructure and managed cloud services connecting more than 200 sites across 20 countries in Europe, Middle East and Africa.

Grupo Santander (BT Connect).	We consolidated our relationship with Grupo Santander.

International Airlines Group (BT Connect).	Network outsourcing contract to help the company simplify its IT systems and processes and improve efficiency.

Komatsu (BT Connect, BT Compute).	Global IT infrastructure covering 26 sites across 15 countries in Europe, Asia-Pacific and South-America.

Michelin (BT Connect).	Comprehensive managed network services connecting 216 sites in 43 countries.

Randstad (BT Connect, BT One).	Global IT infrastructure providing cloud connectivity to more than 3,500 sites across 37 countries.

Annual Report 2017	BT Group plc	73

Lines of business continued

Global Services continued

Performance in the year – financial

Revenue went up by 8% (2015/16: decreased 3%) including a £470m positive impact from foreign exchange movements and a £17m decline in transit revenue. Our key revenue measure, underlying revenue excluding transit adjusted for the acquisition of EE, decreased by 2% (2015/16: was flat), and excluding the revenue of our Italian business was flat.

Year ended 31 March	2017 £m	2016 £m	[a]	2015 £m	[a]
Revenue	5,479	5,074		5,218
Underlying revenue excluding transit adjusted for the acquisition of EE	(2)%	0%		n/a
Operating costs	4,984	4,595		4,753
EBITDA	495	479		465
Depreciation and amortisation	439	422		444
Operating profit	56	57		21
Capital expenditure	361	355		406
Free cash flow	(245)	151		28

In AMEAb underlying revenuec decreased by 4% (2015/16: up 10%) due to milestone-related revenue in the prior year. In Continental Europe, underlying revenuec excluding transit decreased 5% (2015/16: down 1%) and, excluding the revenues of our Italian business, was up 3% (see page 6).

Underlying revenue excluding transit adjusted for the acquisition of EE in the UK was up 5% (2015/16: 2%). The Americasd decreased 6% (2015/16: decreased 10%) due to the ongoing impact of a major customer insourcing services.

Operating costsa went up by 8% (2015/16: down 3%) reflecting EE, the impact of foreign exchange movements and the impact of our investigation into our Italian business. Underlying net operating costs excluding transit adjusted for the acquisition of EE were down 1%.

EBITDA increased 3% (2015/16: 3%). Underlying EBITDAc adjusted for the acquisition of EE was down 11% and excluding the results of our Italian business was up 1%. We have described the issues in Italy on page 6. Depreciation and amortisation was up 4% (2015/16: down 5%). Operating profit decreased by £1m (2015/16: up £36m).

Capital expenditure went up by 2% (2015/16: down 13%). EBITDA less capital expenditure increased by £10m to £134m compared with an increase of £65m last year.

Our operating cash outflow of £245m was £396m worse than last year, as we have unwound the effects of improper working capital transactions in our Italian business.

Priorities for the year ahead

Over the next 12 months we’ll continue to focus on delivering improved operational efficiency and great customer experience.

Our top priorities for 2017/18 are:
– implement a leaner and more customer-focused operating model;
– grow our cloud-based services and our security portfolio at double-digit rates; and
– launch a new digital customer experience, leveraging automation and portfolio innovation eg NFV/SDN.

[a]	Revised to reflect the outcome of the investigation into our Italian business and reorganisation of our segments, see note 1 to the consolidated financial statements.
[b]	Asia Pacific, the Middle East and Africa (AMEA).
[c]	Excludes specific items, foreign exchange movements and disposals and for 2016/17 is calculated as though EE had been part of the group from 1 April 2015.
[d]	United States & Canada and Latin America (Americas).

74	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Lines of business

Wholesale and Ventures

At Wholesale and Ventures (W&V) we help other companies

provide fixed or mobile telephony services, as well as running a number of BT’s specialist business units.

On 1 April 2016 we integrated BT Wholesale with EE’s wholesale team and some of BT’s specialist business units to form Wholesale and Ventures. We’ve 3,800 people, including 900 in BT Fleet and 700 in BT Supply Chain.

Markets and customers

Our wholesale business helps communications providers (CPs) and other organisations to provide fixed or mobile telephony services. Our ventures provide mass-market services such as directory enquiries and payphones, and enterprise services including BT Fleet and BT Redcare.

Wholesale: Fixed network services

We provide wholesale fixed network services to over 1,400 customers including Sky, TalkTalk, Telefonica O2, Three and Virgin Media, as well as overseas CPs operating in Great Britain.

We also provide specialist media and broadcast services to organisations including the BBC, Channel 4, ITV, Sky, Premier League Productions and Viacom18.

Wholesale: Mobile network services

We help Mobile Virtual Network Operators (MVNOs) that want to offer own-brand mobile plans but don’t own a mobile network. We support 30 MVNO brands with 3.8m mobile customers between them.

We also use the EE network to provide machine-to-machine services, as explained on page 76.

1,400 we provide wholesale fixed network services to over 1,400 customers

3.8m we support MVNOs with 3.8m mobile customers between them

Ventures

Our ventures provide a range of solutions to over 1,000 enterprise customers including law firms, energy providers and mobile payment companies. We also handle millions of directory enquiries and 999 calls, and deliver the Phone Book to over 21m homes and businesses.

Market trends

The key wholesale market trends this year were:

–	fewer calls, more IP voice services. This year people made 14% fewer calls. But takeup of business-grade IP voice services is accelerating;
–	bandwidth in demand. 46% of all our wholesale broadband lines ordered this year were delivered over fibre, while average data usage over our fibre lines rose by 18%; and
–	more mobile. The MVNO market is expanding as existing MVNOs add 4G and new MVNOs launch.

1,000 we provide a range of solutions to over 1,000 enterprise customers

21m we deliver the Phone Book to over 21m homes and businesses

46% wholesale broadband lines delivered over fibre

+18% data usage over fibre lines rose by 18%

Annual Report 2017	BT Group plc	75

Lines of business continued

Wholesale and Ventures continued

Products and services

Broadband and Ethernet

We provide CPs with broadband and Ethernet connections between their core network and their customers. Wholesale Broadband Connect can serve 96% of premises with copper-based broadband (2015/16: 95%) and more than 26.5m premises with fibre. Our older broadband network brings our total coverage to more than 99% of all premises.

Wholesale Ethernet lets customers connect over 99% of business premises at speeds of up to 10Gbps. Wholesale Optical extends those speeds to 100Gbps. This year we extended our own fibre-based Ethernet to many more exchanges and third-party datacentres.

Wholesale Ethernet: present in BT exchanges

As at 31 March

Our Managed Ethernet Access Service (MEAS) uses Ethernet technology to carry mobile voice and data traffic to and from mobile operators’ transmission masts.

Voice

CPs use our IP Exchange (IPX) platform to carry their customers’ voice calls beyond the reach of their own voice network. IPX is now used by over 170 CPs, including most of the UK’s biggest operators.

CPs without their own voice network can use Wholesale Calls, which routes calls for them end to end. The CP maintains the customer relationship through its own sales, customer service and billing.

Hosted communications

Traditionally, businesses have made and received calls over phone lines via a switchboard. Wholesale SIP-Trunking delivers the calls over broadband or Ethernet while Wholesale Hosted Centrex moves the switchboard capability into BT’s network. Similarly, our Hosted Contact Centres replace the systems and services needed to handle large numbers of inbound or outbound customer calls.

Mobile Virtual Network Operator

We were named Best Wholesale Operator at MVNO World Congress 2016. Customers can use their brand, build their own retail propositions, sell mobile plans through their channels and own the relationship with the end customer, while we do the rest.

Machine-to-machine

Machine-to-machine services support the exchange of information between devices. Companies can securely communicate with their devices and improve their services’ features and reliability using our mobile and fixed networks.

Media services

Our media network connects major locations around the world where broadcast or film content is created or distributed.

In the UK it carries all of the nation’s digital terrestrial TV, as well as TV broadcasts from more than 150 sports and news locations. Elsewhere, local partners help us link TV stations to major sports venues worldwide.

We also offer media services such as cloud-based content playout and media file acceleration.

76	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Ventures

Several of our ventures provide well-known services nationwide:

999: we handle the nation’s 999 calls on behalf of BT and all other CPs.

Directory Enquiries: calling 118 500 gives people easy access to all listed phone numbers.

Payphones: we provide most of the UK’s payphones, whether in public places or on private premises.

The Phone Book: we deliver this to over 21m UK homes and businesses.

Other ventures are more enterprise-oriented:

BT Cables: we manufacture, source and supply cabling for telcos, railways and other industries.

BT Fleet: we source, manage and maintain BT’s fleet of 33,000 vehicles. We manage a further 58,000 vehicles for external customers including the AA and National Grid.

BT Redcare: we provide secure signalling between on-site alarm systems and central alarm receiving centres.

BT Supply Chain: we hold and dispatch products such as mobile handsets and smart meters. If companies have a large field engineering team we can manage their vehicles, supply their engineers, return any surplus supplies to base and provide real-time data for route management.

Tikit: we provide IT solutions to law and accountancy firms in the UK, where we supply more than two-thirds of the top 100 law firms, and across Europe, North America and Australia.

Big data and messaging: our data scientists help companies’ and local authorities’ planning and decision-making.

Managed solutions

We combine our products with third-party components and our own professional services to create managed solutions that solve specific customer or industry problems.

33,000
vehicles sourced, managed and
maintained for BT Fleet

58,000
vehicles managed for
external customers

Performance in the year – strategic

Delivering great customer experience

Right First Time (RFT) tracks our ability to deliver orders and repair faults on time, every time.

This year we achieved our best RFT result for many years, up 7.5%, including fulfilling 93% of broadband orders on time (up from 91% last year).

We changed the way we measure customer satisfaction. We now measure customers’ Net Satisfaction, as the difference between those who score us very high (9+) and those who score us lower (six or less). Our score in the former BT Wholesale business was +36.6, up by 2.6. During the year we extended the measure to include three of our ventures. On this basis, our score overall was +44.8.

Annual Report 2017	BT Group plc	77

Lines of business continued

Wholesale and Ventures continued

Investing for growth

This year we’ve invested in both new connectivity options for wholesale networks and the services needed to run those networks. Looking further ahead, we’re developing a new strategy for the Internet of Things.

Network services

This year we’ve trialled two new access options from Openreach: G.fast and Single Order Generic Ethernet Access. We’re ready to offer them as soon as Openreach launches them. Meanwhile we’ve been developing the capability to run Ethernet services over 4G mobile networks so we can provide them more quickly and switch over to 4G if the fixed network fails.

We’ve also invested in a range of new features for our Hosted Communications Services which we’ll launch during 2017/18.

We have a long track record of running networks on our customers’ behalf. This year we created a new team to offer these services on a bigger scale. These range from taking over a single function like order management, through to outsourcing and transforming a customer’s entire network.

Internet of Things (IoT)

W&V leads strategy development for IoT across BT. IoT is a network of connected objects that exchange data to drive insight and action. We’re involved in major IoT projects including MKSmart in Milton Keynes and CityVerve in Manchester.

In December we added 25 locations, including the BT Tower, to the London ‘Things Connected’ network, which local communities can use to transform their business or daily lives.

Transforming our costs

Our many ongoing cost transformation projects continued to deliver savings through:

–	reduction in supplier cost by renegotiating better terms and changing or consolidating suppliers;
–	lowering our network cost by re-engineering existing platforms and improving their utilisation;
–	consolidation of legacy and end-of-life platforms; and
–	better productivity, together with rationalisation of support functions and overheads.

Performance in the year – operating

While usage of our more traditional products declined as expected, in other areas we were able to drive revenue growth as well as a healthy order book.

This year we signed almost £2bn of orders. Deals included:

–	extending our MVNO deals with Virgin Media and ASDA;
–	supplying an Avaya Cloud Solution for thousands of contact centre staff at a major utility provider;
–	re-signing a number of large Ethernet contracts, securing those circuits for the future;
–	new IoT solutions for major corporate clients; and
–	taking over management of the Environment Agency’s 1,350 vehicles.

78	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Our Ethernet base grew by 14% this year, well ahead of the market. Ethernet circuits are still replacing the shrinking number of Partial Private Circuits (PPCs). The number of broadband lines we provide over fibre grew by over 60,000; but our total broadband base fell by 25,000, mainly as a result of some customers’ own LLU network expansion.

Ethernet installed base

Year ended 31 March

IPX carried 22bn voice minutes. This was up 9% on last year, excluding minutes carried for EE. IPX growth has slowed now that more of the UK’s major operators have completed their transition from Time-Division Multiplexing (TDM) to IP voice networks. Meanwhile the number of voice minutes that we carried over traditional TDM networks fell.

Our SIP Trunks and Hosted Centrex users grew by 24% and 40% respectively.

In BT Fleet the number of vehicles under management grew by 15%. We implemented round-the-clock working in some garages, recruited over a hundred extra technicians and appointed 47 Modern Apprentices.

We provided professional services to help upgrade and/or install over 5,000 4G basestation sites for mobile network operators.

22bn voice minutes carried by IPX. Up 9% on 2016

5,000 we helped upgrade and/or install over 5,000 4G transmission sites

In last year’s report we set out our top priorities for this year. In the table below we report back on what we’ve achieved.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d integrate the various business units that now comprise W&V.	We launched the new W&V organisation on 1 April 2016.

We said we’d create revenue and cost synergies as a result of the new organisation.	The many services provided by our new, digital street units (page 78) draw on a wide range of BT capabilities. These include payphone sites, BT Wi-fi, the fibre networks that connect the payphone to the internet and to the BT platform providing IP voice calls, BT’s Next Generation Text Service, and end-to-end service management. And we’ve made good progress in creating cost synergies in our Supply Chain operations.

We said we’d continue to improve customer experience, especially in Ethernet delivery.	We achieved our best RFT result for many years. For Ethernet specifically we implemented a new and much improved ordering system. And we designed a new Ethernet service that will run over 4G; we’ll be trialling this with customers early in the new financial year.

We said we’d further expand our Ethernet network.	We expanded our Ethernet network to another 429 exchanges.

We said we’d increase the number of customers using fibre rather than copper broadband.	Our fibre broadband base rose by over 60,000 this year.

We said we’d further strengthen our defences against attempted cyber attacks and fraud.	We’ve upgraded many of our internet-facing systems with additional firewall protection.

We said we’d continue our cost transformation activities.	We further reduced our own network costs and overheads, as well as third-party supplier costs.

Annual Report 2017	BT Group plc	79

Lines of business continued

Wholesale and Ventures continued

Performance in the year – financial

Revenue was down 7%, or 3% adjusted for the acquisition of EE, compared with a 4% decline last year. This included £30m or 37% less transit revenue than the year before.

Last year our reported numbers included all revenues from EE as a customer until the end of January 2016. Where appropriate, we give yearly comparisons both including and excluding those revenues.

Year ended 31 March	2017 £m	2016 £m	2015 £m
Revenue	2,109	2,274	2,361
Underlying revenue[a] excluding transit adjusted for the acquisition of EE	(3)%	0%	n/a
Operating costs	1,275	1,519	1,615
EBITDA	834	755	746
Depreciation and amortisation	306	253	245
Operating profit	528	502	501
Capital expenditure	226	209	294
Free cash flow	587	536	416

Revenue was down 7% or 3% adjusted for the acquisition of EE. This reflects the market decline in legacy products offset by growth in Ventures.

Managed Solutions revenue declined 33%. MEAS saw a 6% fall: mobile networks have now largely completed this phase of their network installation programme, so they added capacity at fewer sites and connected fewer new sites. This was partially offset by growth in other contracts.

Data and Broadband revenue was down 5%, driven largely by Partial Private Circuits, though there was good growth in fibre broadband. Ethernet saw a 14% increase as the rental base grew to 43,800.

Voice revenue was down 22% due to the market decline in call volumes and the inclusion of ladder revenues in last year’s numbers.

Wholesale Mobile revenue was £223m, supported by growing data usage and more customers moving to 4G.

Ventures revenue of £312m was up 7% compared to last year. This was driven by growth in BT Fleet, thanks to new strategic alliances, and in BT Supply Chain which enlarged its external customer base. These were offset by a £6m reduction in BT Cables because of lower demand for copper cabling, and another £6m reduction as our Phone Book, Payphones and BT Redcare businesses declined in line with their markets.

Operating costs decreased 16%, while underlying operating costs excluding transit were down by 15%.

EBITDA grew quarter on quarter throughout the year. It was up on the prior year by 10% but down 6% adjusted for the acquisition of EE. This reflected lower revenues and the continuing migration to lower-margin IP services, offset by growth in Wholesale Mobile and Ventures.

Depreciation and amortisation was up 21% (2015/16: 3%), primarily due to the inclusion of Ventures assets such as BT Fleet vehicles. Operating profit went up by 5% (2015/16: flat).

Capital expenditure was up 8% because of investment in new MVNO platforms. Working capital was impacted by timing on managed solutions invoicing and VAT; this contributed to a 10% increase in free cash flow.

Priorities for the year ahead
Over the next 12 months we’ll carry on investing for the future and further enhancing our customer experience.

Our top priorities for 2017/18 are:

Roll out new services

–   start to deploy our new digital street units; and

–   expand our managed services capacity, to help customers run their networks and operations.

Develop new solutions

–   helping mobile network operators prepare for the next generation of 5G mobile networks;

–   adding 4G mobile access to our Hosted Communications Portfolio; and

–   for the Internet of Things.

Improve our customer experience

–   in particular our RFT delivery for Wholesale Ethernet and Hosted Communications Services.

[a]	Excludes specific items, foreign exchange movements and disposals and from 2016/17 is calculated as though EE had been part of the group from 1 April 2015.

80	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Lines of business

Technology, Service and Operations (TSO)

TSO is our internal technology unit. It’s responsible for creating and operating our global networks, platforms and IT systems.

We work closely with each of our lines of business, creating new products for them and making sure that services evolve to reflect the changing needs of their customers. And we make sure that BT’s networks and systems are reliable and resilient.

We manage BT’s research and development and our worldwide patent portfolio. Find out more on page 32.

There are more than 13,000 people in TSO, and this year we recruited over 220 graduates and apprentices. TSO people work on a wide variety of rapidly-changing technologies so we’ve developed comprehensive training and career pathways to attract and retain the best talent. For example, we now offer Degree Apprenticeships that allow apprentices to achieve a full bachelor’s degree while training on the job.

Products and services

We manage the infrastructure for BT’s products, services and internal systems, such as our IT systems and voice, data and TV networks.

BT manages networks for many of the world’s top companies. Our people design and deliver the solutions that make this happen.

Performance in the year – strategic

Delivering great customer experience

To overcome wi-fi problems that people can encounter in the home, we developed and launched the BT Smart Hub. This uses smart technology such as improved antennas to improve wi-fi performance.

We also developed the systems behind the new BT Call Protect service, designed to stop companies that regularly pester our customers with nuisance calls. Find out more on page 57.

Investing for growth

This year we’ve completed the rollout of our new Ethernet switches. They’re now installed in 585 exchanges so even more businesses can access BT Ethernet services.

We’re also embracing new technologies such as programmable networks. These deliver services faster and provide real-time visibility and control of a customer’s network. With the launch of Dynamic Network Services we’re offering these capabilities to Global Services’ customers.

We’ve also completed the first voice calls on our single fixed and mobile infrastructure which enables us to offer new converged services such as high-definition voice calling.

Transforming our costs

Following the acquisition of EE we’ve taken the opportunity to review and rationalise the number of applications we use.

We’re also migrating applications onto our Enterprise Cloud, making them easier to manage and lowering their running cost.

Performance in the year – operating

We’re always looking for new ways to maintain and refresh the technology in our networks and service platforms.

We’ve seen record levels of data traffic sustained throughout the year, and our investments have been focused to maintain high levels of performance.

For example, we installed infrastructure that cuts congestion in the core network to improve the UK broadband experience. See page 30 for more on the improvements we’ve been making to our networks.

We’ve improved the reliability of the IT systems we use to trade with our customers for the fourth year in a row. We’ve also continued to cut our costs and the group’s energy consumption. See page 42 for more details.

Annual Report 2017	BT Group plc	81

Lines of business continued

Technology, Service and Operations (TSO) continued

The table below summarises the progress we’ve made on the top priorities we set out in last year’s report.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d develop technology solutions that increase the broadband speeds for homes at the end of long copper lines.	We successfully trialled Long-Reach VDSL at Isfield, Sussex and North Tolsta on the Isle of Lewis.

We said we’d move from a technology trial to a live customer trial of an all-IP voice service.	We’ve started running wholesale and communications provider trials of IP voice.

We said we’d investigate technology that could provide better picture quality on our TV platform.	We’ve performed perception tests to see what viewers think of the latest developments in TV technology.

We said we’d enhance the cloud- based services that we offer to businesses.	We added a new software-defined WAN service to Global Services’ dynamic network services portfolio.

We said we’d continue our network rationalisation.

We turned off some of the equipment in our PSTN network that we no longer needed, saving over £1m in energy costs. By removing this older equipment, we’ve also released spares to avoid repair costs and help contribute to the best performance of the PSTN in eight years.

Priorities for the year ahead
Over the next 12 months we’ll carry on improving our networks, platforms and IT systems, and doing everything possible to help deliver a great customer experience.

Our top priorities for 2017/18 are:

Enhance the UK broadband experience

–  deploy architectural and infrastructure improvements to cope with broadband traffic growth and improve the quality of the UK broadband experience.

Extend 4G coverage

–  deliver upgrades to existing mobile cell sites and deploy new cell sites to increase 4G coverage in support of the Emergency Service Network contract.

Improve systems reliability

–  continue to improve the reliability of our IT and network platforms, ensuring they’re as resilient as possible.

82	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Lines of business

Openreach

As the people responsible for building and maintaining much of the country’s digital infrastructure, we have continued to provide the foundation for Britain’s booming digital economy against a backdrop of profound changes to our business.

This has been a momentous year for Openreach

Over the past 12 months, we’ve made big strides in our strategy to deliver better service, broader coverage and faster speeds for the UK. At the same time, how we operate and how the market should be regulated have been fiercely debated topics.

The major theme in Ofcom’s once-in-a-decade Digital Communications Review became the extent to which we should operate more independently from BT – and in March 2017, a long-term regulatory settlement was agreed that will see us become a distinct, legally separate company within BT Group.

Fundamental governance changes

Under this agreement, we’re gaining more control of our strategy, investments and plans within a strategic and financial framework defined by BT. This means we can make more of our own decisions and be more autonomous, transparent, and accountable to everyone who has a stake in us. This will strengthen our ability to work in partnership with all our customers and deliver the communications infrastructure that is the foundation of the UK’s vibrant internet economy.

Central to these changes are a first-class governance structure and a new board with a majority of independent members. I was delighted to be appointed as the first Openreach chair back in November 2016. I’m also pleased to have appointed three independent board members of the highest calibre: Sir Brendan Barber, former general secretary of the Trades Union Congress and current chair of Acas; Edward Astle, a former board member of National Grid and current member of the Equality of Access Board (EAB); and Liz Benison, chief executive, UK & Europe, Local & Regional Government at Serco.

Our new board will work closely with Clive Selley and his executive team, and we’ll be responsible for setting the Openreach strategy whilst overseeing its performance. We’ll also make sure the business treats all customers equally and continues to invest in Britain’s digital future.

Rising to the challenge

We’re responsible for services that are hugely important to people and businesses throughout the country. The scale of what we manage is huge – overseeing 158m kilometres of telecommunications wires and fibre cables and more than 25,000 customer interactions every day.

We recognise the importance and size of the challenge before us.

We’re making progress in moving Openreach forwards and our renewed focus on service is starting to deliver improvements for our Communication Provider customers and their customers. Clive’s team halved the number of missed appointments Openreach is responsible for by the end of the financial year. And we’ve halted a historical rise in faults across our network. We’ve also continued to build our superfast broadband network for homes and businesses, and we’re increasingly upgrading the most remote and hard-to-reach areas of the country in partnership with both government – via the BDUK programme – and with individual communities and housebuilders.

We made our fibre network available to over a million more premises this year and we won’t stop there. We’re also continuing with our ambitions to scale ultrafast technologies, to make speeds of over 100Mbps available to up to 12 million homes and businesses by 2020.

In 2016 Ofcom reported that the UK already had the highest fibre broadband availability of all the major European economies and, thanks to our open wholesale network, we have one of the most competitive telecommunications markets anywhere in the world. I’m confident that continuing to invest in our broadband network and working more closely and collaboratively with our customers and the wider industry will provide the national telecommunications infrastructure necessary to support the future growth of the UK economy, something that will be particularly important as we leave the EU.

Financial investment in our network alone will not deliver the change we need – we’ll invest in our people too. This year we’ll expand our engineering workforce by hiring 1,500 trainees and we’ll train more engineers to complete more tasks in a single visit. That will play a pivotal role in ensuring we meet our customers’ expectations.

Finally, I want to address the issue of Deemed Consent. Ofcom’s investigation into Deemed Consent practices showed that in the past, Openreach made a number of mistakes when processing orders for high-speed business connections. This simply shouldn’t have happened and we apologise wholeheartedly to the communications providers affected. During my short time in Openreach, I’ve seen significant improvements being made to the way we deliver these connections and we are determined to make sure the same mistakes aren’t repeated in future.

We’re committed to fixing the issues of the past, delivering better service, and investing in our network – and we recognise that to be successful in these goals, we need to work in closer partnerships with our customers, the wider industry, regulators and government. By working as a team, we can achieve success collectively and build the telecommunications infrastructure that will power Britain’s leading digital economy for years to come.

/s/ Mike McTighe

Mike McTighe

Chairman

11 May 2017

Annual Report 2017	BT Group plc	83

Lines of business continued

Openreach continued

We build the network that connects Britain’s

homes and businesses to the future.

We’re responsible for providing services over the local access network, sometimes referred to as ‘the last mile’, installing and maintaining the fibre and copper communications networks that connect homes and businesses.

Communications Providers (CPs) access our network on equivalent terms, which means they have access to the same products, prices and levels of service. They use our network to deliver services ranging from home broadband, television and telephone to high-speed data connections for businesses of all sizes.

Delivering a more independent Openreach

We’re pleased that the proposals to further enhance the organisational structure of our business have been accepted by Ofcom as a pragmatic solution to meeting its DCR concerns. We’re fully committed to implementing the requirements of the Commitments and Governance Protocol which includes a focus on compliance, increased transparency and improved customer engagement as quickly as possible.

We’ve already started to introduce new governance and measures, where possible and appropriate, in advance of full implementation of the DCR agreement. For example, we’ve made a number of governance reforms to make Openreach a more transparent and autonomous business. In November 2016 we appointed our first chairman, Mike McTighe, who is leading our newly-formed board.

The board has a majority of independent members and will be responsible for setting Openreach’s strategy and overseeing its performance. It will make sure we treat all customers equally while investing in better service, broader coverage and faster broadband speeds for the UK.

Other activity underway includes the development of a new CP consultation process for major new strategic investments and the redesign of the Openreach brand to remove the reference to BT Group and the associated logo.

We’re also preparing for the implementation of the remainder of the DCR agreement, including incorporation of Openreach Limited and the transfer of employees to it, once the preconditions have been met.

Markets and customers

The UK has the highest share of GDP generated by the digital economy of any country in the G20, and the highest superfast availability and take-up compared to our major European peersa. We’re playing our part in this success story by building and operating the largest superfast network in the country.

At the end of December 2016 there were 25.3m broadband lines in the UK. 80% of these, excluding Hull, use the Openreach network with the rest mainly on Virgin Media’s cable network.

Total UK broadband market

As at 31 March

* As at December 2016.

Source: Company data.

Our customers are the CPs who provide communications services to end customers, and property developers building new properties.

                                                                                          a France, Germany, Italy and Spain.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

There are more than 580 CPs using our network. They operate in three markets:

–	Consumer – made up of households using fixed-line broadband and telephone services. Our largest customers include BT’s Consumer division, Sky and TalkTalk;
–	Business – consisting of the 5.5m businesses in the UK. Most of our customers serve business clients; and
–	Infrastructure – including firms building network infrastructure to data centres and mobile cell sites, and property developers connecting new developments.

We also have relationships with communities throughout the UK who co-fund investment in fibre networks with us through Community Fibre Partnerships.

The market trends are:

–	ongoing demand for connectivity as total fixed broadband ownership steadily rises;
–	increasing data usage, propelled by video streaming driving demand for faster connections and major investment in backhaul capacity and network reach;
–	cloud computing increasing corporate demand for connectivity;
–	a fast-growing data centre market creating a new need for high-capacity circuits (1Gbps or more); and
–	strong demand for Ethernet and optical service products as businesses seek better speeds and reliability.

Average monthly fixed data usage

per residential connection

As at 30 June

Source: Ofcom Connected Nations reports 2013-2016.

Competitors

Our main competitors are other network builders, the largest being Virgin Media. Its cable network covers around half of UK homes, with plans to reach around 17m premises by 2019.

Other companies are building their own fibre access networks, reflecting the competitive nature of the market. CityFibre, Hyperoptic and Gigaclear are deploying fibre-to-the-premises across urban and rural areas, increasing the competition we face.

Competitors in the business and infrastructure markets include Virgin Media, Colt Group and Vodafone. CityFibre’s prominence in this market continues to grow as it fulfils its plans to cover 50 ‘Gigabit cities’ by 2020.

Pricing, service delivery and product innovation remain competitive themes. The ‘price per Gigabit’ is being pushed down by intense competition, particularly in urban areas. The introduction of a Dark Fibre product later in 2017 will increase price competition further.

Products and services

We provide network access and engineering services as well as four main products and services: copper access, fibre access, Ethernet and optical, and infrastructure solutions. Our network can carry broadcast and on-demand internet protocol television (IPTV). Our multicast service over fibre cuts the cost of broadcast TV. We also provide access to our network via our ducts and poles and will be launching a new Dark Fibre product in October 2017 (subject to CAT ruling).

Copper access

–	Wholesale Line Rental (WLR) lets CPs offer phone services to their customers using our equipment and copper network. They pay to use the lines between our exchanges and the customer premises.
–	Local Loop Unbundling (LLU) provides CPs with a direct connection to the local network, or local loop. CPs can install their own equipment in, or near to, our exchanges, and use it to provide phone and broadband services to their customers.

Fibre access

Our wholesale fibre product is called Generic Ethernet Access. We offer a number of versions:

–	Fibre-to-the-cabinet (FTTC) uses fibre from the exchange to the street cabinet and the existing copper network for the final link to the customer.
–	Fibre-to-the-premises (FTTP) uses fibre all the way from the exchange to the property and offers ultrafast speeds from 100Mbps up to 1Gbps. We’ve launched 500Mbps and 1Gbps speed tiers for smaller businesses needing ultrafast speeds at lower price points than Ethernet.

This allows us to offer superfast broadband (speeds over 24Mbps) via FTTC and FTTP and ultrafast broadband (speeds over 100Mbps) via G.fast and FTTP.

Annual Report 2017	BT Group plc	85

Lines of business continued

Openreach continued

Ethernet and Optical

CPs use these high-speed fibre connections to build and extend their networks and provide high-quality, high-bandwidth services to businesses and the public sector.

–	Ethernet Access Direct (EAD) offers competitive services, from 10Mbps to 10Gbps, to all UK businesses and infrastructure markets.
–	Optical Spectrum Services (OSS) are scalable wavelength solutions offering up to 100Gbps at any distance.

Infrastructure solutions

Our infrastructure solutions let CPs build their own networks. They allow third parties to request rearrangements of our network and for us to work on their networks.

–	Flexible Co-mingling allows CPs to place their equipment in our exchanges.
–	Physical Infrastructure Access (PIA) lets CPs use our ducts and telephone poles to deploy their own fibre networks. PIA has been available since 2011.
–	Mobile Infill Infrastructure Solution (MiiS) lets CPs install their radio equipment in special cabinets linked to antennas on telephone poles and use their spectrum to improve mobile coverage.
–	Network rearrangements help third parties to progress their projects by moving or removing our network.

Performance in the year – strategic

Delivering great customer experience

The internet is an essential part of modern life. Every year, customers expect more from the service we provide, and we’re committed to meeting their needs.

The table on page 87 shows Openreach’s service performance on a number of key measures known as Minimum Service Levels (MSLs). These are quality of service standards for installation and repair which are set by Ofcom and increase annually. In May 2016, six Ethernet MSLs were added to the existing set of 60 copper MSLs. We publish this data quarterly with additional levels of detail.

This year we exceeded all 40 of Ofcom’s copper MSLs that were due in the year, for the third year in a row. And we remain ahead on the other 20 which are measured to March 2018.

We keep making progress with our Ethernet delivery, improving quality of service, providing more Ethernet circuits than ever before, and reducing the average age and number of jobs in our workstack.

Even so, we’re disappointed that we’ve missed one of the Ethernet MSLs due to the impact of our most complex Ethernet orders, where we experience delays that aren’t fully within our control such as road traffic management.

We launched the ‘Better service’ campaign to make real improvements in our customer service. We halved missed appointments by the end of the financial year. And we invested £32m to improve resilience and halt a historical rise in network faults. We also cut the number of customers waiting over 90 days for new orders by 60%a.

Our Customer Satisfaction Score is provided by end customer surveys from our CP customers. The CPs’ sampling strategy has changed through the year making a like-for-like comparison difficult and has resulted in our performance being under reported. We’re working with the CPs to standardise sampling to enable future year-on-year comparisons.

Right First Time, improved by 5.1% (down 6% in 2015/16), focusing particularly on time to repair. We completed 79% of repairs on timeb, a four percentage point increase compared with last year, and reduced the average time to restore service by five hours. We see the MSLs as a baseline and set ourselves a more challenging RFT target because we know there’s more to be done to deliver the service our customers expect.

We’ve proactively improved our PIA processes by providing greater flexibility and self-service options. These include a digital map of our network which makes it quicker and easier for CPs to understand where our ducts and poles can help them to roll out fibre.

a For copper-based services.

b For LLU, WLR, PSTN and NGA services.

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Improvement

Steady performance – maintaining focus

Further improvement needed – plans in place to get back on track

Openreach performance against service responsibilities

	Movement	Q4 2016/17	Q4 2015/16

Home and smaller businesses

Average time to install with an engineer (working days)		13.22	14.44

Average time to install without an engineer (working days)		9.64	9.49

Installation requiring an engineer where wait is 22 days or longer for an appointment		0.37%	1.12%

Average time for first available appointment date for new installation (working days)		6.82	8.51

New lines requiring an engineer visit not installed 31 days past target date		1.65%	1.34%

Average time to fix faults Maintenance level 1 (working days)		1.99	2.82

Average time to fix faults Maintenance level 2 (working days)		1.72	1.94

Faults not cleared after 31 days or more Maintenance level 1		0.62%	1.60%

Faults not cleared after 31 days or more Maintenance level 2		0.94%	1.79%
Movement	Ofcom minimum standard	Q4 2016/17	Q4 2015/16

Home and smaller businesses Minimum Service Levels

New lines installed on time (WLR3)	89%	94.55%	93.84%

New lines installed on time (MPF)	89%	94.14%	93.02%

First available appointment date for new installation (working days) 12 days or less (WLR3)	79%	92.91%	86.54%

First available appointment date for new installation (working days) 12 days or less (MPF)	79%	95.38%	89.65%

Faults fixed within agreed time Maintenance level 1	77%	86.54%	74.53%

Faults fixed within agreed time Maintenance level 2	77%	81.87%	76.14%
		Ofcom minimum standard	2016/17 full year

Larger business Minimum Service Levels

Average time to install (working days)		46	41.4

Delivery date certainty		80%	85.4%

Circuits provided in 30 working days		40%	57.4%

Circuits provided in more than 159 working days		3%	3.2%

Average time to initial CDD[a] (working days)		61	40.2

Faults fixed within agreed time		94%	94.2%

Notes:

The homes and smaller businesses tables compare performance in the quarter and are not annual measures.

The larger business measures have had an ‘adjustment’ applied to them in line with the Ofcom measurement methodology.

a Contractual Delivery Date.

Annual Report 2017	BT Group plc	87

Lines of business continued

Openreach continued

Investing for growth

We’ve invested £11bn in Britain’s digital infrastructure over the last ten years, committing over £3bn to create a fibre network that provides affordable high-speed broadband to the vast majority of the UK.

Our ambition is to deliver ultrafast speeds to 12m homes and businesses by 2020 using FTTP and G.fast. Our G.fast technology can deliver ultrafast speeds of 300-500Mbps over existing copper wires with minimal disruption. This technological capability will allow us to offer speeds of over 100Mbps to 10m homes by 2020. After a successful trial we’re rolling out G.fast to 17 locations as part of our pilot deployment phase.

We keep extending, upgrading and maintaining our copper network which underpins most of our services in the UK. We’ve raised preventative maintenance spend by 104% compared to last year and this will make our network more weather resilient in future.

Our new Dark Fibre product will launch in October 2017 (subject to CAT rulinga). This will provide a dedicated, unmonitored, unlit optical fibre path between two sites up to 86km apart. CPs can use this to build connectivity solutions.

Investing in our people

We’ve a workforce of 30,400 people, including skilled network engineers and planners who maintain our access network.

This year we invested in hiring over 1,500 people including around 250 apprentices and graduates. Our apprentices are trained on a wide range of skills relating to provision and repair activities to improve customer service. Our graduates complete a variety of project roles in order to learn the business, before taking on roles within our operational teams.

Most of our new recruits, including 50 apprentices, have moved into front-line customer service engineering roles across the country. Another 75 will increase our in-house civil engineer capability. We’re training 100 apprentices on fibre jointing to improve Ethernet delivery and another 65 have been trained on connectorised fibre for our superfast broadband network build.

We also launched our Fibre Academy and showcase to give our apprentices and engineers the training and hands-on experience they need.

Transforming our costs

We keep reviewing the way we work, simplifying our business to cut the cost of delivery while improving customer experience.

This year we:

–	completed a ‘civils insourcing trial’. As a result we’re now insourcing certain civils activities to improve customer experience;
–	consolidated desk-based teams from over 400 locations down to 32 larger ‘centres of excellence’. This will better support the sharing of best practice and create better working environments; and
–	cut the number of Ethernet orders awaiting completion by improving our operational processes.

Performance in the year – operating

This year we made our fibre network available to a further 1.1m premises. We achieved 1.8m fibre broadband net additions, with a total of 7.7m homes and businesses in the UK choosing to take a fibre service. We grew our Ethernet base by 13% and exceeded all the increased copper MSLs set by Ofcom.

External CPs accounted for 923,000 of the 1.8m fibre broadband net additions, an increase in share of 4% from last year, demonstrating the market-wide demand for fibre.

The physical line base decreased by 153,000 following a 29,000 increase the year beforeb.

Investing in fibre

We keep investing heavily in our fibre network which now passes more than 26.5m premises nationwide.

This year we launched new ultrafast products for SMEs and business parks. Our FTTP network is the largest in the UK and we delivered more FTTP this year than in any previous year.

In May 2016 we launched our offer to connect fibre-to-the-premises for free to all developments of new sites with over 100 plots, then lowered the threshold to over 30 plotsc in November 2016.

[a]	This relates to our appeal to the Competition Appeal Tribunal of Ofcom’s BCMR market review decision – see page 40. ‘Other regulatory decisions and activities – Business connectivity market and cost attribution’.
[b]	Last year’s report stated a 2,000 line increase and this has been amended to include FTTP lines.
[c]	New sites with over 30 plots registered from 10 November 2016.

88	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Extending our reach

We’re still working in partnership with the BDUK programme to bring fibre broadband to communities who can’t currently access it, completing 39 of our 45 contracts this year. We’re also deploying our Superfast Extension Programme (SEP) in partnership with the Government.

We’re committed to working with local communities to deploy co-funded solutions under our Community Fibre Partnerships programme. To date we’ve worked with over 200 communities, and have over 100 more in the pipeline for upgrades

In last year’s report we set out our top priorities for this year. In the table below we report back on what we’ve achieved.

Review of last year’s priorities

WHAT WE SAID	WHAT WE DID

We said we’d achieve our goal of 95% on-time installations by the end of December 2017, ahead of Ofcom’s minimum service level.	We’re on track to hit this RFT goal.

We said we’d work with Government to help take fibre broadband to 95% of the country by the end of December 2017.	We’ve made our fibre network available to another 1.1m premises this year, bringing the total to 26.5m across the UK .

We said we’d get ultrafast broadband to 10m premises, with an ambition of 12m, by the end of 2020.	We’ve built ultrafast broadband to 500,000 premises and have more than 98,000 customers, a 77% increase compared to last year.

We said we’d recruit 1,000 frontline engineers to deliver further improvements in service.	We recruited over 1,500 people, mostly engineers, to enable faster repairs and provide greater contingency. Around 250 of these new recruits were apprentices and graduates.

We said we’d work to deploy FTTP using microfibre technology.	We’ve introduced connectorised FTTP technology and halved the mean time to provide on our existing network this year.

Ofcom investigation into historical use of Deemed Consent

On 26 March 2017 Ofcom published the findings of its investigation into the historical use of Deemed Consent by Openreach. Deemed Consent is an agreed process between Openreach and its communications provider (CP) customers, which allows Openreach to halt the installation and reschedule the delivery date for providing dedicated business services (known as Ethernet) in a number of specific circumstances which are beyond its control. Ofcom found that Openreach had breached its contractual and regulatory obligations by inadequately and retrospectively applying Deemed Consent to reduce compensation payments to CPs between January 2013 and December 2014.

As a result of the findings, Openreach has agreed to compensate CPs and Ofcom has imposed a fine of £42m, reflecting the seriousness of the failings. This includes a 30% maximum discount for BT admitting its liabilities and agreeing to compensate the affected CPs in full. The precise amount of these compensation payments will result from discussions with the affected parties and is currently estimated at £300m. The fine and associated compensation payments are treated as a specific item charge in this year’s income statement, with the cash expected to be paid in 2017/18.

We take this matter very seriously and we’ve put in place additional controls to safeguard against this happening again and to make sure that we’re providing the highest standards in serving our customers.

Annual Report 2017	BT Group plc	89

Lines of business continued

Openreach continued

Performance in the year – financial

Despite around £230m of regulatory price changes, we held revenue flat thanks to strong demand for fibre products.

Year ended 31 March	2017 £m	2016 £m	2015 £m
Revenue	5,098	5,100	5,011
Operating costs	2,465	2,441	2,414
EBITDA	2,633	2,659	2,597
Depreciation and amortisation	1,369	1,301	1,348
Operating profit	1,264	1,358	1,249
Capital expenditure	1,573	1,447	1,082
Free cash flow	1,349	1,415	1,497

Revenue was flat (2015/16: 2% increase) with a 35% increase in fibre broadband revenue being offset by regulatory price drag which had an overall negative impact of around £230m, equivalent to 5% of our revenue.

Operating costs were up 1% (2015/16: 1%) reflecting the investment we made to deliver our copper minimum service levels, halve missed appointments by the end of the financial year and upskill our workforce. We also saw higher service level guarantee costs associated with the delay in fulfilling a number of older and more complex Ethernet orders.

EBITDA decreased 1% (2015/16: 2% increase). With depreciation and amortisation up 5% (2015/16: down 3%), operating profit was down 7% (2015/16: up 9%).

Capital expenditure was £1,573m, up £126m or 9% (2015/16: up £365m or 34%) reflecting our ongoing investment in fibre coverage and speed, and the delivery of more complex Ethernet circuits. This was after gross grant income of £159m (2015/16: £320m) directly related to our activity on the BDUK programme build and offset by the deferral of £185m of the total grant income (2015/16: £227m) due to strong levels of fibre broadband take-up. This is primarily because we increased our base-case assumption for take-up to 39% in BDUK areas and under the terms of the programme, we have a potential obligation to either re-invest or repay grant funding depending on factors including the level of customer take-up achieved.

Operating cash flow decreased 5% (2015/16: 5% decrease) largely due to the timing of BDUK funding receipts and other working capital movements.

Priorities for the year ahead

Over the next 12 months, we’ll continue to invest in our fibre network and ensuring a great customer experience.

Our top priorities for 2017/18 are:

Connecting Britain to the future

–   getting ultrafast broadband to 10m premises using G.fast and an ambition to reach a further 2m via FTTP, by the end of 2020; and

–   working to deploy FTTP using microfibre technology.

Delivering a great customer experience

–   achieving our RFT goal of 95% on-time installations by the end of 2017, ahead of Ofcom’s minimum service level;

–   recruiting 1,500 frontline engineers to deliver further improvements in service; and

–   driving higher investment in fibre skills and growing our Fibre Academy.

Working with Government and industry

–   working with the Government to support its objective for a Universal Broadband Commitment; and

–   launching a consultation with industry to inform on future FTTP planning.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Group performance

Group Finance Director’s introduction

Our results this year have been significantly impacted by the findings from our investigation into our Italian business, Openreach’s historical practices on Deemed

Consent and the headwinds we face in the UK public sector and international corporate markets. The performance of our UK consumer, business and wholesale activities have been in line with our expectations and the integration of EE into the group is going well.

Our results for the year were below our expectations. We saw good performance from our UK consumer, business and wholesale activities but this was more than offset by what we found in our Italian business, Openreach’s historical practices on Deemed Consent and the headwinds we face in the UK public sector and international corporate markets.

Reported revenue increased by 27% to £24.1bn. Our key measure of the group’s revenue trend, underlying revenuea excluding transit adjusted for the acquisition of EE, was down 0.2%.

Our investigation into our Italian business identified £268m of prior year errors, for which we revised the prior periods, and a specific item charge of £260m in the current year for changes in accounting estimates and investigation costs. We’ve also recorded a specific item charge of £342m following Ofcom’s investigation into Openreach’s historical practices on Deemed Consent. Our reported operating profit, which includes specific items, was down 12%. Our adjustedb operating profit was up 8% reflecting a strong first year contribution from EE.

Reported profit before tax was down 19% to £2.4bn and adjustedb profit before tax was £3.5bn, up 5%. Reported EPS of 19.2 pence was down 33% and adjusted EPS of 28.9 pence was down 9%.

Net cash inflow from operating activities was £6.2bn, up 20%, whilst normalised free cash flowc was £2.8bn, down 10% which includes earlier than expected customer collections that will reverse next year.

In addition, we are also expanding and accelerating areas of our cost transformation programme. We are simplifying our central Group Functions and our internal service unit, Technology, Service & Operations. We are also restructuring the Global Services organisation and accelerating ongoing transformation programmes in other lines of business. We anticipate that these transformation programmes will cost around £300m over the next two years, with most of this being incurred in 2017/18. This restructuring cost will be treated as a specific item and will payback in about 2 years.

For 2017/18, we continue to expect underlying revenue excluding transit to be broadly flat year on year and adjusted EBITDA to be in the range £7.5bn to £7.6bn.

/s/ Simon Lowth

Simon Lowth

Group Finance Director

11 May 2017

Alternative Performance Measures

We assess the performance of the group using a variety of performance measures. These measures are not defined under IFRS and therefore termed ‘non-GAAP’ measures. A reconciliation from these non-GAAP measures to the nearest prepared measure in accordance with IFRS is presented on pages 252 to 254. The alternative performance measures we use may not be directly comparable with similarly titled measures used by other companies.

a Excludes specific items, foreign exchange movements and disposals and is calculated as though EE had been part of the group from 1 April 2015.

b Before specific items, which are defined on page 252.

c Before specific items, pension deficit payments and the cash tax benefit of pension deficit payments.

Annual Report 2017	BT Group plc	91

Group performance continued

Summary financial performance for the year

Performance against our outlook

We did not achieve the financial guidance we set out at the beginning of the year. We were in line with the revised guidance we issued in January 2017.

2016/17 performance against our outlook

	Outlook provided in May 2016	Outlook provided in January 2017	Result
Change in underlying revenue excluding transit[a]	Growth	Broadly flat	(0.2)%
Adjusted EBITDA[a]	c£7.9bn	c£7.6bn	£7.6bn
Normalised free cash flow[a]	£3.1bn – £3.2bn	c£2.5bn	£2.8bn
Dividend per share	≥10% growth	≥10% growth	15.40p, +10%
Share buyback	c£200m	c£206m	£206m

a Defined on pages 252 to 254.

Reported revenue increased by 27% to £24.1bn. Underlying revenue excluding transit adjusted for the acquisition of EE was down 0.2%, below our original outlook of growth. This was in line with the outlook we revised in January of broadly flat.

Revenue

Year ended 31 March

Profit

Year ended 31 March

Adjusted EBITDA grew 18% to £7.6bn. This was below our original outlook of approximately £7.9bn and in line with the outlook we revised in January.

Normalised free cash flow was £2.8bn, down 10% and below our original outlook, but almost £300m above our revised outlook, due to early customer collections that will reverse in 2017/18.

Outlook for 2017/18
Change in underlying revenue excluding transit[a]	Broadly flat
Adjusted EBITDA[a]	£7.5bn – £7.6bn
Normalised free cash flow[a]	£2.7bn – £2.9bn
Dividend per share	Progressive
Share buyback	c£100m

a Defined on pages 252 to 254.

Cash flow

Year ended 31 March

Net debt

At 31 March

[a]	Certain prior year results have been revised to reflect the outcome of the investigation into our Italian business. See note 1 to the consolidated financial statements.
[b]	Items presented as adjusted are stated before specific items. See page 252 for further details.
[c]	Calculated as though EE had been part of the group from 1 April 2014. For 2016/17, no separate measure is shown as EE was part of the group for the full year and there is no difference to the adjusted measures.
[d]	See definition on page 254 and summarised cash flow statement on page 96.
[e]	Includes the impact of the £1.0bn equity placing we made in February 2015.
[f]	Reflects the impact from EE.

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For 2017/18, we continue to expect underlying revenue excluding transit to be broadly flat year on year. Adjusted EBITDA is expected to be £7.5bn - £7.6bn.

Our outlook for normalised free cash flow over the cumulative two year period 2016/17 and 2017/18 remains broadly unchanged. However, normalised free cash flow in 2016/17 of £2,782m was almost £300m above our outlook of around £2.5bn, due to early customer collections that will reverse in 2017/18. As such, normalised free cash flow in 2017/18 is now expected to be £2.7bn - £2.9bn, from £3.0bn - £3.2bn previously.

This outlook is provided on the basis of our existing investment plans. However, we continue to evaluate a range of additional investment opportunities. Our decision on whether to move forward with these will be affected by a number of factors, including the outcome of Ofcom’s Wholesale Local Access Market Review, responses to Openreach’s consultations and the results of any future spectrum auctions.

Our underlying dividend policy remains unchanged: to deliver progressive dividends while balancing the need to invest in the business, support the pension fund and maintain a strong balance sheet. The Board has concluded that a dividend increase of 10% in 2016/17 remains appropriate. However, given the importance of maintaining flexibility for additional investment and the range of potential outcomes, dividend growth in 2017/18 will be lower than the 10% previously anticipated. The rate of future dividend growth will reflect a number of factors, including underlying medium term earnings growth, the level of investment spending and other

Earnings per share

Year ended 31 March

Proposed full year dividend

Year ended 31 March

15.4p +10%
2017

14.0p
2016

cash commitments. The Board believes that this dividend policy appropriately balances the interests of all stakeholders and provides a solid foundation for future growth, underpinned by an ongoing commitment to investment that delivers sustainable long-term value for customers and shareholders.

We expect to buy back around £100m of shares in 2017/18 to help counteract the dilutive effect of all-employee share option plans maturing in the year. This is below the £206m buyback we completed in 2016/17 reflecting the lower number of shares that are expected to be required for our share option plans.

Transforming our costs

Our integration of EE is going well. We’ve achieved around £150m of run-rate cost synergies in our first year, exceeding our target of £100m, as we’ve been able to realise synergies earlier than originally planned. We continue to expect cost synergies to reach a run-rate of around £400m in the fourth year. We’ve delivered savings this year through renegotiating supplier terms and reducing the number of head office employees. We’ve also insourced a number of activities where possible, including all roaming management, EE Facilities management and core mechanical and engineering field operations.

We are also expanding and accelerating areas of our cost transformation programme. We are simplifying our central Group Functions and our internal service unit, Technology, Service &

Operations to improve the effectiveness and efficiency of the services and infrastructure delivered to our lines of business. We are also restructuring the Global Services organisation and accelerating ongoing transformation programmes in other lines of business. We anticipate that these transformation programmes will save in total around £300m over two years, with a restructuring charge of around £300m over the next two years, with most of this being incurred in 2017/18. This restructuring cost will be treated as a specific item. These changes will clarify accountabilities, remove duplication and improve efficiencies, removing around 4,000 roles mainly from managerial and back office areas. The cost savings will provide headroom to offset market and regulatory pressures and support increased investment in delivering great customer experience and leading networks.

Prior year revision and re-classifications

Investigation into our Italian business

Our investigations into our Italian business revealed inappropriate behaviour and improper accounting practices. We identified £268m of errors in relation to prior years and a specific items charge of £260m in the current year for changes in accounting estimates and investigation costs.

Revised presentation of cash pooling arrangements

We’ve also revised the presentation of our cash pooling arrangement following the release of an IFRIC clarification on IAS 32 ‘Financial instruments presentation offsetting and cash pooling arrangements’ in April 2016. This requirement resulted in us grossing up cash and cash equivalents and short-term loans and other borrowings by £499m at 31 March 2016 and £414m at 31 March 2015 with no impact on the income statement.

EE purchase price accounting

Subsequent to our 29 January 2016 acquisition of EE, we’ve finalised our purchase price accounting within the period allowed under IFRS 3 ‘Business Combinations’. We also received £20m from the previous owners of EE as a result of the finalisation of the audit of the completion balance sheet. The changes after considering taxation resulted in an increase in goodwill of £29m as of 31 March 2016 with no material impact on the income statement.

The effect on prior years’ income statement, balance sheet and cash flow statements is set out in page 172 to 176 in note 1 to the financial statements.

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Group performance continued

Summarised income statement

Year ended 31 March Before specific items	2017 £m	2016[a] £m	2015[a] £m
Revenue	24,082	18,879	17,840

Operating costs[b]	(16,437)	(12,420)	(11,647)
EBITDA	7,645	6,459	6,193

Depreciation and amortisation	(3,510)	(2,631)	(2,538)
Operating profit	4,135	3,828	3,655

Net finance expense	(594)	(483)	(560)

Associates and joint ventures	(9)	6	(1)
Profit before taxation	3,532	3,351	3,094
Taxation	(663)	(607)	(631)
Profit for the year	2,869	2,744	2,463

[a]	The comparative information of the current period results has been revised to reflect the outcome of the investigation into our Italian business.
[b]	Excluding depreciation and amortisation.

Revenue

Reported revenue, which includes specific items, was up 27%. Adjusted revenue was up 28% at £24,082m. Both of these increases were driven by the impact of EE being part of the group for the full year.

We had a £522m positive impact from foreign exchange movements and a £64m reduction in transit revenue. Excluding these, underlying revenue excluding transit adjusted for the acquisition of EE was down 0.2% (2015/16: up 1.9%) which is consistent with our expectation of being broadly flat in the current year. This outlook was revised in our third quarter results following the challenging conditions in the UK public sector and international corporate markets and the impact of the issues in our Italian business.

Consumer revenue was up 7% with a 13% increase in broadband and TV revenue and a 4% increase in calls and lines. EE underlying revenue adjusted for the acquisition of EE was up 1% mainly due to the success of our ‘more for more’ pricing strategy. Openreach revenue was flat with the impact of regulatory price reductions offsetting the continued growth in fibre. Underlying revenue excluding transit adjusted for the acquisition of EE was down 3% in Wholesale and Ventures as a result of the continuing decline in Partial Private Circuits and call volumes. Business and Public Sector underlying revenue excluding transit adjusted for the acquisition of EE was down 6% due to the decline in UK public sector revenue. Global Services underlying revenue excluding transit adjusted for the acquisition of EE was down 2% and excluding revenue from our Italian business was flat.

You can see a full breakdown of reported revenue by major product and service category in note 4 to the consolidated financial statements.

Operating costs

Reported operating costs were up 36% while adjusted operating costs before depreciation and amortisation increased 32%.

Our adjusted operating costs before depreciation and amortisation were £16,437m, up £4,017m (2015/16: £773m) driven by the acquisition of EE and adverse impact of foreign exchange. For the group, other operating costs were up £2,308m or 61%, primarily reflecting EE’s subscriber acquisition and retention costs, and adverse foreign exchange movements.

Underlying operating costs excluding transit adjusted for the acquisition of EE were up 1%. This reflects additional UEFA rights costs and the new Premier League rights contract, increased investment in mobile handsets and continued investment in improving customer experience, offset by the benefits of our cost transformation programme.

Operating costs before depreciation,

amortisation and specific items

Year ended 31 March

[a]	Includes all other movements in costs.

Programme rights charges increased £170m to £714m, primarily reflecting our investment in BT Sport. Property and energy costs were up 17%, payments to telecommunications operators (POLOs) were up 22% and network, operating and IT costs were up 53%, with these all being impacted by EE. Net labour costs increased by 13% despite a reduction in leaver costs of £23m (2015/16: £109m) due to the impact of EE.

2016/17 operating costsa

[a]	Excluding depreciation, amortisation and specific items.

You can see a detailed breakdown of our operating costs in note 5 to the consolidated financial statements.

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EBITDA

Adjusted EBITDA, which is before specific items, was £7.6bn which is in line with the 2016/17 outlook as revised in January.

Underlying EBITDA adjusted for the acquisition of EE was down 3%. This is mainly as a result of declines in UK public sector and our investment in improving customer experience.

You can see further details for EBITDA for the lines of business on pages 56 to 90.

Specific items

As we’ve explained on page 91, in this performance review we primarily explain our results before specific items. That’s because this is how we measure the sustainable performance of our business.

The table below outlines items we’ve treated as specific items:

Year to 31 March	2017 £m	2016 £m	2015 £m
Specific revenue
Italian business investigation (see page 6)	22	–	–
Regulatory matters	(2)	(203)	(128)
EE fair value adjustment	–	70	–
Specific revenue	20	(133)	(128)
Specific operating costs
Regulatory matters (see page 7)	481	203	75
Italian business investigation (see page 6)	238	–	–
EE acquisition and integration costs	215	116	19
Out of period irrecoverable VAT	30	–	–
Profit on disposal of businesses	(16)	–	(6)
Property rationalisation costs	–	29	45
Restructuring charges	–	–	315
Profit on disposal of property	–	–	(67)
Specific operating costs	948	348	381
Specific net finance expense	210	229	299
Profit on disposal of interests in associates and joint ventures	–	–	(25)
Tax credit	(217)	(166)	(121)
Net specific items charged after tax	961	278	406

This year, specific items resulted in a net charge after tax of £961m (2015/16: £278m).

There was a net charge of £260m (2015/16: nil) arising from changes in accounting estimates regarding the carrying value of the assets and liabilities of our Italian business, including professional fees incurred.

We’ve recognised a net cost of £479m (2015/16: £nil) in relation to regulatory matters. These are made up of the following:

–	Deemed Consent: A charge of £342m was recognised (2015/16: £nil) in relation to Ofcom’s March 2017 findings on our historical practices over the use of Deemed Consent. This includes a fine of £42m which has been imposed and we’ve also agreed to compensate Communication Providers, with the precise amount of the compensation to be determined but currently estimated at £300m.
–	Re-assessment of other regulatory risks: We’ve also re-assessed our regulatory risks in light of recent regulatory decisions by Ofcom and the Competitions Appeals Tribunal. As a result we’ve increased our net provision by £137m (2015/16: £nil) in the year.
–	Ladder pricing agreements: In 2016/17 we recognised revenue and costs of £8m (2015/16: £203m) being the prior year impacts of ladder pricing agreements with the other UK mobile operators.

We incurred £215m of EE integration costs (2015/16: EE acquisition-related costs £99m and integration costs of £17m). This includes a £62m (2015/16: £nil) specific amortisation charge relating to the write off of IT assets as we integrate the EE and BT IT infrastructure.

We recognised an out of period irrecoverable VAT charge of £30m during the year (2015/16: £nil) and a £1m interest expense. In addition to the above, we also treated a number of other items as specific, such as the net interest expense on pensions of £209m (2015/16: £221m). The decrease from 2015/16 mainly reflects a fall in the IAS 19 discount rate between 31 March 2016 and 31 March 2017.

We also recognised a tax credit of £63m (2015/16: £96m) for the re-measurement of deferred tax balances due to the upcoming changes in the UK corporation tax rate from 20% to 19% from 1 April 2017 and to 17% from 1 April 2020.The tax credit on specific items (excluding the re-measurement of deferred tax) was £154m (2015/16: £70m).

In 2015/16, we recognised a fair value adjustment on the acquisition of EE which reduced the amount of revenue recognised between acquisition and 31 March 2016.

You can see details of all revenue and costs that we have treated as specific items in the income statement in the last three years in note 8 to the consolidated financial statements.

Profit before tax

Reported profit before tax (which includes specific items) was down 19% to £2,354m while adjusted profit before tax was up 5% at £3,532m, due to the contribution from EE.

We discuss depreciation, net finance expense and tax in later sections of this performance review.

Earnings per share

Reported earnings per share, which includes specific items, was 19.2p, down 33%, while adjusted earnings per share decreased 9% to 28.9p.

Adjusted earnings per share is one of our key performance indicators (see pages 20 and 21) and has decreased by 6% over the past two years. The graph below shows the key drivers of this decrease.

Adjusted earnings per share

Year ended 31 March

[a]	Other primarily reflects the impact of the change in the weighted average number of shares.

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Group performance continued

Dividends

The Board is proposing a final dividend to shareholders of 10.55p, up 10%. This brings the full year dividend to 15.40p, also up 10%, and compares with an increase in the 2015/16 full year dividend of 13%.

This year’s dividend is in line with our outlook. It will be paid, subject to shareholder approval, on 4 September 2017 to shareholders on the register on 11 August 2017.

Dividends per share

Year ended 31 March

The Board has reviewed the group’s dividend policy and continues to believe that a policy of paying progressive dividends is the most appropriate. The Board believes this best aligns with the group’s financial objectives of growing sustainable profitable revenue growth and transforming the cost base in order to drive long-term growth in cash flows. In reaching this decision, the Board took into account forecasts for future debt reduction as well as the level of dividend cover expected over the medium-term. BT Group plc has sufficient distributable reserves to support the dividend policy.

We’ve set out our dividend expectations for 2017/18 in our Outlook on page 92.

Cash flow

We generated a net cash inflow from operating activities of £6,174m and normalised free cash flow of £2,782m, down £316m or 10%, which is above our outlook as revised in January of c£2.5bn for the year due to earlier than expected customer collections that we will now not receive next year.

Free cash flow

Normalised free cash flow decreased 10% to £2,782m, partly reflecting increased payments for the Premier League, UEFA Champions League and UEFA Europa League broadcast rights.

The net cash cost of specific items was £205m (2015/16: £232m). This included: EE acquisition and integration related costs of £111m (2015/16: £114m); restructuring costs of £51m (2015/16: £85m); and ladder pricing payments of £1m (2015/16: £41m receipts).

Summarised cash flow statement

Year ended 31 March	2017	2016 [a]	2015 [a]
Before specific items	£m	£m	£m

EBITDA	7,645	6,459	6,193

Capital expenditure[b]	(3,119)	(2,431)	(2,403)

Net interest	(622)	(541)	(573)

Taxation[c]	(661)	(459)	(415)

Working capital movements	(382)	(12)	(150)

Other non-cash and non-current liabilities movements	(79)	82	178

Normalised free cash flow	2,782	3,098	2,830

Cash tax benefit of pension deficit payments	110	203	106

Specific items	(205)	(232)	(154)

Free cash flow	2,687	3,069	2,782

Pension deficit payments	(274)	(880)	(876)

Dividends	(1,435)	(1,075)	(924)

Disposals and acquisitions	51	(3,379)	10

Share buyback programme	(206)	(315)	(320)

Proceeds from issue of own shares	70	90	1,201

Reduction (increase) in net debt from cash flows	893	(2,490)	1,873

Net debt at 1 April	(9,838)	(5,113)	(7,023)

Reduction (increase) in net debt from cash flows	893	(2,490)	1,873

Non-cash movements	13	(2,235)	37

Net debt at 31 March	(8,932)	(9,838)	(5,113)

[a]	Certain prior year results have been revised to reflect the outcome of the investigation into our Italian business. See note 1 to the consolidated financial statements.
[b]	Net of government grants.
[c]	Excluding cash tax benefit of pension deficit payments.

Free cash flow, which includes specific item outflows of £205m (2015/16: £232m) and a £110m (2015/16: £203m) tax benefit from pension deficit payments, was £2,687m (2015/16: £3,069m).

We made pension deficit payments of £274m (2015/16: £880m) and paid dividends to our shareholders of £1,435m (2015/16: £1,075m).

We spent £206m (2015/16: £315m) on our share buyback programme to help counteract the dilutive effect of our all-employee share option plans maturing. Exercises of share options generated proceeds of £70m (2015/16: £90m).

Non-cash movements within net debt in the prior year primarily reflect £2,107m of net debt acquired with EE.

You can see a reconciliation to normalised free cash flow from the net cash inflow from operating activities, the most directly comparable IFRS measure, on page 254.

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Capital expenditure

We continue to make significant investments in line with our strategy including a focus on improving customer experience.

The Design Council is accountable to the Operating Committee for delivering an efficient and optimised investment plan, aligning investment decisions across our networks, systems, platforms and products so that they are directed towards our strategic priorities.

2016/17 is the first full year including EE. Capital expenditure therefore includes the investment EE is making to expand coverage, improve network speed and performance while continuing to offer innovative products and excellent customer experience. We’re also investing in the integration of EE into the wider group to drive both revenue and cost synergies.

For the year, our capital expenditure, inclusive of net grant deferral was £3,454m (2015/16: £2,622m, 2015/14: £2,317m). The table below shows the split of our investments by major category.

Capital expenditure

Year ended 31 March

In recent years we’ve prioritised our capital expenditure to underpin our strategy to deliver sustainable revenue growth, and to expand coverage and capacity while enhancing speed and resilience of both our fixed access network and our mobile network. Key investments this year include:

Capacity/network investments

–	increasing the footprint of our superfast fibre broadband network, including extending the reach of superfast broadband to rural areas under the BDUK programme. We’ve now passed more than 26.5m homes and businesses;
–	the launch of our Ultrafast broadband trial now with 500K premises passed;
–	enhancing and expanding our mobile network coverage, including the delivery of the ESN contract; and
–	continued investment in convergence of fixed and mobile services.

Customer driven investments

–	continued development of customer contract-specific infrastructure for our global clients; and
–	deployment of Ethernet, including reduction in the existing workstack, and copper/fibre connections to homes and businesses.

Systems/IT investments

–	improving customer experience by enhancing our online contact systems, order and repair journeys as well developing new products, such as our nuisance calls blocker.

Non-network infrastructure

–	Investment in our property estate, including integration of EE and BT people into the same locations.

Capital expenditure was £3,454m (2015/16: £2,622m). This consists of gross expenditure of £3,426m (2015/16: £2,731m) which has been increased by net grant deferral of £28m (2015/16: £109m decreased by net grant funding) mainly relating to deferral of grant funding in the BDUK programme. This is driven by the base-case assumption for take-up in BDUK areas being increased to 39% of total homes passed following our review of the level of customer take-up. While we have recognised gross grant funding of £160m (2015/16: £338m) in line with network build in the year, we have also deferred £188m (2015/16: £229m) of the total grant funding to reflect higher take-up levels on a number of contracts. The increase in take-up assumption shows the high demand on our fibre network driven by customers taking advantage of faster speeds to consume more data. To date we have deferred £446m (2015/16: £258m).

Of the total group capital expenditure £69m (2015/16: £5m) related to the integration of EE. Additionally, £272m, (2015/16: £248m, 2014/15: £231m) arose outside the UK. Capital expenditure contracted but not yet incurred was £889m at 31 March 2017 (2015/16: £922m, 2014/15: £507m).

Depreciation and amortisation

Depreciation and amortisation has increased by 33% to £3,510m (2015/16: £2,631m, 2014/15: £2,538m) due to the inclusion of EE depreciation and amortisation for the full financial year.

Net debt

Net debt decreased by £906m to £8,932m, reflecting strong cash generation by the business.

We have achieved this while making investments for the future of our business including research and development, and sports and TV content, supporting our pension fund and funding our share buyback programme. We have also paid progressive dividends to our shareholders.

Gross debt, translated at swap rates and excluding fair value adjustments, at 31 March 2017 was £10,980m. This comprises term debt of £9,680m, finance leases of £229m, bank loans of £350m, and other loans of £721m.

Bond maturities in June 2016, December 2016 and February 2017 resulted in a total cash outflow of £1,787m.

We have decreased our current investments and cash and cash equivalent by £1,866m, reflecting the funding of bond maturities and cash requirements of the business.

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Group performance continued

The table below shows the key movements in net debt over the past two years.

Movements in net debt

The table below shows the key components of our net debt and of the £906m decrease this year.

£m	At 1 April 2016	Term debt issuance/ (maturities)	Other cash flow	Fair value move- ments	Foreign exchange	Transfer to within one year	Other move- ments	At 31 March 2017

Debt due within one year[a]	3,736	(1,787)	(1,038)	–	333	1,399	(11)	2,632

Debt due after one year	11,025	–	4	(29)	471	(1,399)	9	10,081

Impact of cross-currency swaps[b]	(652)	–	–	–	(767)	–	–	(1,419)

Removal of accrued interest and fair value adjustments[c]	(357)	–	–	29	–	–	14	(314)

Gross debt	13,752	(1,787)	(1,034)	–	37	–	12	10,980

Less:

Cash and cash equivalents	(996)	–	505	–	(38)	–	1	(528)

Current assets investments	(2,918)	1,787	(364)	–	(29)	–	4	(1,520)

Net debt	9,838	–	(893)	–	(30)	–	17	8,932

[a]	Including accrued interest and bank overdrafts.
[b]	Retranslation of debt balances at swap rates where hedged by cross-currency swaps.
[c]	Removal of accrued interest applied to reflect the effective interest rate method and removal of fair value adjustments.

The impact of foreign exchange on net debt includes the impact of translation on finance leases, short-term borrowings, investments and cash balances. This also includes the benefit of translating our debt balances to Sterling at swap rates.

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Financing and debt maturity

The main source of our cash inflow in recent years has been the cash generated from our operations.

We increased our undrawn revolving committed credit facility from £1.5bn to £2.1bn in June 2016. This facility has been extended by one year and will now mature in September 2021. In addition, we entered into a new 364-day revolving bridge facility of £1.5bn maturing in March 2018, with the option to renew to March 2019. The bridge facility contains mandatory prepayment and cancellation clauses in certain circumstances, such as the issuance of public debt securities. This facility was undrawn as at 31 March 2017.

In July 2016 the remaining £181m of the EE acquisition facility was repaid.

We have term debt of £1,399m, at swap rates, and other debt of £735m maturing in 2017/18.

Maturity profile of term debt and average coupon rate

At 31 March

Net finance expense

Reported net finance expense has increased £92m to £804m. Adjusted net finance expense of £594m increased by £111m due to our average net debt being higher than last year as a result of our acquisition of EE.

We’ve shown below an overview of our average gross debt, investments and cash balances, and net debt and the related weighted average interest rates over the past three years. The weighted average interest rate on net debt reduced from 7.4% to 5.9% as the new debt issuances and debt acquired from EE are at lower interest rates than the average rate of the existing debt.

You can see a reconciliation of net finance expense to net interest cash outflow in note 26 to the consolidated financial statements.

Year ended 31 March Before specific items	2017 £m	2016 £m	2015 £m

Average gross debt	12,217	9,030	9,007

Weighted average interest rate on gross debt	4.6%	5.4%	6.0%

Average investments and cash balances	2,817	2,616	2,446

Weighted average interest rate on investments	0.3%	0.4%	0.4%

Average net debt	9,400	6,414	6,561

Weighted average interest rate on net debt[a]	5.9%	7.4%	8.1%

[a]	Excludes interest relating to unwinding of discount on provisions and derivatives not in a designated hedge relationship.

Taxation

Our effective tax rate before specific items was 18.8% (2015/16:

18.1%). We paid income taxes of £551m (2015/16: £256m).

Our tax contribution

We are proud to be a major contributor of taxes to the UK economy. In 2016 we bore UK taxes of £893m and collected £2,985m of taxes. The One Hundred Group 2016 Total Tax Contribution Survey ranked us as the 5th highest contributor in the UK.

We paid UK corporation tax of £471m. We benefited from £117m of EE’s historical tax losses (2015/16: £20m) and £110m from tax deductions associated with employee pension and share schemes (2015/16: £208m).

Our approach to tax

We seek to ensure that our business develops in a tax-efficient manner that embodies our wider corporate purpose. In doing this we, comply with the tax rules of the countries where we do business and deal with their tax authorities in an open and constructive manner. We take the benefit of widely claimed tax incentives and apply OECD principles.

Tax governance

We maintain a limited appetite for tax risk by requiring a strong connection between tax planning and our business, and by requiring reasonably likely publicity to be neutral in nature. We seek out opportunities that meet these requirements where there is reasonable tax technical merit and we are confident that we can manage any organisational complexities.

We have a framework for managing taxes that is set centrally and agreed by the Board. We employ suitably qualified professionals to manage the operation of this framework, who report to the group finance director. Compliance with this framework is tested by our internal audit function.

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Group performance continued

Tax expense

Our tax expense recognised in the income statement before specific items was £663m (2015/16: £607m). In addition we recognised a £445m tax credit (2015/16: tax charge of £235m) in the statement of comprehensive income, principally in relation to our pension scheme.

We expect our income statement effective tax rate before specific items to be around the UK rate of corporation tax, as the majority of our business occurs in the UK. In the current year, our rate is lower than this because we recognised tax credits in respect of historical overseas tax losses and prior period tax items.

The UK tax rate fell to 19% on 1 April 2017 and will fall to 17% on 1 April 2020, which should reduce our expected effective tax rate. Recognition of further deferred tax assets on historical overseas tax losses would also reduce our future rate. Changes to our estimates of uncertain tax positions may increase or reduce our future rate.

Year ended 31 March Before specific items	2017%	2016%	2015%

Tax at UK statutory rate	20.0	20.0	21.0

Non-UK results taxed at different rates	0.3	(0.2)	0.6

Net permanent differences	0.7	0.3	–
	21.0	20.1	21.6

Changes to prior year estimates	(1.1)	(2.5)	(1.1)

Deferred tax accounting for non-UK losses	(1.1)	0.5	(0.1)
Effective tax rate	18.8	18.1	20.4

We have booked a tax benefit of £39m in respect of UK patent incentives (2015/16: £37m). We do not expect this to be affected materially by the OECD’s Base Erosion and Profit Shifting project.

Key tax risks

Our key uncertainties are whether EE’s tax losses will be available to us, whether our intra-group trading model will be accepted by a particular tax authority and whether intra-group payments are subject to withholding taxes.

Additionally we have extensive and long standing UK operations that necessarily require the use of estimates. We routinely work with HMRC to validate these estimates.

Tax losses

We have an asset of £270m relating to tax losses on our balance sheet. This relates mainly to historical tax losses acquired with EE. We expect to be able to use this against future profits of EE.

In addition we have £4.2bn of income tax losses that we’ve not given any value to on our balance sheet. We might be able to use these losses to offset future profits, however we currently do not consider this probable. We also have £17.0bn of UK capital losses, which we have no expectation of being able to use.

We’ve given more details in note 9 to the consolidated financial statements.

Summarised balance sheet

Our balance sheet reflects our significant investment in the network infrastructure assets that are the foundation of our business, as well as the working capital with which we manage our business day by day. It also reflects the longer-term strategy with which we finance our investment, and our obligation to the pension fund.

At 31 March	2017 £m	2016[a] £m	Movement £m

Property, plant & equipment, software and telecommunications licences	20,884	20,531	353

Goodwill and other intangible assets	10,643	10,890	(247)

Other non-current and current assets	3,067	2,288	779

Trade and other receivables	4,195	4,196	(1)

Investments, cash and cash equivalents	2,048	3,914	(1,866)
Total assets[b]	40,837	41,819	(982)

Loans and other borrowings	(12,713)	(14,761)	2,048

Trade and other payables	(7,437)	(7,418)	(19)

Other current and non-current liabilities	(2,398)	(2,288)	(110)

Provisions	(1,161)	(743)	(418)

Deferred tax liability	(1,240)	(1,262)	22

Pensions, net of deferred tax	(7,553)	(5,235)	(2,318)
Total liabilities	(32,502)	(31,707)	(795)
Total equity	8,335	10,112	(1,777)

[a]	Revised. See note 1 to the consolidated financial statements.
[b]	Excluding deferred tax asset relating to BT’s defined benefit pension schemes.

Our core fixed and mobile network infrastructure is included within property, plant and equipment, software and telecommunications licences. These assets were held at a net book value of £20.9bn at 31 March 2017. The net increase of £353m in the year primarily reflects capital expenditure of £3,454m exceeding the related depreciation and amortisation charge of £3,189m, and a net foreign exchange gain of £87m.

Goodwill and other acquisition-related intangible assets decreased by £247m, primarily reflecting the impact of foreign exchange translation of overseas non-current assets. This also reflects the outcome of our re-assessment of the provisional assets and liabilities fair values recognised in our 31 March 2016 financial statements as part of the acquisition of EE.

We review the recoverable amounts of goodwill annually across our cash generating units which hold goodwill, which are Consumer, EE, Business and Public Sector, Global Services, and Wholesale and Ventures, and are satisfied that these support the carrying value of goodwill (see note 12 to the consolidated financial statements).

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Other non-current and current assets and liabilities relate primarily to our financial instruments, which we’ve described in note 27 to the consolidated financial statements. It also includes inventories which have increased by £38m as outlined in note 16 to the consolidated financial statements.

Trade and other receivables decreased by £1m to £4,195m while trade and other payables of £7,437m were £19m higher. Despite these movements, the unwinding of the effects of improper working capital transactions in our Italian business resulted in a working capital outflow of £382m. Investments, cash and cash equivalents, loans and other borrowings are reconciled to net debt of £8,932m in note 25 to the consolidated financial statements. We’ve discussed net debt on pages 97 to 98.

Provisions increased by £418m to £1,161m mainly due to an increase in regulatory provisions which was treated as a specific item. We have a significant property portfolio which includes both office buildings and former telephone exchanges (see page 31). Property provisions, which mainly comprise onerous lease provisions, amounted to £292m. There are also asset retirement obligations of £83m relating to leased mobile sites forming part of the EE network. You can find more information about these provisions in note 19 to the consolidated financial statements.

We’ve shown deferred tax movements in note 9 to the consolidated financial statements. Pensions, net of deferred tax, increased by £2.3bn to £7.6bn and are discussed below. Equity has deteriorated compared with the prior year due to the actuarial losses relating to retirement benefit obligations, being more than the profit for the year.

Pensions

Overview

We provide a number of retirement plans for our employees:

–	The BT Pension Scheme (BTPS), a defined benefit plan in the UK, is the largest of these plans. Although closed to new members, the BTPS still has around 32,500 active members, 199,500 pensioners and 64,000 deferred members.
–	The BT Retirement Saving Scheme (BTRSS) is a contract-based, defined contribution arrangement operated by Standard Life. This is the current arrangement for UK employees who joined BT after 1 April 2001. It has around 32,500 active members.
–	EE operates the EE Pension Scheme (EEPS), which has a defined benefit section that is closed to future accrual and a defined contribution section which has around 11,000 active members.
–	We also maintain retirement arrangements around the world with a focus on these being appropriate for the local market and culture.

The BTPS, BTRSS and EEPS are not controlled by the Board. The BTPS and EEPS are managed by separate and independent Trustee bodies while savings in the BTRSS are managed directly by members.

Details of the governance of the BTPS, its financial position and the performance of its investments are available in the BTPS Annual Report published by the Trustee in December 2016, on the BTPS Trustee website (www.btpensions.net).

We’ve given more information on our pension arrangements and on the funding and accounting valuations in note 20 to the consolidated financial statements.

BTPS funding valuation and future funding obligations

The funding of the BTPS is subject to legal agreement between BT and the Trustee of the BTPS and is determined at the conclusion of each triennial valuation. The most recent triennial funding valuation at 30 June 2014 and the associated deficit contribution plan was agreed with the Trustee in January 2015. At 30 June 2014, the market value of assets was £40.2bn and the funding deficit was £7.0bn. There is a wide range of assumptions that could be adopted for measuring pension liabilities. Legislation requires that this deficit is based on a prudent view – for example, assuming a lower future investment return than might be expected in practice.

A 16-year deficit contribution plan was agreed reflecting BT’s long-term and sustainable cash flow generation. Under this plan, we made deficit payments of £875m in March 2015, £625m in April 2015 and £250m in March 2016 and March 2017.

Accounting position under IAS 19

The accounting deficit, net of tax, rose over the year from £5.2bn to £7.6bn. The movements in the deficit for the group’s defined benefit plans are shown below.

Movements in IAS 19 deficit

Annual Report 2017	BT Group plc	101

Group performance continued

The actual investment return in the year to 31 March 2017 of around 21% was higher than the discount rate assumption at 31 March 2016 of 3.30%, leading to a reduction in the deficit recognised as a remeasurement in other comprehensive income. The return reflects strong asset performance across all asset classes, in particular equities and government bonds which increased by c16% and c23% respectively.

The actuarial losses on liabilities in 2016/17 primarily reflect a fall over the year in the real discount rate from 0.44% to 0.78%.

Contractual obligations and commitments

We’ve shown in the table below our principal contractual financial obligations and commitments at 31 March 2017. You can see further details on these items in notes 20, 25 and 30 to the consolidated financial statements.

At 31 March 2017	Total £m	Less than 1 year £m	Between 1 and 3 years £m	Between 3 and 5 years £m	More than 5 years £m

Loans and other borrowings[a]	12,334	2,618	2,756	1,281	5,679

Finance lease obligations	229	14	24	26	165

Operating lease obligations	7,160	650	1,168	1,037	4,305

Capital commitments	889	811	77	–	1

Other commitments	367	231	127	9	–

Device purchase commitments	423	423	–	–	–

Programme rights commitments	2,644	–	641	1,405	598

Pension deficit obligations	7,686	710	1,460	1,410	4,106
Total	31,732	5,457	6,253	5,168	14,854

[a]	Excludes fair value adjustments.

We have unused committed borrowing facilities totalling £3.6bn. We expect that these resources and our future cash generation will allow us to settle our obligations as they fall due.

Adoption of IFRS 15 ‘Revenue from Contracts with Customers’

IFRS 15 ‘Revenue from Contracts with Customers’ will be effective for BT on 1 April 2018. We are planning to adopt this new standard retrospectively, applying it to each prior reporting period presented in our 2018/19 financial statements, namely 2016/17 and 2017/18. On adoption in 2018/19, this will require a cumulative transitional adjustment at 1 April 2016. We are still in the process of quantifying the implications of this standard and the financial impact is not yet reasonably estimable, but we anticipate that the resulting accelerated revenues and deferred costs are likely to significantly exceed deferred revenues, and there will be a resulting cash tax impact in 2018/19 and 2019/20.

More detail over our approach to this new standard as well as others is outlined in note 1 to the consolidated financial statements.

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Governance

In this section we describe our governance structure. We talk about the people on the Board, how it works and what the Board focused on during the year. We also report on the work of our Board committees.

Our directors

Our directors’ skills and experience, together with their wide range of backgrounds, help them challenge constructively BT’s management and develop our effective strategy for the future.

Our committees

The Board gives certain responsibilities and authorities to a number of Board committees.

Our governance framework

Our governance and internal control framework helps the Board exercise proper oversight. The Board retains accountability.

Our corporate governance statement

Notwithstanding the very disappointing findings of issues in our Italian business, we remain committed to operating in accordance with best practice in business integrity and ethics and maintaining the highest standards of financial reporting and corporate governance. The directors consider that BT has complied throughout the year with the provisions of the UK Corporate Governance Code (the Code) as currently in effect. The directors also consider that BT has applied the main principles of the Code as described on pages 103 to 152 of this report. In particular, for details of our internal controls as affected by the issues identified in our Italian operations, see US Regulation on page 148.

The directors submit their report and the audited financial statements of the company, BT Group plc, and the group, which includes its subsidiary undertakings, for 2016/17. BT Group plc is the listed holding company for the BT group of companies. Its shares are listed on the London Stock Exchange, and on the New York Stock Exchange in the form of American Depositary Shares.

The Code and associated

guidance are available on the

Financial Reporting Council

website at www.frc.org.uk

Annual Report 2017	BT Group plc	103

Chairman’s governance report

“This has been a challenging year. The Board

has focused on a number of key areas to

ensure BT remains a strong company.”

As I write my final chairman’s governance report, coming to the end of my tenth year at BT, I am delighted that Jan du Plessis will join the Board on 1 June 2017 as a non-executive director, before becoming chairman from 1 November 2017, when I retire. He brings great experience, having been chairman of British American Tobacco, SABMiller and Rio Tinto. I wish Jan every success as he leads BT at this important time.

Simon Lowth joined the Board on 12 July 2016 as group finance director. Simon brings a wealth of knowledge to BT; having previously been CFO and served on the boards of BG Group, AstraZeneca and ScottishPower. Simon replaced Tony Chanmugam who stood down as group finance director in July 2016 and left the company on 31 March 2017.

I am very disappointed by the findings in our Italian business and by the issues that arose in Openreach around Deemed Consent, which led to a considerable fine. We take these matters extremely seriously and we have taken immediate steps to strengthen our financial processes and controls. You can read more on these on pages 6 and 7.

I continually review the membership of the Board and its range of skills. We look to appoint outstanding candidates with a diverse range of experience, as we recognise the importance of diversity in the widest sense to maximise Board effectiveness. We currently have 27% female representation on the Board.

The Board has played an active role, particularly in relation to the key issues the company has faced this year, and the search for and appointment of my successor. Board members have also ensured they are available to support and engage with the management team.

In addition to our forward programme of key items, updates from each line of business CEO and updates on customer experience, we also had in-depth discussions on BT Italy, the Digital Communications Review, Deemed Consent and BT Sport. You can read more about what we have done on pages 109 to 111.

For 2016/17, the company secretary and I carried out a Board evaluation. We discussed the resulting report and noted that, overall, the results were positive. We also identified a number of areas of focus and you can find our actions in these areas on page 111. We have carried out the triennial external evaluation of the Board for 2017/18. This was conducted by ‘Independent Board Evaluation’. You will find further details on this evaluation process on page 117.

We keep our governance framework under review to ensure it enhances the Board’s ability to exercise proper oversight. In accordance with our proposals to Ofcom on the DCR, we discussed the independent appointments to the Openreach board, and approved the appointment of Mike McTighe as the first Openreach chairman. We created the Investigatory Powers Governance Committee as a result of the new Investigatory Powers Act. You will find further details on this on page 37. We also reviewed our Board committee structure and approved changes to some of the committees’ terms of reference.

As I leave BT, I would like to thank all members of the Board for their continued support in what has been a challenging year. I believe the Board has the right range of skills and experience to keep developing and delivering our strategy under Jan’s leadership. I look forward to following with interest BT’s progress in the coming years.

/s/ Sir Michael Rake

Sir Michael Rake

Chairman

11 May 2017

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How we govern the group

Our governance structure

The Board

The Board is responsible for managing the group, agreeing strategy, overseeing performance, and discharging certain legal responsibilities.

The Board delegates day-to-day responsibility for running the group to BT's executive management, with specialist tasks passed to various Board committees.

PG106 and 107 For the Board biographies
PG109 To read about the Board activities for the year
PG116 For Board diversity
www.btplc.com for Board news

Equality of Access Board

The *Equality of Access Board* (EAB) monitors, reports and advises on BT's compliance with the Undertakings given by BT to Ofcom. The EAB reports regularly to the Board and publishes an annual report to Ofcom.

www.bt.com/eab

Audit & Risk Committee

The *Audit & Risk Committee* is responsible for financial and narrative reporting, internal controls and risk management, including core compliance programmes and non-financial assurance, internal audit and external audit.

PG112

Nominating & Governance Committee

The *Nominating & Governance Committee* makes sure the Board has the right balance of skills, experience, independence and knowledge. It also oversees BT's governance framework.

PG116

Remuneration Committee

The *Remuneration Committee* agrees the remuneration framework for our chairman, executive directors and certain senior executives.

PG122

BT Pensions Committee

The *BT Pensions Committee* is responsible for overseeing the BT Pension Scheme (BTPS).

PG118

Committee for Sustainable and Responsible Business

The *Committee for Sustainable and Responsible Business* provides the strategic oversight necessary to make sure BT is a sustainable and responsible business.

PG119

Technology Committee

The *Technology Committee* agrees the development and implementation of BT's major technology strategies.

PG120

Operating Committee

The *Operating Committee* (OC) is our key management committee. It makes decisions on operational issues and other matters within the framework established by the Board.

PG14 For the OC biographies

Conflicted Matters Committee

Following the appointment of Tim Höttges to the Board, we established the *Conflicted Matters Committee* to review all Board papers and agenda items that could give rise to a conflicted matter.

PG109

Integration Committee

The *Integration Committee* monitors and oversees the integration of EE and BT.

PG121

Investigatory Powers Governance Committee

This committee is responsible for overseeing BT's role in the use of official investigatory powers.

www.bt.com/privacyandfreeexpression

Annual Report 2017	BT Group plc	105

Board of Directors

Sir Michael Rake

Chairman

Appointed to the Board as chairman in September 2007. Age 69.

Skills and experience

Sir Michael has financial, risk, international business and professional services expertise gained during his time at KPMG (1974 to 2007) where he was senior partner in the UK from 1998 and international chairman from 2002. He was knighted in 2007 and is a former president of the Confederation of British Industry.

Other appointments include

Chairman of Worldpay Group, International Chamber of Commerce UK and Majid Al Futtaim Holdings and a director of S&P Global (formerly McGraw Hill Financial).

Gavin Patterson

Chief Executive

Appointed chief executive in September 2013 and on the Board since June 2008. Age 49.

Skills and experience

Gavin has experience in sales, marketing, technology and operations. He was previously CEO, BT Retail and from 2004 to 2008 was managing director, BT Consumer (BT Retail). Before joining BT, Gavin was managing director of the consumer division of Telewest (now Virgin Media). Prior to that he spent nine years at Procter & Gamble, rising to become European marketing director.

Other appointments include

Non-executive director of British Airways and a member of the CBI President’s Committee.

Simon Lowth

Group Finance Director

Appointed to the Board as group finance director in July 2016. Age 55.

Skills and experience

Simon has experience in finance, accounting, risk, corporate strategy and mergers and acquisitions. He was CFO and executive director of BG Group before the takeover by Royal Dutch Shell in February 2016. Simon was CFO and an executive director of AstraZeneca from 2007 to 2013, and an executive director of ScottishPower from 2003 to 2007, and was appointed finance director in 2005. Prior to that, Simon was a director of McKinsey & Company.

Other appointments

None outside BT.

Isabel Hudson

Independent non-executive director

Appointed to the Board in November 2014. Age 57.

Skills and experience

Isabel has experience in the financial sector as well as pensions, risk, control, governance and international business. Isabel was previously a non-executive director of The Pensions Regulator, MGM Advantage, QBE Insurance, Standard Life and an executive director of Prudential Assurance Company in the UK.

Other appointments include

Executive chair of National House Building Council and senior independent director of RSA Insurance. Isabel is also an ambassador for the disability charity, SCOPE.

Mike Inglis

Independent non-executive director

Appointed to the Board in September 2015. Age 57.

Skills and experience

Mike’s technology experience includes serving on the board of ARM Holdings from 2002 to 2013, with roles including chief commercial officer, executive vice president and general manager of the processor division and executive vice president of sales and marketing. Prior to joining ARM, Mike worked in management consultancy with AT Kearney and held a number of senior operational and marketing positions at Motorola. Mike was previously a director at Pace.

Other appointments include

Non-executive chairman of Ilika and a director of Advanced Micro Devices.

Karen Richardson

Independent non-executive director

Appointed to the Board in November 2011. Age 54.

Skills and experience

With a career over 30 years in the technology and software industry, Karen brings experience in technology having held a number of senior operating roles in both the public and private technology sector. She is a former adviser to Silver Lake Partners, was with NASDAQ-listed software company Epiphany Inc, latterly as chief executive and has served on a number of corporate boards including VirtuOz, Proofpoint, Hi5 Networks and Convercent.

Other appointments include

Director of AYASDI, Exponent, HackerRank, and Worldpay Group.

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Key to membership of Board committees

Audit & Risk	Sustainable & Responsible Business	Equality of Access Board	Committee Chair
Integration	Nominating & Governance	Operating
BT Pensions	Remuneration	Technology

Tony Ball

Independent non-executive director

Appointed to the Board in July 2009.

Age 61.

Skills and experience

Tony brings international business expertise in addition to financial, operational, sales, marketing and media experience. From 1999 to 2003 Tony was chief executive of BSkyB and until 2013 chairman of Germany’s largest cable operator, Kabel Deutschland GmbH. He has held a number of senior executive positions in broadcasting and telecoms businesses in the UK, US and Continental Europe.

Other appointments include

Senior adviser to Providence Equity Partners, chairman of the advisory council of Portland PR, Ambassadors Theatre Group and Bite Group.

Iain Conn

Independent non-executive director

Appointed to the Board in June 2014.

Age 54.

Skills and experience

Iain has significant international experience, and understanding of technology and energy markets. Iain joined Centrica as chief executive in January 2015 having been with BP since 1986. From 2004 to 2014 Iain was executive director of BP and chief executive downstream from 2007 to 2014. Until May 2014, Iain was a non-executive director of Rolls-Royce for nine years, and senior independent director.

Other appointments include

Member of the CBI President’s Committee, chairman of the advisory board of the Imperial College Business School and member of the Imperial College Council.

Tim Höttges

Non-independent, non-executive director

Appointed to the Board in January 2016. Age 54.

Skills and experience

Tim has international telecoms experience having been CEO of Deutsche Telekom since January 2014, and with the company since 2000. From 2009 until his appointment as CEO, he was a member of the board of management responsible for finance and controlling. From 2006 to 2009 he was a member of the board of management responsible for the T-Home unit. In this position, he was in charge of fixed-network and broadband business, as well as integrated sales and service in Germany.

Other appointments include

Chairman of T-Mobile US and a supervisory board member of FC Bayern München AG and of Henkel AG & Co. KGaA.

Nick Rose

Independent non-executive director

Appointed to the Board in January 2011 and senior independent director since March 2014. Age 59.

Skills and experience

Nick brings experience in finance, risk, control, governance and international business expertise. He was chief financial officer of Diageo prior to his retirement in December 2010, having joined the board in 1999.

Other appointments include

Chairman of Williams Grand Prix Holdings, senior independent director of BAE Systems and non-executive chairman of Loch Lomond Scotch Whisky. Adviser to CCMP Capital.

Jasmine Whitbread

Independent non-executive director

Appointed to the Board in January 2011. Age 53.

Skills and experience

Jasmine has experience in transforming large complex organisations in the UK and internationally and brings an understanding of corporate social responsibility and sustainable business. She was previously chief executive of Save the Children International and has a background in technology marketing.

Other appointments include

Chief executive of London First and non-executive director of Standard Chartered.

Jan du Plessis

Jan will join BT on 1 June 2017 as a non-executive director and will become chairman from 1 November 2017.

Dan Fitz

Company Secretary

Dan is the group general counsel & company secretary. He joined BT in April 2010 as its group general counsel.

Annual Report 2017	BT Group plc	107

Leadership

The Board

Who we are

Read more about the Board directors and the skills and experience they bring to BT on pages 106 and 107.

The Board consists of: the chairman, the chief executive, the group finance director, seven independent non-executive directors (including the senior independent director) and one non-independent, non-executive director. The Board is supported by the company secretary.

The roles of the chairman and the chief executive are separate. They are set out in written job descriptions which provide clear, distinct responsibilities for each role.

Simon Lowth joined the Board on 12 July 2016. He’s also a member of the BT Pensions, Integration and Operating Committees.

Following the Nominating & Governance Committee’s recommendation, we approved the re-appointments of Nick Rose and Jasmine Whitbread on the expiry of their second three-year terms.

The majority of the Board is made up of independent non-executive directors. We judged the chairman to be independent at the time of his appointment, and consider all other non-executive directors to be independent under the terms of the Code, with the exception of Tim Höttges, a non-independent, non-executive.

Read about the roles of the Board members and the company secretary below.

The Chairman

The chairman’s role is to:

–	lead the Board and create a culture of openness characterised by debate and appropriate challenge;
–	promote the highest standards of corporate governance;
–	ensure that the Board determines the nature and extent of the significant risks BT is willing to take to implement its strategy;
–	make sure that the Board receives accurate, timely and clear information, and is consulted on all relevant matters;
–	monitor the contribution and performance of Board members;
–	make sure that BT communicates clearly with shareholders, and discusses their views and concerns with the Board; and
–	acts as a key contact for important stakeholders, as well as working with the chief executive and senior independent director to represent BT in key strategic and government relationships.

The Chief Executive

The chief executive’s role is to:

–	lead the group’s performance and management;
–	propose strategies, business plans and policies to the Board;
–	implement Board decisions, policies and strategies;
–	develop and promote compliance with BT’s policies on conducting business around the world;
–	maintain an effective framework of internal controls and risk management;
–	lead the Operating Committee in the day-to-day running of every part of the business; and
–	lead, motivate and monitor the performance of BT’s senior management team, as well as overseeing succession planning for roles on the Operating Committee.

Balance of non-executive directors/executive directors

Gender diversity

Tenure (years) (chairman and non-executive directors)

www.btplc.com for more information

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The Independent Non-Executive Directors

The independent non-executive director’s role is to:

–	bring experience and independent judgement to the Board; and
–	develop and constructively challenge strategy proposals.

Each non-executive director is appointed for an initial three-year term but they are all subject to annual re-election by shareholders at the Annual General Meeting. Provided each director is re-elected by shareholders every year, their appointment may be extended.

The Senior Independent Director

The senior independent director is a non-executive director whose role is to:

–	meet with BT’s major institutional shareholders and shareholder representative bodies, to discuss matters that wouldn’t be appropriate for discussion with the chairman or chief executive;
–	act as a sounding board for the chairman and as an intermediary between the chairman and other directors; and
–	review the chairman’s performance during the year, taking account of feedback from other Board members.

The Non-Independent Non-Executive Director

After acquiring EE, we appointed Deutsche Telekom’s nominated director Tim Höttges to the Board. Tim owes a fiduciary duty to both BT and Deutsche Telekom. As a non-independent, non-executive director, Tim has the same responsibilities as the other directors; we’ve set up a Conflicted Matters Committee to identify potential or actual conflicts of interest. Read more about this committee below.

The Company Secretary

The company secretary’s role is to:

–	manage the flow of timely, accurate and well-considered information to the Board;
–	recommend corporate governance policies and practices to the chairman and the chief executive;
–	put in place and promote corporate governance policies across the group;
–	advise the Board and its committees on corporate governance and compliance across the group; and put in place the right procedures for managing their meetings and duties.

The company secretary’s appointment and removal is a matter for the whole Board.

What we’ve done

The Board is responsible for deciding the group’s strategy and overseeing its performance, while passing the responsibility for day-to-day operations to executive management. The Board is directly involved with approving major acquisitions, providing oversight and control, growing shareholder value and promoting corporate governance.

The chart below shows how the Board allocated its time. A number of these areas are also considered by the Board committees.

Allocation of time

The Board has a flexible forward programme of business that makes sure key areas get the time they need, and that items can be added to agendas as necessary. During 2016/17 we spent considerable time discussing our Italian business, the issues around Deemed Consent and Ofcom’s Strategic Review of Digital Communications. Read more about these matters on pages 6, 7 and 39.

The Board’s annual programme included:

– Chief executive’s reports	– Succession planning
– Financial reports	– Customer experience
– Strategy	– Regulation
– Line of business updates	– Governance and compliance
– Risk management	– Approach to tax
– Dividend policy	– Annual Report & Form 20-F
– Investor relations	– Human rights
– Health, safety and well-being	– Board evaluation
– BT Sport	– Investing for the future

We also received updates from the respective chairs on key matters discussed at the Board committees.

The Board also sets time aside to hold a strategy offsite, giving directors the opportunity to focus solely on strategic issues and challenges and opportunities in the short and longer term areas of particular focus were Global Services, Business and Public Sector, the network and market developments.

Conflicted Matters Committee (CMC)

The CMC is chaired by the company secretary. It’s responsible for deciding to what extent Board meetings and papers are likely to consider or refer to a conflict of interest between BT and DT or their respective affiliates. The committee considers both actual and potential conflicts of interest including situations where BT and DT or their respective affiliates are considered competitors. The CMC helps the non-independent, non-executive director Tim Höttges comply with his fiduciary duties (although ultimate responsibility rests with him), supports good governance and protects the group’s competitively sensitive information. If a conflict arises the CMC makes sure the non-independent, non-executive director doesn’t receive related documents or information and that he absents himself from related Board discussions.

During the year a number of Board papers were identified as containing conflicted material. Tim either didn’t receive these documents or he received a redacted version.

Tim also didn’t receive any reports regarding Global Services which contained conflicted material and wasn’t present when these reports were discussed by the Board.

Annual Report 2017	BT Group plc	109

The Leadership continued

Investigatory Powers Governance Committee

The Investigatory Powers Act 2016 made changes to the investigatory powers regime in the UK. To enhance our own processes we have created the Investigatory Powers Governance Committee, chaired by Sir Mike Rake, to help ensure we strike the right balance between complying with the law and respecting human rights, including the right to privacy.

We reviewed our Board committee structure and approved changes to some committees’ terms of reference.

Director election and re-election

Jan du Plessis (appointed to the Board with effect from 1 June 2017) will be proposed for election. All other directors will be proposed for re-election by shareholders at the AGM in line with the Code.

Length of appointment of chairman and non-executive directors

Calendar year

We include details of all directors’ contracts/letters of appointment in the Report on Directors’ Remuneration.

Attendance at Board meetings

The following table shows each director’s attendance at Board meetings during the financial year. The chairman meets privately with independent non-executive directors before most scheduled Board meetings. We encourage directors who can’t attend a Board meeting to give the chairman their views in advance.

Board members

	Meetings
Member	Eligible to attend	Attended
Sir Michael Rake (chairman)	12	12
Gavin Patterson	12	12
Tony Chanmugam[a]	5	5
Simon Lowth[b]	8	8
Tony Ball	12	12
Iain Conn	12	11
Tim Höttges	12	10
Isabel Hudson	12	12
Mike Inglis	12	12
Karen Richardson	12	12
Nick Rose	12	12
Jasmine Whitbread	12	12

[a]	Tony stepped down from the Board on 13 July 2016.
[b]	Simon was appointed to the Board from 12 July 2016.

The chairman reviews the directors’ attendance, contribution and performance. He currently considers that each of them continues to make an effective contribution to the Board on a wide range of issues, as well as demonstrating commitment to their role.

Nick Rose reviewed and discussed the chairman’s performance during the year, taking into account feedback from other Board members.

Board induction

On appointment, directors take part in an induction programme to increase their understanding of our business. Meetings are arranged with the chairman, chief executive, senior independent director and company secretary, as well as other Board members and senior members of management to ensure directors gain a thorough overview and understanding of the business. They receive information about BT including financial data and the key policies supporting BT’s business practices. We also give new directors details on: the role of the Board, its terms of reference, the membership of our main Board committees and matters reserved for decision by the Board, the Board committees or BT’s most senior executives.

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Training and information

We encourage all directors to regularly update their skills and knowledge. As part of this the Board and individual directors receive ongoing training as required. The chairman works with individual directors to identify any specific training they need to perform their role. The chief executive regularly includes information on the business in his report to the Board. This can include updates on operational matters, the competitive and regulatory environment affecting the group and the wider communications industry, group and line of business performance, strategy, investor relations and corporate responsibility. The chairman also provides a weekly written update to the non-executive directors on key business activities, high level meetings, regulation and relevant sector highlights.

The company secretary provides briefings during the year on any significant developments in legal, governance and compliance areas.

Non-executive directors regularly meet with management and increase their understanding of the business through formal briefing sessions, breakfast meetings with senior staff and site visits which this year included a meeting at the BT Sport studios. In addition to the private session the chairman holds with the independent non-executive directors before Board meetings, Board dinners are held before most Board meetings which are also attended by the non-independent, non-executive director and the chief executive. The group finance director attends most dinners. At least once a year, a dinner is held for members of the Board and Operating Committee.

Board evaluation

The chairman and company secretary carried out a Board evaluation in 2016 through an electronic questionnaire. We discussed the resulting report and noted that the overall results were positive.

Directors commented positively on the effective operation of the Board. They felt that Board members work well together as a unit, and that the non-executive directors strike a good balance between supporting and challenging management. Directors commented favourably on the Board strategy day, and they felt that the Board played an important and positive role in the EE transaction.

The table below shows progress against the main actions:

KEY AREAS	ACTIONS

Regulation	The Board spent considerable time on the Digital Communications Review.

Integration of EE	The Board has received regular updates from the chair of the Integration Committee and have heard from the CEO, EE.

Improving customer experience	The Board continued to focus on customer experience throughout the year.

Succession planning and senior management

This has been an area of significant focus for the Board during the year. We have appointed a new chairman as well as the chair of the Openreach board. The chief executive has also given regular updates on senior management changes.

We have commissioned the triennial external evaluation of the Board for 2017/18. This is being conducted by ‘Independent Board Evaluation’. You will find further details on this evaluation process on page 117.

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Audit & Risk Committee

Chairman’s report

“My report this year is dominated by the clear deficiencies in relation to the financial control of our Italian business. We have focused on the independent investigation led by KPMG and other advisers, and our internal investigations into the deficiencies, the subsequent accounting adjustments that the company has needed to make, and the actions which the company has already taken. We will continue to give these actions the highest priority in 2017/18 to ensure that issues such as these will never re-occur in BT.”

Who we are

I chair the Audit & Risk Committee and have recent and relevant financial experience as required by the provisions of the Code and am the designated financial expert for Sarbanes Oxley Act purposes. The committee acts independently of the executive and all its members are independent non-executive directors with diverse skills and experience.

Although they aren’t members of the committee, the company secretary, group finance director, deputy finance director, group financial controller and director internal audit attend each meeting as does the lead audit partner and representatives from our external auditors. I meet with this group ahead of the meetings to discuss key areas for discussion with the committee. The external auditors are not present at meetings when we discuss their performance and/or remuneration.

Committee members

	Meetings
Member	Eligible to attend	Attended
Nick Rose (chairman)	9	9
Iain Conn	9	6
Karen Richardson	9	9
Jasmine Whitbread	9	9

What we’ve done

We met nine times during the year and the chart below shows how we allocated our time. Meetings are scheduled in line with the financial reporting timetable and after each meeting, I report to the Board on the main issues that we discussed.

During the year, we hold separate sessions with the internal and external auditors in the absence of management.

Allocation of time

The committee has an annual work plan. This includes standing items that the committee considers regularly in addition to any specific matters that require the committee’s attention and topical items on which we have chosen to focus.

Activities during the year

BT Italy

Italy has been a major area of focus for the committee and the improper practices that came to light in our Italian business via a whistle-blower are extremely disappointing. A large part of our work in the second half of the year has been in relation to the financial irregularities that were discovered and which are detailed on page 6. In October, the committee instructed KPMG, with support and oversight from our Legal, Governance & Compliance function and Freshfields Bruckhaus Deringer, to commence an independent investigation. Throughout the investigation, KPMG reported directly to me and the BT Group chairman and the full committee has received regular reports from both KPMG and from the management team. This investigation is now complete. The investigation identified collusion, circumvention and override of controls within our Italian business that was not identified by our monitoring controls thereby resulting in the misstatement of results going undetected for a number of years. There are a number of recommendations arising from the KPMG work and our own observations that we are acting on. We are undertaking steps to improve the group’s systems, processes and controls, not only in Italy but also in our shared service centres, in Global Services and at a group level. This includes increasing the resources and improving the capabilities of the controlling function and the audit function outside the UK, and further developing our integrated risk and assurance reporting processes. We are also enhancing our controls and compliance programme to strengthen awareness of the standards we expect, the capabilities of our people, and to reinforce the importance of doing business in an ethical, disciplined and standardised way. The committee has specifically focused on:

–	understanding and investigating the override of controls and accounting processes in Italy;
–	understanding how the financial irregularities have accumulated over time. We considered management’s conclusions in determining the accounting treatment and disclosure of the prior year errors;

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–	reviewing management’s assessment of the nature of the specific items in the 2016/17 financial year and the judgements taken in determining these changes on estimates;
–	ensuring, in discussion with the chief executive, group finance director, the internal auditors, the external auditors, and other advisors that the remedial steps proposed are appropriate and sufficient to prevent a repetition of these issues;
–	satisfying itself that the issues in BT Italy are discrete and isolated and do not exist across our business more widely; and
–	examining the culture and behaviours that have come to light in the investigation into BT Italy and analysing the culture across BT more widely.

In the course of and following the investigation into BT Italy, the business took immediate steps to strengthen the financial processes and controls in BT Italy and a number of BT Italy’s senior management team have now left the business. A new chief executive and chief finance officer of BT Italy are in place having moved from other parts of BT and they will report back to us on the improvements that have been made to the governance, compliance and financial safeguards in our Italian business.

Other key matters considered by the committee

A summary of key matters we considered and discussed at each meeting during the financial year are set out below:

MEETING	AREAS OF FOCUS
April 2016	–	External audit & non-audit fees
	–	Sarbanes Oxley update
	–	Draft Annual Report & Form 20-F 2016
	–	Major contracts
	–	External audit report
	–	Internal audit plan of work
	–	Ethics & Compliance & Speak up cases
	–	Anti-corruption & bribery update
April 2016	–	Full year results statement
	–	Going concern and viability statement
	–	Annual Report & Form 20-F 2016 including a review to ensure the report was fair, balanced and understandable
	–	External and internal audit reports
	–	Internal control requirements under the UK Corporate Governance Code including risk management processes
	–	Internal audit performance report
June 2016	–	Regional Governance Committee update
	–	Review of the Regulatory Financial Statements
	–	Security risk management
July 2016	–	Regional Governance Committee update
	–	External and internal audit reports
	–	Sarbanes Oxley update
	–	First quarter results
	–	Ethics and Compliance & Speak Up cases
September 2016	–	Risk updates from the chief executive and the lines of business
October 2016	–	BT Italy
	–	Major contract review
	–	Going concern assessment
	–	Half year results
	–	External and internal audit report
	–	Internal controls
December 2016	–	BT Italy
	–	Major contracts
	–	Data protection update
	–	Regional Governance Committee effectiveness review

January 2017	–	BT Italy
	–	Third quarter results
	–	Audit tender update
	–	External and internal audit reports
	–	Ethics and Compliance & Speak Up cases
	–	Accounting policies and reporting developments
March 2017	–	BT Italy
	–	Regional Governance Committee update
	–	External audit report

Financial reporting

We:

–	reviewed the Annual Report & Form 20-F, together with annual, half-year and quarterly results announcements for recommendation to the Board;
–	considered the appropriateness of the group’s accounting policies and critical accounting estimates and key judgements; and
–	considered the Annual Report in the context of advising the Board that the Annual Report, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the group’s position and performance, business model and strategy.

In addition to BT Italy, other significant issues we considered in relation to the financial statements for the year ended 31 March 2017 are set out below. We have discussed these with the external auditors during the year.

Group accounting policies, critical accounting estimates and judgements

We reviewed the accounting policies, including a paper from management and the disclosures in the consolidated financial statements that relate to critical accounting estimates and judgements, and re-confirmed they remained appropriate for the group. In particular we reviewed and challenged the judgements and assumptions in relation to provisions, including regulatory risks and litigation, and the assumed level of take-up in the BDUK programme which affects the value of the potential obligation to re-invest or repay grant funding.

Going concern

We considered management’s forecasts of group cash flows and net debt as well as the financing facilities available to the group. Following this review and a discussion of the sensitivities, we confirmed that it continues to be appropriate to follow the going concern basis of accounting in the financial statements. Further detail on the basis of the going concern assessment by the directors is set out on page 146.

Viability statement

We received a paper from management which summarised how we meet the requirement in the UK Corporate Governance Code to include a viability statement in the annual report. We were satisfied that the viability statement could be provided and endorsed the continued selection of a three year time horizon as a basis for the statement and the approach to its development. Further detail on the assessment of viability and the viability statement are set out on page 55.

Regulatory reporting

We reviewed and were supportive of the changes across people, processes and systems that were put in place to ensure that we met our 2016/17 regulatory financial obligations.

Goodwill impairment

We reviewed management’s process and methodology for assessing the carrying value of goodwill. This included the impact of the re-organisation of the group on 1 April 2016. We also considered the cash flow forecasts for the group’s cash generating units (CGUs) that hold goodwill, being Consumer, EE, Business and Public Sector, Global Services, and Wholesale and Ventures. We considered the key

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Chairman’s report continued

assumptions, resulting headroom and the sensitivities applied by management in forming its assessment that no goodwill impairment charges were required. With regards to Global Services we reviewed the impact of the deterioration in international corporate markets and the outlook for our Italian business. We agreed management’s assessment that there was no impairment of goodwill this year. We also discussed and agreed with management’s disclosures in respect of the headroom in Global Services in note 12 to the financial statements.

BT Pension Scheme (BTPS)

We reviewed the assumptions underlying the valuation of the pension liabilities in the financial statements and considered the financial assumptions including the discount rate, future inflation, salary increase expectations and pension increases as summarised in note 20 to the financial statements. We also considered sensitivities around the assumptions and reviewed the accounting impacts, as well as the impact of the assumptions on the 2016/17 balance sheet statement and 2017/18 income statement and the related disclosures. We were satisfied that these were appropriate.

Major contracts

In addition to our review of the appropriateness of accounting policies, management provided regular updates on the performance of major contracts within Business and Public Sector and Global Services. This included an overview of the trading and operational performance of the contracts, the assessment of the recoverability of dedicated contract assets, the assessment of the future performance of the contracts and any requirement for loss provisions.

Asset verification and asset lives

We considered the results of management’s annual review of asset lives, verification of assets and fully depreciated assets. We considered the judgements taken in relation to asset lives and the methodology applied to consider asset verification. We were satisfied that the proposed adjustments were appropriate.

Other matters

Each quarter, as part of our review of the quarterly results, we are provided with a summary of specific items and management’s view of the quality of earnings and of the effective tax rate. We considered whether specific items are appropriately categorised. At the half-year and full-year, a detailed assessment of provisions is also provided and discussed. In each quarter and for the full year, the committee was satisfied with the information, analysis and explanations provided in relation to the results.

External audit

We:

–	considered and approved the auditors’ group audit plan – this followed discussion with the auditors on the scope of the work to be undertaken as well as their consideration of risk informing their plan;
–	reviewed reports on audit fees, external audit findings and the letter of engagement; and
–	considered and approved the letter of representation.

The committee and the external auditors have discussed the issues addressed by the committee during the year and the areas of particular audit focus, as described in the Independent Auditors’ Report on pages 154 to 164.

Audit tender

PricewaterhouseCoopers (PwC) and its predecessor firms have been BT’s auditors since BT listed on the London Stock Exchange in 1984 and their reappointment has not been subject to a tender in that time. I reported to you last year that we proposed to tender the audit no later than 2019 but that the committee would keep the external audit arrangements under review annually. In our annual review, we recommended to the Board that the audit tender process be accelerated with a view to appointing new auditors for the financial year 2018/19. We expect the audit tender process to be completed by the company’s Annual General Meeting in July 2017, such that there can be an effective transition by the selected audit firm during the 2017/18 audit process.

The company confirms that it complied with the provisions of the Competition and Markets Authority’s Order for the financial year under review.

Auditor effectiveness

We discussed the quality of the audit throughout the year and consider the performance of our external auditors, PricewaterhouseCoopers, annually, taking into account feedback from a survey targeted at various stakeholders across the business and the committee’s own assessment. The evaluation focused on: robustness of the audit process, quality of delivery, reporting and people and services. Based on the committee’s own view and the survey input, PwC have been informed of some specific “areas for improvement” which will ensure that they are able to deliver the very best outcomes for BT in the coming year.

Independence and objectivity

BT has agreed policies in place on what non-audit services can be provided by the external auditors. The external auditors are not permitted to perform any work which they may be later required to audit or which might affect their objectivity and independence or create a conflict of interest. There are internal procedures in place for the approval of work given to the external auditors.

During the year we have considered independence matters and areas which could give rise to a conflict of interest. We noted the safeguards that the external auditors have in place to prevent compromising their independence and objectivity.

We reviewed and approved changes to BT’s non-audit fee policy in light of the new FRC Revised Ethical Standard for auditors issued in June 2016 which applied to BT from 1 April 2017.

We monitored compliance with the agreed policies and the level of non-audit fees paid to the auditors in order to satisfy ourselves that the types of services being provided and the fees incurred were appropriate. You can see details of non-audit services carried out by the external auditors in note 7 to the consolidated financial statements. In this context audit-related assurance services which included the audit of the Regulatory Financial Statements, are considered to pose a low threat to auditor independence and therefore the proportion of other non-audit services to total services is considered the most suitable measure of the non-audit services provided. These represented 20% of the total fees (2015/16: 26%). The most significant changes year on year relate to services performed on the EE acquisition prospectus in the prior year and advice in relation to Ofcom’s Digital Communications Review in the current year. Further details of the non-audit services that are prohibited and allowed under the policy can be found in the corporate governance section of the BT website.

The committee is satisfied that when assessed against all relevant factors, the overall levels of audit and non-audit fees are not material relative to the income of the external auditors as a whole and therefore that the objectivity and independence of the external auditors was not compromised.

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Internal audit

We monitor and review the effectiveness of internal audit annually and endorse the internal audit plan of work. This integrates the assurance requirements for the internal financial controls testing programme, the group’s overseas footprint, and the group’s risk assurance mapping. It includes coverage of static and dynamic risks. Going forward the committee has asked for greater emphasis to be given to the audit of financial controls, and our overseas operations.

We receive regular reports from the internal auditors and monitored management’s responsiveness to the findings and recommendations as well as discussing with them the action required to bring matters to resolution.

As mentioned above, in light of the learnings arising from BT Italy, we are increasing the resources and improving the capabilities of the controlling function and audit function outside the UK and further developing our integrated risk and assurance reporting processes. Internal audit will also play a critical role as we move towards a more integrated risk and assurance reporting processes.

Internal controls and risk management

In accordance with the provisions of the UK Corporate Governance Code, BT has in place an internal control environment to protect the business from material risks which have been identified within the group. Management is responsible for establishing and maintaining adequate internal controls over financial reporting and we have responsibility for ensuring the effectiveness of these controls. To enable us to do this, each quarter the lines of business certify compliance with the Financial Reporting Council’s risk management guidance and Sarbanes-Oxley controls. The outcomes of these reviews are reported to us.

As set out in the description of the committee’s activities during the year the investigations into the irregular practices in the Italian business identified a number of control deficiencies which were not identified by our monitoring controls thereby resulting in the misstatement of results going undetected for a number of years. Immediate steps were taken to strengthen the financial processes and controls in our business and control improvement plans have been instituted where appropriate. Steps will continue to be taken to improve further our control, governance and compliance environment.

BT’s risk management processes which have been in place throughout the period under review identify and monitor the risks facing the group. The risks which are considered material are reviewed regularly by the Operating Committee and the Board.

During the year we heard from the chief executive on the enterprise-wide risk management process and the key risks facing the group as a whole. Each line of business CEO presented the key risks in their part of the business as well as the actions they are taking to address them.

The Board is ultimately responsible for the group’s systems of internal controls and risk management. You can find details of the Board’s and our review of the group’s systems of internal control and risk management on page 149 and for details of the assessment of internal controls, as affected by the issues identified in our Italian business for the purposes of the Sarbanes-Oxley Act, see US Regulation on page 148.

Governance & Compliance

We received and considered reports from management on:

–	ethics and compliance plan of work;
–	anti-corruption and bribery;
–	Speak Up arrangements, cases, outcomes statistics and trends (including the confidential, anonymous submission by employees regarding accounting, internal accounting controls or auditing matters). We ensure that arrangements are in place for the proportionate, independent investigation and follow up of these matters. We will review our whistleblowing arrangements in light of the issues found in our Italian business and consider if improvements are needed;
–	data protection; and
–	the effectiveness of our Regional Governance Committees which monitor governance and compliance in their respective regions. We were also updated on the work of several of these committees.

Committee review

We review our performance annually by inviting members and regular attendees at our meetings, including the external auditors, to complete online questionnaires. The results, as expected, reflect the disappointment concerning the issues found in our Italian business. We will ensure that we act upon the lessons learnt from this issue to enhance the role of the committee.

Conclusion

The events in 2016/17 surrounding BT Italy are a matter of substantial disappointment to the committee. We have undertaken a significant number of actions in response to these events and to thoroughly investigate and deal with the issues identified, including:

–	the commissioning and oversight of KPMG’s comprehensive investigation into the nature, extent and causes of the issues;
–	the oversight of multiple other related internal workstreams, including scrutiny of the accounting treatment of the issues identified, analysis of the controls framework in Italy and across Global Services, and testing and review to satisfy ourselves that the issues are isolated to BT Italy;
–	driving forward how we can learn from this issue, including to reflect the recommendations of the KPMG investigation and our own observations; and
–	the acceleration of the company’s audit tender.

We believe that these actions will ensure that the events surrounding BT Italy will never be repeated in the company.

We also continue and will continue to work on a number of specific areas to further strengthen our systems, controls and culture including:

–	analysis of the culture of the company in the context of the events in BT Italy and how this can be improved; and
–	an increased focus on integrated assurance across a range of functions, together with the development of a system to better integrate the range of financial and non-financial risk factors that exist across the group to enable a better understanding of them.

Going forward, the committee will seek to ensure that all the lessons that need to be learnt from the events surrounding BT Italy have been learnt.

Nick Rose

Chairman of the Audit & Risk Committee

11 May 2017

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Nominating & Governance Committee

Chairman’s report

“We have focused on succession, Board membership, and our governance structures for BT and Openreach. I believe the decisions we have made this year will have a meaningful impact in setting BT and Openreach up for long term future success.”

Who we are

I chair the Nominating & Governance Committee at the request of the Board. Our role is to ensure our Board and committee members have the right balance of skills, experience, independence and knowledge to effectively discharge their duties and responsibilities. We also oversee BT’s governance framework.

Our members and their meeting attendance are set out below. The company secretary attends our meetings, as does the chief executive where appropriate.

Committee members

	Meetings
Member	Eligible to attend	Attended
Sir Michael Rake (chairman)	5	5
Tony Ball	5	5
Iain Conn	5	5
Isabel Hudson	5	5
Nick Rose	5	5

What we’ve done

We met five times this year. We spent a considerable amount of time discussing and agreeing the appointment of my successor. This process was led by Nick Rose as our senior independent director, who chaired the meetings when the appointment of my successor was discussed.

In accordance with our proposals to Ofcom on the DCR, we discussed the independent appointments to the Openreach board, and approved the appointment of Mike McTighe as the first chairman of Openreach from January 2017. Mike is an experienced telecoms executive and brings a wealth of industry and regulatory knowledge to this role.
This chart shows how we allocated our time.

Allocation of time

Succession

Our senior independent director, Nick Rose, led the process to find and appoint my successor. We engaged with external search consultants MWM Consulting to identify potential candidates. BT instructs MWM Consulting from time to time for search assignments, but they otherwise have no connection to the company. The committee discussed the process used to compile the candidate list, and agreed that MWM Consulting’s methodology and rationale were appropriate and that there was sufficient diversity in the proposed field of candidates.

Nick Rose, Gavin Patterson and other Board members then met with potential candidates. MWM Consulting also commissioned an independent report from Montrose Associates, to provide a thorough profile on each candidate.

Following this comprehensive process the committee was able to make a clear recommendation with which the Board agreed. As a result, I’m delighted to welcome Jan du Plessis as a non-executive director of the Board from 1 June 2017, before he becomes chairman on my retirement on 1 November 2017. Jan has led a number of high profile organisations, having been chairman of British American Tobacco, SABMiller and Rio Tinto. I wish Jan every success as he joins BT at this important time.

Board membership

We keep the composition of our Board under close review. In order to best serve all of our customers, we believe the composition of our Board should support diversity in its widest sense. As part of our gender diversity policy we aim to have at least 25% female representation on the Board. We currently have 27% female representation, with 3 female members out of 11. Gender diversity on our Board continues to be in line with the Davies Report target and we make sure that our external search consultants consider diversity as part of the candidate shortlisting process as we work towards Lord Davies’s new target of 33% female Board representation by 2020. Read more about BT’s approach to diversity on page 29.

Our Board members each contribute individual knowledge, skills and experience, which we regularly review using a skills matrix. This covers the skills needed for running a listed company; knowledge and understanding of different customer sectors; industry specific knowledge; stakeholder engagement; and regional experience in different parts of the world. This year, we asked Board members to re-evaluate their own skills, and considered the skills we may wish to prioritise when evaluating potential new candidates.

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We believe our Board currently has an appropriate composition and mix of skills and we continue to keep under review the retirement dates of our non-executive directors.

This year, we recommended that Nick Rose’s appointment as senior independent director be extended for a further three-year term starting from 1 January 2017, and that Jasmine Whitbread’s appointment as a non-executive director should also be extended for a further three-year term starting on 19 January 2017. Nick did not participate in any discussions regarding his reappointment. The UK Corporate Governance Code states that any term beyond six years should be subject to a particularly rigorous review, therefore this recommendation followed a thorough appraisal of Nick’s and Jasmine’s performance. We concluded that both make a valuable and broad ranging contribution to the Board and the various committees of which they’re members, as well as to the business as a whole.

We also reviewed Nick and Jasmine’s roles outside BT, and as a result we’re confident that these don’t prevent either Nick or Jasmine from effectively discharging their Board responsibilities and making a full contribution in their roles. We were able to assure ourselves that Nick and Jasmine continue to be independent in character and judgement, and that there are no conflicts of interest that could affect their decision making.

All non-executive appointments can be terminated on three months’ notice and are subject to automatic termination in the event of a director not being elected or re-elected by shareholders at the AGM.

Governance structure and effectiveness

We keep our governance structure and the membership of our Board committees under continuous review:

–	In light of the new Investigatory Powers Act passed in November 2016, we recommended that the Board approve the creation of an Investigatory Powers Governance Committee with immediate effect. This will help us to develop and refine our governance of investigatory powers requests so that we meet our new legal obligations and our human rights commitments.
–	After reviewing the terms of reference of this committee we recommended a change to allow any independent non-executive director to attend its meetings, unless the topic being discussed relates to their appointment. The Board approved this change in October 2016.
–	We also reviewed the terms of reference of our Regional Governance Committees (RGCs) which monitor governance and compliance in their respective regions. We approved a number of changes to help improve the effectiveness of the RGCs.

Committee evaluation 2016/17

As part of our internal Board review in June 2016, we evaluated the committee’s effectiveness. Committee members, the chief executive and the group general counsel & company secretary completed an online questionnaire based on the committee’s terms of reference.

We noted the results of the questionnaire in October 2016, and in March 2017 we reviewed our progress in addressing the various challenges and priorities it highlighted.

The following table summarises our progress against the key areas of focus:

KEY AREAS OF FOCUS	ACTIONS
Succession planning
Chairman succession	This has been a key focus of the committee this year; Nick Rose, our senior independent director has led the succession planning process.

The impact of Ofcom’s DCR on Openreach and Group governance
Openreach board	In line with our proposals to Ofcom on the DCR, the committee received updates on the Openreach board appointment process. Mike McTighe’s appointment as chairman was approved by the committee and announced on 29 November 2016. The appointment of the remaining three independent non-executives was completed in January.

Integrating BT’s and EE’s governance cultures post EE acquisition
Integration Committee	The Integration Committee oversees the integration of EE and BT, and has met four times this year.

Governance arrangements for a non-independent non-executive director
Conflicted Matters Committee	The Conflicted Matters Committee reviews all Board papers and agenda items to make sure we don’t share any conflicted matters with the non- independent, non-executive director. The committee reviewed the role of the Conflicted Matters Committee at its meeting in March.

Governance requirements for data privacy and data protection
Investigatory Powers Governance Committee

In December 2016, the committee recommended, and the Board subsequently approved, the formation of the Investigatory Powers Governance Committee. Its role is to make sure we balance our legal obligations under the new investigatory powers legislation, and our human rights commitments, particularly the right to privacy.

Board evaluation 2017/18

In line with the UK Corporate Governance Code, we have commissioned an external evaluation of our Board effectiveness for 2017/18. We agreed that the company secretary would conduct the tender exercise and recommend an external facilitator to the chairman. Following the tender exercise, we chose ‘Independent Board Evaluation’ to conduct the evaluation, which comprised an interview with each Board member, and observations of the Board and certain committees. The review focused on Board accountability and composition, the Board’s role in setting strategy, risk management, succession planning, and the effectiveness of the Board committees. The evaluation took place in March and April 2017. The Board will receive a full report in June 2017, and will discuss the results at a future Board meeting.

The chairman will also conduct one-to-one interviews with directors on their individual performance and the senior independent director, Nick Rose, will conduct the annual evaluation of the chairman.

Sir Michael Rake

Chairman of the Nominating & Governance Committee

11 May 2017

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BT Pensions Committee

Chair’s report

“During the year the committee focused on a number of areas, including how we’ll approach the 30 June 2017 valuation, and the potential implications of Ofcom’s Strategic Review of Digital Communications for our pension arrangements.”

Who we are

I chair the BT Pensions Committee. We’re responsible for BT’s interactions with the Trustee of the BT Pension Scheme (BTPS). The BTPS is a defined benefit pension scheme with around 300,000 members. It pays out over £2bn a year of pensions and has liabilities of around £60bn.

I’d like to welcome Simon Lowth who joined the committee during the year. I’d also like to thank Tony Chanmugam, who stepped down on 13 July 2016, for his contribution to the committee’s work. Our membership and meeting attendance are set out below.

Committee members

	Meetings
Member	Eligible to attend	Attended
Isabel Hudson (chair)	6	6
Sir Michael Rake	6	5
Simon Lowth[a]	4	4
Alison Wilcox	6	6
Tony Chanmugam[b]	2	2

[a]	Simon Lowth was appointed to the committee from 12 July 2016.
[b]	Tony Chanmugam retired from the committee on 13 July 2016.

Further information

You can find out more about BT’s pension schemes in note 20 to the accounts.

What we’ve done

BT management provides regular updates on BT’s performance and strategy at BTPS Trustee meetings, and held extra sessions with the Trustee Board over the course of the year, including reporting on Ofcom’s Strategic Review of Digital Communications.

We met six times during the year. The chart below shows how we allocated our time.

Allocation of time

Areas of work

Key areas of work carried our in the year include:

Risk management and investment strategy: At each meeting we reviewed the investment performance and risk associated with the BTPS. During the year we agreed enhancements to the Trustee’s reporting of investment performance and strategy to the committee. We received an improved information pack, updated each quarter, together with presentations from the BTPS management team every six months. Investment return was around 21% for the year to 31 March 2017.

We reviewed the BTPS’s approach to reducing risk over the year, which included increasing its interest rate and inflation hedging levels. Over the course of the year we provided views to the Trustee on various elements of the investment strategy, including the Trustee’s approach to hedging. We also received a presentation from the CEO of Hermes – the investment management company wholly owned by the BTPS – on its financial performance and future strategy.

Funding: We received regular updates on the development of the funding position throughout the year. We also started planning our approach to the next funding valuation that will take place as at an effective date no later than 30 June 2017, including how we might deal with an increased deficit given the continued low interest rate environment.

Governance, legal and regulatory: We looked at the potential impact of Ofcom’s Strategic Review of Digital Communications on the BTPS. We also dealt with other governance matters, including reviewing trustee appointments.

BTPS administration: We monitored BTPS Trustee progress on improving administration services to members.

Isabel Hudson

Chair of the BT Pensions Committee

11 May 2017

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Committee for Sustainable and Responsible Business

Chairman’s report

“BT’s purpose is to use the power of communications to make a better world. This remains at the heart of everything we do and inspires our customers, partners and employees to make a lasting, positive impact on society and the environment.”

Who we are

I chair the Committee for Sustainable and Responsible Business (CSRB). Our membership and meeting attendance are set out below.

Committee members

	Meetings
Member	Eligible to attend	Attended
Sir Michael Rake (chairman)	2	2
Tony Chanmugam[a]	1	0
Niall Dunne[b]	2	2
Phil Hodkinson[c]	2	2
Baroness Margaret Jay[c,d]	2	2
Lisa MacCallum[c,e]	2	2
Gavin Neath[c,f]	2	2
Gavin Patterson	2	2
Gunhild Stordalen[c,g]	2	0
Jasmine Whitbread	2	2
Alison Wilcox[b]	2	2

[a]	Tony stepped down from the CSRB from 13 July 2016.
[b]	BT employee.
[c]	Independent member.
[d]	Margaret stepped down from the CSRB from 14 April 2017.
[e]	Lisa was appointed to the CSRB from 6 July 2016.
[f]	Gavin stepped down from the CSRB from 31 December 2016.
[g]	Gunhild was unfortunately unable to attend meetings this year due to poor health. She receives the materials for the meetings and feeds back her comments to the chairman.

I’m pleased to welcome Lisa to the CSRB, who brings a fresh new perspective. It is with regret that we say goodbye to Tony Chanmugam, Gavin Neath and Baroness Margaret Jay; on behalf of the CSRB I would like to thank all three for their contribution over the years.

What we’ve done

We’ve continued to bring our purpose to life through our Purposeful Business strategy, as well as monitoring our progress towards our

2020 ambitions. We’re focused in particular on the central role that we can play in shaping the world’s digital future, and how we can energise and inspire all of our people to help deliver our purpose, so that it becomes fully part of our culture at all levels.

The chart below shows how we allocated our time.

Allocation of time

The CSRB met twice this year and visited the EE contact centre in Merthyr Tydfil. As well as spending time with our employees, we saw how The Supporters Club is helping local schools by combining fun, action-packed rugby sessions with education pathways and mentoring sessions to drive social change.

This year, we made an investment in society of £35.6m, made up of a mix of cash, time volunteered by BT people and in-kind contributions.

2020 Ambitions

We’re making good progress toward our 2020 ambitions. We helped 3.9m people to overcome social disadvantage through our services in 2016/17, and since 2012, we’ve used our skills and technology to generate £422m for good causes. By 2020, we hope to have raised £1bn in total.

To find out more about on our 2020 ambitions and our progress so far, please see BT’s Delivering Our Purpose Report 2016/17.

Tech Literacy

As part of our commitment to help build a culture of tech literacy in the UK, we’re on track to reach 5m kids by 2020. Through the Barefoot Computing Project, which brings computer science alive across the curriculum, we’ve already reached over 1m primary school children. This year we’ve helped over 2050 young people, many from disadvantaged backgrounds, get better prepared for the world of work through our Work Ready programme and partnership with the Rio Ferdinand Foundation.

Volunteering

Our people are essential to help us create a lasting positive impact on society and the environment; that’s why we offer them up to three volunteering days a year. To support this we’ve launched a new volunteering portal to make it easier for them to find opportunities and register their volunteering time.

In 2016/17, over 31.8% of BT people volunteered over 39,000 days, worth over £11.5m to support charities and communities around the world. Find out more information about volunteering on page 29.

Sir Michael Rake

Chairman of the Committee for Sustainable and Responsible Business

11 May 2017

Annual Report 2017	BT Group plc	119

Technology Committee

Chairman’s report

“We’re proud of the role BT plays in shaping the success of the UK’s digital economy. Our ambition is to be the first to build a truly converged fixed and mobile network. We want to give our customers a seamless service on a trusted network with the best connectivity.”

Who we are

I chair the Technology Committee. Our role is to agree the development and implementation of BT’s technology strategies, and oversee technology risk management across the group.

This table shows our membership and meeting attendance.

Committee members

	Meetings
Member	Eligible to attend	Attended
Gavin Patterson (chairman)	2	2
Tony Ball	2	2
Iain Conn	2	2
Mike Inglis	2	2
Karen Richardson	2	2
Howard Watson	2	2

What we’ve done

We met twice this year. The chart below shows how we allocated our time.

Allocation of time

Technology strategy

This year, we reviewed our ultrafast broadband programme, which is on track to deliver G.fast technology to 10m homes, with an ambition to deliver Fibre to the Premises (FTTP) to a further 2m locations by 2020. We looked at ways we will improve the capability and agility of our core IP network, and agreed our vision for 5G mobile services.

Future technology

It’s important we understand emerging future technologies, to identify potential opportunities for investment and growth. We spent time looking at the future of mobile, the Internet of Things and other emerging technologies such as transportation and finance technology.

Cyber security

The threat of cyber-attacks has continued to increase this year, as we see attacks growing in both scale and sophistication. We receive regular updates on cyber security to improve our understanding of the nature of these attacks, and how to prevent them.

We’ve several major programmes underway to help us protect our systems, people and customers. Our focus is on prevention, so we’re working to detect pro-actively and repair vulnerabilities in our systems and networks.

Gavin Patterson

Chairman of the Technology Committee

11 May 2017

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Integration Committee

Chairman’s report

“I’m pleased with the progress we’ve made this year integrating EE and BT. We can now offer exciting converged propositions such as BT Sport to EE customers and Plusnet Mobile, and we’re realising the cost savings and efficiencies set out in our deal case.”

Who we are

I chair the Integration Committee. We oversee the integration of EE and BT, including monitoring progress towards financial synergy targets, creating a fit for future organisation, improving customer experience, and integrating the cultures of the two organisations.

Our membership and meeting attendance are set out below. The group HR director and integration project director, although not members of the committee, attend meetings at my invitation.

Committee members

	Meetings
Member	Eligible to attend	Attended
Gavin Patterson (chairman)	4	4
Tony Ball	4	4
Thomas Dannenfeldt[a]	4	4
Simon Lowth	4	4
Nick Rose	4	4

[a]	Deutsche Telekom member.

What we’ve done

We met four times this year. This chart below shows how we allocated our time.

Allocation of time

The first year of our integration has gone well. We’ve delivered £152m of run rate cost synergies, which is higher than our public commitment of £100m in year 1.

We’ve successfully launched converged propositions such as BT Sport for EE customers and Plusnet Mobile, which support our strategy of improving our entire customer experience. We want the combined EE and BT to remain a great place to work, with exciting opportunities for development. There are many things we can learn from each other, so we’re using a ‘best of both’ approach to integrate EE and BT’s cultures and policies.

In 2017/18, our priorities are to:

–	continue to launch converged propositions to improve our customers’ experience;
–	deliver revenue and cost synergies;
–	continue to integrate the two organisations and cultures to create a brilliant place to work; and
–	preserve EE’s tax losses through the integration activities.

Gavin Patterson

Chairman of the Integration Committee

11 May 2017

Annual Report 2017	BT Group plc	121

Report on Directors’ Remuneration

Review of the year

The past year has been challenging. Although good progress has been made in a number of areas unfortunately our performance has been significantly affected by the accounting irregularities in our Italian business, the issues that arose in Openreach around Deemed Consent and the significant challenges we faced in the UK public sector and international corporate markets. Our adjusted EBITDA was £7,645m compared with our initial outlook for the year of around £7.9bn and our normalised free cash flow was £2,782m compared with our initial outlook for the year of £3.1bn to £3.2bn. We have also seen a 28% fall in the share price over the last year.

Outcomes for the year

The committee has made a number of difficult decisions this year in light of these circumstances and these are summarised below.

2016/17 Bonus: The annual bonus is determined by a number of factors including profit, cash flow, revenue, customer experience and EE integration synergies. The threshold targets for revenue, customer experience and for the EE synergies were achieved. However the committee used its discretion to reduce the bonus payable to the group chief executive and outgoing group finance director to zero.

In the case of the new group finance director, Simon Lowth, who joined the company in July 2016, the committee has calculated a bonus based on the formulaic outcome of the company performance measures and an assessment of his personal performance. This resulted in an annual bonus of 38.2% of maximum for Simon Lowth.

Details of the outcome of performance against the targets for the 2016/17 annual bonuses for the group chief executive, the new group finance director and the outgoing group finance director are set out on page 126.

2014–2017 ISP vesting: The group returned below threshold performance against all of the performance measures for the 2014 ISP. This resulted in none of the shares under the award vesting. More information on the 2014 ISP is on pages 126 to 127.

2017–2020 ISP award: The level of ISP award for the chief executive was reduced from 400% of salary to 350% of salary for this year in light of the share price fall over the last year.

Application of malus due to Italian issues: In January we published revised results for 2014/15 and 2015/16 after our investigations into accounting irregularities in our Italian business. The committee has recalculated the annual bonuses for the years in question and the outcome of vesting for the 2013 ISP to reflect the revised results. This clearly showed that the payouts based on the revised results would have been lower than those actually paid at the time.

The committee has therefore decided to exercise its discretion and apply the malus provisions in the Deferred Bonus Plan to reduce the number of shares under award, for the executive directors, plus the Operating Committee members who received payments under the bonus arrangements and/or the ISP, and for the company secretary. This action ensures the restitution of overpayments to these recipients and places them in the same position they would otherwise have been in had the awards been based on the revised results. Further details are shown on page 133.

The committee will keep under active review whether any additional employees’ awards should be adjusted. In addition, where employees have been dismissed or resigned as a result of our investigations into the issues in Italy, shares and incentives have been lapsed in full as a result.

Looking ahead

The committee considered the base salaries of the executive directors in the context of the UK employee population. We have agreed a 2.1% annualised pay settlement for our team members in the UK. However, the budget for increases for our managerial and professional team will be lower than this and any increases will be more targeted and discretionary. The executive directors’ salaries will remain unchanged.

Good progress has been made on the integration of the EE business and the realisation of the associated cost synergies. As we move into the second year of integration, the committee is satisfied that EE is well embedded into the business, such that it is now business-as-usual, and has elected to remove the specific integration synergy target and increase the weighting of the earnings per share and free cash flow targets for the annual bonus for 2017/18.

Finally, we agreed the remuneration package for the incoming chairman, Jan du Plessis, who joins the board on 1 June and becomes chairman on 1 November, the details of which are set out on page 135. This remuneration arrangement will remain fixed for five years.

Renewal of Remuneration Policy

Throughout the year we have continued to operate within the shareholder approved Remuneration Policy. We have conducted a comprehensive review of the Policy ahead of the 2017 AGM where shareholders will again have the opportunity to vote on it.

The committee has concluded that the existing Policy (with some minor changes), remains aligned to the business strategy and current best market practice and therefore no material changes are proposed.

The committee continues to maintain the link between pay and performance and remains committed to doing so in the future.

Tony Ball

Chairman of the Remuneration Committee

11 May 2017

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Focus on Remuneration

Fixed pay

Base salary	No increases for executive directors in 2017/18. Base salaries during the year were Gavin Patterson £996,825, Simon Lowth £700,000 and Tony Chanmugam £646,000.
Pension	Pension arrangements during the year were the same for all executive directors, each receiving a cash allowance of 30% of salary. There are no changes proposed to the pension arrangements for 2017/18.
Other benefits	Benefits include company car, fuel or driver, personal telecommunication facilities and home security, medical and dental cover (for the directors and immediate family), life cover, professional subscriptions, personal tax advice and financial counselling. There are no changes proposed to the benefit framework for 2017/18.

Annual bonus*

2016/17 maximum award	The maximum level of bonus opportunity was 240% for the chief executive, 210% for the outgoing group finance director (pro-rated for time) and 180% for the new group finance director (pro-rated for time).
2016/17 performance measures	Group performance was based on: – 60% financial (adjusted earnings per share, normalised free cash flow, revenue (excluding transit) and integration synergies)	– 40% non-financial (personal objectives and customer experience)
Deferral	One-third of the bonus is deferred into shares for three years.
Award in respect of 2016/17	Despite some of the performance targets being met, the committee exercised discretion and determined that no bonus would be awarded to the chief executive and the outgoing group finance director and a bonus representing 38.2% of maximum would be awarded to the new group finance director.
Changes for 2017/18	No changes are being proposed to the maximum bonus opportunities. Now that EE is well embedded into the business, the committee has elected to remove the integration synergy measure and increase the weightings of the earnings per share and free cash flow measures.

Incentive Share Plan (ISP)*

2016/17 maximum award	The Policy provides for a maximum annual ISP award of 500% for an executive director. The chief executive received an award of 400% of salary. The new group finance director received an award of 350% of salary. No award was made to the outgoing group finance director.
2016/17 performance measures	Awards are subject to performance conditions: 40% based on relative TSR, 40% based on normalised free cash flow and 20% based on growth in underlying revenue excluding transit adjusted for the acquisition of EE over a three year period.
Vesting of 2014 award	The 2014 ISP lapsed in May 2017 as the threshold target was not met for any of the performance conditions.
Changes for 2017/18	The award to the chief executive will be reduced from 400% of salary to 350% of salary as a result of the share price fall over the last year. It is expected that the award level will return to 400% in 2018. The award to the group finance director will remain at 350% of salary. No changes are proposed to the performance measures or operation of the ISP for awards to be granted in 2017/18.

Shareholding

Shareholding requirements	The chief executive is required to build up a holding equal to 300% of salary and the new group finance director a holding of 250% of salary.

Malus and clawback

Application of malus and clawback	In the context of the publication of revised results for 2014/15 and 2015/16, the committee has exercised its discretion and applied malus to outstanding deferred bonus awards to ensure restitution of overpayments of previous incentive awards.

*	Annual bonus and ISP awards are subject to malus and clawback provisions in certain circumstances. The ISP has an additional holding period of two years post vesting. More detail is available on page 145.

Annual Report 2017	BT Group plc	123

Remuneration Principles

Our remuneration principles are to maintain a competitive remuneration package that promotes the long-term success of the business, avoids excessive or inappropriate risk taking and aligns managements’ interests with those of shareholders.

We believe in pay for performance against challenging targets and stretching goals for the annual bonus (including deferred shares) and long-term incentive shares. A significant proportion of the total remuneration package is therefore variable and linked to corporate performance.

The committee determines the remuneration policy for the executive directors and the chairman. The chairman is not currently a member of the committee.

The committee reviews the performance targets regularly to ensure that they are both challenging and closely linked to the group’s strategic priorities. Furthermore, because a large part of the remuneration package is delivered in shares and senior executives are required to build up a significant shareholding themselves, they are directly exposed to the same gains or losses as all other shareholders.

In setting directors’ remuneration, the committee takes account of the pay and employment conditions of all our employees, the performance of the group and the individual, the current views and guidelines of shareholders and their representatives, and general market conditions. Remuneration arrangements at other companies of a similar size and complexity are also reviewed for guidance.

The committee continues to keep under review the relationship of risk to remuneration. The chair of the Audit & Risk Committee is currently a member of the Remuneration Committee.

The committee is also satisfied that the incentive structure for senior executives does not raise environmental, social or governance risks by inadvertently motivating irresponsible behaviour. Part of the annual bonus depends upon an assessment of each senior executive’s personal contribution which typically includes the environmental, social, health and safety and governance agenda.

The committee retains absolute discretion to reduce variable compensation in light of risk and the group’s overall performance. We would only use this in exceptional circumstances.

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THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Annual Remuneration Report

This part of the Report summarises key elements of the directors’ remuneration in 2016/17.

Single figure remuneration

The following sets out the full review of directors’ emoluments, including bonus and deferred bonus, and long-term incentive plans and pension arrangements.

Directors’ emoluments (audited)

Directors’ emoluments for the financial years 2016/17 and 2015/16 are set out in the table below.

	Basic salary and fees (2016/17) £000	Basic salary and fees (2015/16) £000	Benefits excluding pension (2016/17) £000	Benefits excluding pension (2015/16) £000	Annual Bonus (2016/17) £000	[a,b]	Annual Bonus (2015/16) £000	[a]	ISP (2016/17) £000	[c]	ISP (2015/16) £000	[d]	Pension allowance net of pension contributions (2016/17) £000	[e]	Pension allowance net of pension contributions (2015/16) £000	[e]	Total 2016/17 £000	Total 2015/16 £000
Chairman
Sir Michael Rake	675	675	35	31													710	706
Executive Directors
G Patterson[f]	993	969	54	57	–		1,057		–		2,906		298		291		1,345	5,280
S Lowth[g]	499	–	17	–	343		–		–		–		151		–		1,010	–
Non-executive directors
T Ball	124	112															124	112
I Conn	121	103															121	103
T Höttges[h]	–	–															–	–
I Hudson[i]	179	99	1														180	99
M Inglis[i]	86	47	1														87	47
K Richardson[j]	126	114	18	16													144	130
N Rose[i]	159	152	2														161	152
J Whitbread	102	97															102	97
Sub-total	3,064	2,368	128	104	343		1,057		–		2,906		449		291		3,984	6,726
Former executive director
T Chanmugam[k]	184	643	19	32	–		587		–		1,351		55		193		258	2,806
Total	3,248	3,011	147	136	343		1,644		–		4,257		504		484		4,242	9,532

[a]	Annual bonus shown includes both the cash and deferred share element as reported in the 2015/16 Remuneration Report. The deferred element of the 2016/17 bonus includes the value of deferred shares to be granted in June 2017. Further details of the deferred element are set out below.
[b]	As a result of investigations into improper accounting practices in BT’s Italian business, the committee has exercised its discretion and applied the malus provisions under the Deferred Bonus Plan. This will be applied in 2017/18 and reflected in the single figure table in the Annual Report 2018. Further details can be found on page 133.
[c]	The ISP 2014 granted in June 2014 will lapse in full. Further details are provided on pages 126 to 127.
[d]	Vesting of ISP 2013 granted in June 2013 and vested in May 2016 at a share price of £4.45. The value shown last year of £3,022 for the chief executive and £1,405 for the then group finance director were based on an estimated share price of £4.63.

[e]	Pension allowance paid in cash for the financial year – see ‘Total pension entitlement’ on page 127.
[f]	The 2015/16 ISP figure reflects two awards granted in 2013. One as CEO BT Retail and one as chief executive.
[g]	Simon Lowth was appointed as a director on 12 July 2016.
[h]	Under the terms of the Relationship Agreement between BT and Deutsche Telekom and Tim’s letter of appointment, no remuneration is payable for this position.
[i]	Value shown relates to reimbursement of reasonable travelling and other expenses (including any relevant tax) incurred in carrying out their duties.
[j]	Includes an additional fee for regular travel to Board and Board Committee meetings.
[k]	Tony Chanmugam retired as a director on 13 July 2016. Under the terms of his service contract, he continued to receive his salary and contractual benefits until the end of his notice period, being 31 March 2017. Further details are provided on page 128.

Additional disclosures relating to the single figure table

Salaries

We reviewed Gavin Patterson’s salary and increased it to £996,825 in June 2016. This was an increase of 2.5% from the prior year. The salary increase was consistent with the approach taken for substantially all of our UK employees who received an average increase of 2.5%. No salary increase was made to Tony Chanmugam in light of his stepping down during the year. We agreed Simon Lowth’s salary (£700,000) at the time of his appointment in July 2016.

Benefits

Benefits provided to executive directors and the chairman include company car, fuel or driver, personal telecommunication facilities and home security, medical and dental cover (for the directors and immediate family), life cover, professional subscriptions, personal tax advice and financial counselling.

Annual bonus

The annual bonus opportunities for the executive directors in 2016/17 were as follows:

Level of 2016/17 bonus
	Chief executive	New group finance director	Outgoing group finance director
Annual cash bonus	Target 80% of salary	Target 80% of salary	Target 70% of salary
	Maximum 160% of salary	Maximum 120% of salary	Maximum 140% of salary
Deferred bonus in shares	Target 40% of salary	Target 40% of salary	Target 35% of salary
	Maximum 80% of salary	Maximum 60% of salary	Maximum 70% of salary
Total bonus	Target 120% of salary	Target 120% of salary	Target 105% of salary
	Maximum 240% of salary	Maximum 180% of salary	Maximum 210% of salary

Annual Report 2017	BT Group plc	125

Annual Remuneration Report continued

The bonus payment for the outgoing group finance director is pro-rated in respect of the period for which he was performing full-time duties. The bonus payment for the new group finance director is pro-rated in respect of the period for which he was in full-time employment. One third of any bonus paid is deferred into shares for three years with the remaining two-thirds paid in cash.

The weighting of the annual bonus structure for 2016/17 is set out below.

Chief Executive and Group Finance Director

% Weighting

As a result of the accounting irregularities in our Italian business, the issues that arose in Openreach around Deemed Consent and the significant challenges we faced in the UK public sector and international corporate markets, the committee has exercised its discretion and moved not to award bonuses to the chief executive and the outgoing group finance director in respect of 2016/17 despite some of the performance targets being met.

The table below provides an overview of performance against the targets for the 2016/17 annual bonus.

Measure	Threshold	Target	Maximum	Outcome	Result % of max[a]
Adjusted EPS (p)[b]	30.9	32.5	34.9	28.9	0%
Normalised free cash flow (£m)[c]	3,064	3,225	3,467	2,782	0%
Revenue (£m)[d]	23,661	23,900	24,259	23,678	26.7%
Integration synergies	111	117	126	152	100%
Customer experience[e]	50	100	200	124.33	62.2%

[a]	Threshold represents 25% of maximum. Target represents 50% of maximum.
[b]	Adjusted EPS is defined on page 21.
[c]	Normalised free cash flow is defined on page 21.
[d]	Revenue is defined on page 20.
[e]	The committee applied the EPS gateway and no payment was made to executive directors in respect of Customer Experience performance.

As described above, the committee moved not to award bonuses to the chief executive and the outgoing group finance director in respect of 2016/17. The chief executive and outgoing group finance director both understood the committee’s decision not to award a bonus and indicated that they would not have accepted a bonus should one have been approved. For Simon Lowth, the new group finance director who joined the company in July 2016, the committee calculated a bonus based on the formulaic outcome of the company performance measures and an assessment of his personal performance.

Simon Lowth achieved 80% of the maximum score for his personal contribution. The result for the personal contribution score was for significant contribution to commercially sensitive strategic programmes. As set out in the table opposite, the committee applied the EPS gateway and no payment was made in respect of the customer experience performance. This resulted in a total annual bonus, paid in both cash (two-thirds) and deferred shares (one-third) representing 68.8% of his salary (pro-rated to reflect the period he was in full-time employment during the year) and 38.2% of the maximum opportunity. The deferred shares will be granted in June 2017.

Bonus award and proportion of value

Element of bonus	Gavin Patterson	Simon Lowth	[a]	Tony Chanmugam	[b]
EPS	0%	0%		0%
Normalised free cash flow	0%	0%		0%
Revenue growth	0%	9.25%		0%
Intergration synergies	0%	34.9%		0%
Customer experience[c]	0%	0%		0%
Personal contribution	0%	55.85%		0%

[a]	New group finance director.
[b]	Outgoing group finance director.
[c]	The committee applied the EPS gateway and no payment was made to executive directors in respect of Customer Experience performance.

Incentive share plan 2014

The ISP is a conditional share award. The performance conditions are assessed to 31 March 2017 and the awards would ordinarily vest in May 2017. The performance conditions are based 40% on relative TSR, 40% on normalised free cash flow, and 20% on growth in underlying revenue excluding transit over a three-year performance period. The threshold performance target in respect of each measure was not met and therefore the awards will lapse in full.

TSR

The TSR element is measured against a comparator group containing other telecommunications companies and companies which are of a similar size or market capitalisation, have a similar business mix and spread as BT or operate in comparable markets.

BT’s TSR comparator group for the 2014 ISP comprised the following companies:

Accenture	IBM	Telefónica
AT & T	National Grid	Telekom Austria
Belgacom	Pharol (formerly Portugal Telecom)	Telenor
Cap Gemini	Royal KPN	TeliaSonera
Centrica	Sky	Verizon
Deutsche Telekom	Swisscom	Vodafone
France Telecom	TalkTalk
Hellenic Telecom	Telecom Italia

The TSR for a company is calculated by comparing the return index (RI) at the beginning of the performance period with the RI at the end of the period. The RI is the TSR value of a company measured on a daily basis, as tracked by independent analysts, Datastream.

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It uses the official closing price for a company’s shares, adjusted for all capital actions and dividends paid. The initial RI is determined by calculating the average RI value taken daily over the three months prior to the beginning of the performance period; and the end value is determined by calculating the average RI over the three months up to the end of the performance period. This mitigates the effects of share price volatility. A positive change between the initial and final values indicates growth in TSR.

The following graph shows the vesting schedule for the TSR element of the 2014 ISP awards.

TSR vesting schedule 2014 awards

The company’s TSR performance was -5.63%. This was 18th out of 23 companies during the three-year period and resulted in the threshold target for TSR not being met.

Normalised free cash flow

When we set the performance measures for the 2014 ISP, the threshold for the three-year cumulative normalised free cash flow was set above consensus market expectations at the time, with the upper part of the range considered to be stretching. Following completion of the EE acquisition in January 2016, the free cash flow measure was revised to reflect the enlarged group. We disclosed the adjustment in the 2016 Annual Report. We achieved a three-year cumulative normalised free cash flow outcome of £8.4bn. This resulted in the threshold target of £8.67bn for normalised free cash flow not being met.

Underlying revenue excluding transit

This measure reflects the group’s aim to drive sustainable profitable revenue growth. Following completion of the EE acquisition in January 2016, the revenue measure was revised to reflect the enlarged group. The measure excludes specific items, foreign exchange movements and disposals and is calculated as though EE has been part of the group from 1 April 2015. We disclosed the adjustment in the 2016 Annual Report. The measure was based on growth in underlying revenue excluding transit measured against the baseline of 2013/14, with the threshold set as growth of 2.35% cumulative over the three years.

Over the three-year period we grew underlying revenue by 1.39%, resulting in the threshold target for revenue not being met.

Total pension entitlements (audited)

The BT Pension Scheme (BTPS) closed to new entrants on 31 March 2001. None of the executive directors participate in future service accrual in the BTPS. Tony Chanmugam has deferred benefits in the BTPS and benefitted from death in service cover which has now ceased.

New UK employees are eligible to join a defined contribution scheme. These are typically personal pension plans. For executive directors, the company agrees to pay a fixed percentage of the executive’s salary each year which can be put towards the provision of retirement benefits. Executive directors who have never been members of the BTPS benefit from death in service cover that would provide a lump sum of four times salary and a dependant’s pension of 30% of capped salary.

Gavin Patterson receives an annual allowance equal to 30% of salary in lieu of pension provision as set out in the table on page 125. Gavin has previously been a member of the BTRSS but neither he nor the company has made any contribution to the scheme during 2016/17. BT also provides death in service cover of a lump sum of four times his salary plus a dependant’s pension of 30% of his capped salary.

Simon Lowth receives an annual allowance equal to 30% of salary in lieu of pension provision as set out in the table on page 125. Simon has not previously been a member of any of the company pension schemes. BT also provides death in service cover of a lump sum of four times his salary plus a dependant’s pension of 30% of his capped salary.

Tony Chanmugam was not a contributing member of any of the company pension schemes; he did not accrue any BTPS pension over the financial year and no other contributions were made. Further information is provided in the table below. The company agreed to pay him an annual amount equal to 30% of salary in lieu of pension provision as set out in the table on page 125. Tony still had deferred payment of the BTPS benefit payable from his 60th birthday. BT provided death in service cover of a lump sum of four times his salary which would cease if his BTPS benefits were put into payment.

Sir Michael Rake is not a member of any of the company pension schemes, and the company made no payments towards retirement provision for him. BT provides him with a lump sum death in service benefit of £1m.

Deferred pension benefits at 31 March 2017 (audited)

The table below shows Tony Chanmugam’s pension benefits at 31 March 2017. There was no pension accrued over the financial year and no contributions were made into the pension plans.

	Normal retirement age	Accrued pension (£000)	Additional scheme lump sum (£000)
Tony Chanmugam[a]	60	258	775

[a]	Tony Chanmugam’s contributions in 2016/17 were £nil (2015/16: £nil). Figures represent total benefits accrued across two BT pension schemes. Tony is beyond the pension plans’ normal retirement age and is not drawing a pension.

Annual Report 2017	BT Group plc	127

Annual Remuneration Report continued

Awards granted during the year (audited)

2016 ISP awards

The 2016 ISP awards were made in June and July 2016 as set out below and on page 131. The award to Gavin Patterson represented 400% of his salary and for Simon Lowth it was 350% of salary. No award was made to the outgoing group finance director.

Director	Date of award	ISP award (shares)	Face value of award	[a]
Gavin Patterson	20 June 2016	988,954	£3,987,297
Simon Lowth	29 July 2016	604,366	£2,449,978

[a]	Face value based on share price at the date of grant of 403.18p and 405.38p respectively. The grant price is calculated using the average middle-market price of a BT share for the three days prior to grant.

The performance conditions are based 40% on relative TSR, 40% on normalised free cash flow, and 20% on growth in underlying revenue excluding transit over a three-year performance period from 1 April 2016 to 31 March 2019. The performance conditions are the same for each director. The target ranges for TSR; the normalised free cash flow and underlying revenue growth excluding transit for the three-year performance period 2016/17–2018/19 is set out in the table below.

TSR vesting schedule 2016 awards

Measure 2016/17–2018/19	Threshold	Level of vesting	Maximum	Level of vesting	[a]
Normalised free cash flow	£10.7bn	25%	£11.7bn	100%
Revenue[b] growth	2.1%	25%	7.6%	100%

[a]	Vesting levels between threshold and maximum will be on a straight line basis.
[b]	Underlying revenue excluding transit.

The committee believes that the free cash flow and revenue performance measures are challenging, and the financial performance necessary to achieve the upper end of the range for each target is stretching.

Please see pages 126 to 127 for details of how TSR is calculated. With one change, the TSR comparator group for the 2016 ISP awards was the same for awards granted in June 2015. The committee agreed the removal of Pharol (formerly Portugal Telecom) on the basis of scale compared to others in the group.

When ISP awards vest, additional shares representing the value of reinvested dividends on the underlying shares are added.

Deferred shares

A proportion of the 2015/16 annual bonus was awarded in deferred shares. The table below provides further details. No award was made to the new group finance director, having joined in July 2016.

Director	Date of award	DBP award (shares)	Face value of award	[a]
Gavin Patterson	20 June 2016	87,412	£352,430
Tony Chanmugam	20 June 2016	48,564	£195,802

[a]	Face value based on share price at grant of 403.18p. The grant price is calculated using the average middle-market price of a BT share for the three days prior to grant.

The deferred shares are not subject to further performance conditions and normally vest in three years if the individual is still employed by BT. Details of all interests in deferred shares are set out on page 130.

When Deferred Bonus Plan (DBP) awards vest, additional shares representing the value of reinvested dividends on the underlying shares are added.

Former directors (audited)

Sir Peter Bonfield received, under pre-existing arrangements, a pension of £482,762 in 2016/17 (2015/16: £477,038).

Baroness Jay retired as a non-executive director on 13 January 2008 and was a member of the Committee for Sustainable and Responsible Business until standing down on 14 April 2017. She received an annual fee of £10,000 as a member of the Committee for Sustainable and Responsible Business.

Phil Hodkinson retired as a non-executive director on 31 January 2016 but continues to be a member of the Committee for Sustainable and Responsible Business, for which he receives an annual fee of £10,000.

Payments for loss of office (audited)

Tony Chanmugam retired as a director on 13 July 2016. Under the terms of his service contract, he continued to receive his salary and contractual benefits until the end of his notice period, being 31 March 2017. These payments totalled £462,000 basic salary and fees, £15,000 benefits (excluding pension) and £139,000 pension allowance. As outlined above, no payment will be made in respect of his 2016/17 annual bonus. All payments made to him as a director in respect of 2016/17 are reported in the single figure of remuneration on page 125.

Directors’ share ownership

The committee believes that the interests of the executive directors should be closely aligned with those of shareholders. The deferred shares and incentive shares provide considerable alignment.

To increase the alignment between shareholders and executive directors, the chief executive is required to build up a shareholding equal to 300% of salary, and the new group finance director 250% of salary. The aim of this personal shareholding policy is to encourage the build up of a meaningful shareholding in the company over time by retaining shares which they have received under an executive share plan (other than shares sold to meet a National Insurance contribution or income tax liability) or from purchases in the market.

The value of the BT shares to be used in determining whether the minimum shareholding requirement has been reached is the average BT share price over the preceding 12 months or, if higher, the share price at the acquisition date.

128	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

At 31 March 2017, the chief executive met his shareholding requirement, as set out in the table below. Having joined the company in July 2016, the group finance director will build his shareholding over time.

Executive director	Personal shareholding as a percentage of salary
Gavin Patterson	1,103%
Simon Lowth	0%
Tony Chanmugam[a]	216%

[a]	As at 13 July 2016.

The following table shows the total unvested interests held by the executive directors in the ISP and DBP. The numbers represent the maximum possible vesting levels. The ISP awards will only vest to the extent the performance conditions are met over a three-year period. Full details of all ISP and DBP awards, including performance periods and vesting conditions, are set out on pages 130 to 131.

Unvested interests in shares (audited)

	ISP (subject to performance)		DBP (not subject to performance)
	1 April 2016	31 March 2017	1 April 2016	31 March 2017
Gavin Patterson	2,734,526	3,046,654	376,092	334,944
Simon Lowth[a]	–	628,928	–	–
Tony Chanmugam[b]	1,270,600	900,663	337,943	245,143

[a]	Simon Lowth was appointed to the Board on 12 July 2016. Details of Simon Lowth’s ISP and DBP awards are set out on pages 130 to 131.
[b]	Tony Chanmugam retired on 13 July 2016 and the number reflects his awards at that date. Details of Tony Chanmugam’s ISP and DBP awards are set out on pages 130 to 131.

The table below shows share options held by the directors under the company’s all employee sharesave plans as at 31 March 2017. None of the directors held share options with performance conditions.

Share options held without performance conditions – saveshare (audited)

	Share options at 1 April 2016	Options granted during year	Options exercised during year	Value at date of exercise (£)	31 March 2017
Sir Michael Rake	5,172	–	–	–	5,172
Gavin Patterson	5,642	–	–	–	5,642
Simon Lowth[a]	–	–	–	–	–
Tony Chanmugam[b]	6,525	–	–	–	6,525

[a]	Simon Lowth joined the Board on 12 July 2016.
[b]	Tony Chanmugam retired on 13 July 2016 and the number reflects his options at that date.

No saveshare options were exercised by the directors during the year. There were no vested but unexercised options at the year end.

Directors’ interests at 31 March 2017 or date of retirement, if earlier (audited)

The beneficial interests of directors holding office at the end of the year (or at the point of leaving for directors who retired during the year), and their families, in the company’s shares at 31 March 2017 and 1 April 2016, or at date of appointment if later, are shown below:

	Number of shares
Beneficial holdings	31 March 2017	1 April 2016
Sir Michael Rake[a]	148,721	132,957
G Patterson[a]	2,871,032	2,448,772
T Chanmugam[a,b]	310,684	445,268
S Lowth[c]	–	–
T Ball	93,871	23,652
I Conn	19,442	4,442
T Höttges	–	–
I Hudson	8,424	3,552
M Inglis	2,600	1,200
N Rose	125,000	50,000
K Richardson[d]	13,525	10,250
J Whitbread	7,990	7,990
Total	3,601,289	3,128,083

[a]	Includes shares purchased under directshare and free shares awarded under UK allshare. Directshare is a HMRC approved plan that allows BT employees to buy shares out of gross pay. Prior to 2008 BT awarded free shares to UK employees (UK allshare).
[b]	Tony Chanmugam retired on 13 July 2016 and the number reflects his holding at that date.
[c]	Simon Lowth joined the Board on 12 July 2016.
[d]	Shares are held as 2,705 American Depositary Shares (ADS). One ADS equates to five BT ordinary shares.

During the period from 1 April 2017 to 11 May 2017, there were no movements in directors’ beneficial holdings. The directors, as a group, beneficially own less than 1% of the company’s shares.

The company encourages the chairman and independent non-executive directors to purchase, on a voluntary basis, BT shares with an aggregate value of £5,000 on average each year to further align the interests of non-executive directors with those of our shareholders. The directors are asked to hold these shares until they retire from the Board. This policy is not mandatory.

This policy does not apply to Tim Höttges who was appointed to the Board as a non-independent non-executive director following completion of the EE acquisition in January 2016. This assists with avoiding any conflict of interest in relation to Tim’s ongoing employment as CEO of Deutsche Telekom.

Annual Report 2017	BT Group plc	129

Annual Remuneration Report continued

Deferred Bonus Plan awards at 31 March 2017

The following DBP awards have been granted to the directors. These shares will normally be transferred to participants at the end of the three-year deferred period if those participants are still employed by BT. Simon Lowth joined the Board on 12 July 2016 and is due to be granted his first DBP award in June 2017.

	1 April 2016	Awarded	[a]	Dividends re-invested	Vested	Lapsed	Total number of award shares 31 March 2017	[b]	Vesting date	Price at grant	Market price at vesting	Monetary value of vested award £000
Gavin Patterson
DBP 2013	141,639	–		–	141,639	–	–		01/08/2016	315.00p	413.01p	585
DBP 2014	133,526	–		5,426	–	–	138,952		01/08/2017	384.20p	–	–
DBP 2015	100,927	–		4,101	–	–	105,028		01/08/2018	449.50p	–	–
DBP 2016	–	87,412		3,552	–	–	90,964		01/08/2019	403.18p	–	–
Former Director
Tony Chanmugam
DBP 2013	141,364	–		–	141,364	–	–		01/08/2016	315.00p	413.01p	584
DBP 2014	142,055	–		5,773	–	–	147,828		01/08/2017	384.20p	–	–
DBP 2015	54,524	–		2,215	–	–	56,739		01/08/2018	449.50p	–	–
DBP 2016	–	48,564		1,973	–	–	50,537		01/08/2019	403.18p	–	–

[a]	Awards granted on 20 June 2016. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to the grant. Awards of deferred shares in respect of 2017 will be calculated using the average middle market price of a BT share for the three days prior to grant.
[b]	As a result of investigations into improper accounting practices in BT’s Italian business, the committee has exercised discretion and applied the malus provisions under the Deferred Bonus Plan. This will be applied in 2017/18. Further details can be found on page 133.

130	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Share awards under long-term incentive schemes held at 31 March 2017

Details of the company’s ordinary shares under conditional share awards made to directors, as participants under the ISP are as follows:

	1 April 2016	Awarded	Dividends re-invested	Vested	Lapsed	Total number of award shares 31 March 2017	Performance period end	Price on grant	Market price at vesting	Monetary value of vested award £000
Gavin Patterson
ISP 2013[a]	394,139	–	–	323,233	70,906	–	31/03/2016	315.00p	445.31p	1,439
ISP 2013[b]	401,669	–	–	329,409	72,260	–	31/03/2016	372.00p	445.31p	1,467
ISP 2014[c]	1,047,567	–	42,574	–	–	1,090,141	31/03/2017	384.20p	–	–
ISP 2015[d]	891,151	–	36,216	–	–	927,367	31/03/2018	449.50p	–	–
ISP 2016[e]	–	988,954	40,192	–	–	1,029,146	31/03/2019	403.18p	–	–
Simon Lowth
ISP 2016[f]	–	604,366	24,562	–	–	628,928	31/03/2019	405.38p	–	–
Former Director
Tony Chanmugam[g]
ISP 2013[a]	369,937	–	–	303,385	66,552	–	31/03/2016	315.00p	445.31p	1,351
ISP 2014[c]	486,290	–	19,763	–	–	506,053	31/03/2017	384.20p	–	–
ISP 2015[d]	414,373	–	16,840	–	–	431,213	31/03/2018	449.50p	–	–

[a]	Awards granted on 20 June 2013. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 315.00p. 40% of each award is linked to TSR compared with a group of 23 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of growth in underlying revenue (excluding transit) over three years. The awards vested in May 2016.
[b]	Award granted on 12 November 2013 following appointment as chief executive. The number of shares subject to award was calculated using the average middle market price of a BT share for the three days prior to grant of 372p. 40% of each award is linked to TSR compared with a group of 23 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years. The award vested in May 2016.
[c]	Awards granted on 19 June 2014. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 384.20p. 40% of each award is linked to TSR compared with a group of 22 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years. Performance against the TSR, normalised free cash flow and revenue targets resulted in the threshold targets not being met and none of the shares vesting under the 2014 ISP. The awards lapsed in May 2017.
[d]	Awards granted on 18 June 2015. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 449.50p. 40% of each award is linked to TSR compared with a group of 22 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years.
[e]	Award granted on 20 June 2016. The number of shares subject to award was calculated using the average middle market price of a BT share for the three days prior to grant of 403.18p. 40% of each award is linked to TSR compared with a group of 21 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years.
[f]	Award granted on 29 July 2016. The number of shares subject to award was calculated using the average middle market price of a BT share for the three days prior to grant of 405.38p. 40% of each award is linked to TSR compared with a group of 21 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of underlying revenue growth (excluding transit) over three years.
[g]	Tony Chanmugam retired from the Board on 13 July 2016 and details of the ISP 2013 award vesting are set out on page 125.

Share options held at 31 March 2017

Number of shares under option:								Market price	Usual date
							Option price	at date of	from which	Usual expiry
	1 April 2016		Granted	Lapsed	Exercised	31 March 2017	per share	exercise	exercisable	date
Sir Michael Rake	5,172	[a]	–	–	–	5,172	319p	–	01/08/2019	01/02/2020
Gavin Patterson	5,642	[a]	–	–	–	5,642	319p	–	01/08/2019	01/02/2020
Simon Lowth	–		–	–	–	–	–	–	–	–
Former director
Tony Chanmugam	6,024	[b]	–	–	–	6,024	249p	–	01/08/2018	01/02/2019
	501	[a]	–	–	–	501	359p	–	01/08/2017	01/02/2018

All of the above options were granted for nil consideration.

[a]	Option granted on 26 June 2014 under the employee saveshare scheme, in which all employees of the company are entitled to participate.
[b]	Option granted on 27 June 2013 under the employee sharesave scheme, in which all employees of the company are entitled to participate.

Annual Report 2017	BT Group plc	131

Annual Remuneration Report continued

Comparison of Chief Executive remuneration to Total Shareholder Return

This graph illustrates the performance of BT Group plc measured by TSR relative to a broad equity market index over the past eight years. We consider the FTSE100 to be the most appropriate index against which to measure performance, as BT has been a constituent of the FTSE100 throughout the eight-year period, and the index is widely used. TSR is the measure of the returns that a company has provided for its shareholders, reflecting share price movements and assuming reinvestment of dividends.

BT’s TSR performance vs the FTSE100

Source: Datastream

The graph shows the relative TSR performance

of BT and the FTSE100 over the past eight years.

History of chief executive remuneration

Year end	Chief Executive	Total rem £000	Annual bonus (% of max)	ISP vesting (% of max)
2017	Gavin Patterson	1,345	0%	0%
2016[a]	Gavin Patterson	5,396	45%	82.01%
2015	Gavin Patterson	4,562	58%	67.4%
2014[b]	Gavin Patterson	2,901	62%	78.7%
	Ian Livingston	4,236	35%	63.4%
2013	Ian Livingston	9,402	65%	100%
2012	Ian Livingston	8,520	73%	100%
2011	Ian Livingston	4,009	79%	0%
2010	Ian Livingston	3,556	71%	0%

[a]	The total remuneration figure includes the ISP award as CEO BT Retail and the first award as chief executive, granted in 2013.
[b]	Ian Livingston stepped down on 10 September 2013 and Gavin Patterson took over from that date.

Percentage change in Chief Executive remuneration (comparing 2016/17 to 2015/16)

The table below illustrates the increase in salary, benefits and annual bonus for the chief executive and that of a representative group of the company’s employees. For these purposes, we have used the UK management and technical employee population representing around 22,800 people. We believe this broad group provides the most meaningful comparison as they also participate in performance related pay arrangements on a similar basis as executive directors.

	Salary	Benefits[a]	Bonus[b]
% Change in chief executive remuneration	2.5%	–5.26%	–100%
% Change in comparator group[c]	2.5%	0%	–25.7%

[a]	The decrease in benefits for the chief executive was around £3,000.
[b]	The bonus comparator is based on cash bonus only to give a better like for like comparison.
[c]	Comparator group is the UK management and technical employee population representing around 22,800 individuals.

Relative importance of spend on pay

The table below illustrates the change in total remuneration and dividends and share buyback paid.

Area	2016/17 (£m)	2015/16 (£m)	% Change
Remuneration paid to all employees	5,189	4,639	11.9%
Dividends/share buybacks	1,642	1,390	18%

132	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Implementation of Remuneration Policy in 2017/18

Base salary

The committee decided not to increase salaries for the chief executive and group finance director which will remain at £996,825 and £700,000 respectively.

Benefits

The committee has set benefits in line with the Remuneration Policy set out on pages 139 to 145. There are no changes proposed to the benefit framework for 2017/18.

Pension

Current levels of pension provision for 2017/18 are the same as for 2016/17. Executive directors receive an annual amount equal to 30% of salary in lieu of pension provision.

Clawback and malus

The clawback provisions introduced in 2015/16 will continue for annual bonus payments relating to the 2017/18 financial year, and for the ISP awards that are expected to be made in June 2017.

The annual bonus clawback will apply for one year following payment. The ISP clawback arrangements may be enforced by the committee in the two year period post-vesting of any awards.

In January 2017 we published revised results for 2014/15 and 2015/16 as a result of our investigations into improper accounting practices in BT’s Italian business. The committee has recalculated the annual bonuses for the years in question and the outcome of the 2013 ISP award vesting to reflect the revised results. This showed that the payouts based on the revised results would have been lower than those actually paid at the time.

The committee has therefore decided to exercise its discretion and apply the malus provisions in the Deferred Bonus Plan (DBP) to reduce the number of shares under award in recompense for payments and awards otherwise due under the annual bonus arrangements (for both cash and the deferred share element) and (where relevant) the ISP. These malus provisions will be applied in 2017/18 to previous awards made to the executive directors, plus the other Operating Committee members who received payments under the bonus arrangements and/or the ISP, and for the company secretary. This action ensures full restitution of the overpayments for the annual bonus (for the cash and the deferred share elements) and for the 2013 ISP award through the enforcement of the malus provisions in the DBP. This places the recipients in the same position they would otherwise have been in had the annual bonus and the ISP award been based on the revised results. The application of the malus provisions are calculated based on the share price at the original grant. For the cash element of the annual bonus, the calculation is based on the share price of the corresponding deferred share award.

The committee will keep under active review whether any additional employees’ awards should be adjusted. In addition, where employees have been dismissed or resigned due to the outcome of our investigations into the issues in Italy, shares and incentives have lapsed in full as a result.

The table below sets out the number of shares under the relevant DBP awards following the application of malus as explained above and as agreed by the committee. These shares will normally be transferred to participants at the end of the three-year deferred period if those participants are still employed by BT. Simon Lowth joined on 12 July 2016 and did not receive a bonus in 2016/17 for the 2015/16 financial year.

	Shares under award at 31 March 2017	Shares lapsed following application of malus	Total number of award shares remaining	Value of shares lapsed following application of malus	[a]	Vesting date	Price at grant	[b]
Gavin Patterson
DBP 2014	138,952	7,243	131,709	£27,828		01/08/17	384.20p
DBP 2015	105,028	15,867	89,161	£71,327		01/08/18	449.53p
DBP 2016	90,964	59,339	31,625	£239,243		01/08/19	403.18p
Total	334,944	82,449	252,495	£338,398
Former Director
Tony Chanmugam
DBP 2014	147,828	3,367	144,461	£12,936		01/08/17	384.20p
DBP 2015	56,739	9,214	47,525	£41,420		01/08/18	449.53p
DBP 2016	50,537	34,490	16,047	£139,057		01/08/19	403.18p
Total	255,104	47,071	208,033	£193,412

[a]	The value of the shares lapsed following the application of malus has been calculated using the are price at the time of grant.
[b]	The grant price is calculated using the average middle market price of a BT share for the three days prior to grant.

Annual Report 2017	BT Group plc	133

Annual Remuneration Report continued

Annual bonus

The level of bonus opportunity for the chief executive and group finance director is set out in the table below. One-third of any bonus will be deferred into shares for a period of three years.

Level of 2017/18 bonus
	Chief executive	Group finance director
Annual cash bonus	Target 80% of salary	Target 80% of salary
	Maximum 160% of salary	Maximum 120% of salary
Deferred bonus in shares	Target 40% of salary	Target 40% of salary
	Maximum 80% of salary	Maximum 60% of salary
Total bonus	Target 120% of salary	Target 120% of salary
	Maximum 240% of salary	Maximum 180% of salary

The 2017/18 annual bonus structure and weighting is set out below.

Chief executive and group finance director

% Weighting

Adjusted earnings per share; normalised free cash flow; and revenue excluding transit have a direct impact on shareholder value. Customer experience (measured through our RFT and the customer perception measure) is vital to the company’s long-term health and growth. All four of these measures are KPIs for BT and are defined on pages 20 to 21.

Good progress has been made on the integration of the EE business and the realisation of associated cost synergies. The committee is satisfied that the EE is well embedded into the business, such that it is now business-as-usual, and elected to remove the specific integration synergy target and increase the weighting of the earnings per share and free cash flow targets for the annual bonus for 2017/18.

We do not publish details of the financial targets in advance since these are commercially confidential. We will publish achievement against these targets at the same time as we disclose bonus payments in the Annual Report Form & 20-F 2018 so that shareholders can evaluate performance against those targets.

The personal contribution measure is aligned to our strategy and is assessed by the chairman for the chief executive and by the chief executive for the group finance director and each senior executive. Performance against the personal contribution element is assessed individually and is based on achievement against individual objectives, organisational culture and growth measures.

Incentive Share Plan

Acknowledging the fall in the share price over the last year, the 2017 ISP award for the chief executive will be reduced from 400% to 350% of salary and for the group finance director will be 350% of salary. We expect to grant the awards in June 2017. The number of shares awarded is calculated using the average middle market price of a BT share for the three days prior to the grant. Any shares acquired on the vesting of the 2017 ISP awards will be subject to a holding period of two years, commencing from the end of the three-year performance period.

The holding period will apply to the number of shares received on vesting after tax and other statutory deductions. No further performance measures will apply during the holding period as performance will have already been assessed.

The performance conditions will be the same as for the 2016 ISP: 40% based on relative TSR; 40% based on normalised free cash flow; and 20% growth in underlying revenue excluding transit over a three-year performance period.

BT’s TSR comparator group for the 2017 ISP will be the same as for 2016 and comprise the companies listed below.

Accenture	KPN	Telecom Italia
AT & T	National Grid	Telefónica
Cap Gemini	Orange	Telekom Austria
Centrica	Proximus	Telenor
Deutsche Telekom	Sky	Telia Company
Hellenic Telecom	Swisscom	Verizon
IBM	TalkTalk	Vodafone

TSR vesting schedule 2017 awards

For the 2017 ISP awards, 40% of the potential outcome is based on relative TSR. The following graph shows the potential vesting of awards based on the TSR element.

TSR vesting schedule 2017 awards

134	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

The target ranges for the normalised free cash flow and underlying revenue growth excluding transit revenue are set out below:

Measure 2017/18–2019/20	Threshold	Level of vesting	Maximum	Level of vesting	[a]
Normalised free cash flow[b]	£7.92bn	25%	£8.92bn	100%
Revenue growth[c]	1.8%	25%	4.0%	100%

[a]	Vesting level between threshold and maximum will be on a straight line basis.
[b]	Normalised free cash flow is defined on page 21.
[c]	Growth in underlying revenue excluding transit is defined on page 20.

The committee continues to believe that the free cash flow and revenue performance measures are challenging, and the financial performance necessary to achieve awards is stretching. In setting these targets the committee took into account the revised outlook for the Group.

Chairman and non-executive director remuneration

The fees for non-executive directors, and for the chairman, were reviewed during the year. The last review of non-executive director fees was in January 2016. In accordance with the Articles of Association, the chairman and executive directors conducted the review, and considered the role and requirements of BT, together with the fees paid to non-executive directors at companies of a similar size and complexity. Following the review, it was agreed no increase should be applied. The chairman’s fee was reviewed by the committee (of which he is not a member) and it was agreed no increase should be applied.

Jan du Plessis joins the company on 1 June 2017 as a non-executive director and will become chairman on 1 November 2017. On appointment, he will receive the basic fee per year for a non-executive director (£72,000). On becoming chairman, he will receive a fee of £700,000 per year, fixed for five years. The incoming chairman’s fee was reviewed and agreed by the committee.

The basic fee for non-executive directors is £72,000 per year. There are additional fees for membership and chairing a Board committee, details of which are given in the table below:

Committee	Chairman’s fee		Member’s fee
Audit & Risk	£35,000		£25,000
Integration	n/a	[a]	£10,000
Nominating & Governance	n/a	[a]	£10,000
Pensions	£25,000		£10,000
Remuneration	£28,000		£15,000
Sustainable & Responsible Business	n/a	[a,b]	£5,000
Technology	n/a	[a]	£14,000
Equality of Access Board	£72,500		n/a

[a]	Where the chairman or chief executive acts as chair of a board committee, no additional committee chair fee is payable.
[b]	External members of the CSRB receive a fee of £10,000 a year.

The senior independent director receives an additional fee of £27,000 for that position.

An additional fee of £2,000 per trip is paid to those non-executive directors travelling on an inter-continental basis to Board and Board committee meetings. As outlined in the Remuneration Policy, we are proposing to increase this fee to up to £6,000.

No element of non-executive director remuneration is performance-related. Non-executive directors do not participate in BT’s bonus or employee share plans and are not members of any of the company pension schemes.

The Remuneration Committee

This section describes the membership and role of the committee.

Who we are

Tony Ball chairs the Remuneration Committee, made up of independent non-executive directors, which met five times during the year.

Our membership and meeting attendance are set out below. Isabel Hudson and Mike Inglis became members of the committee with effect from 1 April 2017.

Committee members

	Meetings
Member	Eligible to attend	Attended
Tony Ball (chairman)	5	5
Karen Richardson	5	5
Nick Rose	5	4

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Annual Remuneration Report continued

Other Remuneration Matters

In addition to the committee members, the chairman and chief executive are invited to attend meetings, except in instances where their own remuneration is discussed, or other circumstances where their attendance would not be appropriate.

The committee regularly consults the chief executive, the group HR director, the HR director, reward and pensions, and the group general counsel & company secretary.

Advisers

During the year, the committee received independent advice on executive remuneration matters from Deloitte LLP. Deloitte received £103,450 in fees for these services. The fees are charged on a time spent basis in delivering advice that materially assisted the committee in their consideration of matters relating to executive remuneration.

Deloitte is a founder member of the Remuneration Consultants Group and as such, voluntarily operates under the code of conduct in relation to executive remuneration consulting in the UK.

The committee appointed Deloitte to the role of independent advisers to the committee in 2012 following a competitive tender exercise conducted by the committee.

The committee is comfortable that the Deloitte engagement partner and team, who provide remuneration advice to the committee, do not have connections with BT that may impair their independence or objectivity.

In addition, during 2016/17, Deloitte also provided the company with advice on corporate and indirect taxes, assistance with regulatory, risk and compliance issues and additional consultancy services.

Dilution

For a number of years we generally used treasury shares to satisfy the exercise of share options and the vesting of share awards under our employee share plans. We intend to use both treasury shares and shares purchased by the BT Group Employee Share Ownership Trust (the Trust) for share option exercises, and shares purchased by the Trust for the vesting of executive share awards in 2017/18. Shares held in the Trust do not have any voting rights.

At the end of 2016/17, shares equivalent to 1.89% (2015/16: 1.98%) of the issued share capital (excluding treasury shares) would be required for all share options and awards outstanding.

Of these, we estimate that for 2017/18, shares equivalent to approximately 0.45% (2016/17: 0.30%) of the issued share capital (excluding treasury shares) will be required for the all-employee share plans.

Outside appointments

The committee believes that there are significant benefits, to both the company and the individual, from executive directors accepting non-executive directorships of companies outside BT. The committee will consider up to two external appointments (of which only one may be to the board of a major company), for which a director may retain the fees.

Gavin Patterson is a non-executive director of British Airways for which he receives an annual fee of £50,000 and the benefit of free BA flights.

Voting at the 2016 Annual General Meeting

The votes cast in respect of the Annual Remuneration Report at the Annual General Meeting held on 13 July 2016 were:

	Votes cast in favour	%	Votes cast against	%
Approve Annual Remuneration Report	6,638,116,690	98.52%	99,928,946	1.48%

246,127,946 votes were withheld. A vote withheld is not counted when calculating voting outcomes.

Committee evaluation

The committee reviews its performance with Board members and other participants, including through the annual Board evaluation.

Independent non-executive directors’ letters of appointment

Each independent non-executive director has an appointment letter setting out the terms of his or her appointment. They do not have service contracts. The letter includes membership of any Board committees, the fees to be paid and the time commitment expected. We ask each non-executive director to allow a minimum commitment of 22 days each year, subject to committee responsibilities, and to allow slightly more in the first year in order to take part in the induction programme. The actual time commitment required in any year may vary depending on business. We highlight that additional time may be required if the company is going through increased activity.

Appointments are for an initial period of three years. During that period, either party can give the other at least three months’ notice of termination. All Board appointments automatically terminate in the event of a director not being elected or re-elected by shareholders at the Annual General Meeting. The appointment of a non-executive director is terminable on notice by the company without compensation. At the end of the period, the appointment may be continued by mutual agreement.

Further details of appointment arrangements for independent non-executive directors are set out on page 137.

The appointment letter also covers matters such as confidentiality, data protection and BT’s share dealing code.

Tim Höttges was appointed as a non-independent non-executive director, following Deutsche Telekom’s nomination and his appointment letter reflects the terms of the Relationship Agreement between BT and Deutsche Telekom.

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Directors’ service agreements and letters of appointment

The dates on which directors’ service agreements/initial letters of appointment commenced and the current expiry dates are as follows:

Chairman and executive directors	Commencement date	Expiry date of current service agreement or letter of appointment

Sir Michael Rake	26 September 2007	The agreement is terminable by the company on 12 months’ notice and by the director on six months’ notice.

Gavin Patterson	10 September 2013	Initial term until 10 September 2014, and thereafter terminable by the company on 12 months’ notice and by the director on six months’ notice.

Simon Lowth	6 July 2016	Terminable by the company on 12 months’ notice and by the director on six months’ notice.

Non-executive directors

Tony Ball	16 July 2009	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in June 2015 following extension in 2012.

Nick Rose	1 January 2011	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in December 2013.

Karen Richardson	1 November 2011	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in October 2014.

Jasmine Whitbread	19 January 2011	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in December 2013.

Iain Conn	1 June 2014	Letters of appointment are for an initial period of three years.

Isabel Hudson	1 November 2014

Mike Inglis	1 September 2015

Tim Höttges	29 January 2016	Appointed as a non-independent non-executive director under the terms of the Relationship Agreement between BT and Deutsche Telekom. The appointment is terminable immediately by either party.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and any of the directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any director or executive officer was selected to serve. Jan du Plessis joins the board as a non-executive director on 1 June 2017 and will become chairman with effect from 1 November 2017. There are no family relationships between the directors.

Inspection by the public

The service agreements and letters of appointment are available for inspection by the public at the registered office of the company. They will also be available for inspection commencing one hour prior to the start of our AGM, to be held in London on 12 July 2017.

Tony Ball

Chairman of the Remuneration Committee

11 May 2017

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Annual Remuneration Report continued

Remuneration policy

The following pages set out our directors’ remuneration policy (the ‘Policy’) which will be put forward for shareholder approval at the 2017 AGM on 12 July 2017 in accordance with section 439A of the Companies Act 2006. Subject to approval at the AGM, this Policy will apply from the date of the AGM. The Policy is divided into separate sections for the executive directors and the chairman and the non-executive directors.

Minor changes have been made to the Policy to align it with the business strategy and evolving investor and HMRC guidance.

The Policy was previously approved by shareholders at the AGM in 2014 and votes cast were:

	Votes cast in favour	%	Votes cast against	%
Approve Directors’ Remuneration policy	4,579,788,136	96.85%	148,973,373	3.15%

208,032,899 votes were withheld. A vote withheld is not counted when calculating voting outcomes.

Legacy matters

The committee reserves the right to make any remuneration payments and/or payments for loss of office (including exercising any discretions available to it in connection with such payments) notwithstanding that they are not in line with the Policy where the terms of the payment were agreed (i) before the AGM in 2014 (the date the company’s first shareholder-approved directors’ remuneration policy came into effect); (ii) before this Policy came into effect, provided that the terms of the payment were consistent with the shareholder-approved directors’ remuneration policy in force at the time they were agreed; or (iii) at a time when the relevant individual was not a director of the company and, in the opinion of the committee, the payment was not in consideration for the individual becoming a director of the company. For these purposes “payments” includes the committee satisfying awards of variable remuneration and, in relation to an award over shares, the terms of the payment are “agreed” at the time the award is granted. Any legacy payments would be disclosed in the Annual Remuneration Report for the relevant year

Minor amendments

The committee may make minor amendments to the arrangements for the directors as described in the Policy, for regulatory, exchange control, tax or administrative purposes, or to take account of a change in legislation.

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Remuneration Policy

Executive Directors and Chairman

Policy Element	Operation and Opportunity	Performance measures or basis of payment

Base salary Purpose - a core element of remuneration, used to attract and retain executive directors of the calibre required to develop and deliver our business strategy.

Salaries for the executive directors and the chairman are reviewed annually, although an out-of-cycle review may be conducted if the committee determines it appropriate. A review may not necessarily lead to an increase in salary. Salaries are paid monthly in cash.

The pay and conditions for all UK employees are considered when setting salaries for executive directors and the chairman.

Whilst there is no maximum salary level, any increase will typically be broadly in line with BT’s UK employee population.

For the executive directors, higher increases may be made under certain circumstances, such as:

–  increase in the scope and/or responsibility of the individual’s role;

–  development of the individual within their role; and

–  where an executive director has been appointed to the Board at a lower than typical level of salary, for example to reflect less experience, larger increases may be awarded to move them closer to market practice as their experience develops.

Individual and business performance are taken into account in deciding salary levels.

Benefits Purpose – to support health and wellbeing and provide employees with a market competitive level of benefits.

Executive directors and the chairman receive benefits which typically include (but are not limited to) company car (or monthly allowance in lieu of a car or part of such allowance not used for a car), fuel and/or driver, personal telecommunication facilities and home security, medical and dental cover for the directors and their immediate family, life cover, professional subscriptions, personal tax advice and financial counselling up to a maximum of £5,000 (excluding VAT) a year.

Where executive directors are required to relocate, the committee may offer additional expatriate benefits, if considered appropriate.

The company purchases directors’ and officers’ liability insurance to cover the directors, and has in place a directors’ and officers’ indemnity. The insurance operates to protect the directors in circumstances where, by law, BT cannot provide the indemnity.

Further details of the directors’ and officers’ liability insurance and indemnity are set out on page 147.

While no maximum level of benefits is prescribed, they are generally set at an appropriate market competitive level determined by the committee, taking into account a number of factors including:

–  the jurisdiction in which the employee is based;

–  the level of benefits provided for other employees within the group; and

–  market practice for comparable roles within appropriate pay comparators in that jurisdiction.

The committee keeps the benefit policy and benefit levels under regular review.

Annual bonus Purpose – to incentivise and reward delivery of our business plan on an annual basis.

Executive directors are eligible for an annual bonus. The chairman is not eligible for an annual bonus. Awards are based on performance in the relevant financial year. The annual bonus is paid in two elements, a cash element, and a deferred element awarded in shares. Annual bonus amounts are not pensionable.

The committee sets annual bonus performance targets each year, taking into account key strategic priorities and the approved budget for the year.

The committee ensures that targets set are appropriately stretching in the context of the corporate plan and that there is an appropriate balance between incentivising executive directors to meet targets, while ensuring that they do not drive unacceptable levels of risk or inappropriate behaviours.

At least one-third of the annual bonus will be granted in the form of deferred shares to strengthen further the alignment of management interests with the long-term interests of shareholders. The deferred element in shares must be held for a deferral period which will not be less than three years. If following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of deferred shares, including to nil. Further information on the malus and clawback provisions is set out on page 145. The maximum annual bonus opportunity is 240% of base salary.

The committee seeks to effectively reward performance against the key elements of our strategy. Measures used typically include, but are not limited to:

–  financial performance measures – these are chosen carefully to ensure alignment between reward and underlying financial performance. As an example, such measures may include free cash flow and earnings per share; and

–  non-financial performance measures

–  these reflect key company, strategic and individual goals. For example, such measures may include customer experience, purposeful company and personal objectives.

In terms of weighting, non-financial measures will typically account for no more than 50% of the total annual bonus.

A sliding scale between 0% and 100% of the maximum award applies for achievement between threshold and maximum performance under the bonus plan.

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Remuneration Policy continued

Policy Element	Operation and Opportunity	Performance measures or basis of payment

Incentive Share Plan (ISP) Purpose – to incentivise executive directors over the longer-term, by rewarding delivery of stretching targets linked to our strategy and long-term value creation.

Executive directors are eligible to participate in the ISP. The chairman is not eligible to participate. The ISP forms the long-term variable element of executive remuneration. Awards are discretionary and normally vest subject to performance measured over a period of at least three years.

Under the terms of the plan rules the current ISP has no maximum award level. The committee have determined that it will impose limits for executive directors to apply to future awards. The maximum normal ISP award that may be awarded to an executive director in respect of any financial year of the company will be 400% of basic salary. In exceptional circumstances, for example recruitment, this limit may be increased to 500% of basic salary.

The proposed award levels for 2017/18 are set out on page 134.

In respect of ISP awards made to executive directors there is normally a further holding period of two years, commencing from the end of the performance period applicable to the net number of shares received after tax and other statutory deductions. During the holding period, no further performance measures will apply.

If following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of shares, including to nil. Further information on the malus and clawback provisions is set out on page 145.

The committee aligns the performance measures under the ISP with the long-term strategy of the company and considers that strong performance under the chosen measures should result in sustainable value creation:

–  financial measures – to reflect the financial performance of our business and a direct and focused measure of company success and, for example, may include free cash flow and revenue measures. We set targets to be appropriately stretching, with regard to a number of internal and external reference points including our business plan and consensus market expectations; and

–  share price performance measures, to reflect the ultimate delivery of shareholder returns which may, for example, include TSR. This promotes alignment between executive director reward and shareholder value creation. Targets are set with reference to wider market practice and positioned at a level which we consider represents stretching performance. Targets will be measured against a comparator group containing other telecommunication companies and/or companies which are either similar in size or market capitalisation and/or have a similar business mix and spread as BT or operate in comparable markets.

In terms of weighting, share price performance measures will typically account for no more than 50% of the total award.

Under each performance measure, performance below threshold levels would result in nil vesting for that element. For threshold levels of performance, no more than 25% of the maximum for that element would typically vest, rising to 100% for maximum performance.

Pension Purpose – to attract and retain executive directors of the right calibre by providing market competitive post-retirement income.

Executive directors currently receive a cash allowance in lieu of pension.

The committee may determine that alternative pension provisions will operate for new appointments to the Board. When determining pension arrangements for new appointments, the committee will give regard to:

–  the cost of the arrangements;

–  pension arrangements received elsewhere in the group; and

–  relevant market practice.

The chairman does not receive a pension benefit or payment in lieu of such benefit, but does receive a lump sum death in service benefit of £1m.

For executive directors, the maximum cash allowance (or equivalent contribution to an executive director’s pension) may not exceed 30% of salary.

Executive directors who are not members of the BT Pension Scheme benefit from a death in service cover of a lump sum of 4x salary and a dependant’s pension of 30% of capped salary.

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Policy Element	Operation and Opportunity	Performance measures or basis of payment

Save As You Earn Saveshare Scheme Purpose – to encourage employee share ownership.

Executive directors and the chairman may participate in the all-employee saveshare (HMRC approved savings related share option plan) on the same basis as other eligible employees.

All participants may invest up to the limits operated by the company at the time set in line with HMRC guidance.

There are no performance measures attached to these awards.

ESIP (directshare) Purpose – to encourage employee share ownership.

Executive directors and the chairman may participate in the Directshare (HMRC approved purchase of shares from gross salary) on the same basis as other eligible employees.

All participants may invest up to the limits operated by the company at the time set in line with HMRC guidance.

There are no performance measures attached to these awards.

Notes to the policy table

1.	For further information on the performance measures applicable to the annual bonus and ISP see pages 139 and 140.
2.	No performance measures are applicable to salary, benefits, pension, BT saveshare and BT directshare in line with market practice.
3.	Common award terms

Awards under any of the company’s share plans referred to in this report may:

–	incorporate the right to receive the value of dividends that would have been paid on the shares subject to an award that vests, which may be calculated assuming the shares were reinvested in shares on a cumulative basis. This value will normally be delivered in the form of additional shares;
–	be granted as conditional share awards or in such other form that the committee determines has the same economic effect;
–	have any performance conditions applicable to them varied or substituted by the committee if an event occurs which causes the committee to determine that the performance conditions no longer achieve their original purpose, provided that the varied or substituted performance condition would be not be materially less difficult to satisfy;
–	be settled in cash at the committee’s discretion; and
–	be adjusted in the event of any variation of the company’s share capital or any demerger, special dividend or other event that may affect the current or future value of awards.

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Remuneration Policy continued

Remuneration arrangements throughout the company

BT operates in a number of different environments and has many employees who carry out diverse jobs across a number of countries:

–	all employees, including directors, are paid by reference to the market rate;
–	performance for managers is measured and rewarded through a number of performance-related bonus schemes across the group;
–	business unit performance measures are cascaded down through the organisation;
–	BT offers employment conditions that reflect our values and are commensurate with a large publicly listed company, including high standards of health and safety and equal opportunities;
–	BT operates all employee share plans in many countries. These are open to all employees where offered; and
–	BT offers a range of employee benefits many of which are available to everyone.

Recruitment

Our recruitment policy is based on a number of key principles:

–	we aim to provide a remuneration package which is sufficient to attract, retain and motivate key talent, while at all times ensuring that we pay no more than is necessary, with due regard to the best interests of the company and our shareholders;
–	the committee will take a number of factors into account in determining the appropriate remuneration package. For example, these may typically include the candidate’s experience and calibre, their circumstances, external market influences and arrangements for existing executive directors;
–	the ongoing remuneration package offered to new directors will only include those elements listed within the policy table;
–	the committee may also consider providing additional benefits to expatriate appointments, where appropriate; and
–	the committee will provide full details of the recruitment package for new executive directors in the next Annual Report on Directors’ Remuneration and will provide shareholders with the rationale for the decisions that were taken.

The maximum level of variable pay (excluding buyouts for which see below) which may be awarded in respect of a recruitment event (internal or external), will not exceed 740% of base salary, representing the current maximum award under the annual bonus and ISP.

In addition, to facilitate recruitment, the committee may make awards to buy-out variable incentives which the individual would forfeit at their current employer. The committee will give consideration to any relevant factors, typically including the form of the award (eg cash or shares), the proportion of the performance/ vesting period outstanding and the potential value of the forfeited remuneration, including performance conditions attached to the awards, the likelihood of those conditions being met, and the timing of any potential payments.

In making buying-out awards, the committee may use the relevant provision in the Financial Conduct Authority Listing Rules.

This allows for the granting of awards specifically to facilitate, in unusual circumstances, the recruitment of an executive director, without seeking prior shareholder approval. In doing so, the committee will comply with the relevant provisions in force at the date of this report.

Where an executive director is appointed from within the organisation, the company will honour legacy arrangements in line with the original terms and conditions.

In the event of the appointment of a new non-executive director, remuneration arrangements will be in line with those detailed on page 135.

Payment for loss of office

In a departure event, the committee will typically consider:

–	whether any element of annual bonus should be paid for the financial year. Any bonus paid will normally be limited to the period served during the financial year in which the departure occurs;
–	whether any of the share element of deferred bonus awarded in prior years should be preserved either in full or in part; and
–	whether any awards under the ISP should be preserved either in full or in part and, if relevant, whether the post vesting holding period should apply.

The committee has historically maintained a discretionary approach to the treatment of leavers, on the basis that the facts and circumstances of each case are unique.

In an exit situation, the committee will consider: the individual circumstances; any mitigating factors that might be relevant; the appropriate statutory and contractual position and the requirements of the business for speed of change.

The default position is that an unvested ISP or DBP award or entitlement lapses on cessation of employment, unless the committee applies discretion to preserve some or all of the awards.

This provides the committee with the maximum flexibility to review the facts and circumstances of each case, allowing differentiation between good and bad leavers and avoiding ‘payment for failure’.

When considering a departure event, there are a number of factors which the committee takes into account in determining appropriate treatment for outstanding incentive awards.

These include:

–	the position under the relevant plan documentation;
–	the individual circumstances of the departure;
–	the performance of the company/individual during the year to date; and
–	the nature of the handover process.

In some cases, the treatment is formally prescribed under the rules of the relevant plan so that where there are ‘good leaver’ circumstances awards, which would otherwise lapse by default, vest either on the normal vesting date or on cessation of employment. These circumstances include death, injury, ill-health, disability, redundancy or sale of the company or business. If the director dies or leaves due to ill health, injury or disability, ISP awards which have less than 12 months of the performance period remaining or DBP awards which have less than 12 months of the deferred period to run, vest automatically on leaving. In other leaver circumstances the committee has discretion to determine whether, when, and to what extent, awards vest. Where a director leaves where some of his shares acquired under an ISP award are subject to a holding period, that holding period will continue to apply unless the committee determines otherwise.

The committee considers the leaver circumstances along a continuum, ranging from ‘bad leaver’ scenarios such as termination of employment for gross misconduct or resignation, through to the ‘good leaver’ scenarios outlined above. Accordingly the committee may apply (or disapply) such performance conditions or time pro-rating to awards vesting in these circumstances as it considers appropriate.

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All-employee plans – leavers

The treatment of saveshare options and directshare shares on leaving is as determined under the respective HMRC approved rules. For saveshare, someone who ceases to be an employee in special circumstances (for example injury, disability, death, or following sale of the company or business where they work) may exercise the option within six months after leaving (or 12 months in the case of death) or the relevant corporate event. If someone leaves for a reason not falling within special circumstances, the option lapses on the date the individual leaves.

ISP/DBP – change of control

In the event of a takeover or scheme of arrangement involving the company, ISP and DBP awards will vest, at a minimum, to the extent that any applicable performance measures have been satisfied at the time (subject to the committee’s discretion to determine the appropriate level of vesting, having regard to such relevant factors as it decides to take into account). If the acquiring company offers to exchange awards over BT shares for awards over its shares (or shares in another company), awards will normally be exchanged and continue under the rules of the relevant plan. If within 12 months of a change of control, a participant’s employment is terminated by his employer other than for misconduct or performance or he or she resigned as a result of a reduction of his or her duties or responsibilities constituting a material breach of the individual’s contract, the participant is entitled to receive an amount equal to the difference between the value he or she received on the change of control he would have received if the relevant performance condition had been met in full.

In the event of a voluntary winding up of the company, awards may vest on the members’ resolution to voluntarily wind-up the company being passed.

Employment conditions elsewhere in the group

The committee considers the pay and conditions of employees throughout the company when determining the remuneration arrangements for executive directors although no direct comparison metrics are applied.

In particular, the committee considers the relationship between general changes to UK employees’ remuneration and executive director reward.

Whilst the committee does not directly consult with our employees as part of the process of determining executive pay, the Board does receive feedback from employee surveys that takes into account remuneration in general. The committee also receives updates from the group HR director.

Executive director and chairman service contracts

The other key terms of the service contracts for the current executive directors and the chairman are set out below.

The termination provisions described above are without prejudice to BT’s ability in appropriate circumstances to terminate in breach of the notice period referred to above, and thereby be liable for damages to the executive director or chairman.

In the event of termination by BT, each executive director and the chairman may have entitlement to compensation in respect of his or her statutory rights under employment protection legislation in the UK.

Where appropriate, BT may also meet a director’s reasonable legal expenses in connection with either his or her appointment or termination of his or her appointment.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and any of the executive director

Provision	Policy

Notice period	– 12 months’ notice by the company, six months’ notice by the executive director or chairman (there is no fixed expiry date).

Termination payment

– In lieu of giving an executive director or the chairman 12 months’ notice, BT may terminate the director’s contract and make a payment in lieu of notice to which the director was entitled if he or she had received salary and the value of contractual benefits for the period.

– In respect of the executive directors, the payments in lieu will be payable in equal monthly instalments until the date on which the notice period would have expired or (if earlier) the date on which the director secures alternate employment with the same or higher basic salary or fee. In the event that the director secures alternate employment at a basic salary of £30,000 or higher, but lower than their salary, payment in lieu will be reduced by the amount of the new lower salary received. The Board retains the right to lower the payment in lieu of the directors new employment if it considers the new employment terms of the director are not appropriately balanced between basic salary and other elements, and may cease making payments entirely where the Board is not satisfied the director is making reasonable efforts to secure alternative employment.

– In respect of the chairman, the payment in lieu will be payable in equal monthly instalments until the earlier of 12 months from the date of termination or the date the chairman secures alternate full-time employment.

Remuneration and benefits	– Participation in the incentive plans, ISP, DBP and annual bonus, saveshare and directshare, is non- contractual. The chairman does not participate in the ISP, DBP or any annual bonus.

– Other benefits include pension (including life cover), dental cover, company car, fuel or driver, private health care (including spouse and children under age of 18 or 21 if in full time education), telecommunication facilities, home security and professional subscriptions. The chairman does not receive pension benefits but is entitled to all other benefits.

– The chairman receives an all-inclusive fee for the role.

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Remuneration Policy continued

Illustration of executive director pay scenarios

Our remuneration policy aims to ensure that a significant proportion of pay is dependent on the achievement of stretching performance targets. The committee has considered the level of total remuneration that would be payable under different performance scenarios and is satisfied that, as the graph below illustrates, executive pay is appropriate in the context of the performance required and is aligned with shareholders’ interests.

The illustrative scenarios below set out the total remuneration that might be received by each executive director for different levels of performance, based on our remuneration policy.

The minimum reflects base salary, pension and benefits only which are not performance related.

	Performance	Assumptions

Fixed pay	All scenarios	Consists of total fixed pay – base salary, benefits and pension:

– Base salary – salary effective as at June 2017

– Benefits – amount received by each director in 2016/17

– Pension – cash supplement in lieu of pension provision for 2016/17

Variable pay	Minimum	– No payout under the annual bonus
– No vesting under the ISP

	On-target	– On target payout under the annual bonus

– 25% of maximum vesting under the ISP

	Maximum	– 100% of the maximum payout under the annual bonus

– 100% of maximum vesting under the ISP

For the purposes of the scenarios chart for the group finance director, we have increased the amount received in 2016/17 on a pro-rata basis to reflect a full financial year.

The chief executive has a target bonus of 120% of salary, with a maximum bonus of 240% of salary. The group finance director has a target bonus of 120% of salary, with a maximum bonus of 180%.of salary.

For these purposes, we have assumed a usual maximum ISP award of 400% of base salary for the chief executive and 350% of base salary for the group finance director. The absolute maximum ISP award under our remuneration policy is 500% of base salary

ISP awards have been shown at face value, with no share price growth or discount rate assumptions. All-employee share plans (saveshare and directshare) have been excluded, as have any legacy awards held by executive directors.

Chief executive - performance scenario chart

Group finance director - performance scenario chart

Fixed pay is calculated as follows:

	Salary £000	Benefits £000	Pension £000	Total fixed pay
Chief executive	997	54	298	1,349
Group finance director	700	24	210	934

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Other Remuneration Policies

Malus and clawback

Under the terms of the DBP and ISP, if following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of shares under award to take account of this, including to nil. In order to retain flexibility, the events under which this may apply are not formally stipulated in the rules. However, for illustration, such events may include, for example, mis-statement of the financial accounts, fraud or material failure of risk management.

Clawback provisions are also in place for the cash part of the annual bonus and ISP awards granted from June 2015 onwards. Under the annual bonus, clawback will normally apply for one year following payment. The ISP clawback arrangements may be enforced by the committee in the two year period post-vesting of any awards. The circumstances in which the committee may consider it appropriate to apply clawback include, but are not limited to i) the behaviour of the participant which fails to reflect the company’s governance and business values; ii) material adverse change in the financial performance of the company or any division in which the participant works and/or worked; iii) a material misstatement of the company’s audited financial accounts (other than as a result of a change in accounting practices); iv) misconduct of a participant which results in or is likely to result in reputational damage to the company; v) a material failure in risk management; vi) negligence or gross misconduct of a participant; and/or vii) fraud effected by or with knowledge of a participant.

Other elements of remuneration are not subject to recovery arrangements.

Consideration of shareholder views

The committee is strongly committed to an open and transparent dialogue with shareholders on remuneration matters. We believe that it is important to meet regularly with our key shareholders to understand their views on our remuneration arrangements and discuss our approach going forward.

The committee will continue to engage with shareholders going forward and will aim to consult on any material changes to the Policy or other relevant matters.

Non-executive director fees

Element/purpose and link to strategy	Operation	Opportunity

Purpose Core element of remuneration, paid for fulfilling the relevant role

–  NEDs receive a basic fee, paid monthly in respect of their board duties.

–  Further fees may be paid for chairmanship or membership of Board committees or to the senior independent director.

–  Additional fees of up to £6,000 may also be payable to NEDs travelling regularly from overseas on an intercontinental basis to Board and committee meetings.

–  NEDs are not eligible for annual bonus, share incentives, pensions or other benefits.

–  Expenses incurred in the performance of non-executive duties for the company may be reimbursed (including any relevant tax) or paid directly by the company, as appropriate.

–  Current fee levels can be found in the Annual Report on Remuneration on page 135.

–  Fees are set at a level which is considered appropriate to attract and retain NEDs of the necessary calibre.

–  Fee levels are normally set by reference to the level of fees paid to NEDs serving on boards of similarly-sized, UK-listed companies, taking into account the size, responsibility and time commitment required of the role.

–  The company’s Articles of Association provide the maximum fee level payable. The maximum is based on NED fees benchmarked as at 1 April 1999 with increases linked to the Retail Price Index.

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Directors’ information

Statement of directors’ responsibilities

The directors are responsible for preparing the Annual Report, the Report on Directors’ Remuneration and the financial statements in line with applicable law and regulations. Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have prepared the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. They’ve also prepared parent company financial statements in accordance with UK Generally Accepted Accounting Practice (UK GAAP), including Financial Reporting Standard 101 Reduced Disclosure Framework (FRS 101), and applicable law. In preparing the consolidated financial statements, the directors have also elected to comply with IFRS, issued by the International Accounting Standards Board (IASB). Under company law, the directors must not approve the financial statements unless they’re satisfied that it gives a true and fair view of the group and the company and of the profit or loss of the group and the company for that period.

To prepare these financial statements, the directors:

–	select suitable accounting policies and then apply them consistently;
–	make judgements and accounting estimates that are reasonable and prudent;
–	state whether IFRS, as adopted by the European Union, and IFRS issued by the IASB and applicable UK GAAP including FRS 101 have been followed, subject to any material departures disclosed and explained in the consolidated and parent company financial statements respectively;
–	notify the parent company’s shareholders in writing about the use of any disclosure exemptions of FRS 101 used in the preparation of financial statements; and
–	prepare financial statements on a ‘going concern’ basis unless it’s inappropriate to presume that the group and the company will continue in business.

The directors are responsible for keeping adequate accounting records that show and explain the group and company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and the group and enable them to ensure that the financial statements and the Report on Directors’ Remuneration comply with the Companies Act 2006 and, as regards the consolidated financial statements, Article 4 of the IAS Regulation. They’re also responsible for safeguarding the assets of the company and the group and for taking reasonable steps to prevent and detect fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Each of the directors, whose names and functions are listed on pages 106 to 107 confirms that, to the best of their knowledge:

–	the company financial statements, which have been prepared in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 101 “Reduced Disclosure Framework”, and applicable law), give a true and fair view of the assets, liabilities, financial position and profit of the company;
–	the consolidated financial statements, which have been prepared in accordance with IFRS, and Article 4 of the IAS Regulation and International Accounting Standards, as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position and profit of the group; and
–	the Strategic Report on pages 2 to 102 includes a fair review of the development and performance of the business and the position of the group, together with a description of the principal risks and uncertainties it faces.

Fair, balanced and understandable

In accordance with the principles of the UK Corporate Governance Code, we have processes and procedures in place to ensure that the information presented in the Annual Report is fair, balanced and understandable. We describe these processes and procedures on page 113.

Based on the advice of the Audit & Risk Committee the Board considers that the Annual Report, as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the group’s position, performance, business model and strategy.

Critical accounting estimates and key judgements, and significant accounting policies

Our critical accounting estimates, key judgements, and significant accounting policies conform with IFRS and are set out on page 176 of the consolidated financial statements. The directors have reviewed these policies and applicable estimation techniques and have confirmed them to be appropriate for the preparation of the 2016/17 consolidated financial statements.

Disclosure of information to auditors

As far as each of the directors is aware, there is no relevant information (as defined by section 418(3) of the Companies Act 2006) that has not been disclosed to the auditors and each of the directors believes that all steps have been taken that ought to have been taken to make them aware of any relevant audit information and to establish that the auditors have been made aware of that information.

Going concern

The Strategic Report on pages 2 to 102 includes information on the group structure, strategy and business model, the performance of each line of business, the impact of regulation and competition and principal risks and uncertainties. The Group Performance section on pages 91 to 102 includes information on our group financial results, financial outlook, cash flow and net debt and balance sheet position. Notes 23, 24, 25 and 27 of the consolidated financial statements include information on the group’s investments, cash and cash equivalents, borrowings, derivatives, financial risk management objectives, hedging policies and exposure to interest, foreign exchange, credit, liquidity and market risks.

In line with IAS 1 ‘Presentation of financial statements’, and revised FRC guidance on ‘risk management, internal control and related financial and business reporting’, management has taken into account all available information about the future for a period of at least, but not limited to, 12 months from the date of approval of the financial statements when assessing the group’s ability to continue as a going concern.

The directors carried out a robust assessment of the main risks affecting the group (including any that could threaten our business model, future performance, insolvency or liquidity). Details of those risks and how we manage and mitigate them are set out in Our Risks on pages 44 to 55.

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Having assessed the main risks and other matters discussed in connection with the viability statement, in accordance with the UK Corporate Governance Code and the FRC guidance, the directors considered it appropriate to adopt the going concern basis of accounting when preparing the financial statements. This assessment covers the period to May 2018, which is consistent with the FRC guidance.

Independent advice

The Board has a procedure that allows directors to seek independent professional advice, at BT’s expense.

All directors also have access to the advice and services of the company secretary.

Directors’ and officers’ liability insurance and indemnity

For some years, BT has bought insurance cover for the directors, officers and employees in positions of managerial supervision of BT Group plc and its subsidiaries. This is intended to protect against defence costs, civil damages and, in some circumstances, civil fines and penalties following an action brought against them in their personal capacity. The policy also covers individuals serving as directors of other companies or of joint ventures or on boards of trade associations or charitable organisations at BT’s request. The insurance protects the directors and officers directly in circumstances where, by law, BT cannot provide an indemnity. It also provides BT, subject to a retention, with cover against the cost of indemnifying a director or officer. One layer of insurance is ring-fenced for the directors of BT Group plc.

As at 8 May 2017, and throughout 2016/17, the company’s wholly-owned subsidiary, British Telecommunications plc, has provided an indemnity for a similar group of people who would be covered by the above insurance. Neither the insurance nor the indemnity provides cover where the person has acted fraudulently or dishonestly.

Interest of management in certain transactions

During and at the end of 2016/17, none of BT’s directors was materially interested in any material transaction in relation to the group’s business and none is materially interested in any presently proposed material transactions.

As explained below, Tim Höttges is a member of the Board as well as the CEO of Deutsche Telekom.

Power to authorise conflicts

All directors have a duty under the Companies Act 2006 (the 2006 Act) to avoid a situation in which he or she has, or can have a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company. The company’s Articles of Association include provisions for dealing with directors’ conflicts of interest in accordance with the 2006 Act. The company has procedures in place, which it follows, to deal with such situations. These require the Board to:

–	consider each conflict situation separately on its particular facts;
–	consider the conflict situation in conjunction with the rest of its duties under the 2006 Act;
–	keep records and Board minutes on any authorisations granted by directors and the scope of any approvals given; and
–	regularly review conflict authorisation.

In addition, we have a Conflicted Matters Committee. Tim Höttges owes duties to both BT and Deutsche Telekom and the Conflicted Matters Committee helps him comply with his fiduciary duties (although ultimate responsibility rests with him). You can find more details about the Conflicted Matters Committee on page 109.

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General information

US Regulation

New York Stock Exchange

BT, as a foreign issuer with American Depositary Shares listed on the New York Stock Exchange (NYSE), is obliged to disclose any significant ways in which its corporate governance practices differ from the corporate governance listing standards of the NYSE.

We have reviewed the NYSE’s listing standards and believe that our corporate governance practices are consistent with them, with the following exception where we do not meet the strict requirements in the standards. These state that companies must have a nominating/ corporate governance committee composed entirely of independent directors and with written terms of reference which, in addition to identifying individuals qualified to become board members, develops and recommends to the Board a set of corporate governance principles applicable to the company. We have a Nominating & Governance Committee whose terms of reference include governance and compliance issues (see Nominating & Governance Committee Chairman’s report on pages 116 to 117). The Nominating & Governance Committee’s terms of reference are in line with the requirements set out in the standards. However, the committee is chaired by the chairman, Sir Michael Rake, who is not considered independent under the NYSE’s listing standards. The Board and the Nominating & Governance Committee are made up of a majority of independent, non-executive directors.

The US Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the US Securities and Exchange Commission (SEC) and NYSE listing standards require companies to comply with certain provisions relating to their audit committee. These include the independence of audit committee members and procedures for the treatment of complaints regarding accounting or auditing matters. We comply fully with these requirements.

US Sarbanes-Oxley Act of 2002

BT has securities registered with the SEC. As a result, we must comply with those provisions of the Sarbanes-Oxley Act which apply to foreign issuers. We comply with the legal and regulatory requirements introduced under the Sarbanes-Oxley Act, in so far as they apply.

The Audit & Risk Committee includes Nick Rose who, in the opinion of the Board, is an ‘audit committee financial expert’ and is independent (as defined for this purpose). The Board considers that the committee’s members have broad commercial knowledge and extensive business leadership experience, having held between them various prior roles in major business, financial management, and financial function supervision and that this constitutes a broad and suitable mix of business and financial experience on the committee.

The code of ethics we have adopted for the purposes of the Sarbanes-Oxley Act applies to the chief executive, group finance director and senior finance managers.

Controls and Procedures

Background

Our assessment of our controls and procedures for this year has been affected by the issues that have been identified in our Italian business.

In October 2016 we reported that following an initial investigation we had identified improper accounting practices in our Italian business and had appointed KPMG, with support and oversight from our Legal, Governance and Compliance function and Freshfields Bruckhaus Deringer, reporting directly to both the chair of the Audit & Risk Committee and BT Group chairman, to perform an independent investigation, alongside our own detailed balance sheet review and continuing investigation.

In January 2017 we reported that the investigations had revealed that the extent and complexity of the improper practices were greater than previously identified and that these had resulted in an overstatement of profits over a number of years. We concluded that the errors were not individually material to any of the group’s previously issued financial statements, but that the correction of £268m in the current year would materially misstate the current year. Therefore in our financial statements for and as of 31 March 2017, we have revised our prior year income statements, balance sheets and cash flow statements.

As part of the investigation, we also commissioned KPMG, with support and oversight from our Legal, Governance and Compliance function and Freshfields Bruckhaus Deringer, reporting directly to both the chair of the Audit & Risk Committee and BT Group chairman, to conduct a detailed independent review to determine how the collusion and override of controls within our Italian business remained undetected, while management conducted its own review. These controls, investigations and reviews are now completed.

Management had implemented a series of remedial and compensating actions after the issues were first identified in October 2016 and, informed by the results of their own review and the recently completed KPMG investigation, has since implemented, and plans to implement, further such actions. These actions include suspending the key members of the senior management team in Italy (who have now left the business) and appointing a new senior management team in Italy, strengthening the monitoring controls and escalation mechanisms in our finance shared services centres, transferring Italy customer billing activities to group billing services and performing detailed substantive reviews of the balance sheet of our Italian business and other large country operations outside the UK.

As a result of the implementation of these remedial and compensating actions, management has made all necessary adjustments in our consolidated financial statements. Management has concluded that our consolidated financial statements for the year ended, and as of, 31 March 2017 fairly present, in all material respects, our financial condition and results of operations. Management also concluded that the impact of all facts known to management to date are reflected in the consolidated financial statements.

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934 (Exchange Act), and the rules and regulations thereunder, is recorded, processed, summarised and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our chief executive and group finance director to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognises that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgement and makes assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

We have evaluated the effectiveness of our disclosure controls and procedures. Based upon that evaluation, our chief executive and group finance director concluded that as a result of the material weakness described below, as of 31 March 2017, our disclosure controls and procedures were not effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or furnish under the Exchange Act is recorded, processed, summarised

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and reported, within the time periods specified in the applicable rules and forms.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an assessment of the effectiveness of our internal control over financial reporting as of 31 March 2017 based on the criteria established in “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Following this assessment, management has concluded that our internal control over financial reporting was not effective as of 31 March 2017 due to the material weakness described below.

Material Weakness in Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.

Our Italian business is managed by a local management team within the Global Services line of business. Individuals in Italy colluded to override the period end financial close controls and overstate the results, and the monitoring controls which include the review of reconciliations, journals, results and financial position, did not operate effectively to identify the overstatement in a timely manner.

The group did not maintain effective controls to prevent or detect the collusive circumvention or override of controls related to our Italian business. Specifically management has identified the following internal control deficiencies related to our Italian business and the failure to detect the circumvention or override of controls that together constitute a material weakness in the control environment (i) failure in the review of reconciliations (ii) failure in the review of journals and (iii) failure in our monitoring controls over the results and financial position of our Italian business.

This material weakness could result in a misstatement of the account balances and disclosures relating to our Italian business that would represent material misstatements in our annual consolidated financial statements that would not be prevented or detected.

Audit of the Effectiveness of Internal Control over Financial Reporting

Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of our internal control over financial reporting, as stated in their report as of 31 March 2017, which is included herein.

Remediation

Since October 2016, and later informed by the results of the recently completed KPMG investigation and management’s own review, management has been actively engaged in the design and implementation of remediation efforts that are intended to address the identified material weakness. The design and implementation of these and other remedial efforts are the responsibility of management.

The actions are intended to strengthen our internal control, governance and compliance environment and remediate the material weakness described above. These include the following:

1.	We suspended a number of BT Italy’s senior management team (who have now left the business). The president of our European operations has also left the business. We have appointed a new president of our European operations and a new CEO and CFO of BT Italy from outside the Italian executive management team.
2.	We strengthened our monitoring controls and escalation mechanisms as they relate to our Italian business, including in relation to the reviews of reconciliations and journals.
3.	We transferred the Italy customer billing activities to our group billing services function.

We also are in the process of evaluating additional actions to remediate the material weakness and strengthen our internal control, governance and compliance environment, including increasing the resources and improving the capabilities of the controlling function and the audit function outside the UK, and further developing our integrated risk and assurance reporting processes. We are also enhancing our controls and compliance programme to reinforce the importance of doing business in an ethical, disciplined and standardised way.

Notwithstanding the identified material weakness, management has concluded that our consolidated financial statements for the year ended, and as of 31 March 2017 fairly present, in all material respects, our financial condition and results of operations. Management has also concluded that the impact of all facts known to management to date are reflected in the consolidated financial statements.

Changes in Internal Control Over Financial Reporting

Changes in our internal control over financial reporting that occurred during 2016/17, which have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting are described in points 2 and 3 above under “Remediation.”

UK Internal control and risk management

The Board is responsible for the group’s systems of internal control and risk management and for reviewing the effectiveness of those systems each year. These systems are designed to manage, rather than eliminate, the risk of failure to achieve business objectives; any system can provide only reasonable, and not absolute, assurance against material misstatement or loss.

For details of our assessment of our internal controls, as affected by the issues identified in our Italian business, see US Regulation on page 148.

The Board also takes account of significant social, environmental and ethical matters that relate to BT’s businesses and reviews BT’s corporate responsibility policy annually. The company’s workplace practices, specific environmental, social and ethical risks and opportunities and details of underlying governance processes are dealt with on pages 26 to 38 in the Delivering our strategy section.

We have enterprise-wide risk management processes for identifying, evaluating and managing the principal risks faced by the group. These processes have been in place throughout the year and have continued

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General information continued

up to the date on which this document was approved. The processes are in accordance with the FRC guidance on risk management, internal control and related financial and business reporting.

Risk assessment and evaluation take place as an integral part of BT’s annual strategic planning cycle. We have a detailed risk management process which identifies the key risks facing the group, each line of business and TSO.

The key features of our enterprise-wide risk management and internal control process (covering financial, operational and compliance controls) are:

–	senior executives collectively review the group’s key risks and have created a Group Risk Register describing the risks, owners and mitigation strategies. The Group Risk Panel and the Operating Committee review this before it is reviewed and approved by the Board;
–	the lines of business and TSO carry out risk assessments of their operations, create risk registers relating to those operations and ensure that the key risks are addressed;
–	senior executives with responsibility for major group operations report quarterly their opinion on the effectiveness of the operation of internal controls in their areas of responsibility;
–	the group’s internal auditors carry out continuing assessments of the quality of risk management and control, report to management and the Audit & Risk Committee on the status of specific areas identified for improvement and promote effective risk management in the lines of business and TSO;
–	the Audit & Risk Committee, on behalf of the Board, considers the effectiveness of the group’s internal control procedures during the financial year. It reviews reports from the internal and external auditors and reports its conclusions to the Board. The Audit & Risk Committee has carried out these actions for 2016/17; and
–	the Audit & Risk Committee, on behalf of the Board, reviews the effectiveness of risk management arrangements across the group. In support of this, an annual review meeting is held with the group chief executive and the CEOs of each line of business.

We have not dealt with joint ventures and associates, which BT does not control, as part of the group risk management process. They are responsible for their own internal control assessment.

Our significant accounting policies are set out on pages 176 to 181. The consistent application of those policies is subject to ongoing verification through management review and independent review by internal and external auditors.

The processes supporting the preparation and consolidation of the financial statements have been documented and are subject to annual verification through the programme of testing done by our internal auditors. This serves to confirm the operation of the internal controls over financial reporting and compliance with the Sarbanes-Oxley Act. The Audit & Risk Committee reviews BT’s published financial results, related disclosures and accounting judgements. The committee’s activities are set out on pages 112 to 115.

The Board has approved the formal statement of matters which are reserved to it for consideration, approval or oversight. It has also approved the group’s corporate governance framework, which sets out the high level principles by which BT is managed and the responsibilities and powers of the Operating Committee and the group’s senior executives. As part of this framework, the development and implementation of certain powers relating to group-wide policies and practices are reserved to identified senior executives.

Capital management and funding policy

The objective of our capital management policy is to target an overall level of debt consistent with our credit rating objectives while investing in the business, supporting the pension fund and paying progressive dividends.

The Board reviews the group’s capital structure regularly. Management proposes actions which reflect the group’s investment plans and risk characteristics as well as the macro-economic conditions in which we operate.

Our funding policy is to raise and invest funds centrally to meet the group’s anticipated requirements. We use a combination of capital market bond issuance, commercial paper borrowing and committed borrowing facilities to fund the group. When issuing debt, group treasury will take into consideration the maturity profile of the group’s debt portfolio as well as forecast cash flows to avoid refinancing risk.

Details of our treasury policy are included in note 27 to the consolidated financial statements.

Financial instruments

Details of the group’s financial risk management objectives and policies of the group and exposure to interest risk, credit risk, liquidity risk and foreign exchange are given in note 27 to the consolidated financial statements.

Credit risk management policy

We take proactive steps to minimise the impact of adverse market conditions on our financial instruments. In managing investments and derivative financial instruments, the group’s central treasury function monitors the credit quality across treasury counterparties and actively manages any exposures which arise. Management within the lines of business also actively monitors any exposures arising from trading balances.

Off-balance sheet arrangements

Other than the financial commitments and contingent liabilities disclosed in note 30 to the consolidated financial statements, there are no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on: our financial condition; changes in financial condition; revenues or expenses; results of operations; liquidity; capital expenditure; or capital resources.

Legal proceedings

The group is involved in various legal proceedings, including actual or threatened litigation, government or regulatory investigations. For further details of legal and regulatory proceedings to which the group is party please see note 30 to the consolidated financial statements on pages 229 to 231.

Save as disclosed below and in note 30 to the consolidated financial statements, the group does not currently believe that there are any legal proceedings, government or regulatory investigations that may have a material adverse impact on the operations or financial condition of the group. In respect of each of the claims described in note 30 the nature and progression of such proceedings and investigations can make it difficult to predict the impact they will have on the group. There are many reasons why we cannot make these assessments with certainty, including, among others, that they are in early stages, no damages or remedies have been specified, and/or the often slow pace of litigation.

Italian business

Following the group’s announcement with respect to our investigation into our Italian business in January 2017, three purported securities class action complaints were filed against the company and certain current and former officers in United States courts. All three actions

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are purportedly brought on behalf of purchasers of BT Group ADRs between May 2012 or May 2013 and January 2017. The actions allege that the company made materially false and/or misleading statements between 2012 and 2016 regarding its internal controls, ethics and corporate governance, and financial outlook in its submissions to and filings with the US Securities and Exchange Commission and other public disclosure. Plaintiffs’ counsel have filed motions to appoint lead plaintiff and lead counsel, and decisions on these motions have not yet been made. We intend to defend these claims vigorously.

The issues in Italy have also resulted in engagement with certain of our regulators and other authorities in the UK and elsewhere. As would be expected, we are cooperating fully with these bodies including the Italian authorities.

Other information – Listing Rules

For the purposes of LR 9.8.4CR, the information required to be disclosed by LR 9.8.4R is on these pages:

Section	Information	Page
(1)	Interest capitalised	Not material for the group
(2)	Publication of unaudited financial information	20 to 21
(4)	Details of unusual long-term incentive schemes	Not applicable
(5)	Waiver of emoluments by a director	Not applicable
(6)	Waiver of future emoluments by a director	Not applicable
(7)	Non pre-emptive issues of equity for cash	92 and 234
(8)	Non pre-emptive issue by a major subsidiary undertaking	Not applicable
(9)	Parent participation in a placing by a listed subsidiary	Not applicable
(10)	Contracts of significance involving a director or controlling shareholder	Not applicable
(11)	Provision of services by a controlling shareholder	Not applicable
(12)	Shareholder waiver of dividends	See below
(13)	Shareholder waiver of future dividends	See below
(14)	Agreements with controlling shareholders	Not applicable

In respect of LR 9.8.4R (12) and (13) the trustee of the BT Group Employee Share Ownership Trust agrees to waive dividends payable on the BT shares it holds for satisfying awards under various BT executive share plans. Under the rules of these share plans, the dividends are re-invested in BT shares that are added to the relevant share awards.

Other statutory information – Companies Act 2006

Certain provisions of the 2006 Act require us to make additional disclosures. These are described on the pages listed below:

Information	Page
Structure of BT’s share capital (including the rights and obligations attaching to the shares)	168 and 266 to 268
Restrictions on the transfer of BT shares and voting rights	266 to 268
Significant direct or indirect shareholdings	152
Appointment and replacement of directors	137 and 268
Significant agreements to which BT Group plc is a party that take effect, alter or terminate upon a change of control following a takeover	268 to 269

The following disclosures aren’t covered elsewhere in this Annual Report:

–	BT has two employee share ownership trusts that hold BT shares for satisfying awards under the various employee share plans. The Trustee of the BT Group Employee Share Investment Plan may invite participants, on whose behalf it holds shares, to direct it how to vote in respect of those shares. If there is an offer for the shares or other transaction which would lead to a change of control of BT, participants may direct the Trustee to accept the offer or agree to the transaction. In respect of shares held in the BT Group Employee Share Ownership Trust, the Trustee abstains from voting those shares.
–	If there’s an offer for the shares, the Trustee doesn’t have to accept or reject the offer but will have regard to the interests of the participants, may consult them to obtain their views on the offer and may otherwise take the action with respect to the offer it thinks fair.
–	No person holds securities carrying special rights with regard to control of the company.
–	Proxy appointment and voting instructions must be received by the registrars not less than 48 hours before a general meeting (see also page 266).
–	Any amendment of BT’s Articles of Association requires shareholder approval in accordance with applicable legislation.
–	The powers of the directors are determined by UK legislation and the Articles of Association. The directors are authorised to issue and allot shares, and to undertake purchases of BT shares subject to shareholder approval at the AGM.
–	We have no agreements with directors providing for compensation for loss of office or employment as a result of a takeover. There is similarly no provision for this in standard contracts for employees.
–	We aren’t aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights.

Political donations

Our policy is that no company in the group will make contributions in cash or kind to any political party, whether by gift or loan. However, the definition of political donations used in the 2006 Act is very much broader than the sense in which these words are ordinarily used. It could cover things like making members of parliament and others in the political world aware of key industry issues and matters affecting the company, enhancing their understanding of BT.

The authority for political donations we are requesting at the AGM isn’t intended to change this policy. It will, however, ensure that the group continues to act within the provisions of the 2006 Act requiring companies to obtain shareholder authority before they can make donations to EU political parties and/or political organisations as defined in the 2006 Act. During 2016/17, the company’s wholly owned subsidiary, British Telecommunications plc, paid the costs of attending corporate days at (i) the Conservative party conference; (ii) the Labour party conference and (iii) costs associated with participating in an event as part of the EU referendum debate. These costs totalled £6,870 (2015/16: £4,192). No loans were made to any political party by any company in the BT group.

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Shareholders and Annual General Meeting

Relations with shareholders

The chief executive and group finance director, as well as other senior executives, hold meetings with BT’s institutional shareholders and prospective shareholders to discuss BT’s strategy and financial performance. In 2016/17 we held 507 meetings or events with institutional investors. This included a number of meetings held with investors by our chairman and senior independent director. This marks a significant increase on 353 in 2015/16. Following Simon Lowth joining as group finance director in July 2016, we saw an increased number of introductory meetings. The announcement of our updated outlook in January 2017 then also led to an increased number of requests for meetings. All non-executive directors have an invitation to attend investor meetings if they wish.

We control contact with institutional investors (as well as financial analysts, brokers and the media) through written guidelines that ensure the protection of commercial and inside information that has not already been made generally available to the market.

During the year, we surveyed 13,000 private shareholders selected at random to help us improve shareholder engagement. We’ve continued to include more information on BT’s financial performance, strategy, our purpose and future plans in our shareholder communications.

We provide the directors with regular reports and other written briefings on shareholders’ and analysts’ views and the company secretary notifies directors of changes in the holdings of the principal shareholders. We’ve put procedures in place to ensure the timely release of inside information and for the publication of financial results and regulatory financial statements. The Disclosure Committee made up of the group chief executive, group finance director and other senior executives, is chaired by the company secretary and reviews all significant announcements for accuracy and compliance requirements.

Substantial shareholdings

At 11 May 2017, BT had received notice, under the Financial Conduct Authority’s Disclosure Guidance & Transparency Rules, in respect of the following holding of shares:

	Date	Shares	% of total voting rights
BlackRock Inc	27 April 2017	497,222,381	4.99%

At 31 March 2017, BlackRock’s interest was 547,375,427 shares representing 5.50% of total voting rights. No requirement to notify the company of any increase or decrease would have arisen unless the holding moved up or down a whole number percentage level. The percentage level may decrease on the transfer of treasury shares for any of the company’s share plans.

In addition to the above, T-Mobile Holdings Limited holds 1,196,175,322 shares representing 12% of total voting rights and Orange SA and Orange Telecommunications Group Limited holds 399,070,327 shares representing 4% of total voting rights.

No changes to these holdings were notified to BT in 2016/17.

As partial consideration for our purchase of EE Limited in January 2016, we issued 1,594,900,429 new ordinary shares to T-Mobile Holdings Limited and Orange Telecommunications Group Limited.

Annual General Meeting

Resolutions

We’ll ask our shareholders to vote on both the Annual Report and the Report on Directors’ Remuneration at our AGM. Approval of the latter will be sought in two parts and will include the Remuneration Policy.

As part of our policy to involve shareholders fully in the affairs of the company, at our AGM we give them the opportunity to ask questions about BT’s activities. We also give shareholders the opportunity to vote on every important issue by proposing a separate resolution for each. Before the AGM, we count the proxy votes for and against each resolution, as well as votes withheld, and make the results available at the meeting. As with the 2016 AGM, we’ll take votes on all matters at the 2017 AGM on a poll, except procedural issues. We’ll count every vote cast, whether in person or by proxy at the meeting, and post the outcome of voting on the resolutions on our website as soon as possible after the meeting. It’s our policy for all directors to attend the AGM if possible. While, because of ill health or other pressing reasons, this may not always be possible, in normal circumstances this means that the chairs of the Audit & Risk, Nominating & Governance and Remuneration Committees are at the AGM and are available to answer questions. All directors attended the 2016 AGM.

The separate Notice of meeting 2017 which we send to all shareholders who have requested shareholder documents by post contains the 23 resolutions we will propose at the 2017 AGM on 12 July, together with explanatory notes. We notify all shareholders of the publication of these documents, which we send out in the most cost-effective way. We aim to give as much notice of our AGM as possible and at least 21 clear days’ notice, as required by our Articles of Association. In practice, we send these documents to shareholders more than 20 working days before the AGM. (For other general meetings this should be at least 14 working days in advance).

At the AGM we’ll propose resolutions to re-appoint PricewaterhouseCoopers as BT’s auditors and to authorise the directors to agree their remuneration.

Authority to purchase shares

The authority given at last year’s AGM, held on 13 July 2016, for BT to purchase in the market 996m of its shares, representing 10% of the issued share capital, expires on 12 July 2017. Shareholders will be asked to give a similar authority at the 2017 AGM.

During 2016/17, 34m shares of 5p each were purchased under this authority (0.34% of the share capital) for a consideration of £150m, at an average price of £4.41 per share. During 2016/17, 34.5m treasury shares were transferred to meet BT’s obligations under our employee share plans. At 8 May 2017, we held a total of 7.6m shares as treasury shares. All of those shares were purchased in an on-market buyback programme from May 2016 to March 2017.

In addition, the BT Group Employee Share Ownership Trust purchased 12.9m BT shares for a total consideration of £55m, of which 14.3m shares continued to be held in the Trust at 8 May 2017.

Cross reference to the Strategic Report

As permitted by the Companies Act, we have chosen to include in the Strategic Report the following information (required by law to be included in the Report of the Directors):

–	the final dividend proposed by the Board (page 96);
–	an indication of likely future developments in the business of the company (see the Strategic Report on pages 2 to 102);
–	an indication of our R&D activities (page 32);
–	information about our people (page 26); and
–	information about greenhouse gas emissions (page 42).

By order of the Board

Dan Fitz

Group General Counsel & Company Secretary

11 May 2017

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Financial statements

Annual Report 2017	BT Group plc	153

Independent auditors’ report

Report on the group financial statements

United Kingdom

Our opinion

In our opinion, BT Group plc’s group financial statements (the “financial statements”):

–	give a true and fair view of the state of the group’s affairs as at 31 March 2017 and of its profit and cash flows for the year then ended;
–	have been properly prepared in accordance with International Financial Reporting Standards (“IFRSs”) as adopted by the European Union; and
–	have been prepared in accordance with the requirements of the Companies Act 2006 and Article 4 of the IAS Regulation.

Separate opinion in relation to IFRSs as issued by the IASB

As explained in note 1 to the financial statements, the group, in addition to applying IFRSs as adopted by the European Union, has also applied IFRSs as issued by the International Accounting Standards Board (IASB).

In our opinion, the financial statements comply with IFRSs as issued by the IASB.

What we have audited

The financial statements, included within the Annual Report & Form 20-F 2017 (the “Annual Report”), comprise:

–	the group balance sheet as at 31 March 2017;
–	the group income statement for the year then ended;
–	the group statement of comprehensive income for the year then ended;
–	the group cash flow statement for the year then ended;
–	the group statement of changes in equity for the year then ended; and
–	the notes to the financial statements, which include a summary of significant accounting policies and other explanatory information.

Certain required disclosures have been presented elsewhere in the Annual Report, rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited.

The financial reporting framework that has been applied in the preparation of the financial statements is IFRSs as adopted by the European Union, and applicable law.

Our audit approach

Context

We took into consideration the ongoing integration of EE into the wider group and that 2016/17 was the first full year of EE’s results being consolidated into the group’s financial statements. EE was also included in the group’s internal control over financial reporting framework for the first time.

In addition, in October 2016, the group announced that following allegations of inappropriate management behaviour in BT’s Italian business, it had conducted an initial internal investigation. This initial investigation included a review of accounting practices during which group management had identified certain historical accounting errors and reassessed certain areas of management judgement. In January 2017, the group announced that its investigations had revealed that the extent and complexity of inappropriate behaviour in the Italian business was greater than previously identified and had resulted in the overstatement of earnings in the Italian business over a number of years. We considered the impact of these matters on the group audit risk assessment, the scope of the audit (in determining which reporting units required audit work and the extent of the work to be performed in Italy specifically and in other reporting units) and the audit response to the issues identified.

Overview

–	Overall group materiality: £130 million (2015/16: £130 million) which represents approximately 4% of profit before tax.
–	Full scope audits were performed in three reporting units – the main BT UK trading company (British Telecommunications plc), EE and the principal reporting unit in Italy. These units accounted for over 80% of the group’s revenue and group’s profit before tax.
–	Specific audit procedures were performed in four reporting units – Spain, Germany, Ireland and the US. These units accounted for 7% of the group’s revenue.
–	Specific audit procedures over certain operating costs were performed in one additional reporting unit in the UK.

Our assessment of the risk of material misstatement also informed our views on the areas of particular focus for our work which are listed below:

–	Assessment of the carrying value of goodwill and acquired intangible assets in EE;
–	Assessment of the carrying value of goodwill in Global Services;
–	Major contracts in Global Services, Business & Public Sector and EE;
–	Accuracy of revenue due to complex billing systems;
–	Pension scheme obligations and unquoted investments in the BT Pension Scheme;
–	Litigation and regulatory provisions (including historical use of deemed consent);
–	Recognition and measurement of potential tax exposures and deferred tax assets;
–	Cost capitalisation and asset lives for property, plant and equipment and software intangible assets; and
–	Irregular accounting practices in BT Italia.

The scope of our audit and our areas of focus

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (“ISAs (UK & Ireland)”).

We designed our audit by determining materiality and assessing the risks of material misstatement in the financial statements. In particular, we looked at where the directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. As in all of our audits we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the directors that represented a risk of material misstatement due to fraud.

The risks of material misstatement that had the greatest effect on our audit, including the allocation of our resources and effort, are identified as “areas of focus” in the table below. We have also set out how we tailored our audit to address these specific areas in order to provide an opinion on the financial statements as a whole, and any comments we make on the results of our procedures should be read in this context. This is not a complete list of all risks identified by our audit.

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Area of focus	How our audit addressed the area of focus

Assessment of the carrying value of goodwill and acquired intangible assets in EE

The group acquired EE on 29 January 2016 and finalised the purchase price accounting in the current year. The goodwill acquired was £6.5bn and other intangible assets with finite useful lives of £5.9bn were also recognised on acquisition.

As a result of the group reorganisation effective 1 April 2016, the group allocated goodwill of £2.1bn relating to the acquisition of EE to other cash generating units (CGUs) on a relative fair value basis in accordance with IAS 36 ‘Impairment of assets’.

The carrying value of goodwill and other intangible assets is generally considered to be at higher risk of impairment in the first year following any acquisition.

Management prepared an impairment assessment, for both the goodwill and the intangible assets acquired, that was based on a value in use calculation. Management concluded that there was no impairment. The disclosures in respect of this are included in note 12.

We evaluated the design and tested the operating effectiveness of management’s controls in assessing the carrying value of goodwill and other intangible assets. We determined that the controls were designed and operating effectively.

We tested the allocation of EE goodwill to other CGUs. In testing this we assessed whether management’s approach was in compliance with IAS 36 and tested the calculation.

We assessed and challenged management on the assumptions reflected in the future cash flows of the businesses transferred between CGUs as a result of the reorganisation.

In testing the impairment assessment we agreed the cash flow forecasts used in the impairment model to Board approved forecasts. We considered management’s expectations in respect of developments in the business and corroborated certain information with third party sources where possible and tested internal data. We considered planned operational improvements and the reasonableness of these in generating future cash flows and whether these were appropriately reflected in the cash flow forecasts.

We compared actual historical cash flows with previous forecasts.

We used internal specialists to independently calculate an appropriate pre-tax discount rate by making reference to market data, and to verify the long-term growth rate used by management to observable market data.

For the other intangible assets, we considered management’s assessment of whether there is any indication of an impairment trigger, considering both internal and external sources of information.

We assessed the sufficiency of the sensitivity analyses performed by management, focusing on what we consider to be reasonably possible changes in key assumptions.

Overall we considered the assumptions adopted by management to be within a reasonable range. We also considered the appropriateness of the disclosure in note 12.

As a result of our work, we determined that the conclusions reached by management in the reallocation of goodwill between CGUs, and that there was no impairment of goodwill or the acquired finite-lived intangible assets, were supportable.

Assessment of the carrying value of goodwill in Global Services

As at 31 March 2017, goodwill relating to the Global Services CGU amounted to £571m out of a total goodwill balance of £8bn. Management prepared an impairment assessment for the Global Services CGU, as required under accounting standards, which was based on a value in use calculation. Similar assessments were performed by the directors for the other goodwill balances. Management concluded that there was no impairment of goodwill in any CGU, including Global Services.

We focused on the impairment assessment for Global Services as the headroom (of value in use over carrying value) was limited and the assessment is sensitive to changes in assumptions (in particular the long term growth rate, the discount rate and the assumptions underlying future operating cash flows).

We evaluated the design and tested the operating effectiveness of management’s controls in assessing the carrying value of goodwill. We determined that the controls were designed and operating effectively.

We focused on the key assumptions included in the impairment assessment, being the cash flows for each year of management’s detailed forecast, the long-term growth rate and the discount rate.

To determine the appropriateness of the future operating cash flows, we:

–  Agreed the cash flow forecasts used in the impairment model to Board approved forecasts;

–  Considered management’s expectations in respect of developments in the business and corroborated certain information with third party sources. We considered planned operational improvements and the reasonableness of these in generating future cash flows and whether these were appropriately reflected in the cash flow forecasts; and

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Independent auditors’ report continued

Area of focus	How our audit addressed the area of focus

Assessment of the carrying value of goodwill in Global Services continued

–  Compared actual historical cash flow results for the Global Services CGU with previous forecasts to determine forecasting accuracy.

We used internal specialists to independently verify the long term growth rate to market data and to independently calculate the pre-tax discount rate used by management by reference to market data.

We assessed the sufficiency of the sensitivity analysis performed by management and performed further sensitivity analyses, focusing on what we considered to be reasonably possible changes in the key assumptions. As noted in note 12, the conclusion reached by management that no impairment has arisen is highly sensitive to relatively small changes in the assumptions.

Overall we considered the assumptions made to be within a reasonable range. We also considered the appropriateness of the disclosures in note 12.

Major contracts in Global Services, Business & Public Sector and EE

We focused on these contracts as they involve significant estimates in respect of:

–  the completeness and adequacy of provisions against contracts projected to be loss making; and

–  the recoverability of contract-specific assets, including deferred costs and property, plant and equipment.

Consideration of the completeness and adequacy of provisions against contracts and the recoverability of contract-specific assets is dependent on the quantum and timing of recognition of contract profits and the assumptions underpinning the lifetime profitability forecasts for the contracts.

The group has deferred costs in respect of major contracts totalling £163m at 31 March 2017.

We tested a sample of major contracts, focusing our work on those which were material by size, and then those which we regarded as higher risk because of the nature of the contract, its stage of delivery or the related assets on the balance sheet. In performing this sample testing we assessed the appropriateness of the assumptions and judgements underpinning the accounting for these major contracts as follows:

–  We evaluated the design and tested the operating effectiveness of controls in respect of the accounting for major contracts.

–  We obtained and read the relevant sections of the contracts agreed between BT and the customer, tested a sample of revenue transactions by tracing them to supporting evidence of delivery and acceptance and assessed the revenue recognised in the period by comparing it with the contractual terms and actual pattern of delivery of services.

–  We compared the forecast results of certain contracts in our scope with the actual results to assess the performance of the contract and the historical accuracy of forecasting.

We assessed the recoverability of contract-specific assets dedicated to the sampled contracts by examining future forecast profitability of the related contract and the associated deferred revenue.

We assessed the reasonableness of lifetime profitability forecasts by analysing historical contract performance relative to overall contractual commitments. We assessed management’s assumptions on future contract costs, including any forecast savings, by assessing the actions required to achieve these forecasts. We assessed whether the provisions for loss making contracts are adequate.

Based on our work we did not identify any material misstatement in the related financial statement amounts and found them to be recorded in line with the group’s accounting policies as set out in note 3.

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Area of focus	How our audit addressed the area of focus

Accuracy of revenue due to complex billing systems

The accuracy of revenue amounts recorded is an inherent industry risk. This is because telecom billing systems are complex and process large volumes of data with a combination of different products sold and price changes in the year, through a number of different systems.

We evaluated the relevant IT systems and the design of controls, and tested the operating effectiveness of controls over the:

–  capture and recording of revenue transactions;

–  authorisation of rate changes and the input of this information into the billing systems; and

–  calculation of amounts billed to customers.

We determined that the operation of the controls provided us with evidence over the accuracy of revenue recorded.

We also tested a sample of customer bills and checked these to supporting evidence (e.g. customer orders, contracts or subsequent customer communications from the group confirming changes to prices) and cash received. Our testing included customer bills for consumers, corporate customers and wholesale customers.

Based on our work, we noted no significant issues in the accuracy of revenue recorded in the year.

Pension scheme obligations and unquoted investments in the BT Pension Scheme

We focused on the BT Pension Scheme (BTPS) because the valuation of the BTPS obligations (£58.6bn at 31 March 2017) and unquoted assets, comprised of unquoted equity investments and property assets, (£21.8bn at 31 March 2017) require the use of estimates and significant judgement, and a small change in the key assumptions can have a material impact on the financial statements.

We evaluated the design and tested the operating effectiveness of controls in respect of the determination of the BTPS net deficit. We determined that the operation of the controls provided us with evidence over the valuation of the obligations and the assets and thereby also the accuracy of the amounts recorded in Other Comprehensive Income.

We used our actuarial experts to assess the reasonableness of the actuarial assumptions used in valuing the BTPS obligations. This included comparing the assumptions with our internally developed benchmarks. All the assumptions used by management fell within acceptable ranges.

We tested the existence of the unquoted investments and the valuation of these investments on a sample basis. Specifically:

–  For property assets, we:

–  obtained and read valuation reports prepared by third party specialist valuers for management. We assessed the methods and assumptions used by the valuers and the competence and objectivity of those third party experts;

–  tested the carrying amount of other property assets by validating these to audited financial statements;

–  For direct investments held by the BTPS, the valuations of the investments are derived from discounted cash flow models. These models use assumptions including discount rates and cash flow forecasts. We assessed the assumptions used in the valuations by checking that the assumptions used were consistent with our internally developed range of discount rates (with the support of internal specialists), by comparing the cash flows with historical results and considering the impact of other external information. We tested the accuracy of the calculations and assessed whether the assumptions used were in line with other market participants and reflected the particular status of the investment shareholding; and

–  For other unquoted investments we tested internal controls, obtained confirmations of the valuation from the custodians and the investment managers, and tested the carrying amount by validating these to audited financial statements.

We considered the estimates and judgements used by management for the obligations and the unquoted investments to be within an acceptable range.

We also considered the appropriateness of the disclosure in note 20.

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Independent auditors’ report continued

Area of focus	How our audit addressed the area of focus

Litigation and regulatory provisions (including historical use of deemed consent)

The group has regulatory provisions of £479m relating to regulatory risks, including an additional £300m provision arising in the current year from the findings of the Ofcom investigation related to the historical use of deemed consent in the delivery of Ethernet services.

Included within the group’s other provisions of £246m are provisions for litigation risks.

These provisions are based on judgements and accounting estimates made by management in determining the likelihood and magnitude of claims, and consequently we focused on the judgements and estimates involved.

In particular, the current telecommunications regulatory environment has seen an increased frequency and magnitude of matters brought to Ofcom and the Competition Appeal Tribunal (CAT) in the UK.

We evaluated the design and tested the operating effectiveness of controls in respect of the determination of the provisions. We determined that the operation of the controls provided us with evidence over the completeness, accuracy and valuation of the provisions.

For regulatory provisions, we read correspondence and pronouncements from the regulator Ofcom and the CAT and correspondence from other communication providers (CPs).

We evaluated the regulatory risk exposures identified by management against observable data. We also assessed management’s regulatory risk likelihood assessment by comparing its assessment against historical disputes, open claims from CPs, current pronouncements issued by Ofcom and the CAT and by considering the nature of the identified regulatory risk exposure.

In relation to the historical use of deemed consent in the delivery of Ethernet services, we assessed the provision calculation by comparison to the findings included in the correspondence with Ofcom, examining the methodology applied, testing inputs to source data and testing assumptions by comparison with supporting evidence. We engaged our statistical experts to review the findings of a third party expert appointed by management to determine an appropriate approach to sampling deemed consent orders.

For litigation provisions, we read the summary of litigation matters provided by management and held discussions with the group’s general counsel and head of litigation. We held discussions with each of the group’s external legal advisors with respect to the matters included in the summary. Where appropriate we examined correspondence connected with the cases.

For regulatory and litigation provisions, we tested the calculation of the provisions, assessed the assumptions against third party data, where available, and assessed the estimates against historical trends.

We considered management’s judgements on the level of provisioning to be appropriate. We also considered the appropriateness of the disclosures in note 19.

Recognition and measurement of potential tax exposures and deferred tax assets

The group operates in a complex multinational tax environment and is subject to a range of tax risks. There is inherent judgement involved in determining provisions for uncertain tax positions.

The group has material unrecognised deferred tax assets in respect of brought forward trading losses and other temporary differences, as set out in note 9. The recognition of deferred tax assets involves judgement regarding the likelihood of the realisation of these assets, in particular whether there will be taxable profits in future periods that support recognition of these assets.

The group has deferred tax assets of £172m relating to EE. The recognition of these assets requires estimates to be applied in relation to the associated assessed future profitability of this legal entity, including the potential impact of the ongoing integration of the EE operations into the wider group.

We evaluated the design and tested the operating effectiveness of controls in place for the determination and recognition of deferred tax balances and uncertain tax positions. We determined these controls provided us with evidence for the purposes of our audit.

We tested the underlying data for the key deferred tax and uncertain tax provision calculations.

In conjunction with our tax specialists, we evaluated management’s rationale in relation to the level of tax provisions. We considered the status of recent and current tax audits and enquiries, the results of previous claims and changes to the tax environments in the markets in which the group operates. We utilised our specialist tax knowledge and experience of similar situations elsewhere to examine tax planning arrangements and the global transfer pricing model and assess management’s judgements. We found that the level of provisioning overall was appropriate.

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Area of focus	How our audit addressed the area of focus

Recognition and measurement of potential tax exposures and deferred tax assets continued

In assessing management’s conclusions with respect to the recognition of deferred tax assets, we evaluated the amount of tax losses recognised in light of future projected profitability of the relevant subsidiary companies, by assessing the forecasts against past results and our expectations of future trading performance.

In assessing the EE deferred tax asset we tested controls over the calculation of the asset and management’s assessment of its recoverability, using our tax specialists and our knowledge of the group as a whole.

We considered management’s judgement on the recoverability of the EE deferred tax asset to be appropriate.

We also considered the appropriateness of the disclosure in note 9.

Cost capitalisation and asset lives for property, plant and equipment and software intangible assets

Capitalisation of costs and the useful lives assigned to assets are areas of judgement by management.

These manifest themselves in the following two audit risks:

–  the risk that amounts being capitalised do not meet capitalisation criteria, including the recognition and deferral of related grants; and

–  the risk that the useful economic lives assigned to assets are inappropriate.

We focused on the recognition of capital grants associated with the Broadband Delivery UK (BDUK) and Superfast Extension (SEP) programmes, as the grants may be subject to re-investment or repayment depending on the level of take-up requiring calculation of grant income to be deferred.

We evaluated the design and tested the operating effectiveness of controls around the property, plant and equipment cycle and software intangible assets cycle, including the controls over whether engineering (labour) activity is capital or operating in nature. We determined that the operation of the controls provided us with audit evidence in respect of the capitalisation of costs.

We tested costs capitalised in the year and considered the ageing of assets in the course of construction. We assessed the nature of costs incurred in capital projects through testing of amounts recorded and considering whether the expenditure met the criteria for capitalisation under accounting standards. We found no material misstatements from our testing.

We tested the controls over the annual review of asset lives. In addition, we tested whether management’s views on asset lives are supportable by considering our knowledge of the business and results of the wider telecoms industry. We also tested whether the prior year asset life review has been appropriately applied and assessed the judgements made by management in the current year review. We found that the asset lives were consistent with those commonly used in the industry and appropriately reflected technological developments.

We tested the controls in place over the recording and reconciliation of grant income deferral. We assessed the key assumption of the forecast level of end user take-up applied by the management to calculate the deferral. In addition, we tested other key inputs to supporting evidence and the accuracy of the calculation. We considered the level of grant recognition to be appropriate.

Irregular accounting practices in BT Italia

As further explained on page 6 of the Annual Report, on 27 October 2016 BT announced that an initial internal investigation of accounting practices in its Italian business had identified certain historical accounting errors, and areas of management judgement that merited reassessment. At that time, management announced the write down of items on the Italian balance sheet by £145 million.

We incorporated our forensic specialists into our audit team to assess the structure, scope, approach and independence of the investigation commenced by the Board, and to satisfy ourselves that it considered the risk that the issues identified may be more pervasive across the BT Group, and that the conclusions reached were appropriate. We also used our forensics specialists to support us in considering the associated audit risks arising from each of the matters identified by the investigation and determining the impact on our audit risk assessment and developing an appropriate audit response.

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Independent auditors’ report continued

Area of focus	How our audit addressed the area of focus

Irregular accounting practices in BT Italia continued

In January 2017, management reported that the investigation into the financial position of the Italian business was substantially complete and further adjustments had been identified. The total impact amounted to £268m in relation to prior year errors, and £245m for changes in accounting estimates. The prior year errors were reflected in the relevant comparative periods and the impact is set out in note 1. The specific items are described in note 8.

Further details of the investigation commissioned by the Board, which reported to the chairman of the Audit & Risk Committee and the BT Group chairman, are set out on pages 112 and 113. Management’s response to the findings of the investigation, including the associated control deficiencies that were identified, is set out on pages 148 and 149.

Our audit focussed on evaluating the impact on the financial statements and addressing the risk of similar issues in other reporting units.

We considered the scope of the audit and, in particular, assessed which reporting units required additional audit procedures to be performed, including in Italy specifically. We also instructed our component teams to perform additional procedures to respond to the risk of fraud, including testing additional manual journals throughout the year.

We considered the impact of the investigation on management’s internal control environment both in Italy and in other locations. Where deficiencies in controls were identified, we tested compensating controls where these existed and performed additional substantive testing where there were no appropriate compensating controls.

Taking the above into account, consistent with our original audit plan, we instructed our component audit team in Italy to perform a full scope audit on the reporting unit’s complete financial information, and evaluated the component team’s work. In addition, we performed a significant level of oversight, with senior members of the group engagement team spending time in Italy during the planning, execution and completion phases of the component audit. As part of these oversight activities, we were involved in the component audit team’s risk assessment to identify significant risks of material misstatement, evaluated the appropriateness of the audit procedures to be performed by the component team to respond to the identified significant risks, reviewed certain working papers of the component audit team to evaluate the work performed and held regular meetings with our component audit team and with local, Global Services and Group management to consider the component team’s audit work and findings. Our component team in Italy also specifically tested the prior year revisions and the specific items recorded.

As a result of our work, we satisfied ourselves that the adjustments posted by management following the investigation are materially appropriate. We also considered the appropriateness of the disclosures made by management in the financial statements, in particular in note 1 and determined that they provided an adequate explanation of the issue and the results of management’s investigation.

How we tailored the audit scope

We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the geographic structure of the group, the accounting processes and controls including those performed at the group’s shared service centres, and the industry. The group comprises a number of reporting units, in both the UK and overseas, which relate to the geographic markets in which the group operates.

The group’s accounting process is structured around a finance function in each of the reporting units who are supported by one of the group’s shared service centres. The reporting units are responsible for their own accounting records and controls and report to the head office finance team in London through an integrated consolidation system.

In establishing the overall approach to the group audit, we determined the type of work that needed to be performed at reporting units by us, as the group engagement team, or component auditors from other PwC network firms operating under our instruction (including PwC UK for EE). Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the financial statements as a whole.

For three reporting units (the main BT UK trading company (British Telecommunications plc), EE and Italy) an audit of the complete financial information was performed. These accounted for over 80% of the group’s revenue and the group’s profit before tax.

In four reporting units (Germany, Ireland, Spain and the US) specific audit procedures on revenue and related balance sheet accounts were performed. These accounted for 7% of the Group’s revenue. In one reporting unit (based in the UK) specific audit procedures on certain operating costs and related balance sheet accounts were performed.

This, together with additional procedures performed on centralised functions and at the group level (on the consolidation and other areas of significant judgement including tax and goodwill), gave us the evidence we needed for our opinion on the financial statements as a whole.

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The group engagement team performed the audit of British Telecommunications plc. The group engagement team also performed the work on the US reporting unit and the UK reporting unit.

For EE, the group engagement team met regularly with the audit team, who are UK based, and attended meetings with management, including the year end clearance meeting.

As explained in the area of focus “Irregular accounting practices in BT Italia” above, the group engagement team was heavily involved in oversight of the work performed on the Italy reporting unit.

Senior members of the group engagement team also visited Spain, Germany and Ireland and communicated with our teams on a regular basis. We also reviewed certain component auditor working papers and participated in the audit clearance meetings for Spain, Germany and Ireland by conference call. In addition, the group engagement team visited the shared service centres relevant to those reporting units in scope for the group audit.

Materiality

The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and on the financial statements as a whole.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

Overall group materiality	£130m (2015/16: £130m)

How we determined it	Approximately 4% of profit before tax.

Rationale for benchmark applied

We consider that profit before tax is the primary measure used by the shareholders in assessing the performance of the group. In our view, using profit before tax ensures that where certain specific items are recurring in nature our audit work is performed to the lower materiality level that results from using a reported profit before tax measure rather than an adjusted profit before tax measure.

In 2015/16 and previous years we used profit before tax as the benchmark, but used an average of profit before tax for the then current year and the previous 3 years. The acquisition of EE significantly changed the composition of the group and in light of this we changed the period from the historical approach of using a four year average of profit before tax to now using only the current year’s profit before tax.

Component materiality	For each reporting unit in our audit scope, we allocated a materiality that was less than overall Group materiality. For British Telecommunications plc and EE, the materiality allocated to these units was £110m and £100m respectively. For all other reporting units the materiality allocated was between £10m and £20m.

We agreed with the Audit & Risk Committee that we would report to them misstatements identified during our audit above £10m (2015/16: £5m) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

Going concern

Under the Listing Rules we are required to review the directors’ statement, set out on pages 146 and 147, in relation to going concern. We have nothing to report having performed our review.

Under ISAs (UK & Ireland) we are required to report to you if we have anything material to add or to draw attention to in relation to the directors’ statement about whether they considered it appropriate to adopt the going concern basis in preparing the financial statements. We have nothing material to add or to draw attention to.

As noted in the directors’ statement, the directors have concluded that it is appropriate to adopt the going concern basis in preparing the financial statements. The going concern basis presumes that the group has adequate resources to remain in operation, and that the directors intend it to do so, for at least one year from the date the financial statements were signed. As part of our audit we have concluded that the directors’ use of the going concern basis is appropriate. However, because not all future events or conditions can be predicted, these statements are not a guarantee as to the group’s ability to continue as a going concern.

Other required reporting

Consistency of other information and compliance with applicable requirements

Companies Act 2006 reporting

In our opinion, based on the work undertaken in the course of the audit:

the information given in the Strategic Report and the Report of the Directors for the financial year for which the financial statements are prepared is consistent with the financial statements; and the Strategic Report and the Report of the Directors have been prepared in accordance with applicable legal requirements.

In addition, in light of the knowledge and understanding of the group and its environment obtained in the course of the audit, we are required to report if we have identified any material misstatements in the Strategic Report and the Report of the Directors. We have nothing to report in this respect.

Annual Report 2017	BT Group plc	161

Independent auditors’ report continued

Under ISAs (UK & Ireland) we are required to report to you if, in our opinion:

information in the Annual Report is:	We have no exceptions to report.

–  materially inconsistent with the information in the audited financial statements; or

–  apparently materially incorrect based on, or materially inconsistent with, our knowledge of the group acquired in the course of performing our audit; or

–  otherwise misleading.

–  the statement given by the directors on page 146, in accordance with provision C.1.1 of the UK Corporate Governance Code (the “Code”), that they consider the Annual Report taken as a whole to be fair, balanced and understandable and provides the information necessary for members to assess the group’s position and performance, business model and strategy is materially inconsistent with our knowledge of the group acquired in the course of performing our audit.

We have no exceptions to report.

–  the section of the Annual Report on pages 112 to 114, as required by provision C.3.8 of the Code, describing the work of the Audit & Risk Committee does not appropriately address matters communicated by us to the Audit & Risk Committee.

We have no exceptions to report.

The directors’ assessment of the prospects of the group and of the principal risks that would threaten the solvency or liquidity of the group

Under ISAs (UK & Ireland) we are required to report to you if we have anything material to add or to draw attention to in relation to:

–  the directors’ confirmation on page 146 of the Annual Report, in accordance with provision C.2.1 of the Code, that they have carried out a robust assessment of the principal risks facing the group, including those that would threaten its business model, future performance, solvency or liquidity.

We have nothing material to add or to draw attention to.

– the disclosures in the Annual Report that describe those risks and explain how they are being managed or mitigated.	We have nothing material to add or to draw attention to.

–  the directors’ explanation on page 55 of the Annual Report, in accordance with provision C.2.2 of the Code, as to how they have assessed the prospects of the group, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We have nothing material to add or to draw attention to.

Under the Lisg Rules we are required to review the directors’ statement that they have carried out a robust assessment of the principal risks facing the group and the directors’ statement in relation to the longer-term viability of the group. Our review was substantially less in scope than an audit and only consisted of making inquiries and considering the directors’ process supporting their statements; checking that the statements are in alignment with the relevant provisions of the Code; and considering whether the statements are consistent with the knowledge acquired by us in the course of performing our audit. We have nothing to report having performed our review.

Adequacy of information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion, we have not received all the information and explanations we require for our audit. We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Corporate governance statement

Under the Listing Rules we are required to review the part of the Corporate governance statement relating to ten further provisions of the Code. We have nothing to report having performed our review.

162	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of Directors’ Responsibilities set out on page 146, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the parent company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

What an audit of financial statements involves

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

–	whether the accounting policies are appropriate to the group’s circumstances and have been consistently applied and adequately disclosed;
–	the reasonableness of significant accounting estimates made by the directors; and
–	the overall presentation of the financial statements.

We primarily focus our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.

We test and examine information, using sampling and other auditing techniques, to the extent we consider necessary to provide a reasonable basis for us to draw conclusions. We obtain audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report. With respect to the Strategic Report and the Report of the Directors, we consider whether those reports include the disclosures required by applicable legal requirements.

Other matter

We have reported separately on the parent company financial statements of BT Group plc for the year ended 31 March 2017 and on the information in the Report on Directors’ Remuneration that is described as having been audited.

Richard Hughes (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

11 May 2017

Annual Report 2017	BT Group plc	163

Independent auditors’ report continued

United States opinion

Report of Independent Registered Public Accounting Firm to the Board of Directors and Shareholders of BT Group plc (the ‘company’)

In our opinion, the accompanying group balance sheets and the related group income statements, group statements of comprehensive income, group statements of changes in equity and group cash flow statements present fairly, in all material respects, the financial position of BT Group plc and its subsidiaries at 31 March 2017 and 31 March 2016, and the results of their operations and their cash flows for each of the three years in the period ended 31 March 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and International Financial Reporting Standards as adopted by the European Union. Also in our opinion, the company did not maintain, in all material respects, effective internal control over financial reporting as of 31 March 2017, based on criteria established in Internal Control – Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control related to the Group’s failure to maintain effective controls to prevent or detect the collusive circumvention or override of controls related to the group’s Italian business existed as of that date.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting on page 149 of the Report of the Directors, General Information of the BT Group plc Annual Report & Form 20-F 2017. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 31 March 2017 group financial statements, and our opinion regarding the effectiveness of the company’s internal control over financial reporting does not affect our opinion on those group financial statements. The company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s report referred to above. Our responsibility is to express opinions on these financial statements and on the company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As set out in note 1, the group has adopted the IFRS Interpretations Committee agenda decision on IAS 32 para 42(a) with effect from 1 April 2016.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

London, United Kingdom

11 May 2017

164	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Group income statement

Year ended 31 March 2017

	Notes	Before specific items £m	Specific items £m [a]	Total £m

Revenue	4	24,082	(20)	24,062
Operating costs	5	(19,947)	(948)	(20,895)
Operating profit (loss)	4	4,135	(968)	3,167
Finance expense	26	(607)	(210)	(817)
Finance income		13	–	13
Net finance expense		(594)	(210)	(804)
Share of post tax loss of associates and joint ventures		(9)	–	(9)
Profit (loss) before taxation		3,532	(1,178)	2,354
Taxation	9	(663)	217	(446)
Profit (loss) for the year		2,869	(961)	1,908
Earnings per share	10
Basic				19.2p
Diluted				19.1p
Year ended 31 March 2016
	Notes	Before specific items Revised £m [b]	Specific items £m [a]	Total Revised[b] £m

Revenue	4	18,879	133	19,012
Operating costs	5	(15,051)	(348)	(15,399)
Operating profit (loss)	4	3,828	(215)	3,613
Finance expense	26	(520)	(229)	(749)
Finance income		37	–	37
Net finance expense		(483)	(229)	(712)
Share of post tax profit of associates and joint ventures		6	–	6
Profit (loss) before taxation		3,351	(444)	2,907
Taxation	9	(607)	166	(441)
Profit (loss) for the year		2,744	(278)	2,466
Earnings per share	10
Basic				28.5p
Diluted				28.2p

[a]	For a definition of specific items, see page 252. An analysis of specific items is provided in note 8.
[b]	See note 1.

Annual Report 2017	BT Group plc	165

Group income statement

Year ended 31 March 2015

	Notes	Before specific items Revised £m [a]	Specific items £m [b]	Total Revised £m [a]

Revenue	4	17,840	128	17,968
Operating costs	5	(14,185)	(381)	(14,566)
Operating profit (loss)	4	3,655	(253)	3,402
Finance expense	26	(577)	(299)	(876)
Finance income		17	–	17
Net finance expense		(560)	(299)	(859)
Share of post tax loss of associates and joint ventures		(1)	–	(1)
Profit on disposal of interest in associates and joint ventures	8	–	25	25
Profit (loss) before taxation		3,094	(527)	2,567
Taxation	9	(631)	121	(510)
Profit (loss) for the year		2,463	(406)	2,057
Earnings per share	10
Basic				25.5p
Diluted				25.1p

[a]	See note 1.
[b]	For a definition of specific items, see page 252. An analysis of specific items is provided in note 8.

Group statement of comprehensive income

Year ended 31 March

	Notes	2017 £m	2016 Revised £m [a]	2015 Revised £m [a]

Profit for the year		1,908	2,466	2,057
Other comprehensive (loss) income
Items that will not be reclassified to the income statement
Remeasurements of the net pension obligation	20	(2,789)	755	(1,051)
Tax on pension remeasurements	9	416	(240)	208

Items that have been or may be reclassified to the income statement
Exchange differences on translation of foreign operations	28	237	29	16
Fair value movements on available-for-sale assets	28	(3)	(2)	7
Fair value movements on cash flow hedges:
– net fair value gains	28	884	381	207
– recognised in income and expense	28	(938)	(230)	(218)
Tax on components of other comprehensive income that have been or may be reclassified	9, 28	29	5	37
Other comprehensive (loss) income for the year, net of tax		(2,164)	698	(794)
Total comprehensive (loss) income for the year		(256)	3,164	1,263

[a]	See note 1.

166	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Group balance sheet

At 31 March

	Notes	2017 £m	2016 Revised £m [a]	2015 Revised £m [a]

Non-current assets
Intangible assets	12	15,029	15,450	3,170
Property, plant and equipment	13	16,498	15,971	13,498
Derivative financial instruments	27	1,818	1,462	1,232
Investments	23	44	46	44
Associates and joint ventures		31	24	26
Trade and other receivables	17	360	218	179
Deferred tax assets	9	1,717	1,247	1,559
		35,497	34,418	19,708

Current assets
Programme rights	15	264	225	118
Inventories	16	227	189	94
Trade and other receivables	17	3,835	3,978	3,093
Current tax receivable		73	65	65
Derivative financial instruments	27	428	177	97
Investments	23	1,520	2,918	3,523
Cash and cash equivalents	24	528	996	848
		6,875	8,548	7,838

Current liabilities
Loans and other borrowings	25	2,632	3,736	2,314
Derivative financial instruments	27	34	48	168
Trade and other payables	18	7,437	7,418	5,348
Current tax liabilities		197	271	222
Provisions	19	625	178	142
		10,925	11,651	8,194
Total assets less current liabilities		31,447	31,315	19,352

Non-current liabilities
Loans and other borrowings	25	10,081	11,025	7,862
Derivative financial instruments	27	869	863	927
Retirement benefit obligations	20	9,088	6,382	7,583
Other payables	18	1,298	1,106	929
Deferred tax liabilities	9	1,240	1,262	948
Provisions	19	536	565	422
		23,112	21,203	18,671

Equity
Ordinary shares		499	499	419
Share premium		1,051	1,051	1,051
Own shares	21	(96)	(115)	(165)
Merger reserve		6,647	8,422	998
Other reserves	28	884	685	502
Retained loss		(650)	(430)	(2,124)
Total equity		8,335	10,112	681
		31,447	31,315	19,352

[a]	See note 1.

The consolidated financial statements on pages 165 to 231 and 234 to 249 were approved by the Board of Directors on 11 May 2017 and were signed on its behalf by:

Sir Michael Rake

Chairman

Gavin Patterson

Chief Executive

Simon Lowth

Group Finance Director

Annual Report 2017	BT Group plc	167

Group statement of changes in equity

	Notes	Share capital £m	[a]	Share premium £m	[b]	Own shares £m [c]	Merger reserve £m	[d]	Other reserves £m [e]	Retained (loss) earnings £m	Total equity (deficit) £m
At 1 April 2014 – previously reported		408		62		(829)	998		449	(1,680)	(592)
Revisions		–		–		–	–		4	(64)	(60)
At 1 April 2014 – revised		408		62		(829)	998		453	(1,744)	(652)
Profit for the year[f]		–		–		–	–		–	2,057	2,057
Other comprehensive gain (loss) – before tax[f]		–		–		–	–		230	(1,051)	(821)
Tax on other comprehensive gain (loss)	9	–		–		–	–		37	208	245
Transferred to the income statement		–		–		–	–		(218)	–	(218)

Total comprehensive income for the year[f]		–		–		–	–		49	1,214	1,263
Issue of new shares[g]		11		989		–	–		–	–	1,000
Dividends to shareholders	11	–		–		–	–		–	(925)	(925)
Share-based payments	22	–		–		–	–		–	70	70
Tax on share-based payments	9	–		–		–	–		–	54	54
Net buyback of own shares	21	–		–		664	–		–	(783)	(119)
Other movements		–		–		–	–		–	(10)	(10)
At 1 April 2015[f]		419		1,051		(165)	998		502	(2,124)	681

Profit for the year[f]		–		–		–	–		–	2,466	2,466
Other comprehensive gain – before tax[f]		–		–		–	–		408	755	1,163
Tax on other comprehensive gain	9	–		–		–	–		5	(240)	(235)
Transferred to the income statement		–		–		–	–		(230)	–	(230)

Total comprehensive income for the year[f]		–		–		–	–		183	2,981	3,164
Issue of new shares[h]		80		–		–	7,424		–	–	7,504
Dividends to shareholders	11	–		–		–	–		–	(1,078)	(1,078)
Share-based payments	22	–		–		–	–		–	58	58
Tax on share-based payments	9	–		–		–	–		–	12	12
Net buyback of own shares	21	–		–		50	–		–	(275)	(225)
Other movements[f]		–		–		–	–		–	(4)	(4)
At 1 April 2016[f]		499		1,051		(115)	8,422		685	(430)	10,112

Profit for the year		–		–		–	–		–	1,908	1,908
Other comprehensive gain (loss) – before tax		–		–		–	–		1,108	(2,779)	(1,671)
Tax on other comprehensive gain (loss)	9	–		–		–	–		29	416	445
Transferred to the income statement		–		–		–	–		(938)	–	(938)

Total comprehensive income (loss) for the year		–		–		–	–		199	(455)	(256)
Transfers to realised profit		–		–		–	(1,775)		–	1,775	–
Dividends to shareholders	11	–		–		–	–		–	(1,436)	(1,436)
Share-based payments	22	–		–		–	–		–	57	57
Tax on share-based payments	9	–		–		–	–		–	(6)	(6)
Net buyback of own shares	21	–		–		19	–		–	(155)	(136)
At 31 March 2017		499		1,051		(96)	6,647		884	(650)	8,335

[a]	The allotted, called up, and fully paid ordinary share capital of BT Group plc at 31 March 2017 was £499m comprising 9,968,127,681 ordinary shares of 5p each (2016: £499m comprising 9,968,127,681) ordinary shares of 5p each.
[b]	The share premium account, comprising the premium on allotment of shares, is not available for distribution.
[c]	For further analysis of own shares, see note 21.
[d]	The merger reserve balance at 1 April 2015 arose on the group reorganisation that occurred in November 2001 and represented the difference between the nominal value of shares in the new parent company, BT Group plc, and the aggregate of the share capital, share premium account and capital redemption reserve of prior parent company, British Telecommunications plc. On 29 January 2016, the company issued 1,594,900,429 ordinary shares of 5p at 470.7p per share. These shares were used as part consideration for the acquisition of EE. As a result of this transaction the merger reserve was credited with £7,424m net of £3m issue costs. In 2016/17, there was a transfer of £1,775m of merger reserve to realised profit following the settlement of an intercompany loan by qualifying consideration.
[e]	For further analysis of other reserves, see note 28.
[f]	Revised, see note 1.
[g]	On 12 February 2015, the company issued 222,000,223 ordinary shares of 5p at 455p per share, raising £1,000m net of issue costs. Share capital increased by £11m and share premium by £989m.
[h]	On 29 January 2016, the company issued 1,594,900,429 ordinary shares of 5p at 470.7p per share, raising £7,504m net of issue costs. Share capital increased by £80m and merger reserve by £7,424m.

168	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Group cash flow statement

Year ended 31 March

	Note	2017 £m	2016 Revised £m [a]	2015 Revised[a] £m

Cash flow from operating activities
Profit before taxation		2,354	2,907	2,567
Profit on disposal of interest in associates and joint ventures		–	–	(25)
Share of post tax loss (profit) of associates and joint ventures		9	(6)	1
Net finance expense		804	712	859

Operating profit		3,167	3,613	3,402
Other non-cash charges (credits)		20	39	(19)
(Profit) loss on disposal of businesses		(16)	–	1
Depreciation and amortisation		3,572	2,631	2,538
Increase in inventories		(33)	–	(13)
Increase in programme rights		(95)	(44)	(40)
Decrease (increase) in trade and other receivables		168	(83)	(263)
(Decrease) increase in trade and other payables		(152)	124	199
Decrease in other liabilities[b]		(307)	(810)	(727)
Increase (decrease) in provisions	19	401	(63)	19
Cash generated from operations		6,725	5,407	5,097
Income taxes paid		(551)	(256)	(309)
Net cash inflow from operating activities		6,174	5,151	4,788

Cash flow from investing activities
Interest received		7	10	10
Dividends received from associates and joint ventures		2	17	–
Acquisition of subsidiaries[c]	14	18	(3,371)	(6)
Proceeds on disposal of subsidiaries[c], associates and joint ventures		46	–	26
Acquisition of joint ventures		(13)	(8)	(10)
Proceeds on disposal of current financial assets[d]		10,834	8,918	8,124
Purchases of current financial assets[d]		(9,411)	(8,252)	(9,898)
Proceeds on disposal of non-current asset investments		–	–	8
Purchases of non-current asset investments		(22)	–	–
Proceeds on disposal of property, plant and equipment		26	7	100
Purchases of property, plant and equipment and software		(3,145)	(2,438)	(2,410)
Net cash outflow from investing activities		(1,658)	(5,117)	(4,056)

Cash flow from financing activities
Equity dividends paid		(1,435)	(1,075)	(924)
Interest paid		(629)	(558)	(590)
Repayment of borrowings[e]		(1,805)	(1,283)	(1,166)
Net repayment of commercial paper		–	–	(338)
Proceeds from bank loans and bonds		3	3,023	812
Cash flows from derivatives related to net debt		119	79	297
Drawdown on acquisition facility		–	3,200	–
Repayment of acquisition facility		(181)	(3,019)	–
Repayment of EE revolving credit facility		(438)	(100)	–
Proceeds from issue of own shares		70	90	1,201
Repurchase of ordinary share capital		(206)	(315)	(320)
Net cash (outflow) inflow from financing activities		(4,502)	42	(1,028)
Net increase (decrease) in cash and cash equivalents		14	76	(296)
Opening cash and cash equivalents[f]		459	407	684
Net increase (decrease) in cash and cash equivalents		14	76	(296)
Effect of exchange rate changes		38	(24)	19
Closing cash and cash equivalents[f]	24	511	459	407

[a]	See note 1.
[b]	Includes pension deficit payments of £274m (2015/16: £880m, 2014/15: £876m).
[c]	Acquisitions and disposals of subsidiaries are shown net of cash acquired or disposed of and includes £20m true-up of consideration following the audit of the completion balance sheet relating to the acquisition of EE.
[d]	Primarily consists of investment in and redemption of amounts held in liquidity funds.
[e]	Repayment of borrowings includes the impact of hedging and repayment of lease liabilities.
[f]	Net of bank overdrafts of £17m (2015/16: £537m, 2014/15: £441m).

Annual Report 2017	BT Group plc	169

Notes to the consolidated financial statements

1. Basis of preparation

Preparation of the financial statements

These consolidated financial statements have been prepared in accordance with the Companies Act 2006, Article 4 of the IAS Regulation and International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS) and related interpretations, as adopted by the European Union. The consolidated financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board (the IASB). The consolidated financial statements are prepared on a going concern basis.

The consolidated financial statements are prepared on the historical cost basis, except for certain financial and equity instruments that have been measured at fair value. The consolidated financial statements are presented in Sterling, the functional currency of BT Group plc, the parent company.

New and amended accounting standards effective during the year

During the year we revised the presentation of cash pooling arrangements under IAS 32, refer to the prior year revision and re-classifications below. There are no other new or amended standards of interpretations adopted during the year that have a significant impact on the financial statements.

New and amended accounting standards that have been issued but are not yet effective

The following standards have been issued and are effective for accounting periods ending on or after 1 April 2017 and are expected to have an impact on the group financial statements.

IFRS 15 ‘Revenue from Contracts with Customers’

Background

In May 2014, IFRS 15 ‘Revenue from Contracts with Customers’ was issued. It was subsequently amended in September 2015 and April 2016. It will be effective for periods beginning on or after 1 January 2018. Transition to IFRS 15 for BT Group plc will take place on 1 April 2018. Results in the 2018/19 financial year will comply with IFRS 15, with the first Annual Report and Form 20-F published in accordance with IFRS 15 being that for the year ended 31 March 2019.

IFRS 15 sets out the requirements for recognising revenue and costs from contracts with customers and includes extensive disclosure requirements. The standard requires entities to apportion revenue earned from contracts to individual promises, or performance obligations, on a relative stand-alone selling price basis, based on a five-step model.

Transition

BT is planning to adopt IFRS 15 retrospectively and apply the new standard to each prior reporting period presented, ie 2016/17 and 2017/18, in accordance with IAS 8 ‘Accounting Policies, Changes in Accounting Estimates and Errors’. In the year of adoption, the group will record a cumulative transitional adjustment at 1 April 2016 to revise historical financial data. All customer contracts in progress but not completed or starting after this date will need to be revised.

Our decision to adopt retrospectively depends on a number of factors considering the time, effort and cost involved in doing so when compared to the benefits to users of the financial statements.

The group intends to use the following practical expedients on transition, because in the view of the group, the costs of providing the information significantly outweigh any benefits:

(a) completed contracts that begin and end within the same annual reporting period will not be revised;

(b) for completed contracts that have variable consideration, the transaction price at the date the contract was completed will be used rather than estimating variable consideration amounts in the comparative reporting periods; and

(c) for all reporting periods presented before the date of initial application, BT will not disclose the amount of the transaction price allocated to the remaining performance obligations or identify when it expects to recognise that amount as revenue.

IFRS 15 Project

The group has determined its planned revenue and cost accounting policies under IFRS 15. Following the acquisition of EE in January 2016, the group has extended its future IFRS 15 accounting policies to cover EE.

The group has deployed a cross-functional project team dedicated to the implementation of IFRS 15. This team has been engaged in determining accounting policies under the new standard, quantifying the transitional adjustments and selecting and implementing suitable systems solutions. The team is also reviewing the impact on tax, intragroup trading, forecasting, the bid and tender process and HR and remuneration plans. There will be a significant impact on the group’s billing data and accounting platforms. An IT-based solution is in development for certain areas and lines of business. New processes and controls are being designed in addition to complement this solution.

Performance obligations

IFRS 15 requires that at contract inception, we assess the goods or services promised in a contract with a customer and identify as a performance obligation each promise to transfer to the customer. Promises in a contract can be explicit, or implicit if the promises create a valid expectation to provide a good or service based on the customary business practices, published policies, or specific statements.

IFRS 15 will require disclosures relating to the group’s performance obligations.

We continue to review our disclosure of revenue by products and services in the segment disclosure note in the light of the requirements of IFRS 15.

The stand-alone selling prices of the group’s products and services are being determined. These may be regulated prices, list prices, a cost-plus derived price, the price of similar products when sold on a stand-alone basis by BT or a competitor or in some cases the contract price where the price contracted represents a bespoke price that would be the same for a similar customer in a similar circumstance.

Financial Impact

The group is in the process of quantifying the implications of the standard and the financial impact is not yet reasonably estimable. Based on our analysis to date we expect the acceleration of revenues (notably handset revenues) and deferral of costs (notably third party contract acquisition costs associated with handset revenues) will significantly exceed deferred connection revenues on the adoption date. This will:

–	pull forward profits in the periods being restated;
–	lead to the recognition of a contract asset; and increase equity reserves at 1 April 2016.

This will give rise to a one-off additional cash tax charge payable split between 2018/19 and 2019/20.

170	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

1. Basis of preparation continued

An update on the financial impact of each business area is as follows:

–	Under our current accounting policy, mobile handset revenue is recognised based on the amount the customer pays for the handset when it is delivered to the customer. Generally mobile handsets are either provided for free or for a small upfront charge. Under IFRS 15, additional revenue will be allocated to the mobile handset at the start of the contract. This is calculated with reference to its relative standalone value within the contract, regardless of the contract pricing. For each mobile handset contract the revenue recognition profile will change with greater day one recognition of revenue for the handset and a corresponding reduction in ongoing mobile service revenue over the contract period. The difference between the mobile handset revenue recognised and the amounts charged to the customer will be recognised as a contract asset.

On adoption of IFRS 15, this change will pull forward profits in the periods being restated, and we will recognise a contract asset for all open contracts at 1 April 2016.

Over time, the contract asset generated is expected to remain at similar levels as old contracts expire and new ones are signed. However we will see short term volatility, for example around key handset launches.

This will be the most significant impact of the IFRS 15 adoption on the group and will primarily impact EE. To a lesser extent this will also impact mobile handset revenues in Business and Public Sector, in respect of the legacy EE business division, and Consumer. The impact in these lines of businesses is less significant due to the lower handset base.

We expect to see a similar trend in respect of subsidised equipment although we expect this to have a less significant impact due to the lower relative standalone value for this equipment.

–	Currently, sales commissions and other third party acquisition costs resulting directly from securing contracts with customers are expensed when incurred.

Under IFRS 15 sales commissions and other third party contract acquisition costs will be recognised as an asset, and amortised over the period in which the corresponding benefit is received, resulting in earlier profit recognition.

The impact is greatest in EE in respect of third-party acquisition costs associated with handset revenues.

–	Currently, the group recognises connections revenue upon performance of the connection activity. Under IFRS 15 connections revenue will be deferred and recognised on a straight-line basis over the associated line/circuit contractual period. This will mean that revenue and profits will be recognised later and on transition leads to the recognition of a contract liability as revenue and profits are deferred to future periods. Wholesale and Ventures and Openreach deliver the majority of this service and therefore will experience the majority of the impact. Over time, this liability is expected to remain at similar levels as old contracts expire and new ones are signed.

On the adoption date we expect the impact of this deferral to be significantly less than the impact of handset revenue and third party acquisition costs for handsets noted above.

–	We recognised a customer relationship intangible asset during our acquisition of EE. This represents our expectation of future revenue from customers existing on acquisition. Upon adoption of IFRS 15, we would need to identify how much of the customer relationship intangible asset needs to be reclassified as contract assets. This is to avoid double counting. The reduction in customer relationship intangible asset will result in a lower amortisation charge.
–	Recognised contract assets will be subject to impairment under IFRS 9 as set out below.
–	There will be a corresponding effect on tax in relation to the above impacts. The group anticipates a higher tax charge in 2018/19 and 2019/20 as a result of our expectation that accelerated revenues and deferred costs are likely to significantly exceed deferred revenues, thus increasing taxable profit in the periods being restated.

IFRS 15 will impact other areas but we do not expect them to be material. These include certain contract fulfilment costs which will be recognised as an asset and amortised over the period in which benefit is received and certain expenses will be recognised as a deduction from revenue.

IFRS 15 also provides more detailed guidance on how to account for contract modifications than the current revenue standards IAS 18 and IAS 11. Changes must be accounted for either as a retrospective change (creating either a catch up or deferral of previously recorded revenues), prospectively with a reallocation of revenues amongst identified performance obligations, or prospectively as separate contracts which will not require any reallocation. We expect contract modifications would primarily relate to changes in the agreed products and services to be provided to customers for long-term IT and networking solution contracts.

IFRS 9 ‘Financial instruments’

IFRS 9 will be effective for BT from 1 April 2018. It is applicable to financial assets and financial liabilities and covers the classification, measurement, impairment and de-recognition of financial assets and liabilities together with a new hedge accounting model.

With the exception of the impact on IFRS 15 contract assets we do not expect the standard to have a material impact on our results, with the key issues for BT being around documentation of policies, hedging strategy and new hedge documentation.

Providing for loss allowances on our existing financial assets is not expected to have a material impact. However, we have not yet quantified the impact on contract assets which will be recognised under IFRS 15. This is being considered as part of the wider IFRS 15 project.

IFRS 16 ‘Leases’

IFRS 16 was published in January 2016 and will be effective for BT from 1 April 2019, replacing IAS 17 ‘Leases’. We do not expect to early-adopt the standard and so transition to IFRS 16 will take place on 1 April 2019. Results in the 2019/20 financial year will be IFRS 16 compliant, with the first Annual Report and 20-F published in accordance with IFRS 16 being the 31 March 2020 report.

The standard requires lessees to recognise assets and liabilities for all leases unless the lease term is 12 months or less, or the underlying asset is of low value.

The group is still in the process of quantifying the implications of this standard. However, we expect the following indicative impacts:

–	There is expected to be an increase in total assets, as leased assets which are currently accounted for off balance sheet (ie classified as operating leases under IAS 17) will be recognised on balance sheet. The biggest asset category impacted for the group is expected to be land and buildings.
–	There is expected to be an increase in debt, as liabilities relating to existing operating leases are recognised. This is still under review. The increase in total debt will have an impact on gearing ratios.
–	Operating lease expenditure will be reclassified and split between depreciation and finance costs. Therefore EBITDA will increase. Future depreciation and finance costs for our historic leases are also affected by our choice of transition method, which is still under review.

Annual Report 2017	BT Group plc	171

Notes to the consolidated financial statements continued

1. Basis of preparation continued

–	There may be a corresponding effect on tax balances in relation to all of the above impacts.

Presentation of specific items

Our income statement and segmental analysis separately identify trading results before specific items. The directors believe that presentation of our results in this way is relevant to an understanding of our financial performance, as specific items are identified by virtue of their size, nature or incidence. This presentation is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee and assists in providing a meaningful analysis of our trading results. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence.

Furthermore, we consider a columnar presentation to be appropriate, as it improves the clarity of the presentation and is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee.

Specific items may not be comparable to similarly titled measures used by other companies. Examples of charges or credits meeting the above definition and which have been presented as specific items in the current and/or prior years include acquisitions/disposals of businesses and investments, regulatory settlements, historical insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years. In the event that other items meet the criteria, which are applied consistently from year to year, they are also treated as specific items.

Specific items for the current and prior years are disclosed in note 8.

Prior year revision and re-classifications

Investigation into our Italian business

During the year our investigations into our Italian business have revealed inappropriate behaviour and improper accounting practices. The improper practices included a complex set of improper sales, purchase, factoring and leasing transactions.

The effect of the prior years’ errors on the income statement, balance sheet and cash flow statements for the prior periods is set out in the Summary on pages 173 to 176. In total we identified prior period errors that amounted to a £268m reduction in total equity in our 31 March 2016 balance sheet.

The prior years’ errors have resulted from profits, and therefore equity, being overstated for a number of years. These errors affected the Consolidated Group Balance Sheets and Consolidated Group Income Statements included in the Annual Report and Form 20-F for a number of years including the years ended 31 March 2016 and 31 March 2015, and in each of the quarterly results announcements of those years. We have concluded that errors were not material to these or any other of the group’s previously issued financial statements.

We have also assessed whether the correction of the cumulative effect of these errors in the current year would be material to the current year and concluded that correcting these in the current year would be material. Therefore we consider it appropriate to correct the errors by revising the prior years to avoid mis-stating the current year.

We also made changes in estimates resulting from the reassessment of the financial position and outlook for the Italian business amounting to £245m. This is presented within specific items in the year given its size and one-off nature. See note 8.

Revised presentation of cash pooling arrangements

An IFRIC clarification on IAS 32 ‘Financial Instruments presentation Offsetting and cash pooling arrangements’ was released in April 2016. This confirmed a requirement to gross up cash and overdraft balances associated with notional cash pooling arrangements when there is no intention to settle the period end balance.

As a result we revised the comparative balance sheet at 31 March 2016. The impact is to increase cash and cash equivalents and short-term loans and other borrowings by £499m at 31 March 2016 and £414m at 31 March 2015.

EE purchase price accounting

IFRS 3 ‘Business Combinations’ allows us to recognise provisional fair values if the initial accounting for the business combination is incomplete. In the period ended 31 March 2016, we reported that the fair vales recognised for our 29 January 2016 acquisition of EE were provisional. The fair values were to be finalised over a period not exceeding one year from the acquisition date. During the year, we’ve finalised our assessment within the measurement period. This resulted in a revision to previously recognised brand, customer relationships and prepaid assets. Our reassessment also resulted in a net decrease in trade and other receivables and an increase in provisions related to unfavourable contracts. We also received a £20m refund from the previous owners of EE following the finalisation of the audit of the completion balance sheet. The net impact of the adjustments including the deferred tax effect resulted in an increase in goodwill of £29m as of 31 March 2016 with no material impact on the income statement. See note 14.

Revision of segment results

From 1 April 2016, the group has been reorganised and the reporting segments have changed. The group has six customer-facing lines of business:

–	BT Consumer remains a separate segment, renamed Consumer;
–	EE’s consumer division is a separate segment;
–	BT Business has become Business and Public Sector and includes the UK corporate and public sector operations from BT Global Services as well as EE’s business division;
–	BT Global Services has been renamed Global Services and is focused on multinational customers;
–	BT Wholesale has become Wholesale and Ventures and includes EE’s MVNO operations and certain specialist businesses that were previously in the BT Business segment; and
–	Openreach, remains unchanged.

In addition, EE’s technology team is now the mobile technology unit of our internal service unit, Technology, Service and Operations.

The comparative results for all six customer facing lines of business in the segment information note have been revised to be presented on a consistent basis. See note 4.

172	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

1. Basis of preparation continued

Summary of adjustments

The following tables reconcile the 31 March 2016 and 31 March 2015 financial years from previously published to the revised position reflecting the three prior year revisions. All subsequent comparative information has been revised accordingly.

Group income statement

For the year ended 31 March 2016	As published £m	[a]	Italian business adjustment £m	Revised £m
Revenue	19,042		(30)	19,012
Operating costs	(15,307)		(92)	(15,399)
Operating profit	3,735		(122)	3,613
Profit before tax	3,029		(122)	2,907
Profit for the period	2,588		(122)	2,466
Earnings per share – basic	29.9p		(1.4)p	28.5p
Earnings per share – diluted	29.6p		(1.4)p	28.2p

For the year ended 31 March 2015	As published £m	[a]	Italian business adjustment £m	Revised £m
Revenue	17,979		(11)	17,968
Operating costs	(14,499)		(67)	(14,566)
Operating profit	3,480		(78)	3,402
Profit before tax	2,645		(78)	2,567
Profit for the period	2,135		(78)	2,057
Earnings per share – basic	26.5p		(1.0)p	25.5p
Earnings per share – diluted	26.1p		(1.0)p	25.1p

[a]	After specific items, which are defined on page 252.

Annual Report 2017	BT Group plc	173

Notes to the consolidated financial statements continued

1. Basis of preparation continued

Group balance sheet

As at 31 March 2016	As published £m	Italian business adjustment £m	Cash pooling adjustment £m	EE purchase price accounting adjustment £m	Revised £m
Non-current assets
Intangible assets	15,436	–	–	14	15,450
Property, plant and equipment	16,010	(39)	–	–	15,971
Trade and other receivables	233	(15)	–	–	218
Other non-current assets	2,779	–	–	–	2,779
	34,458	(54)	–	14	34,418
Current assets
Trade and other receivables	4,063	(91)	–	6	3,978
Cash and cash equivalents	497	–	499	–	996
Other current assets	3,574	–	–	–	3,574
	8,134	(91)	499	6	8,548
Current liabilities
Loans and other borrowings	3,237	–	499	–	3,736
Trade and other payables	7,289	129	–	–	7,418
Other current borrowings	490	–	–	7	497
	11,016	129	499	7	11,651
Total assets less current liabilities	31,576	(274)	–	13	31,315
Non-current liabilities
Loans and other borrowings	11,032	(7)	–	–	11,025
Retirement benefit obligations	6,382	–	–	–	6,382
Other non-current liabilities	3,782	1	–	13	3,796
	21,196	(6)	–	13	21,203
Equity
Ordinary shares	499	–	–	–	499
Retained loss	(167)	(263)	–	–	(430)
Other components of equity	10,048	(5)	–	–	10,043
Total equity	10,380	(268)	–	–	10,112
	31,576	(274)	–	13	31,315

174	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

1. Basis of preparation continued

Group balance sheet

As at 31 March 2015	As published £m	Italian business adjustment £m	Cash pooling adjustment £m	Revised £m
Non-current assets
Intangible assets	3,170	–	–	3,170
Property, plant and equipment	13,505	(7)	–	13,498
Trade and other receivables	184	(5)	–	179
Other non-current assets	2,861	–	–	2,861
	19,720	(12)	–	19,708
Current assets
Trade and other receivables	3,140	(47)	–	3,093
Cash and cash equivalents	434	–	414	848
Other current assets	3,897	–	–	3,897
	7,471	(47)	414	7,838
Current liabilities
Loans and other borrowings	1,900	–	414	2,314
Trade and other payables	5,276	72	–	5,348
Other current borrowings	532	–	–	532
	7,708	72	414	8,194
Total assets less current liabilities	19,483	(131)	–	19,352
Non-current liabilities
Loans and other borrowings	7,868	(6)	–	7,862
Retirement benefit obligations	7,583	–	–	7,583
Other non-current liabilities	3,224	2	–	3,226
	18,675	(4)	–	18,671
Equity
Ordinary shares	419	–	–	419
Retained loss	(1,982)	(142)	–	(2,124)
Other components of equity	2,371	15	–	2,386
Total equity	808	(127)	–	681
	19,483	(131)	–	19,352

Annual Report 2017	BT Group plc	175

Notes to the consolidated financial statements continued

1. Basis of preparation continued

Group cash flow statement

			2016			2015
For the year ended 31 March	As published £m	Italian business adjustment £m	Revised £m	As published £m	Italian business adjustment £m	Revised £m
Net cash flow from operating activities	5,179	(28)	5,151	4,796	(8)	4,788
Net cash flow from investing activities	(5,145)	28	(5,117)	(4,064)	8	(4,056)
Net cash flow from financing activities	42	–	42	(1,028)	–	(1,028)
Net increase in cash and cash equivalents	76	–	76	(296)	–	(296)
Opening cash and cash equivalents	407	–	407	684	–	684
Effect of exchange rate changes	(24)	–	(24)	19	–	19
Closing cash and cash equivalents	459	–	459	407	–	407

2. Critical accounting estimates and key judgements

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying our accounting policies. We continually evaluate our estimates, assumptions and judgements based on available information and experience. As the use of estimates is inherent in financial reporting, actual results could differ from these estimates. Management has discussed its critical accounting estimates and associated disclosures with the Audit and Risk Committee. The areas involving a higher degree of judgement or complexity are described in the applicable notes to the financial statements. Critical accounting estimates and key judgements can be identified throughout the notes by the following symbol.

We have the following critical accounting estimates and key judgements:

–	Revenue from multiple element arrangements, see note 4
–	Subscriber acquisition and retention costs, see note 5
–	Current and deferred income tax, see note 9
–	Goodwill, see note 12
–	Useful lives for property, plant and equipment and software, see note 13
–	Government grants relating to Broadband Delivery UK (BDUK) contracts, see note 13
–	Business combinations, see note 14
–	Long-term customer contracts, see note 17
–	Providing for doubtful debts, see note 17
–	Provisions and contingent liabilities, see note 19
–	Pension obligations, see note 20

3. Significant accounting policies

The significant accounting policies applied in the preparation of our consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of consolidation

The group financial statements consolidate the financial statements of BT Group plc and its subsidiaries, and include its share of the results of associates and joint ventures using the equity method of accounting. The group recognises its direct rights to (and its share of) jointly held assets, liabilities, revenues and expenses of joint operations under the appropriate headings in the consolidated financial statements.

A subsidiary is an entity that is controlled by another entity, known as the parent or investor. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Non-controlling interests in the net assets of consolidated subsidiaries, which consist of the amounts of those interests at the date of the original business combination and non-controlling share of changes in equity since the date of the combination, are not material to the group’s financial statements.

The results of subsidiaries acquired or disposed of during the year are consolidated from and up to the date of change of control. Where necessary, accounting policies of subsidiaries have been aligned with the policies adopted by the group. All intra-group transactions including any gains or losses, balances, income or expenses are eliminated in full on consolidation.

When the group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. The profit or loss on disposal is recognised as a specific item.

176	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

3. Significant accounting policies continued

Revenue

Revenue represents the fair value of the consideration received or receivable for communications services and equipment sales, net of discounts and sales taxes. Revenue is recognised when it is probable that the economic benefits associated with a transaction will flow to the group and the amount of revenue and associated costs can be measured reliably. The accounting for revenue sharing arrangements depends on the analysis of the facts and circumstances surrounding these transactions.

Where we act as an agent in a transaction, we recognise revenue net of directly attributable costs.

Services

Revenue arising from separable installation and connection services is recognised when it is earned, upon activation. Revenue from the rental of analogue and digital lines and private circuits is recognised on a straight line basis over the period to which it relates. Revenue from calls is recognised at the time the call is made over our network. Subscription fees, consisting primarily of monthly charges for access to broadband and other internet access or voice services, are recognised as revenue as the service is provided. Revenue from the interconnection of voice and data traffic between other telecommunications operators is recognised at the time of transit across our network.

Revenues from telephone service and internet access subscription fees as well as those from wholesale access revenues are recognised on a straight line basis over the period to which they relate. Revenue from calls is recognised at the time the call is made over the group’s network. Revenue from the interconnection of voice and data traffic between other telecommunications operators is recognised at the time of transit across the group’s network.

Equipment sales

Revenue from the sale of equipment is recognised when all the significant risks and rewards of ownership are transferred to the customer, which is normally the date the equipment is delivered and accepted by the customer.

Long-term contractual arrangements

Revenue from long-term contractual arrangements, including fixed price contracts to design and build software solutions, is recognised based on the percentage of completion method. The stage of completion is estimated using an appropriate measure according to the nature of the contract such as the proportion of costs incurred relative to the estimated total contract costs, or other measures of completion such as the achievement of contract milestones and customer acceptance. In the case of time and materials contracts, revenue is recognised as the service is rendered.

Costs related to delivering services under long-term contractual arrangements are expensed as incurred except for an element of costs incurred in the initial contract set-up, transition or transformation phase, which is deferred and recorded within non-current assets. These costs are then recognised in the income statement on a straight line basis over the remaining contract term, unless the pattern of service delivery indicates a different profile is more appropriate. These costs are directly attributable to specific contracts, relate to future activity, will generate future economic benefits and are assessed for recoverability on a regular basis.

The percentage of completion method relies on estimates of total expected contract revenues and costs, as well as reliable measurement of the progress made towards completion. Unless the financial outcome of a contract can be estimated with reasonable certainty, no attributable profit is recognised. In such circumstances, revenue is recognised equal to the costs incurred to date, to the extent that such revenue is expected to be recoverable, or costs are accrued to bring the margin to nil. Recognised revenue and profits are subject to revisions during the contract if the assumptions regarding the overall contract outcome are changed. The cumulative impact of a revision in estimates is recorded in the period in which such revisions become likely and can be estimated. Where the actual and estimated costs to completion exceed the estimated revenue for a contract, the full contract life loss is recognised immediately.

Multiple element arrangements and bundles

Revenue from multiple element arrangements and bundles is described in note 4.

Operating and reportable segments

Our operating segments are reported based on financial information provided to the Operating Committee, as detailed on page 14, which is the key management committee and represents the ‘chief operating decision maker’.

Our organisational structure reflects the different customer groups to which we provide communications products and services via our customer-facing lines of business: Consumer, EE, Business and Public Sector, Global Services, Wholesale and Ventures and Openreach. The customer-facing lines of business are supported by an internal service unit: Technology, Service & Operations (TSO).

The customer-facing lines of business are our reportable segments and generate substantially all of our revenue. We aggregate the remaining operations and include within the ‘Other’ category to reconcile to the consolidated results of the group. The ‘Other’ category includes TSO and our centralised functions including procurement and property management.

Provisions for the settlement of significant legal, commercial and regulatory disputes, which are negotiated at a group level, are initially recorded in the ‘Other’ segment. On resolution of the dispute, the full impact is recognised in the results of the relevant line of business and offset in the group results through the utilisation of the provision previously charged to the ‘Other’ segment. Settlements which are particularly significant or cover more than one financial year may fall within the definition of specific items as detailed on page 252.

The costs incurred by TSO are recharged to the customer-facing lines of business to reflect the services it provides to them. Depreciation and amortisation incurred by TSO in relation to the networks and systems it manages and operates on behalf of the customer-facing lines of business is allocated to the lines of business based on their respective utilisation. Capital expenditure incurred by TSO for specific projects undertaken on behalf of the customer-facing lines of business is allocated based on the value of the directly attributable expenditure incurred. Where projects are not directly attributable to a particular line of business, capital expenditure is allocated between them based on the proportion of estimated future economic benefits. TSO and the group’s centralised functions are not reportable segments as they did not meet the quantitative thresholds as set out in IFRS 8 ‘Operating Segments’ for any of the years presented.

Annual Report 2017	BT Group plc	177

Notes to the consolidated financial statements continued

3. Significant accounting policies continued

Performance of each reportable segment is measured based on adjusted EBITDA, defined as EBITDA before specific items, as included in the internal financial reports reviewed by the Operating Committee. EBITDA is defined as the operating profit or loss before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is considered to be a useful measure of the operating performance of the lines of business because it approximates the underlying operating cash flow by eliminating depreciation and amortisation and also provides a meaningful analysis of trading performance by excluding specific items, which are disclosed separately by virtue of their size, nature or incidence. Specific items are detailed in note 8 and are not allocated to the reportable segments as this reflects how they are reported to the Operating Committee. Finance expense and income are not allocated to the reportable segments, as the central treasury function manages this activity, together with the overall net debt position of the group.

The comparative results for all six customer facing lines of business have been revised to reflect the 1 April 2016 reorganisation of the reporting segments, see note 1.

Retirement benefits

The group’s net obligation in respect of defined benefit pension plans is the present value of the defined benefit obligation less the fair value of the plan assets.

The calculation of the obligation is performed by a qualified actuary using the projected unit credit method and key actuarial assumptions at the balance sheet date.

The income statement expense is allocated between an operating charge and net finance income or expense. The operating charge reflects the increase in the defined benefit obligation resulting from the pension benefit earned by active employees in the current period, the costs of administering the plans and any past service costs/credits such as those arising from curtailments or settlements. The net finance income or expense reflects the interest on the net retirement benefit obligations recognised in the group balance sheet, based on the discount rate at the start of the year. Actuarial gains and losses are recognised in full in the period in which they occur and are presented in the group statement of comprehensive income.

The group also operates defined contribution pension plans and the income statement expense represents the contributions payable for the year.

Property, plant and equipment

Property, plant and equipment are included at historical cost, net of accumulated depreciation, government grants and any impairment charges. Property, plant and equipment acquired through business combinations are initially recorded at fair value and subsequently accounted for on the same basis as the group’s existing assets. An item of property, plant and equipment is derecognised on disposal or when no future economic benefits are expected to arise from the continued use of the asset. The difference between the sale proceeds and the net book value at the date of disposal is recognised in operating costs in the income statement.

Included within the cost of network infrastructure and equipment are direct and indirect labour costs, materials and directly attributable overheads.

Depreciation is provided on property, plant and equipment on a straight line basis from the time the asset is available for use, to write off the asset’s cost over the estimated useful life taking into account any expected residual value. Freehold land is not depreciated.

The estimated useful lives assigned to principal categories of assets are as follows:

Land and buildings

– Freehold buildings	14 to 50 years

– Short-term leasehold improvements	Shorter of 10 years or
lease term

– Leasehold land and buildings	Unexpired portion of lease or
40 years, whichever is the shorter

Network infrastructure

Transmission equipment

– Duct	40 years

– Cable	3 to 25 years

– Fibre	5 to 20 years

Exchange equipment	2 to 13 years

Other network equipment	2 to 20 years

Other assets

– Motor vehicles	2 to 9 years

– Computers and office equipment	3 to 7 years

Assets held under finance leases are depreciated over the shorter of the lease term or their useful economic life. Residual values and useful lives are reassessed annually and, if necessary, changes are recognised prospectively.

Network share assets

Certain assets have been contributed to a network share arrangement by both EE and Hutchison 3G UK Limited, with legal title remaining with the contributor. This is considered to be a reciprocal arrangement. The group’s share of the assets on acquisition of EE was recognised at fair value within tangible assets, and depreciated in line with the group’s policy. Subsequent additions are recorded at cost. For further information see note 13.

Intangible assets

Identifiable intangible assets are recognised when the group controls the asset, it is probable that future economic benefits attributable to the asset will flow to the group and the cost of the asset can be reliably measured. All intangible assets, other than goodwill, are amortised over their useful economic life. The method of amortisation reflects the pattern in which the assets are expected to be consumed. If the pattern cannot be determined reliably, the straight line method is used.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the group’s share of the identifiable net assets (including intangible assets) of the acquired business.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Cash Generating Units (CGUs) that is expected to benefit from the business combination. Each CGU to which goodwill is allocated represents the lowest level within the group at which the goodwill is monitored for internal management purposes.

Acquired intangible assets – customer relationships and brands

Intangible assets such as customer relationships or brands acquired through business combinations are recorded at fair value at the date of acquisition and subsequently carried at amortised cost. Assumptions are used in estimating the fair values of these relationships or brands and include management’s estimates of revenue and profits to be generated by them.

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3. Significant accounting policies continued

Telecommunications licences

Licence fees paid to governments, which permit telecommunications activities to be operated for defined periods, are initially recorded at cost and amortised from the time the network is available for use to the end of the licence period or where our usage can extend beyond the licence period, over the period we expect to benefit from the use of the licences, which is typically 20 years. Licences acquired through business combinations are recorded at fair value at the date of acquisition and subsequently carried at amortised cost. The fair value is based on management’s assumption of future cash flows using market expectations at acquisition date.

Computer software

Computer software comprises computer software licences purchased from third parties, and also the cost of internally developed software. Computer software licences purchased from third parties are initially recorded at cost.

Costs directly associated with the production of internally developed software, including direct and indirect labour costs of development, are capitalised only where it is probable that the software will generate future economic benefits, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Costs which do not meet these criteria and research costs are expensed as incurred.

The group’s development costs which give rise to internally developed software include upgrading the network architecture or functionality and developing service platforms aimed at offering new services to the group’s customers. See research and development on page 32.

Other

Other intangible assets include website development costs and other licences. Items are capitalised at cost and amortised on a straight line basis over their useful economic life or the term of the contract.

Estimated useful economic lives

The estimated useful economic lives assigned to the principal categories of intangible assets are as follows:

– Computer software	2 to 10 years

– Telecommunications licences	2 to 20 years

– Customer relationships and brands	1 to 15 years

Programme rights

Programme rights are recognised on the balance sheet from the point at which the legally enforceable licence period begins. Rights for which the licence period has not started are disclosed as contractual commitments in note 30. Payments made to receive commissioned or acquired programming in advance of the legal right to broadcast the programmes are classified as prepayments.

Programme rights are initially recognised at cost and are amortised from the point at which they are available for use, on a straight line basis over the programming period, or the remaining licence term, as appropriate, this is generally 12 months. The amortisation charge is recorded within operating costs in the income statement.

Programmes produced internally are recognised within current assets at production cost, which includes labour costs and an appropriate portion of relevant overheads, and charged to the income statement over the period of the related broadcast.

Programme rights are tested for impairment in accordance with the group’s policy for impairment of non-financial assets set out below. Related cash outflows are classified as operating cash flows in the cash flow statement.

Inventories

Network maintenance equipment and equipment to be sold to customers are stated at the lower of cost or net realisable value, taking into account expected revenues from the sale of packages comprising a mobile handset and a subscription. Cost corresponds to purchase or production cost determined by either the first in first out (FIFO) cost or average cost method.

Provisions

Provisions are recognised when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Financial liabilities within provisions are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method. Onerous lease provisions are measured at the lower of the cost to fulfil or to exit the contract.

Current and deferred income tax

Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the group’s subsidiaries, associates and joint ventures operate and generate taxable income. The group periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and the group establishes provisions where appropriate on the basis of the amounts expected to be paid to tax authorities.

Deferred tax is recognised, using the liability method, in respect of temporary differences between the carrying amount of the group’s assets and liabilities and their tax base. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Any remaining deferred tax asset is recognised only when, on the basis of all available evidence, it can be regarded as probable that there will be suitable taxable profits, within the same jurisdiction, in the foreseeable future against which the deductible temporary difference can be utilised.

Deferred tax is determined using tax rates that are expected to apply in the periods in which the asset is realised or liability settled, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Impairment of non-financial assets

Intangible assets with finite useful lives and property, plant and equipment are tested for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount may not be recoverable. When an impairment test is performed, the recoverable amount is assessed by reference to the higher of the net present value of the expected future cash flows (value in use) of the relevant cash generating unit and the fair value less costs to dispose.

Annual Report 2017	BT Group plc	179

Notes to the consolidated financial statements continued

3. Significant accounting policies continued

Goodwill is reviewed for impairment at least annually. Impairment losses are recognised in the income statement, as a specific item. If a cash generating unit is impaired, impairment losses are allocated firstly against goodwill, and secondly on a pro-rata basis against intangible and other assets.

Government grants

Government grants are recognised when there is reasonable assurance that the conditions associated with the grants have been complied with and the grants will be received.

Grants for the purchase or production of property, plant and equipment are deducted from the cost of the related assets and reduce future depreciation expense accordingly. Grants for the reimbursement of operating expenditure are deducted from the related category of costs in the income statement. Government grants received relating to the BDUK programme and other rural superfast broadband contracts are accounted for as described under ‘Critical accounting estimates and key judgements’.

Once a government grant is recognised, any related contingent liability or contingent asset is treated in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’.

Foreign currencies

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

On consolidation, assets and liabilities of foreign undertakings are translated into Sterling at year end exchange rates. The results of foreign undertakings are translated into Sterling at average rates of exchange for the year (unless this average is not a reasonable approximation of the cumulative effects of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions). Foreign exchange differences arising on retranslation are recognised directly in a separate component of equity, the translation reserve.

In the event of the disposal of an undertaking with assets and liabilities denominated in a foreign currency, the cumulative translation difference associated with the undertaking in the translation reserve is charged or credited to the gain or loss on disposal recognised in the income statement.

Research and development

Research expenditure is recognised in the income statement in the period in which it is incurred. Development expenditure, including the cost of internally developed software, is recognised in the income statement in the period in which it is incurred unless it is probable that economic benefits will flow to the group from the asset being developed, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Capitalisation ceases when the asset being developed is ready for use. Research and development costs include direct and indirect labour, materials and directly attributable overheads.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys the right to use the asset.

Leases of property, plant and equipment where the group holds substantially all the risks and rewards of ownership are classified as finance leases. Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.

Leases where a significant portion of the risks and rewards are held by the lessor are classified as operating leases. Rentals are charged to the income statement on a straight line basis over the period of the lease.

Own shares

Own shares represent the shares of the parent company BT Group plc that are held in treasury or by employee share ownership trusts. Own shares are recorded at cost and deducted from equity. When shares vest unconditionally or are cancelled they are transferred from the own shares reserve to retained earnings at their weighted average cost.

Share-based payments

The group operates a number of equity settled share-based payment arrangements, under which the group receives services from employees in consideration for equity instruments (share options and shares) of the group. Equity settled share-based payments are measured at fair value at the date of grant. Market-based performance criteria and non-vesting conditions (for example, the requirement for employees to make contributions to the share purchase programme) are reflected in this measurement of fair value. The fair value determined at the grant date is recognised as an expense on a straight line basis over the vesting period, based on the group’s estimate of the options or shares that will eventually vest and adjusted for the effect of non market-based vesting conditions. Fair value is measured using either the Binomial options pricing model or Monte Carlo simulations, whichever is more appropriate to the share-based payment arrangement.

Service and performance conditions are vesting conditions. Any other conditions are non-vesting conditions which have to be taken into account to determine the fair value of equity instruments granted. In the case that an award or option does not vest as a result of a failure to meet a non-vesting condition that is within the control of either counterparty, this is accounted for as a cancellation. Cancellations are treated as accelerated vesting and all remaining future charges are immediately recognised in the income statement. As the requirement to save under an employee saveshare arrangement is a non-vesting condition, employee cancellations are treated as an accelerated vesting.

No adjustment is made to total equity for awards that lapse or are forfeited after the vesting date.

Termination benefits

Termination benefits (leaver costs) are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits when it is demonstrably committed to the affected employees leaving the group.

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3. Significant accounting policies continued

Financial instruments

Financial liabilities at amortised cost

Trade and other payables

Financial liabilities within trade and other payables are initially recognised at fair value, which is usually the original invoiced amount, and subsequently carried at amortised cost using the effective interest method.

Loans and other borrowings

Loans and other borrowings are initially recognised at the fair value of amounts received net of transaction costs. Loans and other borrowings are subsequently measured at amortised cost using the effective interest method and, if included in a fair value hedge relationship, are re-valued to reflect the fair value movements on the hedged risk associated with the loans and other borrowings. The resulting amortisation of fair value movements, on de-designation of the hedge, is recognised in the income statement.

Available-for-sale investments

Liquid and other investments are classified as available-for-sale investments and are initially recognised at fair value plus direct transaction costs and then re-measured at subsequent reporting dates to fair value, with unrealised gains and losses (except for changes in exchange rates for monetary items, interest, dividends and impairment losses, which are recognised in the income statement) recognised in equity until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity is taken to the income statement, in the line that most appropriately reflects the nature of the item or transaction. On disposal or impairment of the investments, any gains and losses that have been deferred in other comprehensive income are re-classified to the income statement. Dividends on equity investments are recognised in the income statement when the group’s right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

Loans and receivables

Trade and other receivables

Trade and other receivables are initially recognised at fair value, which is usually the original invoiced amount, and are subsequently carried at amortised cost, using the effective interest method, less provisions made for doubtful receivables. Provisions are made specifically where there is evidence of a risk of non-payment, taking into account ageing, previous losses experienced and general economic conditions.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and current balances with banks and similar institutions, which are readily convertible to cash and are subject to insignificant risk of changes in value and have an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents are as defined above net of outstanding bank overdrafts. Bank overdrafts are included within loans and other borrowings, in current liabilities on the balance sheet.

Financial assets and liabilities at fair value through profit or loss

All of the group’s derivative financial instruments are held for trading and classified as fair value through profit or loss.

Derivative financial instruments

The group uses derivative financial instruments mainly to reduce exposure to foreign exchange and interest rate risks. The group’s policy is not to use derivatives for trading purposes. However, derivatives that do not qualify for hedge accounting or are specifically not designated as a hedge where natural offset is more appropriate are initially recognised and subsequently measured at fair value through profit and loss. Any direct transaction costs are recognised immediately in the income statement. Gains and losses on re-measurement are recognised in the income statement in the line that most appropriately reflects the nature of the item or transaction to which they relate. Derivative financial instruments are classified as current assets or current liabilities where they have a maturity period within 12 months. Where derivative financial instruments have a maturity period greater than 12 months, they are classified within either non-current assets or non-current liabilities.

Where the fair value of a derivative contract at initial recognition is not supported by observable market data and differs from the transaction price, a day one gain or loss will arise which is not recognised in the income statement. Such gains and losses are deferred and amortised to the income statement based on the remaining contractual term and as observable market data becomes available.

Hedge accounting

Where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the hedge. To qualify for hedge accounting, hedge documentation must be prepared at inception and the hedge must be expected to be highly effective both prospectively and retrospectively. The hedge is tested for effectiveness at inception and in subsequent periods in which the hedge remains in operation. Hedge accounting is discontinued when the hedging instrument expires, or is sold, terminated or no longer qualifies for hedge accounting or the group chooses to end the hedge relationship. The group designates certain derivatives as either cash flow hedges or fair value hedges.

Cash flow hedges

When a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity, in the cash flow reserve. For cash flow hedges of recognised assets or liabilities, the associated cumulative gain or loss is removed from equity and recognised in the same line of the income statement and in the same period or periods that the hedged transaction affects the income statement. Any ineffectiveness arising on a cash flow hedge of a recognised asset or liability is recognised immediately in the same income statement line as the hedged item. Where ineffectiveness arises on highly probable transactions, it is recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

Fair value hedges

When a derivative financial instrument is designated as a hedge of the variability in fair value of a recognised asset or liability, or unrecognised firm commitment, the change in fair value of the derivative that is designated as a fair value hedge is recorded in the income statement at each reporting date, together with any changes in fair value of the hedged asset or liability that is attributable to the hedged risk.

Annual Report 2017	BT Group plc	181

Notes to the consolidated financial statements continued

4. Segment information

The definition of our operating and reportable segments is provided on page 177.

What has changed in our segment information?

From 1 April 2016, the group has been reorganised and the reporting segments have been changed. This was in addition to the revision disclosed in note 1 for our Italian business. The comparative results for 2015/16 and 2014/15 for all six customer facing lines of business have been revised and presented on a consistent basis. The impact on line of business results in 2015/16 was to increase revenue, EBITDA and operating profit in Consumer by £10m, £18m and £17m (2014/15: £8m, £13m and £13m), to reduce revenue, EBITDA and operating profit in EE by £204m, £88m and £58m (2014/15: £nil, £nil and £nil), to increase revenue, EBITDA and operating profit in Business and Public Sector by £1,442m, £338m and £252m (2014/15: £1,402m, £339m and £284m), to reduce revenue, EBITDA and operating profit in Global Services by £1,427m, £569m and £473m (2014/15: £1,532m, £582m and £507m), to increase revenue, EBITDA and operating profit in Wholesale and Ventures by £162m, £213m and £172m (2014/15: £124m, £185m and £164m), to reduce EBITDA and operating profit in Openreach by £5m (2014/15: £3m) and to reduce revenue, EBITDA and operating profit in Other by £13m, £28m and £27m (2014/15: £13m, £30m and £29m). Intra group revenues were decreased by £342m in 2015/16 (2014/15: £295m).

We have set out below information regarding the results of each reportable segment.

Segment revenue and profit

Year ended 31 March 2017	Consumer £m	EE £m	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Segment revenue	4,934	5,090	4,758	5,479	2,109	5,098	10	27,478
Internal revenue	(63)	(37)	(122)	–	(138)	(3,036)	–	(3,396)
Revenue from external customers[a]	4,871	5,053	4,636	5,479	1,971	2,062	10	24,082
EBITDA[b]	1,012	1,156	1,528	495	834	2,633	(13)	7,645
Depreciation and amortisation	(209)	(780)	(352)	(439)	(306)	(1,369)	(55)	(3,510)
Operating profit (loss)[a]	803	376	1,176	56	528	1,264	(68)	4,135
Specific items (note 8)								(968)
Operating profit								3,167
Net finance expense[c]								(804)
Share of post tax loss of associates and joint ventures								(9)
Profit before tax								2,354

Year ended 31 March 2016	Consumer £m	EE £m [d]	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Segment revenue	4,608	841	4,294	5,074	2,274	5,100	11	22,202
Internal revenue	(65)	(7)	(99)	–	(94)	(3,058)	–	(3,323)
Revenue from external customers[a]	4,543	834	4,195	5,074	2,180	2,042	11	18,879
EBITDA[b]	1,055	173	1,414	479	755	2,659	(76)	6,459
Depreciation and amortisation	(207)	(146)	(284)	(422)	(253)	(1,301)	(18)	(2,631)
Operating profit (loss)[a]	848	27	1,130	57	502	1,358	(94)	3,828
Specific items (note 8)								(215)
Operating profit								3,613
Net finance expense[c]								(712)
Share of post tax profit of associates and joint ventures								6
Profit before tax								2,907

[a]	Before specific items.
[b]	EBITDA is stated before specific items and is the group’s profitability measure for segments.
[c]	Net finance expense includes specific item expense of £210m (2015/16: £229m, 2014/15: £299m). See note 8.
[d]	EE reflects results for the period from acquisition on 29 January to 31 March 2016.

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4. Segment information continued

Year ended 31 March 2015	Consumer £m	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Segment revenue	4,293	4,247	5,218	2,361	5,011	15	21,145
Internal revenue	(62)	(99)	–	(80)	(3,064)	–	(3,305)
Revenue from external customers[a]	4,231	4,148	5,218	2,281	1,947	15	17,840
EBITDA[b]	1,044	1,380	465	746	2,597	(39)	6,193
Depreciation and amortisation	(218)	(235)	(444)	(245)	(1,348)	(48)	(2,538)
Operating profit (loss)[a]	826	1,145	21	501	1,249	(87)	3,655
Specific items (note 8)							(253)
Operating profit							3,402
Net finance expense[c]							(859)
Share of post tax loss of associates and joint ventures							(1)
Profit on disposal of interest in associates and joint ventures							25
Profit before tax							2,567

[a]	Before specific items.
[b]	EBITDA is stated before specific items and is the group’s profitability measure for segments.
[c]	Net finance expense includes specific item finance expense of £210m (2015/16: £229m, 2014/15: £299m). See note 8.

What are our internal revenue and costs?

Most of our internal trading relates to Openreach and arises on rentals, and any associated connection or migration charges, of the UK access lines and other network products to the customer-facing lines of business. This occurs both directly, and also indirectly, through TSO which is included within the ‘Other’ segment. Wholesale and Ventures internal revenue arises from EE for mobile ethernet access and TSO for transmission planning services. Internal revenue in Business and Public Sector relates primarily to the use of BT Ireland’s network by other lines of business. Internal revenue arising in Consumer relates primarily to employee broadband and wi-fi services, while internal revenue in Global Services relates primarily to conferencing services.

Intra-group revenue generated from the sale of regulated products and services is based on market price. Intra-group revenue from the sale of other products and services is agreed between the relevant lines of business and therefore line of business profitability may be impacted by transfer pricing levels.

The tables below show internal revenue and costs recorded by each line of line of business.

	Internal cost recorded by
Year ended 31 March 2017	Consumer £m	EE £m	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
Consumer	–	–	21	20	4	–	18	63
EE	–	–	–	–	37	–	–	37
Business and Public Sector	60	3	–	39	20	–	–	122
Global Services	–	–	–	–	–	–	–	–
Wholesale and Ventures	–	–	2	23	–	39	74	138
Openreach	910	–	236	158	260	–	1,472	3,036
Total	970	3	259	240	321	39	1,564	3,396

Annual Report 2017	BT Group plc	183

Notes to the consolidated financial statements continued

4. Segment information continued

	Internal cost recorded by
Year ended 31 March 2016	Consumer £m	EE £m	[a]	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
Consumer	–	–		20	23	4	–	18	65
EEa	–	–		–	–	7	–	–	7
Business and Public Sector	60	1		–	18	19	1	–	99
Global Services	–	–		–	–	–	–	–	–
Wholesale and Ventures	–	12		5	22	–	55	–	94
Openreach	905	–		262	173	264	–	1,454	3,058
Total	965	13		287	236	294	56	1,472	3,323

[a]	EE reflects results for the period from acquisition on 29 January 2016 to 31 March 2016.

	Internal cost recorded by
Year ended 31 March 2015	Consumer £m	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
Consumer	–	20	20	3	–	19	62
Business and Public Sector	61	–	18	19	1	–	99
Global Services	–	–	–	–	–	–	–
Wholesale and Ventures	1	4	28	–	46	1	80
Openreach	939	282	187	266	–	1,390	3,064
Total	1,001	306	253	288	47	1,410	3,305

Revenue by products and services

 What critical accounting judgements do we make when we have revenue from multiple element arrangements?

Where a contractual arrangement consists of two or more separate elements that have value to a customer on a standalone basis, revenue is recognised for each element as if it were an individual contract. Total contract consideration is allocated between the separate elements based on their fair value. We apply judgement in both identifying separate elements and allocating consideration between them.

Sales of bundled offers in our mobile businesses frequently include a handset and a telecommunications service contract. There is objective and reliable evidence of fair value for the telecommunications service to be delivered and this represents the revenue recognised in respect of the services delivered. The residual value of the bundled offer therefore represents the revenue in respect of the handset.

For offers that cannot be separated into identifiable elements, revenues are recognised in full over the life of the contract. The main example is connection to a service where this does not represent a separately identifiable transaction from the subscription.

Year ended 31 March	2017 £m	2016 £m	2015 £m
ICT and managed networks	5,927	6,193	6,493
Broadband and TV	4,477	3,535	3,112
Mobile	6,358	1,326	314
Calls, lines and connections	5,069	5,920	5,881
Transit	404	419	555
Other products and services	1,847	1,486	1,485
Revenue[a]	24,082	18,879	17,840

[a]	Before specific items.

184	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

4. Segment information continued

Capital expenditure

Year ended 31 March 2017	Consumer £m	EE £m		Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Intangible assets	92	133		64	126	77	74	55	621
Property, plant and equipment	145	483		211	235	149	1,499	111	2,833
Capital expenditure[a]	237	616		275	361	226	1,573	166	3,454

Year ended 31 March 2016	Consumer £m	EE £m	[b]	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Intangible assets	88	29		36	62	70	62	65	412
Property, plant and equipment	119	67		117	293	139	1,385	90	2,210
Capital expenditure[a]	207	96		153	355	209	1,447	155	2,622

Year ended 31 March 2015		Consumer £m		Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Openreach £m	Other £m	Total £m
Intangible assets		85		35	209	84	55	93	561
Property, plant and equipment		122		125	197	210	1,027	75	1,756
Capital expenditure[a]		207		160	406	294	1,082	168	2,317

[a]	Net of government grants.
[b]	EE reflects results for the period from acquisition on 29 January to 31 March 2016.

How do we determine our geographic information?

The UK is our country of domicile and we generate the majority of our revenue from external customers in the UK. The geographic analysis of revenue is based on the country of origin in which the customer is invoiced. The geographic analysis of non-current assets, which exclude derivative financial instruments, investments and deferred tax assets, is based on the location of the assets.

Revenue from external customers

Year ended 31 March	2017 £m	2016 £m	2015 £m
UK	19,421	14,814	13,827
Europe, Middle East and Africa, excluding the UK	2,841	2,442	2,383
Americas	1,148	1,011	1,049
Asia Pacific	672	612	581
Revenue[a]	24,082	18,879	17,840

[a]	Before specific items.

Non-current assets

At 31 March	2017 £m	2016 £m	2015 £m
UKa	28,810	28,575	13,977
Europe, Middle East and Africa, excluding the UK	2,535	2,349	2,172
Americas	424	548	555
Asia Pacific	149	191	169
Non-current assets	31,918	31,663	16,873

[a]	The increase in non-current assets in the UK from 2015 to 2016 is primarily due to the acquisition of EE.

Annual Report 2017	BT Group plc	185

Notes to the consolidated financial statements continued

5. Operating costs

Year ended 31 March	Notes	2017 £m	2016 £m [a]	2015 £m

Operating costs by nature
Staff costs:
Wages and salaries		4,134	3,689	3,574
Social security costs		477	398	440
Other pension costs	20	521	494	467
Share-based payment expense	22	57	58	70
Total staff costs		5,189	4,639	4,551
Own work capitalised		(813)	(720)	(691)
Net staff costs		4,376	3,919	3,860
Net indirect labour costs[b]		399	304	324
Net labour costs		4,775	4,223	4,184
Payments to telecommunications operators		2,653	2,183	2,144
Property and energy costs		1,202	1,024	968
Network operating and IT costs		983	644	605
TV programme rights charges		714	544	330
Other operating costs		6,297	4,017	3,640
Other operating income		(187)	(215)	(224)
Depreciation of property, plant and equipment
Owned assets	13	2,382	2,000	1,997
Held under finance leases	13	10	10	11
Amortisation of intangible assets[c]	12	1,118	621	530
Total operating costs before specific items		19,947	15,051	14,185
Specific items	8	948	348	381
Total operating costs		20,895	15,399	14,566
Operating costs before specific items include the following:
Leaver costs[d]		86	109	8
Research and development expenditure[e]		638	574	580
Operating lease charges		692	441	388
Foreign currency gains		(12)	(1)	(1)
Government grants		(5)	(6)	(7)

[a]	Certain cost items have been represented following the acquisition of EE and the reorganisation of the reporting segments as set out in note 1.
[b]	Net of capitalised indirect labour costs of £463m (2015/16: £430m, 2014/15: £451m).
[c]	Excludes £62m (2015/16: £nil, 2014/15: £nil) of amortisation presented as specific items which relate to a write off of software costs as a result of the integration of EE. Refer to note 8.
[d]	Leaver costs are included within wages and salaries and social security costs, except for leaver costs of £37m (2015/16: £nil, 2014/15: £237m) associated with restructuring in prior years and leaver costs associated with the EE Integration costs in 2017, which have been recorded as specific items.
[e]	Research and development expenditure reported in the income statement, includes amortisation of £577m (2015/16: £501m, 2014/15: £493m) in respect of internally developed computer software and operating expenses of £61m (2015/16: £73m, 2014/15: £87m). In addition, the group capitalised software development costs of £457m (2015/16: £399m, 2014/15: £421m).

 Why is the treatment of our subscriber and retention costs a critical judgement?

Subscriber acquisition and retention costs are recognised as an expense within other operating costs for the period in which they are incurred. If subscriber acquisition and retention costs are paid in advance they are recognised as prepayments provided the amounts are able to be measured reliably and are expected to be recoverable. In some cases, contractual clauses with retailers provide for profit-sharing based on the recognised and paid revenue. In these cases we recognise an expense when the revenue is earned from the customer and a corresponding liability to pay that retailer. In some cases we need to exercise judgement in assessing whether we have an upfront obligation based on the contractual terms.

186	BT Group plc	Annual Report 2017

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5. Operating costs continued

Who are our key management personnel and how are they compensated?

Key management personnel comprise executive and non-executive directors and members of the Operating Committee.

Compensation of key management personnel is shown in the table below:

Year ended 31 March	2017 £m	2016 £m	2015 £m
Short-term employee benefits	10.5	9.4	9.7
Post employment benefits	1.3	1.1	1.1
Share-based payments	5.6	5.5	5.7
Termination benefits	–	0.6	0.5
	17.4	16.6	17.0

More detailed information concerning directors’ remuneration, shareholdings, pension entitlements, share options and other long-term incentive plans is shown in the audited part of the Report on Directors’ Remuneration (see page 122), which forms part of these consolidated financial statements.

6. Employees

	2017		2016		2015
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000
UK	82.8	82.2	81.4	71.8	70.9	72.2
Non-UK	23.6	22.8	21.1	19.2	17.6	16.5
Total employees	106.4	105.0	102.5	91.0	88.5	88.7

	2017		2016[b]		2015[b]
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000
Consumer	8.7	7.7	6.7	6.3	6.2	6.0
EE	9.2	9.1	9.0	1.3	–	–
Business and Public Sector	10.3	10.2	10.3	9.3	9.2	9.9
Global Services	17.5	17.4	16.8	16.5	16.3	17.2
Wholesale and Ventures	3.8	3.7	3.7	3.8	3.9	4.2
Openreach	30.2	30.9	31.5	32.1	32.7	32.4
Other	26.7	26.0	24.5	21.7	20.2	19.0
Total employees	106.4	105.0	102.5	91.0	88.5	88.7

[a]	These reflect the full-time equivalent of full and part-time employees.
[b]	Prior year numbers have been revised to reflect the reorganisation of our reporting segments as set out in note 1.

Annual Report 2017	BT Group plc	187

Notes to the consolidated financial statements continued

7. Audit, audit related and other non-audit services

The following fees were paid or are payable to the company’s auditors, PricewaterhouseCoopers LLP.

Year ended 31 March	2017 £000	2016 £000	2015 £000

Fees payable to the company’s auditors and its associates for:
Audit services[a]
The audit of parent company and consolidated financial statements	4,316	3,915	2,925
The audit of the company’s subsidiaries	5,675	5,084	4,809
	9,991	8,999	7,734

Audit related assurance services[b]	1,865	2,210	1,639
Other non-audit services
Taxation compliance services[c]	366	412	350
Taxation advisory services[d]	111	156	401
All other assurance services[e]	200	1,611	3,199
All other services[f]	2,332	1,665	570
	3,009	3,844	4,520
Total services	14,865	15,053	13,893

[a]	Services in relation to the audit of the parent company and the consolidated financial statements, including fees for reports under section 404 of the Sarbanes-Oxley Act. This also includes fees payable for the statutory audits of the financial statements of subsidiary companies.
[b]	Services in relation to other statutory filings or engagements that are required by law or regulation to be carried out by an appointed auditor. This includes fees for the audit of the group’s regulatory financial statements and reporting associated with the group’s US debt shelf registration.
[c]	Services relating to tax returns, tax audits, monitoring and enquiries.
[d]	Fees payable for all taxation advisory services not falling within taxation compliance.
[e]	All other assurance services include fees payable to PricewaterhouseCoopers LLP as Reporting Accountants in 2015/16 in relation to the Listing Prospectus, which was issued on 26 January 2016 for the issue of new shares and in 2014/15 in relation to the Circular to shareholders, which was issued on 1 April 2015, both in connection with the acquisition of EE.
[f]	Fees payable for all non-audit services not covered above, principally comprising other advisory services.

The BT Pension Scheme is an associated pension fund as defined in the Companies (Disclosure of Auditor Remuneration and Liability Limitation Agreements) (Amendment) Regulations 2011. In the year ended 31 March 2017 PricewaterhouseCoopers LLP received total fees from the BT Pension Scheme of £2.1m (2015/16: £1.7m, 2014/15: £2.5m) in respect of the following services:

Year ended 31 March	2017 £000	2016 £000	2015 £000

Audit of financial statements of associates	251	213	265
Audit-related assurance services	–	10	10
Taxation compliance services	210	198	374
Taxation advisory services	493	681	227
Other non-audit services	1,168	603	1,605
Total services	2,122	1,705	2,481

188	BT Group plc	Annual Report 2017

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8. Specific items

Year ended 31 March	2017 £m	2016 £m	2015 £m

Revenue
Italian business investigation	22	–	–
Regulatory matters	(2)	(203)	(128)
EE fair value adjustment	–	70	–
	20	(133)	(128)
Operating costs
Regulatory matters	481	203	75
Italian business investigation	238	–	–
EE acquisition and integration costs	215	116	19
Out of period irrecoverable VAT	30	–	–
Profit on disposal of businesses	(16)	–	(6)
Property rationalisation costs	–	29	45
Restructuring charges	–	–	315
Profit on disposal of property	–	–	(67)
	948	348	381
Operating loss	968	215	253
Net finance expense
Interest expense on retirement benefit obligation	209	221	292
EE related finance cost	–	8	7
Interest on out of period irrecoverable VAT	1	–	–
	210	229	299
Share of results of associates and joint ventures
Profit on disposal of interest in associates and joint ventures	–	–	(25)
Net specific items charge before tax	1,178	444	527
Taxation
Tax credit on specific items above	(154)	(70)	(121)
Tax credit on re-measurement of deferred tax	(63)	(96)	–
	(217)	(166)	(121)
Net specific items charge after tax	961	278	406

Italian business investigation

Our investigation into our Italian business revealed prior-period errors from inappropriate behaviour and improper accounting practices as set out in note 1. During the year, we also reviewed the carrying value of the assets and liabilities on the balance sheet of our Italian business including reassessing the recoverability of trade and other receivables and reconsidering other exposures, principally sales taxes. We took into account any changes in facts or circumstances since 31 March 2016 in determining whether there was a need to change an estimate and whether additional exposures had arisen in the current year. This exercise required a level of judgement, in many cases taking a more cautious view based on our current understanding of circumstances in the business. We have set out in note 17 details of estimates we make in accounting for the recoverability of trade and other receivables. We have made estimates for the potential other exposures, principally sales taxes, which represent the group’s best estimate of the amount that may be required to settle the obligation and are included within other payables as set out in note 18. The total impact of £245m is presented within specific items given the size and one-off nature. We have also incurred fees in relation to the investigation of £15m which have been included in specific items.

Regulatory matters

We’ve recognised £479m (2015/16: £nil, 2014/15: revenue of £53m) of net costs in relation to regulatory matters. These are made up of the following:

Deemed Consent

A charge of £342m was recognised (2015/16: £nil, 2014/15: £nil) in relation to Ofcom’s March 2017 findings of its investigation into our historical practices on Deemed Consent by Openreach. A fine of £42m has been imposed and we’ve also agreed to compensate Communication Providers. The precise amount of these compensation payments will be determined from discussion with the affected parties and is currently estimated at £300m.

Annual Report 2017	BT Group plc	189

Notes to the consolidated financial statements continued

8. Specific items continued

Ladder pricing agreements

In 2016/17 we recognised revenue and costs of £8m (2015/16: £203m and in 2014/15: £128m revenue) being the prior year impacts of ladder pricing agreements with the other UK mobile operators. This was following a Supreme Court judgment in July 2014 which overturned a Court of Appeal judgment made in July 2012. The Court of Appeal’s ruling had disallowed our ladder pricing policy relating to 0800, 0845 and 0870 calls from mobile phones terminating on our network.

Other regulatory matters

We’ve also re-assessed our regulatory risk provision in light of recent regulatory decisions by Ofcom and by the Competition Appeal Tribunal (CAT). As a result we’ve increased our net provision by £137m (2015/16: £nil) for the year.

In 2014/15 the CAT handed down judgment on various appeals brought against a December 2012 Ofcom determination on the pricing of certain Ethernet products. Ofcom had determined that BT had overcharged for certain services between 1 April 2006 and 31 March 2011 and required BT to make repayments. The CAT judged that BT should also pay interest on these amounts. Together with a review of our regulatory risk position in relation to other historical matters, we recognised a specific item charge of £75m in 2014/15.

EE fair value adjustment

In 2015/16 we recognised a fair value adjustment on the acquisition of EE which reduced the amount of deferred income in relation to its prepaid subscriber base by £70m with no cash impact. The step down reflects the difference between the amount recorded by EE on acquisition and the fair value calculated based on the incremental cost that a market participant would incur to take on the liability plus a reasonable profit margin. This amount was released as a reduction to revenue in the period between acquisition and 31 March 2016, reflecting the period over which EE provided the related service.

EE acquisition and integration costs

We incurred £215m (2015/16: £116m, 2014/15: £19m) of acquisition and integration related costs for EE. This includes a £62m (2015/16: £nil, 2014/15: £nil) amortisation charge relating to the write-off of IT assets as we integrate the EE and BT IT infrastructure. Integration costs include EE related restructuring and leaver costs in year.

Out of period irrecoverable VAT

We recognised a £30m charge (2015/16: £nil, 2014/15: £nil) for out of period irrecoverable VAT and a further £1m (2015/16: £nil, 2014/15: £nil) related interest charge.

Profit on disposal of businesses

During the year we disposed of non-core businesses with a gain on disposal of £16m (2015/16: £nil, 2014/15: £6m).

Property rationalisation costs

In 2015/16 we recognised a £29m charge (2014/15: £45m) relating to the rationalisation of the group’s property portfolio.

Restructuring charges

There were no restructuring charges for the current year or in 2015/16. The components of the restructuring charges recognised in 2014/15 were: people and property charges of £294m, principally comprising leaver costs of £237m, and property exit costs and networks, products and procurement channels rationalisation charges of £21m.

Profit on disposal of property

In 2014/15 we disposed of a surplus building in London, Keybridge House, for a consideration of £93m resulting in a profit of £67m.

Interest expense on retirement benefit obligation

See note 20 for more details.

Profit on disposal of interest in associates and joint ventures

In 2014/15 we recognised a £25m profit on the disposal of an associate, which was held at £nil cost.

Tax credit on re-measurement of deferred tax

See note 9 for more details.

190	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

9. Taxation

Current and deferred income tax

 What critical judgements and estimates do we make in accounting for taxation?

We pay tax in accordance with the laws of the countries where we do business. In some areas these laws aren’t clear, and it can take many years to agree an outcome with a tax authority or through litigation. We estimate our tax on country-by-country and issue-by-issue bases. Our key uncertainties are whether EE’s tax losses will be available to us, whether our intra-group trading model will be accepted by a particular tax authority and whether intra-group payments are subject to withholding taxes. We provide for the most likely outcome where an outflow is probable, but the agreed amount can differ materially from our estimates. Approximately 80% by value of the provisions are under active tax authority examination and are therefore likely to be re-estimated or resolved in the coming 12 months. £281m (2015/16: £278m) is included in current tax liabilities in relation to these uncertainties.

Under a downside case an additional amount of £372m could be required, of which £273m would relate to EE losses. This amount is not provided as we don’t consider this outcome to be probable.

Deciding whether to recognise deferred tax assets is judgemental. We only recognise them when we believe it is probable that they can be recovered. In making this judgement we consider evidence such as historical financial performance, future financial plans and trends, the duration of existing customer contracts and whether our intra-group pricing model has been agreed by the relevant tax authority.

The value of the group’s income tax assets and liabilities is disclosed on the Group balance sheet on page 167. The value of the group’s deferred tax assets and liabilities, including the deferred tax asset recognised in respect of EE Limited’s historical tax losses, is disclosed below.

Analysis of our taxation expense for the year

Year ended 31 March	2017 £m	2016 £m	2015 £m

United Kingdom
Corporation tax at 20% (2015/16: 20%, 2014/15: 21%)	(555)	(617)	(655)
Adjustments in respect of earlier years	33	59	35
Non-UK taxation
Current	(109)	(80)	(60)
Adjustments in respect of earlier years	–	29	18
Total current tax expense	(631)	(609)	(662)
Deferred taxation
Origination and reversal of temporary differences	96	70	170
Adjustments in respect of prior periods	26	2	(18)
Impact of change in UK corporation tax rate to 17% (2015/16: 19%, 2014/15: 20%)	63	96	–
Total deferred taxation credit	185	168	152
Total taxation expense	(446)	(441)	(510)

Annual Report 2017	BT Group plc	191

Notes to the consolidated financial statements continued

9. Taxation continued

Factors affecting our taxation expense for the year

The taxation expense on the profit for the year differs from the amount computed by applying the UK corporation tax rate to the profit before taxation as a result of the following factors:

Year ended 31 March	2017 £m	2016 £m	2015 £m

Profit before taxation	2,354	2,907	2,567
Expected taxation expense at UK rate of 20% (2015/16: 20%, 2014/15: 21%)	(471)	(581)	(539)
Effects of:
(Higher) lower taxes on non-UK profits[a]	(29)	4	(4)
Net permanent differences between tax and accounting[b]	(183)	(12)	(4)
Adjustments in respect of earlier years[c]	59	90	35
Non-UK losses used against current year profits[a]	120	9	28
Non-UK losses not recognised[a,d]	(8)	(34)	(50)
Other deferred tax assets not recognised	–	6	9
Lower taxes on profit on disposal of business	3	–	7
Re-measurement of deferred tax balances	63	96	–
Other non-recurring items	–	(19)	8
Total taxation expense	(446)	(441)	(510)
Exclude specific items (note 8)	(217)	(166)	(121)
Total taxation expense before specific items	(663)	(607)	(631)

[a]	Earlier years re-presented to reflect adjustments for BT Italia.
[b]	Includes income that is not taxable or UK income taxable at a different rate, and expenses for which no tax relief is received. Examples include some types of depreciation and amortisation and the benefit of R&D tax incentives.
[c]	Reflects the differences between initial accounting estimates and tax returns submitted to tax authorities, including the release and establishment of provisions for uncertain tax positions.
[d]	Reflects losses made in countries where it has not been considered appropriate to recognise a deferred tax asset, as future taxable profits are not probable.

Tax components of other comprehensive income

Year ended 31 March	2017 Tax credit (expense) £m	2016 Tax credit (expense) £m	2015 Tax credit (expense) £m

Tax on items that will not be reclassified to the income statement
Pension remeasurements	416	(240)	208
Tax on items that have been or may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	21	38	13
Fair value movements on cash flow hedges
– net fair value gains or losses	(131)	(72)	(28)
– recognised in income and expense	139	39	52
	445	(235)	245
Current tax credit[a]	122	231	268
Deferred tax expense	323	(466)	(23)
	445	(235)	245

[a]	Includes £110m (2015/16: £217m, 2014/15: £220m) relating to cash contributions made to reduce retirement benefit obligations.

192	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

9. Taxation continued

Tax (expense) credit recognised directly in equity

Year ended 31 March	2017 £m	2016 £m	2015 £m

Tax (expense) credit relating to share-based payments	(6)	12	54

Deferred taxation

	Fixed asset temporary differences £m	Retirement benefit obligations £m [a]	Share- based payments £m	Tax losses £m	Other £m	Jurisdictional offset £m	Total £m

At 1 April 2015	1,041	(1,483)	(86)	(44)	(39)	–	(611)
(Credit) expense recognised in income statement	(63)	(107)	2	34	(34)	–	(168)
Expense (credit) recognised in other comprehensive income	(4)	457	–	(2)	15	–	466
Expense recognised in equity	–	–	30	–	–	–	30
Acquisition	644	(16)	–	(313)	(17)	–	298
At 31 March 2016	1,618	(1,149)	(54)	(325)	(75)	–	15
Non-current
Deferred tax asset	(81)	(1,149)	(54)	(325)	(102)	464	(1,247)
Deferred tax liability	1,699	–	–	–	27	(464)	1,262
At 1 April 2016	1,618	(1,149)	(54)	(325)	(75)	–	15
(Credit) expense recognised in the income statement	(181)	(82)	14	65	(1)	–	(185)
(Credit) expense recognised in other comprehensive income	(5)	(306)	–	(3)	(9)	–	(323)
Expense recognised in equity	–	–	23	–	–	–	23
Exchange differences	–	–	–	(7)	–	–	(7)
At 31 March 2017	1,432	(1,537)	(17)	(270)	(85)	–	(477)
Non-current
Deferred tax asset	(117)	(1,537)	(17)	(270)	(96)	320	(1,717)
Deferred tax liability	1,549	–	–	–	11	(320)	1,240
At 31 March 2017	1,432	(1,537)	(17)	(270)	(85)	–	(477)

[a]	Includes a deferred tax asset of £2m (2015/16: £2m) arising on contributions payable to defined contribution pension plans.

The majority of the deferred tax assets and liabilities noted above are anticipated to be realised after more than 12 months.

We’ve recognised a deferred tax asset at 31 March 2017 of £172m in respect of EE Limited’s historical tax losses. We expect to be able to utilise these against future taxable profits in EE Limited. If EE Limited’s business were subject to a major change in the nature or conduct of trade on or before 5 February 2018, these losses would be forfeited and a current tax liability of £273m would be created. Based on our current plans, we do not expect a major change to arise.

Deferred tax balances for which there is a right of offset within the same jurisdiction are presented net on the face of the group balance sheet as permitted by IAS 12, with the exception of deferred tax related to our pension schemes which is disclosed within deferred tax assets.

What factors affect our future tax charges?

The rate of UK corporation tax changed from 20% to 19% on 1 April 2017 and will change to 17% on 1 April 2020. As deferred tax assets and liabilities are measured at the rates that are expected to apply in the periods of the reversal, deferred tax balances at 31 March 2017 have been calculated at the rate at which the relevant balance is expected to be recovered or settled. This reduction in rate has been recognised as a deferred tax credit specific item of £63m in the income statement (note 8) and as a deferred tax expense in reserves.

Annual Report 2017	BT Group plc	193

Notes to the consolidated financial statements continued

9. Taxation continued

What are our unrecognised tax losses and other temporary differences?

At 31 March 2017 we had operating losses and other temporary differences carried forward in respect of which no deferred tax assets were recognised amounting to £4.5bn (2015/16: £4.1bn). Our other temporary differences have no expiry date restrictions. The expiry date of operating losses carried forward is dependent upon the tax law of the various territories in which the losses arose. A summary of expiry dates for losses in respect of which restrictions apply is set out below:

At 31 March 2017	£m	Expiry

Restricted losses
Europe	19	2018–2026
Americas	220	2021–2036
Total restricted losses	239
Unrestricted operating losses	3,961	No expiry
Other temporary differences	173	No expiry
Total	4,373

At 31 March 2017 we had UK capital losses carried forward in respect of which no deferred tax assets were recognised amounting to £17.0bn (2015/16: £17.0bn). These losses have no expiry date, but we consider the future utilisation of these losses to be remote.

At 31 March 2017 the undistributed earnings of non-UK subsidiaries were £3.5bn (2015/16: £3.3bn). No deferred tax liabilities have been recognised in respect of these unremitted earnings because the group is in a position to control the timing of any dividends from subsidiaries and hence any tax consequences that may arise. Under current tax rules, tax of £26.2m (2015/16: £23.1m) would arise if these earnings were to be repatriated to the UK. On 29 March 2017, the UK Government notified the EU of its intention to withdraw membership from the EU. Depending on the outcome of negotiations we could cease to benefit from the EU Parent Subsidiary directive on dividends paid by our EU subsidiaries. In this event, additional tax of up to £17.7m could arise if the undistributed earnings of EU subsidiaries of £619m were to be repatriated to the UK.

10. Earnings per share

How are earnings per share calculated?

Basic earnings per share is calculated by dividing the profit after tax attributable to equity shareholders by the weighted average number of shares in issue after deducting the own shares held by employee share ownership trusts and treasury shares.

In calculating the diluted earnings per share, share options outstanding and other potential shares have been taken into account where the impact of these is dilutive. Options over 27m shares (2015/16: 15m shares, 2014/15: 13m shares) were excluded from the calculation of the total diluted number of shares as the impact of these is antidilutive.

Year ended 31 March	2017	2016	2015

Basic weighted average number of shares (millions)	9,938	8,619	8,056
Dilutive shares from share options (millions)	27	58	80
Dilutive shares from executive share awards (millions)	29	37	55
Diluted weighted average number of shares (millions)	9,994	8,714	8,191
Basic earnings per share	19.2p	28.5p	25.5p
Diluted earnings per share	19.1p	28.2p	25.1p

The earnings per share calculations are based on profit after tax attributable to equity shareholders of the parent company which excludes non-controlling interests. Profit after tax attributable to equity shareholders of the parent company was £1,908m (2015/16: £2,466m, 2014/15: £2,057m) and profit after tax attributable to non-controlling interests was £1m (2015/16: £7m, 2014/15: £nil). Profit attributable to non-controlling interests is not presented separately in the financial statements as it is not material.

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11. Dividends

What dividends have been paid and proposed for the year?

The Board recommends that a final dividend in respect of the year ended 31 March 2017 of 10.55p per share will be paid to shareholders on 4 September 2017, taking the full year proposed dividend in respect of 2016/17 to 15.4p (2015/16: 14.0p, 2014/15: 12.4p) which amounts to approximately £1,532m (2015/16: £1,324m, 2014/15: £1,028m). This final dividend is subject to approval by shareholders at the Annual General Meeting and therefore the liability of approximately £1,050m (2015/16: £954m, 2014/15: £712m) has not been included in these financial statements. The proposed dividend will be payable to all shareholders on the Register of Members on 11 August 2017.

The value of £1,436m (2015/16: £1,078m, 2014/15: £925m) for the final and interim dividends is disclosed in our statement of changes in equity. This value may differ from the amount shown for equity dividends paid in the group cash flow statement, which represents the actual cash paid in relation to dividend cheques that have been presented over the course of the financial year.

		2017		2016		2015
Year ended 31 March	pence per share	£m	pence per share	£m	pence per share	£m

Final dividend in respect of the prior year	9.60	954	8.50	710	7.50	609
Interim dividend in respect of the current year	4.85	482	4.40	368	3.90	316
	14.45	1,436	12.90	1,078	11.40	925

12. Intangible assets

	Goodwill £m	Customer relationships and brands £m	Telecoms licences and other £m	Internally developed software £m	Purchased software £m	Total £m

Cost
At 1 April 2015	1,396	399	390	3,680	1,230	7,095
Acquisitions[a]	6,459	2,997	2,524	129	286	12,395
Additions	–	–	1	331	80	412
Disposals and adjustments	–	–	–	(63)	(27)	(90)
Transfers	–	–	–	(4)	4	–
Exchange differences	52	5	15	–	37	109
At 31 March 2016	7,907	3,401	2,930	4,073	1,610	19,921
Additions	–	–	–	483	138	621
Acquisitions	5	–	–	–	–	5
Disposals and adjustments	(23)	–	–	(131)	2	(152)
Transfers	–	–	–	(66)	62	(4)
Exchange differences	145	21	15	4	41	226
At 31 March 2017	8,034	3,422	2,945	4,363	1,853	20,617

Accumulated amortisation
At 1 April 2015		336	96	2,401	1,092	3,925
Charge for the year		78	27	437	79	621
Disposals and adjustments		–	–	(91)	(28)	(119)
Exchange differences		4	8	–	32	44
At 31 March 2016		418	131	2,747	1,175	4,471
Charge for the year[b]		383	140	556	101	1,180
Disposals and adjustments		–	–	(114)	(7)	(121)
Exchange differences		12	9	4	33	58
At 31 March 2017		813	280	3,193	1,302	5,588

Carrying amount
At 31 March 2017	8,034	2,609	2,665	1,170	551	15,029
At 31 March 2016	7,907	2,983	2,799	1,326	435	15,450

[a]	Relates to the fair value of intangible assets identified on acquisition of EE on 29 January 2016. See note 14.
[b]	Includes a £62m (2015/16: £nil) specific item amortisation charge relating to the write-off of internally developed software as we integrate the EE and BT IT infrastructure.

Annual Report 2017	BT Group plc	195

Notes to the consolidated financial statements continued

12. Intangible assets continued

Goodwill

Goodwill recognised in a business combination does not generate cash flows independently of other assets or groups of assets. As a result, the recoverable amount, being the value in use, is determined at a cash generating unit (CGU) level.

 How do we determine our CGUs?

The determination of our CGUs is judgemental. The identification of CGUs involves an assessment of whether the asset or group of assets generate largely independent cash inflows. This involves consideration of how our core assets are operated and whether these generate independent revenue streams. Our CGUs are deemed to be Consumer, EE, Business and Public Sector, Global Services and Wholesale and Ventures which are the same units we report in our segmental reporting.

For impairment purposes goodwill is tested at the lowest level within the entity at which the goodwill is monitored for internal management purposes, and cannot be larger than our operating segments. We test goodwill at the CGU level.

 What other critical estimates and assumptions have we made?

During the year we re-allocated goodwill among our CGUs based on the relative fair value of the business transferred to reflect our new line of business structure effective as of 1 April 2016. We estimated the relative fair values on a discounted cash flow basis using the three-year financial plans effective at the time of the re-organisation. The assumptions used were set in the same way as those used in our value in use calculations as set out below.

Our value in use calculations require estimates in relation to uncertain items, including management’s expectations of future revenue growth, operating costs, profit margins, operating cash flows, and the discount rate for each CGU.

Future cash flows used in the value in use calculations are based on our latest Board approved three-year financial plans. Expectations about future growth reflect the expectations of growth in the markets to which the CGU relates. The future cash flows are discounted using a pre-tax discount rate that reflects current market assessments of the time value of money. The discount rate used in each CGU is adjusted for the risk specific to the asset, including the countries in which cash flow will be generated, for which the future cash flow estimates have not been adjusted.

The group is required to test goodwill acquired in a business combination annually for impairment. This was carried out as at 31 March 2017. The carrying value of goodwill and the key assumptions used in performing the annual impairment assessment and sensitivities are disclosed below.

How have we carried out our goodwill impairment review?

We perform an annual goodwill impairment review, based on our CGUs.

From 1 April 2016, we re-organised our lines of business resulting in the change of the CGUs that have associated goodwill. We’ve now allocated goodwill to Consumer, EE, Business and Public Sector, Global Services and Wholesale and Ventures. Previously no goodwill was allocated to Wholesale and Ventures. In addition to this new CGU, to which goodwill has been allocated, there have been changes to the amount allocated to the other CGUs as a result of the re-organisation.

These CGUs represent the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other groups of assets, and to which goodwill is allocated. Goodwill is allocated to these CGUs as follows:

	Consumer £m	EE £m	Business and Public Sector £m	Global Services £m	Wholesale and Ventures £m	Total £m

At 31 March 2015	80	–	220	1,096	–	1,396
Acquisitions (note 14)	1,103	4,917	439	–	–	6,459
Exchange differences	–	–	3	49	–	52
At 31 March 2016	1,183	4,917	662	1,145	–	7,907
Re-organisation	–	(2,149)	1,921	(709)	937	–
Exchange differences	–	–	10	135	–	145
Acquisitions and disposals	–	–	(23)	–	5	(18)
At 31 March 2017	1,183	2,768	2,570	571	942	8,034

How do we calculate the recoverable amount?

The value in use of each CGU is determined using cash flow projections derived from financial plans approved by the Board covering a three-year period. They reflect management’s expectations of revenue, EBITDA growth, capital expenditure, working capital and operating cash flows, based on past experience and future expectations of business performance. The value in use calculation includes a fourth year estimate of cash flows which is held flat from the last year assumed in the financial plans approved by the Board. Cash flows beyond the fourth-year period have been extrapolated using perpetuity growth rates.

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12. Intangible assets continued

What discount rate have we used?

The pre-tax discount rates applied to the cash flow forecasts are derived from our post-tax weighted average cost of capital. The assumptions used in the calculation of the group’s weighted average cost of capital are benchmarked to externally available data. The pre-tax discount rate used in performing the value in use calculation in 2016/17 was 8.6% (2015/16: 8.8%). We’ve used the same discount rate for all CGUs except Global Services where we have used 9.0% reflecting higher risk in some of the countries in which Global Services operates.

What growth rates have we used?

The perpetuity growth rates are determined based on the forecast market growth rates of the regions in which the CGU operates, and they reflect an assessment of the long-term growth prospects of that market. The growth rates have been benchmarked against external data for the relevant markets. None of the growth rates applied exceed the expected long-term average growth rates for those markets or sectors. The perpetuity growth rate for Global Services was 2.4% (2015/16: 2.3%) and 2.0% (2015/16: 2.0%) for Business and Public Sector, Consumer and EE and 2.0% (2015/16: nil) for Wholesale and Ventures.

What sensitivities have we applied?

There is significant headroom in Business and Public Sector, Consumer, Wholesale and Ventures and EE. No reasonably possible changes in the key assumptions would cause the carrying amount of the CGUs to exceed the recoverable amount. For Global Services, the value in use exceeds the carrying value of the CGU by approximately £594m (2015/16: £6,900m). Any of the following changes in assumptions would cause the recoverable amount for the CGU to equal its carrying amount:

– reduction in the perpetuity growth rate from the 2.4% assumption applied to a revised assumption of no growth;

– an increase in the discount rate from the 9.0% assumption applied to a revised assumption of 11%; and

– shortfalls in trading performance against forecast resulting in operating cash flows decreasing by 27% each year and in perpetuity.

Annual Report 2017	BT Group plc	197

Notes to the consolidated financial statements continued

13. Property, plant and equipment

 What critical estimates have we made for property plant and equipment?

The plant and equipment in our networks is long-lived with cables and switching equipment operating for over ten years and underground ducts being used for decades. We also develop software for use in IT systems and platforms that support the products and services provided to our customers.

Our annual depreciation and amortisation charge is sensitive to the estimated service life we allocate to each type of asset. If an asset life is extended this would reduce the annual depreciation or amortisation charge; reducing a life would increase the charge. Asset lives are assessed annually and changed when necessary to reflect our current thinking on technological change, network investment plans (including the group’s fibre rollout programme), prospective economic utilisation and the physical condition of the assets concerned. Changes to the service lives of assets implemented in the year had no significant impact on our results for the year ended 31 March 2017.

The carrying values of software, property, plant and equipment are disclosed below and in note 12. The useful lives applied to the principal categories of assets are disclosed on pages 178 and 179.

	Land and buildings £m [a]	Network infrastructure £m [a]	Other £m [b]	Assets in course of construction £m	Total £m

Cost
At 1 April 2015	1,132	45,179	1,788	527	48,626
Acquisitions	98	1,772	43	357	2,270
Additions[c]	13	78	67	2,055	2,213
Transfers	22	1,810	9	(1,841)	–
Disposals and adjustments[d]	(17)	(879)	(60)	8	(948)
Exchange differences	30	234	23	2	289
At 31 March 2016	1,278	48,194	1,870	1,108	52,450
Additions[c]	6	40	128	2,672	2,846
Transfers	14	2,393	(1)	(2,402)	4
Disposals and adjustments[d]	(45)	(1,637)	(106)	30	(1,758)
Exchange differences	49	382	47	5	483
At 31 March 2017	1,302	49,372	1,938	1,413	54,025
Accumulated depreciation
At 1 April 2015	687	33,069	1,446	–	35,202
Charge for the year	53	1,856	101	–	2,010
Disposals and adjustments[d]	(17)	(848)	(56)	–	(921)
Exchange differences	27	210	22	–	259
At 31 March 2016	750	34,287	1,513	–	36,550
Charge for the year	64	2,224	104	–	2,392
Disposals and adjustments[d]	(36)	(1,627)	(104)	–	(1,767)
Exchange differences	39	330	41	–	410
At 31 March 2017	817	35,214	1,554	–	37,585

Carrying amount
At 31 March 2017	485	14,158	384	1,413	16,440
Engineering stores	–	–	–	58	58
Total at 31 March 2017	485	14,158	384	1,471	16,498
At 31 March 2016	528	13,907	357	1,108	15,900
Engineering stores	–	–	–	71	71
Total at 31 March 2016	528	13,907	357	1,179	15,971

[a]	The carrying amount of the group’s property, plant and equipment includes an amount of £73m (2015/16: £83m) in respect of assets held under finance leases, comprising land and buildings of £45m (2015/16: £52m) and network infrastructure of £28m (2015/16: £31m). The depreciation expense on those assets in 2016/17 was £10m (2015/16: £10m), comprising land and buildings of £3m (2015/16: £4m) and network infrastructure of £7m (2015/16: £6m).
[b]	Other mainly comprises motor vehicles, computers and fixtures and fittings.
[c]	Net of grant deferral of £28m (2015/16: £109m net grant funding).
[d]	Fully depreciated assets in the group’s fixed asset registers were reviewed during the year, as part of the group’s annual asset verification exercise, and certain assets that were no longer in use have been written off, reducing cost and accumulated depreciation by £1.1bn (2015/16: £0.7bn).

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13. Property, plant and equipment continued

At 31 March	2017 £m	2016 £m

The carrying amount of land and buildings, including leasehold improvements, comprised:
Freehold	269	296
Leasehold	216	232
Total land and buildings	485	528

Network infrastructure

Some of our network assets are jointly controlled by EE Limited with Hutchison 3G UK Limited. These relate to shared 3G network and certain elements of network for 4G rural sites. The net book value of the group’s investment in this shared operation is £591m (2015/16: £519m) and is recorded within network infrastructure. Included within this is £179m (2015/16: £128m), being the group’s share of assets owned by its joint operation MBNL.

Within network infrastructure are assets with a net book value of £8.0bn which have useful economic lives of more than 18 years.

Government grants relating to Broadband Delivery UK (BDUK) contracts

The group receives government grants in relation to the BDUK programme and other rural superfast broadband contracts. Where we’ve achieved certain service levels, or delivered the network more efficiently than anticipated, we’ve an obligation to either re-invest or repay grant funding. Where this is the case, we assess and defer the income with a corresponding increase in capital expenditure.

 What estimates and critical judgements have we made in accounting for our BDUK contracts?

Assessing the timing of whether and when we change the estimated take-up assumption is judgemental as it involves considering information which is not always observable. Our consideration on whether and when to change the base case assumption is dependent on our expectation of the long term take-up trend.

Our assessment of how much grant income to defer includes consideration of the difference between the take-up percentage agreed with the local authority and the likelihood of actual take-up. The value of the government grants deferred is disclosed in note 18.

We receive grant funding mainly under the BDUK programme which reduces the capital expenditure incurred by Openreach. Under the terms of the programme, we have a potential obligation to either re-invest or repay grant funding depending on factors including the level of take-up achieved. In the current year we had a net grant deferral of £28m (2015/16: £109m net grant funding) mainly related to our activity on the BDUK programme. Our base case assumption for take-up in BDUK areas has been increased to 39% following our review of the level of customer take-up. To date we have deferred £446m (2015/16: £258m).

14. Business combinations

All business combinations are accounted for using the acquisition method regardless of whether equity instruments or other assets are acquired.

 What critical judgements do we apply in accounting for business combinations?

We exercise judgement in allocating the purchase consideration to acquired assets and liabilities. We also take into account future integration and our plan on how goodwill will be monitored post acquisition. Assessing how much of the estimated synergies are buyer or market specific is also judgemental as it requires us to determine what a market participant could reasonably achieve, which is inherently judgemental. Buyer specific synergies support the goodwill amount recognised while market specific synergies are factored into the fair value measurement of the acquired assets and liabilities. We also exercise judgement in identifying all of the intangible assets we have acquired.

 What other critical estimates and assumptions have we made?

We initially measure identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination, with limited exceptions, at their fair values at the acquisition date. The fair value of an asset or liability represents the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants.

In determining the fair value of the intangible assets acquired for EE we generally used risk-adjusted future cash flows discounted using discount rates specific to the asset. In determining the cash flows, we have used a combination of historical data and estimates regarding revenue growth, profit margins and operating cash flows. Tangible assets were valued by estimating current cost to purchase or replace the assets. We used independent valuers to assist in the valuation for EE.

We didn’t make any material acquisitions in the year ended 31 March 2017. We have however revisited the provisional fair values ascribed to our acquisition of EE which took place on 29 January 2016. This acquisition resulted in us acquiring the entire share capital of EE Limited (EE) from Deutsche Telekom and Orange. The total purchase consideration amounted to £10,971m with a goodwill value of £6,430m after considering the provisional fair values of the identifiable net assets acquired of £4,541m. During the year, we’ve received a purchase consideration refund from the previous owners of £20m following the finalisation of the audit of the completion balance sheet and have also finalised our reassessment of the provisional fair values within the measurement period. This resulted in a revision to previously recognised brand, customer relationship and prepaid assets which decreased by £15m. Our reassessment also led to a £14m decrease in receivables and an increase in provisions related to unfavourable contracts in the amount of £20m.

Annual Report 2017	BT Group plc	199

Notes to the consolidated financial statements continued

14. Business combinations continued

The net impact of the adjustment including the deferred tax effect resulted in an increase of £29m in goodwill with no material impact on the income statement for the period ended 31 March 2016.

In the prior year, we provisionally paid £3,464m of cash and issued 1,595m of new shares valued at £7,507m (using the opening share price of 470.7p per share on 29 January 2016, being the date of acquisition of EE and the date when the shares were admitted to trading).

The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. For the acquisition of EE this amounted to £6,430m. The fair values ascribed and the resulting goodwill were recognised on a provisional basis which the group had one year from the acquisition date to re-measure. As discussed above we completed this in 2016/17 resulting in an increase of £29m in goodwill.

15. Programme rights

Total £m

At 1 April 2015	118
Additions	651
Amortisation	(544)

At 1 April 2016	225
Additions	753
Amortisation	(714)
At 31 March 2017	264

Additions reflect TV programme rights for which the legally enforceable licence period has started during the year. Payments made for programme rights for which the legally enforceable licence period has not yet started are included within prepayments (see note 17).

TV programme rights commitments are disclosed in note 30.

16. Inventories

At 31 March	2017 £m	2016 £m	2015 £m

Consumables	24	26	25
Work in progress	23	11	10
Finished goods	180	152	59
	227	189	94

Inventories recognised as an expense during the year ended 31 March 2017 amounted to £2,680m (2015/16: £1,369ma). These were included in ‘Operating costs’ in our income statement.

[a]	We have revised prior year information to be on a consistent basis.

17. Trade and other receivables

We’ve made various judgements in accounting for trade and other receivables. These include long-term contracts and bad debt provisions.

Long-term customer contracts

Long-term customer contracts can extend over a number of financial years. During the contractual period recognition of costs and profits may be impacted by judgements and estimates made.

 What critical judgements have we made?

We’ve exercised judgement in assessing when the transition or transformation phase of a contract ends. This influences the timing of recognition of revenue and costs which are deferred until the transition or transformation phase ends unless these elements of a contract have standalone value.

Judgements are also required in assessing the lifetime profitability of a contract when determining whether we have an onerous contract liability. Where we have an onerous contract liability this would be classified in provisions.

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17. Trade and other receivables continued

How do we estimate and recognise contract losses?

We estimate and recognise immediately the entire estimated loss for a contract when we have evidence that the contract is unprofitable. Also if these estimates indicate that any contract will be less profitable than previously forecast, contract assets may have to be written down to the extent they are no longer considered to be fully recoverable. We perform ongoing profitability reviews of our contracts in order to determine whether the latest estimates are appropriate. Key factors reviewed include:

–	Transaction volumes or other inputs affecting future revenues which can vary depending on customer requirements, plans, market position and other factors such as general economic conditions.
–	Our ability to achieve key contract milestones connected with the transition, development, transformation and deployment phases for customer contracts.
–	The status of commercial relations with customers and the implication for future revenue and cost projections.
–	Our estimates of future staff and third-party costs and the degree to which cost savings and efficiencies are deliverable.

The carrying value of assets comprising the costs of the initial set-up, transition or transformation phase of long-term networked IT services contracts is disclosed below.

At 31 March	2017 £m	2016 £m	2015 £m

Non-current
Other assets[a]	360	218	179

[a]	Other assets includes costs relating to the initial set-up, transition or transformation phase of long-term networked IT services contracts of £163m (2015/16: £111m, 2014/15: £89m), and prepayments and leasing debtors of £197m (2015/16: £107m, 2014/15: £90m).

At 31 March	2017 £m	2016 £m	2015 £m

Current
Trade receivables	1,774	1,803	1,410
Prepayments	733	702	502
Accrued income	955	1,072	810
Other receivables[a]	373	401	371
	3,835	3,978	3,093

[a]	Other receivables includes assets held for sale of £22m (2015/16: £nil, 2014/15: £nil).

Trade receivables are stated after deducting allowances for doubtful debts, as follows:

	2017 £m	2016 £m	2015 £m

At 1 April	195	196	192
Expense	211	77	78
Utilised	(114)	(89)	(58)
Exchange differences	11	11	(16)
At 31 March	303	195	196

Included within the expense above are amounts for exposures relating to the Italian business investigation, as set out in note 8.

 How do we assess recoverability of our receivables?

We provide services to consumer and business customers, mainly on credit terms. We know that certain debts due to us will not be paid through the default of a small number of our customers. Judgements are required in assessing the recoverability of trade receivables and whether a provision for doubtful debts may be required.

In estimating a provision for doubtful debts we consider historical experience alongside other factors such as the current state of the economy and particular industry issues. The value of the provision for doubtful debts is disclosed above.

Trade receivables are continuously monitored and allowances applied against trade receivables consist of both specific impairments and collective impairments based on our historical loss experiences for the relevant aged category as well as taking into account general economic conditions. Historical loss experience allowances are calculated by line of business in order to reflect the specific nature of the customers relevant to that line of business.

Annual Report 2017	BT Group plc	201

Notes to the consolidated financial statements continued

17. Trade and other receivables continued

Trade and other receivables are classified as loans and receivables and are held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts receivable.

Note 27 provides further disclosure regarding the credit quality of our gross trade receivables.

Trade receivables are due as follows:

			Past due and not specifically impaired
At 31 March	Not past due £m	Trade receivables specifically impaired net of provision £m	Between 0 and 3 months £m	Between 3 and 6 months £m	Between 6 and 12 months £m	Over 12 months £m	Total £m

2017	1,184	146	292	17	41	94	1,774
2016	1,152	98	368	51	44	90	1,803
2015	817	1	305	50	127	110	1,410

Gross trade receivables which have been specifically impaired amounted to £238m (2015/16: £192m, 2014/15: £159m).

Trade receivables not past due and accrued income are analysed below by line of business.

	Trade receivables not past due			Accrued income
At 31 March	2017 £m	2016 £m	2015 £m	2017 £m	2016 £m	2015 £m

Consumer	128	138	119	90	83	85
EE	335	267	–	170	312	–
Business and Public Sector	200	115	134	151	146	160
Global Services	444	555	460	297	351	333
Wholesale and Ventures	75	76	87	167	99	155
Openreach	1	1	15	78	79	75
Other	1	–	2	2	2	2
Total	1,184	1,152	817	955	1,072	810

Given the broad and varied nature of our customer base, the analysis of trade receivables not past due and accrued income by line of business is considered the most appropriate disclosure of credit concentrations. Cash collateral held against trade and other receivables amounted to £4m (2015/16: £4m, 2014/15: £4m).

18. Trade and other payables

At 31 March	2017 £m	2016 £m	2015 £m

Current
Trade payables	4,205	4,331	2,875
Other taxation and social security	704	682	416
Other payables	672	552	565
Accrued expenses	382	418	414
Deferred income[a]	1,474	1,435	1,078
	7,437	7,418	5,348

At 31 March	2017 £m	2016 £m	2015 £m

Non-current
Other payables[b]	885	876	855
Deferred income[a]	413	230	74
	1,298	1,106	929

[a]	Includes £71m (2015/16: £71m, 2014/15: £nil) current and £375m (2015/16: £187m, 2014/15: £29m) non-current liabilities relating to the Broadband Delivery UK programme, for which grants received by the group may be subject to re-investment or repayment depending on the level of take-up.
[b]	Other payables relate to operating lease liabilities and deferred gains on a 2001 sale and finance leaseback transaction.

Included within other payables are amounts for exposures relating to the Italian business investigation, principally sales taxes, as set out in note 8.

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19. Provisions

Provisions and contingent liabilities

As disclosed below, our provisions principally relate to obligations arising from property rationalisation programmes, restructuring programmes, asset retirement obligations, network assets, insurance claims, litigation and regulatory risks.

 What critical judgements have we made in accounting for provisions?

We exercise judgement in determining the timing and quantum of all provisions to be recognised. Our assessment includes consideration of whether we have a present obligation, whether payment is probable and if so whether the amount can be estimated reliably. As part of this assessment, we also assess the likelihood of contingent liabilities occurring in the future which are not recognised as liabilities on our balance sheet. By their nature, contingencies will be resolved only when one or more uncertain future events occur or fail to occur. We assess the likelihood that a potential claim or liability will arise and also quantify the possible range of financial outcomes. We’ve disclosed our assessment of contingent liabilities in note 30.

 What other critical estimates and assumptions have we made?

Under our property rationalisation programmes we’ve identified a number of surplus properties. Although efforts are being made to sublet this space, this is not always possible. Estimates have been made of the cost of vacant possession and of any shortfall arising from any potential sub-lease income being lower than the lease costs. Any such shortfall is recognised as a provision.

Restructuring programmes involve estimation of the direct cost necessary for the restructuring and exclude items that are associated with ongoing activities.

Asset retirement obligations involve an estimate of the cost to dismantle equipment and restore sites upon vacation and the timing of the event. The provision represents the group’s best estimate of the amount that may be required to settle the obligation.

Network asset provisions represent our future operational costs and vacant site rentals arising from obligations relating to network share agreements. Costs are expected to be incurred over a period of up to 20 years.

Our regulatory provision represents our best estimate of the cost to settle our present obligation in relation to historical regulatory matters. Included within the increase for the year is a £300m charge in relation to estimated compensation payments to other Communication Providers as a result of Ofcom’s March 2017 findings on historical practices on Deemed Consent by Openreach. The precise amount of the compensation payments will result from discussions with the affected parties. A related fine of £42m has been imposed and is recognised as a payable rather than as a provision. The fine and associated compensation payments totalling £342m are treated as a specific item charge in this year’s income statement. The remaining provision reflects management’s estimates of regulatory risks across a range of issues, including price and service issues. These increased by £126m, also treated as specific items, resulting from our re-assessment of these other regulatory risks and in light of the regulatory decisions by Ofcom and by the Competition Appeal Tribunal. Refer to note 8 for further information on specific items.

In respect of claims, litigation and regulatory risks, the group provides for anticipated costs where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. The prices at which certain services are charged are regulated and may be subject to retrospective adjustment by regulators. Estimates are used in assessing the likely value of the regulatory risk.

For all risks, the ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement. The estimates are discounted using a rate that reflects the passage of time and risk specific to the liability. An estimate is also required in assessing the timing of when a provision is recognised. The outcome of our estimate of the provisions is disclosed below.

	Restructuring £m	Property £m	Network ARO £m	Network share £m	Regulatory £m	Other £m [a]	Total £m

At 31 March 2015	45	217	–	–	84	218	564
Acquisitions	–	72	81	63	–	23	239
Income statement expense	–	28	2	–	–	15	45
Unwind of discount	–	8	–	–	–	–	8
Utilised or released	(25)	(29)	(5)	(3)	(20)	(26)	(108)
Transfers	–	–	–	–	–	(7)	(7)
Exchange differences	–	–	–	–	–	2	2
At 31 March 2016	20	296	78	60	64	225	743
Income statement expense	–	38	27	5	426	40	536
Unwind of discount	–	12	2	2	–	–	16
Utilised or released	(10)	(54)	(24)	(17)	(11)	(19)	(135)
Transfers	–	–	–	–	–	(3)	(3)
Exchange differences	1	–	–	–	–	3	4
At 31 March 2017	11	292	83	50	479	246	1,161

[a]	Other provisions include amounts provided for legal or constructive obligations arising from insurance claims and litigation which will be utilised as the obligations are settled.

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19. Provisions continued

At 31 March	2017 £m	2016 £m	2015 £m

Analysed as:
Current	625	178	142
Non-current	536	565	422
	1,161	743	564

20. Retirement benefit plans

Background to BT’s pension plans

The group has both defined benefit and defined contribution retirement benefit plans. The group’s main plans are in the UK and the largest by membership is the BT Pension Scheme (BTPS) which is a defined benefit plan that was closed to new entrants on 31 March 2001. After that date new entrants to BT in the UK have been able to join a defined contribution plan, currently the BT Retirement Saving Scheme (BTRSS), a contract-based arrangement. EE operates the EE Pension Scheme (EEPS), which has a defined benefit section that was closed to future benefit accrual in 2014 and a defined contribution section which is open to new joiners.

	What are they?	How do they impact BT’s financial statements?
Defined contribution plans

Benefits in a defined contribution plan are linked to:

–   contributions paid;

–   the performance of each individual’s chosen investments; and

–   the form in which individuals choose to take their benefits.

Contributions are paid into an independently administered fund.

The income statement charge in respect of defined contribution plans represents the contribution payable by the group based upon a fixed percentage of employees’ pay.

The group has no exposure to investment and other experience risks.

Defined benefit plans

Benefits in a defined benefit plan are:

–   determined by the plan rules, dependent on factors such as age, years of service and pensionable pay; and

–   not dependent upon actual contributions made by the company or members.

The income statement service cost in respect of defined benefit plans represents the increase in the defined benefit liability arising from pension benefits earned by active members in the current period.

The group is exposed to investment and other experience risks and may need to make additional contributions where it is estimated that the benefits will not be met from regular contributions, expected investment income and assets held.

Amounts in the financial statements

Group income statement

The expense or income arising from all group retirement benefit arrangements recognised in the group income statement is shown below.

Year ended 31 March	2017 £m	2016 £m	2015 £m

Recognised in the income statement before specific items
Service cost (including administration expenses & PPF levy):
– defined benefit plans	281	301	296
– defined contribution plans	240	193	176
Past service credit[a]	–	–	(5)
Total operating expense	521	494	467
Net interest expense on net pensions deficit included in specific items (note 8)	209	221	292
Total recognised in the income statement	730	715	759

[a]	Past service credit relates to various pension plans operating outside the UK.

Group statement of comprehensive income

Remeasurements of the net pension obligation are recognised in full in the group statement of comprehensive income in the year in which they arise. These comprise the impact on the defined benefit liability of changes in demographic and financial assumptions compared with the start of the year, actual experience being different to those assumptions and the return on plan assets above the amount included in the net pension interest expense.

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Group balance sheet

The net pension obligation in respect of defined benefit plans reported in the group balance sheet is set out below.

			2017			2016
At 31 March	Assets £m	Present value of liabilities £m	Deficit £m	Assets £m	Present value of liabilities £m	Deficit £m

BTPS	50,090	(58,649)	(8,559)	43,121	(49,119)	(5,998)
EEPS	748	(973)	(225)	596	(710)	(114)
Other plans[a]	274	(578)	(304)	251	(521)	(270)
Retirement benefit obligation	51,112	(60,200)	(9,088)	43,968	(50,350)	(6,382)
Adjustments due to effect of asset ceiling[b]			–			–
Deferred tax asset			1,535			1,147
Net pension obligation			(7,553)			(5,235)

[a]	Included in the present value of liabilities of other plans is £104m (2015/16: £90m) related to unfunded pension arrangements.
[b]	There is no limiting effect of the asset ceiling as any accounting surplus arising in individual plans is deemed to be recoverable due to the economic benefits available in the form of future refunds or reductions to future contributions.

Included within trade and other payables in the group balance sheet is £15m (2015/16: £10m) in respect of contributions payable to defined contribution plans.

What is IFRIC 14 and how does it impact BT?

For some pension schemes, IFRIC 14 potentially:

–	limits the surplus in a pension scheme that can be recognised on the balance sheet; and/or
–	requires additional pension liabilities to be recognised where scheduled future deficit contributions are greater than the unadjusted accounting deficit.

BT is not required to limit any pensions surplus or recognise additional pensions liabilities in individual plans as economic benefits are available in the form of either future refunds or reductions to future contributions.

In any event, for both the BTPS and the EEPS, the net present value (using the IAS 19 discount rate) of scheduled future deficit contributions agreed with the schemes’ trustee are less than the accounting deficit at 31 March 2017, and therefore IFRIC 14 would have no effect on the figures disclosed.

In 2015, the International Accounting Standards Board (IASB) published an Exposure Draft setting out proposed changes to IFRIC 14. We understand there have been subsequent discussions around further changes by the IFRS Interpretations Committee and a revised version of IFRIC 14 is expected to be published in 2017.

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20. Retirement benefit plans continued

Movements in defined benefit plan assets and liabilities

The table below shows the movements on the pension assets and liabilities and shows where they are reflected in the financial statements.

	Assets £m	Liabilities £m	Deficit £m

At 31 March 2015	43,627	(51,210)	(7,583)
Service cost (including administration expenses and PPF levy)	(40)	(261)	(301)
Interest on pension deficit	1,406	(1,627)	(221)
Included in the group income statement			(522)
Return on plan assets below the amount included in the group income statement	(423)	–	(423)
Actuarial gain arising from changes in financial assumptions[a]	–	255	255
Actuarial gain arising from changes in demographic assumptions[a]	–	2	2
Actuarial gain arising from experience adjustments[b]	–	921	921
Included in the group statement of comprehensive income			755
Regular contributions by employer	226	–	226
Deficit contributions by employer	880	–	880
Included in the group cash flow statement			1,106
EEPS position at acquisition	585	(698)	(113)
Contributions by employees	10	(10)	–
Benefits paid	(2,321)	2,321	–
Foreign exchange	18	(43)	(25)
Other movements			(138)
At 31 March 2016	43,968	(50,350)	(6,382)
Service cost (including administration expenses and PPF levy)	(44)	(237)	(281)
Interest on pension deficit	1,413	(1,622)	(209)
Included in the group income statement			(490)
Return on plan assets above the amount included in the group income statement	7,475	–	7,475
Actuarial loss arising from changes in financial assumptions[a]	–	(10,221)	(10,221)
Actuarial loss arising from changes in demographic assumptions[a]	–	(206)	(206)
Actuarial gain arising from experience adjustments[b]	–	163	163
Included in the group statement of comprehensive income			(2,789)
Regular contributions by employer	313	–	313
Deficit contributions by employer	274	–	274
Included in the group cash flow statement			587
Contributions by employees	8	(8)	–
Benefits paid	(2,315)	2,315	–
Foreign exchange	20	(34)	(14)
Other movements			(14)
At 31 March 2017	51,112	(60,200)	(9,088)

[a]	The actuarial gain or loss arises from changes in the assumptions used to value the defined benefit liabilities at the end of the year compared with the assumptions used at the start of the year. This includes both financial assumptions, which are based on market conditions at the year end, and demographic assumptions such as life expectancy.
[b]	The actuarial loss or gain arising from experience adjustments on defined benefit liabilities represents the impact on the liabilities of differences between actual experience during the year compared with the assumptions made at the start of the year. Such differences might arise, for example, from members choosing different benefit options at retirement, actual salary increases being different from those assumed or actual benefit increases being different to the pension increase assumption.

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How do we value our retirement benefit plans?

Valuation methodology

The IAS 19 liabilities are measured as the present value of the estimated future benefit cash flows to be paid by each scheme, calculated using the projected unit credit method. These calculations are performed for the group by professionally qualified independent actuaries.

The expected future benefit payments are based on a number of assumptions including future inflation, retirement ages, benefit options chosen and life expectancy and are therefore inherently uncertain. Actual benefit payments in a given year may be higher or lower, for example if members retire sooner or later than assumed, or take a greater or lesser cash lump sum at retirement than assumed.

What are our critical judgements, estimates and assumptions?

The accounting cost of these benefits and the present value of our pension liabilities involve judgements about uncertain events including the life expectancy of the members, the salary progression of our current employees, price inflation and the discount rate used to calculate the net present value of the future pension payments. We use estimates for all of these uncertain events in determining the pension costs and liabilities in our financial statements. Our assumptions reflect historical experience and our judgement regarding future expectations.

We also estimate the fair value of some of our pension assets which are made up of quoted and unquoted investments. The latter require more judgement as their values are not directly observable. The assumptions used in valuing unquoted investments are affected by current market conditions and trends which could result in changes in fair value after the measurement date.

How do we value the assets?

Under IAS 19, plan assets must be valued at the bid market value at the balance sheet date. For the main asset categories:

–	Securities listed on recognised stock exchanges are valued at closing bid prices.
–	Properties are valued on the basis of open market value.
–	Bonds are measured using a combination of broker quotes and pricing models making assumptions for credit risk, market risk and market yield curves.
–	Pooled investment vehicles are valued at fair value which is typically the Net Asset Value provided by the investment manager.
–	Certain unlisted investments are valued using a model based valuation such as a discounted cash flow.
–	The value of the longevity insurance contract held by the BTPS is measured by discounting the projected cash flows payable under the contract (projected by an actuary, consistent with the terms of the contract).

Overview and governance of the BTPS

What is the profile of the BTPS?

At 31 March 2017 there were 296,000 members of the BTPS. Members belong to one of three sections depending upon the date they first joined the BTPS. The membership is analysed below.

Analysis of BTPS

	Active members	Deferred members	Pensioners	Total

Sections A and B liabilities (£bn)[a]	5.5	4.9	32.2	42.6
Section C liabilities (£bn)	7.2	5.3	3.5	16.0
Total IAS 19 liabilities (£bn)	12.7	10.2	35.7	58.6
Total number of members	32,500	64,000	199,500	296,000

[a]	Sections A and B have been aggregated in this table as Section A members have typically elected to take Section B benefits at retirement.

Annual Report 2017	BT Group plc	207

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20. Retirement benefit plans continued

The estimated duration of the BTPS liabilities, which is an indicator of the weighted average term of the liabilities, is around 16.5 years although the benefits payable by the BTPS are expected to be paid over more than 70 years. Whilst benefit payments are expected to increase over the earlier years, the value of the liabilities is expected to reduce.

The chart below illustrates the estimated benefits payable from the BTPS forecast using the IAS 19 assumptions.

Forecast benefits payable by the BTPS at 31 March 2017 (unaudited) [a] Based on accrued benefits to date.

What are the benefits under the BTPS?

Benefits earned for pensionable service prior to 1 April 2009 are based upon a member’s final salary and a normal pensionable age of 60.

Since 1 April 2009, when changes to member benefits and contribution rates were introduced, Section B and C active members have accrued benefits based upon a career average re-valued earnings (CARE) basis and a normal pensionable age of 65. On a CARE basis benefits are built up based upon earnings in each year and the benefit accrued for each year is increased by the lower of inflation or the individual’s actual pay increase in each year to retirement.

Under the Scheme rules the determination of the rate of inflation for statutory minimum rates of revaluation and indexation for the majority of benefits is based upon either the Retail Prices Index (RPI) or the Consumer Prices Index (CPI) which apply to each category of member as shown below.

	Active members	Deferred members	Pensioners
Section Ba	Benefits accrue on a CARE basis increasing at the lower of RPI or the individual’s actual pensionable pay increase	Preserved benefits are revalued before retirement based upon CPI	Increases in benefits in payment are currently based upon CPI
Section C			Increases in benefits in payment are currently based upon RPI up to a maximum of 5%

[a]	Section A members have typically elected to take Section B benefits at retirement.

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How is the BTPS governed and managed?

BT Pension Scheme Trustees Limited (the Trustee) has been appointed by BT as an independent trustee to administer and manage the BTPS on behalf of the members in accordance with the terms of the BTPS Trust Deed and Rules and relevant legislation (principally the Pension Schemes Act 1993, the Pensions Act 1995 and the Pensions Act 2004).

Under the terms of the Trust Deed there are nine Trustee directors, all of whom are appointed by BT, as illustrated below. Trustee directors are usually appointed for a three-year term but are then eligible for re-appointment.

BTPS assets

Asset allocation

The allocation of assets between different classes of investment is reviewed regularly and is a key factor in the Trustee’s investment policy. The allocations set reflect the Trustee’s views on the appropriate balance to be struck between seeking returns and incurring risk, and on the extent to which the assets should be distributed to match liabilities. Current market conditions and trends are regularly assessed which may lead to adjustments in the asset allocation.

The fair value of the assets of the BTPS analysed by asset category are shown below. These are subdivided by assets that have a quoted market price in an active market and those that do not (such as investment funds).

						2017[a]				2016[a]

		Total assets £bn		of which quoted £bn	[b]	Total %	Total assets £bn	of which quoted £bn	[b]	Total %
Growth
Equities	Active	2.9		2.1		6	6.5	5.0		15
	Passive	7.4		7.2		15	6.7	6.3		15
	Private Equity	1.9		–		4	1.5	–		4
Property	UK Property	4.1		–		8	4.2	–		10
	Overseas Property	1.7		–		3	1.4	–		3
Other growth assets	Absolute Return	2.3		–		5	1.8	–		4
	Non Core Credit	3.5		1.1		7	3.5	1.3		8
	Mature Infrastructure	1.7		–		3	1.1	–		3
Liability matching
	Government bonds[c]	12.3		12.0		25	10.0	9.9		23
	Corporate bonds	7.6		5.9		15	7.1	5.6		17
Cash, derivatives and other		4.7	[d]	n/a		9	(0.7)	n/a		(2)
Total		50.1		28.3		100	43.1	28.1		100

[a]	At 31 March 2017 and 31 March 2016, the Scheme’s assets did not include any directly held ordinary shares of the company. The Scheme held £10m (2015/16: £9m) of index-linked bonds issued by the group.
[b]	Assets with a quoted price in an active market.
[c]	Comprises primarily of UK index-linked government bonds.
[d]	Comprises primarily of collateral relating to derivatives held by the Scheme and physical cash of £1.6bn.

Annual Report 2017	BT Group plc	209

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20. Retirement benefit plans continued

IAS 19 assumptions

The table below summarises the approach used to set the key IAS 19 assumptions for the BTPS.

Approach to set the assumption
Discount rate

IAS 19 requires that the discount rate is determined by reference to market yields at the reporting date on high quality corporate bonds. The currency and term of these should be consistent with the currency and estimated term of the pension obligations.

The assumption is calculated by applying the projected BTPS benefit cash flows to a corporate bond yield curve constructed based on the yield on AA-rated corporate bonds.

In setting the yield curve, judgement is required on the selection of appropriate bonds to be included in the universe and the approach used to then derive the yield curve.

RPI inflation	The approach to set the RPI inflation assumption has been revised at 31 March 2017 to use the entire inflation curve, weighted by projected BTPS benefit cash flows, and making an adjustment for an inflation risk premium (to reflect the extra premium paid by investors for inflation protection), currently 20bps.
CPI inflation	CPI is assessed at a margin below RPI taking into account market forecasts and independent estimates of the expected difference.
Salary increases	Long-term salary increases for BTPS members are assumed to be equal to CPI inflation.
Pension increases	Benefits are assumed to increase in line with the RPI or CPI inflation assumptions, based on the relevant index for increasing benefits, as prescribed by the rules of the BTPS and summarised above.
Longevity

The longevity assumption takes into account:

–  the actual mortality experience of the BTPS pensioners, based on a formal review conducted at the last triennial valuation; and

–  future improvements in longevity based on a model published by UK actuarial profession’s Continuous Mortality Investigation (using the CMI 2013 Mortality Projections model with a 1.25% per year long-term improvement parameter).

The key financial assumptions used to measure the liabilities of the BTPS are shown below.

	Nominal rates (per year)						Real rates (per year)[a]
At 31 March	2017%		2016%		2015%		2017%	2016%	2015%

Rate used to discount liabilities	2.40		3.30		3.25		(0.78)	0.44	0.39
Inflation – increase in RPI	3.20		2.85		2.85		–	–	–
Inflation – increase in CPI	2.00	[b]	1.65	[c]	1.65	[c]	(1.2)[b]	(1.2)[c]	(1.2)[c]

[a]	The real rate is calculated relative to RPI inflation.
[b]	Assumed to be 0.5% higher until 31 March 2019.
[c]	Assumed to be 0.2% higher until 31 March 2017.

The BTPS represents over 97% of the group’s retirement benefit obligation. While the financial assumptions may vary for each plan, the nominal financial assumptions weighted by liabilities across all plans are equal to the figures shown in the table above (to the nearest 0.05%).

Based on the IAS 19 longevity assumptions, the forecast life expectancies for BTPS members aged 60 are as follows:

At 31 March	2017 Number of years	2016 Number of years

Male in lower pay bracket	26.2	26.1
Male in medium pay bracket	27.5	27.4
Male in higher pay bracket	28.9	28.8
Female in lower pay bracket	28.9	28.8
Female in higher pay bracket	29.2	29.1
Average improvement for a member retiring at age 60 in 10 years’ time	1.0	1.0

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Risks underlying the assumptions

The BTPS faces similar risks to other UK DB schemes: things like future low investment returns, high inflation, longer life expectancy and regulatory changes may all mean the BTPS becomes more of a financial burden. Further details are set out on page 49.

Changes in external factors, such as interest rates, can have an impact on the IAS 19 assumptions, impacting the measurement of BTPS liabilities. These factors can also impact the Scheme assets. The BTPS hedges some of these risks, including longevity and currency using financial instruments and insurance contracts.

Some of the key financial risks, and mitigations, for the BTPS are set out in the table below.

Changes in bond yields

A fall in yields on AA-rated corporate bonds, used to set the IAS 19 discount rate, will lead to an increase in the IAS 19 liabilities.

The BTPS’s assets include corporate bonds, government bonds and interest rate derivatives which are expected to partly offset the impact of movements in the discount rate. However, yields on these assets may diverge compared to the discount rate in some scenarios.

Changes in inflation expectations

A significant proportion of the benefits paid to members are currently increased in line with RPI or CPI inflation. An increase in long-term inflation expectations will lead to an increase in the IAS 19 liabilities.

The BTPS’s assets include index-linked government bonds and inflation derivatives which are expected to partly offset the impact of movements in inflation expectations.

Changes in life expectancy

An increase in the life expectancy of members will result in benefits being paid out for longer, leading to an increase in the BTPS liabilities.

The BTPS holds a longevity insurance contract which covers around 25% of the BTPS’s total exposure to improvements in longevity, providing long-term protection and income to the BTPS in the event that members live longer than currently expected.

Other risks include volatile asset returns (ie where asset returns differ from the discount rate) and changes in regulation which impact the measurement of the liabilities or value of the assets.

BT’s independent actuary has assessed the potential negative impact of the key risks that might occur no more than once in every 20 years. The impact shown under each scenario assumes this is the only change in assumptions – in practice a combination of changes to assumptions could arise.

Sensitivity analysis of the principal assumptions used to measure BTPS liabilities

[a]  Scenario assumes a 1 percentage point fall in the yields on both government and corporate bonds.

[b]  Assuming RPI, CPI, pension increases and salary increases all increase by 0.9 percentage points.

The sensitivity of the deficit allows for both the change in the liabilities and the assumed change in the assets. For example, the increase in the deficit under the life expectancy scenario incorporates the expected movement in the value of the insurance contract held to hedge longevity risk.

The sensitivities have been prepared using a similar approach as 2015/16 which involves calculating the liabilities and deficit using the alternative assumptions stated.

Annual Report 2017	BT Group plc	211

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20. Retirement benefit plans continued

BTPS funding

Triennial funding valuation

The triennial valuation is carried out for the Trustee by a professionally qualified independent actuary. The purpose of the valuation is to design a funding plan to ensure that the BTPS has sufficient funds available to meet future benefit payments. The latest funding valuation was performed as at 30 June 2014. The next funding valuation will have an effective date of no later than 30 June 2017.

The valuation methodology for funding purposes, which is based on prudent assumptions, is broadly as follows:

–	assets are valued at market value at the valuation date; and
–	liabilities are measured on an actuarial funding basis using the projected unit credit method and discounted to their present value.

The results of the two most recent triennial valuations are shown below.

	June 2014 valuation £bn	June 2011 valuation £bn

BTPS liabilities	(47.2)	(40.8)
Market value of BTPS assets	40.2	36.9
Funding deficit	(7.0)	(3.9)
Percentage of accrued benefits covered by BTPS assets at valuation date	85.2%	90.4%
Percentage of accrued benefits on a solvency basis covered by the BTPS assets at the valuation date	63.0%	66.0%

The funding deficit increased to £7.0bn at 30 June 2014. While deficit contribution payments totalling £2.65bn and investment returns of 5.8% per year since the 2011 valuation contributed to higher assets at the 2014 valuation date, the low interest rate environment resulted in a higher value being placed on the BTPS’s liabilities which more than offset the increase in the BTPS’s assets.

Key assumptions – funding valuation

These valuations were determined using the following prudent long-term assumptions.

	Nominal rates (per year)		Real rates (per year)[a]
	June 2014 valuation %	June 2011 valuation %	June 2014 valuation %	June 2011 valuation %

Average single equivalent discount rate	4.5	5.2	1.0	2.0
Average long-term increase in RPI	3.5	3.2	–	–
Average long-term increase in CPI	2.5	2.2	(1.0)	(1.0)

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.

The discount rate at 30 June 2014 was derived from prudent return expectations above a yield curve based on gilt and swap rates. The discount rate reflects views of future returns at the valuation date. This gives a prudent discount rate of 2.1% per year above the yield curve initially, trending down to 0.6% per year above the curve in the long-term. The assumption is equivalent to using a flat discount rate of 4.5% per year.

The average life expectancy assumptions at the 2014 valuation date, for members 60 years of age, are as follows.

Number of years from 30 June 2014	June 2014 assumptions	June 2011 assumptions

Male in lower pay bracket	26.1	26.3
Male in medium pay bracket	27.5	28.1
Male in high pay bracket	29.0
Female in lower pay bracket	28.9	28.7
Female in high pay bracket	29.2
Average improvement for a member retiring at age 60 in 10 years’ time	1.3	1.2

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Payments made to the BTPS

Year ended 31 March	2017 £m	2016 £m

Ordinary contributions	303	215
Deficit contributions	250	875
Total contributions in the year	553	1,090

Future funding obligations and recovery plan

Under the terms of the Trust Deed, the group is required to have a funding plan, determined at the conclusion of the triennial funding valuation, which is a legal agreement between BT and the Trustee and should address the deficit over a maximum period of 20 years.

In January 2015, the 2014 triennial funding valuation was finalised, agreed with the Trustee and certified by the Scheme Actuary. The funding deficit at 30 June 2014 was £7.0bn. Under the associated recovery plan BT made payments of £875m in March 2015, £625m in April 2015 and £250m in March 2016. BT is scheduled to make future deficit payments in line with the table below.

Year to 31 March	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030

Deficit contribution (£m)	688	699	711	724	670	670	670	495	495	495	495	495	289

The ordinary contribution rate to meet the benefits of current employed members is:

–	16.0% of pensionable salaries (including employee contributions) from 1 April 2015 through to 30 June 2017; and
–	16.9% of pensionable salaries from 1 July 2017. This will be reviewed as part of the 2017 triennial valuation.

Based on the 2014 funding valuation agreement, the group expects to make contributions of approximately £850m to the BTPS in 2017/18, comprising ordinary contributions of approximately £162m and deficit contributions of £688m. This will be reviewed as part of the 2017 funding valuation.

Other protections

The 2014 funding agreement with the Trustee included additional features for BT to provide support to the BTPS. These include:

Feature	Detail

Shareholder distributions

In the event that shareholder distributions exceed an agreed threshold, BT will provide matching payments to the BTPS. The threshold allows for 15% per year dividend per share growth plus £300m per year of share buybacks on a cumulative basis.

BT will consult with the Trustee if it considers share buybacks in excess of £300m per year or making a special dividend.

These provisions apply from 29 January 2015 until 31 March 2019, or until the finalisation of the next valuation if earlier.

Material corporate events	In the event that BT generates net cash proceeds greater than £1bn from disposals (net of acquisitions) in any 12-month period ending 30 June, BT will make additional contributions to the BTPS equal to one third of those net cash proceeds.

BT will consult with the Trustee if:
– it considers making acquisitions with a total cost of more than £1bn in any 12-month period; or
– it considers making disposals of more than £1bn; or
– it considers making a Class 1 transaction (acquisition or disposal) which will have a material impact on the BTPS; or
– it becomes aware it is likely to be subject to a takeover offer.

BT will advise the Trustee should there be other material corporate events which would materially impact BT’s covenant to the BTPS.

These provisions apply from 29 January 2015 until 31 March 2019, or until the finalisation of the next valuation if earlier.

Negative pledge	A negative pledge that future creditors will not be granted superior security to the BTPS in excess of a £1.5bn threshold, to cover both British Telecommunications plc and BT Group plc.

This provision applies until the deficit reduces to below £2.0bn at any subsequent funding valuation.

Annual Report 2017	BT Group plc	213

Notes to the consolidated financial statements continued

20. Retirement benefit plans continued

In the highly unlikely event that the group were to become insolvent there are additional protections of BTPS members’ benefits:

Feature	Detail

Crown Guarantee	The Crown Guarantee was granted by the Government when the group was privatised in 1984 and would only come into effect upon the insolvency of BT.

The Trustee brought court proceedings to clarify the scope and extent of the Crown Guarantee. The Court of Appeal judgment on 16 July 2014 established that:

–  the Crown Guarantee covers BT’s funding obligation in relation to the benefits of members of the BTPS who joined post-privatisation as well as those who joined pre-privatisation (subject to certain exceptions);

– the funding obligation to which the Crown Guarantee relates is measured with reference to BT’s obligation to pay deficit contributions under the rules of the BTPS.

The Crown Guarantee is not taken into account for the purposes of the actuarial valuation of the BTPS and is an entirely separate matter, only being relevant in the highly unlikely event that BT became insolvent.

Pension Protection Fund (PPF)

The Pension Protection Fund (PPF) may take over the BTPS and pay benefits not covered by the Crown Guarantee to members.

There are limits on the amounts paid by the PPF and the PPF would not provide exactly the same benefits as those provided under the BTPS Rules.

Other benefit plans

In addition to the BTPS, the group maintains benefit plans around the world with a focus on these being appropriate for the local market and culture.

EE Pension Scheme (EEPS)

The EEPS is the second largest defined benefit plan sponsored by the group with defined benefit liabilities of around £1bn. The EEPS also has a defined contribution section with around 11,000 active members.

The defined benefit section’s assets are invested across a number of asset classes including global equities (27%), property (19%), an absolute return portfolio (27%) and a liability driven investment portfolio (27%).

The triennial valuation of the defined benefit section was performed as at 31 December 2015, and agreed in March 2017. This showed a funding deficit of £141m. To meet the deficit, the group will contribute:

–	c£1.667m each month until March 2018 (inclusive); and
–	£1.875m each month thereafter until November 2020.

The next funding valuation will have an effective date of no later than 31 December 2018.

Other schemes

The BT Retirement Saving Scheme (BTRSS) is the largest defined contribution scheme maintained by the group with around 32,500 active members. In the year to 31 March 2017, the group contributed £139m to the BTRSS.

21. Own shares

	Treasury shares[a]		Employee share ownership trust[a]		Total
	millions	£m	millions	£m	millions	£m

At 31 March 2015	1	(4)	41	(161)	42	(165)
Own shares purchased[b]	46	(211)	22	(104)	68	(315)
Share options exercised[b,c]	(39)	176	(24)	102	(63)	278
Executive share awards vested	–	–	(22)	87	(22)	87
At 31 March 2016	8	(39)	17	(76)	25	(115)
Own shares purchased[b]	35	(151)	12	(55)	47	(206)
Share options exercised[b,c]	(35)	155	–	–	(35)	155
Executive share awards vested	–	–	(15)	70	(15)	70
At 31 March 2017	8	(35)	14	(61)	22	(96)

[a]	At 31 March 2017, 7,690,097 shares (2015/16: 8,170,876) with an aggregate nominal value of £nil (2015/16: £nil) were held at cost as treasury shares and 14,303,068 shares (2015/16: 16,600,756) with an aggregate nominal value of £1m (2015/16: £1m) were held in the Trust.
[b]	See group cash flow statement on page 169. In 2016/17 the cash paid for the repurchase of ordinary share capital was £206m (2015/16: £315m). The cash received for proceeds on the issue of treasury shares was £70m (2015/16: £90m).
[c]	Includes share option exercises of £1m (2015/16: £nil) relating to other plans.

The treasury shares reserve represents BT Group plc shares purchased directly by the group. The BT Group Employee Share Ownership Trust (the Trust) also purchases BT Group plc shares.

The treasury shares and the shares in the Trust are being used to satisfy our obligations under employee share plans. Further details on Employee Saveshare Plans and Executive share plans are provided in note 22.

214	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

22. Share-based payments

What share incentive arrangements do we have?

Our plans include savings-related share option plans for employees and those of participating subsidiaries, further share option plans for selected employees and a stock purchase plan for employees in the US. We also have several share plans for executives. All share-based payment plans are equity-settled. Details of these plans and an analysis of the total charge by type of award is set out below.

Year ended 31 March	2017 £m	2016 £m	2015 £m

Employee Saveshare Plans	40	27	25
Executive Share Plans:
Incentive Share Plan (ISP)	–	21	32
Deferred Bonus Plan (DBP)	9	4	9
Other plans	8	6	4
	57	58	70

Employee Saveshare Plans

Under an HMRC-approved savings-related share option plan, employees save on a monthly basis, over a three or five-year period, towards the purchase of shares at a fixed price determined when the option is granted. This price is usually set at a 20% discount to the market price for five-year plans and 10% for three-year plans. The options must be exercised within six months of maturity of the savings contract, otherwise they lapse. Similar plans operate for our overseas employees.

Incentive Share Plan (ISP)

Under the ISP, participants are only entitled to these shares in full at the end of a three-year period if the company has met the relevant pre-determined corporate performance measures and if the participants are still employed by the group. For ISP awards granted in 2016/17, 2015/16 and 2014/15: 40% of each award is linked to a total shareholder return (TSR) target for a comparator group of companies from the beginning of the relevant performance period; 40% is linked to a three-year cumulative free cash flow measure, and 20% to growth in underlying revenue excluding transit.

Deferred Bonus Plan (DBP)

Under the DBP, awards are granted annually to selected employees. Shares in the company are transferred to participants at the end of three years if they continue to be employed by the group throughout that period.

Under the terms of the ISP and DBP, dividends or dividend equivalents earned on shares during the conditional periods are reinvested in company shares for the potential benefit of the participants.

Employee Saveshare Plans

Movements in Employee Saveshare options are shown below.

	Movement in the number of share options			Weighted average exercise price
Year ended 31 March	2017 millions	2016 millions	2015 millions	2017 pence	2016 pence	2015 pence

Outstanding at 1 April	197	226	459	287	226	102
Granted	44	47	81	362	385	326
Forfeited	(18)	(12)	(9)	345	306	239
Exercised	(33)	(63)	(304)	208	139	65
Expired	(1)	(1)	(1)	345	247	163
Outstanding at 31 March	189	197	226	313	287	226
Exercisable at 31 March	–	–	–	237	140	74

The weighted average share price for all options exercised during 2016/17 was 357p (2015/16: 463p, 2014/15: 382p).

The following table summarises information relating to options outstanding and exercisable under Employee Saveshare plans at 31 March 2017.

Normal dates of vesting and exercise (based on calendar years)	Exercise price per share	Weighted average exercise price	Number of outstanding options millions	Weighted average remaining contractual life
2017	168p – 359p	228p	45	8 months
2018	249p – 423p	310p	31	21 months
2019	319p – 397p	236p	66	33 months
2020	376p	376p	25	44 months
2021	353p	353p	22	56 months
Total		313p	189	29 months

Annual Report 2017	BT Group plc	215

Notes to the consolidated financial statements continued

22. Share-based payments continued

Executive share plans

Movements in executive share plan awards during 2016/17 are shown below:

	Number of shares (millions)
	ISP	DBP	Other	Total
At 1 April 2016	43	8	–	51
Awards granted	18	2	4	24
Awards vested	(12)	(3)	–	(15)
Awards lapsed	(5)	–	–	(5)
Dividend shares reinvested	1	–	–	1
At 31 March 2017	45	7	4	56

Fair values

The following table summarises the fair values and key assumptions used for valuing grants made under the Employee Saveshare plans and ISP in 2016/17, 2015/16 and 2014/15.

		2017		2016		2015
Year ended 31 March	Employee Saveshare	ISP	Employee Saveshare	ISP	Employee Saveshare	ISP
Weighted average fair value	72p	328p	81p	364p	82p	309p
Weighted average share price	422p	426p	454p	451p	387p	393p
Weighted average exercise price	362p	n/a	385p	n/a	326p	n/a
Expected dividend yield	2.9% – 3.4%	n/a	3.2% –3.7%	n/a	3.5% – 3.8%	n/a
Risk free rates	0.5% – 0.8%	0.6%	0.7% – 1.6%	0.7%	1.2% – 2.0%	1.2%
Expected volatility	19.0% –21.5%	21.8%	19.7% –22.7%	22.0%	22.2% –24.9%	24.3%

Employee Saveshare grants are valued using a Binomial options pricing model. Awards under the ISP are valued using Monte Carlo simulations. TSRs are generated for BT and the comparator group at the end of the three-year performance period, using each company’s volatility and the cross correlation between pairs of stocks.

Volatility has been determined by reference to BT’s historical volatility which is expected to reflect the BT share price in the future. An expected life of three months after vesting date is assumed for Employee Saveshare options. For all other awards the expected life is equal to the vesting period. The risk-free interest rate is based on the UK gilt curve in effect at the time of the grant, for the expected life of the option or award.

The fair values for the DBP were determined using the market price of the shares at the grant date. The weighted average share price for DBP awards granted in 2016/17 was 421p (2015/16: 451p, 2014/15: 393p).

23. Investments

At 31 March	2017 £m	2016 £m	2015 £m
Non-current assets
Available-for-sale	37	39	36
Fair value through profit or loss	7	7	8
	44	46	44
Current assets
Available-for-sale	1,437	2,878	3,133
Loans and receivables	83	40	390
	1,520	2,918	3,523

Loans and receivables are held on the balance sheet at amortised cost and this approximates fair value. Loans and receivables consist of investments in term deposits denominated in Sterling of £35m (2015/16: £10m, 2014/15: £360m), in US Dollars of £30m (2015/16: £30m, 2014/15: £30m) and in other currencies £18m (2015/16: £nil, 2014/15: £nil).

216	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

23. Investments continued

Fair value hierarchy At 31 March 2017	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m
Non-current and current investments
Available-for-sale investments	21	1,437	16	1,474
Fair value through profit or loss	7	–	–	7
Total	28	1,437	16	1,481

At 31 March 2016	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m
Non-current and current investments
Available-for-sale investments	24	2,878	15	2,917
Fair value through profit or loss	7	–	–	7
Total	31	2,878	15	2,924

At 31 March 2015	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m
Non-current and current investments
Available-for-sale investments	26	3,133	10	3,169
Fair value through profit or loss	8	–	–	8
Total	34	3,133	10	3,177

The three levels of valuation methodology used are:

Level 1 – uses quoted prices in active markets for identical assets or liabilities

Level 2 – uses inputs for the asset or liability other than quoted prices, that are observable either directly or indirectly

Level 3 – uses inputs for the asset or liability that are not based on observable market data, such as internal models or other valuation method.

Level 2 balances classified as available-for-sale consist of investments in liquidity funds denominated in Sterling of £900m (2015/16: £2,430m 2014/15: £2,784m) and in Euros of £537m (2015/16: £448m 2014/15: £349m).

Level 3 balances consist of available-for-sale investments of £16m (2015/16: £15m 2014/15: £10m) which represent investments in a number of private companies. In the absence of specific market data, these investments are held at cost, adjusted as necessary for impairments, which approximates to fair value.

Annual Report 2017	BT Group plc	217

Notes to the consolidated financial statements continued

24. Cash and cash equivalents

At 31 March	2017 £m	2016 £m	2015 £m
Cash at bank and in hand	469	900	749
Cash equivalents
Loans and receivables
US deposits	32	44	28
UK deposits	1	20	28
Other deposits	26	32	43
Total cash equivalents	59	96	99
Total cash and cash equivalents	528	996	848
Bank overdrafts (note 25)	(17)	(537)	(441)
Cash and cash equivalents per the cash flow statement	511	459	407

The group’s cash and cash equivalents include restricted cash of £43m (2015/16: £51m, 2014/15: £82m), of which £41m (2015/16: £44m, 2014/15: £73m) was held in countries where local capital or exchange controls currently prevent us from accessing cash balances. The remaining balance of £2m (2015/16: £7m, 2014/15: £9m) was held in escrow accounts, or in commercial arrangements akin to escrow.

The classification of the items noted above represents a change in our definition of restricted cash. We previously included in our definition cash held in countries where capital or exchange controls imposed local compliance obligations upon the group. Upon further review, we have concluded these controls do not necessarily restrict access providing these obligations are satisfied. We now also include cash balances held in arrangements akin to escrow as well as balances physically held in escrow accounts. We have updated the comparative balances to reflect this change by reducing reported restricted cash by £50m in 2015/16 and £61m in 2014/15.

Cash equivalents are classified as loans and receivables and are held on the group balance sheet at amortised cost which equates to fair value.

25. Loans and other borrowings

What’s our capital management policy?

The objective of our capital management policy is to target an overall level of debt consistent with our credit rating target while investing in the business, supporting the pension scheme and paying progressive dividends. In order to meet this objective, we may issue or repay debt, issue new shares, repurchase shares, or adjust the amount of dividends paid to shareholders. We manage the capital structure and make adjustments to it in the light of changes in economic conditions and the risk characteristics of the group. The Board regularly reviews the capital structure. No changes were made to these objectives and processes during 2016/17, 2015/16 or 2014/15. For details of share issues and repurchases in the year see note 21.

Our capital structure consists of net debt and shareholders’ equity. The analysis below summarises the components which we manage as capital.

At 31 March	2017 £m	2016 £m	2015 £m
Net debt	8,932	9,838	5,113
Total parent shareholders’ equity[a]	8,305	10,090	669
	17,237	19,928	5,782

a Excludes non-controlling interests of £30m (2015/16: £22m, 2014/15: £12m).

218	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

25. Loans and other borrowings continued

Net debt

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured at the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value. Currency denominated balances within net debt are translated to Sterling at swapped rates where hedged.

Net debt is considered to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings (current and non-current), current asset investments and cash and cash equivalents. A reconciliation from the most directly comparable IFRS measure to net debt is given below.

At 31 March	2017 £m	2016 £m	2015 £m

Loans and other borrowings	12,713	14,761	10,176
Less:
Cash and cash equivalents	(528)	(996)	(848)
Current asset investments	(1,520)	(2,918)	(3,523)
	10,665	10,847	5,805
Adjustments:
To retranslate debt balances at swap rates where hedged by currency swaps	(1,419)	(652)	(357)
To remove accrued interest applied to reflect the effective interest method and fair value adjustments	(314)	(357)	(335)
Net debt	8,932	9,838	5,113

At 31 March	2017 £m	2016 £m	2015 £m
2.00% US$750m bond due June 2015[a]	–	–	508
6.50% €1,000m bond due July 2015[a]	–	–	758
1.625% US$600m bond due June 2016[a]	–	419	406
8.50% £683m bond due December 2016 (minimum 7.50%b)	–	696	695
3.5% €500m bond due February 2017[a]	–	398	–
1.25% US$500m bond due February 2017[a]	–	348	337
6.625% £500m bond due June 2017[a]	526	525	525
5.95% US$1,100m bond due January 2018[a]	891	775	750
3.25% €600m bond due August 2018[a]	539	510	–
2.35% US$800m bond due February 2019[a]	642	558	541
4.38% £450m bond due March 2019	460	464	–
1.125% €1,000m bond due June 2019[a]	863	800	730
8.625% £300m bond due March 2020	300	300	299
0.625% €1,500m bond due March 2021[a]	1,282	1,190	–
1.125% €1,100m bond due March 2023[a]	942	873	–
3.50% £250m index linked bond due April 2025	403	396	392
1.75% €1,300 bond due March 2026[a]	1,113	1,032	–
5.75% £600m bond due December 2028	731	741	751
9.125% US$2,670m bond due December 2030[a] (minimum 8.625%b)	2,191	1,910	1,850
6.375% £500m bond due June 2037[a]	522	522	522
Total listed bonds	11,405	12,457	9,064
Finance leases	229	233	232
LIBOR + 0.95% £438m Syndicated loan facilities due April 2016	–	438	–
2.21% £350m bank loan due December 2017	352	354	–
Acquisition facility	–	181	–
Other loans	710	561	439
Bank overdrafts (note 24)	17	537	441
Total other loans and borrowings	1,079	2,071	880
Total loans and borrowings	12,713	14,761	10,176

[a]	Designated in a cash flow hedge relationship.
[b]	The interest rate payable on this bond attracts an additional 0.25% for a downgrade by one credit rating by either Moody’s or S&P to the group’s senior unsecured debt below A3/A– respectively. In addition, if Moody’s or S&P subsequently increase the ratings then the interest rate will be decreased by 0.25% for each rating category upgrade by each rating agency. In no event will the interest rate be reduced below the minimum rate reflected in the above table.

Annual Report 2017	BT Group plc	219

Notes to the consolidated financial statements continued

25. Loans and other borrowings continued

Unless previously designated in a fair value hedge relationship, all loans and other borrowings are carried on our balance sheet at amortised cost and in the table on page 219. The fair value of listed bonds and other long-term borrowings is £13,496m (2015/16: £14,500m, 2014/15: £10,919m) and the fair value of finance leases is £273m (2015/16: £284m, 2014/15: £268m).

The fair value of our bonds and other long-term borrowings is estimated on the basis of quoted market prices, based on the same or similar issues where they exist. Where the same or similar issues do not exist, the fair value is estimated based on the calculation of future cash flows using blended discount rates in effect at the balance sheet date.

The carrying amount of other loans and bank overdrafts equates to fair value due to the short maturity of these items.

The interest rates payable on loans and borrowings disclosed above reflect the coupons on the underlying issued loans and borrowings and not the interest rates achieved through applying associated cross-currency and interest rate swaps in hedge arrangements.

Loans and other borrowings are analysed as follows:

At 31 March	2017 £m	2016 £m	2015 £m

Current liabilities
Listed bonds	1,539	2,013	1,422
Finance leases	15	8	13
Bank loans	352	–	–
Syndicated loan facilities	–	619	–
Other loans and bank overdrafts[a]	726	1,096	879
Total current liabilities	2,632	3,736	2,314
Non-current liabilities
Listed bonds	9,866	10,444	7,642
Finance leases	214	225	219
Bank loans	–	354	–
Other loans	1	2	1
Total non-current liabilities	10,081	11,025	7,862
Total	12,713	14,761	10,176

a Includes collateral received on swaps of £702m (2015/16: £553m, 2014/15: £437m).

The carrying values disclosed in the above table reflect balances at amortised cost adjusted for accrued interest and fair value adjustments to the relevant loans or borrowings. These do not reflect the final principal repayments that will arise after taking account of the relevant derivatives in hedging relationships which are reflected in the table below. Apart from finance leases, all borrowings as at 31 March 2017, 2016 and 2015 were unsecured.

The principal repayments of loans and borrowings at hedged rates amounted to £10,980m (2015/16: £13,752m, 2014/15: £9,482m) and repayments fall due as follows:

			2017			2016			2015
At 31 March	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m	Principal repayments at hedged rates £m

Within one year, or on demand	2,632	(498)	2,134	3,736	(232)	3,504	2,314	(152)	2,162
Between one and two years	1,614	(197)	1,417	1,632	(216)	1,416	1,431	(48)	1,383
Between two and three years	1,166	(43)	1,123	1,488	(72)	1,416	1,251	(191)	1,060
Between three and four years	1,295	(121)	1,174	1,103	18	1,121	549	(51)	498
Between four and five years	12	–	12	1,199	(26)	1,173	1,031	89	1,120
After five years	5,844	(724)	5,120	5,424	(302)	5,122	3,457	(198)	3,259
Total due for repayment after more than one year	9,931	(1,085)	8,846	10,846	(598)	10,248	7,719	(399)	7,320
Total repayments	12,563	(1,583)	10,980	14,582	(830)	13,752	10,033	(551)	9,482
Fair value adjustments	150			179			143
Total loans and other borrowings	12,713			14,761			10,176

220	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

25. Loans and other borrowings continued

Obligations under finance leases are analysed as follows:

	2017	2016	2015	2017	2016	2015
	Minimum lease payments			Repayment of outstanding lease obligations
At 31 March	£m	£m	£m	£m	£m	£m

Amounts payable under finance leases:
Due within one year	29	13	29	14	8	13
Between two to five years	102	105	100	50	51	45
After five years	237	265	264	165	174	174
	368	383	393	229	233	232
Less: future finance charges	(139)	(150)	(161)	–	–	–
Total finance lease obligations	229	233	232	229	233	232

Assets held under finance leases mainly consist of buildings and network assets. Our obligations under finance leases are secured by the lessors’ title to the leased assets.

26. Finance expense

Year ended 31 March	2017 £m	2016 £m	2015 £m

Finance expense
Interest on:
Financial liabilities at amortised cost and associated derivatives	567	489	516
Finance leases	15	14	15
Derivatives	12	11	7
Fair value movements:
Bonds designated as hedged items in fair value hedges	–	–	82
Derivatives designated as hedging instruments in fair value hedges	–	–	(82)
Derivatives not in a designated hedge relationship	(2)	(5)	7
Reclassification of cash flow hedge from other comprehensive income	(1)	3	26
Unwinding of discount on provisions	16	8	8
Finance expense	607	520	579
Less: interest capitalised[a]	–	–	(2)
Total finance expense before specific items	607	520	577
Specific items (note 8)	210	229	299
Total finance expense	817	749	876

a No interest was capitalised in 2016/17 or 2015/16. Interest was capitalised at a weighted average rate of 6.0% in 2014/15.

Reconciliation of net finance expense to net interest cash outflow

Net interest cash outflow of £622m (2015/16: £548m, 2014/15: £580m) is £28m higher (2015/16: £65m, 2014/15: £20m) than the net finance expense in the income statement. This is mostly due to certain interest cash outflows and inflows being spread over a number of years in the income statement.

Year ended 31 March	2017 £m	2016 £m	2015 £m

Net finance expense before specific items	594	483	560
Timing differences:
– Derivative restructuring costs	1	(1)	–
– Timing of coupon payments on bonds	19	27	4
– Timing of interest receipts	–	22	–
– Deferred income	8	9	9
Specific item – EE-related financing costs (note 8)	–	8	7
Net interest cash outflow	622	548	580

Annual Report 2017	BT Group plc	221

Notes to the consolidated financial statements continued

27. Financial instruments and risk management

We issue or hold financial instruments mainly to finance our operations; to finance corporate transactions such as dividends, share buybacks and acquisitions; for the temporary investment of short-term funds; and to manage currency and interest rate risks. In addition, various financial instruments, for example trade receivables and payables arise directly from operations.

How do we manage financial risk?

Our activities expose us to a variety of financial risks: market risk (including interest rate risk and foreign exchange risk), credit risk and liquidity risk.

Treasury operation

We have a centralised treasury operation whose primary role is to manage liquidity and funding requirements as well as our exposure to associated financial and market risks, including credit risk, interest rate risk and foreign exchange risk.

Treasury policy

Treasury policy is set by the Board. Group treasury activities are subject to a set of controls appropriate for the magnitude of borrowing, investments and group-wide exposures. The Board has delegated authority to operate these policies to a series of panels responsible for the management of key treasury risks and operations. Appointment to and removal from the key panels requires approval from two of the following: the chairman, the chief executive or the group finance director.

There has been no change in the nature of our risk profile between 31 March 2017 and the date of approval of these financial statements.

How do we manage interest rate risk?

Management policy

Interest rate risk arises primarily from our long-term borrowings. Interest cash flow risk arises from borrowings issued at variable rates, partially offset by cash held at variable rates. Fair value interest rate risk arises from borrowings issued at fixed rates.

Our policy, as set by the Board, is to ensure that at least 70% of ongoing net debt is at fixed rates. Short-term interest rate management is delegated to the treasury operation while long-term interest rate management decisions require further approval by the group finance director, director of treasury and risk management or the group treasurer who each have been delegated such authority from the Board.

Hedging strategy

In order to manage our interest rate profile, we have entered into cross-currency and interest rate swap agreements to vary the amounts and periods for which interest rates on borrowings are fixed. The duration of the swap agreements matches the duration of the debt instruments. The majority of the group’s long-term borrowings are subject to fixed Sterling interest rates after applying the impact of these hedging instruments.

How do we manage foreign exchange risk?

Management policy

Foreign currency hedging activities protect the group from the risk that changes in exchange rates will adversely affect future net cash flows.

The Board’s policy for foreign exchange risk management defines the types of transactions typically covered, including significant operational, funding and currency interest exposures, and the period over which cover should extend for each type of transaction.

The Board has delegated short-term foreign exchange management to the treasury operation and long-term foreign exchange management decisions require further approval from the group finance director, director of treasury and risk management or the group treasurer.

Hedging strategy

A significant proportion of our external revenue and costs arise within the UK and are denominated in Sterling. Our non-UK operations generally trade and are funded in their functional currency which limits their exposure to foreign exchange volatility.

We enter into forward currency contracts to hedge foreign currency, capital purchases, purchase and sale commitments, interest expense and foreign currency investments. The commitments hedged are principally denominated in US Dollar, Euro and Asia Pacific region currencies. As a result, our exposure to foreign currency arises mainly on non-UK subsidiary investments and on residual currency trading flows.

We use cross-currency swaps to swap foreign currency borrowings into Sterling.

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27. Financial instruments and risk management continued

The table below reflects the currency and interest rate profile of our loans and borrowings after the impact of hedging.

	2017			2016			2015

At 31 March	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m

Sterling	9,633	706	10,339	11,417	1,748	13,165	7,601	1,405	9,006
Euro	–	641	641	–	587	587	–	476	476
Total	9,633	1,347	10,980	11,417	2,335	13,752	7,601	1,881	9,482
Ratio of fixed to floating	88%	12%	100%	83%	17%	100%	80%	20%	100%
Weighted average effective fixed interest rate – Sterling	4.9%			6.0%			6.3%

The floating rate loans and borrowings bear interest rates fixed in advance for periods ranging from one day to one year, primarily by reference to LIBOR quoted rates.

Sensitivity analysis

The income statement and shareholders’ equity are exposed to volatility arising from changes in interest rates and foreign exchange rates. To demonstrate this volatility, management have concluded that the following are reasonable benchmarks for performing sensitivity analysis:

– for interest, a 1% increase in interest rates and parallel shift in yield curves across Sterling, US Dollar and Euro currencies; and

– for foreign exchange, a 10% strengthening/weakening in Sterling against other currencies.

The impact of a 1% change in interest rates on the group’s annual net finance expense was insignificant in 2016/17, 2015/16 and 2014/15. The impact on equity, before tax, of a 1% increase in interest rates is as detailed below:

At 31 March	2017 £m Increase (reduce)	2016 £m Increase (reduce)	2015 £m Increase (reduce)

Sterling interest rates	554	626	428
US Dollar interest rates	(348)	(374)	(400)
Euro interest rates	(229)	(263)	(34)

A 1% decrease in interest rates would have broadly the same impact in the opposite direction.

Our exposure to foreign exchange volatility in the income statement, after hedging, and within shareholders’ equity (excluding translation exposures) was insignificant in 2016/17, 2015/16 and 2014/15.

Credit ratings

We continue to target a BBB+/Baa1 credit rating over the medium term. We regularly review the liquidity of the group and our funding strategy takes account of medium-term requirements. These include the pension deficit and shareholder distribution.

Our December 2030 bond contains covenants which require us to pay higher rates of interest since our credit ratings fell below A3 in the case of Moody’s or A– in the case of Standard & Poor’s (S&P). Additional interest of 0.25% per year accrues for each ratings category downgrade by each agency below those levels effective from the next coupon date following a downgrade. Based on the total notional value of debt outstanding of £2.1bn at 31 March 2017, our finance expense would increase/decrease by approximately £11m a year if the group’s credit rating were to be downgraded/upgraded, respectively, by one credit rating category by both agencies.

Our credit ratings were as detailed below:

	2017		2016		2015
At 31 March	Rating	Outlook	Rating	Outlook	Rating	Outlook

Rating agency
Moody’s	Baa1	Negative	Baa2	Positive	Baa2	Positive
Standard & Poor’s	BBB+	Negative	BBB	Positive	BBB	Stable

How do we manage liquidity risk?

Management policy

We maintain liquidity by entering into short and long-term financial instruments to support operational and other funding requirements, determined using short and long-term cash forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12-month period. On at least an annual basis the Board reviews and approves the long-term funding requirements of the group and on an ongoing basis considers any related matters. We manage refinancing risk by limiting the amount of borrowing that matures within any specified period and having appropriate strategies in place to manage refinancing needs as they arise. The maturity profile of our loans and borrowings at 31 March 2017 is disclosed in note 25. We have term debt maturities of £1.8bn in 2017/18.

Annual Report 2017	BT Group plc	223

Notes to the consolidated financial statements continued

27. Financial instruments and risk management continued

Our treasury operation reviews and manages our short-term requirements within the parameters of the policies set by the Board. We hold cash, cash equivalents and current investments in order to manage short-term liquidity requirements. At 31 March 2017 we had undrawn committed borrowing facilities of £2.1bn (2015/16: £1.5bn, 2014/15: £1.5bn) maturing in September 2021. We also have an undrawn 364-day revolving bridge facility of £1.5bn maturing in March 2018, with the option to renew to March 2019. The bridge facility contains mandatory prepayment and cancellation clauses in certain circumstances, such as the issuance of public debt securities.

Maturity analysis

The following table provides an analysis of the remaining contractually-agreed cash flows including interest payable for our non-derivative financial liabilities on an undiscounted basis, which therefore differs from both the carrying value and fair value.

Non-derivative financial liabilities At 31 March 2017	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m

Due within one year	2,468	507	5,259	62	8,296
Between one and two years	1,614	415	–	41	2,070
Between two and three years	1,166	364	–	21	1,551
Between three and four years	1,295	327	–	18	1,640
Between four and five years	12	319	–	17	348
After five years	5,844	2,726	–	310	8,880
	12,399	4,658	5,259	469	22,785
Interest payments not yet accrued	–	(4,494)	–	–	(4,494)
Fair value adjustment	150	–	–	–	150
Impact of discounting	–	–	–	(177)	(177)
Carrying value on the balance sheet[a]	12,549	164	5,259	292	18,264

At 31 March 2016	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m

Due within one year	3,558	491	5,301	50	9,400
Between one and two years	1,632	435	–	30	2,097
Between two and three years	1,488	357	–	25	1,870
Between three and four years	1,103	343	–	15	1,461
Between four and five years	1,199	308	–	16	1,523
After five years	5,424	2,885	–	326	8,635
	14,404	4,819	5,301	462	24,986
Interest payments not yet accrued	–	(4,641)	–	–	(4,641)
Fair value adjustment	179	–	–	–	179
Impact of discounting	–	–	–	(166)	(166)
Carrying value on the balance sheet[a]	14,583	178	5,301	296	20,358

At 31 March 2015	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m

Due within one year	2,120	513	3,854	32	6,519
Between one and two years	1,431	458	–	19	1,908
Between two and three years	1,251	392	–	15	1,658
Between three and four years	549	315	–	15	879
Between four and five years	1,031	302	–	13	1,346
After five years	3,457	2,973	–	218	6,648
	9,839	4,953	3,854	312	18,958
Interest payments not yet accrued	–	(4,759)	–	–	(4,759)
Fair value adjustment	143	–	–	–	143
Impact of discounting	–	–	–	(104)	(104)
Carrying value on the balance sheet[a]	9,982	194	3,854	208	14,238

[a]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

Trade and other payables are held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts payable.

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27. Financial instruments and risk management continued

The following table provides an analysis of the contractually agreed cash flows in respect of the group’s derivative financial instruments. Cash flows are presented on a net or gross basis in accordance with the settlement arrangements of the instruments.

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysed based on holding instrument to maturity
Derivative financial liabilities At 31 March 2017	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m

Due within one year	291	582	(576)	297	92	582	(576)	98
Between one and two years	296	1,139	(1,097)	338	92	1,139	(1,097)	134
Between two and three years	198	–	–	198	92	–	–	92
Between three and four years	114	–	–	114	88	–	–	88
Between four and five years	104	–	–	104	83	–	–	83
After five years	123	–	–	123	679	–	–	679
Total[b]	1,126	1,721	(1,673)	1,174	1,126	1,721	(1,673)	1,174

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysed based on holding instrument to maturity
At 31 March 2016	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m

Due within one year	268	263	(250)	281	91	263	(250)	104
Between one and two years	386	38	(27)	397	88	38	(27)	99
Between two and three years	371	38	(27)	382	88	38	(27)	99
Between three and four years	60	838	(836)	62	90	838	(836)	92
Between four and five years	81	17	(18)	80	84	17	(18)	83
After five years	–	165	(180)	(15)	725	165	(180)	710
Total[b]	1,166	1,359	(1,338)	1,187	1,166	1,359	(1,338)	1,187

	Derivatives – Analysed by earliest payment date[a]				Derivatives – Analysed based on holding instrument to maturity
At 31 March 2015	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m	Net settled £m	Gross settled outflows £m	Gross settled inflows £m	Total £m

Due within one year	215	1,421	(1,292)	344	88	1,320	(1,179)	229
Between one and two years	471	39	(26)	484	109	42	(30)	121
Between two and three years	273	38	(26)	285	92	42	(30)	104
Between three and four years	177	38	(26)	189	94	42	(30)	106
Between four and five years	48	838	(749)	137	111	842	(753)	200
After five years	–	390	(394)	(4)	690	476	(491)	675
Total[b]	1,184	2,764	(2,513)	1,435	1,184	2,764	(2,513)	1,435

[a]	Certain derivative financial instruments contain break clauses whereby either the group or bank counterparty can terminate the swap on certain dates and the mark to market position is settled in cash.
[b]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

How do we manage credit risk?

Management policy

Our exposure to credit risk arises from financial assets transacted by the treasury operation (primarily derivatives, investments, cash and cash equivalents) and from trading-related receivables.

For treasury-related balances, the Board’s defined policy restricts exposure to any one counterparty by setting credit limits based on the credit quality as defined by Moody’s and S&P. The minimum credit ratings permitted with counterparties in respect of new transactions are A3/A– for long-term and P1/A1 for short-term investments. If counterparties in respect of existing transactions fall below the permitted criteria we will take action where appropriate.

The treasury operation continuously reviews the limits applied to counterparties and will adjust the limit according to the nature and credit standing of the counterparty, and in response to market conditions, up to the maximum allowable limit set by the Board.

Operational management policy

Our credit policy for trading-related financial assets is applied and managed by each of the lines of business to ensure compliance. The policy requires that the creditworthiness and financial strength of customers are assessed at inception and on an ongoing basis. Payment terms are set in accordance with industry standards. Where appropriate, we may minimise risks by requesting securities such as deposits, guarantees and letters of credit. We take proactive steps including constantly reviewing credit ratings of counterparties to minimise the impact of adverse market conditions on trading-related financial assets.

Annual Report 2017	BT Group plc	225

Notes to the consolidated financial statements continued

27. Financial instruments and risk management continued

Exposures

The maximum credit risk exposure of the group’s financial assets at the balance sheet date is as follows:

At 31 March	Notes	2017 £m	2016 £m	2015 £m

Derivative financial assets		2,246	1,639	1,329
Investments	23	1,564	2,964	3,567
Trade and other receivables[a]	17	2,729	2,875	2,220
Cash and cash equivalents	24	528	996	848
		7,067	8,474	7,964

[a]	The carrying amount excludes £360m (2015/16: £218m, 2014/15: £179m) of non-current trade and other receivables which relate to non-financial assets, and £1,106m (2015/16: £1,103m, 2014/15: £873m) of prepayments and other receivables.

The credit quality and credit concentration of cash equivalents, current asset investments and derivative financial assets are detailed in the tables below. Where the opinion of Moody’s and S&P differ, the lower rating is used.

Moody’s/S&P credit rating of counterparty	2017 £m	2016 £m	2015 £m

Aa2/AA and above	1,444	2,878	3,133
Aa3/AA–	208	120	206
A1/A+[a]	952	64	248
A2/Aa	370	939	793
A3/A–[a]	204	160	121
Baa1/BBB+[a]	561	492	439
Baa2/BBB and below	86	–	11
	3,825	4,653	4,951

[a]	We hold cash collateral of £702m (2015/16: £553m, 2014/15: £437m) in respect of derivative financial assets with certain counterparties.

The concentration of credit risk for our trading balances is provided in note 17, which analyses outstanding balances by line of business.

Where multiple transactions are undertaken with a single financial counterparty or group of related counterparties, we enter into netting arrangements to reduce our exposure to credit risk by making use of standard International Swaps and Derivatives Association (ISDA) documentation. We have also entered into credit support agreements with certain swap counterparties whereby, on a daily and weekly basis, the fair value position on notional £1,742m of long dated cross-currency swaps and interest rate swaps is collateralised. The related net cash inflow during the year was £100m (2015/16: £79m, 2014/15: £297m). The collateral paid and received is recognised within current asset investments and loans and other borrowings, respectively.

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27. Financial instruments and risk management continued

Offsetting of financial instruments

The table below shows our financial assets and liabilities that are subject to offset in the group’s balance sheet and the impact of enforceable master netting or similar agreements.

		Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2017	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m

Derivative financial assets	2,246	(693)	(702)	851
Derivative financial liabilities	(903)	693	64	(146)
Total	1,343	–	(638)	705

		Related amounts not set off in the balance sheet
At 31 March 2016	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m

Derivative financial assets	1,639	(456)	(553)	630
Derivative financial liabilities	(911)	456	40	(415)
Total	728	–	(513)	215

		Related amounts not set off in the balance sheet
At 31 March 2015	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m

Derivative financial assets	1,329	(603)	(437)	289
Derivative financial liabilities	(1,095)	603	30	(462)
Total	234	–	(407)	(173)
Derivatives

All of our derivative financial instruments are held at fair value on the balance sheet. The fair values of outstanding swaps and foreign exchange contracts are estimated using discounted cash flow models and market rates of interest and foreign exchange at the balance sheet date.

At 31 March 2017	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m

Designated in a cash flow hedge	417	1,508	25	616
Other	11	310	9	253
Total derivatives	428	1,818	34	869

At 31 March 2016	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m

Designated in a cash flow hedge	166	1,158	40	618
Other	11	304	8	245
Total derivatives	177	1,462	48	863

At 31 March 2015	Current asset £m	Non-current asset £m	Current liability £m	Non-current liability £m

Designated in a cash flow hedge	86	941	161	698
Designated in a fair value hedge	6	143	–	–
Other	5	148	7	229
Total derivatives	97	1,232	168	927

Annual Report 2017	BT Group plc	227

Notes to the consolidated financial statements continued

27. Financial instruments and risk management continued

All derivative financial instruments are categorised at Level 2 of the fair value hierarchy as defined in note 23, with the exception of a derivative energy contract which is classified at Level 3. The energy derivative was renegotiated during the year and has been designated as a cash flow hedge. On initial recognition of this contract a loss of £8m was deferred. The fair value of the energy derivative at 31 March 2017 was a liability of £8m (31 March 2016: £nil, 2014/15: asset of £14m). It has been valued using assumptions on volumes, inflation and energy prices.

Hedging activities

Derivatives may qualify as hedges for accounting purposes if they meet the criteria for designation as fair value hedges or cash flow hedges in accordance with IAS 39.

Cash flow hedges

Instruments designated in a cash flow hedge include interest rate swaps and cross-currency swaps hedging Euro- and US Dollar-denominated borrowings. Forward currency contracts are taken out to hedge step-up interest on currency denominated borrowings relating to the group’s 2030 US Dollar bond. The hedged cash flows will affect the group’s income statement as interest and principal amounts are repaid over the remaining term of the borrowings (see note 25).

We hedge forecast foreign currency purchases, principally denominated in US Dollar, Euro and Asia Pacific currencies 12 months forward, with certain specific transactions hedged further forward. The related cash flows are recognised in the income statement over this period.

All cash flow hedges were effective in the period. See note 28 for details of the movements in the cash flow reserve.

Fair value hedges

Gains and losses arising on fair value hedges are disclosed in note 26.

Other derivatives

Our policy is not to use derivatives for speculative purposes. However, due to the complex nature of hedge accounting under IAS 39, some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Derivative instruments that do not qualify for hedge accounting are classified as held for trading and held at fair value through profit or loss under IAS 39.

28. Other reserves

		Other comprehensive income
	Capital redemption reserve £m	Cash flow reserve £m [a]	Available- for-sale reserve £m [b]	Translation reserve £m	[c]	Total £m
At 1 April 2014	27	42	11	369		449
Revisions[d]	–	–	–	4		4
At 1 April 2014 – Revised	27	42	11	373		453
Exchange differences[e]	–	–	–	16		16
Net fair value gain on cash flow hedges	–	207	–	–		207
Recognised in income and expense	–	(218)	–	–		(218)
Fair value movement on available-for-sale assets	–	–	7	–		7
Tax recognised in other comprehensive income	–	24	–	13		37
At 1 April 2015[d]	27	55	18	402		502
Exchange differences[e]	–	–	–	29		29
Net fair value gain on cash flow hedges	–	381	–	–		381
Recognised in income and expense	–	(230)	–	–		(230)
Fair value movement on available-for-sale assets	–	–	(2)	–		(2)
Tax recognised in other comprehensive income	–	(33)	–	38		5
At 1 April 2016[d]	27	173	16	469		685
Exchange differences[e]	–	–	–	227		227
Net fair value gain on cash flow hedges	–	884	–	–		884
Recognised in income and expense	–	(938)	–	–		(938)
Fair value movement on available-for-sale assets	–	–	(3)	–		(3)
Tax recognised in other comprehensive income	–	8	–	21		29
At 31 March 2017	27	127	13	717		884

[a]	The cash flow reserve is used to record the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred. Amounts ‘recognised in income and expense’ include a net charge to the cash flow reserve of £941m (2015/16: £255m, 2014/15: £244m) relating to fair value movements on derivatives. The items generating these foreign exchange movements are in designated cash flow hedge relationships.
[b]	The available-for-sale reserve is used to record the cumulative fair value gains and losses on available-for-sale financial assets. The cumulative gains and losses are recycled to the income statement on disposal of the assets.
[c]	The translation reserve is used to record cumulative translation differences on the assets and liabilities of foreign operations. The cumulative translation differences are recycled to the income statement on disposal of the foreign operation.
[d]	Revised, see note 1.
[e]	Excludes £10m (2015/16: £nil, 2014/15: £nil) of exchange differences in relation to retained earnings attributed to non-controlling interests.

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29. Related party transactions

Key management personnel comprise executive and non-executive directors and members of the Operating Committee. Compensation of key management personnel is disclosed in note 5.

Amounts paid to the group’s retirement benefit plans are set out in note 20.

30. Financial commitments and contingent liabilities

Financial commitments were as follows:

At 31 March	2017 £m	2016 £m

Capital commitments	889	922
Other commitments	367	481
Device purchase commitments	423	260
TV programme rights commitments	2,644	2,026
Total	4,323	3,689

TV programme rights commitments, mainly relating to football broadcast rights, are those for which the licence period has not yet started.

Future minimum operating lease payments were as follows:

	2017 £m	2016 £m	[a]

Payable in the year ending 31 March:
2017	–	642
2018	650	614
2019	610	564
2020	558	517
2021	532	493
2022	505	453
Thereafter	4,305	4,188
Total future minimum operating lease payments	7,160	7,471

[a]	We have revised prior year information to be on a consistent basis.

Operating lease commitments were mainly in respect of land and buildings which arose from a sale and operating leaseback transaction in 2001. Leases have an average term of 15 years (2015/16: 16 years) and rentals are fixed for an average of 15 years (2015/16: 16 years).

Other than as disclosed below, there were no contingent liabilities or guarantees at 31 March 2017 other than those arising in the ordinary course of the group’s business and on these no material losses are anticipated. We’ve insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of our operations. Otherwise, the group generally carries its own risks.

Commitments and guarantees

BDUK

Under the Broadband Delivery UK programme, grants received by the group may be subject to reinvestment or repayment to the customer depending on the level of take-up.

Telefónica UK Limited leases

We’ve provided guarantees relating to certain leases entered into by Telefónica UK Limited (formerly O2 UK Limited) prior to the demerger of mmO2 from BT on 19 November 2001. mmO2 plc (now part of the Telefónica Group) has given BT a counter indemnity for these guarantees. There is no exposure in the event of credit default in respect of amounts used to defease future lease obligations. The guarantee lasts until Telefónica UK Limited has discharged all its obligations.

Legal proceedings

The group is involved in various legal proceedings, including actual or threatened litigation, government or regulatory investigations. However, save as disclosed below, the group does not currently believe that there are any legal proceedings, government or regulatory investigations that may have a material adverse impact on the operations or financial condition of the group. In respect of each of the claims below, the nature and progression of such proceedings and investigations can make it difficult to predict the impact they will have on the group. There are many reasons why we cannot make these assessments with certainty, including, among others, that they are in early stages, no damages or remedies have been specified, and/or the often slow pace of litigation.

Annual Report 2017	BT Group plc	229

Notes to the consolidated financial statements continued

30. Financial commitments and contingent liabilities continued

Italian business

Following the group’s announcement with respect to our investigation into our Italian business in January 2017, three purported securities class action complaints were filed against the company and certain current and former officers in United States courts. All three actions are purportedly brought on behalf of purchasers of BT Group ADRs between May 2012 or May 2013 and January 2017. The actions allege that the company made materially false and/or misleading statements between 2012 and 2016 regarding its internal controls, ethics and corporate governance, and financial outlook in its submissions to and filings with the US Securities and Exchange Commission and other public disclosure. Plaintiffs’ counsel have filed motions to appoint lead plaintiff and lead counsel, and decisions on these motions have not yet been made. We intend to defend these claims vigorously.

The issues in Italy have also resulted in engagement with certain of our regulators and other authorities in the UK and elsewhere. As would be expected, we are cooperating fully with these bodies including the Italian authorities.

Phones 4U

In December 2016, the administrators of Phones 4U Limited (P4U) started legal proceedings in the High Court in the United Kingdom against EE, claiming £66m in payments under a retail trading agreement, which relate to a revenue share for certain customers prior to P4U’s insolvency. We are contesting these claims and have brought counter-claims against P4U, including damages arising from P4U ceasing trading.

The administrators have also indicated an intention to start separate High Court proceedings, alleging that EE and other mobile network operators colluded to procure P4U’s insolvency. We also dispute these allegations vigorously.

Hutchison 3G Limited

In May 2016, Hutchison 3G Limited (H3G) brought legal proceedings in the High Court in the United Kingdom against EE, alleging breach of contract relating to alleged delays in the roll out of certain free carrier coverage to H3G. H3G is entitled to this free carrier coverage under arrangements agreed following the merger of Orange and T-Mobile, predecessors of EE. The litigation is also at a relatively early stage and we are contesting the claims. H3G claims damages relating to loss of business of £167m, although we dispute that there is a basis for the claim and the substantiation of the claimed damages.

Brazilian tax claims

The Brazilian state tax authorities have made tax demands against certain Brazilian subsidiaries relating to the Tax on Distribution of Goods and Services (ICMS), an indirect tax imposed on the provision of telecommunications services in Brazil. The state tax authorities are seeking to impose ICMS on revenues earned on activities that the company does not consider as being part of the provision of telecommunications services, such as equipment rental and managed services. We have disputed the basis on which ICMS is imposed and the rate which the tax authorities are seeking to apply. We are currently contesting 35 cases, eight of which are pending appeal to the Sao Paulo Court of Appeal; and the judicial process is likely to take many years. The current potential total of the claims is £232m. We are vigorously contesting these tax demands.

Regulatory matters

In respect of regulatory risks, the group provides for anticipated costs where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. Estimates are used in assessing the likely value of the regulatory risk. The ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement.

We hold provisions for regulatory risks of £479m at 31 March 2017. These provisions cover the following issues:

Deemed Consent

Deemed Consent is an agreed process between Openreach and its Communications Provider (CP) customers, which allows Openreach to halt the installation and reschedule the delivery date for providing dedicated business services (known as Ethernet) in a number of specific circumstances where it is beyond its control. Ofcom found that Openreach had breached its contractual and regulatory obligations by inadequately and retrospectively applying Deemed Consent to reduce compensation payments to CPs between January 2013 and December 2014.

We hold a provision of £300m for Deemed Consent relating to estimated compensation payments to CPs resulting from Ofcom’s deemed consent investigation. The precise amount will result from discussions with affected parties, and could result in lower or higher payments than the £300m provided. We also hold £42m within trade payables being the Ofcom fine in relation to their investigation into Ethernet deemed consent, and is therefore certain.

Court of Appeal judgment on Ethernet Dispute

On 20 December 2012, Ofcom made determinations resolving disputes between BT and five communications providers (C&W Worldwide, Sky, TalkTalk, Virgin Media, and Verizon) concerning BT’s charges for certain Ethernet services. The Determinations found that BT had overcharged C&W Worldwide, Sky, TalkTalk, Virgin Media, and Verizon for certain Ethernet services for varying periods from April 2006 to March 2011. All parties appealed the determinations to the Competition Appeal Tribunal (CAT), which largely confirmed Ofcom’s assessment of overcharging, and ordered BT to pay interest on the amounts overcharged. BT and TalkTalk appealed the CAT’s judgment to the Court of Appeal, the hearing took place in March 2017.

230	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

30. Financial commitments and contingent liabilities continued

On 4 May 2017, the Court of Appeal handed down its judgment, dismissing TalkTalk’s appeal that Ofcom should have used a different cost standard in assessing cost orientation, which would have resulted in higher repayments to CPs. The Court of Appeal also dismissed BT’s appeal (which would have reduced the repayments). This confirmed our view that no additional amounts were payable in relation to TalkTalk’s appeal. Both BT and TalkTalk may appeal the Court of Appeal judgment to the Supreme Court.

Other regulatory matters

The remaining provision reflects management’s estimates of regulatory risks across a range of issues, including price and service issues. The precise outcome of each matter depends on whether it becomes an active issue, and the extent to which negotiation or regulatory decision will result in financial settlement.

Annual Report 2017	BT Group plc	231

Independent auditors’ report to the members of BT Group plc

United Kingdom opinion

Independent auditors’ report to the members of BT Group plc

Report on the parent company financial statements

Our opinion

In our opinion, BT Group plc’s parent company financial statements (the financial statements):

–	give a true and fair view of the state of the parent company’s affairs as at 31 March 2017;
–	have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
–	have been prepared in accordance with the requirements of the Companies Act 2006.

What we have audited

The financial statements, included within the Annual Report & Form 20-F 2017 (the Annual Report), comprise:

–	the BT Group plc company balance sheet as at 31 March 2017;
–	the BT Group plc company statement of changes in equity for the year then ended; and
–	the notes to the financial statements, which include a summary of significant accounting policies and other explanatory information.

The financial reporting framework that has been applied in the preparation of the financial statements is United Kingdom Accounting Standards, comprising FRS 101 “Reduced Disclosure Framework”, and applicable law (United Kingdom Generally Accepted Accounting Practice).

Other required reporting

Consistency of other information and compliance with applicable requirements

Companies Act 2006 reporting

In our opinion, based on the work undertaken in the course of the audit:

–	the information given in the Strategic Report and the Report of the Directors for the financial year for which the financial statements are prepared is consistent with the financial statements; and
–	the Strategic Report and the Report of the Directors have been prepared in accordance with applicable legal requirements.

In addition, in light of the knowledge and understanding of the parent company and its environment obtained in the course of the audit, we are required to report if we have identified any material misstatements in the Strategic Report and the Report of the Directors. We have nothing to report in this respect.

ISAs (UK & Ireland) reporting

Under International Standards on Auditing (UK and Ireland) (“ISAs (UK & Ireland)”) we are required to report to you if, in our opinion, information in the Annual Report is:

–	materially inconsistent with the information in the audited financial statements; or
–	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the parent company acquired in the course of performing our audit; or
–	otherwise misleading.

We have no exceptions to report arising from this responsibility.

Adequacy of accounting records and information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion:

–	we have not received all the information and explanations we require for our audit; or
–	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or
–	the financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Directors’ remuneration report - Companies Act 2006 opinion

In our opinion, the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006.

Other Companies Act 2006 reporting

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of Directors’ Responsibilities set out on page 146, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the parent company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

What an audit of financial statements involves

We conducted our audit in accordance with ISAs (UK & Ireland). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

–	whether the accounting policies are appropriate to the parent company’s circumstances and have been consistently applied and adequately disclosed;
–	the reasonableness of significant accounting estimates made by the directors; and
–	the overall presentation of the financial statements.

We primarily focus our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.

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We test and examine information, using sampling and other auditing techniques, to the extent we consider necessary to provide a reasonable basis for us to draw conclusions. We obtain audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report. With respect to the Strategic Report and Report of the Directors, we consider whether those reports include the disclosures required by applicable legal requirements.

Other matter

We have reported separately on the group financial statements of BT Group plc for the year ended 31 March 2017.

Richard Hughes (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

11 May 2017

Annual Report 2017	BT Group plc	233

Financial Statements of BT Group plc

BT Group plc company balance sheet

Registered number 04190816

At 31 March	Notes	2017 £m	2016 £m

Investments	2	10,801	10,744
Trade and other receivables[a]		6,783	8,511
		17,584	19,255
Current assets
Trade and other receivables[a]		283	46
Cash and cash equivalents		2	7
		285	53
Current liabilities
Trade and other payables[b]		78	61
		78	61
Total assets less current liabilities		17,791	19,247
Non-current liabilities
Loans and other borrowings[c]		1,371	1,409
		1,371	1,409
Equity
Ordinary shares		499	499
Share premium		1,051	1,051
Capital redemption reserve		27	27
Merger reserve	3	5,649	7,424
Own shares		(96)	(115)
Retained profit		9,290	8,952
Total equity		16,420	17,838
		17,791	19,247

[a]	Trade and other receivables primarily relate to a £1,010m equity placing raised in February 2015 and net proceeds of £7,507m, before £3m of issue costs relating to the sale of EE to British Telecommunications plc on 29 January 2016. During the year £1,775m of the loan receivable relating to the sale of EE was repaid. The balance consists of two loans to group undertakings of £1,024m (2015/16: £1,004m) repayable on 31 January 2058 and £5,578m (2015/16: £7,507m) repayable on 21 December 2064. The loans attract interest of LIBOR plus 90 basis points (2015/16: Libor plus 102.5 basis points).
[b]	Trade and other payables consists of loans from group undertakings of £32m (2015/16: £32m) and other creditors of £46m (2015/16: £29m).
[c]	Loans and other borrowings consist of a loan from group undertakings of £1,371m (2015/16: £1,409m). The loan is repayable on 31 January 2058 and attracts interest of LIBOR plus 90 basis points (2015/16: LIBOR plus 102.5 basis points).

The financial statements of the company on pages 234 to 237 were approved by the Board of Directors on 11 May 2017 and were signed on its behalf by:

Sir Michael Rake

Chairman

Gavin Patterson

Chief Executive

Simon Lowth

Group Finance Director

234	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

BT Group plc company statement of changes in equity

	Notes	Called up share capital £m	[a]	Share premium account £m	Capital redemption reserve £m	Merger reserve £m	Own shares[b] £m	Profit and loss account £m [b,c]	Total £m

At 1 April 2015		419		1,051	27	–	(165)	9,034	10,366
Profit for the financial year		–		–	–	–	–	1,213	1,213
Dividends paid		–		–	–	–	–	(1,078)	(1,078)
Capital contribution in respect of share-based payments		–		–	–	–	–	58	58
Issue of new shares	3	80		–	–	7,424	–	–	7,504
Net buyback of own shares		–		–	–	–	50	(275)	(225)

At 1 April 2016		499		1,051	27	7,424	(115)	8,952	17,838
Profit for the financial year		–		–	–	–	–	97	97
Transfer to realised profit	3	–		–	–	(1,775)	–	1,775	–
Dividends paid		–		–	–	–	–	(1,436)	(1,436)
Capital contribution in respect of share-based payments		–		–	–	–	–	57	57
Net buyback of own shares		–		–	–	–	19	(155)	(136)
At 31 March 2017		499		1,051	27	5,649	(96)	9,290	16,420

[a]	The allotted, called up and fully paid ordinary share capital of the company at 31 March 2017 was £499m (31 March 2016: £499m), representing 9,968,127,681 (31 March 2016: 9,968,127,681) ordinary shares of 5p each.
[b]	In 2016/17, 49,758,963 shares (2015/16: 84,760,494) were issued from Own shares to satisfy obligations under employee share schemes and executive share awards at a cost of £225m (2015/16: £365m). At 31 March 2017, 21,993,165 shares (31 March 2016: 24,771,632) with an aggregate nominal value of £1m (31 March 2016: £1m) were held as part of Own shares at cost.
[c]	As permitted by Section 408(3) of the Companies Act 2006, no profit and loss account of the company is presented. The profit for the financial year, dealt with in the profit and loss account of the company was £97m (2015/16: £1,213m).

Annual Report 2017	BT Group plc	235

Notes to the company financial statements

1. BT Group plc accounting policies

Principal activity

The principal activity of the company is to act as ultimate holding company of the BT group.

Accounting basis

As used in these financial statements and associated notes, the term ‘company’ refers to BT Group plc. These separate financial statements of the company are prepared in accordance with, and presented as required by, the Companies Act 2006. These financial statements have been prepared in accordance with Financial Reporting Standard 101 (FRS 101). FRS 101 incorporates, with limited amendments, International Financial Reporting Standards (IFRS).

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relation to business combinations, share-based payments, non-current assets held for sale, financial instruments, capital management, and presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions. The company intends to continue to take advantage of these exemptions in future years. Further detail is provided below.

Where required, equivalent disclosures have been given in the consolidated financial statements of BT Group plc.

Financial statements

The financial statements are prepared on a going concern basis and under the historical cost convention as modified by the revaluation of certain financial instruments at fair value.

As permitted by section 408(3) of the Companies Act 2006, the company’s profit and loss account has not been presented.

Exemptions

The BT Group plc consolidated financial statements for the year ended 31 March 2017 contain a consolidated cash flow statement. Consequently, as permitted by IAS 7 ‘Statement of Cash flow’, the company has not presented its own cash flow statement.

The BT Group plc consolidated financial statements for the year ended 31 March 2017 contain related party disclosures.

Consequently, the company has taken advantage of the exemption in IAS 24, ‘Related Party Disclosures’ not to disclose transactions with other members of the BT Group.

The BT Group plc consolidated financial statements for the year ended 31 March 2017 contain financial instrument disclosures which comply with IFRS 7, ‘Financial Instruments: Disclosures’. Consequently, the company is exempt from the disclosure requirements of IFRS 7 in respect of its financial instruments.

Investments

Investments are stated at cost and reviewed for impairment if there are indicators that the carrying value may not be recoverable. An impairment loss is recognised to the extent that the carrying amount can not be recovered either by selling the asset or by continuing to hold the asset and benefiting the net present value of the future cash flows of the investment.

Taxation

Full provision is made for deferred taxation on all temporary differences which have arisen but not reversed at the balance sheet date. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that there will be sufficient taxable profits from which the underlying timing differences can be deducted. The deferred tax balances are not discounted.

Dividends

Dividend distributions are recognised as a liability in the year in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when they are paid; final dividends when authorised in general meetings by shareholders. Dividend income is recognised on receipt.

Share capital

Ordinary shares are classified as equity. Repurchased shares of the company are recorded in the balance sheet as part of Own shares and presented as a deduction from shareholders’ equity at cost.

Cash

Cash includes cash on hand and bank deposits repayable on demand.

Share-based payments

The company does not incur a charge for share-based payments. However, the issuance by the company of share options and awards to employees of its subsidiaries represents additional capital contributions to its subsidiaries. An addition to the company’s investment in subsidiaries is recorded with a corresponding increase in equity shareholders’ funds. The additional capital contribution is determined based on the fair value of options and awards at the date of grant and is recognised over the vesting period.

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2. Investments

Cost	Total £m

At 1 April 2015	10,686
Additions	11,029
Disposals	(10,971)
At 31 March 2016	10,744
Additions	57
At 31 March 2017	10,801

On 29 January 2016, the company acquired the entire share capital of EE Limited (EE) from T-Mobile Holdings Ltd, which is owned by Deutsche Telekom A.G. (DT), and Orange Telecommunications Group Ltd (Orange), in exchange for the issue of 1,595m Consideration Shares and £3,464m cash. The value of the Consideration Shares and cash allotted to DT and Orange at Completion was £10,971m. Subsequently on 29 January 2016 the company sold its entire investment in EE to its wholly owned subsidiary, British Telecommunications plc, at fair value in exchange for an intercompany loan.

Included within additions is £57m (2015/16: £58m) of capital contributions in respect of share-based payments.

The company held a 100% investment in BT Group Investments Limited, a company registered in England and Wales, throughout 2016/17 and 2015/16.

3. Merger reserve

On 29 January 2016, the company issued 1,594,900,429 ordinary shares of 5p at 470.7p per share resulting in a total of £80m being credited to Share capital.

These shares were used as part consideration for the acquisition of EE, which completed on 29 January 2016 (note 2 above and note 14 to the consolidated financial statements). As a result of this transaction, a merger reserve was created of £7,424m, net of £3m issue costs. The acquisition of EE was structured by way of a share-for-share exchange and cash. This transaction fell within the provisions of section 612 of the Companies Act 2006 (merger relief) such that no share premium was recorded in respect of the shares issued. The company chose to record its investment in EE at fair value and therefore recorded a merger reserve equal to the value of the share premium which would have been recorded had section 612 of the Companies Act 2006 not been applicable (ie equal to the difference between the fair value of EE and the aggregate nominal value of the shares issued).

This merger reserve was initially considered unrealised on the basis that it was represented by the investment in EE which is not considered to be qualifying consideration (in accordance with Tech 02/10 (Guidance on the determination of realised profits and losses in the context of distributions under the Companies Act 2006)).

Immediately following the acquisition of EE, the company transferred its investment in EE to its wholly owned subsidiary British Telecommunications plc in exchange for an intercompany loan. To the extent the loan is settled in qualifying consideration, the related proportion of the merger reserve is considered realised. Hence the merger reserve is an unrealised profit until it is realised by the settlement of the intercompany loan by qualifying consideration. During 2016/17 £1,775m (2015/16: £nil) of merger reserve was transferred to realised profit following the settlement of an intercompany loan by qualifying consideration.

4. Other information

Dividends

The Board recommends that a final dividend in respect of the year ended 31 March 2017 of 10.55p per share will be paid to shareholders on 4 September 2017, taking the full year proposed dividend in respect of 2016/17 to 15.4p (2015/16: 14.0p, 2014/15: 12.4p) which amounts to approximately £1,532m (2015/16: £1,324m, 2014/15: £1,028m). This final dividend is subject to approval by shareholders at the Annual General Meeting and therefore the liability of approximately £1,050m (2015/16: £954m, 2014/15: £712m) has not been included in these financial statements. The proposed dividend will be payable to all shareholders on the Register of Members on 11 August 2017.

Employees

The chairman, the executive directors and the group general counsel & company secretary of BT Group plc were the only employees of the company during 2016/17 and 2015/16. The costs relating to qualifying services provided to the company’s principal subsidiary, British Telecommunications plc, are recharged to that company.

Annual Report 2017	BT Group plc	237

Related undertakings

Subsidiaries

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
Held directly
BT Group Investments Limited	Holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Held via other group companies
British Telecommunications plc	Communications related services and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Albacom Holdings	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
América Inalámbrica S.A.	Communications related services, systems integration and products provider	100%	common	Calle 113, 7 - 21 Piso 11, Bogota, Torre A. Oficina, Colombia
Atlanet SpA	Communications related services, systems integration and products provider	99%	ordinary	Via Pianezza n° 123, Torino, Italy
Autumnwindow Limited	Property company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Autumnwindow No.2 Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Autumnwindow No.3 Limited	Property company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
B. Telecomunicações, Cabo Verde, Sociedade Unipessoal, SA	In liquidation	100%	ordinary	Avenida Andrade Corvo, 30, Praia, CP63, Cabo Verde
B.T. Communication Israel Ltd	Communications related services, systems integration and products provider	100%	ordinary	Beit Oz, 14 Abba Hillel Silver Rd, Ramat Gan, 52506, Israel
Basictel SpA	Communications related services, systems integration and products provider	99%	ordinary	Via Tucidide 56, Torre 7, 20134, Milano, Italy
Basilica Computing Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
Basilica Distribution Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
Belmullet Limited	Investment company	100%	ordinary	Third Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man
Brightview Group Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
Brightview Internet Services Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
Bruning Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT (Barbados) Limited	Communications related services, systems integration and products provider	100%	ordinary	The Gabbles, Haggatt Hall, St Michael, BB11063, Barbados
BT (CBP) Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
BT (Germany) GmbH & Co. oHG	Communications related services and products provider	100%	ordinary	Barthstraße 4, 80339, Munich, Germany
BT (Gibraltar) Limited	Communications related services and products provider	100%	ordinary	Montagu Pavilion, 8-10 Queensway, Gibraltar
BT (India) Private Limited	Communications related services and products provider	100%	ordinary	11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT (India) Private Limited Singapore Branch[b]	Communications related services and products provider	100%	–	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
BT (International) Holdings Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT (International) Holdings Limited (Jordan)	Communications related services, systems integration and products provider	100%	ordinary	Al Mirad Building – Second Floor, Wadi Saqra Street Amman – P.O.Box 962178 Amman 11196, Jordan
BT (Netherlands) Holdings B.V.	Holding company	100%	ordinary	Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands
BT (Nigeria) Limited	Communications related services and products provider	100%	ordinary	ADOL House, 15 CIPM Avenue, Central Business District, Alausa, Ikeja, Lagos, Nigeria
BT (RRS LP) Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT (SL) Limited	Communications related services and products provider	100%	ordinary	84 Dundas Street, Freetown, Sierra Leone
BT (Vietnam) Co. Ltd.	Communications related services and products provider	100%	ordinary	16th Floor, Saigon Tower, 29 Le Duan Road, District 1 Ho Chi Minh City, Socialist Republic of Vietnam
BT Albania Limited SH.P.K	Communications related services and products provider	100%	ordinary	Rr. Murat Toptani, Eurocol Center, Kati 8, Tirana, Albania
BT Algeria Communications SARL	Communications related services and products provider	100%	ordinary	20 Micro zone d’Activités Dar El Madina, Bloc B, Loc N01 Hydra, Alger, 16000, Algeria
BT Americas Holdings Inc.	Holding company	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Americas Inc.	Communications related services, systems integration and products provider	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Argentina S.R.L.	Communications related services and products provider	100%	ordinary	Lola Mora 421, 15th Floor, Puerto Madero, Buenos Aires, Buenos Aires, C1107DDA, Argentina
BT Australasia Pty Limited	Communications related services and products provider	100% 100%	ordinary preference	Level 1, 76 Berry Street, North Sydney NSW 2060, Australia

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Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT Australasia Pty Limited – New Zealand Branch[b]	Communications related services, systems integration and products provider	100%	–	c/- BDO Auckland, 8th Floor 120 Albert St, Auckland, New Zealand
BT Austria GmbH	Communications related services, systems integration and products provider	100%	ordinary	Handelskai. 94-96, Millennium Tower 32. OG, Top 324, 1200, Wien, Austria
BT Azerbaijan Limited, Limited Liability Company	Communications related services, systems integration and products provider	100%	ordinary	The Landmark III Building, 8th Floor, c/o Deloitte & Touche, 96 Nizami Street, Baku, AZ 1010, Azerbaijan
BT Belgrade d.o.o	Communications related services, systems integration and products provider	100%	ordinary	Dimitrija Georgijevica Starike 20, Belgrade, 11070, Serbia, Republic of
BT BELRUS Foreign Limited Liability Company	Communications related services, systems integration and products provider	100%	ordinary	Office 13, ul. M. Bogdanovicha 1, Minsk, 220029, Belarus
BT Bilisim Hizmetleri Anonim Şirketi	Communications related services, systems integration and products provider	100%	ordinary	Yenisahra Mahallesi, Yavuz Selim Caddesi No 19/A, Atasehir, Istanbul, Turkey
BT Brasil Serviços de Telecomunicações Ltda	Communications related services, systems integration and products provider	100%	quotas	Rodovia SP 101, KM 9,5, Trecho Campinas- Monte Mor, Unidade 27, Bloco Beta, Distrito Industrial, Hortolandia - SP- CEP, Sao Paolo, 13185-900, Brazil
BT Broadband Luxembourg Sàrl	Holding company	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
BT Bulgaria EOOD	Communications related services, systems integration and products provider	100%	ordinary	51B Bulgaria Blvd., fl. 4, Sofia, 1404, Bulgaria
BT Business Direct Limited	Technology equipment retailer	100%	ordinary	Alpha & Beta House, Enterprise Park, Horwich, Bolton, Lancs, BL6 6PE
BT Cables Limited	Manufacture of telecommunications and rail signalling cables	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Cables MEA FZE	Sale of telecommunications and rail signalling cables	100%	ordinary	Office No. TPOFCB0505, Jabal Ali, Dubai, United Arab Emirates
BT Canada Inc.	Holding company	100%	common	200 King St W, Suite 1904, Toronto ON M5H 3T4, Canada
BT Centre Nominee 2 Limited	Property company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT China Communications Limited	Trading company	50%	ordinary	Unit 1537B, Floor 15th, No. 55, Xili Road, Shanghai Free Trade Zone, Shanghai, China
BT China Limited	Communications related services, systems integration and products provider	100%	registered	Room 702A, Tower W3, Oriental Plaza, 1 East Chang An Avenue, Dongcheng, Beijing, 100738, China
BT China Limited – Shanghai Branch Office[b]	Communications related services, systems integration and products provider	100%	–	Room 2101-2103, 21/F, International Capital Plaza, No. 1318 North Sichuan Road, Hong Kou District, Shanghai, 200080, China
BT Colombia Limitada	Communications related services, systems integration and products provider	100%	quotas	Calle 113 #7 - 21, Torre A, Of. 1112, Bogota, Colombia
BT Commerce L.L.C.	Dormant	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Communications Bangladesh Limited	Communications related services, systems integration and products provider	100%	ordinary	House 51 (3rd Floor), Road 9, Block F, Banani, Dhaka, 1213, Bangladesh
BT Communications do Brasil Limitada	Communications related services, technology consulting and products provider	100%	quotas	Avenida das Nações Unidas, nº 4777, 14° Andar, Sao Paulo, SP, 05477-000, Brazil
BT Communications Ireland Group Limited	Holding company	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
BT Communications Ireland Group Limited – UK Branch[b]	Communications related services, systems integration and products provider	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Communications Ireland Holdings Limited	Holding company	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
BT Communications Ireland Limited	Telecommunications service provider	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
BT Communications Kenya Limited	Communications related services, systems integration and products provider	100%	ordinary	6th Floor, Virtual Offices, Morningside Office Park,Ngong Road, Nairobi, Kenya
BT Communications Lanka (Private) Limited	Communications related services, systems integration and products provider	100%	ordinary	65/2, Sir Chittampalam A., Gardiner Mawatha, Colombo, 2, Sri Lanka
BT Communications Philippines Incorporated	Communications related services, systems integration and products provider	100%	ordinary	27th Floor, BPI Buendia Center,, 372 Sen. Gil Puyat Avenue, Makati City, 1226, Philippines
BT Communications Sales LLC	Communications related services	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Communications Sales of Virginia LLC	Communications related services	100%	units	c/o Corporation Service Company, 1111 East Main Street, Richmond, VA 23219, United States

Annual Report 2017	BT Group plc	239

Related undertakings continued

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT Communications Sales, LLC Puerto Rico branch[b]	Communications related services	100%	–	The Prentice-Hall Corporation System of Puerto Rico, Inc., c/o FGR Corporate Services Inc., Oriental Center, Suite P1 -, 254 Munoz Rivera Ave, San Juan, PUERTO RICO, 00918, Puerto Rico
BT Communications Services South Africa (Pty) Limited	Communications related services, systems integration and products provider	70%	ordinary	BT Building North Office Park, 54 Maxwell Drive, Woodmead, 2191, South Africa
BT Conferencing Video Inc.	Audio, video and web collaboration service provider	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Conferencing Video Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
BT Cornwall Limited	Employment company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Corporate Trustee Limited	Finance company	100%	limited by guarantee	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Cote D’Ivoire	Communications related services, systems integration and products provider	100%	ordinary	29 Boulevard Clozel, 01 BP 3586, Abidjan 01, Cote d’Ivoire
BT de Panama, S.R.L.	Communications related services, systems integration and products provider	100%	ordinary	Edificio Credicorp Bank, Piso 3, Oficina 301, Cuidad de Panama, Panama
BT Denmark ApS	Communications related services, systems integration and products provider	100%	ordinary	Havnegade 39, 1058, Kobenhavn K, Denmark
BT Deutschland GmbH	Communications related services, systems integration and products provider	100%	ordinary	Barthstraße 4, 80339, Munich, Germany
BT Directories Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
BT Dominican Republic, S. A.	Communications related services, systems integration and products provider	100%	ordinary	Calle Jose Amado Soler, Esquina Abraham Lincoln, Edificio Progresus, Suite No. 3A, Ensanche Seraller, Santo Domingo, Dominican Republic
BT e-Serv (India) Private Limited	Communications related services, systems integration and products provider	100%	equity	11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT Eighty-Four Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
BT El Salvador, Limitada de Capital Variable	Communications related services, systems integration and products provider	100%	ordinary	Edificio Centro Profesional Madre Tierra, Local 10, Piso 1, Santa Elena, Antiguo Cuscatlan, El Salvador
BT Enìa Telecomunicazioni S.P.A.	Communications related services	87%	ordinary	Strada S. Margherita n° 6/a, Parma, Italy
BT ESPAÑA, Compañia de Servicios Globales de Telecommunicaciones, S.A	Communications related services and products provider	100%	ordinary	C/ Isabel Colbrand 6-8, 28050, Madrid, Spain
BT European Investments Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Facilities Services Limited	Provision of facilities management services	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Federal Inc.	Communications related services for US federal government	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Fifty	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Fifty-One	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Fifty-Three Limited	Holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Fleet Limited	Fleet management	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Forty-Nine	Holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT France S.A.S.	Communications related services, systems integration and products provider	100%	ordinary	Tour Ariane, 5 place de la Pyramide, La Defense Cedex, 92088 PARIS, France
BT Frontline Outsourcing Sdn Bhd	In liquidation	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT Gabon Limited	Dormant	100%	Franc CFA	Centre Ville Avenue Alfred, Marche Imm. 2 AG BP 3927, Libreville, Gabon
BT Garrick GmbH	Holding company	100%	ordinary	Barthstraße 4, 80339, Munich, Germany
BT Georgia Limited LLC	Communications related services, systems integration and products provider	100%	–	74 Ilia Chavchavadze Avenue, Tbilisi, Georgia
BT Ghana Limited	Provision of IT network services and IT solutions	100%	ordinary	11 Adaman Loop, Tesano, Accra, Ghana
BT Global (Venezuela) S.A.	Communications related services, systems integration and products provider	100%	ordinary	Edificio Parque Cristal, Torre Este, Piso 1, Ofic. 06, Av. Francisco de Miranda, Los Palos Grandes, Caracas, Venezuela
BT Global Business Services Private Limited	Communications related services	100%	ordinary	11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT Global Communications (Ireland) Limited	Property company	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
BT Global Communications (Mauritius) Limited	Communications related services, systems integration and products provider	100%	ordinary	10 Frere Felix De Valois Street, Port Louis, Mauritius
BT Global Communications do Brasil Limitada[a]	Communications related services, systems integration and products provider	100%	quotas	Av. das Nações Unidas, 4777 - 17th floor, São Paulo / SP, Brazil

240	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT Global Communications India Private Limited	Communications related services	74%	ordinary	11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT Global Costa Rica SRL	Communications related services, systems integration and products provider	100%	ordinary	Centro Corporativo Internacional, Piso 1, Avenida 6 y 8, Calle 26 y 28, Barrio Don Bosco, Costa Rica
BT Global Japan Corporation	Communications related services, systems integration and products provider	100%	ordinary	ARK Mori Building, 12-32 Akasaka, 1-Chome, Minato-Ku, Tokyo, 107 - 6024, Japan
BT Global Services (Dalian) Co. Ltd.	Communications related services, systems integration and products provider	100%	registered	No. 31 Software Park Road, Tower A, Science & Technology Building, Dalian Software Park, Dalian, 116023, China
BT Global Services (M) Sdn Bhd	Communications related services, systems integration and products provider	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT Global Services Botswana (Proprietary) Limited	Communications related services, systems integration and products provider	100%	ordinary	Plot 113, Unit 28 Kgale Mews, Gaborone International Finance Park, Gaborone, PO BOX 1839, Botswana
BT Global Services Korea Limited.	Communications related services, systems integration and products provider	100%	common	8th Floor, KTB Building, 66 Yeoui-daero, Yeongdeungpo-gu, Seoul, 07325, Korea, Republic of
BT Global Services Limited[b]	Communications related services, systems integration and products provider	100%	–	Via Mario Bianchini 15, 00142 Roma, Italy
BT Global Services Limited	Communications related services, systems integration and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Global Services Limited Londra Sucursala Bucuresti[b]	Communications related services, systems integration and products provider	100%	–	35-37 Oltenitei Str., Cladirea A1, Biroul Nr. 52, Bucharest, Sector 4, Romania
BT Global Services Luxembourg SARL	Communications related services, systems integration and products provider	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
BT Global Services Solutions Sdn Bhd	Communications related services, systems integration and products provider	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT Global Services Technologies Pte. Ltd.	Communications related services, systems integration and products provider	100%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
BT Global Solutions Pte. Ltd.	Communications related services, systems integration and products provider	100%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
BT Global Technology (M) Sdn. Bhd.	Communications related services, systems integration and products provider	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT GLOBALNE STORITVE, telekomunikacijske storitve, obdelava podatkov, podatkovnih baz; d.o.o.	Communications related services, systems integration and products provider	100%	ordinary	CESTA V MESTNI LOG 1, 1000 LJUBLJANA, Slovenia
BT Group Nominees Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Guatemala S.A.	Communications related services, systems integration and products provider	100%	unique	3ra Avenida 13-78, Zona 10 Torre Citibank, Nivel 2, Oficina No. 206, Guatemala
BT Holdings Limited	Investment holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Hong Kong Limited	Communications related services and products provider	39% 61%	ordinary preference	38 Floor Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
BT Hong Kong Ltd. – Macau Branch[b]	Communications related services, systems integration and products provider	100%	–	Av.Praia Grande,No. 369,, Keng Ou Commercial Building,17 flr, Macau, Macao
BT International Holdings Limited & Co. LLC	Communications related services, systems integration and products provider	100%	ordinary	413, 4th Floor, Maktabi Building, Wattayah, PC 112, Muscat, 2188, Oman
BT IT Services Limited[c]	Dormant	100%	ordinary	3 Midland Way, Barlborough Links, Barlborough, Chesterfield, S43 4XA, United Kingdom
BT Italia S.p.A.	Communications related services and products provider	99%	ordinary	Via Tucidide 56, Torre 7, 20134, Milano, Italy
BT Jamaica Limited	Communications related services, systems integration and products provider	100%	ordinary	26 Beechwood Avenue, PO Box 351, Kingston 5, Jamaica
BT Japan Corporation	Communications related services, systems integration and products provider	100%	ordinary	ARK Mori Building, 12-32 Akasaka, 1-Chome, Minato-Ku, Tokyo, 107 - 6024, Japan
BT Jersey Limited	Communications related services	100%	ordinary	PO Box 264, Forum 4, Grenville Street, St Helier, JE4 8TQ, Jersey
BT Kazakhstan LLP	Communications related services and products provider	100%	–	36 Al Farabi Ave., Bldg. B, Almaty Financial District, Almaty, Republic of Kazakhstan, 050059, Kazakhstan
BT Lancashire Services Limited	Communications related services and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT LatAm (BVI) Corporation	Communications related services, systems integration and products provider	100%	common	Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, Virgin Islands, British
BT LatAm (Nevada) Corp.	Communications related services	100%	common	c/o Corporation Service Company, 2215-B Renaissance Drive, Las Vegas, NV 89119, United States
BT Latam Argentina S.A	Communications related services and products provider	100%	common	Lola Mora 421, 15th Floor, Puerto Madero, Buenos Aires, Buenos Aires, C1107DDA, Argentina

Annual Report 2017	BT Group plc	241

Related undertakings continued

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT LatAm Brasil Ltda.	Communications related services, systems integration and products provider	100%	quotas	Rodvia SP 101, KM 9,5, Trecho Campinas - MonteMor, Unidade 27, Bloco Alfa, Distrito Industrial, Hortolandia- SP- CEP, 13185-900
BT LatAm Colombia S.A.	Communications related services, systems integration and products provider	100%	common	Calle 113 #7 - 21, Torre A, Of. 1112, Bogota, Colombia
BT LatAm Costa Rica, S.A.	Communications related services, systems integration and products provider	100%	common	Centro Corporativo Internacional, Piso 1, Avenida 6 y 8, Calle 26 y 28, Barrio Don Bosco, Costa Rica
BT LatAm Dominicana, S.A.	Communications related services, systems integration and products provider	100%	common	Calle Jose Amado Soler, Esquina Abraham Lincoln, Edificio Progresus, Suite No. 3A, Ensanche Seraller, Santo Domingo, Dominican Republic
BT LatAm El Salvador, S.A. de CV	Communications related services, systems integration and products provider	100%	common	Edificio Centro Profesional Madre Tierra, Local 10, Piso 1, Santa Elena, Antiguo Cuscatlan, El Salvador
BT LatAm Guatemala, S.A.	Communications related services, systems integration and products provider	100%	common	Edificio Torre Citibank en Intercontinental Plaza, 3 Avenida, 13-78, Zona 10, Nivel 2, Oficina 203, Guatemala
BT LatAm Holdings (Colombia) S.A.	Holding company	100%	common	Calle 113, 7 - 21 Piso 11, Bogota, Torre A. Oficina, Colombia
BT LatAm Holdings Brasil Ltda	Holding company	100%	common	Avenida Das Nações Unidas, 4777 - 14, andar- parte- Jardim Universidade - São Paulo- SP- CEP, 05477-000
BT LatAm Holdings One, Inc.	Holding company	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT LatAm Holdings Three, Inc.	Holding company	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT LatAm Holdings Two, Inc.	Holding company	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT LatAm Honduras, S.A.	Communications related services, systems integration and products provider	100%	common	Edificio Plaza Azul, Piso 2 do Nivel, Local No. 26, Colonia Lomas del Guijarro Sur, Avenida Paris, Calle Viena, Tegucigalpa, Honduras
BT LatAm México, S.A. de C.V.	Communications related services, systems integration and products provider	100%	common	Av. Renato Leduc 321, Col. Toriello Guerra, 14050 Mexico D.F.
BT LatAm Nicaragua, S.A.	Communications related services, systems integration and products provider	100%	common	Edificio Invercasa, 5to Piso, Suite 505, Via Fontana, frente al colegio La Salle, Managua, Nicaragua
BT LatAm Panama, Inc.	Communications related services, systems integration and products provider	100%	common	Edificio Credicorp Bank, Piso 3, Oficina 301, Cuidad de Panama, Panama
BT LatAm Peru S.A.C.	Communications related services, systems integration and products provider	100%	common	Calle Martir Olaya, 129 of 1901, Miraflores, Lima, Peru
BT LatAm Services, Inc.	Holding company	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT LatAm Venezuela, S.A.	Communications related services, systems integration and products provider	100%	ordinary	Av. Francisco de Miranda, Edificio Parque Cristal, Torre Este, Mezz 2, Local 28, Los Palos Grandes, Caracas 1060, Venezuela
BT LatAm, Inc.	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Latvia Limited, Sabiedriba ar ierobezotu atbildibu	Communications related services, systems integration and products provider	100%	ordinary	Muitas iela 1A, Riga, LV-1010, Latvia
BT Law Limited	Provision of third party claims handling services	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Lease Holdings Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Leasing Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Lebanon S.A.L.	Communications related services, systems integration and products provider	100%	ordinary	Abou Hamad, Merheb, Nohra & Chedid Law Firm, Chbaro Street, 22nd Achrafieh Warde Building, 1st Floor, Beirut, P.O.BOX 165126, Lebanon
BT LGS Limited	Employment company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Limited[b]	Communications related services, systems integration and products provider	100%	–	Telecomlaan 9, 1831 Diegem, Belgium
BT Limited	International telecommunications network systems provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Limited[b]	Dormant	100%	–	First Floor, Culross Court North, 16 Culross Road, Bryanston 2021, 2021, South Africa
BT Limited Hungarian Branch Office[b]	Communications related services, systems integration and products provider	100%	–	Budafoki U. 91-93, Budapest, 1117, Hungary
BT Limited Taiwan Branch[b]	Communications related services, systems integration and products provider	100%	–	Shin Kong Manhattan Building, 14F, No. 8, Sec. 5, Xinyi Road, Taipei, 11049, Taiwan
BT Limited, Beijing Office[b]	Communications related services, systems integration and products provider	100%	–	No. 3 Dong San Huan Bei Lu, Chao Yang District, Beijing, 100027, China

242	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT Limited, organizacni slozka[b]	Communications related services, systems integration and products provider	100%	–	V Celnici 1031/4, 110 00 Prague 1, Czech Republic
BT Luxembourg Investment Holdings Sarl	Holding company	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
BT Malawi Limited	Communications related services, systems integration and products provider	100%	ordinary	BDO Tax & Advisory Services (Pvt) Ltd, 6th Floor Unit House, 12 Victoria Street PO BOX 3038, Blantyre, Malawi
BT Managed Services (No.2) Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Managed Services Limited	Communications related services and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Manx Investments Limited	In liquidation	100%	ordinary	Equiom (Isle of Man) Limited, Jubilee Buildings, Victoria Street, Douglas, Isle of Man, IM1 2SH
BT MDV Limited	Communications related services, systems integration and products provider	100%	ordinary	MD-2001, 65 Stefan cel Mare si Sfant Boulevard, office 806, Chisinau, Moldova, Republic of
BT MEA FZ-LLC	Communications related services, systems integration and products provider	100%	ordinary	Office No G03, Ground Floor, EIB Building No 04, Dubai, United Arab Emirates
BT Montenegro DOO	Communications related services, systems integration and products provider	100%	–	Bulevar revolucije 7, Podgorica, 81000, Montenegro
BT Moorgate LLC	Communications related services	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Moorgate LLC – UK Branch[b]	Communications related services	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Moorgate One Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Moorgate Two Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Mozambique, Limitada	Communications related services, systems integration and products provider	100%	quotas	Av. 25 de Setembro, 1230, 3º, Bloco 5, Caixa Postal 4200, Maputo, 4200, Mozambique
BT Multimedia (Malaysia) Sdn Bhd	In liquidation	100%	ordinary	Level 1 to 8, Tower 3,, Avenue 7, Bangsar South, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia
BT Nederland N.V.	Communications related services and products provider	100%	ordinary	Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands
BT Nederland N.V.[b]	Communications related services, systems integration and products provider	100%	–	Via Tucidide 56, Torre 7, 20134, Milano, Italy
BT Netherlands Investments B.V.	Holding company	100%	ordinary	Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands
BT Newgate LLC	Communications related services	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BT Newgate LLC – UK Branch[b]	Communications related services	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Nicaragua S.A.	Communications related services, systems integration and products provider	100%	capital	Edificio Invercasa, 5to Piso, Suite 505, Via Fontana, frente al colegio La Salle, Managua, Nicaragua
BT Niger	Dormant	100%	ordinary	57, Rue des Sorkhos, BP 616, Niamey-Niger
BT Nominees Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Nordics Finland Oy	Communications related services	100%	ordinary	Mannerheimvägen 12 B 6, 00100 Helsinki, Finland
BT Nordics Sweden AB	Communications related services	100%	ordinary	Box 30005, 104 25, Stockholm, Sweden
BT Pakistan (Private) Limited	Communications related services, systems integration and products provider	100%	ordinary	2nd Floor, Block C, Lakson Square, Building No. 1, Sarwar Shaheed Road, Karachi, 74200, Pakistan
BT Paraguay S.R.L.	Communications related services, systems integration and products provider	100%	quotas	Humaita 145, Planeta I Building, 9th Floor, Asuncion, 1245, Paraguay
BT Payment Services Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
BT Peru S.R.L.	Communications related services, systems integration and products provider	100%	ordinary	Calle Martir Olaya, 129 of 1901, Miraflores, Lima, Peru
BT Poland Spólka Z Ograniczoną Odpowiedzialnością	Communications related services, systems integration and products provider	100%	ordinary	International Business Center, Al. Armii Ludowej, 14,00-638 Warszawa
BT Portugal – Telecomunicações, Unipessoal, Lda.	Communications related services, systems integration and products provider	100%	ordinary	Rua D. Francisco Manuel de Melo 21-1, 1070-085 Lisboa, Portugal
BT Professional Services (Germany) GmbH	Communications related services, systems integration and products provider	100%	–	Unterster Zwerchweg 61, 60599 Frankfurt am Main, Germany
BT Professional Services (Holdings) N.V.	Holding company	100%	ordinary	Telecomlaan 9, 1831 Diegem, Belgium
BT Professional Services (India) Private Limited	In liquidation	100%	ordinary	602, Tower B, RMZ Infinity, Municipal No. 3, Old Madras Road, Benninganahalli, Bengaluru, Karnataka, 560016, India
BT Professional Services (Luxembourg) S.A.	Communications related services, systems integration and products provider	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
BT Professional Services Nederland B.V.	Communications related services, systems integration and products provider	100%	ordinary	Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands

Annual Report 2017	BT Group plc	243

Related undertakings continued

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT Property Holdings (Aberdeen) Limited	Property/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Property Holdings (Oxford) Limited	Property/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Property Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT ROC Kft	Communications related services, systems integration and products provider	100%	business	Budafoki út 91-13, 1117 Budapest, Hungary
BT Services S.A.S.	Technology consulting and engineering services	100%	ordinary	Tour Ariane, 5 place de la Pyramide, La Defense Cedex, 92088 PARIS, France
BT Seventy-Four Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
BT Seventy-Three	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Siam Limited	Communications related services, systems integration and products provider	69%	preference	Athenee Tower, 23rd Floor, (CEO Suite, Suite 38 & 40), 63 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand
BT Singapore Pte. Ltd.	Communications related services and products provider	100%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
BT Sixty-Four Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Sle Euro Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Sle USD Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Slovakia s.r.o.	Communications related services, systems integration and products provider	100%	ordinary	Laurinská 18, 811 01 Bratislava, Slovakia
BT Sociedad De Responsabilidad Limitada	Communications related services, systems integration and products provider	100%	–	Colonia Lomas Del Guijarro sur, edificio Plaza azul, 2do. Nivel, local #26, Tegucigalpa, Honduras
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	236 Strovolos Avenue, Strovolos 2048, Nicosia, Cyprus
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	Av. Amazonas N21-252 y Carrión, Edificio Londres, 4° Piso, Quito, Ecuador
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	Tower Gate Place, Tal-Qroqq Street, Msida MSD 1703, Malta
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	PO Box 2184, 61 Bismarck Street, Windhoek, Namibia
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	9 Warner Street, Port of Spain, 0000, Trinidad and Tobago
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%	–	c/o BDO East Africa, Plot 22 Mbuya Road, Bugolobi, Kampala,, P.O. BOX 9113, Uganda
BT Solutions Limited	Communications related services, systems integration and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Solutions Limited[b]	Communications related services, systems integration and products provider	100%		C/O BDO Zambia Limited Services, Unit B, Counting House Square, Thabo Mbeki Road, Lusaka, Zambia
BT Solutions Limited (Bahrain Branch)[b]	Communications related services, systems integration and products provider	100%	–	Suite #650, 6th floor, Building No. 247, Road 1704, Diplomatic Area 317, Bahrain
BT Solutions Limited – Kuwait Branch[b]	Communications related services, systems integration and products provider	100%	–	Block 2-A, 9th Floor, Ahmad Al Jaber Street, Sharq, Kuwait
BT Solutions Limited – Morocco Branch[b]	Communications related services, systems integration and products provider	100%	–	193, Avenue HASSAN II, Casablanca, MAROC s/c Domicilia services, Morocco
BT Solutions Limited – Tanzania Branch[b]	Communications related services, systems integration and products provider	100%	–	BDO East Africa, 1st Floor-Wing B, Infotech Place, Mwai Kibaki Road, Dar es Salaam, Tanzania
BT Solutions Limited Branch Office in Skopje[b]	Communications related services, systems integration and products provider	100%	–	Str. Dame Gruev no.8, 5th floor, Building “Dom na voenite invalidi”, SKOPJE 1000, Macedonia
BT Solutions Limited Eesti Filiaal[b]	Communications related services, systems integration and products provider	100%	–	A.H. Tammsaare tee 47, Tallinn, 11316, Estonia
BT Solutions Limited Liability Company	Communications related services, systems integration and products provider	100%	–	26 Pravdy Street, Moscow, 127137, Russia
BT Solutions Limited Podruznica Hrvatska[b]	Communications related services, systems integration and products provider	100%	–	Savska 64, 10 000 Zagreb, Croatia
BT Solutions Limited Sucursal Bolivia[b]	Communications related services, systems integration and products provider	100%	–	Avenida Arce esquina Rosendo Gutierrez, Edifico Multicentre Torre B, Piso 12, La Paz, Bolivia
BT Solutions Limited Sucursal Uruguay[b]	Communications related services, systems integration and products provider	100%	–	Rincón 487 Piso 11, Montevideo, ZIP CODE 11.000, Uruguay
BT Solutions Limited Útibú á Íslandi[b]	Communications related services, systems integration and products provider	100%	–	Co. Deloitte, Smáratorg 3, 201, Kopavogur, Iceland
BT Solutions Limited-Greek Branch[b]	Communications related services, systems integration and products provider	100%	–	75 Patision Street, Athens, 10434, Greece
BT Solutions Norway AS	Communications related services, systems integration and products provider	100%	ordinary	Munkedamsveien 45, c/o BDO AS, 0121 Oslo, Norway

244	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
BT South Tyneside Limited	Employment company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT Switzerland AG	Communications related services and products provider	100%	ordinary	Richtistrasse 5, 8304 Wallisellen, Switzerland
BT Systems (Malaysia) Sdn Bhd	Communications related services, systems integration and products provider	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
BT Technology (Dalian) Company Limited.	Communications related services, systems integration and products provider	100%	registered	Building 16, 6th Floor, Room 602-B, No. 269 Wuyi Road, Hi-tech Park, Dalian, 116023, China
BT Telconsult Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
BT Telecom Egypt LLC	Communications related services, systems integration and products provider	100%	stakes	1 Wadi El Nile St., Mohandessin, Giza, Cairo, Egypt
BT Telecom India Private Limited	Communications related services, systems integration and products provider	74%	ordinary	11th Floor, Eros Corporate Tower, Opp. International Trade Tower, Nehru Place, New Delhi, 110019, India
BT Telecommunications Kenya Limited	Dormant	100%	ordinary	P.O. BOX 10032-00100, Nairobi, Kenya
BT Telekom Hizmetleri Anonim Şirketi	Communications related services, systems integration and products provider	100%	common	Barbaros Mahallesi, Yavuz Selim Caddesi No: 17/1 Ataşehir, İstanbul, Turkey
BT Tunisia S.A.R.L	Communications related services, systems integration and products provider	100%	ordinary	BT chez BDO Tunisie, Immeuble, ENNOUR BUILDING 3ème étage, Centre Urbain Nord 1082, Mahrajène Tunis, Tunisia
BT UAE Limited	Communications related services, systems integration and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT UAE Limited – Abu Dhabi Branch[b]	Communications related services, systems integration and products provider	100%	–	Office No. (F6) International Business Center, Building No. (27W10), Three Sails Tower, Cornish, Abu Dhabi, United Arab Emirates
BT UAE Limited – Dubai Branch (1)[b]	Communications related services, systems integration and products provider	100%	–	Office no.206 BLOCK B, Diamond Business Center 1, Al Barsha South Third, Dubai, P.O.BOX 25205, United Arab Emirates
BT UAE Limited – Dubai Branch (2)[b]	Communications related services, systems integration and products provider	100%	–	Office no.206 BLOCK B, Diamond Business Center 1, Al Barsha South Third, Dubai, P.O.BOX 25205, United Arab Emirates
BT Ukraine Limited Liability Company	Communications related services, systems integration and products provider	100%	stakes	Office 615; 26 Lesi Ukrayinky Boulevard, Kyiv, 01133, Ukraine
BT US Investments Limited	Investment/holding company	100%	ordinary	Ogier House, The Esplanade, Parish, St Helier, Jersey, JE4 9WG, Jersey
BT US Investments Limited – UK branch[b]	Investment company	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BT U.S. Government Services L.L.C.	Dormant	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States 100% owned by BT America Holdings Inc.
BT United States L.L.C.	Holding company	100%	units	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
BTexact Technologies Limited	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BTexact Venturing Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
BTGS Mexico S.A. de C.V.	Communications related services, systems integration and products provider	2% 98%	fixed variable	Blvd. Manuel Avila Camacho #1-6, Col. Lomas de Chapultepec, Deleg. Miguel Hidalgo, Mexico D.F., 11009, Mexico
BTGS USVI Limited	Dormant	100%	ordinary	Waterfront Center - Suite A, St. Thomas 00803, US Virgin Islands
BTIH Teleconsult Drustvo sa organicenom odgovornoscu za posredovanje i zastupanje d.o.o. Sarajevo	Architectural and engineering activities and technical consulting	100%	–	ul. Despiceva broj 3/II, Sarajevo, Sarajevo-Stari Grad, 71000, Bosnia and Herzegovina
Canal Capital Investment Limited	Investment company	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
Cegetel Holdings I B.V.[e]	Holding company	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
Cegetel Holdings I Sarl	Holding company	100%	–	12 rue Eugene Ruppert, L 2453, Luxembourg
Cegetel Holdings II B.V.[e]	Holding company	100%	ordinary	12 rue Eugene Ruppert, L 2453, Luxembourg
Cegetel Holdings II Sarl	Holding company	100%	–	12 rue Eugene Ruppert, L 2453, Luxembourg
Comms Factory Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Communications Global Network Services Limited	Communications related services and products provider	100%	ordinary	Century House, 16 Par-la-Ville Road, Hamilton, HM08, Bermuda
Communications Global Network Services Limited – UK Branch[b]	Communications related services and products provider	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom

Annual Report 2017	BT Group plc	245

Related undertakings continued

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
Communications Networking Services (UK)	Communications related services and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Communicator (IOM) Limited - UK Branch[b]	Insurance	100%	–	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Communicator Insurance Company Limited	Investment company	99% 1%	ordinary preference	Third Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man
Communicator Limited	Investment company	100%	ordinary	Third Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man
Comsat de Guatemala S.A.	Dormant	100%	common	6a avenida, 7-39 de la zona 10 Edificio las Brisas, 3er nivel, ciudad de Guatemala, Guatemala
dabs.com plc	Technology equipment retailer	100%	ordinary	Alpha & Beta House, Enterprise Park, Horwich, Bolton, Lancs, BL6 6PE
Deleteway Limited	In liquidation	100%	ordinary	1 More London Place, London, SE1 2AF
Dublin London Network Limited	Communications related services, systems integration and products provider	55%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland
EE (Group) Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
EE Communications (South Africa) Proprietary Limited	Dormant	100%	ordinary	24-18th Street, Menlo Park, Pretoria, 0081, South Africa
EE Finance plc	Finance company	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
EE Limited	Telecommunications	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
EE Pension Trustee Limited	Pension trustee company	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
EE Services Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
ERPTech S.p.A.	Communications related services, systems integration and products provider	99%	ordinary	Via Charles Robert Darwin, no 85, 20019, Settimo Milanese, Italy
ESAT Telecommunications (UK) Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Everything Everywhere Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Extraclick Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Frontline Solutions Pte Ltd	In liquidation	100%	ordinary	600 North Bridge Road, #23-01 Parkview Square, 188778, Singapore
Green House Group Pte Ltd	In liquidation	100%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
Green House Solution Sdn Bhd	In liquidation	100%	ordinary	Menara BT, Level 8, Tower 3, Avenue 7, Bangsar South, No.8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia
groupBT Limited	Communications related services, systems integration and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Holland House (Northern) Limited	Property/holding company	100%	ordinary	Alexander Bain House, 15 York Street, Glasgow, G2 8LA
iASPire.Net Pte Ltd	Dormant	95%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
IINS, Inc.	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
Ilford Trustees (Jersey) Limited	Investment company	100%	ordinary	26 New Street, St Helier, JE2 3RA, Jersey
Infocom Telecom LLC	Communications related services, systems integration and products provider	100%	charter	Miusskaya Square 7, 125811, Moscow, Russia
Infonet Broadband Services Corporation	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
Infonet China Limited	Communications related services, systems integration and products provider	100%	ordinary	38th floor, Dorset House, Taikoo Place, 979 King’s Road, Island East, Hong Kong
Infonet China Limited Beijing Representative Office[b]	Communications related services, systems integration and products provider	100%	–	Room 4C, 7/F, Tower W3, Oriental Plaza, 1 East Chang An Avenue, Dong Cheng District, Beijing, P. R. China
Infonet China Limited Shanghai Representative Office[b]	Communications related services, systems integration and products provider	100%	–	Room B, 28/F, Cross Region Plaza, 899 Ling Ling Road, Xu Hui District, Shanghai, P. R. China
Infonet Italia S.p.A	Dormant	100%	ordinary	Via Tucidide 56, Torre 7, 20134, Milano, Italy
Infonet Primalliance Beijing Co. Ltd.	Communications related services, systems integration and products provider	66%	ordinary	Room 4B, 7/F, Tower W3, Oriental Plaza, 1 East Chang An Avenue, Dong Cheng District, Beijing, P. R. China
Infonet Primalliance Co., Limited	Communications related services, systems integration and products provider	100%	ordinary	38 Floor Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
Infonet Primalliance Holding Co. Ltd.	Holding company	100%	ordinary	Room 635-3, No. 2 BLDG, 351 Guo Shou Jing Road, Zhang Jiang High Technology Park, Shanghai, P. R. China

246	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
Infonet Services (Hong Kong) Limited	Communications related services, systems integration and products provider	100%	ordinary	38 Floor Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
Infonet Services Corporation	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
Infonet USA Corporation	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
IT Holdings, Inc	Dormant	100%	ordinary	12th Floor, Multinational Bancorporation Centre, 6805 Ayala Ave., Makati City, Philippines
Mainline Communications Group Limited	Holding company	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Mainline Digital Communications Limited	Distribution of mobile telephones and services	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Mainline Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Mobilise Telecoms Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
M-Viron Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Newgate Communication (Sudan) Co. Ltd	In liquidation	100%	ordinary	Alskheikh Mustafa Building, Parlman Street, Khartoum, Sudan
Newgate Leasing Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Newgate Street Secretaries Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Numberrapid Limited	Communications related services, systems integration and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Numberrapid Limited[b]	Communications related services, systems integration and products provider	100%	–	3 Baines Avenue, Box 334, Harare, Zimbabwe
Nuova Societa di Telecomunicazioni SpA	Communications related services, systems integration and products provider	99%	ordinary	Via Tucidide 56, Torre 7, 20134, Milano, Italy
Openreach Limited	Dormant	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Opimus S.A. de C.V.	Communications related services, systems integration and products provider	100%	common	Av. Renato Leduc 321, Col. Toriello Guerra, 14050 Mexico D.F.
Orange FURBS Trustees Limited	Pension trustee company	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Orange Home UK Limited	Dormant	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Orange Personal Communications Services Limited	Holding company	100%	ordinary	Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9BW, United Kingdom
Orange Services India Private Limited	Provision of call centre services	100%	ordinary	A-47, Hauz Khas, New Delhi, Delhi-DL, 110016, India
Pelipod Ltd	Supplier of delivery pods for supply chain solution	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Plusnet plc	Broadband service provider	100%	ordinary	The Balance, 2 Pinfold Street, Sheffield, S1 2GU, United Kingdom
Postgate Holding Company	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Priestgate Limited	Holding company	100%	ordinary	Third Floor, St Georges Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man
PSPI-Subic, Inc	Dormant	51%	ordinary	c/o Sun Microsystems Phil Inc., 8767 Paseo de Roxas, Makati City, Philippines
PT BT Communications Indonesia	Communications related services, systems integration and products provider	100%	ordinary	World Trade Centre 5, 13th Floor, Jl. Jend. Sudirman Kav. 29-31, Jakarta, Jakarta, 12920, Indonesia
PT BT Indonesia	Communications related services, systems integration and products provider	100%	ordinary	World Trade Center 5, 13th Floor, Jl.Jend Sudirman, Kav. 29-31, Jakarta, Jakarta, 12920, Indonesia
PT Sun Microsystems Indonesia	Dormant	60%	ordinary	World Trade Centre 5, 13th Floor, Jl. Jend. Sudirman Kav. 29-31, Jakarta, Jakarta, 12920, Indonesia
Radianz Americas Inc.	Communications related services	100%	common	c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States
Radianz Italia S.r.l.	Communications related services, systems integration and products provider	100%	ordinary	Via Correggio 5, 20097, San Donato Milanese, Milan, Italy
Radianz Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Radianz Spain S.L.	Communications related services, systems integration and products provider	100%	ordinary	C/ Isabel Colbrand 6-8, 28050, Madrid, Spain
RDZ Netherlands BV	Communications related services, systems integration and products provider	100%	ordinary	Minerva & Mercurius building, Herikerbergweg 2, 1101CM, Amsterdam Zuidoost, Netherlands
Sama Empreedimentos e Participações Limitada	Dormant	100%	common	Rua Arnaldo Quintela - 96, 1 Andar - Botafogo, CEP 22.280-070, Rio de Janeiro, Brazil

Annual Report 2017	BT Group plc	247

Related undertakings continued

Company name	Activity	Group interest in allotted capital[a]		Registered Address and Country of incorporation
Servicios de Telecomunicaciones BT Global Networks Chile Limitada	Communications related services, systems integration and products provider	100%	ordinary	Avenida Américo Vespucio Sur 951, Piso 1 y 2, Las Condes, Santiago de Chile, Chile, 7550371, Chile
SEV Automotive and Plant Limited	Maintenance and repair of motor vehicles	100%	ordinary	Future Technology Centre, Barmston Court, Nissan Way, Sunderland, Tyne and Wear, SR5 3NY, United Kingdom
Skeegle App Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Skeegle Holdings Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Skeegle Operations Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Southgate Developments Limited	Investment/holding company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Stemmer GmbH	Communications related services, systems integration and products provider	100%	ordinary	Peter Henlein Straße 2, 82140 Olching, Germany
Sun Microsystems Philippines, Inc	Dormant	51%	common	18th Floor, Philamlife Tower, 8767 Paseo de Roxas, Makati City, Philippines
Sun Vietnam Co., Ltd.	Dormant	60%	ordinary	7th Floor, ESTAR Building, 147-149 Vo Van Tan Street, Ward 6, District 3, HCM City, Viet Nam
Sun Vietnam Pte. Ltd.	Dormant	60%	ordinary	8 Changi Business Park Ave (South Tower), #08-51 UE Bizhub East, Singapore, 486018, Singapore
Syntone S.A.R.L.	Dormant	99%	ordinary	Espace Jet Business Class, 16/18 Lot Attoufik Sidi Maarouf, Casablanca, 20190, Morocco
Tikit Group Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Tikit Limited	Software services products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Tikit TFB Limited	In liquidation	100%	ordinary	BDO LLP, 55 Baker Street, London, W1U 7EU
Tikit, Inc.	Software services products provider	100%	ordinary	200 King Street W, Suite 1904, Toronto ON M5H 3TA, Canada
Transcomm UK Limited	Communications related services and products provider	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Tudor Minstrel	Finance company	100%	ordinary	81 Newgate Street, London, EC1A 7AJ, United Kingdom
UAB BTH Vilnius	Communications related services, systems integration and products provider	100%	ordinary	Aludariu str 2-33, LT-01113 Vilnius, Lithuania
Whitestream Industries Limited	Investment/holding company	100%	ordinary	2 Grand Canal Plaza, Upper Grand Canal Street, Dublin 4, Republic of Ireland

Joint ventures and joint operationsd

Company name	Activity	Group interest in allotted capital[a]		Country of incorporation	Financial year end	Address
Held via other group companies
BT OnePhone Limited	Communications related services and products provider	70%	ordinary	UK	31 March	81 Newgate Street, London, EC1A 7AJ, United Kingdom
Mobile Broadband Network Limited	Joint venture between EE and Hutchison 3G UK Limited to manage network	50%	ordinary	UK	31 December	6 Anglo Office Park, 67 White Lion Road, Amersham, Buckinghamshire, HP7 9FB, United Kingdom
Rugby Radio Station (General Partner) Limited	Property investment	50%	ordinary	UK	31 December	St Helen’s 1 Undershaft, London, EC3P 3DQ, United Kingdom
Rugby Radio Station (Nominee) Limited	Property company	50%	ordinary	UK	31 December	St Helen’s 1 Undershaft, London, EC3P 3DQ, United Kingdom
Rugby Radio Station LP	Property company	50%	–	UK	31 December	1 Poultry, London, EC2R 8EJ, United Kingdom

248	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Interests in joint operations

EE Limited and Hutchison 3G UK Limited (together ‘the Companies’) each have a 50% share in the joint operation Mobile Broadband Network Limited (‘MBNL’). MBNL’s ongoing purpose is the operation and maintenance of mobile networks through a sharing arrangement. This includes the efficient management of shared infrastructure and networks on behalf of the Companies, acquiring certain network elements for shared use, and coordinating the deployment of new infrastructure and networks on either a shared or a unilateral basis (unilateral elements being network assets or services specific to one company only). The group is committed to incurring 50% of costs in respect of restructuring the Shared Network, a similar proportion of the operating costs (which varies in line with usage), and 100% of any unilateral elements.

Guarantees for the joint operation are given by Deutsche Telekom AG and Hutchison Whampoa Limited. Deutsche Telekom, Orange and BT have agreed between them to manage any potential liability by arrangements between themselves.

The principal place of business of the joint operation is in the UK.

Associates

Company name	Activity	Group interest in allotted capital[a]		Country of incorporation
Held via other group companies
British Telecom Al-Saudia Limited	Communications related services, systems integration and products provider	49%	other	New Acaria Commercial Complex, Al-Siteen Street, Malaz, Riyadh, Saudi Arabia
BT Global Services (North Gulf) LLC	Communications related services, systems integration and products provider	49%	ordinary	1413, 14th Floor, Al Fardan Office Tower, Doha, 31316, Qatar
BT Siam Communications Co. Ltd.	Communications related services, systems integration and products provider	49%	class B	Athenee Tower, 23rd Floor, (CEO Suite, Suite 38 & 40), 63 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand
Collectively Limited	In liquidation	20%	–	Kings Orchard, 1 Queen Street, Bristol, BS2 0HQ, United Kingdom
Digital Mobile Spectrum Limited	Mitigation of interference to digital terrestrial television	25%	ordinary	83 Baker Street, London, W1U 6AG, United Kingdom
Ecquaria Limited	Communications related services, systems integration and products provider	50%	ordinary	c/o Offshore Incorporations Limited, P.O. Box 957, Road Town, Tortola, Virgin Islands, British
ePLDTSunphilcox JV, Inc	Dormant	20%	ordinary	32F Philam Life Tower, 8767 Paseo de Roxas, Makati City, Philippines
I2 S.r.l	Communications related services, systems integration and products provider	23%	–	Via XII Ottobre 2N, 16121, Genova, Liguria, Italy
Infonet Primalliance Shanghai Co. Ltd.	Communications related services, systems integration and products provider	28%	ordinary	Room 601, No. 2 BLDG, 750 West Zhong Shan Rd., Shanghai, 200051, P R China
Infonet Primalliance Shenzhen Co. Ltd.	Communications related services, systems integration and products provider	35%	ordinary	Room 1206, Tower A, United Plaza, 5022 Bin He Avenue, Fu Tian District, Shenzhen, P. R. China
Internet Matters Limited	Not for profit venture	25%	–	Ambassador House 2nd Floor, St Michaels Street, London, W2 1QS, United Kingdom
Mahindra – BT Investment Company (Mauritius) Limited	Investment/holding company	43%	ordinary	c/o IFS, IFS Court, TwentyEight, Cybercity, Ebene, Mauritius
Midland Communications Distribution Limited	Distribution and retailing of mobile telephones, associated equipment and airtime connections	35%	ordinary	Unit 1, Colwick Quays Business Park, Colwick, Nottingham, Nottinghamshire, NG4 2JY, United Kingdom
QXN S.c.p.A.	Communications related services and products provider	25%	ordinary	Piazzale Luigi Sturzo, 23, 00144, Roma, Italy
Real Time Content, Inc.	Provision of Cloud based video services	21%	common	Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801, United States of America
SunPhilcox JV, Inc	Dormant	20%	ordinary	32F Philam Life Tower, 8767 Paseo de Roxas, Makati City, Philippines
Youview TV Limited	Not for profit venture – Development of software to provide TV platform services	14%	voting	10 Lower Thames Street, Third Floor, London, EC3R 6YT, United Kingdom

[a]	The proportion of voting rights held corresponds to the aggregate interest in percentage held by the holding company and subsidiary undertakings.
[b]	No shares issued for a branch.
[c]	On 1 April 2016 BT IT Services Limited transferred its business operations to British Telecommunications plc.
[d]	All joint ventures are governed by a joint venture agreement or shareholder agreement. MBNL is accounted for as a joint operation. See above.
[e]	Cegetel Holdings I B.V. and Gegetel Holdings II B.V. were incorporated in the Netherlands rather than the country of their registered address.

Annual Report 2017	BT Group plc	249

250	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Additional information

In this section you will find more financial and operational statistics. We also provide information for shareholders on subjects such as dividends and location. We have also included a glossary of terms we use in this report.

Additional information
Alternative performance measures	252
Selected financial data	255
Financial and operational statistics	257
Information for shareholders	260
Cross reference to Form 20-F	276
Glossary of terms	280

Annual Report 2017	BT Group plc	251

Alternative performance measures

Introduction

We assess the performance of the group using a variety of alternative performance measures. We principally discuss the group’s results on an ‘adjusted’ basis. The rationale for using adjusted measures is explained below. Results on an adjusted basis are presented before specific items. Certain comparatives have been revised, see note 1 to the consolidated financial statements.

We also explain financial performance using measures that are not defined under IFRS and are therefore termed ‘non-GAAP’ measures. The non-GAAP measures we use are: the trend in underlying revenue excluding transit adjusted for the acquisition of EE, and in underlying operating costs excluding transit adjusted for the acquisition of EE, as well as in EBITDA, adjusted EBITDA and underlying EBITDA adjusted for the acquisition of EE; normalised free cash flow; and net debt. A reconciliation from these non-GAAP measures to the nearest measure prepared in accordance with IFRS is presented below. The alternative performance measures we use may not be directly comparable with similarly titled measures used by other companies.

Specific items

The group’s income statement and segmental analysis separately identify trading results before specific items. The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s financial performance, as specific items are identified by virtue of their size, nature or incidence. This presentation is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee and assists in providing a meaningful analysis of the trading results of the group. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence.

Examples of charges or credits meeting the above definition and which have been presented as specific items in the current and/or prior years include acquisitions/disposals of businesses and investments, regulatory settlements, historical insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years. In the event that other items meet the criteria, which are applied consistently from year to year, they are also treated as specific items.

Specific items are disclosed in note 8 to the consolidated financial statements.

Trends in underlying revenue and underlying operating costs excluding transit adjusted for the acquisition of EE

Underlying revenue and underlying operating costs excluding transit adjusted for the acquisition of EE are measures which seek to reflect the underlying performance of the group that will contribute to long-term sustainable profitable growth. As such they exclude the impact of acquisitions or disposals, foreign exchange movements and specific items. We exclude transit from the trends as transit traffic is low-margin and is affected by reductions in mobile termination rates. Given the significance of the EE acquisition to the group, in 2016/17 we are calculating underlying revenue excluding transit adjusted for the acquisition of EE and underlying operating costs excluding transit adjusted for the acquisition of EE, as though EE had been part of the group from 1 April 2015. This is different from how we usually adjust for acquisitions.

A reconciliation from the increase in reported revenue and in reported operating costs, the most directly comparable IFRS measures, to the movement in underlying revenue and increase in underlying operating costs excluding transit adjusted for the acquisition of EE, are set out below.

Year ended 31 March	2017%	2016%	[a]

Increase in reported revenue	26.6	5.8
Specific items	1.0	–
Increase in adjusted revenue	27.6	5.8
Adjusted for the acquisition of EEb	(25.9)	n/a
Increase in adjusted revenue adjusted for the acquisition of EE	1.7	5.8
Transit revenue	0.1	0.8
Acquisitions and disposals	0.1	(5.6)
Foreign exchange movements	(2.1)	0.9
(Decrease) increase in underlying revenue excluding transit adjusted for the acquisition of EE	(0.2)	1.9

Year ended 31 March	2017%	2016%	[a]

Increase in reported operating costs	35.7	5.7
Depreciation and amortisation	0.5	0.4
Increase in reported operating costs[c]	36.2	6.1
Specific items	(3.9)	0.5
Increase in adjusted operating costs[c]	32.3	6.6
Adjusted for the acquisition of EEb	(28.7)	n/a
Increase in adjusted operating costs adjusted for the acquisition of EEc	3.6	6.6
Transit costs	0.2	1.0
Acquisitions and disposals	0.1	(6.4)
Foreign exchange movements	(2.7)	1.4
Increase in underlying operating costs[c] excluding transit adjusted for the acquisition of EE	1.2	2.6

[a]	2015/16 calculation excludes specific items, foreign exchange movements and the effect of acquisitions and disposals.
[b]	Includes EE’s historical financial information as though it had been part of the group from 1 April 2015.
[c]	Before depreciation and amortisation.

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EBITDA

In addition to measuring financial performance of the group and lines of business based on operating profit, we also measure performance based on EBITDA, adjusted EBITDA and underlying EBITDA adjusted for the acquisition of EE. EBITDA is defined as the group profit or loss before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is defined as EBITDA before specific items. EBITDA is a common measure used by investors and analysts to evaluate the operating financial performance of companies, particularly in the telecommunications sector.

We consider EBITDA, adjusted EBITDA and underlying EBITDA adjusted for the acquisition of EE to be useful measures of our operating performance because they approximate the underlying operating cash flow by eliminating depreciation and amortisation. EBITDA and adjusted EBITDA are not direct measures of our liquidity, which is shown by our cash flow statement, and need to be considered in the context of our financial commitments.

Trends in underlying EBITDA adjusted for the acquisition of EE is a measure which seeks to reflect the underlying performance of the group that will contribute to long-term sustainable profitable growth. As such they exclude the impact of acquisitions or disposals, foreign exchange movements and specific items.

Given the significance of the EE acquisition to the group in 2016/17 we are calculating underlying EBITDA adjusted for the acquisition of EE, as though EE had been part of the group from 1 April 2015. This is different from how we usually adjust for acquisitions.

A reconciliation from group operating profit, the most directly comparable IFRS measure, to group EBITDA and adjusted group EBITDA and a reconciliation of the trends in EBITDA adjusted for the acquisition of EE is provided below. A reconciliation between operating profit and adjusted EBITDA for our lines of business is set out in note 4 to the consolidated financial statements.

Year ended 31 March	2017 £m	2016 £m	2015 £m

Operating profit	3,167	3,613	3,402
Depreciation and amortisation	3,572	2,631	2,538
EBITDA	6,739	6,244	5,940
Specific items[a]	906	215	253
Adjusted EBITDA	7,645	6,459	6,193

Year ended 31 March		2017%	2016%	[b]

Increase in EBITDA		7.9	5.1
Specific items		10.5	(0.8)
Increase in adjusted EBITDA		18.4	4.3
Adjusted for the acquisition of EEc		(20.7)	n/a
(Decrease) increase in adjusted EBITDA adjusted for the acquisition of EE		(2.3)	4.3
Acquisitions and disposals		–	(4.2)
Foreign exchange movements		(0.6)	0.0
(Decrease) increase in underlying EBITDA adjusted for the acquisition of EE		(2.9)	0.1

[a]	Excludes amortisation specifics of £62m (2015/16: £nil, 2014/15: £nil). Specific items are set out in note 8 to the consolidated financial statements.
[b]	2015/16 calculation excludes specific items, foreign exchange movements and the effect of acquisitions and disposals.
[c]	Includes EE’s historical financial information as though it had been part of the group from 1 April 2015.

Earnings per share

We also measure financial performance based on adjusted earnings per share, which excludes specific items. Basic and adjusted earnings per share, and the per share impact of specific items, are as follows:

	2017		2016		2015
Year ended 31 March	Pence per share	£m	Pence per share	£m	Pence per share	£m

Basic earnings per share/profit[a]	19.2	1,908	28.5	2,466	25.5	2,057
Specific items[b]	9.7	961	3.3	278	5.1	406
Adjusted basic earnings per share/profit	28.9	2,869	31.8	2,744	30.6	2,463

[a]	The stated profit is the component of total profit which is attributable to equity shareholders excluding non-controlling interests.
[b]	Specific items are set out in note 8 to the consolidated financial statements.

We disclose reported earnings per share, both basic and diluted, in note 10 to the consolidated financial statements.

Annual Report 2017	BT Group plc	253

Alternative performance measures continued

Free cash flow

Normalised free cash flow is one of the group’s key performance indicators by which our financial performance is measured. Normalised free cash flow is defined as the net increase in cash and cash equivalents less: cash flows from financing activities (except net interest paid), the acquisition or disposal of group undertakings and the net sale of short-term investments and excluding: the cash impact of specific items, purchases of telecommunications licences, and the cash tax benefit of pension deficit payments. For non-tax related items the adjustments are made on a pre-tax basis.

Normalised free cash flow is primarily a liquidity measure. However, we also believe it is an important indicator of our overall operational performance as it reflects the cash we generate from operations after capital expenditure and financing costs, both of which are significant ongoing cash outflows associated with investing in our infrastructure and financing our operations. In addition, normalised free cash flow excludes cash flows that are determined at a corporate level independently of ongoing trading operations such as dividends, share buybacks, acquisitions and disposals, and repayment and raising of debt. Normalised free cash flow is not a measure of the funds that are available for distribution to shareholders.

A reconciliation from net cash inflow from operating activities, the most directly comparable IFRS measure, to free cash flow and normalised free cash flow, is set out below.

Year ended 31 March	2017 £m	2016 £m	2015 £m

Net cash inflow from operating activities	6,174	5,151	4,788
Add back pension deficit payments	274	880	876
Included in cash flows from investing activities
Net capital expenditure	(3,119)	(2,431)	(2,310)
Interest received	7	10	10
Net (purchases) sales of non-current asset investments and dividends received from associates and joint ventures	(20)	17	8
Included in cash flows from financing activities
Interest paid	(629)	(558)	(590)
Free cash flow	2,687	3,069	2,782
Net cash outflow from specific items	205	232	154
Cash tax benefit of pension deficit payments	(110)	(203)	(106)
Normalised free cash flow	2,782	3,098	2,830

Net debt

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured as the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value.

Our net debt calculation starts from the expected future undiscounted cash flows that should arise when our financial instruments mature. We adjust these cash flows to reflect hedged risks that are re-measured under fair value hedges, as well as for the impact of the effective interest method. Currency-denominated balances within net debt are translated to Sterling at swap rates where hedged.

Net debt is a measure of the group’s net indebtedness that provides an indicator of the overall balance sheet strength. It is also a single measure that can be used to assess both the group’s cash position and its indebtedness. The use of the term ‘net debt’ does not necessarily mean that the cash included in the net debt calculation is available to settle the liabilities included in this measure.

Net debt is considered to be an alternative performance measure as it is not defined in IFRS. A reconciliation from loans and other borrowings, cash and cash equivalents, and current asset investments, the most directly comparable IFRS measures to net debt, is set out below.

At 31 March	2017 £m	2016 £m	2015 £m

Loans and other borrowings[a]	12,713	14,761	10,176
Cash and cash equivalents	(528)	(996)	(848)
Current investments	(1,520)	(2,918)	(3,523)
	10,665	10,847	5,805
Adjustments:
To retranslate currency denominated balances at swapped rates where hedged[b]	(1,419)	(652)	(357)
To remove fair value adjustments and accrued interest applied to reflect the effective interest method[c]	(314)	(357)	(335)
Net debt	8,932	9,838	5,113

[a]	Includes overdrafts of £17m at 31 March 2017 (31 March 2016: £537m, 31 March 2015: £441m).
[b]	The translation difference between spot rate and hedged rate of loans and borrowings denominated in foreign currency.
[c]	Includes remaining fair value adjustments made on certain loans and other borrowings and accrued interest at the balance sheet date.

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Selected financial data

Summary group income statement

Year ended 31 March	2017 £m	2016 £m	[a]	2015 £m	[a]	2014 £m	[b]	2013 £m	[b]
Revenue
Adjusted	24,082	18,879		17,840		18,287		18,339
Specific items	(20)	133		128		–		(236)
	24,062	19,012		17,968		18,287		18,103
Operating costs
Adjusted	(19,947)	(15,051)		(14,185)		(14,866)		(15,039)
Specific items	(948)	(348)		(381)		(276)		(116)
	(20,895)	(15,399)		(14,566)		(15,142)		(15,155)
Operating profit
Adjusted	4,135	3,828		3,655		3,421		3,300
Specific items	(968)	(215)		(253)		(276)		(352)
	3,167	3,613		3,402		3,145		2,948
Net finance expense
Adjusted	(594)	(483)		(560)		(591)		(653)
Specific items	(210)	(229)		(299)		(235)		(119)
	(804)	(712)		(859)		(826)		(772)
Share of post tax (loss) profit of associates and joint ventures
Adjusted	(9)	6		(1)		(3)		9

Profit (loss) on disposal of interest in associates and joint ventures – specific items	–	–		25		(4)		130
Profit before taxation
Adjusted	3,532	3,351		3,094		2,827		2,656
Specific items	(1,178)	(444)		(527)		(515)		(341)
	2,354	2,907		2,567		2,312		2,315
Taxation expense
Adjusted	(663)	(607)		(631)		(613)		(597)
Specific items	217	166		121		319		230
	(446)	(441)		(510)		(294)		(367)
Profit for the year
Adjusted	2,869	2,744		2,463		2,214		2,059
Specific items	(961)	(278)		(406)		(196)		(111)
	1,908	2,466		2,057		2,018		1,948
Basic earnings per share
Adjusted	28.9p	31.8p		30.6p		28.2p		26.3p
Specific items	(9.7)p	(3.3)p		(5.1)p		(2.5)p		(1.5)p
	19.2p	28.5p		25.5p		25.7p		24.8p

Average number of shares used in basic earnings per share (millions)	9,938	8,619		8,056		7,857		7,832
Average number of shares used in diluted earnings per share (millions)	9,994	8,714		8,191		8,231		8,203
Diluted earnings per share	19.1p	28.2p		25.1p		24.5p		23.7p
Dividends per share[c]	15.4p	14.0p		12.4p		10.9p		9.5p
Dividends per share, US cents[c,d]	19.3c	20.1c		18.4c		18.2c		14.4c

[a]	Revised, see note 1.
[b]	As previously reported.
[c]	Dividends per share represents the dividend paid and proposed in respect of the relevant financial year. Under IFRS, interim dividends are recognised as a deduction from shareholders’ equity when they are paid, final dividends when they are approved.
[d]	Based on actual dividends paid and/or year end exchange rate on proposed dividends.

Annual Report 2017	BT Group plc	255

Selected financial data continued

Summary group balance sheet

At 31 March	2017 £m	2016 £m	[a]	2015 £m	[a]	2014 £m	[b]	2013 £m	[b]
Intangible assets	15,029	15,450		3,170		3,087		3,258
Property, plant and equipment	16,498	15,971		13,498		13,840		14,153
Other non-current assets	3,970	2,997		3,040		2,265		2,794
Total non-current assets	35,497	34,418		19,708		19,192		20,205
Current assets less current liabilities	(4,050)	(3,103)		(356)		(1,981)		(2,930)
Total assets less current liabilities	31,447	31,315		19,352		17,211		17,275
Non-current loans and other borrowings	(10,081)	(11,025)		(7,862)		(7,941)		(8,277)
Retirement benefit obligations	(9,088)	(6,382)		(7,583)		(7,022)		(5,856)
Other non-current liabilities	(3,943)	(3,796)		(3,226)		(2,840)		(3,404)
Total assets less liabilities	8,335	10,112		681		(592)		(262)
Ordinary shares	499	499		419		408		408
Share premium account	1,051	1,051		1,051		62		62
Own shares	(96)	(115)		(165)		(829)		(832)
Merger reserve	6,647	8,422		998		998		998
Other reserves	884	685		502		449		792
Retained loss	(650)	(430)		(2,124)		(1,680)		(1,690)
Total equity (deficit)	8,335	10,112		681		(592)		(262)

[a]	Revised, see note 1.
[b]	As previously reported.

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Financial and operational statistics

Financial statistics

Year ended 31 March	2017 £m	2016 £m	[a]	2015 £m	[b]	2014 £m	[c]	2013 £m	[c]
(Decrease) increase in underlying revenue excluding transit[d,e]	(0.2)%	1.9%		(0.4)%		0.5%		(3.1)%
Adjusted EBITDA[d,e]	7,645	6,459		6,193		6,116		6,143
Cash flow[d]
– Free cash flow	2,687	3,069		2,782		2,171		2,292
– Normalised free cash flow	2,782	3,098		2,830		2,450		2,300
Net debt at 31 March[d]	8,932	9,838		5,113		7,028		7,797
Operating costs excluding depreciation and amortisation[e]	16,437	12,420		11,647		12,171		12,196
Expenditure on research and development
Research and development operating expense	61	73		87		170		279
Capitalised software development costs	457	399		421		365		265
Total expenditure on research and development	518	472		508		535		544
Capital expenditure
Additions to property, plant and equipment comprised:
Land and buildings	42	31		31		44		42
Network infrastructure
Transmission equipment	1,592	1,531		1,463		1,126		1,170
Exchange equipment	126	41		33		24		32
Other network equipment	917	652		455		657		660
Other
Computers and office equipment	119	48		85		112		80
Motor vehicles and other	22	19		75		8		24
Total additions to property, plant and equipment	2,818	2,322		2,142		1,971		2,008
(Increase) decrease in engineering stores	(13)	(3)		6		(5)		(9)
	2,805	2,319		2,148		1,966		1,999
Software additions	621	412		561		506		454
Total capital expenditure before government grants	3,426	2,731		2,709		2,472		2,453
Government grants	28	(109)		(392)		(126)		(15)
Total capital expenditure net of government grants	3,454	2,622		2,317		2,346		2,438
(Decrease) increase in net payables and receivables	(309)	(184)		93		10		43
Cash outflow from capital expenditure before purchases of telecommunications licences	3,145	2,438		2,410		2,356		2,481
Purchases of telecommunications licences	–	–		–		–		202
Cash outflow from total capital expenditure	3,145	2,438		2,410		2,356		2,683

[a]	Revised, see note 1.
[b]	Other than the decrease in underlying revenue excluding transit adjusted for the acquisition of EE 2014/15 has been revised.
[c]	As previously reported.
[d]	Defined on pages 252 to 254.
[e]	Before specific items.

Annual Report 2017	BT Group plc	257

Financial and operational statistics continued

Financial ratios

Year ended 31 March	2017	2016	[a]	2015	[a]	2014	[b]	2013	[b]
Return on capital employed – %[c]	11.2	12.7		23.3		21.1		20.6
Adjusted[d] – %	14.6	13.5		24.9		22.9		22.1
Interest cover – times[e]	3.9	5.1		4.0		3.8		3.8
Adjusted[d] – times	7.0	7.9		6.5		5.8		5.1
Net debt to adjusted EBITDA[d] – times	1.2	1.5		0.8		1.1		1.3
Capital expenditure as a percentage of revenue[d] – %	14.3	13.9		13.0		12.8		13.3

[a]	Revised, see note 1.
[b]	As previously reported.
[c]	The ratio is based on profit before taxation and net finance expense to capital employed. Capital employed is represented by total assets less current liabilities (excluding corporation tax, current borrowings, derivative financial liabilities and finance lease creditors) less deferred and current tax assets, retirement benefit asset, cash and cash equivalents, derivative financial assets and investments.
[d]	Before specific items.
[e]	The number of times net finance expense is covered by operating profit.

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Operational statisticsa

All values in thousands unless otherwise stated.

Year ended 31 March	2017	2016	2015	2014	2013
Consumer
Average revenue per user (ARPU)[b] (£)	39.9	37.1	34.6	32.6	30.4
Business and Public Sector
Order intake (£m)	3,369	3,163	3,781	2,098	2,202
Global Services
Order intake (£m)	4,604	5,124	5,000	6,963	6,348
Wholesale and Ventures
Order intake (£m)	1,956	1,421	1,887	1,910	2,031
Ethernet circuits	43.8	38.5	31.7	–	–
Openreach
Physical lines
Internal	12,567	12,915	12,274	12,700	13,217
External	3,541	3,563	4,509	4,580	5,125
Fully unbundled	9,047	8,921	8,586	7,846	6,702
Total physical lines	25,245	25,398	25,370	25,126	25,044
BT Group
TV customers	1,747	1,561	1,142	1,002	810
Broadband lines
Total retail	9,276	9,041	7,713	7,281	6,704
Wholesale and Ventures (external)	886	906	1,831	1,872	2,066
Openreach	10,162	9,947	9,544	9,302	8,859
Total broadband lines	20,324	19,894	19,088	18,455	17,629
Broadband market share
Total retail share of net asset additions[c]	55%	65%	51%	69%	51%
Total retail share of installed base	46%	45%	40%	39%	38%
Lines sold through BT lines of business[d]
Consumer/EE	10,313	10,411	9,633	9,908	10,207
Business/corporate	2,937	3,228	3,481	3,784	4,165
Total exchange lines	13,250	13,639	13,114	13,692	14,372
Mobile base	30,036	30,445	n/a	n/a	n/a
Mobile churn (%)
Total	2.1	n/a	n/a	n/a	n/a
Postpaid	1.1	n/a	n/a	n/a	n/a
Mobile ARPU (£)
Postpaid	26.3	26.0	n/a	n/a	n/a
Prepaid	4.4	4.0	n/a	n/a	n/a
Total	19.8	18.3	n/a	n/a	n/a

[a]	We have re-presented certain prior year information to be on a consistent basis. These are aligned with our operational performance measures that we publish on a quarterly basis.
[b]	Consumer revenue per-month, less mobile POLOs, less BT Sport revenue from: satellite customers paying for the channels, our wholesale deals and from commercial premises.
This is divided by the average number of primary lines.
[c]	DSL and fibre excluding cable.
[d]	Lines sold through BT lines of business include analogue lines and digital channels sold through Global Services, Business and Public Sector, Consumer, EE and Wholesale and Ventures.

Annual Report 2017	BT Group plc	259

Information for shareholders

Cautionary statement regarding forward-looking statements

This Annual Report contains certain forward-looking statements which are made in reliance on the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements include, without limitation, those concerning: current and future years’ outlook; revenue and revenue trends; EBITDA; free cash flow; capital expenditure; shareholder returns including progressive dividends and share buyback; net debt; credit ratings; our group-wide restructuring programme, cost transformation plans and restructuring costs; investment in and roll out of our fibre network, and its reach, innovations, increased speeds and speed availability; our broadband-based service and strategy; our investment in TV, enhancing our TV service and BT Sport; the recovery plan, operating charge, regular cash contributions and interest expense for our defined benefit pension schemes; effective tax rate; growth opportunities in networked IT services, the pay-TV services market, broadband, and mobility and future voice; growth of, and opportunities available in, the communications industry and BT’s positioning to take advantage of those opportunities; anticipated financial and other benefits to be realised from the EE acquisition; expectations regarding competition, market shares, prices and growth; expectations regarding the convergence of technologies; plans for the launch of new products and services; network performance and quality; the impact of regulatory initiatives, decisions and outcomes on operations, including the regulation of the UK fixed wholesale and retail businesses and the impact of Ofcom’s Wholesale Local Access Market Review; BT’s possible or assumed future results of operations and/or those of its associates and joint ventures; investment plans; adequacy of capital; financing plans and refinancing requirements; demand for and access to broadband and the promotion of broadband by third-party service providers; improvements to the control environment; and those statements preceded by, followed by, or that include the words ‘aims’, ‘believes’, ‘expects’, ‘anticipates’, ‘intends’, ‘will’, ‘should’ ‘plans’, ‘strategy’, ‘future’, ‘likely’, ‘seeks’, ‘projects’, ‘estimates’ or similar expressions.

Although BT believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Because these statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause differences between actual results and those implied by the forward-looking statements include, but are not limited to: material adverse changes in economic conditions in the markets served by BT whether as a result of the uncertainties arising from the UK’s exit from the EU or otherwise; future regulatory and legal actions, decisions, outcomes of appeal and conditions or requirements in BT’s operating areas, including the outcome of Ofcom’s strategic review of digital communications in the UK, as well as competition from others; the outcome of Ofcom’s Wholesale Local Access Market Review; responses to Openreach consultations and the results of any future spectrum auctions; selection by BT and its lines of business of the appropriate trading and marketing models for its products and services; technological innovations, including the cost of developing new products, networks and solutions and the need to increase expenditures for improving the quality of service; the anticipated benefits and advantages of new technologies, products and services not being realised; developments in the convergence of technologies; external threats to cyber security, data or resilience; political and geo-political risks; prolonged adverse weather conditions resulting in a material increase in overtime, staff or other costs or impact on customer service; the timing of entry and profitability of BT in certain markets; significant changes in market shares for BT or its principal products and services; fluctuations in foreign currency exchange rates or interest rates; the underlying assumptions and estimates made in respect of major customer contracts proving unreliable; the aims of the anticipated savings from our restructuring programmes not being delivered; the aims of the group-wide restructuring programme not being achieved; the anticipated benefits and synergies of the EE integration not being delivered; the improvements to the control environment proposed following the investigations into BT’s Italian business not being implemented successfully or effectively; and general financial market conditions affecting BT’s performance and ability to raise finance. Certain of these factors are discussed in more detail elsewhere in this Annual Report including, without limitation, in Our risks on pages 44 to 55. BT undertakes no obligation to update any forward-looking statements whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise.

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Stock exchange listings

The principal listing of BT Group’s ordinary shares is on the London Stock Exchange. Trading on the London Stock Exchange is under the symbol ‘BT.A’. American Depositary Shares (ADSs), have been issued by JPMorgan Chase & Co, as Depositary for the American Depositary Receipts (ADRs) evidencing the ADSs, and are listed on the New York Stock Exchange. Trading on the New York Stock Exchange is under the symbol ‘BT’.

In December 2015 BT changed the ratio of its NYSE-listed American Depositary Receipt (ADR) programme from the previous ratio of one ADR per ten ordinary shares to one ADR per five ordinary shares. These changes to the ADR ratio have brought the ADR price broadly in line with the market average. To implement the change, ADR holders on the record at the close of business on 30 November 2015 received two ADRs for every one ADR held. There was no change to the underlying ordinary shares.

Share and ADS prices

	Pence per ordinary share		US$ per ADS
	High pence	Low pence	High US$	Low US$
Financial years ended 31 March
2013	281.00	200.70	42.76	31.02
2014	418.10	265.70	69.75	40.70
2015	470.55	356.20	70.18	57.99
2016[a]	499.80	404.00	37.49	31.18
2017[a]	454.90	302.10	33.46	19.29
Financial year ended 31 March 2016[a]
1 April – 30 June 2015	470.00	438.80	36.92	32.82
1 July – 30 September 2015	479.15	404.00	37.35	31.30
1 October – 31 December 2015	499.80	417.20	37.49	31.91
1 January – 31 March 2016	496.00	432.95	35.87	31.18
Financial year ended 31 March 2017[a]
1 April – 30 June 2016	454.90	375.85	33.46	25.21
1 July – 30 September 2016	414.35	375.30	27.66	24.93
1 October – 31 December 2016	389.20	346.70	24.89	22.05
1 January – 31 March 2017	396.85	302.10	24.57	19.29
Months[a]
November 2016	373.40	350.30	23.52	22.05
December 2016	371.40	346.70	23.35	22.34
January 2017	396.85	302.10	24.57	19.33
February 2017	332.90	304.70	20.82	19.29
March 2017	342.45	317.00	20.88	19.88
April 2017	316.00	304.75	20.25	19.42
8 May 2017	306.60	–	20.14	–

[a]	The ADS prices stated for 2015/16 and 2016/17 reflect the change in ADR ratio.

The prices are the highest and lowest closing middle market prices for BT ordinary shares, as derived from the Daily Official List of the London Stock Exchange and the highest and lowest closing sales prices of ADSs, as reported on the New York Stock Exchange.

Fluctuations in the exchange rate between Sterling and the US Dollar affect the US Dollar equivalent of the Sterling price of the company’s ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange.

Background

BT Group plc is a public limited company registered in England and Wales and listed on the London and New York Stock Exchanges. It was incorporated in England and Wales on 30 March 2001 as Newgate Telecommunications Limited with the registered number 4190816. Its registered office address is 81 Newgate Street, London EC1A 7AJ. The company changed its name to BT Group plc on 11 September 2001. Following the demerger of mmO2 from BT in November 2001, the continuing activities of BT were transferred to BT Group plc.

British Telecommunications plc is a wholly-owned subsidiary of BT Group plc and encompasses virtually all the businesses and assets of the group. The successor to the statutory corporation British Telecommunications, it was incorporated in England and Wales as a public limited company, wholly owned by the Government, as a result of the Telecommunications Act 1984. Between November 1984 and July 1993, the Government sold all of its shareholding in British Telecommunications plc in three public offerings.

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Information for shareholders continued

Analysis of shareholdings at 31 March 2017

	Ordinary shares of 5p each
Range	Number of holdings	Percentage of total %	Number of shares held millions	Percentage of total %
1 – 399	310,908	39.31	65	0.66
400 – 799	208,657	26.40	116	1.16
800 – 1,599	151,917	19.22	170	1.71
1,600 – 9,999	113,725	14.39	349	3.50
10,000 – 99,999	4,309	0.55	80	0.81
100,000 – 999,999	621	0.08	229	2.30
1,000,000 – 4,999,999	310	0.04	734	7.37
5,000,000 and above[a,b,c,d]	204	0.03	8,224	82.50
Total[e]	790,651	100.00	9,967	100.00

[a]	14.3m shares were held in trust by Ilford Trustees (Jersey) Limited for allocation to employees under the employee share plans.
[b]	Under the BT Group Employee Share Investment Plan, 55.7m shares were held in trust on behalf of 42,854 participants who were beneficially entitled to the shares. 381.3m shares were held in the corporate nominee BT Group EasyShare on behalf of 92,115 beneficial owners.
[c]	154.1m shares were represented by ADSs. An analysis by size of holding is not available for these.
[d]	7.6m shares were held as treasury shares.
[e]	7.45% of the shares were in 781,899 individual holdings, of which 50,855 were joint holdings, and 92.55% of the shares were in 8,752 institutional holdings.

As far as the company is aware, the company is not directly or indirectly owned or controlled by another corporation or by the UK Government or any other foreign government or by any other natural or legal person severally or jointly. There are no arrangements known to the company, the operation of which may at a subsequent date result in a change in control of the company.

The company’s major shareholders do not have different voting rights to those of other shareholders.

At 8 May 2017, there were 9,968,127,681 ordinary shares outstanding, including 7,635,015 shares held as treasury shares. At the same date, approximately 30.8m ADSs (equivalent to 153.9m ordinary shares, or approximately 1.54% of the total number of ordinary shares outstanding on that date) were outstanding and were held by 1,477 record holders of ADRs.

At 31 March 2017, there were 3,465 shareholders with a US address on the register of shareholders who in total hold 0.02% of the ordinary shares of the company.

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Dividends

A final dividend in respect of the year ended 31 March 2016 was paid on 5 September 2016 to shareholders on the register on 12 August 2016, and an interim dividend in respect of the year ended 31 March 2017 was paid on 6 February 2017 to shareholders on the register on 30 December 2016. The final proposed dividend in respect of the year ended 31 March 2017, if approved by shareholders, will be paid on 4 September 2017 to shareholders on the register on 11 August 2017.

The dividends paid or payable on BT shares and ADSs for the last five financial years are shown in the following table. The dividends on the ordinary shares exclude the associated tax credit. The amounts shown are not those that were actually paid to holders of ADSs. For the tax treatment of dividends paid, see Taxation of dividends on page 272. Dividends have been translated from Sterling into US Dollars using exchange rates prevailing on the date the ordinary dividends were paid.

		Per ordinary share						Per ADS					Per ADS
Financial years ended 31 March	Interim pence	Final pence	Total pence	Interim £		Final £		Total £		Interim US$		Final US$	Total US$
2013	3.00	6.50	9.50	0.300		0.650		0.950		0.451		0.994	1.445
2014	3.40	7.50	10.90	0.340		0.750		1.090		0.534		1.187	1.721
2015	3.90	8.50	12.40	0.390		0.850		1.240		0.573		1.285	1.858
2016	4.40	9.60	14.00	0.220	[a]	0.480	[a]	0.700	[a]	0.296	[a]	0.623	0.919
2017	4.85	10.55	15.40	0.242	5	0.527	5	0.770		0.281		–[b]	–[b]

[a]	The reduction in the dividend payment is to reflect the ratio change to BT ADRs.
[b]	Qualifying holders of ADSs on record as of 11 August 2017 are entitled to receive the final dividend which will be paid to ADS holders on 12 September 2017, subject to approval at the AGM. The US Dollar amount of the final dividend of 52.75 pence per ADS to be paid to holders of ADSs will be based on the exchange rate in effect on 4 September 2017, the date of payment to holders of ordinary shares.

As dividends paid by the company are in Sterling, exchange rate fluctuations will affect the US Dollar amounts received by holders of ADSs on conversion by the Depositary of such cash dividends.

Dividend mandate

Any shareholder wishing dividends to be paid directly into a bank or building society account should contact the Shareholder Helpline (see page 275), or go to the Shareholder information page of our website.

Dividends paid in this way will be paid through the Bankers Automated Clearing System (BACS).

Share buyback

Calendar month[a]	Total number of shares purchased	Average price paid per share (pence – net of dealing costs)	Total number of shares purchased as part of publicly announced plans or programmes	Maximum number of shares yet to be purchased under the AGM authority	[b]
April 2016	nil	n/a	nil	811,964,400
May	39,710,091	442	39,710,091	772,254,309
June	nil	n/a	nil	772,254,309
July	1,130,000	413	1,130,000	994,870,000
August	6,140,405	408	6,140,405	988,729,595
September	nil	n/a	nil	988,729,595
October	nil	n/a	nil	988,729,595
November	nil	n/a	nil	988,729,595
December	nil	n/a	nil	988,729,595
January 2017	nil	n/a	nil	988,729,595
February	nil	n/a	nil	988,729,595
March	nil	n/a	nil	988,729,595
	46,980,496	437	46,980,496	988,729,595

[a]	Purchases made from 1 April 2015 to 15 July 2015 were made in accordance with a resolution passed at the AGM held on 16 July 2014. Own share purchases by BT from 16 July 2015 to 31 March 2016 were made in accordance with a resolution passed at the AGM on 15 July 2015.
[b]	Authority was given to purchase up to 792m shares on 16 July 2014 and 837m shares on 15 July 2015. These authorities expire at the close of the following AGM.

A total of 34m own shares were purchased during 2016/17. Of these, 34m shares were purchased for a total consideration of £150m (under the authority given at the 2015 AGM), and 12.9m shares were purchased by the BT Group Employee Share Ownership Trust for a consideration of £55m. Please see note 21 to the consolidated financial statements for further details.

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Information for shareholders continued

Dividend investment plan

Under the Dividend investment plan, cash from participants’ dividends is used to buy further BT shares in the market. Shareholders could elect to receive additional shares in lieu of a cash dividend for the following dividends:

	Date paid	Price per share pence
2011/12 interim	6 February 2012	216.39
2011/12 final	3 September 2012	223.15
2012/13 interim	4 February 2013	265.01
2012/13 final	2 September 2013	339.38
2013/14 interim	3 February 2014	385.76
2013/14 final	8 September 2014	387.00
2014/15 interim	9 February 2015	436.92
2014/15 final	7 September 2015	428.17
2015/16 interim	8 February 2016	469.41
2015/16 final	5 September 2016	394.44
2016/17 interim	6 February 2017	309.41

Global Invest Direct

Details of the direct purchase plan run by the ADR Depositary, JPMorgan Chase & Co, Global Invest Direct, including reinvestment of dividends, are available from JPMorgan Chase & Co on +1 800 428 4237 (toll free within the US), or on written request to the ADR Depositary.

Total shareholder return

Total Shareholder Return (TSR) is the measure of the returns that a company has generated for its shareholders, reflecting both movement in the share price and dividends, which are assumed to be reinvested. We compare this against indexes for the UK market (FTSE100) and the European telecommunications sector (FTSEurofirst 300 Telco Index). BT’s TSR for 2016/17 was negative 25.1%, compared with the market which was positive 23.3% and the sector which was negative 3.1%. Over the last five financial years BT’s TSR was positive 65.1%, compared with the market’s TSR of positive 53.0% and the sector’s TSR of positive 54.1%.

BT’s TSR performance vs the FTSE100 and the Sector

over the last 8 years

31 March 2009=100

Source: Datastream.

NB: Sector index is shown in Euro terms.

The performance in Sterling is 17% worse than the TSR performance in the graph shown above.

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Results announcements

Expected announcements of results:

Results for the 2017/18 financial year	Date[a]
1st quarter	28 July 2017
2nd quarter and half year	November 2017
3rd quarter and nine months	February 2018
4th quarter and full year	May 2018
Annual Report 2017 published	May 2018

[a]	Dates may be subject to change.

ShareGift

Small parcels of shares, which may be uneconomic to sell on their own, can be donated to ShareGift – the share donation charity (Registered Charity number 1052686). ShareGift transfers these holdings into their name, aggregates them, and uses the proceeds to support a wide range of UK registered charities based on donor suggestion. They can also accept larger donations of shares.

If you would like further details about ShareGift, please visit www.sharegift.org, email help@sharegift.org or telephone them on 020 7930 3737.

Exchange rates

BT publishes its consolidated financial statements expressed in Sterling. The following tables provide certain information concerning the exchange rates between Sterling and US Dollars based on the noon buying rate in New York City for cable transfers in Sterling as certified for customs purposes by the Federal Reserve Bank of New York (the Noon Buying Rate).

Year ended 31 March	2017	2016	2015	2014	2013

Period end	1.25	1.44	1.49	1.67	1.52
Average[a]	1.31	1.50	1.61	1.60	1.58
High	1.47	1.59	1.72	1.68	1.63
Low	1.21	1.39	1.47	1.48	1.49

[a]	The average of the Noon Buying Rates in effect on the last day of each month during the relevant period.

					Month
	April 2017	March 2017	February 2017	January 2017	December 2016

High	1.29	1.25	1.26	1.26	1.27
Low	1.23	1.21	1.24	1.21	1.22

On 8 May 2017, the latest practicable date for this Annual Report, the Noon Buying Rate was US$1.294 to £1.00.

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Information for shareholders continued

Articles of Association (Articles)

The following is a summary of the principal provisions of BT’s Articles, a copy of which has been filed with the Registrar of Companies. A ‘holder of shares’ and a ’shareholder’ is, in either case, the person entered on the company’s register of members as the holder of the relevant shares. Shareholders can choose whether their shares are to be evidenced by share certificates (ie in certificated form) or held in electronic (ie uncertificated) form in CREST (the electronic settlement system in the UK).

BT adopted new Articles of Association with effect from July 2015, to provide additional flexibility for BT when trying to trace shareholders and to amend the provisions in line with the UK Corporate Governance code by providing for automatic retirement of all the directors at each AGM.

(a) Voting rights

Subject to the restrictions described below, on a show of hands, every shareholder present in person or by proxy at any general meeting has one vote and, on a poll, every shareholder present in person or by proxy has one vote for each share which they hold.

Voting at any meeting of shareholders is by a show of hands unless a poll is demanded by the chairman of the meeting or by at least five shareholders at the meeting who are entitled to vote (or their proxies), or by one or more shareholders at the meeting who are entitled to vote (or their proxies) and who have, between them, at least 10% of the total votes of all shareholders who have the right to vote at the meeting.

No person is, unless the Board decides otherwise, entitled to attend or vote at any general meeting or to exercise any other right conferred by being a shareholder if they or any person appearing to be interested in those shares has been sent a notice under section 793 of the Companies Act 2006 (which confers upon public companies the power to require information with respect to interests in their voting shares) and they or any interested person has failed to supply to the company the information requested within 14 days after delivery of that notice.

These restrictions end seven days after the earlier of the date the shareholder complies with the request satisfactorily or the company receives notice that there has been an approved transfer of the shares.

(b) Variation of rights

Whenever the share capital of the company is split into different classes of shares, the special rights attached to any of those classes can be varied or withdrawn either:

(i)	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class; or
(ii)	with the consent in writing of the holders of at least 75% in nominal value of the issued shares of that class.

At any separate meeting, the necessary quorum is two persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of the class in question (but at any adjourned meeting, any person holding shares of the class or his proxy is a quorum).

The company can issue new shares and attach any rights and restrictions to them, as long as this is not restricted by special rights previously given to holders of any existing shares. Subject to this, the rights of new shares can take priority over the rights of existing shares, or existing shares can take priority over them, or the new shares and the existing shares can rank equally.

(c) Changes in capital

The company may by ordinary resolution:

(i)	divide all or any of its share capital into shares with a smaller nominal value; and
(ii)	consolidate and divide all or part of its share capital into shares of a larger nominal value.

The company may also:

(i)	buy back its own shares; and
(ii)	by special resolution reduce its share capital, any capital redemption reserve and any share premium account.

(d) Dividends

The company’s shareholders can declare dividends by passing an ordinary resolution provided that no dividend can exceed the amount recommended by the directors. Dividends must be paid out of profits available for distribution. If the Board considers that the profits of the company justify such payments, they can pay interim dividends on any class of shares of the amounts and on the dates and for the periods they decide. Fixed dividends will be paid on any class of shares on the dates stated for the payments of those dividends.

The directors can offer ordinary shareholders the right to choose to receive new ordinary shares, which are credited as fully paid, instead of some or all of their cash dividend. Before they can do this, the company’s shareholders must have passed an ordinary resolution authorising the directors to make this offer.

Any dividend which has not been claimed for ten years after it was declared or became due for payment will be forfeited and will belong to the company.

(e) Distribution of assets on winding up

If the company is wound up (whether the liquidation is voluntary, under supervision of the court or by the court) the liquidator can, with the authority of a special resolution passed by the shareholders, divide among the shareholders all or any part of the assets of the company. This applies whether the assets consist of property of one kind or different kinds. For this purpose, the liquidator can place whatever value the liquidator considers fair on any property and decide how the division is carried out between shareholders or different groups of shareholders. The liquidator can also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of shareholders which the liquidator decides. The liquidation of the company can then be finalised and the company dissolved. No past or present shareholder can be compelled to accept any shares or other property under the Articles which could give that shareholder a liability.

(f) Transfer of shares

Certificated shares of the company may be transferred in writing either by an instrument of transfer in the usual standard form or in another form approved by the Board. The transfer form must be signed or made effective by or on behalf of the person making the transfer. The person making the transfer will be treated as continuing to be the holder of the shares transferred until the name of the person to whom the shares are being transferred is entered in the register of members of the company.

The Board may refuse to register any transfer of any share held in certificated form:

(i)	which is in favour of more than four joint holders; or
(ii)	unless the transfer form to be registered is properly stamped to show payment of any applicable stamp duty and delivered to the company’s registered office or any other place the Board

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decide. The transfer must have with it: the share certificate for the shares to be transferred; any other evidence which the Board ask for to prove that the person wanting to make the transfer is entitled to do this; and if the transfer form is executed by another person on behalf of the person making the transfer, evidence of the authority of that person to do so.

Transfers of uncertificated shares must be carried out using a relevant system (as defined in the Uncertificated Securities Regulations 2001 (the Regulations)). The Board can refuse to register a transfer of an uncertificated share in the circumstances stated in the Regulations.

If the Board decide not to register a transfer of a share, the Board must notify the person to whom that share was to be transferred giving reasons for its decision. This must be done as soon as possible and no later than two months after the company receives the transfer or instruction from the operator of the relevant system.

(g) Untraced shareholders

The company may sell any shares if the shares have been in issue for at least ten years, during that period at least three dividends have become payable on them and have not been cashed and BT has not heard from the shareholder or any person entitled to the dividends by transmission. BT must take all reasonable steps in the circumstances, to trace shareholders. This can include engaging an asset reunification company or other tracing agent to search for shareholders who have not kept their details up-to date, or taking any other steps the company considers appropriate. Shareholders whose shares are sold following this process will not be able to claim the proceeds of the sale. BT will be able to use the proceeds in any way the Board from time to time thinks fit.

(h) General meetings of shareholders

Every year the company must hold an annual general meeting. The Board can call a general meeting at any time and, under general law, must call one on a shareholders’ requisition. At least 21 clear days’ written notice must be given for every annual general meeting. For every other general meeting, at least 14 clear days’ written notice must be given. The Board can specify in the notice of meeting a time by which a person must be entered on the register of shareholders in order to have the right to attend or vote at the meeting. The time specified must not be more than 48 hours before the time fixed for the meeting.

(i) Limitations on rights of non-resident or foreign shareholders

The only limitation imposed by the Articles on the rights of non-resident or foreign shareholders is that a shareholder whose registered address is outside the UK and who wishes to receive notices of meetings of shareholders or documents from BT must give the company an address within the UK to which they may be sent.

(j) Directors

Directors’ remuneration

Excluding remuneration referred to below, each director will be paid such fee for his services as the Board decide, not exceeding £65,000 a year and increasing by the percentage increase of the retail prices index (as defined by section 833(2) Income and Corporation Taxes Act 1988) for any 12-month period beginning 1 April 1999 or an anniversary of that date. The company may by ordinary resolution decide on a higher sum. This resolution can increase the fee paid to all or any directors either permanently or for a particular period. The directors may be paid their expenses properly incurred in connection with the business of the company.

The Board can award extra fees to a director who: holds an executive position; acts as chairman or deputy chairman; serves on a Board committee at the request of the Board; or performs any other services which the Board consider extend beyond the ordinary duties of a director.

The directors may grant pensions or other benefits to, among others, any director or former director or persons connected with them. However, BT can only provide these benefits to any director or former director who has not been an employee or held any other office or executive position in the company or any of its subsidiary undertakings, or to relations or dependants of, or people connected to, those directors or former directors, if the shareholders approve this by passing an ordinary resolution.

Directors’ votes

A director need not be a shareholder, but a director who is not a shareholder can still attend and speak at shareholders’ meetings.

Unless the Articles say otherwise, a director cannot vote on a resolution about a contract in which the director has an interest (this will also apply to interests of a person connected with the director).

If the legislation allows, a director can vote and be counted in the quorum on a resolution concerning a contract:

(i)	in which the director has an interest of which the director is not aware; or which cannot reasonably be regarded as likely to give rise to a conflict of interest;
(ii)	in which the director has an interest only because the director is a holder of shares, debentures or other securities of BT, or by reason of any other interest in or through BT;
(iii)	which involves: the giving of any security, guarantee or indemnity to the director or any other person for money lent or obligations incurred by the director or by any other person at the request of or for the benefit of BT or the benefit of any of its subsidiary undertakings; or a debt or other obligation which is owed by BT or any of its subsidiary undertakings to that other person if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;
(iv)	where BT or any of its subsidiary undertakings is offering any shares, debentures or other securities for subscription or purchase to which the director is or may be entitled to participate as a holder of BT securities; or where the director will be involved in the underwriting or sub-underwriting;
(v)	relating to any other company in which the director has an interest, directly or indirectly (including holding a position in that company) or is a shareholder, creditor, employee or otherwise involved in that company – these rights do not apply if the director owns 1% or more of that company or of the voting rights in that company;
(vi)	relating to an arrangement for the benefit of BT employees or former BT employees or any of BT’s subsidiary undertakings which only gives the directors the same benefits that are generally given to the employees or former employees to whom the arrangement relates;
(vii)	relating to BT buying or renewing insurance for any liability for the benefit of directors or for the benefit of persons who include directors;
(viii)	relating to the giving of indemnities in favour of directors;
(ix)	relating to the funding of expenditure by any director or directors: on defending criminal, civil or regulatory proceedings or actions against the director or the directors; in connection with an application to the court for relief; or on defending the director or the directors in any regulatory investigations; or which enables any director or directors to avoid incurring expenditure as described in this paragraph; and
(x)	in which the director’s interest, or the interest of directors generally, has been authorised by an ordinary resolution.

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Information for shareholders continued

Subject to the relevant legislation, the shareholders can, by passing an ordinary resolution, ratify any particular contract carried out in breach of those provisions.

Directors’ appointment and retirement

Under BT’s Articles there must be at least two directors, who manage the business of the company. The shareholders can vary this minimum and/or decide a maximum by ordinary resolution. The Board and the shareholders (by ordinary resolution) may appoint a person who is willing to be elected as a director, either to fill a vacancy or as an additional director.

At every annual general meeting, all directors must automatically retire. A retiring director is eligible for re-election.

In addition to any power of removal under the 2006 Act, the shareholders can pass an ordinary resolution to remove a director, even though his or her time in office has not ended. They can elect a person to replace that director subject to the Articles, by passing an ordinary resolution. A person so appointed is subject to retirement by rotation when the director replaced would have been due to retire.

Directors’ borrowing powers

To the extent that the legislation and the Articles allow, the Board can exercise all the powers of the company to borrow money, to mortgage or charge its business, property and assets (present and future) and to issue debentures and other securities, and give security either outright or as collateral security for any debt, liability or obligation of the company or another person. The Board must limit the borrowings of the company and exercise all the company’s voting and other rights or powers of control exercisable by the company in relation to its subsidiary undertakings so as to ensure that the aggregate amount of all borrowings by the group outstanding, net of amounts borrowed intragroup among other things, at any time does not exceed £35bn. These borrowing powers may only be varied by amending the Articles.

(k) Sinking fund, liability to further calls and change of control

BT’s shares are not subject to any sinking fund provision under the Articles or as a matter of the laws of England and Wales. No shareholder is currently liable to make additional contributions of capital in respect of BT’s ordinary shares in the future. There are no provisions in the Articles or of corporate legislation in England and Wales that would delay, defer or prevent a change of control.

(l) Disclosure of interests in shares

Under the Financial Services and Markets Act 2000 and the UK Disclosure and Transparency Rules there is a statutory obligation on a person who acquires or ceases to have a notifiable interest in the relevant share capital of a public company like BT to notify the company of that fact. The disclosure threshold is 3%. These Rules also deal with the disclosure by persons of interests in shares or debentures of companies in which they are directors and certain associated companies. Under section 793 of the 2006 Act (referred to in (a) above), BT may ascertain the persons who are or have within the last three years been interested in its shares and the nature of those interests. The UK City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover and also on their respective associates during the course of an offer period.

Material contracts

The contracts summarised below (not being entered into in the ordinary course of business) have been entered into in the two years preceding the date of this document by BT or another member of the group and are, or may be, material to the group or have been entered into by BT or another member of the group and contain a provision under which a member of the group has an obligation or entitlement which is, or may be, material to BT or such other member of the group.

Definitions

The definitions apply to the following section titled: Acquisition of EE – summary of the principal terms.

Acquisition: the acquisition by BT of EE

Articles: the articles of association of BT in force from time to time

Board: the Directors of the Company from time to time

BT Pension Scheme: BT’s main defined benefit pension scheme

Buy-Back Resolution: the resolution to approve the buy-back of Ordinary Shares from Deutsche Telekom and/or Orange pursuant to the CP Contracts

CP Contracts: the DT CP Contract and Orange CP Contract

Company: BT Group plc

Completion: completion of the Acquisition pursuant to the terms of the Share Purchase Agreement which occurred on 29 January 2016

Consideration Shares: the Ordinary Shares to be issued by the Company to the Sellers pursuant to the Share Purchase Agreement

Directors or Board of Directors: the directors of the Company whose names appear in the section in the shareholder circular entitled Directors, Company Secretary, Registered Office and Advisers

Financial Investor: a Qualified Institutional Buyer as defined in Rule 144A under the US Securities Act 1933 or a Qualified Investor as described in Section I(1) of Annex II to Directive 2004/39/EC, other than any activist fund, or any company licensed as a telecommunications operator (or its affiliates)

Ordinary Shares: the ordinary shares of nominal value 5 pence each in the capital of the Company, including, if the context requires, the Consideration Shares

Sellers: Deutsche Telekom and Orange

Shareholder: a holder of Ordinary Shares and “Shareholders” shall be construed accordingly

Sponsor: JP Morgan Cazenove

Transaction Documents: the Share Purchase Agreement, the Relationship Agreement, the Standstill and Lock-up Agreement and the CP Contracts

Acquisition of EE – summary of the principal terms

Share Purchase Agreement

On 5 February 2015, the Share Purchase Agreement was entered into between the Company, the Sellers, who held 100% of the issued share capital of EE on a combined basis, Deutsche Telekom AG as guarantor of Deutsche Telekom and Orange SA as guarantor of Orange. Pursuant to the Share Purchase Agreement, the Sellers agreed to sell, and the Company agreed to acquire, the entire issued share capital of EE. The Acquisition completed on 29 January 2016.

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1. Seller Warranties, Indemnities and Covenants

1.1 Warranties

The Share Purchase Agreement contains customary warranties given by the Sellers, including in relation to authorisations, valid obligations, filings and consents for the entry of the Sellers into the Transaction Documents, and including in relation to the EE Group, its share capital, accounts and financial condition, material licences and approvals, compliance with laws, condition and sufficiency of its network and assets, tax, material contracts, related party arrangements, litigation, IP and IT systems, employees and benefit arrangements, pension schemes, real estate and ownership and conduct of the MBNL joint venture arrangement.

1.2 Indemnities

The Sellers agreed, amongst other things, to indemnify BT in the event that BT suffers loss as a result of certain regulatory fines being levied against BT or the EE Group, and against losses suffered by BT or the EE Group as a result of certain other investigations and disputes.

The warranties and indemnities given by the Sellers are subject to customary financial and other limitations.

1.3 Covenants

The Share Purchase Agreement contains customary covenants restricting the Sellers from competing with EE’s business for a period of three years following Completion (subject to customary exceptions for existing businesses and financial investments) and from soliciting employees of the EE Group for a period of two years following Completion (subject to customary exceptions).

The Share Purchase Agreement also contains a customary tax covenant in respect of liability for taxes due pre and post-Completion.

2. Company Warranties and Indemnity

The Share Purchase Agreement contains warranties given by the Company as to, amongst other things, its capacity and authority to enter into and perform its obligations under the Transaction Documents, compliance by the Company in all material respects with certain laws and regulations, the availability of financing for the cash element of the consideration for the Acquisition, the accuracy of its public filings, and there having been no material adverse change to its financial position since its last accounts date.

BT also agreed that it will indemnify the Sellers in the event that they suffer loss as a result of BT having taken certain actions in respect of the EE defined benefit pension scheme or the BT defined benefit pension scheme (but in relation to the BT Pension Scheme, only where Deutsche Telekom is identified as being connected to BT by virtue of the appointment of a Director to the Board by the Deutsche Telekom Group).

The warranties and indemnity given by BT are subject to customary financial and other limitations.

3. Other undertakings

The Sellers and BT agreed the scope and terms of certain transitional services arrangements required after Completion. The purpose of these transitional services agreements is to document any services that are currently provided by a party (or a member of its group) and that the recipient of those services wishes to continue to receive for a transitional period from Completion. Any services that a service recipient elects to continue to receive from Completion will be provided on the current terms or agreement applicable to the provision and receipt of those services. Unless otherwise agreed, the maximum term of each service is between six and 18 months depending on the type of service.

The Sellers (or the relevant members of their groups), BT, and EE agreed appropriate conditions for the continued use of the Orange or T-Mobile (as applicable) brands by EE. Such agreement included appropriate modifications to the existing brand licences to reflect the change in ownership of EE, and continued use of the brands will be for the purpose of an orderly wind-down and extraction of the Orange and T-Mobile brands from EE’s business and subject to the continued payment of royalties.

BT has also undertaken to Deutsche Telekom AG to provide, from Completion, a back-to-back guarantee of Deutsche Telekom AG’s guarantee to Hutchison, to a maximum value of £750 million. Deutsche Telekom AG’s existing arrangement guarantees EE’s obligations in respect of any liability incurred by EE under the MBNL joint operation.

4. Guarantee

Deutsche Telekom AG agreed to guarantee the performance by Deutsche Telekom, and Orange S.A. agreed to guarantee the performance by Orange, of their respective obligations under the Share Purchase Agreement.

Relationship Agreement

1. Relationship Agreement with Deutsche Telekom AG and Deutsche Telekom

At Completion, BT entered into the Relationship Agreement with Deutsche Telekom AG and Deutsche Telekom, which regulates aspects of the ongoing relationship between BT, Deutsche Telekom AG and the Deutsche Telekom Group.

The Relationship Agreement will terminate if (a) the Ordinary Shares are no longer listed on the premium listing segment of the Official List and traded on the London Stock Exchange’s main market for listed securities or (b) the Deutsche Telekom Group ceases to be interested in more than 3% of the issued ordinary share capital of BT.

The Relationship Agreement contains, among other things, undertakings from Deutsche Telekom AG that for such period as the Deutsche Telekom Group holds 10% or more of the issued share capital of BT:

(i)	transactions and arrangements between BT and the Deutsche Telekom Group will be entered into on an arm’s length basis and on normal commercial terms;
(ii)	neither it nor any member of the Deutsche Telekom Group will take any action that would have the effect of preventing BT from complying with its obligations under the Listing Rules; and
(iii)	neither it nor any member of the Deutsche Telekom Group will propose or procure the proposal of a shareholder resolution which is intended or appears to be intended to circumvent the proper application of the Listing Rules (the “Independence Provisions”).

Deutsche Telekom AG undertakes to procure the compliance of its group members with the Independence Provisions.

2. Standstill Provisions

The Relationship Agreement contains standstill provisions pursuant to which Deutsche Telekom AG undertakes on behalf of itself and the Deutsche Telekom Group for a period of three years from the date of the Relationship Agreement (the “Initial Standstill Period”), subject to certain exceptions, not to:

(i)	acquire or offer to acquire any interest in any shares or other securities of BT as a result of which the aggregate interest of the Deutsche Telekom Group and any of its concert parties increases above 12% of Ordinary Shares in issue at any time;
(ii)	act in concert with any person with respect to the holding, voting or disposition of any shares or other securities of BT;

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(iii)	solicit or participate in any solicitation of Shareholders to vote in a particular manner at any meeting of Shareholders; or
(iv)	actively or publicly make any proposals for any merger, consolidation or share exchange involving shares or other securities of BT (for the purposes of this Part only, the “Standstill Provisions”).

The exceptions to the Standstill Provisions include circumstances:

(i)	where the Deutsche Telekom Group acquires an interest in any shares or other securities of BT from the Orange Group provided that such acquisition does not increase the aggregate interest of the Deutsche Telekom Group and its concert parties above 15% of the Ordinary Shares in issue;
(ii)	where the Deutsche Telekom Group announces an offer under Rule 2.7 of the City Code on Takeovers and Mergers (the “Code”) or takes any action requiring it to make an offer under Rule 9 of the Code, in each case if such offer is recommended by the Directors of BT;
(iii)	where any third party makes or announces under Rule 2.7 of the Code an offer to acquire the issued ordinary share capital of BT, whether such offer is recommended by the Directors of BT or not; and
(iv)	where BT makes any offering or issue of shares or other securities and the Deutsche Telekom Group takes up its rights to subscribe for or acquire the shares or other securities offered to it by BT.

Under the Relationship Agreement, Deutsche Telekom AG undertakes, among other things, that for a period of two years from the expiry of the Initial Standstill Period, in the event that the Deutsche Telekom Group acquires (other than as a result of a reduction or re-organisation of share capital or re-purchase of shares or other securities of BT) any Shares in excess of 15% of the Ordinary Shares in issue (the “Excess Shares”), it shall procure that the votes attaching to such Excess Shares shall be exercised (subject to the provisions of the Code and applicable law or regulation) in accordance with the recommendation of the Board of Directors of BT on all shareholder resolutions which relate to a transfer of an interest in Ordinary Shares carrying in aggregate 30% or more of the voting rights of BT and on all special resolutions of BT. After expiry of the Initial Standstill Period, the Deutsche Telekom Group will otherwise be free to increase its shareholding in BT.

3. Lock-up Provisions

The Relationship Agreement contains lock-up provisions pursuant to which Deutsche Telekom AG and Deutsche Telekom undertake for a period of 18 months from the date of the Relationship Agreement, subject to certain exceptions, that neither they nor any of their group members will, directly or indirectly, offer, sell, contract to sell, grant or sell options over, purchase any option or contract to sell, transfer, charge, pledge, grant any right or warrant or otherwise transfer, lend or dispose of any shares in BT or any securities convertible into or exercisable or exchangeable for such shares, or announce or otherwise publish an intention to do any of the foregoing (each of the above activities being a “Disposal”). The exceptions include:

(i)	where Deutsche Telekom AG or Deutsche Telekom accepts any offer by a third party for the whole of the ordinary share capital of BT, whether by tender offer or scheme of arrangement, or provides an irrevocable undertaking or letter of intent to accept or vote in favour of any such offer;
(ii)	any Disposal to any member of the Deutsche Telekom Group, provided that the transferee agrees to be bound by the restrictions of the Relationship Agreement; and
(iii)	any sale of shares via any single off-market trade to a Financial Investor of no more than 5% each of the Ordinary Shares in issue of BT (or, on one occasion only, the sale of two stakes of not more than 5% each at the same time to two different
Financial Investors), provided that any transferee enters into a lock-up agreement on substantially similar terms to the lock-up provisions of the Relationship Agreement.

4. DT CP Contract

Prior to any Disposal by Deutsche Telekom AG, Deutsche Telekom or any of their group members in accordance with paragraph 3(iii) above, BT has a right of first offer in relation to the relevant shares (subject to the passing of the Buy-Back Resolution), and such right is set out in the DT CP Contract.

Pursuant to the DT CP Contract, prior to an intended Disposal to Financial Investors, the relevant selling entity is obliged to issue a notice to BT specifying the number of Ordinary Shares proposed to be sold or transferred. BT has nine Business Days within which to make an offer for all of the Ordinary Shares detailed in the notice, or else its right to make an offer will lapse. If the offer is not accepted, the selling entity may make the sale or transfer within three months of the delivery of the notice to BT at a price equal to or greater than the price offered by BT. If BT does not make an offer within the allotted time, the selling entity may sell the Ordinary Shares within three months of the delivery of the notice to BT at any price. The DT CP Contract will terminate 18 months from Completion.

The notice from the selling entity may be issued to BT during a close period or prohibited period (as such terms are defined in the Model Code of Chapter 9 of the Listing Rules) of BT. If any such period does not expire prior to the end of the nine Business Day period within which BT may elect to make an offer to buy-back the shares, BT will not be able to exercise its right of first offer.

When exercised in conjunction with BT’s right of first offer in relation to Ordinary Shares held by Orange and Orange SA, the maximum amount of Ordinary Shares BT can acquire by exercise of its rights of first offer is approximately 14% of BT’s share capital on an enlarged basis post-Acquisition. The price at which Ordinary Shares can be bought back shall be no more than the higher of the closing price of the Ordinary Shares on (i) the date on which BT makes an offer to buy-back the Ordinary Shares and (ii) the last trading day before the buy-back takes place. In addition, BT has separately undertaken to give the Sponsor prior notice of its intention to make an offer for Ordinary Shares under the DT CP Contract, to consult with the Sponsor regarding such offer and not to make such offer unless at the relevant time the Board, having been so advised by the Sponsor, considers such offer to be fair and reasonable as far as Shareholders are concerned. After expiry of the lock-up period described above, the Deutsche Telekom Group will be free to dispose of its shareholding in BT without further restriction.

5. Rights of Deutsche Telekom AG

Under the Relationship Agreement, subject to compliance with any applicable regulatory requirements, Deutsche Telekom AG is able to appoint one Non-Executive Director (the “Deutsche Telekom Representative Director”) to the Board for so long as the Deutsche Telekom Group holds 10% or more of the issued share capital of BT (provided that, if the shareholding is reduced below 10% as a result of a non-pre-emptive share issuance by BT, the board appointment right shall continue for as long as the Deutsche Telekom Group holds at least 8% of BT’s shares but provided further that such reduced shareholding shall not have occurred as a result of the Deutsche Telekom Group selling Ordinary Shares, and also provided that the Deutsche Telekom Group must top up to 10% within 12 months or the right will lapse). Any such appointment shall be made in consultation with the BT Nominating & Governance Committee and the appointee must be approved by the BT Chairman (such approval not to be unreasonably withheld or delayed).

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The Relationship Agreement provides for the establishment of a new committee of BT (the “Conflicted Matters Committee”) which shall assess whether and to what extent the Board papers and Board meetings of BT are likely to consider or refer to any matter in respect of which the Conflicted Matters Committee believes that either:

(i)	BT and the Deutsche Telekom Group are competitors; or
(ii)	there is an actual or potential conflict of interest between BT and the Deutsche Telekom Group (a “Conflicted Matter”).

The Conflicted Matters Committee shall comprise of at least three members including at all times the Secretary to the Board, the Head of Competition and Regulatory Law and the Director of Governance. The Deutsche Telekom Representative Director shall not be a member of the Conflicted Matters Committee. The Deutsche Telekom Representative Director shall not attend any Board meeting of BT unless a senior compliance officer of Deutsche Telekom AG has received prior confirmation that the Conflicted Matters Committee has considered whether such attendance raises any concerns in relation to a Conflicted Matter. In the event that the Conflicted Matters Committee has a serious or immediate concern in relation to a Conflicted Matter, the Deutsche Telekom Representative Director shall not attend any Board meetings in relation to the Conflicted Matter and shall not receive any information in relation to the Conflicted Matter.

Deutsche Telekom AG is also entitled to receive, subject to compliance by BT with its legal and regulatory obligations, such financial or other information in relation to the BT Group as is necessary or reasonably required by Deutsche Telekom AG in order to comply with its reporting requirements and legal, regulatory or tax obligations.

Standstill and Lock-up Agreement with Orange SA and Orange

1. Standstill and Lock-up Agreement

BT entered into a Standstill and Lock-up Agreement with Orange SA and Orange on Completion, which regulates the ability of the Orange Group to deal in shares and other securities of BT. The Standstill and Lock-up Agreement terminates if (a) the Ordinary Shares are no longer listed on the premium listing segment of the Official List and admitted to trading on the London Stock Exchange’s main market for listed securities or (b) the Orange Group ceases to be interested in more than 3% of the issued ordinary share capital of BT.

2. Standstill Provisions

The Standstill and Lock-up Agreement contains standstill provisions pursuant to which Orange SA undertakes on behalf of itself and its group for a period of three years from the date of the Standstill and Lock-up Agreement, subject to certain exceptions, not to:

(i)	acquire or offer to acquire any interest in any shares or other securities of BT as a result of which the aggregate interest of the Orange Group and its concert parties increases above 4% of Ordinary Shares in issue at any time;
(ii)	act in concert with any person in respect of the holding, voting or disposition of any shares or other securities of BT;
(iii)	solicit or participate in any solicitation of Shareholders to vote in a particular manner at any meeting of the Shareholders; or
(iv)	actively or publicly make any proposals for any merger, consolidation or share exchange involving shares or other securities of BT (for the purposes of this Part only, the “Standstill Provisions”).

The exceptions to the Standstill Provisions include:

(i)	where the Orange Group announces an offer under Rule 2.7 of the Code or takes any action requiring it to make an offer under Rule 9 of the Code, in each case if such offer is recommended by the Directors of BT;
(ii)	where any third party makes or announces under Rule 2.7 of the Code an offer to acquire the issued ordinary share capital of BT, whether such offer is recommended by the Directors of BT or not; and
(iii)	where BT makes any offering or issue of shares or other securities and the Orange Group takes up its rights to subscribe for or acquire the shares or other securities offered to it by BT.

After expiry of the standstill period, the Orange Group will otherwise be free to increase its shareholding in BT.

3. Lock-up Provisions

The Standstill and Lock-up Agreement contains lock-up provisions pursuant to which Orange SA and Orange undertake for a period of 12 months from the date of the Standstill and Lock-up Agreement, subject to certain exceptions, that neither they nor any of their group members will, directly or indirectly, effect any Disposal. The exceptions include:

(i)	any Disposal to the Deutsche Telekom Group;
(ii)	where Orange SA or Orange accepts any offer by a third party for the whole of the ordinary share capital of BT, whether by tender offer or scheme of arrangement, or provides an irrevocable undertaking or letter of intent to accept or vote in favour of any such offer;
(iii)	any Disposal to any member of the Orange Group, provided that the transferee agrees to be bound by the restrictions of the Standstill and Lock-up Agreement;
(iv)	any sale of shares via any single off-market trade to a Financial Investor of up to all the shares of BT in which the Orange Group has an interest, provided that the transferee enters into a lock-up agreement on substantially similar terms to the lock-up provisions of the Standstill and Lock-up Agreement; and
(v)	if the Orange Group owns 2% or less of the issued ordinary share capital of the Company, any Disposal which is by way of a swap or other agreement to transfer the economic ownership of the shares.

4. Orange CP Contract

Prior to any Disposal by Orange SA, Orange or any of their group members, in accordance with paragraph 3(iv) above, BT has a right of first offer in relation to the relevant shares (subject to the passing of the Buy-Back Resolution), and such right is set out in the Orange CP Contract.

Pursuant to the Orange CP Contract, prior to an intended Disposal to Financial Investors, the relevant selling entity is obliged to issue a notice to BT specifying the number of Ordinary Shares proposed to be sold or transferred. BT has nine Business Days within which to make an offer for all of the shares detailed in the notice, or else its right to make an offer will lapse. If the offer is not accepted, the selling entity may make the sale or transfer within three months of the delivery of the notice to BT at a price equal to or greater than the price offered by BT. If BT does not make an offer within the allotted time, the selling entity may sell the Ordinary Shares within three months of the delivery of the notice to BT at any price. The Orange CP Contract will terminate 12 months from Completion.

The notice from the selling entity may be issued to BT during a close period or prohibited period (as such terms are defined in the Model Code of Chapter 9 of the Listing Rules) of BT. If any such period does not expire prior to the end of the nine Business Day period within which BT may elect to make an offer to buy-back the shares, BT will not be able to exercise its right of first offer.

When exercised in conjunction with BT’s right of first offer in relation to Ordinary Shares held by Deutsche Telekom AG and Deutsche Telekom, the maximum amount of Ordinary Shares BT can acquire

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by exercise of its rights of first offer is approximately 14% of BT’s share capital on an enlarged basis post-Acquisition. The price at which Ordinary Shares can be bought back shall be no more than the higher of the closing price of the Ordinary Shares on (i) the date on which BT makes an offer to buy-back the Ordinary Shares and (ii) the last trading day before the buy-back takes place. After expiry of the lock-up period described above, the Orange Group will be free to dispose of its shareholding in BT without further restriction.

Taxation (US Holders)

This is a summary only of the principal US federal income tax and UK tax consequences of the ownership and disposition of ordinary shares or ADSs by US Holders (as defined below) who hold their ordinary shares or ADSs as capital assets. It does not address all aspects of US federal income taxation and does not address aspects that may be relevant to persons who are subject to special provisions of US federal income tax law, including: US expatriates; insurance companies; tax-exempt organisations; banks; regulated investment companies; financial institutions; securities broker-dealers; traders in securities who elect a mark-to-market method of accounting; persons subject to alternative minimum tax; investors that directly, indirectly or by attribution own 10% or more of the outstanding share capital or voting power of BT; persons holding their ordinary shares or ADSs as part of a straddle, hedging transaction or conversion transaction; persons who acquired their ordinary shares or ADSs pursuant to the exercise of options or otherwise as compensation; or persons whose functional currency is not the US Dollar, amongst others. Those holders may be subject to US federal income tax consequences different from those set forth below.

For the purposes of this summary, a US Holder is a beneficial owner of ordinary shares or ADSs that, for US federal income tax purposes, is: a citizen or individual resident of the United States; a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the United States or any political subdivision thereof; an estate the income of which is subject to US federal income taxation regardless of its sources, or a trust if a US court can exercise primary supervision over the administration of the trust and one or more US persons are authorised to control all substantial decisions of the trust. If a partnership holds ordinary shares or ADSs, the US tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds ordinary shares or ADSs is urged to consult its own tax adviser regarding the specific tax consequences of owning and disposing of the ordinary shares or ADSs.

In particular, this summary is based on (i) current UK tax law and the practice of Her Majesty’s Revenue & Customs (HMRC) and US law and US Internal Revenue Service (IRS) practice, including the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, rulings, judicial decisions and administrative practice, all as currently in effect and available, (ii) the United Kingdom-United States Convention relating to estate and gift taxes, and (iii) the United Kingdom-United States Tax Convention that entered into force on 31 March 2003 and the protocol thereto (the Convention), all as in effect on the date of this Annual Report, all of which are subject to change or changes in interpretation, possibly with retroactive effect.

US Holders should consult their own tax advisers as to the applicability of the Convention and the consequences under UK, US federal, state and local, and other laws, of the ownership and disposition of ordinary shares or ADSs.

Taxation of dividends

Under current UK tax law, BT will not be required to withhold tax at source from dividend payments it makes. Unless a US Holder of ordinary shares or ADSs is resident for UK tax purposes in the UK or unless a US Holder of ordinary shares or ADSs carries on a trade, profession or vocation in the UK through a branch or agency, or, in the case of a company, a permanent establishment in the UK, the holder should not be liable for UK tax on dividends received in respect of ordinary shares and/or ADSs.

For US federal income tax purposes, a distribution will be treated as ordinary dividend income. The amount of the distribution includible in gross income of a US Holder will be the US Dollar value of the distribution calculated by reference to the spot rate in effect on the date the distribution is actually or constructively received by a US Holder of ordinary shares, or by the Depositary. In the case of ADSs, a US Holder who converts Sterling into US Dollars on the date of receipt generally should not recognise any exchange gain or loss. A US Holder who does not convert Sterling into US Dollars on the date of receipt generally will have a tax basis in Sterling equal to their US Dollar value on such date. Foreign currency gain or loss, if any, recognised by the US Holder on a subsequent conversion or other disposition of Sterling generally will be US source ordinary income or loss. In addition, in a situation where US holders receive distributions of previously taxed earnings and profits, foreign currency gain or loss will generally be recognised as the same source as the associated income included under Subpart F rules for US federal income tax purposes. Dividends paid by BT to a US Holder will not be eligible for the US dividends received deduction that may otherwise be available to corporate shareholders.

For purposes of calculating the foreign tax credit limitation, dividends paid on the ordinary shares or ADSs will be treated as income from sources outside the US and generally will constitute ‘passive income’. US Holders who do not elect to claim a credit with respect to any foreign taxes paid in a given taxable year may instead claim a deduction for foreign taxes paid. A deduction does not reduce US federal income tax on a Dollar for Dollar basis like a tax credit. The deduction, however, is not subject to the limitations applicable to foreign credits.

Following recent changes in UK tax law (effective from 6 April 2016), UK tax credits no longer attach to any dividends paid on the ordinary shares or ADSs, irrespective of the domicile or residence of the shareholder. No question therefore arises as to the entitlement of any US Holder to any UK tax credit.

Certain US Holders (including individuals) are eligible for reduced rates of US federal income tax (currently at a maximum of 20%) in respect of qualified dividend income. There could also be a 3.8% net investment income tax on dividends to individuals and other non-corporate holders with income above a certain amount. For these purposes, qualified dividend income generally includes dividends paid by a non-US corporation if, among other things, the US Holders meet certain minimum holding periods and the non-US corporation satisfies certain requirements, including that either (i) the shares or ADSs with respect to which the dividend has been paid are readily tradable on an established securities market in the US, or (ii) the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty (such as the Convention) which provides for the exchange of information. BT currently believes that dividends paid with respect to its ordinary shares and ADSs should constitute qualified dividend income for US federal income tax purposes. Each individual US Holder of ordinary shares or ADSs is urged to consult his own tax adviser regarding the availability to him of the reduced dividend tax rate in light of his own particular situation and regarding the computations of his foreign tax credit limitation with respect to any qualified dividend income paid by BT to him, as applicable.

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Taxation of capital gains

Unless a US Holder of ordinary shares or ADSs is resident for UK tax purposes in the UK or unless a US Holder of ordinary shares or ADSs carries on a trade, profession, or vocation in the UK through a branch, agency, or in the case of a company, a permanent establishment in the UK, and the ordinary shares and/or ADSs have been used, held, or acquired for the purposes of that trade, profession or vocation, the holder should not be liable for UK tax on capital gains on a disposal of ordinary shares and/or ADSs.

A US Holder who is an individual and who has ceased to be resident for tax purposes in the UK on or after 17 March 1998 or who falls to be regarded as resident outside the UK for the purposes of any double tax treaty (Treaty non-resident) on or after 16 March 2005 and continues to not be resident in the UK or continues to be Treaty non-resident for a period of less than five years of assessment and who disposes of his ordinary shares or ADSs during that period may also be liable on his return to the UK to UK tax on capital gains, subject to any available exemption or relief, even though he is not resident in the UK or is Treaty non-resident at the time of disposal.

For US federal income tax purposes, a US Holder generally will recognise capital gain or loss on the sale, exchange or other disposition of ordinary shares or ADSs in an amount equal to the difference between the US Dollar value of the amount realised on the disposition and the US Holder’s adjusted tax basis (determined in US Dollars) in the ordinary shares or ADSs. Such gain or loss generally will be US source gain or loss, and will be treated as long-term capital gain or loss if the ordinary shares have been held for more than one year at the time of disposition. Long-term capital gains recognised by an individual US Holder generally are subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations. Non-corporate US Holders may also be subject to a 3.8% tax on net investment income in respect of any gains.

A US Holder’s tax basis in an ordinary share or ADS will generally be its US Dollar cost. The US Dollar cost of an ordinary share or ADS purchased with foreign currency will generally be the US Dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of ordinary shares or ADSs traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis US Holder (or an accrual basis US Holder that so elects). Such an election by an accrual basis US Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS. The amount realised on a sale or other disposition of ordinary shares or ADSs for an amount in foreign currency will be the US Dollar value of this amount on the date of sale or disposition. On the settlement date, the US Holder will recognise US source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the US Dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of ordinary shares or ADS traded on an established securities market that are sold by a cash basis US Holder (or an accrual basis US Holder that so elects), the amount realised will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognised at that time.

Passive foreign investment company status

A non-US corporation will be classified as a passive foreign investment company (a PFIC) for US federal income tax purposes for any taxable year if at least 75% of its gross income consists of passive income or at least 50% of the average value of its assets consist of assets that produce, or are held for the production of, passive income. BT currently believes that it did not qualify as a PFIC for the tax year ended 31 March 2017. If BT were to become a PFIC for any tax year, US Holders would suffer adverse tax consequences. These consequences may include having gains realised on the disposition of ordinary shares or ADSs treated as ordinary income rather than capital gains and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the ordinary shares or ADSs. Furthermore, dividends paid by BT would not be ‘qualified dividend income’ which may be eligible for reduced rates of taxation as described above. US Holders should consult their own tax advisers regarding the potential application of the PFIC rules to BT.

US information reporting and backup withholding

Dividends paid on and proceeds received from the sale, exchange or other disposition of ordinary shares or ADSs may be subject to information reporting to the IRS and backup withholding at a current rate of 28% (which rate may be subject to change). Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. In addition, non-corporate US Holders may be required to report their investment on a Form 8938. Backup withholding will not apply, however, to a US Holder who provides a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt. Persons that are US persons for US federal income tax purposes who are required to establish their exempt status generally must furnish IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Holders that are not US persons for US federal income tax purposes generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status in connection with payments received in the US or through certain US-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

UK stamp duty

A transfer of or an agreement to transfer an ordinary share will generally be subject to UK stamp duty or UK stamp duty reserve tax (SDRT) at 0.5% of the amount or value of any consideration provided rounded up (in the case of stamp duty) to the nearest £5. SDRT is generally the liability of the purchaser. It is customarily also the purchaser who pays UK stamp duty. A transfer of an ordinary share to, or to a nominee for, a person whose business is or includes the provision of clearance services or to, or to a nominee or agent of, a person whose business is or includes issuing depositary receipts gives rise to a 1.5% charge to stamp duty or SDRT of either the amount of the consideration provided or the value of the share issued rounded up (in the case of stamp duty) to the nearest £5. No UK stamp duty will be payable on the transfer of an ADS (assuming it is not registered in the UK), provided that the transfer documents are executed and always retained outside the UK.

Transfers of ordinary shares into CREST will generally not be subject to stamp duty or SDRT unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT will arise, usually at the rate of 0.5% of the value of the consideration. Paperless transfers of ordinary shares within CREST are generally liable to SDRT at the rate of 0.5% of the value of the consideration. CREST is obliged to collect SDRT from the purchaser of the shares on relevant transactions settled within the system.

Annual Report 2017	BT Group plc	273

Information for shareholders continued

The above statements are intended as a general guide to the current position. Certain categories of person (including recognised market makers, brokers and dealers) may not be liable to stamp duty or SDRT or may, although not liable for the tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.

UK inheritance and gift taxes in connection with ordinary shares and/or ADSs

The rules and scope of domicile are complex and action should not be taken without advice specific to the individual’s circumstances. A lifetime gift or a transfer on death of ordinary shares and/or ADSs by an individual holder, who is US domiciled (for the purposes of the UK/US Estate and Gift Tax Convention) and who is not a UK national (as defined in the Convention) will not generally be subject to UK inheritance tax if the gift is subject to US federal gift or US estate tax unless the tax is not paid (otherwise than as a result of a specific exemption, deduction, exclusion, credit or allowance).

Further note on certain activities

In addition, under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012, which added Section 13 (r) to the Securities Exchange Act of 1934, we are required to disclose whether BT or any of its affiliates knowingly engaged in certain activities, transactions or dealings relating to Iran or certain designated individuals or entities. Disclosure is required even when the activities were conducted outside the US by non-US entities and even when they were conducted in compliance with applicable law.

During 2016/17, certain of the group’s non-US subsidiaries or other non-US entities conducted limited activities in, or with persons from, certain countries identified by the US Department of State as State Sponsors of Terrorism or otherwise subject to US sanctions. These activities, which generally relate to the provision of communications services to embassies and diplomatic missions of US-allied governments, other Communication Providers, news organisations, multinational corporations and other customers that require global communications connectivity, are insignificant to the group’s financial condition and results of operations.

BT has a contract in place with Telecommunication Infrastructure Company (TIC), to make and receive voice calls from Iran to the UK.

BT entered into a Framework Agreement with Rafsanjan Industrial Complex (RIC) for business consultancy services in May 2010 and provided an initial consultancy engagement under phase 1 of the agreement. In February 2011, phase 2 was agreed with RIC however BT stopped work in December 2011 due to the geopolitical situation. RIC made an advance payment to BT of €384,120 to carry out the phase 2 work. We continue to explore whether the amount can be refunded.

BT’s subsidiary, EE (the acquisition of which was completed on 29 January 2016), has in place roaming partner agreements with Mobile Company of Iran (MCI), and Taliya Company (also known as Rafsanjan Industrial Complex). These bilateral agreements allow the transmission of mobile calls. There has been no traffic with Taliya in 2016/17. The amounts received by EE under these contracts were less than £405,000. In addition, EE also exchanges SMS traffic with MCI, Mobile Telecommunications Company of Esfahan and Telecommunication Kish Company. The amounts received by EE under these contracts were less than £6,500.

In addition, during our integration of the EE business, we discovered a roaming agreement between EE and Syriatel Mobile Telecom, an entity designated under UK/EU sanctions. Following an internal investigation, we ceased providing services under the agreement and made a voluntary disclosure to HM Treasury. We are also investigating whether there are additional implications under other sanctions regimes. EE is now fully subject to BT’s sanctions compliance policies and procedures.

Limitations affecting security holders

There are no government laws, decrees, regulations, or other UK legislation which have a material effect on the import or export of capital, including the availability of cash and cash equivalents for use by the company except as otherwise described in Taxation (US Holders).

There are no limitations under UK law restricting the right of non-residents to hold or to vote shares in the company.

274	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Documents on display

All reports and other information that BT files with the US Securities and Exchange Commission (SEC) may be inspected at the SEC’s public reference facilities at Room 1580, 100 F Street NE, Washington, DC 20549, US.

These reports may be accessed via the SEC’s website at www.sec.gov

Publications

BT produces a series of reports on the company’s financial, compliance, and social and environmental performance.

Document	Publication date
Notice of meeting	May
Annual Report & Form 20-F	May
Delivering our purpose report	May
EAB Annual Report	May
Expected quarterly results releases	July, October, January and May
Current Cost Financial Statements	July
The Way We Work, a statement of business practice	July

For printed copies, when available, contact the Shareholder Helpline on Freefone 0808 100 4141 or contact our Registrars in the UK, at the address opposite.

Most of these reports (as well as the EAB Annual Report on BT’s compliance with the Undertakings) can be accessed online at www.bt.com/aboutbt More detailed disclosures on BT’s implementation of social, ethical and environmental policies and procedures are available online through our independently verified sustainability report at

www.bt.com/deliveringourpurpose

Electronic communication

Shareholders can choose to receive their shareholder documents electronically rather than by post.

Shareholders may elect to receive documents in this way by going to www.bt.com/signup and following the online instructions, or by calling the Shareholder Helpline.

Shareholder communication

BT is committed to communicating openly with each of its stakeholder audiences in the manner most appropriate to their requirements.

All investors can visit our website at www.bt.com/investorcentre for more information about BT. There are direct links from this page to sites providing information particularly tailored for shareholders, institutional investors, financial analysts, industry analysts and journalists.

Private shareholders

If private shareholders have any enquiries about their shareholding, they should contact our Registrars, Equiniti, at the address below. Equiniti maintain BT Group’s share register and the separate BT Group EasyShare register. They also provide a Shareholder Helpline service on Freefone 0808 100 4141.

Shareholder Helpline

Tel: Freefone 0808 100 4141

Fax: 01903 833371

Textphone: Freefone 0800 169 6907

From outside the UK:

Tel: +44 121 415 7178

Fax: +44 1903 833371

Textphone: +44 121 415 7028

https://help.shareview.co.uk

The Registrar

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

BN99 6DA

www.equiniti.com

ADR Depositary

JPMorgan Chase & Co

PO Box 64504

St Paul, MN 55164-0854, US

Tel: +1 800 990 1135 (General)

or +1 651 453 2128 (From outside the US)

or +1 800 428 4237 (Global Invest Direct)

email: jpmorgan.adr@wellsfargo.com

           www.adr.com

General enquiries

BT Group plc

BT Centre

81 Newgate Street

London EC1A 7AJ

United Kingdom

Tel: 020 7356 5000

Tel: +44 1793 596 931 (from outside the UK)

Institutional investors, financial and industry analysts

Institutional investors and financial analysts may contact BT Investor Relations on:

Tel: 020 7356 4909

email: ir@bt.com

Industry analysts and consultants may contact BT Analyst Relations on:

Tel: 020 7356 4909

email: industryenquiry@bt.com

Find out more about the BT Supplier Finance scheme at: www.selling2bt.bt.com

You can find out more about the Better Payment Practice Code at: www.payontime.co.uk

www.btplc.com/TheWayWeWork

Annual Report 2017	BT Group plc	275

Cross reference to Form 20-F

The information in this document that is referred to in the following table shall be deemed to be filed with the Securities and Exchange Commission for all purposes. None of the websites referred to in this Annual Report 2017, including where a link is provided, nor any of the information contained on such websites is incorporated by reference in the Form 20-F.

Required item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

3	Key information

3A	Selected financial data
		Selected financial data	255
		Information for shareholders
		Exchange rates	265

4	Information on the company

4A	History and development of the company	Lines of business	56
		Information for shareholders
		Background	261
		Group performance
		Capital expenditure	97
		General information
		Capital management and funding policy	150
4B	Business overview	Review of the year[a]	3
		How we’re organised	8
		How we’re doing	17
		What we do	24
		Our networks and physical assets	30
		Research and development	32
		Brand and reputation	34
		Stakeholders	34
		Protecting the environment	41
		Our performance as a sustainable and responsible business	43
		Lines of business	56
		Consolidated financial statements
		Notes to the consolidated financial statements
		Segment information	182
		Financial and operational statistics
		Operational statistics	259
		Information for shareholders
		Cautionary statement regarding forward-looking statements	260
		Information for shareholders
		Further note on certain activities	274
4C	Organisational structure	Operating Committee	14
		Our business model	22
		Lines of business	56
		Related undertakings	238
4D	Property, plants and equipment	Our networks and physical assets	30
		Properties	31
		Protecting the environment	41
		Our performance as a sustainable and responsible business	43
		Consolidated financial statements
		Notes to the consolidated financial statements
		Property, plant and equipment	198
		Financial and operational statistics
		Financial statistics	257

276	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Required item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

5	Operating and financial review and prospects

5A	Operating results	Lines of business	56
		Group performanceb c	91
		Our relationship with HM Government	38
		Regulation	38
		Protecting the environment	41
		Our performance as a sustainable and responsible business	43
		Alternative performance measures	252
		Information for shareholders
		Cautionary statement regarding forward-looking statements	260
5B	Liquidity and capital resources	Group performanceb c	91
		Information for shareholders
		Cautionary statement regarding forward-looking statements	260
		Consolidated financial statements
		Notes to the consolidated financial statements
		Loans and other borrowings	218
		Financial instruments and risk management	222
		Financial commitments and contingent liabilities	229
5C	Research and development, patents and licences	Research and development	32
		Financial and operational statistics
		Financial statistics	257
5D	Trend information	Group performanceb c	91
		Selected financial data	255
		Information for shareholders
		Cautionary statement regarding forward-looking statements	260
5E	Off-balance sheet arrangements	General information
		Off-balance sheet arrangements	150
5F	Tabular disclosure of contractual obligations	Group performance
		Contractual obligations and commitments	102

6	Directors, senior management and employees

6A	Directors and senior management	Board of Directors	106
		The Board	108
6B	Compensation	Reports of the Board committees
		Report on Directors’ Remuneration	122
		Focus on Remuneration	123
		Annual Remuneration Report	125
		Consolidated financial statements
		Notes to the consolidated financial statements
		Retirement benefit plans	204
		Share-based payments	215
6C	Board practices	Board of Directors	106
		The Board	108
		Reports of the Board committees
		Report on Directors’ Remuneration	122
		Focus on Remuneration	123
		Remuneration Principles	124
		Annual Remuneration Report	125
		Remuneration Policy	139
6D	Employees	Our people	26
		Group performance
		Income statement
		Operating costs	94
		Consolidated financial statements
		Notes to the consolidated financial statements
		Employees	187
6E	Share ownership	Reports of the Board committees
		Report on Directors’ Remuneration	122
		Focus on Remuneration	123

Annual Report 2017	BT Group plc	277

Cross reference to Form 20-F continued

Required item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

		Annual Remuneration Report	125
		Remuneration Policy	139
		Consolidated financial statements
		Notes to the consolidated financial statements
		Share-based payments	215

7	Major shareholders and related party transactions

7A	Major shareholders	Shareholders and Annual General Meeting
		Relations with shareholders
		Substantial shareholdings	152
		Information for shareholders
		Analysis of shareholdings at 31 March 2017	262
7B	Related party transactions	Directors’ information
		Interest of management in certain transactions	147
		Consolidated financial statements
		Notes to the consolidated financial statements
		Related party transactions	229

8	Financial information

8A	Consolidated statements and other financial information	See Item 18 below
		General information
		Legal proceedings	150
		Group performance
		Dividends[c]	96
		Consolidated financial statements
		Notes to the consolidated financial statements
		Financial commitments and contingent liabilities	229
		Information for shareholders
		Dividends	263
		Articles of Association (Articles)
		Dividends	266
8B	Significant changes	Directors’ information
		Going concern	146

9	The offer and listing

9A	Offer and listing details	Information for shareholders
		Stock exchange listings
		Share and ADS prices	261
9C	Markets	Information for shareholders
		Stock exchange listings	261

10	Additional information

10B	Memorandum and articles of association	Information for shareholders
		Articles of Association (Articles)	266
10C	Material contracts	Information for shareholders
		Material contracts	268
10D	Exchange controls	Information for shareholders
		Limitations affecting security holders	274
10E	Taxation	Information for shareholders
		Taxation (US Holders)	272
10H	Documents on display	Information for shareholders
		Documents on display	275

11	Quantitative and qualitative disclosures about market risk	Consolidated financial statements
		Notes to the consolidated financial statements
		Significant accounting policies
		Financial instruments	181
		Notes to the consolidated financial statements
		Financial instruments and risk management	222

278	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Required item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

15	Controls and procedures	General information
		US Regulation	148
		UK Internal control and risk management	149
		Report of the independent auditors – Consolidated financial statements
		United States opinion	164

16A	Audit committee financial expert	General information
		US Regulation
		US Sarbanes-Oxley Act of 2002	148
16B	Code of ethics	General information
		US Regulation
		US Sarbanes-Oxley Act of 2002	148
16C	Principal accountants’ fees and services	Consolidated financial statements
		Notes to the consolidated financial statements
		Audit, audit related and other non-audit services	188
		Reports of the Board Committees
		Audit & Risk Committee Chairman’s report	112
16E	Purchases of equity securities by the issuer and	Information for shareholders
	affiliated purchasers	Share buyback	263
16G	Corporate Governance	General information
		US Regulation
		New York Stock Exchange	148

18	Financial statements	Report of the independent auditors – Consolidated financial statements
		United States opinion	164
		Financial statements	153

[a]	Excluding the information under the heading “Outlook” on page 7.
[b]	Excluding the paragraph beginning “For 2017/18” on page 91, the information under the sub-heading “Outlook for 2017/18” on page 92 and the paragraph beginning “Our outlook for normalised free cash flow...” on page 93.
[c]	Excluding the last sentence ending in “... in our Outlook on page 92.” under the sub-heading “Dividends” on page 96.

Annual Report 2017	BT Group plc	279

Glossary of terms

2G: the second generation of mobile telephony systems. It uses digital transmission to support voice, low-speed data communications and short messaging services.

3G: the third generation of mobile systems. It provides high-speed data transmission and supports multimedia applications like video, audio and internet access as well as conventional voice services.

4G: the fourth generation of mobile systems. It is designed to provide faster data download and upload speeds on mobile networks.

5G: the coming fifth generation wireless broadband technology which will provide better speeds and coverage than the current 4G.

ADSL: asymmetric digital subscriber line – a digital technology that allows the use of a standard telephone line to provide high-speed data communications.

ARPU: average revenue per user.

BDUK: Broadband Delivery UK – the UK Government body charged with helping to oversee the use of public money for rolling out fibre broadband in harder-to-reach parts of the country.

BTPS: BT Pension Scheme – the defined benefit pension scheme which was closed to new members on 31 March 2001.

BTRSS: BT Retirement Saving Scheme – the scheme set up on 1 April 2009 as a successor to the BT Retirement Plan. It is a contract-based, defined contribution arrangement.

CI: continuous improvement – a complementary ‘bottom-up’ approach, empowering our people to make small but significant changes to improve customer service and employee engagement while reducing the cost of failure.

Cloud of Clouds: Global Services’ portfolio strategy which brings together its six core product families and a network of partners to support the delivery of global network and IT infrastructure services.

CP: communications provider – a provider of communications services – telephony, broadband, video on demand and other services.

Dark fibre: an ‘unlit’ fibre-only connection provided with no associated electronics.

DP: distribution point.

DSL: digital subscriber line – a broadband service where existing wires between the local telephone exchange and a customer’s telephone sockets are transformed into a high-speed digital line.

EAD: Ethernet access direct – a point-to-point access product in the Openreach Ethernet portfolio offering high bandwidth connectivity, linking end-user sites,communications provider networks and BT exchanges.

Ethernet: high-capacity, high-speed digital connections available throughout the UK. They tend to be used by businesses and offices for which a domestic connection is inadequate when large numbers of devices have to be online.

ESN: Emergency Services Network.

Flexible Co-mingling: allows CPs to place their equipment in our exchanges.

FTTC: fibre-to-the-cabinet – a variant of GEA which uses fibre to provide high connection speeds from the exchange to a street cabinet near to a customer premises, and a copper line for the final connection to the premises.

FTTP: fibre-to-the-premises – a variant of GEA which uses fibre to provide high connection speeds for the whole route from the exchange to the customer.

G.Fast: an innovative technology that uses higher frequencies than FTTC to provide faster broadband speeds over copper.

GEA: generic Ethernet access – Openreach’s wholesale fibre broadband product.

IoT: internet of things – the interconnection via the internet of computing devices embedded in everyday objects, enabling them to send and receive data.

IP: internet protocol – a packet-based protocol for delivering data – including voice and video – across networks.

IPTV: internet protocol television – the combination of broadcast content with broadband content, delivering both through the television.

IPX: IP exchange – a telecommunications interconnection model for the exchange of IP-based traffic between customers of separate mobile and fixed operators.

280	BT Group plc	Annual Report 2017

THE STRATEGIC REPORT	GOVERNANCE	FINANCIAL STATEMENTS	ADDITIONAL INFORMATION

Ladder pricing: Ladder pricing links the amounts that BT charges mobile operators for mobile calls to 0800, 0845 and 0870 numbers terminating on our network to the retail price charged by mobile operators to their customers.

LLU: local loop unbundling – the process by which CPs can rent the copper lines between BT’s exchanges and customer premises from Openreach to provide voice and broadband services using their own equipment.

M2M: machine-to-machine – M2M communications refers to connecting electronic devices to one another. This can streamline processes and enable tasks to be automated.

Managed Ethernet Access Service: a product that uses pseudo-wire technology to carry Ethernet traffic between the mobile operators’ cell and core sites in a single converged packet network.

MBNL: Mobile Broadband Network Limited is a joint venture arrangement between EE Limited and Hutchison 3G UK Limited with each company owning a 50% share.

MiiS: mobile infill infrastructure solution – lets CPs install their radio equipment in special cabinets linked to antennas on telephone poles and use their spectrum to improve mobile coverage.

MPF: metallic path facility – a circuit comprising a pair of twisted metal wires between an end-user’s premises and a main distribution frame.

MPLS: multi-protocol label switching – supports the rapid transmission of data across network routers, enabling modern networks to achieve high quality of service.

MSL: minimum service level – set by Ofcom in relation to the quality of service that Openreach offers.

MVNO: mobile virtual network operator – an arrangement where a retailer sells mobile services under its own brand but uses a mobile network owned by another operator to do so.

NFV: network function virtualisation.

Ofcom: the independent regulator and competition authority in the UK communications industries, with responsibilities across television, radio, telecommunications and wireless communications services.

PCP: primary connection point.

PIA: passive infrastructure access – this occurs when one company accesses ducts owned by another and installs its own fibre optic or other cables.

POLOs: payments to other licensed operators – typically refers to payments by one CP to another CP when terminating voice traffic on their network to carry the call to the customer receiving the call.

PoPs: points of presence – this refers to a location in a city where we have the ability to connect customers to one of our networks.

PPC: partial private circuit – a generic term used to describe a category of private circuits that terminate at a point of connection between two operators’ networks.

RFT: Right First Time – the internal measure of whether we are keeping our promises to our customers and meeting or exceeding their expectations.

SDN: software defined networking – one of the new generation of networking technologies that are giving us a new way to build and manage corporate networks that are fit for the digital age.

SEP: superfast extension programme.

SIP: session initiation protocol – a method for creating, modifying and terminating sessions with one or more participants. These include internet telephone calls, multimedia distribution and multimedia conferences.

SIP Trunk: this replaces the need for traditional analogue, T1-based Public Switched Telephone Network connections with termination instead provided over a company’s public or private internet connection through a SIP provider.

SMPF: shared metallic path facility – access to the non-voiceband frequencies of the metallic path facility.

SON: self-organising network.

SVoD: subscription video on demand.

TDM: time-division multiplexing.

Undertakings: legally-binding commitments BT made to Ofcom, designed to bring greater transparency and certainty to the regulation of the telecommunications industry in the UK. They led to the formation of Openreach.

UHD: ultra high definition.

Annual Report 2017	BT Group plc	281

Glossary of terms continued

VDSL: very high speed DSL – a high-speed variant of DSL technology. It provides a high headline speed by reducing the length of the access line copper by connecting to fibre at the cabinet.
VoIP: voice over internet protocol – a method of transporting speech over the internet.
VPN: virtual private network – a secure way to create an apparent dedicated network between nodes over a network infrastructure, which is in reality shared with other services.

WAN: wide area network – a computer network that exists over a relatively large geographical area that connects two or more smaller networks. This enables computers and users in one location to communicate with computers and users in other locations.

WLR: wholesale line rental – a product supplied by Openreach which is used by other CPs to offer telephony services using their own brand, pricing structure and billing, but using BT’s network.

282	BT Group plc	Annual Report 2017

Notes

Notes

Notes

Notes

Notes

Notes

In this document, references to ‘BT Group’, ‘BT’, ‘the group’, ‘the company’, ‘we’ or ‘our’ are to BT Group plc (which includes the activities of British Telecommunications plc) and its subsidiaries and lines of business, internal service unit, or any of them as the context may require.

A reference to a year expressed as 2016/17 is to the financial year ended 31 March 2017 and a reference to a year expressed as 2017 is to the calendar year. This convention applies similarly to any reference to a previous or subsequent year. References to ‘this year’, ‘the year’ and ‘the current year’ are to the financial year ended 31 March 2017. References to ‘last year’ and ‘prior year’ are to the financial year ended 31 March 2016.

BT Group plc

Registered office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales No. 4190816 Produced by BT Group

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Printed in England by Pindar Scarborough Ltd

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